     FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 21, 2000


                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------
                                    FORM F-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                               ------------------

                                      AXA
             (Exact name of registrant as specified in its charter)

       THE REPUBLIC OF FRANCE                          6311                                   NONE
   (State or other jurisdiction of         (Primary Standard Industrial                 (I.R.S. Employer
   incorporation or organization)           Classification Code Number)              Identification Number)

                         ------------------------------

                              25, AVENUE MATIGNON
                              75008 PARIS, FRANCE
                             (011 33 1) 40 75 57 00
   (Address, including zip code, and telephone number, including area code of registrant's principal executive offices)
                         ------------------------------

                             ROBERT E. GARBER, ESQ.
                  EXECUTIVE VICE PRESIDENT AND GENERAL COUNSEL
                              AXA FINANCIAL, INC.
                          1290 AVENUE OF THE AMERICAS
                               NEW YORK, NY 10104
                            TEL. NO.: (212) 554-1234

 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                         ------------------------------

                                   COPIES TO:

CHRISTIANNE BUTTE, ESQ.        PETER S. WILSON, ESQ.           ROBERT E. SPATT, ESQ.
          AXA                 CRAVATH, SWAINE & MOORE        SIMPSON THACHER & BARTLETT
  21, AVENUE MATIGNON    WORLDWIDE PLAZA, 825 EIGHTH AVENUE     425 LEXINGTON AVENUE
  75008 PARIS, FRANCE         NEW YORK, NEW YORK 10019        NEW YORK, NEW YORK 10017
(011 33 1) 40 75 57 00             (212) 474-1000                  (212) 455-2000

                         ------------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effectiveness of this Registration Statement.

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

                        CALCULATION OF REGISTRATION FEE


                   TITLE OF EACH CLASS OF                        PROPOSED MAXIMUM             AMOUNT OF
                      SECURITIES TO BE                          AGGREGATE OFFERING          REGISTRATION
                       REGISTERED(1)                                 PRICE(2)                  FEE(3)
Ordinary Shares.............................................       3,937,951,600             $1,039,620



(1) These shares may be represented by the Registrant's American Depositary Shares, each of which represents one-half of one ordinary share. American Depositary Shares issuable upon deposit of the securities registered hereby have been registered under a separate registration statement on Form F-6.



(2) The proposed maximum aggregate offering price (estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) and Rule 457(f) under the Securities Act) was calculated based on the average of the high and low prices of the shares of common stock of AXA Financial, Inc. as reported on the New York Stock Exchange on
    November 17, 2000 and the maximum number of such shares, including shares issuable upon the exercise of options, (198,135,929) that may be exchanged for the securities being registered minus the cash consideration to be paid for such shares.



(3) Calculated by multiplying the proposed maximum offering price for all securities by .000264.


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                     [LOGO]

                               OFFER TO EXCHANGE

                     ALL OUTSTANDING SHARES OF COMMON STOCK

                                       OF

                              AXA FINANCIAL, INC.

                FOR 0.295 OF AN AMERICAN DEPOSITARY SHARE OF AXA
                          AND $35.75 IN CASH PER SHARE
                                       BY
                                      AXA
                                      AND
                                AXA MERGER CORP.
                        A WHOLLY OWNED SUBSIDIARY OF AXA


   This exchange offer and withdrawal rights will expire at 12:00 midnight, New York City time, on December 22, 2000, unless extended. Shares tendered pursuant to this offer may be withdrawn at any time prior to the expiration of the initial period of the offer, as extended, but not during the subsequent offering period, if any.


    This is a joint exchange offer by AXA and AXA Merger Corp., a Delaware corporation and a wholly-owned subsidiary of AXA. In this exchange offer, AXA and AXA Merger Corp. are offering to exchange 0.295 of an American Depositary Share of AXA and $35.75 in cash for each outstanding share of common stock, par value $0.01, of AXA Financial, Inc., a Delaware corporation and majority-owned subsidiary of AXA. Shares of common stock of AXA Financial owned by AXA and its subsidiaries and held in a voting trust and shares held in treasury by AXA Financial will not be exchanged pursuant to this offer.

    AXA and AXA Merger Corp. are making this exchange offer in order to allow AXA to acquire the entire common equity interest in AXA Financial. Promptly after this offer, AXA intends to cause AXA Merger Corp. to merge with and into AXA Financial. In the merger, each outstanding share of common stock of AXA Financial (except for shares owned, directly or indirectly, by AXA, shares held in treasury by AXA Financial and shares purchased in the exchange offer) would be converted into the right to receive the same consideration per AXA Financial share as is paid in the offer, subject to appraisal rights available under Delaware law.


    Based on the closing price of the AXA ADSs on November 20, 2000, the offer has a value of $55.96 per share of AXA Financial common stock. You should be aware that because the number of AXA ADSs you receive per share of AXA Financial common stock in the offer is fixed, the value of the offer will fluctuate as the market price of the AXA ADSs changes.

                         ------------------------------

    The AXA ADSs are listed on the New York Stock Exchange under the symbol "AXA," and the common stock of AXA Financial is listed on the New York Stock Exchange under the symbol "AXF."


    FOR A DISCUSSION OF RISK FACTORS WHICH YOU SHOULD CONSIDER IN EVALUATING THIS EXCHANGE OFFER, SEE "RISK FACTORS" BEGINNING ON PAGE 27.


    AXA IS NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATOR HAS APPROVED OR DISAPPROVED THESE SECURITIES OR THIS EXCHANGE OFFER, PASSED ON THE MERITS OR FAIRNESS OF THIS TRANSACTION, OR DETERMINED IF THE PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

   THIS PROSPECTUS HAS NOT RECEIVED THE VISA OF THE FRENCH COMMISSION DES OPERATIONS DE BOURSE. ACCORDINGLY, THIS PROSPECTUS MAY NOT BE USED TO MAKE OFFERS OR SALES TO THE PUBLIC IN FRANCE IN CONNECTION WITH THE EXCHANGE OFFER.
                            ------------------------
                      The Dealer Manager for the offer is:
                              GOLDMAN, SACHS & CO.
                               ------------------

THIS PROSPECTUS IS DATED NOVEMBER 21, 2000 AND IS FIRST BEING MAILED TO AXA FINANCIAL STOCKHOLDERS ON NOVEMBER 27, 2000.

                     INFORMATION INCORPORATED BY REFERENCE

    THIS PROSPECTUS INCORPORATES IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT AXA AND AXA FINANCIAL FROM OTHER DOCUMENTS THAT ARE NOT INCLUDED IN OR DELIVERED WITH THIS PROSPECTUS. YOU MAY OBTAIN DOCUMENTS INCORPORATED BY REFERENCE WITHOUT CHARGE BY REQUESTING THEM IN WRITING OR BY TELEPHONE FROM THE INFORMATION AGENT:


                   GEORGESON SHAREHOLDER COMMUNICATIONS INC.
                          17 STATE STREET, 10TH FLOOR
                            NEW YORK, NEW YORK 10004
                 BANKS AND BROKERS CALL COLLECT: (212) 440-9800
                   ALL OTHERS CALL TOLL FREE: (866) 678-2293



    TO OBTAIN TIMELY DELIVERY OF THESE DOCUMENTS, YOU MUST REQUEST THEM NO LATER THAN DECEMBER 15, 2000. IF YOU REQUEST ANY INCORPORATED DOCUMENTS FROM THE INFORMATION AGENT, THE INFORMATION AGENT WILL MAIL THEM TO YOU BY FIRST CLASS MAIL, OR ANOTHER EQUALLY PROMPT MEANS, WITHIN ONE BUSINESS DAY AFTER IT RECEIVES YOUR REQUEST. FOR A LIST OF THE DOCUMENTS THAT ARE INCORPORATED BY REFERENCE INTO THIS PROSPECTUS, SEE "WHERE YOU CAN FIND MORE INFORMATION" ON PAGE 218.


    A tender of shares by a stockholder that is an employee benefit plan covered by the United States Employee Retirement Income Security Act of 1974, as amended ("ERISA"), might, under certain limited circumstances, raise issues under ERISA rules that prohibit (among other things) sale and exchange transactions between plans and "parties in interest", including service providers. In this regard, AXA and certain of its affiliates are in the business of providing services to ERISA-covered plans. Persons acting for an ERISA-covered plan in connection with this offer should consider consulting with counsel on these matters.

                               TABLE OF CONTENTS


                                         PAGE
                                       --------
Questions and Answers about the
  Proposed Acquisition...............      1
Summary..............................      7
Selected Historical Financial
  Information........................     13
Selected Unaudited Pro Forma
  Financial Information..............     21
Comparative Historical and Pro Forma
  per Share Data.....................     24
Market Information...................     26
Risk Factors.........................     27
Special Note Regarding Forward-
  Looking Statements.................     36
Special Factors......................     38
  Background of the Offer; Contacts
    with AXA Financial...............     38
  Reasons for the Offer and the
    Merger; Purpose and Structure of
    the Offer and the Merger.........     43
  Recommendation of the Special
    Committee and the Board of
    Directors of AXA Financial.......     44
  Fairness of the Offer and the
    Merger...........................     45
  Opinion of the Financial Advisor of
    the Special Committee............     49
  Position of AXA and AXA Merger
    Corp. Regarding Fairness of the
    Offer and the Merger.............     57
  Summary of Financial Analysis of
    Goldman, Sachs & Co..............     58
  Projections........................     61
  Plans for AXA Financial After the
    Offer and the Merger.............     63
  Accounting Treatment...............     63
  Letter of BNP Paribas and Lazard
    Freres to the Supervisory Board
    of AXA...........................     63
  Interests of Certain Persons in the
    Offer and the Merger.............     64
  Certain Effects of the Offer.......     67
  Federal Securities Law
    Consequences.....................     69
  Stock Exchange Listing.............     69
The Exchange Offer...................     70
  Terms of the Offer; Expiration
    Date.............................     70
  Exchange of AXA Financial Shares;
    Delivery of AXA ADSs and Cash....     72
  Cash Instead of Fractional AXA
    ADSs.............................     74
  Procedure for Tendering............     74
  Withdrawal Rights..................     78
  Sources and Amount of Funds........     79
  Fees and Expenses..................     81
  Certain Conditions to the Offer....     81



                                         PAGE
                                       --------
  Transactions and Arrangements
    Concerning Shares of AXA
    Financial Common Stock...........     83
  Beneficial Ownership of Common
    Stock of AXA Financial by
    Directors and Officers of AXA
    Financial........................     86
  Certain Legal Matters..............     87
  Miscellaneous......................     88
The Merger Agreement.................     89
  The Offer..........................     89
  The Merger.........................     89
  Preparation of Registration
    Statement on Form F-4 and Proxy
    Statement or Information
    Statement; Stockholders' Meeting
    or Action By Stockholder
    Consent..........................     90
  Interim Operations.................     92
  Indemnification....................     94
  Representations and Warranties.....     95
  Conditions to the Merger...........     95
  Termination........................     96
  Amendments; Waivers................     97
  Appraisal Rights...................     97
Taxation.............................    102
  The Offer and Merger - French
    Taxation.........................    103
  The Offer and Merger - U.S. Federal
    Income Taxation..................    104
  Ownership of AXA Ordinary Shares
    and ADRs - French Taxation.......    104
  Ownership of AXA Ordinary Shares
    and ADRs - Material U.S. Federal
    Income Tax Considerations for
    U.S. Shareholders................    104
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations......................    112
Unaudited Pro Forma Financial
  Information........................    150
The Companies........................    175
  AXA................................    175
  AXA Merger Corp....................    176
  AXA Financial......................    177
  Recent Developments................    178
  Related Party Transactions.........    183
Markets, Market Prices and Dividends
  for AXA Securities.................    184
Markets, Market Prices and Dividends
  for AXA Financial Common Stock.....    188
Exchange Rates.......................    189
Description of Capital Stock of
  AXA................................    191

                                         PAGE
                                       --------
  General............................    191
  Changes in Share Capital...........    191
  Repurchase and Redemption of
    Ordinary Shares..................    192
  Dividends..........................    194
  Form, Holding and Transfer of
    Securities.......................    194
  Requirements for Holdings Exceeding
    Specified Percentages............    195
  Liquidation Rights.................    197
  Convertible/Exchangeable Bonds.....    197
Description of AXA's American
  Depositary Shares..................    198
  American Depositary Receipts.......    198
  Deposit and Withdrawal of AXA
    Ordinary Shares..................    198
  Dividends, Other Distributions and
    Rights...........................    200
  Record Dates.......................    202
  Voting of the Underlying Ordinary
    Shares...........................    203
  Reports and Other Communications...    204
  Changes Affecting Deposited
    Securities.......................    204
  Amendment and Termination of the
    Deposit Agreement................    205
  Charges of Depositary..............    205
  Liability of Holders of ADRs
    for Taxes........................    206
  Transfer of American Depositary
    Receipts.........................    206
  Governing Law......................    207
  General............................    207
Exchange Controls and Other
  Limitations Affecting Security
  Holders............................    208
Comparison of Certain Rights of AXA
  Shareholders and AXA Financial
  Stockholders.......................    209
  Voting Rights......................    209
  Amendment of Organizational
    Documents........................    209
  Appraisal Rights...................    209
  Preemptive or Preferential
    Subscription Rights..............    210



                                         PAGE
                                       --------
  Action by Written Consent of
    Shareholders.....................    210
  Annual and Special Stockholders'
    Meetings.........................    211
  Election of Members of the
    Boards...........................    212
  Removal of Members of the Boards...    213
  Filling of Vacancies...............    214
  Powers and Duties of the Boards....    214
  Shareholder Nominations and
    Proposals........................    216
  Dividends..........................    217
  Repurchase and Redemption of
    Ordinary Shares..................    217
  Anti-Takeover Statutes.............    218
  Liability of Members of the
    Boards...........................    218
  Limitation of
    Liability/Indemnification of
    Officers and Members of the
    Boards...........................    219
  Qualifications of Members of the
    Boards...........................    220
  Shareholder Votes on Certain
    Reorganizations..................    221
  Rights of Inspection...............    221
  Shareholder Suits..................    222
  Conflict-of-Interest
    Transactions.....................    222
  Financial Information Available to
    Shareholders.....................    223
Experts..............................    223
Legal Matters........................    223
Where You Can Find More
  Information........................    223
Incorporation of Certain Documents by
  Reference..........................    224
Limitation on Enforcement of Civil
  Liabilities Under U.S. Securities
  Laws Against AXA, Its Management
  and Others.........................    226
Index to AXA's Unaudited Interim
  Consolidated Financial
  Statements.........................    F-1
Schedule 1: Information Concerning
  the Members of the Boards,
  Directors and Executive Officers of
  AXA, AXA Financial, Inc., and AXA
  Merger Corp........................    S-1



Annex A: Agreement and Plan of Merger dated as of October 17, 2000, among AXA, AXA Merger Corp. and AXA Financial, Inc.
Annex B:  Opinion of Wasserstein Perella & Co., Inc.
Annex C:  Section 262 of Delaware General Corporation Law

              QUESTIONS AND ANSWERS ABOUT THE PROPOSED ACQUISITION

    THE FOLLOWING ARE SOME QUESTIONS THAT YOU, AS A STOCKHOLDER OF AXA FINANCIAL, MAY HAVE AND ANSWERS TO THOSE QUESTIONS. THESE QUESTIONS AND ANSWERS MAY NOT ADDRESS ALL QUESTIONS THAT MAY BE IMPORTANT TO YOU AS A HOLDER OF A SHARE OF AXA FINANCIAL COMMON STOCK. WE URGE YOU TO CAREFULLY READ THE REMAINDER OF THIS PROSPECTUS, AND THE ACCOMPANYING LETTER OF TRANSMITTAL, BECAUSE THE INFORMATION IN THIS SUMMARY IS NOT COMPLETE AND ADDITIONAL IMPORTANT INFORMATION IS CONTAINED IN THE REMAINDER OF THIS PROSPECTUS, THE ANNEXES TO THIS PROSPECTUS, THE DOCUMENTS REFERRED TO OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND THE ACCOMPANYING LETTER OF TRANSMITTAL.

Q: WHAT IS AXA PROPOSING?


A: AXA is proposing to acquire the entire common equity interest in AXA
    Financial by offering, together with AXA Merger Corp., a Delaware corporation and a wholly-owned subsidiary of AXA, to exchange all the outstanding shares of AXA Financial common stock (other than shares already owned, directly or indirectly, by AXA and shares of AXA Financial common stock held in treasury by AXA Financial) for AXA ADSs and cash. Promptly after completion of this offer, AXA intends to cause AXA Merger Corp. to merge with and into AXA Financial. On October 17, 2000, AXA, AXA Merger Corp. and AXA Financial entered into an agreement and plan of merger relating to the exchange offer and the subsequent merger. As of October 25, 2000, AXA owned, directly or indirectly, 261,236,342 shares of AXA Financial common stock, which represented approximately 60.1% of the outstanding shares of AXA Financial common stock.


Q: WHY IS AXA PROPOSING THIS EXCHANGE OFFER?

A: As one of the world's largest markets for financial protection and wealth accumulation products and services, the United States is one of AXA's principal markets and a market of strategic importance to AXA. AXA believes that the proposed acquisition of the publicly held shares of AXA Financial common stock would:

    - Strengthen its position in its core businesses of insurance and asset management.

    - Enhance AXA's presence in the U.S. market and increase its investment in U.S. life insurance and asset management activities.

    - Enable AXA to develop more fully the potential synergies between AXA Financial and other companies within the AXA group and achieve a more consistent business organization among AXA's various businesses worldwide.

    - Facilitate future acquisitions by AXA in the United States by increasing the liquidity of the trading market in AXA ADSs listed on the New York Stock Exchange and making the AXA ADSs a more effective acquisition currency.

Q: WHO IS OFFERING TO EXCHANGE MY SECURITIES?


A: AXA and AXA Merger Corp. are making a joint offer to exchange your securities. However, you will only tender your shares of AXA Financial common stock to one exchange agent, First Chicago Trust Company of New York, which will arrange for the exchange and delivery to you of the cash payment and AXA ADSs to be held in book-entry form. AXA will issue the ordinary shares underlying the AXA ADSs and provide a portion of the cash consideration (estimated at up to approximately $3.0 billion) to be paid in the exchange offer, and AXA Merger Corp. will provide the balance of the cash consideration (estimated at up to approximately $3.2 billion) to be paid in the exchange offer. Each share of AXA Financial common stock exchanged in the offer will be beneficially owned by AXA and AXA Merger Corp. Following the consummation of the offer and prior to the effective time of the merger, the shares of AXA Financial common stock acquired by AXA and AXA Merger Corp. in the offer will be divided and allocated to each of AXA and AXA Merger Corp. based on the relative values of the consideration provided by each of them for the exchange of tendered shares.


Q: WHAT ARE THE CLASSES AND AMOUNTS OF SECURITIES SOUGHT IN THE OFFER?

A: AXA and AXA Merger Corp. are seeking to purchase all the outstanding shares of AXA Financial common stock, par value $0.01 per share, other than shares of AXA Financial common stock (i) held directly or indirectly by AXA or
    (ii) held in treasury by AXA Financial.

Q: WHAT WILL I RECEIVE IN EXCHANGE FOR MY SHARES OF AXA FINANCIAL COMMON STOCK?

A: If you are a holder of shares of AXA Financial common stock, you will receive
    0.295 of an AXA ADS and $35.75 in cash for each share of AXA Financial common stock validly tendered and not properly withdrawn. You will not receive any fractional AXA ADSs. Instead you will receive cash in an amount equal to the product obtained by multiplying (x) the fractional interest that you would otherwise be entitled to receive pursuant to the offer or merger by (y) the average of the closing prices of an AXA ADS as reported on the New York Stock Exchange Composite Transaction Tape for the five consecutive trading days ending on the trading day immediately prior to the date on which AXA and AXA Merger Corp. accept tendered shares for exchange or the closing date of the merger, as applicable.


Q: WHAT ARE AMERICAN DEPOSITARY SHARES AND AMERICAN DEPOSITARY RECEIPTS?



A: An American Depositary Share is an ownership interest in the securities of a non-U.S. company deposited at a custodian bank in the home country of the company. Each AXA ADS represents the right to receive one-half of an AXA ordinary share. ADSs are represented by American Depositary Receipts ("ADRs"). ADRs are issued in book-entry form or in the form of physical certificates. It is expected that, if you tender your shares of AXA Financial common stock in the offer, you will receive AXA ADSs evidenced by ADSs held in book-entry form through the Direct Registration System operated by The Bank of New York or through The Direct Purchase & Sale Plan for AXA ADSs operated by First Chicago Trust Company of New York. You will not receive a physical certificate evidencing your AXA ADSs unless you specifically request one after you receive your Direct Registration System statement. For a description of the AXA ADSs see "Description of AXA's American Depositary Shares" on page 193.


Q: WILL I BE TAXED ON THE AXA ADSS AND CASH THAT I RECEIVE?


A: The receipt of AXA ADSs and cash in exchange for your shares of AXA Financial common stock will be a taxable transaction for U.S. Federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. For more information concerning the U.S. Federal income tax consequences to U.S. Holders resulting from the offer and merger, please see the discussion under "Taxation--The Offer and Merger--Material U.S. Federal Income Tax Consequences to U.S. Holders" on page 106.


Q: WILL I BE ENTITLED TO THE FOURTH QUARTER DIVIDEND WITH RESPECT TO THE SHARES
    OF AXA FINANCIAL COMMON STOCK THAT I TENDER IN THE OFFER?

A: If you are a stockholder of record at the close of business on December 4, 2000, you will be entitled to receive a dividend of $0.025 per share of AXA Financial common stock, payable on December 12, 2000. Stockholders who tender their shares prior to December 4, 2000 will be considered holders of record at the close of business on that date and will be entitled to receive the dividend.

Q: WILL THE AXA ADSS THAT I RECEIVE IN THE OFFER BE ENTITLED TO THE DIVIDEND
    WITH RESPECT TO FISCAL YEAR 2000?

A: The AXA ADSs that you will acquire in the offer and merger will entitle you to any dividend paid by AXA with respect to year 2000.

Q: DO AXA AND AXA MERGER CORP. HAVE THE FINANCIAL RESOURCES TO MAKE PAYMENT?

A: AXA and AXA Merger Corp. have sufficient funds to exchange all shares of AXA
    Financial common stock validly tendered in the offer and not properly withdrawn and to finance the merger which will follow the offer. These funds include funds obtained through debt financings and internally generated funds of the AXA group. AXA Financial will provide AXA Merger Corp. with the funds necessary to effect payment of the portion of the cash consideration that will be paid by AXA Merger Corp. in the exchange offer. The offer is not conditioned upon any financing arrangements.

Q: IS AXA'S FINANCIAL CONDITION RELEVANT TO MY DECISION TO TENDER IN THE OFFER?

A: AXA's financial condition is relevant to your decision whether to tender in the offer because the form of payment consists in part of AXA ADSs whose market value depends in part on AXA's financial condition.

Q: HOW LONG DO I HAVE TO TENDER IN THE OFFER?


A: You will have at least until 12:00 midnight, New York City time, on December 22, 2000, to tender your shares of AXA Financial common stock in the offer. If you cannot deliver everything that is required in order to make a valid tender by that time, you may be able to use a guaranteed delivery procedure, which is described later in this prospectus. See "The Exchange Offer--Procedure for Tendering--Guaranteed Delivery."


Q: CAN THE OFFER BE EXTENDED AND UNDER WHAT CIRCUMSTANCES?

A: Subject to the terms of the Merger Agreement, AXA and AXA Merger Corp. can extend the offer without the consent of AXA Financial. For example, the Merger Agreement provides that, if at the scheduled expiration date of the offer any conditions to the offer have not been satisfied, AXA and AXA Merger Corp. may extend the offer until all conditions have been satisfied. In addition, the Merger Agreement provides that in the event that AXA and AXA Merger Corp. are unable to consummate the offer on the initial scheduled expiration date due to the failure of conditions to the offer to be satisfied or waived, AXA and AXA Merger Corp. will have to extend the offer for a specified period of time as described under "The Exchange Offer--Terms of the Offer; Expiration Date".

Q: HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?

A: If AXA and AXA Merger Corp. extend the offer, AXA and AXA Merger Corp. will inform the exchange agent for the offer of that fact and will make a public announcement of the extension not later than 9:00 a.m., New York City time, on the next business day after the day on which the offer was scheduled to expire. See "The Exchange Offer--Terms of the Offer; Expiration Date."


Q: HOW DO I TENDER MY SHARES OF AXA FINANCIAL COMMON STOCK?



A: To tender your shares of AXA Financial common stock, you must deliver the certificates evidencing your shares of AXA Financial common stock, together with a completed Letter of Transmittal, to the exchange agent for the offer, not later than the time the offer expires. If your shares of AXA Financial common stock are held in street name, that is, through a broker, dealer or other nominee, you can direct your nominee to tender your shares of AXA Financial common stock through The

    Depository Trust Company. If your stock certificates are not immediately available and you cannot deliver your certificates and all other required documents to the exchange agent or if you cannot comply with the DTC book-entry transfer procedure by the expiration of the offer, you may obtain extra time to do so by having a broker, bank or other fiduciary who is a member of the Securities Transfer Agent Medallion Program or other eligible institution guarantee that the missing items will be received by the exchange agent within three New York Stock Exchange trading days. However, the exchange agent must receive the missing items within that three trading day period or your shares of AXA Financial common stock will not be validly tendered. For additional information on how to tender your shares of AXA Financial common stock see "The Exchange Offer--Procedure For Tendering."


Q: UNTIL WHAT TIME CAN I WITHDRAW PREVIOUSLY TENDERED SHARES OF AXA FINANCIAL
    COMMON STOCK?


A: You can withdraw previously tendered shares of AXA Financial common stock at any time until the offer has expired and, if AXA has not by January 25, 2001 agreed to accept your shares of AXA Financial common stock for exchange, you can withdraw them at any time after such time until AXA accepts shares of AXA Financial common stock for exchange. This right to withdraw does not apply to any shares of AXA Financial common stock tendered during the subsequent offering period. See "The Exchange Offer--Terms of the Offer; Expiration Date" and "--Withdrawal Rights."


Q: HOW DO I WITHDRAW PREVIOUSLY TENDERED SHARES OF AXA FINANCIAL COMMON STOCK?

A: To withdraw shares of AXA Financial common stock you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the exchange agent while you still have the right to withdraw your shares of AXA Financial common stock. See "The Exchange Offer--Withdrawal Rights."


Q: WHAT ARE THE CONDITIONS TO THE OFFER OF AXA AND AXA MERGER CORP.?


A: The offer is subject to the specified conditions described under "The
    Exchange Offer--Certain Conditions to the Offer." The offer is not conditioned on any minimum number of shares being tendered or on any financing arrangements.

Q: WHAT DO THE SPECIAL COMMITTEE AND THE BOARD OF DIRECTORS OF AXA FINANCIAL
    THINK OF THE OFFER?

A: A special committee (which we refer to in this prospectus as the "Special
    Committee") of the Board of Directors of AXA Financial comprised entirely of directors who are not officers or members of the Supervisory or Management Boards of AXA and who are not officers or employees of AXA Financial was formed to negotiate with AXA the terms of the offer and merger. The Special Committee believes that the offer and subsequent merger is advisable and in the best interests of AXA Financial's shareholders. The Board of Directors of AXA Financial, based upon the unanimous recommendation of the Special
    Committee:

    - unanimously determined that the terms of the offer and the merger are fair to and in the best interests of AXA Financial and AXA Financial's stockholders other than AXA and its affiliates,

    - unanimously approved the Merger Agreement, the offer, the merger and the other transactions contemplated by the Merger Agreement,

    - declared the advisability of the Merger Agreement,

    - unanimously recommended that you accept the offer and tender your shares pursuant to the offer, and

    - unanimously recommended that you adopt the Merger Agreement, if such adoption is necessary for the consummation of the merger.

    For a detailed discussion of the factors that were taken into account by the Special Committee and the Board of Directors of AXA Financial in assessing the fairness of the offer, see "Special Factors--Recommendation of the Special Committee and the Board of Directors of AXA Financial" and "--Fairness of the Offer and the Merger."

Q: WILL THE OFFER BE FOLLOWED BY A MERGER IF NOT ALL OF THE PUBLICLY TRADED
    SHARES OF AXA FINANCIAL ARE TENDERED IN THE OFFER?


A: Yes. As contemplated in the Merger Agreement, following the offer, AXA Merger
    Corp. will be merged with and into AXA Financial. As a result of the merger, AXA Financial will become a wholly-owned subsidiary of AXA and all of the remaining stockholders of AXA Financial, other than AXA and its affiliates, are expected to receive the same number of AXA ADSs and the same amount of cash per share of AXA Financial common stock as is paid in the offer, subject to appraisal rights that may be available under Delaware law. See "The Merger Agreement--The Merger."


Q: FOLLOWING THE OFFER, WILL AXA FINANCIAL CONTINUE AS A PUBLIC COMPANY?

A: No. After the merger takes place, AXA Financial will no longer be publicly owned. Even if for some reason the merger does not take place, if AXA and AXA Merger Corp. purchase all the tendered shares of AXA Financial common stock, there may be so few remaining stockholders and publicly held shares of AXA Financial common stock that the shares of AXA Financial common stock will no longer be eligible to be traded on the New York Stock Exchange or other securities markets, there may not be a public trading market for the shares of AXA Financial common stock and AXA Financial may cease to be required to comply with SEC rules governing publicly held companies in the way it currently must comply with these rules. AXA Financial will continue to provide periodic reports to the SEC for so long as it has public debt outstanding and is required to provide such reports under the Exchange Act. See "Special Factors--Certain Effects of the Offer."

Q: IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY SHARES OF AXA
    FINANCIAL COMMON STOCK?

A: In the merger described above, stockholders not tendering in the offer will receive the same consideration as paid in the offer. Therefore, assuming the merger takes place, the difference to you between tendering your shares of AXA Financial common stock and not tendering your shares of AXA Financial common stock is that you will receive AXA ADSs and the cash portion of the consideration earlier if you tender your shares of AXA Financial common stock in the offer.

    Notwithstanding the foregoing, if in the merger you are entitled to demand, and properly demand, appraisal of your shares of AXA Financial common stock pursuant to Section 262 of the General Corporation Law of the State of Delaware, you will not receive AXA ADSs and cash in the merger, but rather you will be entitled to payment of the fair value of such shares in accordance with Section 262. See "The Merger Agreement--Appraisal Rights." However, as described above, even if for some reason the merger does not take place, the number of stockholders and of shares which are still in the hands of the public may be so small that there will no longer be an active public trading market (or, possibly, any trading market) for the shares of AXA Financial common stock. In addition, AXA Financial may cease to be required to comply with the SEC rules relating to publicly held companies in the way it currently must comply with these rules. AXA Financial will continue to provide periodic reports to the SEC for so long as it has public debt outstanding, and is required to provide such reports under the Exchange Act. See "Special Factors--Certain Effects of the Offer."

Q: WHAT IS THE MARKET VALUE OF MY SHARES OF AXA FINANCIAL COMMON STOCK AS OF A
    RECENT DATE?


A: On August 29, 2000 the last trading day before the announcement of AXA's initial offer, the last sale price of the shares of AXA Financial common stock reported on the New York Stock Exchange was $52.25 per share. On October 17, 2000, the last trading day before we announced the companies' agreement on the offer and the merger, the closing price of the shares of AXA Financial common stock reported on the New York Stock Exchange was $50.63 per share. On November 20, 2000, the last full trading day before the printing of this prospectus, the last sale price of the shares of AXA Financial common stock reported on the New York Stock Exchange was $55.38 per share. The average market price of the shares of AXA Financial common stock during the 30 and 90 trading days immediately preceding the announcement of AXA's initial offer were $43.92 and $39.48 per share, respectively. We advise you to obtain a recent quotation for the shares before deciding whether to tender your shares of AXA Financial common stock.


Q: HOW MANY ORDINARY SHARES IS AXA GOING TO ISSUE IN CONNECTION WITH THE OFFER?


A: AXA will issue up to 25.62 million ordinary shares, represented by
    51.24 million ADSs, to AXA Financial stockholders, in the offer and the subsequent merger. The AXA ordinary shares to be issued in connection with the offer and the merger will represent up to approximately 6.1% of the outstanding ordinary shares. This information is based on the number of AXA ordinary shares and shares of AXA Financial common stock outstanding on November 6, 2000 and does not take into account stock options or other equity-based awards vesting and becoming exercisable in connection with the offer and the merger.


Q: WHERE CAN I FIND MORE INFORMATION ABOUT AXA AND AXA FINANCIAL?


A: You can find information about AXA and AXA Financial from various sources described under "Where You Can Find More Information" on page 218.


Q: WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE EXCHANGE OFFER?


A: Georgeson Shareholder Communications Inc. is acting as the information agent for the offer, and Goldman, Sachs & Co. is acting as the dealer manager for the offer. You can call Georgeson Shareholder Communications Inc. at
    (212) 440-9800 (banks and brokers call collect) or (866) 678-2293 (call toll free) or Goldman, Sachs & Co. at (212) 902-1000 (call collect) or
    (800) 323-5678 (call toll free).

                                    SUMMARY


    THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION FROM THIS PROSPECTUS AND MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. TO UNDERSTAND THE OFFER FULLY AND FOR A DESCRIPTION OF THE LEGAL TERMS OF THE OFFER AND THE SUBSEQUENT MERGER, YOU SHOULD READ CAREFULLY THIS ENTIRE PROSPECTUS AND THE OTHER DOCUMENTS TO WHICH WE HAVE REFERRED YOU. SEE "WHERE YOU CAN FIND MORE INFORMATION" ON PAGE 218. WE HAVE INCLUDED PAGE REFERENCES PARENTHETICALLY TO DIRECT YOU TO A MORE COMPLETE DESCRIPTION OF THE TOPICS PRESENTED IN THIS SUMMARY.


                                    GENERAL


THE COMPANIES (PAGE 169)


   AXA
    25, avenue Matignon
    75008 Paris
    France
    Tel.: (011-33-1) 40 75 57 00

    AXA is the holding company for an international group of financial services companies focusing on insurance and asset management. With gross premiums and financial services revenues of E66.5 billion for the year ended December 31, 1999 and E41.0 billion for the six months ended June 30, 2000, AXA is one of the largest insurance groups in the world and the largest French insurance group.

    AXA's insurance operations include activities in life insurance, property and casualty insurance and international insurance, including reinsurance. The insurance operations are diverse geographically, with activities principally in Western Europe, North America and the Asia/Pacific region and, to a lesser extent, in Africa and South America.


    AXA is actively engaged in the asset management business. As of June 30, 2000 and based on the market values of assets at that date, AXA had funds under management of E882 billion, including assets managed on behalf of third party clients of E429 billion. AXA's two principal asset management companies are Alliance Capital Management and AXA Investment Managers.



    In addition to insurance and asset management, AXA is engaged in certain other financial services activities principally in Western Europe. Previously, AXA had been engaged in investment banking, primarily in the United States, through Donaldson, Lufkin & Jenrette. On November 3, 2000, AXA, AXA Financial, The Equitable Life Assurance Society of the United States and AXA Participations Belgium sold their 71% interest in Donaldson, Lufkin & Jenrette to Credit Suisse Group. For a description of the basic terms of that transaction, see "The Companies--Recent Developments".


    AXA holds its interest in its U.S. life insurance and asset management operations through AXA Financial.

    AXA is a SOCIETE ANONYME A DIRECTOIRE ET CONSEIL DE SURVEILLANCE, a form of limited liability company with a Management Board and a Supervisory Board, organized under the laws of The Republic of France.

   AXA MERGER CORP.
The Corporation Trust Center
    1209 Orange Street
    Wilmington, DE 1981
    Tel.: (302) 658-7581


    AXA Merger Corp. is a Delaware corporation and wholly owned subsidiary of AXA. AXA Merger Corp. was formed in connection with the offer and the merger and has not carried on any activities other than in connection with the offer and the merger.


   AXA FINANCIAL, INC.
    1290 Avenue of the Americas
    New York, NY 10104
    Tel.: (212) 554-1234

    AXA Financial and its subsidiaries constitute a diversified financial services organization offering a broad spectrum of financial advisory, insurance and asset management services.

    The financial advisory and insurance operations of AXA Financial are conducted principally by its wholly-owned subsidiaries, AXA Advisors, LLC and AXA Network, LLC and by The Equitable Life Assurance Society of the United States and its subsidiaries, including Equitable Distributors, Inc. and The Equitable of Colorado, Inc.


    AXA Financial is also actively involved in the asset management business and as of September 30, 2000 had total assets under management (based on the market value of assets at that date) of approximately $417.4 billion, excluding assets managed by Donaldson, Lufkin & Jenrette. Alliance Capital, one of the two principal asset management companies of AXA, is a subsidiary of AXA Financial. As of October 25, 2000, AXA Financial owned an approximate 53% economic interest in Alliance Capital's operations. AXA Financial no longer conducts investment banking and brokerage operations. These operations were previously conducted by Donaldson, Lufkin & Jenrette. See "Recent Developments" for information on the sale of Donaldson, Lufkin & Jenrette.


    AXA is the largest shareholder of AXA Financial. As of October 25, 2000, AXA and its subsidiaries beneficially owned approximately 60.1% of the outstanding common stock of AXA Financial. AXA Financial is incorporated in the state of Delaware.


RECENT DEVELOPMENTS (PAGE 172)


    AXA and its subsidiaries were recently involved in the following material transactions:


    - In June 2000, AXA notified Banco Bilbao Vizcaya Argentaria, SA that AXA intends to exercise its right to acquire the 30% interest of Banco Bilbao Vizcaya Argentaria in AXA Aurora, their Spanish insurance joint venture. Pursuant to the terms of that right, AXA has offered to acquire the interest of Banco Bilbao Vizcaya Argentaria for E161 million. AXA and Banco Bilbao Vizcaya Argentaria are currently negotiating the final terms and conditions of this transaction and AXA expects that the acquisition will be completed prior to December 31, 2000.



    - In July 2000, AXA completed the acquisition of the outstanding minority interests in Sun Life & Provincial Holdings, a subsidiary in the United Kingdom, for approximately L2.3 billion (E3.7 billion based on the exchange rate as of July 12, 2000, the date on which the acquisition was declared fully unconditional). This acquisition was financed primarily with the net cash proceeds of approximately E3.7 billion from an offering of 30.2 million newly issued AXA ordinary shares. You should read AXA's unaudited pro forma financial information included elsewhere in this prospectus which gives pro forma effect, among others, to the acquisition of the outstanding minority interests in Sun Life & Provincial Holdings.


    - On July 25, 2000, AXA proposed a financial reorganization of AXA Equity & Law, one of its life insurance subsidiaries in the United Kingdom, pursuant to which a portion of the assets of AXA Equity & Law that have accumulated over the years (which we refer to in this prospectus as the "Inherited Estate") will be attributed to AXA as the shareholder and a portion will be allocated to policyholders in the form of policy bonuses and cash distributions. The amount to be distributed to the shareholder will be subject to a series of stringent safeguards and in any case may not be distributed before 2006.


    - On October 2, 2000, Alliance Capital Management L.P. and Alliance Capital Management Holding L.P., both affiliates of AXA Financial, acquired substantially all the assets and assumed substantially all the liabilities of Sanford C. Bernstein & Co. Inc., an asset management company based in New York, for a total consideration of approximately $3.5 billion, consisting of approximately $1.4 billion in cash and 40.8 million units of limited partnership interest of Alliance Capital Management L.P. In connection with this transaction, AXA Financial has agreed to provide liquidity to the former shareholders of Sanford C. Bernstein after a two-year lock out period to allow the 40.8 million private units of limited partnership interest to be sold to AXA Financial over the subsequent eight years. Generally not more than 20% of such units may be sold to AXA Financial in any one annual period. To fund the cash portion of the acquisition consideration, in June 2000 AXA Financial purchased
      32.6 million units of limited partnership interest of Alliance Capital Management L.P. for an aggregate purchase price of $1.6 billion.



    - On October 24, 2000, AXA and Deutsche Bank executed a non-binding letter of intent relating to the sale of Banque Worms to Deutsche Bank. In connection with this transaction, it is anticipated that a subsidiary of AXA (the obligations of which will be guaranteed by AXA) will (i) make representations and warranties customary for a transaction of this nature,
      (ii) retain certain of Banque Worms' assets, including those relating to discontinued business activities with respect to shipping finance, commodity financing and the closure of foreign branches as well as the majority of Banque Worms' investment securities, and (iii) provide a guaranty to Deutsche Bank covering certain losses incurred by Banque Worms as a result of payment defaults with respect to loans transferred with Banque Worms in the transaction.



    - On November 3, 2000, AXA Financial and certain of its affiliates sold their 71% interest in Donaldson, Lufkin & Jenrette to Credit Suisse Group. Total proceeds from the sale were $7,342 million (E8,528 million) and included cash of $3,577 million (E4,155 million) and Credit Suisse Group shares with a market value as of November 3, 2000 of $3,765 million (E4,373 million). In this paragraph, U.S. dollar amounts have been translated to euro using the Euro Noon Buying Rate on November 3, 2000 of E1.00=$0.861. You should read AXA's unaudited pro forma financial information included elsewhere in this prospectus which gives pro forma effect, among others, to the sale of Donaldson, Lufkin & Jenrette.



    - On November 17, 2000, AXA filed a registration statement on Form F-3 (Registration No. 333-12872) with the SEC registering $3.0 billion of debt securities which may be issued from time to time. AXA is considering increasing the principal amount of debt securities registered under that registration statement to $5.0 billion.



FINANCIAL INFORMATION FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2000 (PAGE 174).



    On November 14, 2000, AXA announced unaudited revenue figures for the nine months ended September 30, 2000.

    AXA's gross premiums and financial services revenues for the nine months ended September 30, 2000 were E 61.8 billion, an increase of E 13.9 million, or 28.9%, as compared to the nine months ended September 30, 1999. Excluding Donaldson, Lufkin & Jenrette, AXA gross premiums and financial services revenues for the nine months ended September 30, 2000 would have been E 51.1 billion, an increase of 24%, as compared to the nine months ended September 30, 1999 after excluding Donaldson, Lufkin & Jenrette.



    On November 14, 2000, AXA Financial published its financial statements for the nine months ended September 30, 2000. Consolidated assets under management of AXA Financial at September 30, 2000, excluding amounts held by Donaldson, Lufkin & Jenrette, increased to approximately $417 billion, an increase of 22.4% from September 30, 1999.



    Total sales of life insurance, annuity and mutual fund products by the Financial Advisory/ Insurance Segment increased to approximately $11 billion for the nine months ended September 30, 2000, an increase of 10.9%, as compared to approximately $10 billion in the corresponding prior period. Mutual fund sales by Alliance Capital Management for the nine months ended September 30, 2000 increased to approximately $59 billion, an increase of 56.4%, as compared to the corresponding prior period. Sales in the institutional business increased to nearly $10 billion, an increase of 62.6%, as compared to the corresponding prior period.



    For the nine months ended September 30, 2000, AXA Financial's net income was $483 million, after a $407 million charge for taxes required as a result of management's decision to dispose of Donaldson, Lufkin & Jenrette, compared with $834 million in the nine months ended September 30, 1999. The results for the nine months ended September 30, 1999, included an after-tax gain of $212 million relating to the sale of DLJDIRECT tracking stock. The gain on the sale of Donaldson, Lufkin & Jenrette, as well as the remaining taxes on that gain, will be reported in the fourth quarter of 2000.



    For the nine months ended September 30, 2000, AXA Financial incurred investment losses of $232.7 million due to $136.3 million of writedowns primarily on high yield and emerging market securities and $96.4 million of losses on sales.



OPINION OF THE SPECIAL COMMITTEE'S FINANCIAL ADVISOR (PAGE 47)



    On October 17, 2000, the Special Committee of the Board of Directors of AXA Financial received the written opinion of its financial advisor, Wasserstein Perella & Co., Inc., to the effect that, as of the date of such opinion, the receipt by the holders of shares of AXA Financial common stock (other than shares held directly or indirectly by AXA) of 0.295 of an AXA ADS and $35.75 net in cash per share of AXA Financial common stock pursuant to the offer and the merger was fair from a financial point of view to such holders.



    The full text of the written opinion of Wasserstein Perella which describes assumptions made, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this prospectus. Holders are urged to read the Wasserstein Perella opinion in its entirety. The opinion of Wasserstein Perella does not constitute a recommendation as to whether any holder of shares of AXA Financial common stock should tender their shares or how to vote with respect to the merger.



MARKET PRICE INFORMATION FOR AXA AND AXA FINANCIAL (PAGE 179)


    AXA ADSs and shares of AXA Financial common stock trade on the NYSE under the symbols "AXA" and "AXF", respectively.


    The following table lists the closing prices of AXA ADSs and shares of AXA Financial common stock, on August 29, 2000, the last full trading day before the announcement of the initial offer of

AXA, October 17, 2000, the last full trading day before the announcement of the execution of the Merger Agreement and on November 20, 2000, the last full trading day before the printing of this prospectus. The value of the offer per share of AXA Financial common stock at the specified dates represents the closing price of an AXA ADS on that date multiplied by the exchange ratio of 0.295, plus cash of $35.75 per share.



                                        AXA ADSS    AXA FINANCIAL       VALUE OF AXA OFFER
                                                        COMMON           PER SHARE OF AXA
                                                        STOCK         FINANCIAL COMMON STOCK
                                       ----------   --------------   ------------------------
August 29, 2000......................    $79.00         $52.25                $59.05
October 17, 2000.....................    $64.00         $50.62                $54.63
November 20, 2000....................    $68.50         $55.38                $55.96


    The value of the AXA offer per share of AXA Financial common stock as of October 17, 2000 constituted a 5.16% premium over the closing price of the shares of AXA Financial common stock on August 29, 2000, a 24.3% premium over the average market price of the shares of AXA Financial common stock during the 30 trading days immediately preceding the announcement of the offer on August 30, 2000 and a 38.3% premium over their average market price during the 90 trading days immediately preceding the announcement of the offer.

    The value of the offer will fluctuate because the market price of the AXA ADSs will change prior to completion of the offer, while the 0.295 exchange ratio is fixed. You should obtain current stock price quotations for AXA ADSs and shares of AXA Financial common stock. You can get these quotations from a newspaper, on the Internet or by calling your broker.


AXA'S DIVIDEND POLICY (PAGE 181)


    AXA generally pays an annual dividend in cash each year in respect of the prior year after the annual ordinary general meeting of AXA shareholders, (which is customarily held in May or June), and before September of that year. At the annual ordinary general meeting of shareholders of AXA held on May 3, 2000, the shareholders, upon recommendation of the Management Board, declared a dividend in respect of 1999 of E2.00 per ordinary share. Dividends per ordinary share and per ADS do not include any French AVOIR FISCAL which may be receivable from the French Treasury. For a general description of the tax treatment of dividends paid by AXA, see "Taxation--Ownership of AXA Ordinary Shares or ADRs--French Taxation--Taxation of Dividends--Withholding Tax", "--Taxation of Dividends--Avoir Fiscal", "--Taxation of Dividends--Procedures to Obtain Treaty Benefits" and "--Material U.S. Federal Income Tax Considerations for U.S. Shareholders--Taxation of Dividends."

    Following completion of the offer and the merger, AXA expects to continue paying annual cash dividends on a basis consistent with its past practice. However, the declaration of dividends will depend upon business conditions, operating results, capital and reserve requirements and AXA Management Board's consideration of other relevant factors. No assurance can be given that AXA will continue to pay dividends on its ordinary shares and ADSs in the future.


MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO U.S. HOLDERS (PAGE 99)


    The receipt of AXA ADSs and cash in exchange for your shares of AXA Financial common stock will be a taxable transaction for U.S. Federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. For more information concerning the U.S. Federal income tax consequences to U.S. Holders resulting from the offer and the merger, please see the discussion under "Taxation--The Offer and Merger--Material U.S. Federal Income Tax Consequences to U.S. Holders."

    TAX MATTERS ARE VERY COMPLICATED. THE TAX CONSEQUENCES OF THE OFFER AND SUBSEQUENT MERGER TO YOU WILL DEPEND ON THE FACTS OF YOUR OWN SITUATION. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR FOR A FULL UNDERSTANDING OF THE TAX CONSEQUENCES OF THE OFFER AND SUBSEQUENT MERGER TO YOU.


COMPARISON OF RIGHTS OF AXA'S SHAREHOLDERS AND AXA FINANCIAL'S STOCKHOLDERS
  (PAGE 204)


    As a result of the exchange offer or subsequent merger, your shares of AXA Financial common stock will be converted, in part, into the right to receive AXA ADSs. Because AXA Financial is a corporation organized under the laws of Delaware and AXA is a SOCIETE ANONYME A DIRECTOIRE ET CONSEIL DE SURVEILLANCE organized under the laws of The Republic of France, there are differences between the rights of AXA Financial stockholders and the rights of holders of AXA ADSs and ordinary shares. For a discussion of certain of these differences, see "Comparison of Certain Rights of AXA Shareholders and AXA Financial Stockholders", "Description of AXA's American Depositary Shares" and "Description of Capital Stock of AXA."


ACCOUNTING TREATMENT (PAGE 61)


    Under both French GAAP and U.S. GAAP, the offer and subsequent merger will be accounted for using the purchase method of accounting in respect of the acquisition of minority interests in the offer and subsequent merger. For additional information see "Unaudited Pro Forma Financial Information."

                   SELECTED HISTORICAL FINANCIAL INFORMATION

SELECTED HISTORICAL FINANCIAL DATA OF AXA


    The selected historical consolidated financial data presented below have been derived from AXA's audited consolidated financial statements and related notes for the years ended December 31, 1999, 1998, 1997, 1996 and 1995, which have been audited by Befec--Price Waterhouse, independent accountants, and the unaudited interim consolidated financial statements for the six months ended June 30, 2000. The historical data set out below is only a summary. You should read it in conjunction with the financial statements and related notes for the years ended December 31, 1999, 1998 and 1997 and as of December 31, 1999 and 1998 and "Item 9--Management's Discussion and Analysis of Financial Condition and Results of Operations" included in the Annual Report on Form 20-F of AXA for the year ended December 31, 1999, as amended by Amendment No. 1 on Form 20-F/A filed with the SEC on October 12, 2000, which is incorporated by reference in this prospectus. The Annual Report on Form 20-F of AXA for the year ended December 31, 1999, as so amended, is referred to in this prospectus as the "1999 AXA Form 20-F". The data for the six months ended June 30, 2000 and June 30, 1999 should be read in conjunction with the unaudited interim consolidated financial statements of AXA for the six months ended June 30, 2000 included elsewhere in this prospectus. In the opinion of management, the unaudited interim consolidated financial statements include all adjustments, consisting of normal recurring adjustments, necessary for a fair statement of the results for the unaudited interim periods. Interim results are not necessarily indicative of results which may be expected for any other period or for the full year. It is also important that you read the unaudited pro forma financial information included elsewhere in this prospectus.


    AXA's consolidated financial statements for periods ending prior to January 1, 1999 have been prepared in French francs and translated into euro at the legal conversion rate of E1.00 = FF6.55957.

    AXA's consolidated financial statements have been prepared in accordance with generally accepted accounting principles in France, which we refer to in this prospectus as "French GAAP". French GAAP is based on requirements set forth in French law and European regulations. Please refer to Note 1 to AXA's audited consolidated financial statements included in the 1999 AXA Form 20-F for further information about the accounting principles used in preparing AXA's consolidated financial statements. French GAAP differs in certain material respects from generally accepted accounting principles in the United States, which we refer to in this prospectus as "U.S. GAAP". For a description of the material differences between French GAAP and U.S. GAAP relevant to AXA, please see "Item 9--Management's Discussion and Analysis of Financial Condition and Results of Operations--Reconciliation of French GAAP to U.S. GAAP" and Note 28 to the consolidated financial statements included in the 1999 AXA Form 20-F. For the six months ended June 30, 2000, there were no material changes in accounting principles from those described in Note 28.


    AS A RESULT OF THE SALE OF DONALDSON, LUFKIN & JENRETTE, REVENUES AND NET INCOME GENERATED BY THE OTHER FINANCIAL SERVICES SEGMENT WILL DECREASE SIGNIFICANTLY IN FUTURE PERIODS. For U.S. GAAP purposes, AXA's consolidated net income and net income per ordinary share (on a basic and diluted basis) will be restated for the year ending December 31, 2000 and for the prior reporting years ended December 31, 1999 and 1998 to reflect Donaldson, Lufkin & Jenrette as a discontinued operation. For information regarding the impact of the sale of Donaldson, Lufkin & Jenrette on AXA's consolidated net income and consolidated net income per share (on a basic and diluted basis) in accordance with U.S. GAAP, see Note 13 to the unaudited pro forma financial information included elsewhere in this prospectus.


    For additional information on significant events affecting the comparability of financial results, please see "Item 9--Management's Discussion and Analysis of Financial Condition and Results of

Operations" included in the 1999 AXA Form 20-F which is incorporated by reference in this prospectus and the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" relating to the six-month period ended June 30, 2000 included elsewhere in this prospectus.


    Various amounts set out in this prospectus have been rounded to millions, and accordingly may not total. Rounding differences also exist for percentages.

                                             SIX MONTHS ENDED JUNE 30
                                 -------------------------------------------------
                                     2000(I)            2000             1999
                                 ---------------   --------------   --------------
                                                    (UNAUDITED)
                                 (IN $ MILLIONS     (IN EURO MILLIONS EXCEPT PER
                                   EXCEPT PER          ORDINARY SHARE AND ADS
                                    ORDINARY                  AMOUNTS)
                                    SHARE AND
                                  ADS AMOUNTS)
INCOME STATEMENT DATA:

IN ACCORDANCE WITH FRENCH GAAP:
Gross premiums and financial
  services revenues............      35,198            41,009           31,825
Net investment results (a).....       7,477             8,711            8,596
Total revenues.................      41,240            48,049           39,195
Income before income tax
  expense......................       2,159             2,515            2,486
Income tax expense.............        (642)             (748)            (626)
Minority interests in income of
  consolidated subsidiaries....        (481)             (560)            (410)
Equity in income (loss) of
  unconsolidated entities......          (1)               (1)              19
Net income.....................       1,034             1,205            1,469
Net income per ordinary
  share: (b)
  --basic......................        2.85              3.32             4.17
  --diluted....................        2.67              3.11             3.90
Net income per ADS: (d)
  --basic......................        1.42              1.66             2.09
  --diluted....................        1.34              1.56             1.95
Dividends per ordinary share
  (e)..........................         n/a               n/a              n/a
Dividends per ADS (d)(e).......         n/a               n/a              n/a
----------------------------------------------------------------------------------
IN ACCORDANCE WITH U.S. GAAP:
Gross premiums (c).............         n/a               n/a              n/a
Total revenues.................         n/a               n/a              n/a
Income before income tax
  expense......................         n/a               n/a              n/a
Net income.....................       1,016             1,184              919
Net income per ordinary
  share: (b)
  --basic......................        2.83              3.30             2.68
  --diluted....................        2.69              3.13             2.50
Net income per ADS: (d)
  --basic......................        1.42              1.65             1.34
  --diluted....................        1.34              1.56             1.25
----------------------------------------------------------------------------------
IN ACCORDANCE WITH U.S. GAAP
  EXCEPT FOR ADJUSTMENT FOR
  UNREALIZED INVESTMENT GAINS
  OR LOSSES ON ASSETS ALLOCATED
  TO U.K. WITH-PROFIT CONTRACTS
  (F)
Net income.....................         829               966            1,515
Net income per ordinary
  share: (b)
  --basic......................        2.31              2.69             4.41
  --diluted....................        2.20              2.56             4.11
Net income per ADS: (d)
  --basic......................        1.16              1.35             2.21
  --diluted....................        1.10              1.28             2.06

                                                YEAR ENDED DECEMBER 31
                                 ----------------------------------------------------
                                   1999       1998     1997(K)      1996     1995(J)
                                 --------   --------   --------   --------   --------
                                                      (AUDITED)
                                        (IN EURO MILLIONS EXCEPT PER ORDINARY
                                                SHARE AND ADS AMOUNTS)

INCOME STATEMENT DATA:
IN ACCORDANCE WITH FRENCH GAAP:
Gross premiums and financial
  services revenues............   66,528     56,698     55,587     25,490     19,907
Net investment results (a).....   15,639     14,069     12,812      5,398      4,263
Total revenues.................   82,167     70,798     68,395     30,852     24,110
Income before income tax
  expense......................    4,182      3,717      3,153      1,352        893
Income tax expense.............   (1,292)    (1,222)    (1,189)      (422)      (307)
Minority interests in income of
  consolidated subsidiaries....     (858)      (974)      (802)      (320)      (155)
Equity in income (loss) of
  unconsolidated entities......      (10)        11         45         (9)       (14)
Net income.....................    2,021      1,531      1,207        581        416
Net income per ordinary
  share: (b)
  --basic......................     5.73       4.52       3.71       3.10       2.57
  --diluted....................     5.39       4.24       3.48       2.79       2.36
Net income per ADS: (d)
  --basic......................     2.86       2.26       1.86       1.55       1.29
  --diluted....................     2.70       2.12       1.74       1.40       1.18
Dividends per ordinary share
  (e)..........................     2.00       1.70       1.37       1.14       0.99
Dividends per ADS (d)(e).......     1.00       0.85       0.69       0.57       0.50
----------------------------------------------------------------------------------
IN ACCORDANCE WITH U.S. GAAP:
Gross premiums (c).............   31,649     29,203     26,276      8,155      8,384
Total revenues.................   56,343     44,657     39,719     15,140     14,161
Income before income tax
  expense......................    2,012      1,748      1,559        678        529
Net income.....................    1,209        749      1,310        328         49
Net income per ordinary
  share: (b)
  --basic......................     3.46       2.24       0.98       1.83       0.30
  --diluted....................     3.32       2.11       0.90       1.73       0.26
Net income per ADS: (d)
  --basic......................     1.73       1.12       0.49       0.91       0.15
  --diluted....................     1.66       1.05       0.45       0.86       0.13
----------------------------------------------------------------------------------
IN ACCORDANCE WITH U.S. GAAP
  EXCEPT FOR ADJUSTMENT FOR
  UNREALIZED INVESTMENT GAINS
  OR LOSSES ON ASSETS ALLOCATED
  TO U.K. WITH-PROFIT CONTRACTS
  (F)
Net income.....................    2,239      1,457      1,263        493        378
Net income per ordinary
  share: (b)
  --basic......................     6.41       4.36       3.99       2.75       2.28
  --diluted....................     6.08       4.09       3.74       2.50       2.22
Net income per ADS: (d)
  --basic......................     3.21       2.18       2.00       1.37       1.14
  --diluted....................     3.04       2.04       1.87       1.25       1.11

                                          AS AT JUNE 30                          AS AT DECEMBER 31
                                    --------------------------  ----------------------------------------------------
                                      2000(I)         2000        1999       1998     1997(K)      1996     1995(J)
                                    ------------  ------------  --------   --------   --------   --------   --------
                                           (UNAUDITED)                               (AUDITED)
                                        (IN         (IN EURO      (IN EURO MILLIONS EXCEPT PER ORDINARY SHARE AND
                                     $ MILLIONS     MILLIONS                        ADS AMOUNTS)
                                     EXCEPT PER    EXCEPT PER
                                      ORDINARY      ORDINARY
                                     SHARE AND     SHARE AND
                                        ADS           ADS
                                      AMOUNTS)      AMOUNTS)
BALANCE SHEET DATA:
IN ACCORDANCE WITH FRENCH GAAP:
Total investments (l).............       274,833       320,206  293,069    235,158    231,598    105,147     86,257
Total assets......................       506,017       589,557  507,480    384,835    368,064    171,857    143,841
Insurance liabilities (g).........       218,227       254,255  214,946    185,295    170,634     71,669     63,061
Long-term debt:
  Financing debt (h)..............           n/a           n/a    3,290      2,842      3,607      3,365      3,969
  Operating debt (h)..............           n/a           n/a    4,821      3,299      2,292      1,170        928
Mandatorily convertible bonds and            165           192
  notes (h).......................                                  474        474        474        192        320
Subordinated debt (h).............         5,815         6,775    4,832      2,706      2,315      1,294        708
Shareholders' equity..............        18,355        21,385   16,357     13,537     11,993      6,835      5,090
Shareholders' equity per ordinary          46.69         54.40
  share (b).......................                                45.90      38.65      36.19      35.39      30.96
Shareholders' equity per ADS               23.35         27.20
  (d).............................                                22.95      19.32      18.10      17.70      15.48
--------------------------------------------------------------------------------------------------------------------

IN ACCORDANCE WITH U.S. GAAP:
Total investments (l).............           n/a           n/a  299,123    242,245    229,030     91,988     74,601
Total assets......................           n/a           n/a  533,052    407,702    380,913    160,582    133,810
Insurance liabilities.............           n/a           n/a  218,598    189,485    179,652     57,609     49,554
Long-term debt:
  Financing debt (h)..............           n/a           n/a    8,596      6,023      6,396      4,444      4,652
  Operating debt (h)..............           n/a           n/a    4,821      3,299      2,292      1,170        928
Shareholders' equity..............        23,444        27,315   22,672     20,355     16,747      6,933      5,449
Shareholders' equity per ordinary          60.35         70.31
  share (b).......................                                64.29      58.72      51.54      38.67      33.14
Shareholders' equity per ADS               30.17         35.15
  (d).............................                                32.15      29.36      25.77      19.34      16.57
--------------------------------------------------------------------------------------------------------------------

IN ACCORDANCE WITH U.S. GAAP
  EXCEPT FOR ADJUSTMENT FOR
  UNREALIZED INVESTMENT GAINS ON
  REAL ESTATE ALLOCATED TO U.K.
  WITH-PROFIT CONTRACTS (F)
Shareholders' equity..............        23,621        27,521   22,886     20,545     16,922      7,105      5,598
Shareholders' equity per ordinary          60.80         70.84
  share (b).......................                                64.89      59.27      52.08      39.63      34.04
--------------------------------------------------------------------------------------------------------------------


(a) Includes investment income net of investment expenses and interest expense on short-term and long-term debt (other than interest expense on short-term trading instruments that is included in operating costs and expenses) and net realized investment gains or losses.

(b) All per share amounts calculated in accordance with French GAAP and U.S. GAAP are based on the weighted average number of ordinary shares outstanding for each period presented. Shareholders' equity per ordinary share is calculated based on the number of ordinary shares outstanding at each period-end presented. The U.S. GAAP calculations deduct ordinary shares held by AXA (that is, treasury shares) in the calculation of ordinary shares outstanding. The calculation of basic and diluted net income per ordinary share for each of the three years ended December 31, 1999 is presented in
    Note 16 to the AXA consolidated financial statements included in the 1999 AXA Form 20-F incorporated by reference in this prospectus. The calculation of basic and diluted net income per share for the six months ended June 30, 2000 is presented in Note 10 to the unaudited interim consolidated financial statements included elsewhere in this prospectus.

(c) Gross premiums received from policyholders in respect of life insurance products which are classified as "investment contracts" (such as, separate account products), in accordance with U.S. GAAP, are recorded as revenue under French GAAP. Under U.S. GAAP, such amounts received are recorded as deposits, and only the policy-related fees charged to the policyholders, for cost of insurance, administration, investment management, etc, are recorded as revenue.

(d) Prior to June 25, 1996, no ADSs representing the ordinary shares were outstanding. Solely for convenience, the historical per share amounts for periods prior to such date have been divided by two, the number of ADSs representing one ordinary share. This same calculation has also been performed for periods after such date.

(e) An annual dividend generally is paid each year in respect of the prior year after the annual ordinary general meeting of shareholders (customarily held in May or June) and before September of that year. Dividends are presented above in the year to which they relate not the year in which they are declared and paid. At the annual ordinary general meeting of shareholders of AXA held on May 3, 2000, the shareholders declared a dividend in respect of 1999 of E2.00 per ordinary share. Dividends per ordinary share and per ADS do not include any French AVOIR FISCAL which may be receivable from the French Treasury. Dividends per ordinary share are based on the number of ordinary shares outstanding at the end of the year for each year presented.

(f) Under French GAAP, in accounting for U.K. with-profit contracts, revenue and expense are matched in net income by including both changes in the estimated fair values of assets allocated to U.K. with-profit contracts and corresponding increases or reductions in the liability for U.K. with-profit policyholder benefits. U.S. GAAP which has developed in an environment that differs from the one in which the U.K. with-profit contract was developed requires that the change in unrealized investment gains or assets allocated to U.K. with-profit contracts be excluded from net income while requiring recognition of the corresponding change in the liability for with-profit policyholder benefits in net income. Accordingly, AXA believes this exclusion results in amounts that do not fully reflect the economic effect of the U.K. with-profit contracts. A rise in the estimated fair value of these assets results in an increase in the liability for policyholder benefits and a reduction in AXA's consolidated U.S. GAAP net income or shareholders' equity and, conversely, a decline in the estimated fair value of these assets results in a decrease in the liability for policyholder benefits and an increase in AXA's consolidated U.S. GAAP net income. Set forth below is AXA's consolidated net income and shareholders' equity in accordance with U.S. GAAP except for adjustment for the change in unrealized investment gains or losses on assets allocated to U.K. with-profit contracts. AXA believes that this presentation is more meaningful under the circumstances. See Notes 28 and 29 to the consolidated financial statements and see "Item 1--Description of Business--Life Insurance Segment--U.K. Life Insurance Group--Products" for a description of U.K. with-profit contracts, each in the 1999 AXA Form 20-F incorporated by reference in this prospectus.

(g) Includes future policy benefits and other policy liabilities, insurance claims and claims expenses, U.K. with-profit contract liabilities and unearned premium reserve and excludes separate account (unit linked) liabilities.

(h) Operating debt includes debt, principally of AXA's financial services subsidiaries, to provide working capital. Financing debt includes debt of AXA other than operating debt. Subordinated debt and mandatorily convertible bonds and notes are considered mezzanine capital for French GAAP purposes.


(i) The financial data have been translated from euro to U.S. dollars using the euro/$ rate at November 7, 2000 of E1.00=$0.8583. These translations are solely for the convenience of the reader and should not be construed as representations that the converted amounts actually represent such U.S. dollar amounts or could have been (at the relevant date) converted into U.S. dollars at the rate indicated or at any other rate.


(j) AXA Asia Pacific Holdings (formerly National Mutual Holdings) and its subsidiaries have been consolidated in AXA's consolidated financial statements since September 1, 1995, the date of acquisition. Since AXA Asia Pacific Holdings and its subsidiaries use a fiscal year ending September 30 and are consolidated as of that date in AXA's consolidated financial statements only one month of AXA Asia Pacific Holdings consolidated operating results were included in AXA's consolidated operating results for the year ended December 31, 1995.

(k) Compagnie UAP and its subsidiaries were acquired in a public offer of exchange on January 1, 1997 and, accordingly, UAP's operating results have been included for the full year ended December 1997.

(l)  Excluding separate account (unit linked) assets.

SELECTED HISTORICAL FINANCIAL DATA OF AXA FINANCIAL


    The selected historical consolidated financial data presented below have been derived from AXA Financial's consolidated financial statements and related notes for the years ended December 31, 1999, 1998, 1997, 1996 and 1995 and the unaudited consolidated financial statements for the nine months ended
September 30, 2000. The historical data set out below are only a summary. You should read them in conjunction with the financial statements and related notes for the fiscal years ended December 31, 1999, 1998 and 1997 and as of December 31, 1999 and 1998 and the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" which are contained in AXA Financial's Current Report on Form 8-K filed with the SEC on
November 14, 2000, and the unaudited consolidated financial statements for the nine months ended September 30, 2000 and the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in AXA Financial's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2000, both of which are incorporated by reference in this prospectus. The historical data presented below have been restated to reflect the accounting treatment of Donaldson, Lufkin & Jenrette as a discontinued operation, following the sale of Donaldson, Lufkin & Jenrette to the Credit Suisse Group on November 3, 2000. The restated consolidated financial statements of AXA Financial for the years ended December 31, 1999, 1998 and 1997 and as of December 31, 1999 and 1998 have been audited. Restated financial statements for prior years have not been audited. In the opinion of management, the unaudited consolidated financial statements for the nine months ended September 30, 2000 include all adjustments, consisting of normal recurring adjustments, necessary for a fair statement of the results of the unaudited interim periods. Please note that interim results are not necessarily indicative of results which may be expected for any other period or for the full year.


    It is also important that you read the unaudited pro forma condensed consolidated financial statements included elsewhere in this prospectus.

    AXA Financial's consolidated financial statements are prepared in accordance with U.S. GAAP.

                                                  AT OR FOR THE
                                                NINE MONTHS ENDED
                                                  SEPTEMBER 30,                  AT OR FOR THE YEARS ENDED DECEMBER 31,
                                              ----------------------   -----------------------------------------------------------
                                                 2000        1999         1999        1998        1997         1996        1995
                                              ----------   ---------   ----------   ---------   ---------   ----------   ---------
                                              (IN $ MILLIONS, EXCEPT            (IN $ MILLIONS, EXCEPT PER SHARE AMOUNTS)
                                                PER SHARE AMOUNTS)
CONSOLIDATED STATEMENTS OF EARNINGS DATA
Revenues
  Universal life and investment-type product
    policy fee income.......................       1,048         919   $    1,258   $   1,056   $     951   $      874   $     788
  Premiums..................................         468         406          558         588         602          598         607
  Net investment income(a)..................       1,762       1,700        2,263       2,256       2,306        2,229       2,106
  Investment (losses) gains, net(b).........       (262)        (84)        (202)          82        (47)          (2)         (7)
  Commissions, fees and other income........       1,912       1,399        2,019       1,390       1,095          988         835
  Contribution from the Closed Block(c).....          74          66           86          87         103          125         143
                                              ----------   ---------   ----------   ---------   ---------   ----------   ---------
Total revenues..............................       5,001       4,404        5,982       5,459       5,009        4,812       4,472
Total benefits and other
  deductions(d)(e)(f).......................       3,963       3,687        5,006       4,444       4,510        4,729       4,110
                                              ----------   ---------   ----------   ---------   ---------   ----------   ---------
Earnings from continuing operations before
  Federal income taxes and minority
  interest..................................       1,038         718          976       1,015         499           83         361
Federal income tax expense (benefit) (g)....         307         239          309         338          91          (6)          95
Minority interest in net income of
  consolidated subsidiaries.................         211         128          199         125          55           82          63
                                              ----------   ---------   ----------   ---------   ---------   ----------   ---------
Earnings from continuing operations before
  cumulative effect of accounting change....         521         351          468         552         353            6         204
Earnings (loss) from discontinued
  operations, net:
  of Federal income taxes:
  Investment Banking and Brokerage
    segment(h)..............................         376         493          630         279         295          200         162
  Other discontinued
    operations(a)(i)(j)(k)..................         (6)        (10)           28           3        (87)         (84)          --
Tax provision related to planned disposal of
  Investment Banking and Brokerage
  segment...................................       (407)          --           --          --          --           --          --
Cumulative effect of accounting changes, net
  of Federal income taxes...................          --          --           --          --          --         (23)          --

                                                  AT OR FOR THE
                                                NINE MONTHS ENDED
                                                  SEPTEMBER 30,                  AT OR FOR THE YEARS ENDED DECEMBER 31,
                                              ----------------------   -----------------------------------------------------------
                                                 2000        1999         1999        1998        1997         1996        1995
                                              ----------   ---------   ----------   ---------   ---------   ----------   ---------
                                              (IN $ MILLIONS, EXCEPT            (IN $ MILLIONS, EXCEPT PER SHARE AMOUNTS)
                                                PER SHARE AMOUNTS)
Net earnings................................         483         834        1,126         833         561           99         365
Dividends on preferred stocks...............          --          --           --          --          16           27          27
                                              ----------   ---------   ----------   ---------   ---------   ----------   ---------
Net Earnings Applicable to Common Shares....         483         834   $    1,126   $     833   $     545   $       72   $     339
                                              ==========   =========   ==========   =========   =========   ==========   =========
PER COMMON SHARE:
Basic:
  Earnings (loss) from Continuing Operations
    before Cumulative Effect of Accounting
    Change..................................  $     1.20   $    0.80   $     1.07   $    1.24   $    0.84   $   (0.06)   $    0.48
                                              ==========   =========   ==========   =========   =========   ==========   =========
  Net Earnings..............................  $     1.12   $    1.90   $     2.58   $    1.88   $    1.35   $     0.20   $    0.92
                                              ==========   =========   ==========   =========   =========   ==========   =========
Diluted:
  Earnings (loss) from Continuing Operations
    before Cumulative Effect of Accounting
    Change..................................        1.17        0.79         1.04        1.22        0.81       (0.06)        0.48
                                              ==========   =========   ==========   =========   =========   ==========   =========
  Net Earnings..............................  $     1.00   $    1.82   $     2.45   $    1.81   $    1.24   $     0.18   $    0.87
                                              ==========   =========   ==========   =========   =========   ==========   =========
Cash Dividends Per Common Share.............  $    0.075   $   0.075   $     0.10   $    0.10   $    0.10   $     0.10   $    0.10
                                              ==========   =========   ==========   =========   =========   ==========   =========
CONSOLIDATED BALANCE SHEETS DATA
Total assets(e)(k)..........................  $  105,862   $  93,675   $  101,594   $  89,517   $  81,942   $   74,629   $  70,089
Long-term debt..............................       2,403       1,991        1,927       2,113       1,839        2,501       2,893
Total liabilities(e)(k).....................      99,475      87,951       95,755      83,824      76,669       70,641      65,980
Shareholders' equity........................       6,387       5,724        5,839       5,693       5,274        3,988       4,109


------------------------------


(a) Net investment income and Other discontinued operations included
    $27 million, $53 million, $114 million and $155 million for 1998, 1997, 1996 and 1995 respectively, recognized as investment income by continuing operations and as interest expense by discontinued operations relating to intersegment loans.


(b) Investment gains, net, included additions to asset valuation allowances and writedowns of fixed maturities and, in 1997 and 1996 equity real estate, for continuing operations totaling $172 million, $169 million, $291 million, $188 million, $484 million, $179 million and $198 million for the nine months ended September 30, 2000 and 1999 and for the years ended 1999, 1998, 1997, 1996 and 1995, respectively. In 1997, additions to valuation allowances of $228 million were recorded related to the accelerated equity real estate sales program and $132 million of writedowns on real estate held for production of income were recorded. As a result of the implementation of SFAS No. 121, 1996 results include the release of valuation allowances of $152 million on equity real estate and the recognition of impairment losses of $144 million on real estate held for production of income.


(c) The results of the Closed Block are reported on one line in the consolidated statements of earnings. Total assets and total liabilities, respectively, include the assets and liabilities of the Closed Block. See Note 7 to the consolidated financial statements attached as exhibit 99.1 to the Current Report on Form 8-K of AXA Financial filed with the SEC on November 14, 2000, which is incorporated by reference in this prospectus.



(d) In 1999, revisions to estimated future gross profits used to determine the amortization of DAC for universal life and investment-type products resulted in a writedown of DAC of $132 million. In 1996, AXA Financial wrote off
    $145 million of unamortized DAC on disability income ("DI") products and strengthened reserves by $248 million for the DI and Pension Par lines of business. As a result, earnings from continuing operations decreased by $256 million ($393 million pre-tax). See Note 2 to the consolidated financial statements attached as exhibit 99.1 to AXA Financial's Current Report on Form 8-K filed with the SEC on November 14, 2000, which is incorporated by reference in this prospectus.


(e) Total benefits and other deductions included Corporate interest expense of $91 million, $77 million, $102 million, $104 million, $111 million, $123 million and $85 million for the nine months ended September 30, 2000 and 1999 and for the years ended 1999, 1998, 1997, 1996 and 1995, respectively.

(f) Total benefits and other deductions included provisions associated with exit and termination costs of $42 million, $24 million and $32 million for 1997, 1996 and 1995, respectively.

(g) In 1997, AXA Financial released $98 million of tax reserves related to years prior to 1989.


(h) Operating results for the Investment Banking and Brokerage segment are included in discontinued operations for 1999, 1998, 1997, 1996 and 1995, respectively. See Note 8 of Notes to Consolidated Financial Statements attached as exhibit 99.1 to AXA Financial's Current Report on Form 8-K filed with the SEC on November 14, 2000, which is incorporated by reference in this prospectus.


(i) Other Discontinued Operations, net of Federal income taxes included additions to asset valuation allowances and writedowns of fixed maturities and, in 1997 and 1996, equity real estate, which totaled $6 million, $32 million, $51 million, $33 million, $213 million, $36 million and $38 million for the nine months ended September 30, 2000 and 1999 and for the years ended

    1999, 1998, 1997, 1996 and 1995, respectively. In 1997, additions to valuation allowances of $80 million were recognized related to the accelerated equity real estate sales program and $93 million of writedowns on real estate held for production of income were recognized. The implementation of SFAS No. 121 in 1996 resulted in the release of existing valuation allowances of $72 million on equity real estate and recognition of impairment losses of $70 million on real estate held for production of income.


(j) During the nine months ended September 30, 2000 and 1999 and the years ended 1999, 1998, 1997 and 1996 reviews of the allowance for future losses for other discontinued operations, management released the allowance in 1999 and 1998 and increased the allowance in the nine months ended September 30, 2000 and 1999 and for the years ended 1997 and 1996. As a result, net earnings decreased by $6 million and $10 million for the nine months ended September 30, 2000 and 1999 and net earnings increased by $28 million and $3 million and decreased by $87 million and $84 million for 1999, 1998, 1997 and 1996, respectively. Incurred gains (losses) of $4 million, $(2) million, $(19) million, $50 million, ($154) million, ($24) million and ($25) million for the nine months ended September 30, 2000 and 1999 and years ended December 31, 1999, 1998, 1997, 1996 and 1995, respectively, were credited (charged) to other discontinued operations allowance for future losses. See
    Note 8 to the consolidated financial statements attached as exhibit 99.1 to AXA Financial's Current Report on Form 8-K filed with the SEC on
    November 14, 2000, which is incorporated by reference in this prospectus.


(k) Assets and liabilities relating to other discontinued operations are not reflected on the consolidated balance sheets of AXA Financial, except that the net amount due to continuing operations for intersegment loans made to other discontinued operations in excess of continuing operations' obligations to fund other discontinued operations' accumulated deficit is reflected as "Amounts due from discontinued operations" in 1998, 1997, 1996 and 1995.

               SELECTED UNAUDITED PRO FORMA FINANCIAL INFORMATION


    The following selected unaudited pro forma condensed consolidated financial information gives pro forma effect to the following transactions:



       - the buyout of the minority interests in Sun Life & Provincial Holdings, which was completed on July 26, 2000;


       - the sale of the 71% interest in Donaldson, Lufkin & Jenrette held by AXA Financial and certain of its affiliates, which was completed on November 3, 2000; and

       - the buyout of the minority interests in AXA Financial in connection with the exchange offer and merger described in this prospectus.

    The unaudited pro forma financial information gives effect to each of the three transactions described above as if each of the transactions had occurred on June 30, 2000, for the pro forma balance sheet, and on January 1, 1999, for the pro forma income statements, subject to the assumptions and adjustments described in the notes to the unaudited pro forma financial information. The details of each transaction and the notes explaining the assumptions and adjustments relating to the unaudited pro forma financial information have not been presented in this summary. See "Unaudited Pro Forma Financial Information" for a description of these transactions and the related pro forma assumptions and adjustments.

    THE UNAUDITED PRO FORMA FINANCIAL INFORMATION IS PROVIDED FOR ILLUSTRATIVE PURPOSES ONLY AND DOES NOT PURPORT TO BE INDICATIVE OF WHAT THE ACTUAL RESULTS OF OPERATIONS OR FINANCIAL CONDITION OF AXA AND ITS SUBSIDIARIES WOULD HAVE BEEN HAD THESE TRANSACTIONS BEEN CONSUMMATED ON OR AS OF THE DATES INDICATED, NOR DOES IT PURPORT TO BE INDICATIVE OF THE RESULTS OF OPERATIONS OR FINANCIAL CONDITION THAT MAY BE ACHIEVED IN THE FUTURE.

    Prior to the three transactions reflected in the unaudited pro forma information, the results of operations and financial condition of Sun Life & Provincial Holdings, AXA Financial and Donaldson, Lufkin & Jenrette, all of which were subsidiaries of AXA, were consolidated and included in AXA's unaudited interim consolidated financial statements as of and for the six months ended June 30, 2000, included elsewhere in this prospectus, and in AXA's historical audited consolidated financial statements included in the 1999 AXA Form 20-F, which is incorporated by reference in this prospectus. The net assets and net income attributable to the minority shareholdings in Sun Life & Provincial Holdings and in AXA Financial, which included a minority interest in Donaldson, Lufkin & Jenrette, were excluded from AXA's consolidated shareholders' equity and net income and included in the balance sheet and income statement as a separate line item entitled "Minority Interests".


    The unaudited pro forma financial information has been prepared in accordance with French GAAP. As French GAAP differs in certain significant respects from U.S. GAAP, AXA's consolidated net income and shareholders' equity on a pro forma basis under French GAAP have been reconciled to (i) U.S. GAAP, and (ii) U.S. GAAP, except for the adjustment for the change in unrealized investment gains and losses on assets allocated to the U.K. with-profit contracts in Sun Life & Provincial Holdings' life insurance operations, net of deferred tax. See "Unaudited Pro Forma Financial Information" for the reconciliation from French GAAP to U.S. GAAP.


    The unaudited pro forma financial information is presented in euro. For your convenience, we have translated the euro amounts to U.S. dollars using the Euro Noon Buying Rate as of November 7, 2000 of E1.00 = $0.8583.

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET


                                                                         AXA
                                                                      PRO FORMA
                                                                     FRENCH GAAP
                                                                  AT JUNE 30, 2000
                                                                ---------------------
                                                                     (UNAUDITED)
                                                                ---------------------
                                                                  (EM)        ($M)
                                                                --------    ---------
Goodwill....................................................      12,237      10,503
Investments including separate account assets...............     383,816     329,429
Cash and cash equivalents...................................      25,921      22,248
Deferred acquisition costs and value of purchased business
  in force..................................................      12,705      10,904
Broker-dealer receivables...................................       2,715       2,330
Other assets................................................      39,976      34,311
                                                                --------    --------
TOTAL ASSETS................................................     477,368     409,725
                                                                ========    ========
Future policy benefits, other policy liabilities, insurance
  claims and claims expenses (including separate account
  liabilities)..............................................     372,939     320,094
Total short and long term debt (excluding subordinated debt
  and mandatorily convertible notes)........................      15,252      13,090
Securities sold under repurchase agreements.................           4           3
Broker-dealer related payables..............................         541         464
Accrued expenses and other liabilities......................      52,705      45,237
                                                                --------    --------
TOTAL LIABILITIES, EXCLUDING SUBORDINATED DEBT AND
  MANDATORILY CONVERTIBLE NOTES.............................     441,441     378,889
                                                                ========    ========
Minority interests..........................................       3,615       3,103
Subordinated debt and mandatorily convertible notes.........       7,877       6,761

Shareholders' equity:
Ordinary shares and share premium...........................      16,935      14,535
Retained earnings...........................................       7,503       6,440
                                                                --------    --------
TOTAL SHAREHOLDERS' EQUITY (NET ASSETS).....................      24,438      20,975
                                                                --------    --------
TOTAL LIABILITIES, MINORITY INTERESTS, SUBORDINATED DEBT,
  MANDATORILY CONVERTIBLE NOTES AND SHAREHOLDERS' EQUITY....     477,368     409,725
                                                                ========    ========

        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF INCOME


                                                                           AXA
                                                                        PRO FORMA
                                                                       FRENCH GAAP
                                                     -----------------------------------------------
                                                                       (UNAUDITED)
                                                     -----------------------------------------------
                                                       SIX MONTHS ENDED            YEAR ENDED
                                                         JUNE 30, 2000          DECEMBER 31, 1999
                                                     ---------------------   -----------------------
                                                       (EM)        ($M)         (EM)         ($M)
Gross premiums and financial services revenues,
  including change in unearned premium
  reserve..........................................    32,276      27,702      56,866       48,808
Net investment result..............................     8,384       7,196      15,186       13,034
                                                      -------     -------     -------      -------
TOTAL REVENUES.....................................    40,660      34,899      72,052       61,842
                                                      -------     -------     -------      -------
Insurance benefits and claims......................   (32,129)    (27,576)    (56,681)     (48,649)
Reinsurance ceded, net.............................        53          45         808          694
Acquisition expenses...............................    (2,987)     (2,564)     (5,616)      (4,820)
Administrative expenses............................    (3,805)     (3,266)     (6,919)      (5,939)
Amortization of goodwill, net......................      (197)       (169)       (859)        (737)
                                                      -------     -------     -------      -------
TOTAL BENEFITS, CLAIMS AND OTHER DEDUCTIONS........   (39,065)    (33,530)    (69,267)     (59,452)
                                                      -------     -------     -------      -------
Income before income tax expense...................     1,597       1,371       2,785        2,391
Income tax expense.................................      (463)       (397)       (887)        (761)
Minority interests.................................      (171)       (147)        (95)         (82)
Equity in income from unconsolidated entities......        (1)         (1)        (10)          (9)
                                                      -------     -------     -------      -------
NET INCOME.........................................       961         825       1,793        1,539
                                                      =======     =======     =======      =======


------------------------

        AXA'S UNAUDITED PRO FORMA FINANCIAL INFORMATION UNDER U.S. GAAP


                                                                        U.S. GAAP, EXCEPT FOR
                                                                      ADJUSTMENT FOR UNREALIZED
                                                                     INVESTMENT GAINS OR LOSSES
                                                                       ON ASSETS ALLOCATED TO
                                                                   THE U.K. WITH-PROFIT CONTRACTS,
                                                  U.S. GAAP              NET OF DEFERRED TAX
                                                  PRO FORMA                   PRO FORMA
                                                 (UNAUDITED)                 (UNAUDITED)
                                             -------------------   -------------------------------
                                               (EM)       ($M)          (EM)             ($M)
                                             --------   --------   --------------   --------------
AXA shareholders' equity at June 30,
  2000.....................................   32,210     27,646        32,416           27,823

AXA net income:
  Six months ended June 30, 2000...........    1,002        860           614              527
  Year ended December 31, 1999.............       32         27         1,897            1,627

              COMPARATIVE HISTORICAL AND PRO FORMA PER SHARE DATA


    The following table presents historical and pro forma per share data for AXA and AXA Financial and pro forma equivalent data based on the number of AXA ordinary shares represented by ADSs to be issued in the offer and subsequent merger of AXA Financial. You should read the data presented below in conjunction with (i) the audited consolidated financial statements of AXA included in the 1999 AXA Form 20-F which is incorporated by reference in this prospectus,
(ii) the unaudited interim consolidated financial statements of AXA for the six months ended June 30, 2000 included elsewhere in this prospectus, (iii) the audited consolidated financial statements of AXA Financial contained in its Current Report on Form 8-K filed with the SEC on November 14, 2000 and the unaudited consolidated financial statements included in AXA Financial's Quarterly Report on Form 10-Q for the quarter ended June 30, 2000, both of which are incorporated by reference in this prospectus. You should also read the unaudited pro forma financial information included elsewhere in this prospectus.



    The data set forth in the following table are provided for the year ended December 31, 1999 and for the six months ended June 30, 2000. AXA Financial's per share data in respect of income from continuing operations for the year ended December 31, 1999 and the six months ended June 30, 2000 have been restated to reflect the treatment of Donaldson, Lufkin & Jenrette as a discontinued operation, following the sale of Donaldson, Lufkin & Jenrette to the Credit Suisse Group. Historical data for AXA have not been restated as a result of that transaction. Pro forma data for AXA reflect the effect of the acquisition of the minority interests in Sun Life & Provincial Holdings, the sale of Donaldson, Lufkin & Jenrette and the offer and subsequent merger described in this prospectus as if these transactions had occurred at the beginning of the periods indicated or at a specified date. The pro forma data are not necessarily indicative of actual or future operating results or of the financial condition that would have occurred or will occur upon consummation of these transactions.


    The basis on which the pro forma per share data are calculated are set out in "Unaudited Pro Forma Financial Information" included elsewhere in this prospectus.

                                                                          AXA
                                                    AXA                FINANCIAL                                      AXA
                                               (REPORTED IN          (REPORTED IN               AXA                PRO FORMA
                                                   EURO)                  $)                 PRO FORMA            EQUIVALENT
                                              HISTORICAL (1)        HISTORICAL (2)              (3)                   (4)
                                            -------------------   -------------------   -------------------   -------------------
                                               E        ($)(5)       E        ($)(5)       E        ($)(5)       E        ($)(5)
FRENCH GAAP:
  FOR THE YEAR ENDED DECEMBER 31, 1999
Income from continuing operations
--Basic...................................    5.73       4.92         --         --       4.39       3.76       0.65       0.56
--Diluted.................................    5.39       4.63         --         --       4.21       3.61       0.62       0.53
Cash dividends per share..................    2.00       1.72         --         --       2.00       1.72       0.30       0.25
Net assets per share......................   45.90      39.40         --         --         --         --         --         --

  FOR THE SIX MONTHS ENDED JUNE 30, 2000
Income from continuing operations
--Basic...................................    3.32       2.85         --         --       2.29       1.97       0.34       0.29
--Diluted.................................    3.11       2.67         --         --       2.21       1.90       0.33       0.28
Cash dividends per share..................      --         --         --         --         --         --         --         --
Net assets per share......................   54.40      46.70         --         --      58.36      50.09       8.61       7.39

U.S. GAAP:

  FOR THE YEAR ENDED DECEMBER 31, 1999
Income from continuing operations
--Basic...................................    3.46       2.97       1.25       1.07       0.08       0.07       0.01       0.01
--Diluted.................................    3.32       2.85       1.21       1.04       0.18       0.15       0.03       0.03
Cash dividends per share..................    2.00       1.72       0.12       0.10       2.00       1.72       0.30       0.25
Net assets per share......................   64.29      55.18      15.69      13.47         --         --         --

  FOR THE SIX MONTHS ENDED JUNE 30, 2000
Income from continuing operations
--Basic...................................    3.30       2.83       0.89       0.76       2.41       2.07       0.36       0.31
--Diluted.................................    3.13       2.69       0.86       0.74       2.34       2.00       0.35       0.30
Cash dividends per share..................      --         --       0.06       0.05         --         --         --         --
Net assets per share......................   70.31      60.34      17.02      14.61      77.78      66.76      11.47       9.84


------------------------------





(1) As at June 30, 2000 and December 31, 1999, AXA had an economic interest in Sun Life & Provincial Holdings of 56.2% and 56.3%, respectively, and in AXA Financial of 58.5% and 58.4%, respectively; AXA Financial had an ownership interest in Donaldson, Lufkin & Jenrette of 70.7% and 71.4%, respectively. Sun Life & Provincial Holdings and AXA Financial, including Donaldson, Lufkin & Jenrette, were consolidated and included in AXA's historical consolidated financial statements for the six months ended June 30, 2000 and for the year ended December 31, 1999. AXA's group share in each of these entities was included in AXA's consolidated shareholders' equity and consolidated net income.



(2) AXA Financial is a U.S. company which publishes financial statements in accordance with U.S. GAAP. Per share information relating to AXA Financial in accordance with French GAAP is meaningless for the purposes of this prospectus as the transaction described in this prospectus is not a merger of two separate companies but the acquisition of the minority interests in AXA Financial which has been structured as an exchange offer followed by a merger.



(3) The AXA pro forma per share data reflects the effects of the minority buyout of Sun Life & Provincial Holdings, the sale of Donaldson, Lufkin & Jenrette and the buyout of the minority interests in AXA Financial in connection with the offer and subsequent merger described in this prospectus. The pro forma per share information includes the additional shares to be issued in the form of ADSs by AXA in the acquisition of the minority interests of AXA Financial. See Notes 10 and 12 to Unaudited Pro Forma Financial Information.



(4) The pro forma equivalent data is calculated by dividing the AXA Pro Forma per ordinary share by two, the number of AXA ADSs representing one ordinary share of AXA, and by multiplying by the exchange ratio of 0.295.



(5) AXA's per ordinary share data in euro have been translated to U.S. dollars and AXA Financial's per share data in U.S. dollars have been translated to euro using the Euro Noon Buying Rate as of November 7, 2000 of E1.00=$0.8583.

                               MARKET INFORMATION

    The following table presents trading information on the New York Stock Exchange Composite Tape for AXA ADSs and shares of AXA Financial common stock for the calendar periods indicated.


                                                       AXA ADSS                   AXA FINANCIAL SHARES
                                                  -------------------   -----------------------------------------
                                                                           (HISTORICAL)          (EQUIVALENT)
                                                                        -------------------   -------------------
(IN $)                                              HIGH       LOW        HIGH       LOW        HIGH       LOW
------                                            --------   --------   --------   --------   --------   --------
June 2000.......................................   80.62      74.37      43.56      34.00      59.53      57.69
July 2000.......................................   79.62      71.75      40.87      35.00      59.24      56.92
August 2000.....................................   79.00      70.31      52.31      38.44      59.06      56.49
September 2000..................................   73.69      63.88      52.50      49.00      57.49      54.59
October 2000....................................   67.94      59.69      54.06      49.69      55.80      53.36
November 2000 (through November 20).............   70.69      67.50      55.81      54.81      56.60      55.66



    On August 29, 2000, the last full trading day prior to the announcement of AXA's initial offer, the closing price on the NYSE of the ADSs and the shares of AXA Financial common stock was $79.00 and $52.25, respectively. On October 17, 2000, the last full trading day before the announcement of the execution of the Merger Agreement, the closing price on the NYSE of the ADSs and the shares of AXA Financial common stock was $64.00 and $50.63, respectively. Based on the closing price of the AXA ADSs on that date and the exchange ratio, the offer valued each share of AXA Financial common stock at $54.63. This constituted a 5.16% premium over the closing price of the shares of AXA Financial common stock on August 29, 2000, a 24.3% premium over the average market price of the shares of AXA Financial common stock during the 30 trading days preceding the announcement of the offer and a 38.3% premium over their average market price during the 90 trading days period preceding the announcement of the offer. On November 20, 2000, the last full trading day before the printing of this prospectus, the closing price on the NYSE of the AXA ADSs and the shares of AXA Financial common stock was 68.50 and 55.38, respectively. As of that date, the offer valued each share of AXA Financial common stock at 55.96.

                                  RISK FACTORS

    BY EXCHANGING YOUR SHARES OF AXA FINANCIAL COMMON STOCK IN THE OFFER, YOU WILL BE CHOOSING TO INVEST IN AXA ADSS. AN INVESTMENT IN AXA ADSS INVOLVES RISKS. IN ADDITION TO THE OTHER INFORMATION INCLUDED AND INCORPORATED BY REFERENCE IN THIS PROSPECTUS, YOU SHOULD CONSIDER CAREFULLY THE MATTERS DESCRIBED BELOW IN DETERMINING WHETHER TO TENDER YOUR SHARES.

RISKS RELATED TO THE EXCHANGE OFFER

YOU ARE BEING OFFERED A FIXED PORTION OF AN AXA ADS FOR EACH SHARE OF AXA FINANCIAL COMMON STOCK WHICH EXPOSES YOU TO THE RISK OF MARKET FLUCTUATIONS.


    You are being offered a fixed portion of an AXA ADS in this exchange offer, rather than a number of AXA ADSs with a fixed market value. Consequently, the market value of the AXA ADSs at the time of the completion of this exchange offer, during the subsequent offering period and thereafter may fluctuate significantly from the values indicated in this prospectus. On November 20, 2000, the closing price on the NYSE for AXA ADSs was $68.50. As of that date, AXA's offer valued each AXA Financial share at $55.96.


RISKS RELATING TO OPERATIONS

THE RECENT CONSOLIDATION IN THE GLOBAL FINANCIAL SERVICES INDUSTRY HAS INCREASED COMPETITION IN ALL OUR BUSINESS LINES.


    We face strong and increasing competition in all our business lines. Our competitors include mutual funds companies, asset management firms, commercial banks and other insurance companies, many of which are regulated differently than we are and offer alternative products or more competitive pricing than we do. The recent consolidation in the global financial services industry has also enhanced the competitive position of some of our competitors by broadening the range of their products and services and increasing their access to capital. In addition, development of alternative distribution channels for certain types of insurance and securities products, including through the internet, may result in increasing competition as well as pressure on margins for certain types of products. These competitive pressures could result in increased pricing pressures on a number of our products and services, particularly as competitors seek to win market share, and may harm our ability to maintain or increase our profitability.


    The growth of our asset management business depends to a significant extent on factors such as investment returns and risk management. We will not be able to accumulate and retain assets under management if our investment results underperform the market or the competition. Such underperformance would likely result in asset withdrawals and reduced sales.

SIGNIFICANT SHAREHOLDERS OF AXA MAY HAVE INTERESTS CONFLICTING WITH YOUR INTERESTS.

    Upon completion of the offer and the merger and after giving effect to the issuance of AXA ordinary shares in the form of ADSs in connection with these transactions, the Mutuelles AXA, four French mutual insurance companies, acting as a group, will own, directly and indirectly through Finaxa, a holding company they control, approximately 21.2% of the issued ordinary shares of AXA representing approximately 33.5% of the voting power. Most of the shares owned by the Mutuelles AXA have double voting rights pursuant to the provisions of AXA's STATUTS described under "Comparison of Certain Rights of AXA Shareholders and AXA Financial Stockholders--Voting Rights--AXA". The Mutuelles AXA are parties to agreements pursuant to which they have stated their intention to collectively exercise majority control over Finaxa. Given the long-term nature of their relationship with AXA, we cannot assure you that the interests of the Mutuelles AXA will not, from time to time, conflict with your interests as a shareholder. For example, even though the

Mutuelles do not hold a majority of the total voting power in AXA, a decision by the Mutuelles AXA to decline or deter a future offer to acquire control of AXA, which other shareholders may find attractive, may prevent other shareholders from realizing a control premium for their AXA ordinary shares. In addition, Finaxa has the right to terminate, under certain circumstances, or limit AXA's rights to use the AXA trademark, as described under "--Finaxa may terminate the licensing to AXA of the AXA trademark which we consider to be important to the marketing of our products and services". The existence of this right of Finaxa may also deter potential acquirors from making an offer to acquire control of AXA. We cannot assure you that the Mutuelles AXA will not decide to increase their interest in AXA, or to sell all or a portion of the ordinary shares they own, at some future date.

    The life insurance and property and casualty insurance businesses of the Mutuelles AXA and the life insurance and property and casualty insurance businesses of our French insurance subsidiaries use similar distribution channels but are managed in such a way as to maintain the legal distinctions between their respective businesses. There are no agreements between the Mutuelles AXA and AXA's insurance subsidiaries that restrict in any way their ability to compete with one another. The Mutuelles AXA, which have no employees, use employees of our French insurance subsidiaries. Most of the costs and expenses of operating the life insurance and property and casualty insurance businesses of our French insurance subsidiaries (other than commissions) are shared by the relevant members of the AXA group and the Mutuelles AXA and allocated among them through GROUPEMENTS D'INTERET ECONOMIQUE or GIEs. GIEs are partnerships between various companies of the AXA group and the Mutuelles AXA that perform various common services for their members and allocate associated costs and expenses. These costs and expenses currently are allocated on the basis of actual use of the specific service, to the extent practicable. The manner of managing these insurance businesses or allocating these costs and expenses may change in the future in a way that may increase AXA's operating costs and adversely affect its results of operations.

THE SALE OF DONALDSON, LUFKIN & JENRETTE MAY ADVERSELY AFFECT AXA'S FUTURE
  OPERATING RESULTS.


    On November 3, 2000, AXA Financial, AXA, The Equitable Life Assurance Society of the United States and AXA Participations Belgium completed the sale of their 71% equity interest in Donaldson, Lufkin & Jenrette to the Credit Suisse Group. Over the last several years, the results of Donaldson, Lufkin & Jenrette have been at historically high levels. For the year ended December 31, 1999 and the six-months ended June 30, 2000, Donaldson, Lufkin & Jenrette contributed 15% and 17%, respectively, of AXA's gross premiums and financial services revenues and 11% and 14%, respectively, of AXA's consolidated net income and was a major contributor to AXA's growth. Following the disposition of Donaldson, Lufkin & Jenrette, we will no longer be active in investment banking. The loss of Donaldson, Lufkin & Jenrette's contribution to our revenues and net income may adversely affect our future operating results as revenues and net income from the Other Financial Services Segment will decrease significantly in future periods.


FLUCTUATIONS IN CURRENCY EXCHANGE RATES MAY AFFECT OUR EARNINGS.

    AXA's obligations are denominated either in euro or other currencies, the value of which is subject to exchange rate fluctuations. AXA's interest obligations on its outstanding debt, however, are generally matched to cash dividends to be received by AXA in the same currencies. Approximately
E264 million of the cash dividends received by AXA in 1999 were paid in currencies other than the euro. Approximately E94 million of interest payments were made by AXA in 1999 in currencies other than the euro.


    AXA publishes its consolidated financial statements in euro. For the six months ended June 30, 2000, approximately 57% of AXA's gross premiums and financial services revenues and 55% of

AXA's benefits, claims and other deductions were denominated in currencies other than the euro, primarily U.S. dollars, Pounds sterling and Australian dollars. Consequently, fluctuations in the exchange rates used to translate these currencies, and the Japanese Yen following AXA's acquisition of Nippon Dantai in March 2000, into euro may have a significant impact on AXA's reported results of operations from year to year.


    A DECLINE OR INCREASED VOLATILITY IN THE SECURITIES MARKETS, AND OTHER ECONOMIC FACTORS, MAY ADVERSELY AFFECT OUR BUSINESS, PARTICULARLY IN RESPECT OF CERTAIN OF OUR INSURANCE PRODUCTS, MUTUAL FUNDS AND ASSET MANAGEMENT BUSINESSES.

    Fluctuations in the securities markets and other economic factors may adversely affect sales of our separate account unit linked products, participating life insurance and pension products, variable annuities, mutual funds, and asset management services. In particular, a protracted or steep decline in the stock or bond markets would likely reduce the popularity of these products.


    The level of volatility in the markets in which we invest and the overall investment returns earned in those markets also affect our profitability. In particular, our assets, earnings and our ability to generate new sales in recent years have increased due to significant growth in the retirement-oriented investment market and very strong stock market appreciation, coupled with solid bond market appreciation spurred by declining interest rates. We cannot guarantee that these economic and market trends will continue, and if they do not, our net income, revenues and assets will likely decline significantly. For example, in the first nine months of 2000, AXA Financial realized investment losses of $232.7 million due to $136.3 million of writedowns primarily on high yield and emerging market securities held in its fixed maturity portfolio and $96.4 million of losses on sales. We may realize additional losses on holdings of such securities in the future.


INTEREST RATE VOLATILITY MAY ADVERSELY AFFECT OUR PROFITABILITY.

    Changes in interest rates affect many aspects of our business and can significantly affect our profitability. In periods of increasing interest rates, withdrawals of life insurance policies and fixed annuity contracts may increase as policyholders choose to forego insurance protection and seek higher investment returns. Obtaining cash to satisfy these obligations may require us to liquidate fixed income investment assets at a time when the market prices for those assets are depressed because interest rates have increased. This may result in realized investment losses. Regardless of whether we realize an investment loss, these cash payments would result in a decrease in total invested assets, and a decrease in net income. Premature withdrawals may also cause us to accelerate amortization of policy acquisition costs, which would also reduce our net income.

    Conversely, during periods of declining interest rates, life insurance and annuity products may be relatively more attractive to consumers, resulting in increased premium payments on products with flexible premium features, and a higher percentage of insurance policies remaining in force from year to year. During such a period, our investment earnings may be lower because the interest earnings on our fixed income investments likely will have declined in parallel with market interest rates. In addition, mortgages and bonds in our investment portfolio will be more likely to be prepaid or redeemed as borrowers seek to borrow at lower interest rates, and we may be required to reinvest the proceeds in securities bearing lower interest rates. Accordingly, during periods of declining interest rates, our profitability may suffer as the result of a decrease in the spread between interest rates credited to policyholders and returns on our investment portfolio.

    The profitability of our spread-based businesses depends in large part upon our ability to manage interest rate spreads, and the credit and other risks inherent in our investment portfolio. We cannot guarantee, however, that we will successfully manage our interest rate spreads or the potential negative impact of those risks.

ELIMINATION OF TAX BENEFITS FOR OUR PRODUCTS AND OTHER CHANGES IN LAWS AND REGULATIONS MAY ADVERSELY AFFECT SALES OF OUR INSURANCE AND INVESTMENT ADVISORY PRODUCTS.

    Changes to tax laws may affect the attractiveness of certain of our products which currently have favorable tax treatment. For example, an unfavorable change in the tax treatment of life insurance products in France in 1998 had an adverse impact on the market for these products. From time to time, governments in the jurisdictions in which we do business, including the United States government, have considered proposals for tax law changes that could adversely affect our products. These proposals have included, for example, proposals to tax the undistributed increase in value of life insurance policies. The enactment of any such tax legislation would likely result in a significant reduction in sales of our currently tax-favored products.

    We are subject to detailed and comprehensive regulation and supervision in all the jurisdictions in which we transact business. Our insurance operations are subject to insurance laws and regulations which are generally intended to protect policyholders, not our shareholders. Changes in existing insurance laws and regulations may materially affect the way in which we conduct our business and the products we may offer. In addition, changes in pension and employee benefit regulation, social security regulation, financial services regulation, taxation and the regulation of securities products and transactions may also adversely affect our ability to sell new policies or our claims exposure on existing policies.

    Our asset management operations are subject to securities laws which are primarily intended to protect investors in the securities markets or investment advisory clients and generally grant supervisory authorities broad administrative powers. Changes to these laws and regulations could have a material adverse effect on our asset management operations and on the company as a whole.


    In 2000, the U.K. government adopted new legislation relating to employee pension schemes, which will be introduced in April 2001. The new legislation imposes a limit on the fee that insurance companies are allowed to charge for administering stakeholders' pensions, the simplified individual pensions promoted by the new legislation. Insurance companies in the United Kingdom have already begun offering regulated stakeholders' pensions for low fees in line with the new legislation. In addition, certain of our competitors have begun charging the same low fees for unregulated pension products, thus increasing the pricing pressure on our U.K. life insurance business. As a result of this legislative change and the ensuing pricing and competitive pressure, the profitability of operating in the U.K. life insurance market may decrease significantly.


IF OUR ESTABLISHED CLAIMS RESERVES ARE INSUFFICIENT TO COVER CLAIMS UNDER OUR PROPERTY AND CASUALTY INSURANCE AND REINSURANCE POLICIES OUR EARNINGS WILL BE ADVERSELY AFFECTED.

    In accordance with industry practice and accounting and regulatory requirements, we establish reserves for claims and claims expenses related to our property and casualty insurance and reinsurance businesses. We do not discount our insurance reserves for claims and claims-handling expenses for which final settlement has been agreed and the payments are generally fixed over a period of time.

    The process of estimating the insurance claims reserve is based on information available at the time the reserve is originally established. However, claims reserves are subject to change due to the number of variables which affect the ultimate cost of claims, such as:

    - development in claims (frequency, severity and pattern of claims) between the amount estimated and actual experience,

    - changes arising from the time lag between the occurrence of the insured event, notification of the claim (from the insured party, a third party or a ceding company) and the final settlement (payment) of the claim, primarily attributable to long tail casualty claims which may take several years to settle due to size and nature of claim, and the occurrence of large natural catastrophes late in the financial year for which limited information may be available at year end,

    - judicial trends,

    - regulatory changes, and

    - inflation.

    As a result, actual losses may deviate from the original gross reserves established. Consequently, the reserve may be re-estimated reflecting those changes resulting in loss reserve redundancies (in cases where the original gross claims reserve was overstated) or deficiencies (in cases where the original gross claims reserve was understated).

    In addition, certain of our property and casualty insurance operations are required by local regulations in the countries in which they operate to establish catastrophe and equalization reserves. You can find a description of these regulations in the section entitled "Item 1--Business
Description--Additional Factors Which May Affect AXA's Business--Regulation" in the 1999 AXA Form 20-F.

    We continually review the adequacy of the established claims reserves, including emerging claims development, and actual claims compared to the original assumptions used to estimate initial gross claims reserves. Based on current information available, we consider that these provisions are sufficient. Insurance claims provisions are subject to audit on an annual basis by our auditors. However, because the establishment of claims reserves is an inherently uncertain process, we cannot assure you that ultimate losses will not materially exceed our claims reserves and have a material adverse effect on our earnings.

    As with other property and casualty insurers and reinsurers, our operating results and financial condition can be adversely affected by volatile and unpredictable natural and man-made disasters, such as hurricanes, windstorms, earthquakes, fires and explosions. We generally seek to reduce our exposure to these events through individual risk selection and the purchase of reinsurance. We have experienced in the past, and could experience in the future, material losses from such catastrophic events.

OUR ACQUISITIONS MAY DIVERT MANAGEMENT AND MAY INVOLVE RISK OF UNDISCLOSED LIABILITIES.


    In recent years we have effected a number of acquisitions around the world and we may make further acquisitions in the future. Growth by acquisition involves risks that could adversely affect our operating results, including the substantial amount of management time that may be diverted from operations to pursue and complete acquisitions, difficulties in managing and integrating the additional operations and personnel of acquired companies, significant delays in completing the integration of acquired companies and the potential loss of key employees or customers of these companies. Our acquisitions could result in the incurrence of additional indebtedness, costs, contingent liabilities and amortization expenses related to goodwill and other intangible assets, all of which could materially adversely affect our businesses, financial condition and results of operations. Future acquisitions may also have a dilutive effect on the ownership and voting percentages of existing shareholders.


    The businesses we have acquired include life insurance, property and casualty insurance and investment management operations. There could be unforeseen liabilities that arise out of the businesses we have acquired and may acquire in the future which may not be covered by, or exceed the amount of, the indemnification obligations of sellers.

AS A GLOBAL BUSINESS, WE ARE EXPOSED TO DIFFERENT LOCAL POLITICAL, REGULATORY AND BUSINESS RISKS AND CHALLENGES WHICH MAY AFFECT THE DEMAND FOR OUR PRODUCTS AND SERVICES, THE VALUE OF OUR INVESTMENTS PORTFOLIO AND THE CREDIT QUALITY OF LOCAL COUNTERPARTIES.


    We offer our products and services in approximately 60 countries in Europe, North and South America, the Far East and Africa through wholly-owned and majority-owned subsidiaries, joint ventures, companies in which we hold a non-controlling equity stake, agents and independent contractors. Our international operations expose us to different local political, regulatory, business and financial risks and challenges which may affect the demand for our products and services, the value of our investment portfolio, the required levels of our capital and surplus, and the credit quality of local counterparties. These risks include, for example, political, social or economic instability in countries in which we operate, fluctuations in foreign currency exchange rates, credit risks of our local borrowers and counterparties, lack of local business experience in certain markets, risks associated with the exposure to insurance industry insolvencies through policyholder guarantee funds or similar mechanisms set up in foreign markets and, in certain cases, risks associated with the potential incompatibility with foreign partners, especially in countries in which we are conducting business through entities we do not control.


    Our expansion in emerging markets requires us to respond to rapid changes in market conditions in these countries. Our overall success as a global business depends, in part, upon our ability to succeed in differing economic, social and political conditions. We may not continue to succeed in developing and implementing policies and strategies that are effective in each location where we do business.

WE MAY BE UNABLE TO RETAIN PERSONNEL WHO ARE KEY TO OUR BUSINESS.

    As a global financial services enterprise with a decentralized management structure, we rely to a considerable extent on the quality of local management in the various countries in which we operate. The success of our operations is dependent, among other things, on our ability to attract and retain highly qualified professional personnel. Competition for key personnel in the various countries in which we operate is intense. Our ability to attract and retain key personnel, in particular senior officers, experienced portfolio managers, mutual fund managers and sales executives, is dependent on a number of factors, including prevailing market conditions and compensation packages offered by companies competing for the same talent, which, may offer compensation packages that include considerable equity based incentives through stock option or similar programs.

FINAXA MAY TERMINATE THE LICENSING TO AXA OF THE AXA TRADEMARK WHICH WE CONSIDER TO BE IMPORTANT TO THE MARKETING OF OUR PRODUCTS AND SERVICES.

    The name "AXA" and the AXA trademark are owned by Finaxa. On May 22, 1996, our company and Finaxa entered into a licensing agreement pursuant to which Finaxa

    - granted us a non-exclusive license to use the AXA trademark in the jurisdictions in which we currently have operations and in any additional jurisdictions in which the AXA trademark is registered, and

    - agreed not to grant licenses to use the AXA trademark to any other company or partnership unless that company or partnership (i) holds an ownership interest in Finaxa or (ii) is, directly or indirectly, controlled by us.

    The non-exclusive license grants us the right, subject to the prior written approval of Finaxa, to grant sublicenses to companies controlled, directly or indirectly, by us. Finaxa has no obligation to grant any such approval. Over the past several years, a number of our principal subsidiaries around the world have begun to use the AXA name pursuant to sublicenses granted by us. We are obligated to pay Finaxa pursuant to the licensing agreement an annual fee of FF5,000,000 (E762,245) as well as 50% of any net royalties we receive from sublicensees. The non-exclusive license to us may be terminated at any time by either party three months after delivery to the other party of a written notice of termination. Finaxa has, however, agreed not to exercise its right to terminate the license to us so long as Finaxa is our largest shareholder. Upon termination, we and our subsidiaries are required to cease utilization of the AXA trademark and any sublicenses will immediately terminate. In the event that Finaxa ceases to be our single largest shareholder, Finaxa may decide at a future date to terminate the non-exclusive license of the AXA trademark to us or to seek to alter the terms upon which the license is granted in a way unfavorable to us. Our inability to use the AXA trademark or any adverse change to the terms of the license could have a negative impact on the marketing of our products and services and on our profitability.

AS A HOLDING COMPANY, WE ARE DEPENDENT UPON OUR SUBSIDIARIES TO COVER OUR OPERATING EXPENSES AND DIVIDEND PAYMENTS.


    Our insurance and other financial services operations are generally conducted through direct and indirect subsidiaries. As a holding company, our principal sources of funds are dividends from subsidiaries and funds that may be raised from time to time through the issuance of debt or equity securities or through bank or other borrowings. As of June 30, 2000, AXA, the holding company, had short term and long term financing debt outstanding of $1,503 million and subordinated debt and mandatorily convertible notes outstanding of $4,617 million. As of June 30, 2000, AXA's consolidated short term and long term financing and operating debt outstanding was $20,317 million. In addition, as of that date, AXA had consolidated subordinated debt and mandatorily convertible notes outstanding of $6,967 million. For the impact of the sale of Donaldson, Lufkin & Jenrette on the level of AXA's consolidated debt, see Unaudited Pro Forma Financial Information included elsewhere in this prospectus.


    We expect that dividends received from subsidiaries will continue to cover our operating expenses, including interest payments on our outstanding debt which includes our subordinated debt and mandatorily convertible bonds, and dividend payments with respect to our ordinary shares during each of the next three years. We expect that future acquisitions and strategic investments will be funded from available cash flow remaining after payment of dividends and operating expenses, cash on hand from previous securities offerings, proceeds of future offerings of securities, and proceeds from the sale of non-core assets.

    Certain of our significant subsidiaries, including AXA Financial, AXA Asia Pacific Holdings, Sun Life & Provincial Holdings are also holding companies and are dependent on dividends from their own subsidiaries for funds to meet their obligations. In addition, certain of our principal insurance subsidiaries are subject to restrictions on the amount of dividends and debt repayments that can be paid to us and our affiliates. While we do not believe that these restrictions constitute a material limitation on our ability to meet our obligations or pay dividends on our shares, these restrictions may constitute a material limitation in the future.

RISKS RELATED TO OWNERSHIP OF AXA ADSS

THE PRICE OF AXA ADSS MAY BE AFFECTED BY FACTORS DIFFERENT FROM THOSE AFFECTING THE PRICE OF AXA FINANCIAL COMMON STOCK.


    Upon completion of the offer and subsequent merger, holders of AXA Financial common stock will become holders of AXA ADSs, subject to appraisal rights available in connection with the merger under Delaware law. AXA's business is broader in scope than AXA Financial's business and its geographic reach is more expansive than that of AXA Financial. As a result, AXA's results of operations, as well as the price of AXA ADSs, may be affected by factors different than those affecting AXA Financial's results of operations and the price of AXA Financial common stock.


THE RIGHTS OF AXA'S SHAREHOLDERS ARE GOVERNED BY FRENCH LAW AND DIFFER FROM THE RIGHTS OF STOCKHOLDERS IN TYPICAL DELAWARE CORPORATIONS.

    The rights of holders of AXA ADSs and ordinary shares are governed by the laws of France, and by AXA's STATUTS. These rights differ in certain respects from the rights of stockholders in typical Delaware corporations. AXA Financial stockholders may have difficulty understanding and assessing their rights as AXA shareholders due to their unfamiliarity with corporate law and procedure in France. Similarly, AXA Financial stockholders may have difficulty locating attorneys or other advisors in the United States who are familiar with the rights of a shareholder in a French company. For a description of certain differences in the rights of AXA shareholders and AXA Financial stockholders, see "Comparison of Certain Rights of AXA Shareholders and AXA Financial Stockholders".

THE TRADING PRICE OF AXA ADSS AND DIVIDENDS PAID ON AXA ADSS MAY BE MATERIALLY ADVERSELY AFFECTED BY FLUCTUATIONS IN THE EXCHANGE RATE FOR CONVERTING EURO INTO U.S. DOLLARS.

    Fluctuations in the exchange rate for converting euro into U.S. dollars may affect the value of AXA ADSs. Specifically, as the relative value of the euro against the U.S. dollar declines, each of the following values will also decline:

    - the U.S. dollar equivalent of the euro trading price of AXA ordinary shares on the Paris Bourse, which may consequently cause the trading price of AXA ADSs in the United States to also decline;

    - the U.S. dollar equivalent of the proceeds that a holder of AXA ADSs would receive upon the sale in France of any AXA ordinary shares withdrawn from the depositary; and

    - the U.S. dollar equivalent of cash dividends paid in euro on the AXA ordinary shares represented by the AXA ADSs.

THE HOLDERS OF AXA ADSS MAY NOT BE ABLE TO EXERCISE THEIR VOTING RIGHTS DUE TO DELAYS IN NOTIFICATION TO AND BY THE DEPOSITARY.

    The depositary for the AXA ADSs may not receive voting materials for AXA ordinary shares represented by AXA ADSs in time to ensure that holders of AXA ADSs can instruct the depositary to vote their shares. In addition, the depositary's liability to holders of AXA ADSs for failing to carry out voting instructions or for the manner of carrying out voting instructions is limited by the deposit agreement governing the AXA American Depositary Receipt facility. As a result, holders of AXA ADSs may not be able to exercise their right to vote and may not have any recourse against the depositary or AXA if their shares are not voted as they have requested.

HOLDERS OF AXA ADSS WILL HAVE LIMITED RECOURSE IF AXA OR THE DEPOSITARY FAILS TO MEET THEIR OBLIGATIONS UNDER THE DEPOSIT AGREEMENT OR IF THEY WISH TO INVOLVE AXA OR THE DEPOSITARY IN A LEGAL PROCEEDING.

    The deposit agreement expressly limits the obligations and liability of AXA and the depositary. Neither AXA nor the depositary will be liable if they:

    - are prevented, delayed or forbidden from performing any obligation by circumstances beyond their control,

    - exercise or fail to exercise discretion under the deposit agreement, or

    - take any action based upon the advice of, or information from, legal counsel, accountants, any person presenting ordinary shares for deposit, any holder or owner of an AXA ADR or any other person believed by it in good faith to be competent to give such advice or information.

In addition, the depositary and AXA only have the obligation to participate in any action, suit or other proceeding with respect to the AXA ADSs which may involve them in expense or liability only if they are indemnified. These provisions of the deposit agreement will limit the ability of holders of AXA ADSs to obtain recourse if AXA or the depositary fail to meet their obligations under the deposit agreement or if they wish to involve AXA or the depositary in a legal proceeding.

AXA IS SUBJECT TO DIFFERENT CORPORATE DISCLOSURE STANDARDS THAN AXA FINANCIAL, WHICH MAY LIMIT THE INFORMATION AVAILABLE TO HOLDERS OF AXA ADSS.


    As a foreign private issuer, AXA is not required to comply with the notice and disclosure requirements under the Exchange Act relating to the solicitation of proxies for shareholder meetings. Although AXA is subject to the periodic reporting requirements of the Exchange Act, the periodic disclosure requirements for non-U.S. issuers under the Exchange Act are more limited than the periodic disclosure requirements for U.S. issuers. Therefore, there may be less publicly available information about AXA than is regularly available about other public companies based in the United States.


JUDGMENTS OF U.S. COURTS MAY NOT BE ENFORCEABLE AGAINST US.

    Judgments of U.S. courts, including those predicated on the civil liability provisions of the Federal securities laws of the United States, may not be enforceable in French courts. As a result, our shareholders who obtain a judgment against us in the United States may not be able to require us to pay the amount of the judgment. See "Limitation on Enforcement of Civil Liabilities Under U.S. Securities Laws Against AXA, Its Management and Others" on page .

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

    This prospectus and the documents incorporated by reference in this prospectus contain both historical and forward-looking statements concerning the financial condition, results of operations and business of AXA. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements. Forward-looking statements are statements of future expectations that are based on management's current expectations and assumptions and involve known and unknown risks and uncertainties that could cause actual results, performance or events to differ materially from those expressed or implied in these statements, including those discussed elsewhere in this prospectus and in other public filings, press releases, oral presentations and discussions by AXA. Forward-looking statements include, among other things, discussions concerning the potential exposure of AXA to market risks, as well as statements expressing management's expectations, beliefs, estimates, forecasts, projections and assumptions.

    Forward-looking statements in this prospectus and the documents incorporated by reference in this prospectus are identified by use of the following words and other similar expressions, among others:

- "anticipate"                         - "objectives"
- "believe"                            - "outlook"
- "could"                              - "probably"
- "estimate"                           - "project"
- "expect"                             - "risks"
- "goals"                              - "seek"
- "intend"                             - "should"
- "may"                                - "target"

    The following factors could affect the future results of operations of AXA and could cause those results to differ materially from those expressed in the forward-looking statements included in this prospectus or incorporated by reference in this prospectus:

    - the intensity of competition from other financial institutions;

    - AXA's experience with regard to mortality and morbidity trends, lapse rates and policy renewal levels relating to its life operations which also include health products;

    - the frequency, severity and development of property and casualty claims including catastrophic events which are uncertain in nature, and policy renewal rates relating to AXA's property and casualty insurance business;

    - market risks related to (a) fluctuations in interest rates, equity market prices and foreign currency exchange, (b) the use of derivatives and AXA's ability to hedge such exposures effectively, and (c) counterparty credit risk;

    - AXA's ability to develop, distribute and administer competitive products and services in a timely, cost-effective manner and its ability to develop information technology and management information systems to support strategic goals while continuing to control costs and expenses;

    - AXA's visibility in the market place and the financial and claims paying ratings of its insurance subsidiaries, as well as AXA's access to adequate financing to support its future business;

    - the effect of changes in laws and regulations affecting AXA's businesses, including changes in tax laws affecting insurance and annuity products as well as operating income and changes in accounting and reporting practices;

    - the costs of defending litigation and the risk of unanticipated material adverse outcomes in such litigation;

    - adverse political developments around the world, particularly in the principal markets in which the AXA and its subsidiaries operate;

    - the performance of others on whom AXA relies for distribution, investment management, reinsurance and other services; and

    - the effect of any future acquisitions.

    The above factors are in addition to those factors discussed:


    - In this prospectus under "Risk Factors", the "--Reasons for the Offer and the Merger; Purpose and Structure of the Offer and the Merger" subsection of "The Special Factors" section and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and elsewhere; and


    - In the documents that AXA incorporates by reference in this prospectus, including "Item 1--Description of Business--Additional Factors which may Affect Business"; "Item 9--Management's Discussion and Analysis of Financial Condition and Results of Operation" and "Item 9A--Quantitative and Qualitative Disclosures about Market Risk" sections of the 1999 AXA Form 20-F.

    You should also read the sections entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations--Forward-Looking Statements" and "Quantitative and Qualitative Disclosures About Market Risk" included in AXA Financial's Current Report on Form 8-K filed with the SEC on November 14, 2000 and its Quarterly Reports on Form 10-Q for the periods ended March 31, 2000, June 30, 2000 and September 30, 2000 for a discussion of factors that may cause the actual results of AXA Financial to differ materially from forward-looking statements related to AXA Financial.

    You should not place undue reliance on forward-looking statements. Each forward-looking statement speaks only as of the date of the particular statement. AXA undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise. In light of these risks, AXA's results could differ materially from the forward-looking statements contained in this prospectus.

                                SPECIAL FACTORS

BACKGROUND OF THE OFFER; CONTACTS WITH AXA FINANCIAL

    AXA regularly reviews the operations of its various subsidiaries around the world, the markets in which they operate, and the ownership structure of those businesses. These reviews are undertaken with a view to efficiently allocating the AXA group's capital resources, identifying potential synergies between the group's various existing operations, identifying potential new business opportunities and, more generally, maximizing value.

    In the spring of 2000, after AXA made an offer to acquire the public minority in Sun Life and Provincial Holdings, its principal U.K. insurance subsidiary, AXA began to study seriously the same objective in the United States and retained its longtime U.S. financial advisor, Goldman Sachs & Co., for assistance. Henri de Castries, Chairman of the Management Board of AXA raised the possibility of such a transaction with Edward D. Miller, President and Chief Executive Officer of AXA Financial.


    On June 28, 2000, Mr. Miller asked the Board of Directors of AXA Financial to establish a Special Committee of independent directors to be available in connection with a possible offer by AXA to acquire the publicly held common stock of AXA Financial. Joseph L. Dionne, John T. Hartley (Chairman), Nina Henderson, George J. Sella, Jr. and Peter J. Tobin, none of whom are employed by or affiliated with AXA Financial or AXA or any of its affiliates (except in their capacity as directors of AXA Financial and Equitable Life) were appointed to the Special Committee. The members of the Special Committee constitute a majority of the independent directors of AXA Financial. The Special Committee was authorized by the Board of Directors to take any and all actions necessary or advisable in connection with the receipt, evaluation, negotiation, response, rejection and, if appropriate and permitted by law, effectuation, or recommendation to the Board of Directors of AXA Financial regarding the effectuation, of any offer or proposal submitted by AXA or any other person with respect to the publicly held common stock of AXA Financial, including the retention of financial, legal and other advisors and any appropriate actions in connection with the foregoing to evaluate, design, establish, implement, adopt or amend the compensation programs for AXA Financial's employees.


    On June 28, 2000, at a meeting held by telephone conference call, the Special Committee retained Simpson Thacher & Bartlett as its legal advisor and discussed the process of retaining a financial advisor.

    On June 29, 2000, at a Special Committee meeting held by telephone conference call, Simpson Thacher & Bartlett reviewed with the Special Committee its role and duties under applicable law in connection with any proposal by AXA to acquire the publicly held common stock of AXA Financial. Simpson Thacher & Bartlett also reviewed the resolutions of the Board of Directors of AXA Financial establishing the Special Committee, the powers of the Special Committee and the indemnity arrangements which were to be established for the benefit of the members of the Special Committee. At this meeting, the Special Committee further discussed the process of retaining a financial advisor and requested that Stanley Tulin, the Vice Chairman and Chief Financial Officer of AXA Financial, compile background information to assist the Special Committee in making an informed decision. The Special Committee also discussed the potential strategic rationale of AXA for the possible transaction as well as management and compensation issues that AXA Financial could face if it were to become a wholly-owned subsidiary of AXA without publicly traded capital stock.

    At its regular meeting on July 5, 2000, a potential transaction was presented to AXA's Supervisory Board which considered the transaction untimely and, therefore, did not authorize the making of an offer. AXA management in France and its advisors continued to work on the concept

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
in order to work out various problems that had been identified but not resolved during its earlier study and to be prepared to present the transaction to AXA's Supervisory Board at a future date.

    On July 6, 2000, at a meeting of the Special Committee and representatives of Simpson Thacher & Bartlett held by telephone conference call, the Special Committee was informed that the Supervisory Board of AXA had not authorized the making of an offer. In order to be better prepared to evaluate an offer should AXA make an offer at a later time, the Special Committee continued its discussion of possible investment banks to be retained to act as financial advisor and decided to invite Wasserstein Perella & Co., Inc. to make a presentation to the Special Committee at its next meeting.

    At its July 6 meeting, the Special Committee also discussed the process of reviewing the compensation and employment arrangements of AXA Financial in connection with any proposal AXA may present. The Special Committee was concerned that such arrangements should result in appropriate protection of, and incentives to, AXA Financial's senior management and other appropriate employees and should promote the stability of management and its focus on the ongoing business of AXA Financial and thereby enhance the ability of the Special Committee to achieve the best possible result in the negotiation of any potential transaction. The Special Committee directed Simpson Thacher & Bartlett to undertake a review of compensation and employment arrangements.

    On July 20, 2000, Wasserstein Perella made a presentation to the Special Committee as to its experience and qualifications in acting as a financial advisor and reviewed various issues it believed would be important in assessing any proposal by AXA. Following further discussion of the retention of a financial advisor and the fee requested by Wasserstein Perella, the Special Committee determined to retain Wasserstein Perella as financial advisor. At the July 20 meeting, the Special Committee also continued its review of compensation and employment arrangements.

    In order to be able to assess any future proposal from AXA, Wasserstein Perella commenced during the week of July 24, 2000 its review of the businesses, financial condition, results of operations, prospects, business strategy and competitive position of each of AXA and AXA Financial, as well as a general review of the industries in which they operate.

    The sale of Donaldson, Lufkin & Jenrette to Credit Suisse Group, which became the subject of serious negotiations in August 2000 and which was recommended by management of both Donaldson, Lufkin & Jenrette and AXA Financial, was the critical factor in the timing of AXA's decision as to whether it should pursue the acquisition of AXA Financial's public minority or abandon the project. The obvious use of proceeds from the sale of such a significant unit of AXA Financial's business would be to fund a significant acquisition in the United States or to significantly reduce AXA Financial's capital, probably through a stock buyback program. Given these circumstances, AXA management decided that it should pursue the minority buyout transaction principally because there were no immediate plans for a major U.S. acquisition and a partial reduction of AXA Financial's capital, on a pro rata basis, was not consistent with AXA's long term strategic objectives for the U.S. market, which include increasing the proportion of the AXA group's earnings from U.S. life insurance and asset management activities and, more generally, enhancing AXA's presence in the U.S. market. AXA management was also concerned that AXA not participating in a significant but partial reduction in AXA Financial's capital may potentially have a negative effect on the liquidity of the trading market for shares of AXA Financial common stock and adversely affect minority shareholders.

    After further discussion with Goldman Sachs and separately with senior management of AXA Financial, on August 30, 2000, management of AXA again presented the minority buyback transaction to AXA's Supervisory Board (at the same time the sale of Donaldson, Lufkin & Jenrette was presented). At that meeting, AXA's Supervisory Board authorized the making of an offer by AXA to acquire all the shares of AXA Financial common stock not owned by AXA or its subsidiaries. Following that authorization, the Management Board of AXA initiated various actions necessary or desirable to carry out that transaction.

    On the same date, Mr. de Castries delivered an initial offer to the Board of Directors of AXA Financial. Under the terms of the initial offer, AXA proposed to exchange all shares of AXA Financial common stock not owned by AXA and its affiliates for $32.10 net in cash and 0.271 of an AXA ADS per share of AXA Financial common stock. Based on the closing price of the AXA ADSs on the NYSE on August 29, 2000, that offer valued each share of AXA Financial common stock at $53.50. AXA also stated its intention to make an appropriate proposal with respect to stock options held by employees and agents of AXA Financial. The initial offer was made subject to:

    - the consummation of the sale to the Credit Suisse Group of the 71% interest in Donaldson, Lufkin & Jenrette held by AXA Financial and its affiliates;

    - the approval of the offer by the Special Committee of independent, unaffiliated directors of AXA Financial;

    - the prompt negotiation and execution of a definitive merger agreement containing customary terms and conditions for a transaction of this nature; and

    - the receipt of appropriate regulatory approvals.

    In addition, AXA stated in its initial offer that it did not wish to consider or participate in any possible alternative transactions relating to the sale of the shares of AXA Financial common stock it directly or indirectly owns.

    On August 30, 2000, the Special Committee and representatives of Simpson Thacher & Bartlett and Wasserstein Perella met after receiving AXA's proposal. At this meeting, Simpson Thacher & Bartlett reviewed with the Special Committee its role and duties under applicable law relating to its consideration of AXA's proposal and Wasserstein Perella provided its preliminary reaction to AXA's proposal. The Special Committee discussed the appropriate process for the review of AXA's proposal and determined to send a letter to AXA acknowledging receipt of the proposal and indicating that the proposal had been referred to the Special Committee for examination on behalf of AXA Financial. At this meeting, the Special Committee also continued its discussions with respect to AXA Financial's compensation and employment arrangements in light of AXA's proposal and determined to retain William M. Mercer, Incorporated to assist the Special Committee in its review of such arrangements.

    On August 30, 2000, seven lawsuits seeking class action status were filed in the Delaware Court of Chancery by purported stockholders of AXA Financial against AXA, AXA Financial, and the directors of AXA Financial in connection with the exchange offer. On August 31, 2000, three additional lawsuits seeking class action status were filed in the Delaware Court of Chancery against the same defendants. On September 1, 2000, an additional lawsuit seeking class action status was filed in the Supreme Court of the State of New York, County of New York against the same defendants. On the same date, two additional lawsuits seeking class action were filed in the Delaware Court of Chancery against the same defendants. On September 8, 2000 and September 18, 2000, two additional lawsuits seeking class action status were filed in the Delaware Court of Chancery against AXA, AXA Financial and the directors of AXA Financial in connection with the exchange offer. See "The Exchange Offer--Certain Legal Matters--Litigation."

    In a letter dated August 31, 2000, the Board of Directors of AXA Financial acknowledged receipt of the offer and noted that the offer had been referred to the Special Committee of the

Board of Directors of AXA Financial for examination on behalf of AXA Financial and that the Special Committee would respond once it had completed its assessment of the offer.

    During the period from September 5 through September 21, 2000, as part of its ongoing due diligence process, Wasserstein Perella met with certain members of AXA Financial's senior management team and conducted additional due diligence telephone conference calls with senior management of AXA Financial and AXA, including with the Chief Financial Officer of AXA. During this period, Wasserstein Perella also met and held numerous telephone conference calls with Goldman Sachs to discuss the valuations and methodologies reflected in AXA's proposal.

    On September 13 and 14, 2000, the Special Committee met to review the status of the assessment of AXA's proposal, including its review of AXA Financial's compensation and employment arrangements and the treatment of such arrangements in connection with AXA's proposal. Wasserstein Perella advised the Special Committee on the status of its ongoing review, including its discussions with Goldman Sachs. The Special Committee determined that since Wasserstein Perella had not completed its review of the proposal, the Special Committee should not engage in any substantive negotiations with AXA with respect to its proposal at such time and directed Wasserstein Perella to continue its review of AXA's proposal.

    On September 21, 2000, the Special Committee, together with representatives of Simpson Thacher & Bartlett, Wasserstein Perella and Sullivan & Cromwell, legal counsel to Wasserstein Perella, met to consider AXA's proposal. At this meeting, Wasserstein Perella made a detailed presentation as to: (1) the various steps involved in Wasserstein Perella's review of AXA's proposal, including a review of the discussions held between Wasserstein Perella and Goldman Sachs and the extensive due diligence of AXA and AXA Financial undertaken by Wasserstein Perella; (2) the preliminary results of this review; and (3) various alternatives for the Special Committee to consider in determining the next steps to be taken in connection with AXA's proposal. The Special Committee authorized Wasserstein Perella to inform Goldman Sachs that the Special Committee was not supportive of the initial AXA proposal and further authorized Wasserstein Perella to enter into negotiations with Goldman Sachs with a view to achieving an increase in the overall value of AXA's proposal and an improvement in the certainty of the consideration included in AXA's proposal.

    During the period from September 22 to October 6, 2000, Wasserstein Perella held numerous discussions with Goldman Sachs regarding AXA's proposal. In addition, during the week of September 25, 2000, Wasserstein Perella continued its ongoing due diligence review of AXA Financial.

    On September 25, 2000, as part of its ongoing due diligence of AXA Financial, Goldman Sachs met with AXA Financial's management and Wasserstein Perella.

    On September 29, 2000, the Special Committee, together with representatives of Simpson Thacher & Bartlett and Mercer, met to consider proposals with respect to the treatment of the compensation and employment arrangements of AXA Financial's employees in connection with AXA's proposal. The Special Committee unanimously approved the adoption of the proposals. See "Special
Factors--Interests of Certain Persons in the Offer and Merger".

    On October 6 and 9, 2000, Mr. de Castries, and Mr. Hartley spoke by telephone to discuss AXA's proposal. During the later call, Mr. de Castries indicated that AXA was prepared to consider revising its offer in two alternative ways to increase the consideration to be paid by AXA in the proposed transaction. One alternative provided for consideration of $36.00 in cash and
0.2848 of an AXA ADS per share of AXA Financial common stock, while the second proposal provided for consideration of $35.50 in cash and 0.2943 of an AXA ADS per share of AXA Financial common stock. Mr. de Castries reiterated that AXA was not willing to include any share price collars or other non-cash price protections as part of its offer.


    On October 10, 2000, at a meeting of the Special Committee with representatives of Simpson Thacher & Bartlett and Wasserstein Perella,
Mr. Hartley advised the Special Committee of his discussions with Mr. de Castries and, together with Wasserstein Perella, reviewed the revised proposals of AXA, including the impact on AXA's proposals of recent downturns in stock market prices for financial institutions, including significant price declines for AXA and companies comparable to AXA and AXA Financial, including Credit Suisse Group. AXA Financial anticipated receiving a significant amount of stock of Credit Suisse Group following the consummation of the sale of Donaldson, Lufkin & Jenrette to Credit Suisse Group. Mr. Tulin then reviewed with the Special Committee the current status of the proposed sale of Donaldson, Lufkin & Jenrette to Credit Suisse Group and AXA Financial's preliminary results of operation for the fiscal quarter ended September 30, 2000 and its future outlook. Although the Special Committee was encouraged by the improvements made by AXA in its revised proposals, including the increase in the cash being offered on an aggregate basis and as a percentage of the total per share consideration being offered, it was the consensus of the Special Committee that its members were not prepared to support either of the revised AXA proposals and that Mr. Hartley should contact Mr. de Castries to negotiate for a further increase in AXA's offer.


    Following the Special Committee's October 10th meeting, Mr. de Castries and Mr. Hartley held additional telephone conferences to discuss further the price to be offered by AXA in its proposal.

    On October 13, 2000, AXA's Supervisory Board convened to review the current status of the negotiations with AXA Financial's Special Committee. After being briefed by Mr. de Castries on developments since AXA's initial offer on August 30 and the current state of negotiations including his recent discussions with the Chairman of the Special Committee, the Supervisory Board authorized
Mr. de Castries to continue those negotiations with a view to reaching an agreement substantially on the terms presented to the meeting. The Supervisory Board delegated authority to the Chairman of the Supervisory Board in order to, after consultation with and approval by the Finance Committee of the Supervisory Board, authorize Mr. de Castries to present AXA's offer, provided that those terms were substantially similar to those presented to the Supervisory Board. On the same date, Mr. de Castries informed Mr. Hartley that AXA was prepared to consider revising its proposal and offer $35.75 in cash and 0.295 of an AXA ADS per share of AXA Financial's common stock and that such a revised proposal would be AXA's final and best offer.

    On October 16, 2000 a meeting of the Finance Committee of the Supervisory Board was convened. After being briefed by Mr. de Castries on the developments since the Supervisory Board meeting on October 13, the Finance Committee approved the definitive terms of AXA's offer of $35.75 in cash and 0.295 of an AXA ADS per share of AXA Financial common stock, subject to negotiation of an acceptable merger agreement. On the basis of that approval, the Chairman of AXA's Supervisory Board authorized Mr. de Castries to present AXA's offer consisting of $35.75 in cash and 0.295 of an AXA ADS per share of AXA Financial common stock, subject to negotiation of an acceptable merger agreement. He also authorized Mr. de Castries to execute the merger agreement and all related documents and to take all steps necessary or desirable to implement that transaction. Mr. de Castries presented the revised offer of AXA to Mr. Hartley.

    On the same date, the Special Committee met with representatives of Wasserstein Perella, Simpson Thacher & Bartlett and Sullivan & Cromwell to discuss AXA's revised proposal and to review the form and issues in respect of the proposed merger agreement. Mr. Hartley advised the Special Committee that Mr. de Castries confirmed a revised offer by AXA of $35.75 in cash and 0.295 of an AXA ADS per share of AXA Financial common stock, and that said proposal was AXA's final and best offer. Simpson Thacher & Bartlett reviewed the duties of the Special Committee under

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
applicable law in respect of AXA's proposal as well as the status of the various lawsuits which had been filed to date. At this meeting, Wasserstein Perella made a lengthy presentation of its analysis of AXA's revised proposal and reviewed stock market events that had occurred since the Special Committee's prior meeting, including the significant price declines incurred by a number of financial institutions (including AXA) that were followed by strong, but not as large, increases in their stock prices. Wasserstein Perella then orally advised the Special Committee that the revised consideration being offered was fair from a financial point of view to AXA Financial's public stockholders. Mr. Tulin also reviewed AXA Financial's preliminary results of operation for the fiscal quarter ended September 30, 2000 and its future outlook. It was the consensus of the Special Committee that the revised proposal represented an appropriate and fair price for AXA Financial public stockholders, subject to the negotiation of an acceptable agreement. The Special Committee directed Simpson Thacher & Bartlett to finalize the negotiations of the Merger Agreement with AXA's legal advisors.

    Following the Special Committee's October 16th meeting, the respective legal advisors of AXA and AXA Financial met and negotiated the form of the definitive Merger Agreement.

    On October 17, 2000, the Special Committee met again with its advisors and at this meeting, Wasserstein Perella made another presentation regarding the revised AXA proposal and delivered its written opinion to the Special Committee stating that the offer was fair to the holders of AXA Financial common stock (other than AXA and its affiliates) from a financial point of view. Simpson Thacher & Bartlett advised the Special Committee that, consistent with its instructions, the substantive issues with respect to the Merger Agreement had been resolved, including limiting the scope of certain conditions, covenants and representations and warranties included in the Merger Agreement for the benefit of AXA, and reviewed with the Special Committee the principal terms of the transaction, including those with respect to employee benefits. Following further discussion, the Special Committee unanimously (i) approved the Merger Agreement, the offer and the merger and the other transactions contemplated by the Merger Agreement; (ii) determined that the terms of the offer and the merger were fair to and in the best interests of AXA Financial's public stockholders;
(iii) declared the advisability of the Merger Agreement; and (iv) recommended acceptance of the offer and, to the extent applicable, the adoption of the Merger Agreement by the public stockholders of AXA Financial. The Special Committee also recommended to the Board of Directors of AXA Financial that it adopt the same approvals, determinations, declarations and recommendations.

    On October 17, 2000, following the meeting of the Special Committee, the Board of Directors of AXA Financial met to consider the recommendations of the Special Committee with respect to AXA's proposal. Following discussions and a review of AXA's proposal and the terms of the Merger Agreement, the Board of Directors of AXA Financial unanimously: (i) approved the Merger Agreement, the offer and the merger and the other transactions contemplated by the Merger Agreement; (ii) determined that the terms of the offer and the merger were fair to and in the best interests of AXA Financial's public stockholders;
(iii) declared the advisability of the Merger Agreement; and (iv) recommended acceptance of the offer and, to the extent applicable, the adoption of the Merger Agreement by the public stockholders of AXA Financial.

    Later on October 17, 2000 the Merger Agreement was executed and, on the morning of October 18, 2000, the agreement of the parties was announced.

REASONS FOR THE OFFER AND THE MERGER; PURPOSE AND STRUCTURE OF THE OFFER AND THE
  MERGER

    As one of the world's largest markets for financial protection and wealth accumulation products and services, the United States is one of AXA's principal markets and a market of strategic importance to AXA. Since July 1992, when Equitable Life successfully completed its demutualization, AXA and certain of its subsidiaries have been AXA Financial's principal

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
shareholders, collectively owning 60.1% of AXA Financial's common stock as of October 25, 2000. AXA Financial and its principal subsidiaries are AXA's principal companies in the U.S. market.

    Over the last several years, AXA has examined a number of potential business opportunities in the U.S. market, including possible acquisitions, as a means of increasing AXA's investment in U.S. life insurance and asset management activities, increasing public awareness of the AXA brand name in the United States and, generally, increasing AXA's presence in the U.S. market. AXA decided to proceed with the exchange offer and subsequent merger described in this prospectus in order to increase its ownership of the outstanding common stock of AXA Financial to 100%. Upon the consummation of the merger following the exchange offer, AXA Financial will become a wholly-owned direct and indirect subsidiary of AXA.

    AXA believes that the proposed acquisition of the publicly held shares of AXA Financial common stock would:

    - Strengthen its position in its core businesses of insurance and asset management.

    - Enhance AXA's presence in the U.S. market, one of its principal markets, and increase its investment in, and the proportion of its earnings from, U.S. life insurance and asset management activities.

    - Enable AXA to develop more fully the potential synergies between AXA Financial and other companies in the AXA group and achieve a more consistent business organization among AXA's various businesses worldwide.

    - Facilitate future acquisitions by AXA in the U.S. market by increasing the liquidity of the trading market in AXA ADSs listed on the New York Stock Exchange and making them a more effective acquisition currency.


    In addition, causing AXA Financial to be privately held would reduce management's commitment of resources with respect to procedural and compliance requirements of a public company.



    The acquisition of shares of AXA Financial common stock not owned by AXA and its subsidiaries or held by AXA Financial in treasury has been structured as an exchange offer for 0.295 of an AXA ADS and $35.75 net in cash per share of AXA Financial common stock followed by a merger in order to effect a prompt and orderly transfer of ownership of AXA Financial from the public stockholders to AXA. Based on the closing price of the AXA ADSs on the NYSE on November 20, 2000, the offer and the merger would also afford the AXA Financial stockholders an opportunity to dispose of their shares at a significant premium over the average closing price of their shares during the 30 trading days preceding the announcement of the offer on August 30, 2000.


RECOMMENDATION OF THE SPECIAL COMMITTEE AND THE BOARD OF DIRECTORS OF AXA
  FINANCIAL

    On October 17, 2000, the Special Committee unanimously determined that the terms of each of the offer and merger and the other transactions contemplated by the Merger Agreement are fair to, and in the best interests of, AXA Financial and its stockholders (other than AXA and its affiliates) and unanimously determined to recommend that the Board of Directors of AXA Financial:

    - approve the Merger Agreement, the offer and merger and the other transactions contemplated thereby;

    - determine that the terms of the offer and merger are fair to, and in the best interests of, AXA Financial and its stockholders (other than AXA and its affiliates);

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
    - declare that the Merger Agreement is advisable;

    - recommend that AXA Financial's stockholders accept the offer and tender their shares pursuant to the offer; and

    - recommend that AXA Financial's stockholders adopt the Merger Agreement, if such adoption is necessary for the consummation of the merger.

    At a meeting held on October 17, 2000, the Board of Directors of AXA Financial unanimously determined to accept the Special Committee's recommendation and

    - approved the Merger Agreement, the offer and the merger and the other transactions contemplated thereby;

    - determined that the terms of the offer and merger are fair to, and in the best interests of, AXA Financial and its stockholders (other than AXA and its affiliates);

    - declared that the Merger Agreement is advisable;

    - determined to recommend that AXA Financial's stockholders accept the offer and tender their shares pursuant to the offer; and

    - determined to recommend that AXA Financial's stockholders adopt the Merger Agreement, if such adoption is necessary for the consummation of the merger.

FAIRNESS OF THE OFFER AND THE MERGER

    SPECIAL COMMITTEE. In reaching the conclusions described above, the Special Committee considered a number of factors, including but not limited to, the following:

    - presentation from and the opinion delivered by Wasserstein Perella, dated October 17, 2000, that based upon and subject to the assumptions and limitations stated in the opinion, as of the date of the opinion, the consideration to be received by holders of shares of AXA Financial common stock (other than AXA and its affiliates) pursuant to the Merger Agreement is fair from a financial point of view. The presentation of Wasserstein Perella involved various valuation analyses of AXA Financial that are described under "--Opinion of the Financial Advisor". The opinion of Wasserstein Perella is attached as Annex B to this prospectus;

    - the relationship of the consideration to be paid in the offer and subsequent merger to recent and historical market prices of AXA Financial common stock. Based on the closing price of AXA ADSs on October 16, 2000 (the last trading day prior to the approval of the Merger Agreement by the Special Commitee), the per share consideration totaled $54.63 per share of AXA Financial common stock, a premium of 5.16% over the share price on the trading day prior to August 30, 2000 (the date on which AXA's initial offer was publicly announced), a premium of 10.48% over the share price five trading days prior to August 30, 2000 and a premium of 35.08% over the share price 20 trading days prior to August 30, 2000;

    - the fact that, prior to the receipt of AXA's offer on August 30, 2000, AXA Financial common stock was trading at its 52-week high closing price, representing a favorable time for the public stockholders to consider selling their shares, particularly in light of the fact that during the period following the initial offer, share values of diversified financial companies comparable to AXA Financial declined by an average of 11.7%. The Special Committee considered the possibility that AXA's abandonment of its proposal might result in AXA Financial's share values incurring comparable percentage declines;

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
    - the fact that the price of AXA ADSs had declined by approximately 18% since the date of AXA's initial offer, while comparable diversified financial institutions had significant but smaller price declines and the euro had declined in value versus the U.S. dollar during this period. Although the Special Committee was not successful in getting AXA to agree to any stock price collar or other non-cash price protections as part of its offer, the Special Committee considered the fact that its negotiations with AXA resulted in an approximately 11% increase in the aggregate amount of cash being offered by AXA and an approximately 9% increase in the aggregate number of AXA ADSs being offered by AXA, despite the fact that during the period of their negotiations stock market prices of diversified financial companies comparable to AXA Financial had incurred declines of over 10%. The Special Committee also considered that its negotiations with AXA led to an increase in the amount of cash to be paid as a percentage of the total per share consideration;

    - the terms of the transaction were determined through arm's length negotiations between AXA and the Special Committee and its financial and legal advisors, all of whom were unaffiliated with AXA. Based on its negotiations, the Special Committee believed that the final total per share consideration offered by AXA was the highest per share consideration that could be obtained from AXA and any further negotiations with AXA could possibly cause AXA to abandon the transaction, or possibly to commence a tender offer at a subsequent date when AXA Financial's shares would be trading at levels well below their current price and thereby enabling AXA to offer a price lower than the final price being offered. The Special Committee was aware that all of the consideration to be received by AXA Financial stockholders would be taxable for federal income tax purposes;

    - the fact that the offer and merger were conditioned upon the consummation of Credit Suisse Group's acquisition of Donaldson, Lufkin & Jenrette for cash and Credit Suisse Group stock. The Special Committee considered the impact on AXA's offer of the approximately 20% decline in Credit Suisse Group's stock price from the date of AXA's initial offer (representing a pre-tax decline in value to AXA Financial of more than $1.2 billion, or approximately $2.94 per share of AXA Financial common stock outstanding) and that, despite such decline, the consideration being offered by AXA was not reduced but was increased by the percentages noted above;

    - the form of consideration to be paid to holders of shares of AXA Financial common stock in the offer and the merger, considering the certainty of the value of the cash component as compared to the stock component, as well as the fact that the stock component will allow AXA Financial stockholders to become holders of AXA ADSs and participate in the future prospects of the combined businesses of AXA and AXA Financial;

    - the relationship of the consideration to be paid in the offer and subsequent merger to the per share book value of AXA Financial and to the going concern value of AXA Financial, each as reflected in Wasserstein Perella's presentation to the Special Committee and which the Special Committee hereby adopts;

    - information concerning the business, assets, financial condition, results of operations and prospects of AXA and AXA Financial, the risks involved in achieving those prospects and the general condition and outlook and trends of the respective industries in which AXA and AXA Financial operate. The Special Committee members reviewed these matters with representatives of Wasserstein Perella who had conducted a due diligence review of AXA and AXA Financial. Review of these matters provided the Special Committee with a better understanding of the business and prospects of AXA and AXA Financial and formed, in part, the basis upon which the Special Committee considered the proposed terms of the offer and merger and the various valuation analyses of AXA Financial;

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
    - AXA's beneficial ownership of approximately 60.1% of the currently outstanding common stock of AXA Financial and the effects of such ownership on the alternatives available to AXA Financial. The Special Committee further considered that AXA had stated that it would not consider selling its shares to a third party and that, as a practical matter, no such alternatives potentially available to AXA Financial could be effected without the support of AXA;

    - the likelihood that the transaction would be consummated, including the absence of unusual requirements or conditions to the offer and merger (except for the condition relating to the sale of Donaldson, Lufkin & Jenrette) and that the Merger Agreement ultimately contained only a limited number of conditions to AXA's obligations to consummate the offer and merger. The Special Committee further considered the fact that AXA has the financial capacity to consummate the offer and merger expeditiously;

    - the anticipated timing of consummation of the transactions and related factors, including the structure of the transaction to include a first-step exchange offer for all of the shares of AXA Financial common stock in which stockholders who tender will be able to promptly receive the consideration, followed by a merger in which stockholders will receive the same consideration as received by stockholders who tendered their shares in the offer;

    - the impact on the offer and the merger of the following matters (which are discussed in more detail above under the heading "Risk Factors"):

       - the exchange ratio could work to the disadvantage of AXA Financial stockholders, because a decline in the price of AXA ADSs would cause the value of the consideration to be paid for the shares to decline, but if the price of the AXA ADSs were to increase, the value of the consideration to be paid for shares of AXA Financial common stock would increase; and

       - the business of AXA is broader in scope than AXA Financial's business and, as a result, the trading price of AXA ADSs may be affected by factors different from those which affect AXA Financial's result of operations and the price of its shares;

    - that stockholders who do not tender their shares pursuant to the offer will have the right in connection with the merger to demand appraisal of the fair value of their shares of AXA Financial common stock under the General Corporation Law of the State of Delaware, whether or not a stockholder vote is required, see "The Merger Agreement--Dissenters' Rights of Appraisal"; and

    - the potential conflicts of interest between certain directors and members of management of both AXA Financial and AXA, all as described under "Special Factors--Interests of Certain Persons in the Offer and the Merger".

    THE BOARD OF DIRECTORS OF AXA FINANCIAL. In reaching its determinations referred to above, the Board of Directors of AXA Financial considered the following factors, each of which, in the view of the Board of Directors of AXA Financial, supported such determinations:

    - the conclusions and recommendations of the Special Committee;

    - the factors referred to above as having been taken into account by the Special Committee, including the receipt by the Special Committee of the opinion of Wasserstein Perella that, based upon and subject to the assumptions and limitations stated in the opinion, as of the date of the opinion, the total per share consideration to be received by the stockholders of AXA Financial (other than AXA and its affiliates) in the offer and the merger is fair from a financial point of view to such holders, and the analyses presented by Wasserstein Perella to the Special Committee;

    - the fact that the offer price and the terms and conditions of the Merger Agreement were the result of arm's-length negotiations between the Special Committee and AXA and their respective advisors; and

    - the relationship of the consideration to be paid in the offer and subsequent merger to the per share book value of AXA Financial and to the going concern value of AXA Financial, each as reflected in Wasserstein Perella's presentation to the Special Committee and which the Board of Directors hereby adopts;

    The members of the Board of Directors of AXA Financial, including the members of the Special Committee, evaluated the offer and the merger in light of their knowledge of the business, financial condition and prospects of AXA Financial, and considered the advice of financial and legal advisors.

    The Board of Directors of AXA Financial, including the members of the Special Committee, believes that the offer and merger are procedurally fair because, among other things:

    - the Special Committee consisted of independent directors appointed to represent the interests of AXA Financial stockholders (other than AXA and its affiliates);


    - the Special Committee retained and was advised by Simpson Thacher & Bartlett, its own independent legal counsel;


    - the Special Committee retained and was advised by Wasserstein Perella, as its independent financial advisor, to assist it in evaluating a potential transaction between AXA and AXA Financial;

    - of the nature of the deliberations pursuant to which the Special Committee evaluated the offer and the merger and alternatives thereto;

    - the total per share price to be paid by AXA resulted from active arm's-length bargaining between representatives of the Special Committee, on the one hand, and representatives of AXA, on the other; and

    - the Special Committee is a mechanism well established under Delaware law to ensure fairness in transactions of this type.

    The Board of Directors of AXA Financial and the Special Committee recognized that the offer is not conditioned on the tender of a majority of the shares of AXA Financial common stock other than those owned by AXA and its affiliates and that the merger is not structured to require the approval of a majority of the stockholders of AXA Financial other than AXA and its affiliates, and that AXA currently has sufficient voting power to approve the merger without the affirmative vote of any other stockholder of AXA Financial.

    The Special Committee and the Board of Directors of AXA Financial also recognized that the offer and the merger will result in all stockholders (other than AXA and its affiliates) being entitled to receive (i) $35.75 in cash with no interest and (ii) 0.295 of an AXA ADS for each of their shares, which will permit AXA Financial's stockholders the opportunity to participate in the benefit of increases, if any, in the value of AXA and AXA Financial's combined businesses following the merger.

    Neither the Special Committee nor the Board of Directors of AXA Financial considered the liquidation of the assets of AXA Financial and neither considered liquidation to be a viable course of action based on AXA's desire for AXA Financial to continue to conduct its business as a subsidiary of AXA. Therefore, no appraisal of liquidation values was sought for purposes of evaluating the offer and the merger.

    In view of the wide variety of factors considered in connection with their evaluation of the offer and the merger, neither the Special Committee nor the Board of Directors of AXA Financial found it practicable to, and did not, qualify or otherwise attempt to assign relative weights to the specific factors they considered in reaching their determinations.

    The foregoing discussion of the information and factors considered and given weight by the Special Committee and the Board of Directors of AXA Financial is not intended to be exhaustive but is believed to include all material factors considered by the Special Committee and the Board of Directors of AXA Financial.

    THE BOARD OF DIRECTORS OF AXA FINANCIAL, BASED UPON THE UNANIMOUS RECOMMENDATION OF THE SPECIAL COMMITTEE, (A) UNANIMOUSLY APPROVED THE MERGER AGREEMENT, THE OFFER AND THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, (B) UNANIMOUSLY DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF AXA FINANCIAL STOCKHOLDERS (OTHER THAN AXA AND ITS AFFILIATES), (C) DECLARED THE ADVISABILITY OF THE MERGER AGREEMENT, (D) UNANIMOUSLY RECOMMENDS THAT AXA FINANCIAL'S STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER AND (E) UNANIMOUSLY RECOMMENDS THAT AXA FINANCIAL'S STOCKHOLDERS ADOPT THE MERGER AGREEMENT IF SUCH ADOPTION IS NECESSARY FOR THE CONSUMMATION OF THE MERGER.

OPINION OF THE FINANCIAL ADVISOR OF THE SPECIAL COMMITTEE

    On October 17, 2000, Wasserstein Perella delivered its written opinion to the Special Committee that as of the date of such opinion the consideration to be received by the holders of AXA Financial common stock, other than AXA and its affiliates, pursuant to the offer and the merger was fair to such holders from a financial point of view.

    THE FULL TEXT OF THE WRITTEN OPINION OF WASSERSTEIN PERELLA DATED
OCTOBER 17, 2000, WHICH SETS FORTH ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN IN CONNECTION WITH THE OPINION, IS CONTAINED IN ANNEX B TO THIS PROSPECTUS. WASSERSTEIN PERELLA PROVIDED ITS FINANCIAL ADVISORY SERVICES AND ITS OPINION FOR THE INFORMATION AND ASSISTANCE OF THE SPECIAL COMMITTEE IN CONNECTION WITH ITS CONSIDERATION OF THE OFFER AND THE MERGER. IT IS NOT A RECOMMENDATION TO ANY HOLDER OF AXA FINANCIAL COMMON STOCK WITH RESPECT TO WHETHER SUCH HOLDER SHOULD TENDER SHARES PURSUANT TO THE OFFER OR AS TO HOW SUCH HOLDER SHOULD VOTE WITH RESPECT TO THE MERGER. STOCKHOLDERS OF AXA FINANCIAL ARE URGED TO READ SUCH OPINION IN ITS ENTIRETY.

    In connection with its opinion, Wasserstein Perella reviewed, among other things:

    - a draft of the Merger Agreement, which Wasserstein Perella assumed would not differ in any material respect from the final form of the Merger Agreement;

    - certain publicly available business and financial information relating to AXA Financial and AXA for recent years and interim periods to date; and

    - certain internal financial and operating information relating to AXA Financial prepared by or on behalf of AXA Financial.

    Wasserstein Perella also met with members of the management of AXA Financial and AXA to review and discuss such information and, among other things, each of AXA Financial's and AXA's business, operations, assets, financial condition and future prospects. Wasserstein Perella did not receive financial forecasts and projections of AXA. In addition, Wasserstein Perella reviewed and considered certain financial and stock market data relating to AXA Financial and AXA, and compared that data with similar data for certain other companies, the securities of which are publicly traded, that Wasserstein Perella believed may be relevant or comparable in certain respects to AXA Financial and AXA or one or more of their respective businesses or assets. Wasserstein Perella also reviewed and considered the financial terms of certain recent acquisitions and business combination transactions in certain industries that it believed to be reasonably comparable to the exchange offer and the merger or otherwise relevant to its inquiry. Wasserstein Perella took into consideration that AXA directly and indirectly through subsidiaries owns, through a voting trust, approximately 60.3% of the outstanding shares of common stock of AXA Financial, and reviewed and considered the financial terms of certain recent transactions in which a majority shareholder of an entity has purchased the interests held by minority shareholders. Wasserstein Perella also performed such other studies and analyses that it considered appropriate.

    Wasserstein Perella relied upon the accuracy and completeness of all of the historical financial and other information provided to or discussed with it or publicly available and assumed such accuracy and completeness for purposes of rendering its opinion. Wasserstein Perella did not assume any responsibility for independent verification of any such information. In addition, Wasserstein Perella assumed and relied upon the reasonableness and accuracy of the financial projections, forecasts and analyses provided to it, and assumed that such projections, forecasts and analyses were reasonably prepared in good faith and on bases reflecting the best currently available judgments and estimates of AXA Financial's management. It expresses no opinion with respect to such projections, forecasts and analyses or the assumptions upon which they are based. Wasserstein Perella are not actuaries and its advisory services did not include actuarial determinations or evaluations or an attempt to evaluate actuarial assumptions. In addition, Wasserstein Perella did not review any of the books and records of AXA Financial and AXA, or assume any responsibility for conducting a physical inspection of the properties or facilities of AXA Financial and AXA, or for making or obtaining an independent valuation or appraisal of the assets or liabilities or adequacy of the reserves of AXA Financial and AXA, and no such independent valuation or appraisal was provided to it. Wasserstein Perella also (i) assumed that, in all respects material to its analysis, the disposition by AXA, AXA Financial and their affiliates of their respective interests in Donaldson, Lufkin & Jenrette will be consummated substantially on the terms and conditions publicly announced by AXA Financial and described to Wasserstein Perella and (ii) assumed that the transactions described in the Merger Agreement will be consummated without waiver or modification of any of the material terms or conditions contained therein by any party thereto. Wasserstein Perella's opinion is necessarily based on economic and market conditions and other circumstances as they existed and can be evaluated by it as of the date of its opinion. Wasserstein Perella is not expressing any opinion as to the prices at which any securities of AXA Financial and AXA will actually trade at any time.

    In the context of its engagement by the Special Committee, Wasserstein Perella was not authorized to and did not solicit third party indications of interest in acquiring all or any part of AXA Financial, or investigate any alternative transactions that may be available to AXA Financial.


    The following is a summary of the material financial analyses used by Wasserstein Perella in connection with providing its October 17, 2000 written opinion to the Special Committee. Some of the summaries of the financial analyses include information presented in tabular format. In order to more fully understand the financial analyses used by Wasserstein Perella, the tables must be read together with the full text of each summary. The tables alone are not a complete description of Wasserstein Perella's financial analyses. A copy of the report presented by Wasserstein Perella to the Special Committee on October 17, 2000 has been filed as an exhibit to the registration statement on Form F-4 filed with the SEC, of which this prospectus constitutes a part.


    (1) HISTORICAL STOCK TRADING AND PRECEDENT MINORITY PURCHASE PREMIUM ANALYSIS. Wasserstein Perella reviewed the historical trading prices and volumes for AXA Financial common stock. In addition, based on market data as of October 16, 2000, Wasserstein Perella calculated per share consideration of $54.96 pursuant to the Merger Agreement. Wasserstein Perella analyzed the $54.96 consideration per share, as of October 16, 2000, in relation to the stock price of AXA Financial common stock at various times. Such analysis indicated, that the per share consideration based on market data as of October 16, 2000 represented:

    - a premium of 10.48% over the share price five trading days prior to the announcement of the transaction on August 30, 2000 of $49.75, and

    - a premium of 35.08% over the share price twenty trading days prior to the announcement of the transaction on August 30, 2000 of $40.69.

    Wasserstein Perella also reviewed 79 acquisitions by majority shareholders of publicly held minority interests in U.S. targets, 18 of which were financial institution transactions, 20 of which were stock consideration transactions, and 5 of which were transactions with a value greater than $1 billion. Each precedent minority purchase transaction reviewed by Wasserstein Perella had a value of at least $50 million and was announced between January 1, 1992 and July 21, 2000. Wasserstein Perella analyzed the consideration received in each of the precedent minority purchase transactions to derive the premiums paid over the public trading prices per share 5 trading days and 20 trading days prior to the announcement of the transaction. The following table presents the results of this analysis:

                                                           5 TRADING DAYS          20 TRADING
                                                              PRIOR TO            DAYS PRIOR TO
                                                            ANNOUNCEMENT          ANNOUNCEMENT
                                                         -------------------   -------------------
PRECEDENT MINORITY PURCHASE TRANSACTIONS                   MEAN      MEDIAN      MEAN      MEDIAN
----------------------------------------                 --------   --------   --------   --------
All Transactions.......................................    33.2%      25.3%      37.8%      31.9%
Financial Institutions Transactions....................    24.1%      21.2%      28.1%      24.4%
Stock Consideration Transactions.......................    15.5%      14.3%      19.8%      18.3%
Transactions over $1 Billion...........................    22.1%      22.8%      28.8%      29.3%

    (2) COMPARABLE TRADED COMPANIES ANALYSIS. Wasserstein Perella reviewed and compared financial information of AXA Financial to corresponding financial information, ratios and public market multiples for selected diversified financial services companies. Wasserstein Perella selected the following companies for comparison because they are publicly traded companies with certain operations that for purposes of analysis may be considered comparable to certain operations of AXA Financial.

    The selected publicly traded diversified financial services consisted of:

    - American Express Company,

    - Mellon Financial Corporation,

    - Citigroup Inc., and

    - Morgan Stanley Dean Witter & Co.

    Wasserstein Perella calculated and compared various financial multiples and ratios for the selected companies based on market data and IBES earnings estimates as of October 16, 2000. With respect to the selected diversified financial services companies, Wasserstein Perella considered price as a multiple of:

    - latest twelve months EPS,

    - estimated 2000 EPS,

    - estimated 2001 EPS, and

    - book value per share.

    The data for AXA Financial used to analyze price as a multiple of latest twelve months EPS excludes net realized investment gains and losses. The information for Citigroup used to analyze price as a multiple of latest twelve months EPS and price as a multiple of book value per share is pro forma for its acquisition of Associates First Capital, which was announced on September 6, 2000.

    The results of these analyses are summarized in the following chart.

                                   RANGES FOR THE           MEDIAN             MEAN
        PRICE PER SHARE               SELECTED          (EXCLUDING AXA    (EXCLUDING AXA
       AS A MULTIPLE OF               COMPANIES           FINANCIAL)        FINANCIAL)     AXA FINANCIAL
-------------------------------  -------------------   ----------------   --------------   -------------
Latest Twelve Months EPS.......         15.1x-28.2x         20.7x              21.2x           17.8x
Estimated 2000 EPS.............         15.3x-27.1x         19.5x              20.4x           17.4x
Estimated 2001 EPS.............         14.0x-23.7x         17.5x              18.2x           15.9x
Book Value Per Share...........         4.26x-7.07x         5.04x              5.35x           3.54x

    Based on the selected comparable companies multiples, Wasserstein Perella developed a valuation range to apply to AXA Financial. This analysis resulted in an implied equity value range per AXA Financial share of $45.75 to $53.25 (the base range). Wasserstein Perella also developed a valuation range to apply to AXA Financial that added (for illustrative purposes only) a 20% premium to the base range. This analysis resulted in an implied equity value range per AXA Financial share of $54.90 to $63.90.

    (3) DIVIDEND DISCOUNT ANALYSIS. Wasserstein Perella performed a dividend discount analysis to determine the theoretical equity value per diluted share of AXA Financial common stock under the following scenario:

    - utilizing estimated 2000 and 2001 operating EPS estimates from IBES as of October 16, 2000 and estimated 2002 through 2006 operating EPS estimates derived by applying the IBES long term growth rate of 15.0%;

    - calculating dividends paid based upon a 4.2% dividend payout ratio for AXA Financial for fiscal year 1999;

    - assuming reinvestment of the proceeds from the Donaldson, Lufkin & Jenrette transaction to achieve analyst estimates of $3.25 per share in 2001 as of October 16, 2000;

    - assuming that the present value per diluted share equaled the present value at September 30, 2000 of both cash dividends and terminal value and adjusting estimated 2000 financial data pro rata for fourth quarter financial results; and

    - calculating terminal values as a fiscal year forward multiple of estimated 2006 earnings.

    Wasserstein Perella applied discount rates ranging from 11.0% to 15.0% and terminal value multiples of estimated 2006 Operating EPS ranging from 14.0x to 17.0x, to derive theoretical equity values per diluted share ranging from:

    - $42.23 to $59.31.

    Wasserstein Perella also applied percentages of estimated 2001 EPS ranging from 95.0% to 105.0%, representing implied estimated 2001 Operating EPS ranging from $3.09 to $3.41, and terminal value multiples of estimated 2006 Operating EPS ranging from 14.0x to 17.0x, based upon a 13.0% discount rate, to derive theoretical equity values per diluted share ranging from:

    - $43.67 to $57.17.

    Based on the dividend discount analysis, Wasserstein Perella developed a valuation range to apply to AXA Financial. This analysis resulted in an implied equity value range per AXA Financial share of $46.00 to $52.00 (the base range). Wasserstein Perella also developed a valuation range to apply to AXA Financial that added (for illustrative purposes only) a 20% premium to the base range. This analysis resulted in an implied equity value range per AXA Financial share of $55.20 to $62.40.

    (4) COMPARABLE ACQUISITIONS ANALYSIS. This analysis was undertaken to provide information regarding the fairness of the merger consideration based upon a comparison of the financial terms of the exchange offer and the merger with the financial terms of several other business combinations in the diversified financial services industry. Wasserstein Perella analyzed certain information relating to selected transactions since 1998 in the diversified financial services industry. Wasserstein Perella compared the following transactions:

    - ING Groep N.V.'s transaction with Aetna Inc. announced in July 2000;

    - UBS AG's transaction with PaineWebber Group, Inc. announced in July 2000;

    - ING Groep N.V.'s transaction with ReliaStar Financial Corporation announced in April 2000;

    - HSBC Holdings plc's transaction with Republic Bank announced in May 1999;

    - Fleet Financial Group, Inc.'s transaction with BankBoston Corporation announced in March 1999;

    - Aegon N.V.'s transaction with Transmerica Corporation announced in February 1999;

    - Deutsche Bank Group's transaction with Bankers Trust Corporation announced in November 1998; and

    - American International Group's transaction with Sun America Inc. announced in August 1998.

Wasserstein Perella calculated and compared for each of the selected transactions the price per share consideration as a multiple of:

    - latest twelve months earnings per share, sometimes referred to as EPS, prior to the announcement of the transaction;

    - estimated current year EPS (based on Institutional Broker's Estimate System, sometimes referred to as IBES, data as of the date of announcement of the transaction);

    - estimated next year EPS (based on IBES data as of the date of announcement of the transaction); and

    - book value per share as of the end of the latest twelve months prior to the announcement of the transaction.

    The following table presents the results of this analysis, each as compared to the corresponding values indicated for the exchange offer and the merger as of October 16, 2000.

                                                                                  MEAN
                                                              MEDIAN         (EXCLUDING THE
                                     RANGES FOR THE       (EXCLUDING THE        EXCHANGE
        PRICE PER SHARE                 SELECTED          EXCHANGE OFFER/        OFFER/       THE EXCHANGE
        AS A MULTIPLE OF              TRANSACTIONS            MERGER)           MERGER)       OFFER/ MERGER
--------------------------------  --------------------   -----------------   --------------   -------------
Latest Twelve Months EPS........          17.4x-35.1x          20.3x             24.4x            19.0x
Estimated Current Year EPS......          15.4x-33.3x          18.5x             20.3x            18.6x
Estimated Next Year EPS.........          14.0x-28.1x          15.8x             17.6x            16.9x
Book Value Per Share............          1.86x-6.19x          2.53x             3.17x            3.76x

    Based on the selected comparable transactions multiples, Wasserstein Perella developed a valuation range to apply to AXA Financial. This analysis resulted in an implied equity value range per AXA Financial share of $54.50 to $64.50. However, as noted by Wasserstein Perella to the Special Committee, the selected comparable transactions did not involve minority purchases but were control premium transactions between unaffiliated parties. Wasserstein Perella and the Special Committee had also been informed by AXA that it would not consider selling its interest in AXA Financial as part of any transaction.

    (5) COMPOSITE VALUE ANALYSIS. Wasserstein Perella reviewed financial information of the composite units of AXA Financial which will remain after the sale of Donaldson, Lufkin & Jenrette: the Financial Advisory/Insurance unit, and Alliance Capital, the asset management unit. Wasserstein Perella compared such information to corresponding financial information, ratios and public market multiples for selected life insurance and financial advisory services companies and asset management companies. Wasserstein Perella selected the following companies for comparison because they are publicly traded companies with certain operations that for purposes of analysis may be considered similar to certain corresponding operations of AXA Financial.

    The selected publicly traded life insurance and financial advisory services companies consisted of:

    - American General Corporation,

    - Hartford Financial Services Group, Inc.,

    - Lincoln National Corporation,

    - Jefferson-Pilot Corporation,

    - John Hancock Financial Services, Inc.,

    - Metropolitan Life Insurance Company, and

    - Nationwide Financial Services Inc.

    The selected publicly traded asset management companies consisted of:

    - Waddell & Reed Inc.,

    - T. Rowe Price Investment Services, Inc.,

    - Affiliated Managers Group,

    - Neuberger Berman Management Inc.,

    - Stilwell Financial Inc.,

    - Federated Investors Inc.,

    - Franklin Resources Inc., and

    - Eaton Vance Distributors, Inc.

    Wasserstein Perella also analyzed certain information relating to selected transactions involving companies in the life insurance and financial advisory services industry and the asset management industry. Wasserstein Perella compared the following transactions in the life insurance and financial advisory services industry:

    - ING Groep N.V.'s transaction with Aetna Inc. announced in July 2000;

    - ING Groep N.V.'s transaction with Reliastar announced in April 2000;

    - Allianz Versicherungs AG's transaction with Life Holding USA announced in May 1999;

    - Aegon N.V.'s transaction with Transamerica announced in February 1999;

    - America International Group Inc.'s transaction with Sun America announced in August 1998;

    - ING Groep N.V.'s transaction with Equitable of Iowa Companies announced in July 1997;

    - Jefferson-Pilot Corp.'s transaction with Chubb Life Insurance Company of America announced in February 1997; and

    - American General Corporation's transaction with USLife Corporation announced in February 1997.

    Wasserstein Perella compared the following transactions in the retail asset management industry:

    - Liberty Financial Companies' transaction with Wanger Asset Management LP announced in June 2000;

    - UniCredito Italiano S.p.a.'s transaction with The Pioneer Group, Inc. announced in May 2000;

    - ReliaStar Financial Corporation's transaction with Pilgrim Capital Corporation announced in July 1999;

    - Credit Suisse's transaction with Warburg Pincus Asset Management announced in February 1999;

    - Phoenix Investment Partners' transaction with Zweig Fund Group announced in December 1998; and

    - Affiliated Managers Group's transaction with Rorer Asset Management announced in November 1998.

In addition to the retail asset management transactions listed above, Wasserstein Perella compared the following transactions in the institutional asset management industry:

    - Alliance Capital's transaction with Sanford C. Bernstein announced in June 2000;

    - Old Mutual Plc.'s transaction with United Asset Management announced in June 2000;

    - Caisse des Depots' transaction with Nvest LP and Nvest Cos. LP announced in June 2000;

    - Allianz AG's transaction with Pimco Advisors LP announced in
      October 1999;

    - AXA's transaction with Rosenberg Group announced in October 1998;

    - Northwestern Mutual Life's transaction with Frank Russell announced in August 1998;

    - Mellon Bank's transaction with Newton Management Ltd. announced in July 1998;

    - Liberty Financial's transaction with Crabbe Huson Group announced
      June 1998;

    - Robeco Groep N.V.'s transaction with Weiss, Peck & Greer LLC announced in May 1998; and

    - Affiliated Manager Group's transaction with Essex Investment Management announced in January 1998.

    Based on the multiples of the selected companies engaged in businesses comparable to certain operations of the composite units of AXA Financial and the multiples of the transactions involving companies engaged in businesses comparable to certain operations of the composite units of AXA Financial, Wasserstein Perella developed a valuation range to apply to each of the composite units of AXA Financial. Wasserstein Perella also derived a value for the cash and Credit Suisse Group stock to be received by AXA Financial from the sale of Donaldson, Lufkin & Jenrette based upon publicly available information and data provided by AXA Financial management. This calculation was made net of holding company debt and investments not allocated to the Financial Advisory/Insurance Segment of $1,110.6 million and net of the value of corporate overhead allocated to Donaldson, Lufkin & Jenrette of $160.6 million. In calculating the value of the corporate overhead allocated to Donaldson, Lufkin & Jenrette, Wasserstein Perella assumed $24.7 million of declining pre-tax corporate overhead, a 35% marginal tax rate and a multiple of 10.0x. Wasserstein Perella also assumed 440.246 million diluted AXA Financial shares outstanding as of October 16, 2000. This analysis resulted in an implied equity value ranges per AXA Financial share as contained in the following chart:

                                                               COMPARABLE COMPANY TRADING
            AXA FINANCIAL               COMPARABLE COMPANY      RANGE PLUS ILLUSTRATIVE          COMPARABLE
            BUSINESS UNIT                  TRADING RANGE              20% PREMIUM             TRANSACTION RANGE
-------------------------------------  ---------------------   --------------------------   ---------------------
Insurance/Financial Advisory Unit....        $20.25-$24.75               $24.30-$29.70              $26.00-$31.00
Alliance Capital.....................        $13.95-$16.65               $16.74-$19.98              $18.00-$21.00
Cash and Credit Suisse Group Stock...         $9.92                     $9.92                       $9.92
Total................................        $44.12-$51.32               $50.96-$59.60              $53.92-$61.92

GENERAL

    The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Wasserstein Perella's opinion. In arriving at its fairness determination, Wasserstein Perella considered the results of each of these analyses in their totality. No company or transaction used in the above analyses as a comparison is directly comparable to AXA Financial or AXA or the exchange offer and the merger. The analyses were prepared solely for purposes of Wasserstein Perella's providing its opinion to the Special Committee as to the fairness from a financial point of view of the consideration to be received by the holders of AXA Financial common stock, other than AXA and its affiliates, pursuant to the exchange offer and the merger, and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their advisors, none of AXA Financial, Wasserstein Perella or any other person assumes responsibility if future results are materially different from those forecast. As described above, Wasserstein Perella's opinion to the Special Committee was one of the factors taken into consideration by the Special Committee in making its determination to approve the exchange offer and the merger. This summary is not a complete description of the analysis performed by Wasserstein Perella and is qualified by reference to the written opinion of Wasserstein Perella set forth in Annex B to this prospectus and to Wasserstein Perella's report to the Special Committee included as an exhibit to the registration statement on Form F-4, of which this prospectus constitutes a part.

    Wasserstein Perella, as part of the ordinary course of its business, may actively trade the debt and equity securities of AXA Financial and AXA for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. The Special Committee selected Wasserstein Perella as its financial advisor because it is a nationally recognized investment banking firm that has substantial experience in transactions similar to the exchange offer and the merger. In connection with the offer, Wasserstein Perella also provided certain investment banking services to the Special Committee relating to the disposition of Donaldson, Lufkin & Jenrette.

    Pursuant to a letter agreement dated August 9, 2000, and amended on August 29, 2000, the Special Committee engaged Wasserstein Perella to act as its financial advisor with respect to a possible proposal from AXA or an affiliate thereof to acquire all or substantially all of the outstanding shares of common stock of AXA Financial held by persons other than AXA and its affiliates. Pursuant to the terms of the letter agreement, AXA Financial has agreed to pay Wasserstein Perella a fee of 0.17% of the aggregate consideration paid to the holders of AXA Financial common stock, other than AXA and its affiliates, a significant portion of which is contingent upon the consummation of the exchange offer and the merger. AXA Financial has agreed to reimburse Wasserstein Perella for its reasonable out-of-pocket expenses, including attorney's fees, and to indemnify Wasserstein Perella against specific liabilities, including liabilities under the U.S. federal securities laws.

    Except in connection with the offer and merger as described in the previous paragraph, Wasserstein Perella has not earned any fee amounts from AXA, AXA Financial or their respective affiliates during the past two years.

POSITION OF AXA AND AXA MERGER CORP. REGARDING FAIRNESS OF THE OFFER AND THE
  MERGER

    AXA and AXA Merger Corp. believe that the consideration to be received by AXA Financial stockholders (other than AXA and its subsidiaries) pursuant to the offer and the merger is fair to and in the best interests of AXA Financial's stockholders. AXA and AXA Merger Corp. base their belief on the following factors:

    - the conclusions and recommendations of the Special Committee that each of the offer and the merger is fair to, and in the best interests of, AXA Financial's stockholders (other than AXA and its affiliates);

    - that the offer and the merger and the other terms and conditions of the Merger Agreement were the result of arm's length, good faith, negotiations between the Special Committee and AXA and their respective advisors;

    - that the Special Committee was comprised of independent directors of AXA Financial and that the Special Committee's legal and financial advisors were independent;

    - the factors referred to above as having been taken into account by the Special Committee and the Board of Directors of AXA Financial, including that the Special Committee received an opinion from Wasserstein, Perella that, as of the date of that opinion and subject to the assumptions and limitations discussed in the opinion, the consideration of 0.295 of an AXA ADS and $35.75 net in cash per share of AXA Financial common stock to be received by the holders of shares of AXA Financial common stock (other than AXA and its affiliates) in the offer and the merger was fair from a financial point of view to these stockholders;

    - that the consideration to be paid in the offer and merger exceeds the going concern value of AXA Financial based on the historical and projected financial performance of AXA Financial, as calculated by AXA taking into account existing and potential future cash flows, marked-to-market asset values and balance sheet risks, and AXA's view as to AXA Financial's overall risk profile based on the nature and mix of its business;



    - that the per share consideration to be paid in the offer and the merger (based on the closing price of an AXA ADS on the NYSE on November 20, 2000) represents a premium of 27.4% over the average closing sale price of the shares of AXA Financial common stock on the NYSE during the 30 trading days preceding the announcement of the offer on August 30, 2000 and a premium of 41.7% over the average closing sale price on the NYSE during the 90 trading days preceding the announcement of the offer;



    - that the per share consideration to be paid in the offer and the merger (based on the closing price of the AXA ADSs on the NYSE on November 20, 2000) represents a 7.1% premium to the all time high closing price of the share of the AXA Financial common stock on the NYSE prior to AXA's announcement of the offer on August 30, 2000; and


    - that the per share consideration to be paid in the offer and the merger exceeds the net book value per share of AXA Financial common stock.


    In view of the wide variety of factors considered in connection with their respective evaluations of the offer and the merger, neither AXA nor AXA Merger Corp. found it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors they each considered in reaching their conclusions as to fairness. The liquidation of AXA Financial's assets was not considered to be a viable course of action based on AXA's desire for AXA Financial to continue to conduct its business as a subsidiary of AXA. Therefore, no appraisal of liquidation value was sought for purposes of valuing the shares of AXA Financial common stock. Although Goldman Sachs generally assisted AXA in this transaction and, in particular, advised AXA on its strategies, participated in negotiations with Wasserstein Perella, and reviewed certain projections of AXA Financial and assumptions related thereto, Goldman Sachs did not deliver a fairness opinion as to the consideration per share to be paid by AXA and AXA Merger Corp. or to be received by the stockholders of AXA Financial in the offer or subsequent merger.


    The offer is not conditioned on the tender of a majority of the shares of AXA Financial common stock other than those owned by AXA and its affiliates, and the merger is not structured to require the approval of a majority of the stockholders of AXA Financial other than AXA and its affiliates. Notwithstanding this fact, AXA and AXA Merger Corp. believe that the offer and merger are procedurally fair to the stockholders of AXA Financial (other than AXA and its affiliates) because (i) a Special Committee comprising a majority of the independent directors of AXA Financial was established to evaluate and negotiate the offer, the merger and the Merger Agreement, (ii) the Special Committee was assisted by its independent legal and financial advisors and (iii) AXA and its financial advisor negotiated in good faith with the Special Committee and its financial advisor.

    This discussion of the information and factors considered and given weight by AXA and AXA Merger Corp. is not intended to be exhaustive but is believed to include all material factors considered by AXA and AXA Merger Corp.

SUMMARY OF FINANCIAL ANALYSIS OF GOLDMAN, SACHS & CO.

    In connection with AXA's consideration and negotiation of the proposed transaction, Goldman Sachs, from time to time, furnished certain financial analyses to AXA. These analyses were discussed with members of the management of AXA at various times and in response to changing circumstances and market prices during the course of negotiations. None of the analyses summarized, alone or together, constitute an opinion of Goldman Sachs with respect to the fairness of the consideration offered to the AXA Financial stockholders or to be paid by AXA and AXA Merger Corp. The summary set forth below does not purport to be a complete description of the analyses presented to the management of AXA. The analyses summarized below have been filed, as corrected, as an exhibit to the registration statement on Form F-4 filed with the SEC, of which this prospectus constitutes a part. The description of the analyses set forth below is qualified in its entirety by reference to the text of such analyses.

    PRO FORMA ANALYSIS. Goldman Sachs analyzed the pro forma impact on AXA's EPS of AXA's initial offer of $32.10 net in cash and an exchange ratio of 0.271, having a combined implied value of $53.50 based on the closing price of the AXA ADS on August 29, 2000, and three hypothetical scenarios. Per AXA Financial share, Scenario One contemplated $36.00 net in cash and an exchange ratio of 0.330; Scenario Two contemplated $33.00 net in cash and an exchange ratio of 0.327; and Scenario Three contemplated $36.00 net in cash and an exchange ratio of 0.271. Based upon the $67.25 closing price of the AXA ADS on September 28, 2000, these hypothetical scenarios contemplated implied values of $58.20, $55.00 and $54.22, respectively. Based upon IBES estimates, adjusted for the acquisition of Sanford C. Bernstein and the sale of Donaldson Lufkin & Jenrette, and assuming a 7.5% pre-tax return on reinvestment of the proceeds from the Donaldson Lufkin & Jenrette transaction, this analysis indicated that the merger would be dilutive to projected pro forma AXA EPS by 1.9% in 2000 and 0.6% in 2001 if the merger were consummated at the initial offer and dilutive to projected pro forma AXA EPS by 5.4% in 2000 and 3.6% in 2001 if the merger were consummated on the terms contemplated by Scenario One. This analysis further indicated that the two other hypothetical scenarios would be dilutive to projected pro forma AXA EPS by 2.9% in 2000 and 1.5% and in 2001, for Scenario Two, and 3.8% in 2000 and 2.0% in 2001 for Scenario Three. This analysis was discussed with AXA management on September 29, 2000.

    BLENDED MULTIPLE VALUATION. Goldman Sachs compared the implied prices per AXA Financial share derived from a range of projected 2001 AXA Financial EPS and a 2001 EPS multiple of 15.5x, to a range of potential prices per AXA Financial share of $50.30 to $60.00. The projected 2001 EPS multiple of 15.5x represented a 70% to 30% blend of the price to projected 2001 EPS multiple for one publicly traded insurance company at high end of a range of comparables and the median price to 2001 EPS multiple for several publicly traded asset management companies, respectively.

    Using a projected 2001 AXA Financial EPS based on median IBES estimates, which did not take into account the Donaldson Lufkin & Jenrette transaction, and the 15.5x multiple to projected 2001 EPS, Goldman Sachs derived an implied price per AXA Financial share of $51.31. Potential prices per AXA Financial share of $50.30, $53.50, $57.00 and $60.00 represented a discount of 2.0% and premiums of 4.3%, 11.1% and 16.9%, to the benchmark implied price of $51.31, respectively.

    Using the same projected 2001 EPS estimate, Goldman derived 2001 EPS multiples of 15.2x, 16.2x, 17.3x and 18.2x, from potential prices per AXA Financial share of $50.30, $53.50, $57.00 and $60.00, respectively. This analysis was discussed with AXA management on September 28, 2000.

    PRO FORMA ANALYSIS--DONALDSON LUFKIN & JENRETTE TRANSACTION. Goldman Sachs analyzed the pro forma impact of the Donaldson Lufkin & Jenrette transaction on AXA Financial's projected 2000 and 2001 EPS. Based upon prices and transaction assumptions as of August 25, 2000, earnings estimates derived from published Goldman Sachs Research estimates, which in the case of 2001 were 1.52% higher than the median IBES estimates for that period, and assuming a 7.5% pre-tax return on the reinvestment of the proceeds from the Donaldson Lufkin & Jenrette transaction, this analysis indicated that the Donaldson Lufkin & Jenrette transaction would be earnings dilutive to holders of AXA Financial shares by 25.6% in 2000 and 23.7% in 2001. This analysis was discussed with AXA management on August 25, 2000.

    SEGMENT ANALYSIS. Goldman Sachs calculated a range of implied prices per AXA Financial share by applying a range of price to earnings multiples based on comparable companies (or, in the case of corporate overhead, a weighted average of the ranges of price to earnings multiples for the other segments) to the projected 2000 earnings, based on Goldman Sachs Research estimates, for each of the following segments of AXA Financial: Alliance Capital, Donaldson Lufkin & Jenrette, Equitable Life and corporate overhead. This analysis resulted in a range of implied prices per AXA Financial share of $31.16 to $42.32. By applying the same analysis but using the public equity market valuations for Alliance Capital and Donaldson Lufkin & Jenrette, adjusted to reflect AXA Financial's percentage ownership, Goldman Sachs derived a range of implied prices per AXA Financial share of $34.77 to $39.19. This analysis was discussed with AXA management on June 26, 2000.

    SELECTED BUYOUTS ANALYSIS. Goldman Sachs analyzed eighteen selected buyout transactions since 1995 where the parent held 40-50% of the target's stock prior to the transaction.

    The following table presents the medians and means indicated for the selected transactions:

                                                               MEDIAN     MEDIAN
                                                              --------   --------
Premium to initial bid......................................    13.5%      13.2%
Premium to market price one day prior to announcement.......    22.9%      27.3%
Premium to the average market price for the month prior to
  announcement of the transaction...........................    24.8%      27.6%
Premium to the average market price for the year prior to
  the announcement of the transaction.......................    32.9%      31.7%
Final price as a percentage of 52 week high market price....    98.5%      95.7%


    Goldman Sachs also reviewed the median data for certain minority buyout transactions during the past five years where the parent held 50%-90% of the target's stock prior to the transaction and the transaction value was greater than $500 million. The results of the review are set forth below.



                                           PREMIUM TO THE
                         PREMIUM TO     AVERAGE MARKET PRICE      PREMIUM TO THE
                           MARKET          FOR THE MONTH       AVERAGE MARKET PRICE      PRICE AS A
                       PRICE ONE DAY        PRIOR TO THE           FOR THE YEAR         PERCENTAGE OF
                          PRIOR TO          ANNOUNCEMENT           PRIOR TO THE            52 WEEK
TYPE OF TRANSACTION     ANNOUNCEMENT     OF THE TRANSACTION        ANNOUNCEMENT       HIGH MARKET PRICE
-------------------    --------------   --------------------   --------------------   -----------------
Financial
  institutions
(13 transactions)....       18.6%               27.1%                  21.9%                 98.8%
Non-Financial
  institutions (65
  transactions)......       20.9%               23.8%                  28.6%                 99.8%
All Institutions (82
  transactions)......       20.4%               23.8%                  26.1%                 99.8%
Cash (63
  transactions)......       24.9%               28.8%                  32.0%                100.4%
Stock (22
  transactions)......       11.9%               16.0%                  25.3%                 97.3%
Domestic Acquiror (62
  transactions)......       19.6%               23.7%                  25.5%                100.0%
Foreign Acquiror (16
  transactions)......       22.1%               29.0%                  38.7%                 98.7%
Transactions greater
  than $1 billion (9
  transactions)......       18.6%               23.8%                  30.9%                100.2%


    This analysis was discussed with AXA management on August 25, 2000.

    Analyses based upon forecasts of future results are not necessarily indicative of future results, which may be more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of AXA, AXA Financial, Goldman Sachs or any other person assumes responsibility if future results or actual values are materially different from these forecasts or assumptions.


    For financial advisory services in connection with the merger, AXA has agreed to pay Goldman Sachs a fee of $5,000,000 in cash, which was payable upon commencement of the exchange offer, and an additional fee of $18,000,000 in cash upon consummation of the merger. In addition, AXA has agreed to reimburse Goldman Sachs for its reasonable out-of-pocket expenses incurred in connection with the services provided by it and to indemnify and hold harmless Goldman Sachs and certain related parties from and against certain liabilities and expenses, including certain liabilities under the U.S. federal securities laws, incurred in connection with its engagement.



    Goldman Sachs is familiar with AXA, having acted as its financial advisor in connection with, and having participated in certain of the negotiations leading to, the agreement. Goldman Sachs has also provided certain investment banking services to AXA from time to time, for which it received customary fees, including having acted as: financial advisor in connection with its merger with UAP Group in January 1997; financial advisor in connection with its sale of AXA Equity and Law and AEL Investments in September 1997; financial advisor in connection with its acquisition of Guardian Royal Exchange in November 1999; and financial advisor in connection with its acquisition of a minority interest in Sun Life & Provincial PLC in May 2000. Goldman Sachs has also provided financial advisory services to AXA in connection with AXA Financial's sale of Donaldson Lufkin & Jenrette in October 2000. Goldman Sachs has also provided certain investment banking services to AXA Financial and its affiliates from time to time, for which it received customary fees, including having acted as financial advisor to AXA Financial in connection with the sale of its disability business in August 2000 and as financial advisor to AXA Financial in connection with Alliance Capital's acquisition of Sanford C. Bernstein. Goldman Sachs has also from time to time provided certain investment banking services to BNP Paribas, an affiliate of AXA, for which it has received customary fees, including having acted as financial advisor to BNP in connection with its acquisition of Paribas.


    Goldman Sachs, as part of its investment banking businesses, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. In selecting Goldman Sachs as its financial advisor and as Dealer Manager, AXA considered primarily the reputation of Goldman Sachs and its affiliates as an internationally recognized investment banking firm that has substantial experience in transactions similar to the merger.

    Goldman Sachs provides a full range of financial advisory and securities services and has advised AXA that, in the course of its normal trading activities, it may from time to time effect transactions and hold positions in the securities, including derivative securities, of AXA Financial and/or AXA for its own account and for the account of customers.

PROJECTIONS

    In October 2000 and subsequent to the execution of the Merger Agreement, management of AXA Financial presented to AXA certain projected financial information for the 2000-2004 period relating to the Financial Advisory/Insurance Segment and the Investment Management Segment. In view of the then pending sale of Donaldson, Lufkin & Jenrette to the Credit Suisse Group, the projected financial information did not include data for the Investment Banking and Brokerage Segment. The projected financial information is consistent with the projections that were provided to the Special Committee and Wasserstein Perella and Goldman Sachs in connection with their review and evaluation of AXA Financial. The projected financial information provided in October supersedes projected information previously provided to AXA. This projected financial information is included in this prospectus solely because it was made available to AXA. AXA Financial has advised AXA that it does not, as a matter of course, publicly disclose projections and future revenues or earnings and that the projected financial information was prepared for internal purposes and not with a view to dissemination to the public. The projected financial information does not reflect (i) the actual performance of AXA Financial, (ii) changes in the business of AXA Financial, in the financial markets or in the economy in general, or (iii) prospective changes in the business of AXA Financial, in the financial markets or in the economy in general resulting from events which have occurred, in each case, since the projected financial information was prepared. The projected financial information was not prepared with a view towards complying with the published guidelines of the SEC regarding projections or with the AICPA Guide for Prospective Financial Statements. The independent public accountants of AXA Financial have neither examined nor compiled the projected financial information and, accordingly, do not express an opinion or any other form of assurance with respect to that information. The projected financial information was submitted to AXA in preparation of AXA's strategic plan and is not supported by the same level of detail as that prepared in connection with the preparation of AXA's annual budget.

    Key inputs to the projected financial information include, among others, assumptions pertaining to financial market conditions, business mix and volume, investment philosophy and results, AXA Financial's capitalization, targeted expense levels, synergies between Alliance Capital and Sanford C. Bernstein, results of financial planning and other strategic initiatives and, solely for internal planning purposes, the reinvestment of proceeds from the sale of Donaldson, Lufkin & Jenrette.

    The projected financial information as presented in this prospectus is prepared on a pre-tax operating earnings basis, consistent with presentations in AXA Financial's Exchange Act reports. Pre-tax operating earnings is a non-GAAP measure. Operating earnings adjust U.S. GAAP amounts to exclude investment gains/losses, net of related DAC and other charges, amortization of goodwill and the effect of unusual or non-recurring events and transactions, such as the sale of Donaldson, Lufkin & Jenrette. On a combined Financial Advisory/Insurance Segment and Investment Management Segment basis, the projected financial information anticipates pre-tax operating earnings of $1,391.4 million for 2000, $1,529.2 million for 2001, $1,793.0 million for 2002, $2,109.1 million for 2003 and $2,475.3 million for 2004. The projected financial information that was provided to AXA was further adjusted in accordance with French GAAP and the requirements of AXA's accounting system.

    AXA Financial does not intend to update or otherwise revise the projected financial information to reflect circumstances existing or events occurring after the date the information was prepared or to reflect the occurrence of unanticipated events.


    The projected financial information set forth above constitutes forward-looking information. It is not possible to predict whether the assumptions made in preparing the projected financial information will be valid, and AXA and AXA Financial caution investors that any such forward-looking statements are not guarantees of future performance. Actual results may differ materially from anticipated results. Investors should consider the risks and uncertainties in AXA Financial's business that may affect future performance and that are discussed in the documents of AXA Financial mentioned under "Special Note Regarding Forward-Looking Statements" and incorporated by reference in this prospectus. These uncertainties include the potential effects of the offer and the merger, the possibility of general economic, business and legislative conditions that are less favorable than anticipated, changes in interest rates or the stock markets and stronger than anticipated competitive activity. The inclusion of this information should not be regarded as an indication that AXA, AXA Financial or anyone else who received this information considered it a reliable predictor of future events, and this information should not be relied on as such. Neither AXA nor AXA Financial assumes any responsibility for the validity, reasonableness, or completeness of the projected financial information.


PLANS FOR AXA FINANCIAL AFTER THE OFFER AND THE MERGER

    Pursuant to the Merger Agreement, upon completion of the offer, AXA and AXA Merger Corp. intend to effect the merger in accordance with the Merger Agreement. See "The Merger Agreement." Except as otherwise described in this prospectus, AXA has no current plans or proposals or negotiations which relate to or would result in:

    - other than the merger pursuant to the Merger Agreement, an extraordinary corporate transaction, such as a merger, reorganization or liquidation involving AXA Financial;

    - any purchase, sale or transfer of a material amount of assets of AXA Financial;

    - any change in the management of AXA Financial or any change in any material term of the employment contract of any executive officer; or

    - any other material change in the corporate structure or business of AXA Financial.

    Nevertheless, AXA may initiate from time to time reviews of AXA Financial and its assets, corporate structure, capitalization, operations, properties, management and personnel to determine what changes, if any, would be desirable following the merger in order best to organize and integrate the activities of AXA and AXA Financial. AXA expressly reserves the right to make any changes that it deems necessary or appropriate in light of its review or in light of future developments.


    In addition, AXA considers the shares of Credit Suisse Group received as consideration in the sale of Donaldson, Lufkin & Jenrette and held by AXA Financial and its affiliates as an investment asset which will be managed accordingly and may be liquidated over time as market conditions seem appropriate. As part of the intragroup financing arrangements relating to the offer and the merger, AXA Financial will provide funds (up to approximately
$3.2 billion) to AXA Merger Corp. which AXA Merger Corp. will use in the offer. Some or all of the shares of Credit Suisse Group acquired by AXA Financial in connection with the sale of Donaldson, Lufkin & Jenrette may be sold to AXA at a price per share based on prevailing market prices at the time of the sale.


ACCOUNTING TREATMENT

    The merger will be accounted for by AXA using the purchase method of accounting in accordance with French GAAP and U.S. GAAP.

LETTER OF BNP PARIBAS AND LAZARD FRERES TO THE SUPERVISORY BOARD OF AXA

    On October 16, 2000, in connection with the deliberations of the Finance Committee of the Supervisory Board of AXA, BNP Paribas and Lazard Freres delivered a letter to the Supervisory Board of AXA stating that the offer and the merger will have a slight dilutive effect on the earnings per ordinary share of AXA in 2001.

    Two of the members of the Supervisory Board of AXA are affiliated with BNP Paribas. In addition, as of September 30, 2000, BNP Paribas beneficially owned approximately 22.3% of the outstanding shares of Finaxa representing approximately 13.3% of the voting rights in Finaxa. As of that date, Finaxa beneficially owned 15.4% of the outstanding shares of AXA representing 24.7% of the voting rights in AXA. BNP Paribas is regularly providing corporate finance and commercial banking services to AXA. For the last two years BNP Paribas has received compensation of approximately E39.0 million for these services.

    A member of the Supervisory Board of AXA is affiliated with Lazard Freres. In addition, two of the members of the Supervisory Board of AXA were formerly affiliated with Lazard Freres. Lazard regularly provides investment banking services to AXA. For the last two years, Lazard Freres has received compensation of approximately E6.2 million for these services.

INTERESTS OF CERTAIN PERSONS IN THE OFFER AND THE MERGER

    TREATMENT OF STOCK OPTIONS.

    The Merger Agreement provides that at the effective time of the merger the terms of each outstanding option to acquire shares of AXA Financial common stock granted under The Equitable Companies Incorporated 1997 Stock Incentive Plan and The Equitable Companies Incorporated 1991 Stock Incentive Plan, whether vested or unvested, will (unless, with respect to non-qualified options, the holder of that option elects otherwise) be amended and converted into an option to acquire, on the same terms and conditions, a number of AXA ordinary shares in the form of ADSs in an amount determined by multiplying:

        (x) the number of shares of AXA Financial common stock subject to the stock option that is being converted by

        (y) the number of AXA ADSs equal to the sum of

           (A) the number of AXA ADSs per share of AXA Financial common stock offered to holders of AXA Financial common stock in the offer and the merger

        and

           (B) the number of AXA ADSs obtained by dividing

               (i) the cash consideration per share of AXA Financial common stock offered to holders of AXA Financial common stock in the offer and the merger by

               (ii) the closing price for an AXA ADS as reported on the NYSE Composite Transaction Tape at the effective time of the merger.


The exercise price for these options to acquire AXA ADSs will equal (x) the aggregate exercise price for the shares of AXA Financial common stock that were otherwise purchasable under the existing stock incentive plans mentioned above, divided by (y) the aggregate number of AXA ADSs that may be purchased under the converted options (as calculated based on the formula described above).


    In addition, generally all outstanding options to purchase shares of AXA Financial common stock awarded under The Equitable Companies Incorporated 1997 Stock Incentive Plan and The Equitable Companies Incorporated 1991 Stock Incentive Plan will become immediately and fully exercisable pursuant to their terms upon the payment by AXA and AXA Merger Corp. for shares of AXA Financial common stock, validly tendered and not withdrawn, upon expiration of the initial period of the offer. All stock options under The Equitable Companies Incorporated 1997 Stock Incentive Plan and The Equitable Companies Incorporated 1991 Stock Incentive Plan which are "incentive stock options" (referred to in this prospectus as ISOs) will be assumed by AXA and converted into options to acquire AXA ordinary shares in the form of ADSs, as described above, subject to any changes required by Section 424 of the Code.

    If, and to the extent that, a holder of non-qualified options (i.e., options that are not ISOs) to acquire shares of AXA Financial common stock granted under The Equitable Companies Incorporated 1997 Stock Incentive Plan and The Equitable Companies Incorporated 1991 Stock Incentive Plan does not elect to convert these options into options to acquire ordinary shares of AXA in the form of ADSs, each of his or her options will, immediately prior to the effective time of

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the merger, be cancelled in exchange for a cash payment by AXA Financial, as the surviving corporation in the merger, equal in value to the product of:

    (x) the total number of shares of AXA Financial common stock subject to that holder's non-qualified options

    and

    (y) the excess of

        (A) the sum of (i) the value of the AXA ADSs paid per share of AXA Financial common stock in the offer and merger, in accordance with the terms of the Merger Agreement, based on the closing price of the AXA ADSs on the NYSE on the effective date of the merger as reported on the NYSE Composite Transaction Tape and (ii) the cash consideration paid in the offer and merger per share of AXA Financial common stock over

        (B) the exercise price per share of AXA Financial common stock subject to that holder's non-qualified option.


    Holders of options to acquire shares of AXA Financial common stock who are currently eligible to defer their annual compensation for 2001 into AXA Financial's Variable Deferred Compensation Plan for Executives and who elect to receive the foregoing cash payment may, pursuant to the terms of that deferred compensation plan, elect to defer receipt of the foregoing cash payment into that plan.


    Any outstanding stock options held by any non-employee directors or former directors will be treated the same as options to acquire shares of AXA Financial common stock that are not ISOs. Each deferred stock unit credited to a participant's account under AXA Financial's Stock Plan for Directors will be converted at the effective time of the merger into the cash and stock consideration (AXA ADSs) per share of AXA Financial common stock paid in the merger. In that case, the cash consideration paid in the merger per share of AXA Financial common stock will be deferred into AXA Financial's Variable Deferred Compensation Plan for Directors. The stock consideration (AXA ADSs) paid in the merger for AXA Financial common stock, as provided by the Merger Agreement, will otherwise be distributed in accordance with the terms of AXA Financial's Stock Plan for Directors and the Variable Deferred Compensation Plan for Directors, as applicable, pursuant to the distribution elections previously made by the participants with respect to their respective accounts.

    CONTINUITY AGREEMENTS WITH CERTAIN EXECUTIVES. AXA Financial has entered into continuity agreements with forty three (43) executives of AXA Financial in connection with the offer and the merger. The continuity agreements were approved by the Special Committee to promote the stability of AXA Financial's management and its focus on the ongoing business of AXA Financial. The continuity agreements cover three "tiers" of executives: Tier I, Tier II and Tier III. Messrs. Miller, Hegarty and Tulin are the only executives categorized as Tier I executives. The continuity agreements are substantially identical among the Tiers, except in certain respects, as generally described below.

    The continuity agreements generally provide cash severance payments and other benefits if an executive's employment is terminated by the surviving corporation, at any time within two (2) years after the expiration of the initial period of the offer for any reason other than the executive's death, disability, retirement or for cause (all as defined in the agreements), or if the executive resigns for good reason. Generally, the agreements define "good reason" to include a reduction in the executive's base salary, the material and adverse diminution of the executive's duties and responsibilities the assignment of duties materially inconsistent with the level of duties performed by the executive prior to the expiration of the initial offer, in either this case or the immediately preceding case, as a direct result of the offer and the merger, or the attempted relocation of the

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executive's employment more than 50 miles from its current location. Tier I executives are also provided with a special voluntary termination right, in that they can claim a "good reason" resignation with or without any reason given by the executive during the fifteenth (15th) month following the month in which the offer is consummated, by providing their employer with prior written notice regarding their decision to terminate during the ninth (9th) month following the month in which the offer is consummated. For Tier I executives, no diminution or assignment, as described above, will be deemed to exist so long as a Tier I executive retains his title with the surviving corporation and has duties customarily performed by an executive with the same title in a privately held, wholly owned subsidiary of a public company. For Tier II and Tier III executives, no diminution or assignment, as described above, will be deemed to exist solely as a consequence of AXA Financial ceasing to be a publicly traded company or as a result of any changes in the Tier II or Tier III executive's respective reporting responsibilities that are directly related to the offer and the merger.

    In the event of such termination of employment, the relevant executive would be entitled to certain payments, generally as follows:

    - in the case of Tier I executives, the severance amount would be equal to three (3) times the sum of (i) the executive's annual rate of base salary, plus (ii) the highest annual bonus paid or payable in, or in respect of, the three full fiscal years preceding the year in which such termination occurred;

    - in the case of Tier II executives, the severance amount would be equal to two (2) times such sum;

    - in the case of Tier III executives, the severance amount would be equal to
      1.5 times such sum.

    The executives would not be required to mitigate the amount of any payment provided for under the agreements. In addition to other benefits provided, medical, dental, vision and life insurance coverage would also be continued for the relevant executives for a period ending (i) three years after the relevant termination date for Tier I executives, (ii) two years after that date for Tier II executives, and (iii) one and one half years after that date for Tier III executives.


    INDEMNIFICATION. Under the Merger Agreement, the current or former directors and officers of AXA Financial or any of its subsidiaries (other than Donaldson, Lufkin & Jenrette, which at the time was a subsidiary of AXA Financial, and its subsidiaries) are entitled to certain rights of indemnification and to be insured by the surviving corporation in the merger or AXA with respect to certain matters from and after the completion of the merger. See "The Merger Agreement--Indemnification and Insurance."


    INTERLOCKING DIRECTORS, OFFICERS AND MEMBERS OF THE MANAGEMENT BOARD AND THE SUPERVISORY BOARD. In considering the recommendation of the Board of Directors of AXA Financial and the Special Committee with respect to the offer and the merger, stockholders should be aware that certain officers and members of the Management and Supervisory Boards of AXA and directors of AXA Financial have interests in the offer and the merger which may present them with certain potential conflicts of interest. In particular, of the 19 directors of AXA Financial, three currently are also members of the Management Board of AXA and executive officers of AXA and two others currently are executive officers of AXA. Four of the directors of AXA Financial are also members of the Supervisory Board of AXA. However, the Special Committee was comprised of five independent outside directors of AXA Financial.

    OWNERSHIP INTEREST OF AXA. Stockholders also should be aware that, as a result of the current ownership by AXA and certain of its subsidiaries of approximately 60.1% of the issued and outstanding shares of AXA Financial common stock, AXA controls AXA Financial. The following

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subsidiaries of AXA hold shares of AXA Financial common stock: Lor Finance, S.A.
(28,000,000 shares or 6.44% of shares outstanding); Financiere 45 (13, 937,298 shares or 3.2% of shares outstanding); AXA Equity & Law Life Assurance Society plc (17,861,234 shares or 4.11% of shares outstanding); AXA Corporate Solutions (12,876,266 shares or 2.96% of shares outstanding); AXA Corporate Solutions Reinsurance Co. (146,100 or 0.03% of shares outstanding); and Societe Beaujon (1,920,000 shares or 0.44% of shares outstanding). Neither AXA nor AXA Financial are aware of any other entities that are the beneficial owner of 5% or more of AXA Financial common stock.

    FEES AND OTHER RIGHTS OF THE SPECIAL COMMITTEE. Pursuant to resolutions of the Board of Directors of AXA Financial adopted on June 28, 2000, each member of the Special Committee will be entitled to payment by AXA Financial of a fee of $40,000, in addition to meeting fees, as compensation for services performed as a member of the Special Committee. This fee is payable whether or not AXA consummates the acquisition of AXA Financial's publicly held common stock. In addition, AXA Financial has agreed to reimburse each member for all out-of-pocket expenses incurred in connection with his or her service on the Special Committee.

    Pursuant to indemnification agreements dated as of June 28, 2000, each member of the Special Committee is entitled to certain rights of indemnification and to be insured by AXA Financial with respect to specified matters in connection with the offer, the merger and any related transactions.

    The Special Committee and the Board of Directors of AXA Financial were aware of these actual and potential conflicts of interest and considered them along with the other matters described under "--Recommendation of the Special Committee and the Board of Directors of AXA Financial."

CERTAIN EFFECTS OF THE OFFER

    As a result of the offer, the direct and indirect interest of AXA in the net book value and net earnings of AXA Financial will increase to the extent of the number of shares of AXA Financial common stock acquired under the offer. Following consummation of the merger, AXA's direct and indirect interest in these items will increase to 100% and AXA and its subsidiaries will be entitled to all benefits resulting from that interest, including all income generated by AXA Financial's operations and any future increase in AXA Financial's value and the right to elect all members of the Board of Directors of AXA Financial. Similarly AXA will also bear the risk of losses generated by AXA Financial's operations and any decrease in the value of AXA Financial after the merger.

    REDUCED LIQUIDITY; POSSIBLE DELISTING. Following the consummation of the merger, the shares of AXA Financial common stock will no longer be quoted on the NYSE. In addition, the registration of the shares of AXA Financial common stock under the Exchange Act is expected to be terminated upon application by AXA Financial to the SEC if the shares of AXA Financial common stock are not listed on a national securities exchange and there are fewer than 300 record holders. Accordingly, following the merger there will be no publicly traded shares of AXA Financial common stock.

    Even if the merger does not occur, the exchange of shares of AXA Financial common stock pursuant to the offer will reduce the number of shares of AXA Financial common stock that might otherwise trade publicly and will reduce the number of holders of shares of AXA Financial common stock, which could adversely affect the liquidity and market value of the remaining shares of AXA Financial common stock held by the public. In addition, depending upon the number of shares of AXA Financial common stock acquired pursuant to the offer, the shares of AXA Financial common stock may no longer meet the standards for continued inclusion in the NYSE and may be delisted from that exchange.

    If the shares of AXA Financial common stock no longer meet the requirements of the NYSE for continued listing, including after the exchange of shares in the offer but prior to the merger, the

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
listing of such shares might be discontinued, but quotations might still be available from another source. In such event, the market for the shares of AXA Financial common stock could be adversely affected. The extent of the public market for the shares of AXA Financial common stock and the availability of such quotations would, however, depend upon the number of holders of these shares remaining at such time, the interest in maintaining a market in the shares of AXA Financial common stock on the part of securities firms, the possible termination of registration of such shares of AXA Financial common stock under the Exchange Act as described above and other factors.

    STATUS AS "MARGIN SECURITIES". The shares of AXA Financial common stock are currently "margin securities" as such term is defined under the rules of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of these securities. Depending upon factors similar to those described above regarding listing and market quotations, following consummation of the offer, it is possible that the shares of AXA Financial common stock may no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board, in which event these shares could no longer be used as collateral for loans made by brokers.

    REPORTING REQUIREMENTS. The content and timing of reports and notices that AXA files with the SEC differs in several respects from the reports and notices that AXA Financial currently files. AXA is, and will be subsequent to the offer, a foreign private issuer for the purposes of the reporting rules under the Exchange Act.

    As a U.S. reporting company AXA Financial must file with the SEC, among other reports and notices:

    - an annual report on Form 10-K within 90 days after the end of each fiscal year;

    - quarterly reports on Form 10-Q within 45 days after the end of each of the first three quarters of the fiscal year, and

    - reports on Form 8-K upon the occurrence of specified events.

AXA Financial will continue to provide periodic reports to the SEC for so long as it has public debt outstanding and is required to provide such reports under the Exchange Act.

    As a foreign private issuer, pursuant to the requirements of the Exchange Act, AXA is, and will be, required to:

    - file with the SEC an annual report on Form 20-F within six months after the end of each fiscal year, and

    - furnish reports on Form 6-K relating to information material to AXA which is required to be publicly disclosed in France or filed with the ParisBourse, or relating to information distributed or required to be distributed by AXA to its shareholders.

AXA is not required under the Exchange Act to file quarterly reports on Form 10-Q after the end of each fiscal quarter.

    In addition, the content and timing of reports and notices that holders of AXA ADSs will receive will differ from the reports and notices that are currently received by AXA Financial stockholders. As a U.S. reporting company, AXA Financial must mail to its stockholders in advance of each annual meeting of stockholders:

    - an annual report containing audited financial statements, and

    - a proxy statement that complies with the requirements of the Exchange Act.

    As a foreign private issuer, AXA is exempt from the rules under the Exchange Act prescribing the furnishing and content of annual reports and proxy statements to its shareholders. However,

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AXA will furnish shareholders with an annual report on Form 20-F which contains audited financial statements prepared in conformity with French GAAP, including reconciliations to U.S. GAAP and a discussion of AXA's financial results that is comparable to the management's discussion and analysis that is contained in AXA Financial's annual reports on Form 10-K. AXA will also furnish shareholders with semi-annual interim reports which include unaudited interim financial information prepared in conformity with French GAAP and notices of meetings of shareholders and related documents in accordance with French law and the rules of the New York Stock Exchange. After each of those reports is made available to shareholders in France, AXA will furnish The Bank of New York, as depositary, with sufficient copies of these reports as well as English translations of other communications and notices that AXA generally makes available to its shareholders. The depositary will then arrange for the mailing to holders of AXA ADRs of the annual and semi-annual reports and notices of shareholders' meetings and, at the request of AXA, copies or summaries of other communications and notices made available to shareholders. The depositary has also agreed to make these documents available for inspection at the depositary's office. See "Description of AXA's American Depositary Shares". In addition, as a foreign private issuer, AXA is exempt from the rules under the Exchange Act which require officers, directors and 10% shareholders to:

        (1) file reports with the SEC on transactions in ADSs; and

        (2) disgorge profits realized from any purchase and sale of ADSs within six months.

FEDERAL SECURITIES LAW CONSEQUENCES

    Recipients of AXA ADSs issued in the offer or the merger can freely transfer their AXA ADSs under the Securities Act, except that persons who are deemed to be "affiliates", as that term is defined under the Securities Act, of AXA Financial prior to the offer or merger, as applicable, may only sell their AXA
ADSs:

    - in transactions permitted by the resale provisions of Rule 145 under the Securities Act, or Rule 144 under the Securities Act in the case of persons who become affiliates of AXA,

    - through a transaction not required to be registered under the Securities Act, or

    - pursuant to an effective registration statement under the Securities Act.

    Persons who may be affiliates of AXA Financial for those purposes generally include individuals or entities that control, are controlled by, or are under common control with, AXA Financial, and would not include stockholders who are not officers, directors or principal stockholders of AXA Financial.

STOCK EXCHANGE LISTING

    The AXA ADSs are listed on the New York Stock Exchange, and the principal trading market for AXA's ordinary shares is Euronext Paris SA (which we refer to in this prospectus as the "ParisBourse"). AXA's ordinary shares are also quoted on the Stock Exchange Automatic Quotations International System. It is a condition to the offer that the AXA ADSs to be issued in the offer be approved for listing on the New York Stock Exchange.

    Following the merger, the AXA Financial common stock will no longer be listed on the New York Stock Exchange.

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                               THE EXCHANGE OFFER

TERMS OF THE OFFER; EXPIRATION DATE


    Upon the terms and subject to the conditions of the offer (including, if the offer is extended or amended, the terms and conditions of such extension or amendment), AXA and AXA Merger Corp. will accept for exchange and exchange all shares of AXA Financial common stock (other than shares of AXA Financial common stock owned directly or indirectly by AXA or held in treasury by AXA Financial) validly tendered prior to the expiration date of the initial offering period and not withdrawn in the manner described under "--Withdrawal Rights" below. The term "expiration date" means, with respect to the initial offering period, 12:00 midnight, New York City time, on December 22, 2000, unless and until AXA and AXA Merger Corp. shall have extended the period during which the offer is open pursuant to the terms of the Merger Agreement, in which event the term "expiration date" will mean the latest time and date at which the offer, as so extended by AXA and AXA Merger Corp., will expire.


    Subject to the provisions of the Merger Agreement, AXA and AXA Merger Corp. may waive any or all of the conditions to their obligation to exchange shares of AXA Financial common stock pursuant to the offer. If by the expiration date of the initial offering period (as it may be extended), any or all of the conditions to the offer have not been satisfied or waived, subject to the provisions of the Merger Agreement, AXA and AXA Merger Corp. may elect to:

    - waive all of the unsatisfied conditions and subject to any required extension, purchase all shares of AXA Financial common stock validly tendered by the expiration date and not properly withdrawn; or

    - extend the offer and, subject to the right of stockholders to withdraw shares of AXA Financial common stock until the new expiration date, retain the shares of AXA Financial common stock that have been tendered until the expiration of the offer as extended.

    The Merger Agreement provides that, in the event that AXA and AXA Merger Corp. are unable to consummate the offer on the expiration date of the initial offering period due to the fact that all the conditions to the offer have not been satisfied or waived by that date, except to the extent that these conditions are incapable of being satisfied, AXA and AXA Merger Corp. will not terminate the offer but will extend the offer (for no more than 10 business days without the consent of the Special Committee) and set a new expiration date and will continue to extend the offer under these circumstances and set new expiration dates until the earlier of (x) the date that all the conditions to the offer are satisfied or waived and (y) June 30, 2001.

    The Merger Agreement provides that, without the consent of AXA Financial (expressed in a resolution adopted by both the Special Committee and the Board of Directors of AXA Financial), AXA and AXA Merger Corp. will not:

    - reduce the amount of the consideration per share of AXA Financial common stock or change the form of consideration to be paid pursuant to the offer or reduce the percentage of shares of AXA Financial common stock offered to be acquired in the offer;

    - add to the conditions to the offer or modify such conditions in any manner adverse to the holders of shares of AXA Financial common stock, other than AXA and its subsidiaries that own shares of AXA Financial common stock deposited in the voting trust; and

    - otherwise amend the offer in any manner adverse to the holders of shares of AXA Financial common stock, other than AXA and its subsidiaries that own shares of AXA Financial common stock deposited in the voting trust.

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
    The Merger Agreement also provides that AXA and AXA Merger Corp. may, without the consent of AXA Financial but otherwise subject to the terms of the Merger Agreement:

    - extend the offer if, at the scheduled expiration date, any of the conditions to the offer are not satisfied, until such time as such conditions have been satisfied or waived;

    - extend the offer for any period required by any rule, regulation, interpretation or position of the SEC or the staff of the SEC applicable to the offer; and

    - extend the offer for any reason for a period of not more than five business days beyond the latest expiration date that would otherwise be permitted under the two preceding clauses but in no event ending later than June 30, 2001 and only so long as AXA and AXA Merger Corp. have waived each of the conditions to the offer.


    In addition, subject to the terms of the Merger Agreement, AXA and AXA Merger Corp. have undertaken to provide a subsequent offering period in accordance with Rule 14d-11 under the Exchange Act immediately following the expiration of the initial offering period or any extension of that period.



    According to the terms of the Merger Agreement, the subsequent offering period will expire on the earliest to occur of:


    - 20 business days following commencement of the subsequent offering period;

    - the business day prior to the closing date of the Merger; and

    - December 31, 2000, if extending the subsequent offering period beyond that date would reasonably be expected to adversely affect AXA.


    During the subsequent offering period, stockholders may tender but not withdraw their shares of AXA Financial common stock and will receive 0.295 of an AXA ADS and $35.75 in cash per AXA Financial share. The subsequent offering period is not an extension of the offer, but is an additional period of time, following the expiration of the initial offering period and any extension thereof and the acceptance for exchange of shares already tendered, in which stockholders may tender shares not tendered in the offer.



    Rule 14d-11 under the Exchange Act provides that a subsequent offering period must have a duration of at least 3 and up to 20 business days. It is expected that the subsequent offering period will terminate on December 31, 2000. If the initial offering period is extended up to a date which is less than 3 business days prior to the end of 2000 or if the merger is consummated within less than 3 business days from the consummation of the offer, no subsequent period will be provided.


    Any extension, delay or termination of the offer and any waiver or amendment of its terms will be followed as promptly as practicable by a corresponding public announcement. In the case of an extension of the initial offering period, the public announcement will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. Subject to applicable law (including Rules 12e-3(e), 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act, which require that material changes be promptly disseminated to stockholders in a manner reasonably designed to inform them of such changes) and without limiting the manner in which AXA and AXA Merger Corp. may choose to make any public announcement, AXA and AXA Merger Corp. will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to the Dow Jones News Service.

    The Merger Agreement requires AXA and AXA Merger Corp. to:

    - accept for payment all shares of AXA Financial common stock validly tendered and not withdrawn pursuant to the offer if all conditions to the offer have been satisfied or waived by AXA and AXA Merger Corp. and the offer has expired;

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
    - deliver payment for all shares of AXA Financial common stock validly tendered and not withdrawn pursuant to the offer that AXA and AXA Merger Corp. have become obligated to acquire upon expiration of the initial period of the offer or any extension thereof as soon as practicable after that expiration; and

    - deliver payment for any shares of AXA Financial common stock validly tendered pursuant to the offer during the subsequent offering period that AXA and AXA Merger Corp. are obligated to acquire promptly upon such tender.

    If AXA and AXA Merger Corp. are delayed in exchanging shares of AXA Financial common stock or are unable to deliver payment for shares of AXA Financial common stock pursuant to the offer for any reason, then, without prejudice to the rights of AXA and AXA Merger Corp. under the offer, the exchange agent may retain tendered shares of AXA Financial common stock on behalf of AXA and AXA Merger Corp., and these shares of AXA Financial common stock may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described under "--Withdrawal Rights". However, the ability of AXA and AXA Merger Corp. to delay delivery of payment for shares of AXA Financial common stock which AXA has accepted for exchange is limited by the terms of the Merger Agreement described above and Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by, or on behalf of, holders of securities promptly after the termination or withdrawal of the offer. If AXA and AXA Merger Corp. make a material change in the terms of the offer or the information concerning the offer, or if they waive a material condition of the offer in accordance with the Merger Agreement, AXA and AXA Merger Corp. will extend the offer to the extent required by Rules 13e-3(4), 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which the offer must remain open following material changes in the terms of the offer or information concerning the offer, other than a change in price or change in percentage of securities sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. For purposes of the offer, a "business day" means any day other than a Saturday, Sunday or United States federal holiday and consists of the time period from 12:01 a.m., through 12:00 midnight, New York City time. The requirement to extend the offer will not apply to the extent that the number of business days remaining between the occurrence of the change and the then-scheduled expiration date equals or exceeds the minimum extension period that would be required because of such amendment. If, prior to the expiration date, AXA and AXA Merger Corp. increase the consideration offered to holders of shares of AXA Financial common stock pursuant to the offer, the increased consideration will be paid to all holders whose shares of AXA Financial common stock are purchased in the offer whether or not such shares of AXA Financial common stock were tendered prior to that increase.

    AXA Financial has provided AXA and AXA Merger Corp. with AXA Financial's stockholder list and security position listings for the purpose of disseminating this prospectus to holders of shares of AXA Financial common stock. This prospectus and the related Letter of Transmittal will be mailed to record holders of shares of AXA Financial common stock whose names appear on AXA Financial's stockholder list and will be furnished, for subsequent transmittal to beneficial owners of shares of AXA Financial common stock, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing.

EXCHANGE OF AXA FINANCIAL SHARES; DELIVERY OF AXA ADSS AND CASH

    Upon the terms and subject to the conditions of the offer (including, if the offer is extended or amended, the terms and conditions of any such extension or amendment), AXA and AXA Merger Corp. will accept for exchange and exchange all shares of AXA Financial common stock validly tendered prior to the expiration date and not properly withdrawn, as promptly as practicable after

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
the expiration date. In addition, subject to applicable rules of the SEC and the terms of the Merger Agreement, AXA and AXA Merger Corp. expressly reserve the right to delay acceptance for exchange of, or the exchange for, shares of AXA Financial common stock in order to comply with any other applicable law.

    In all cases, exchange of shares of AXA Financial common stock tendered and accepted for exchange pursuant to the offer will be made only after timely receipt pursuant to the procedures described under "--Procedure for Tendering" below by the exchange agent of certificates for those shares of AXA Financial common stock (or a confirmation of a book-entry transfer of those shares of AXA Financial common stock in the exchange agent's account at The Depository Trust Company (which we refer to as "DTC")), a properly completed and duly executed Letter of Transmittal in the form provided by AXA and AXA Merger Corp. or, in the case of a book-entry transfer, an agent's message, and any other required documents.


    For purposes of the offer, AXA and AXA Merger Corp. will be deemed to have accepted for exchange, and thereby exchanged, shares of AXA Financial common stock validly tendered and not properly withdrawn as, if and when AXA and AXA Merger Corp. give oral followed by written notice to the exchange agent, as agent for the tendering stockholders, of AXA's and AXA Merger Corp.'s acceptance for exchange of those shares of AXA Financial common stock pursuant to the offer. As soon as practicable after receipt of such notice, the exchange agent will arrange for delivery of the AXA ADS account statement and cash payment, including any cash instead of fractional ADSs, to tendering stockholders . The exchange agent will act as agent for tendering stockholders for the purpose of receiving the consideration and transmitting such consideration to you. You will not receive any interest on any cash that AXA and AXA Merger Corp. pays you, even if there is a delay in making the exchange.



    If AXA and AXA Merger Corp. do not accept any tendered shares of AXA Financial common stock for exchange pursuant to the terms and conditions of the offer for any reason, or if certificates are submitted for more shares of AXA Financial common stock than are tendered, AXA and AXA Merger Corp. will return certificates for such unexchanged shares of AXA Financial common stock without expense to the exchanging stockholder, or in the case of shares of AXA Financial common stock tendered by book-entry transfer of such shares into the exchange agent's account at DTC pursuant to the procedures set forth below under the discussion entitled "--Procedure for Tendering--Book-Entry Transfer", those shares of AXA Financial common stock will be recredited to the account maintained at DTC from which such shares were delivered in accordance with DTC policies and procedures, as promptly as practicable following expiration or termination of the offer.


    BECAUSE THE NUMBER OF AXA ADSS YOU WILL RECEIVE IN THE OFFER IS FIXED AND BECAUSE THE MARKET PRICE OF AXA ADSS MAY FLUCTUATE PRIOR THE COMPLETION OF THE OFFER, THE VALUE OF THE AXA ADSS THAT YOU WILL RECEIVE IN THE OFFER MAY INCREASE OR DECREASE PRIOR TO AND FOLLOWING THE OFFER.

    AXA reserves the right to transfer or assign, in whole or in part, to AXA Merger Corp. or to any other direct or indirect wholly owned subsidiary of AXA, and AXA Merger Corp. reserves the right to transfer or assign, in whole or in part, to AXA or to any direct or indirect wholly owned subsidiary of AXA their respective rights and obligations to accept for exchange and acquire the shares of AXA Financial common stock tendered in the offer, but any such transaction or assignment will not relieve AXA or AXA Merger Corp., as applicable, of their respective obligations under the offer and will in no way prejudice the rights of exchanging stockholders to receive AXA ADSs and cash for shares of AXA Financial common stock validly tendered and accepted for exchange pursuant to the offer.

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
CASH INSTEAD OF FRACTIONAL AXA ADSS


    You will not receive any fractional AXA ADSs pursuant to the offer. Instead, each tendering stockholder who would otherwise be entitled to a fractional AXA ADS will receive cash in an amount equal to the product obtained by multiplying
(x) the fractional interest to which that stockholder would otherwise be entitled to by (y) the average of the closing prices for AXA ADSs as reported on the NYSE Composite Transaction Tape for the five consecutive trading days ending on the trading date immediately prior to the date on which AXA and AXA Merger Corp. pay for tendered shares of AXA Financial common stock.


PROCEDURE FOR TENDERING

    For you to validly tender shares of AXA Financial common stock pursuant to the offer:

    (a) (i) a properly completed and duly executed Letter of Transmittal in the form provided with this prospectus, along with any required signature guarantees, or in connection with a book-entry transfer, an agent's message instead of the Letter of Transmittal, and any other required documents, must be received by the exchange agent at one of its addresses set forth on the back cover of this prospectus, and

        (ii) certificates for tendered shares of AXA Financial common stock must be received by the exchange agent at such address or those shares of AXA Financial common stock must be tendered pursuant to the procedures for book-entry tender set forth below (and a confirmation of receipt of such tender received (we refer to this confirmation as a "book-entry confirmation")) in each case before the expiration date of the offer, or

    (b) you must comply with the guaranteed delivery procedures set forth below under "--Guaranteed Delivery".

    No alternative, conditional or contingent tenders will be accepted.

    The term "agent's message" means a message, transmitted by electronic means by DTC to, and received by, the exchange agent and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the participant in DTC tendering the shares of AXA Financial common stock, which are the subject of that book-entry confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that AXA may enforce that agreement against that participant.


    BENEFIT PLANS. Participants in the AXA Client Solutions Stock Purchase Plan for Employees and Financial Professionals (which we refer to in this prospectus as the "AXA Client Solutions Plan") who wish to tender shares of AXA Financial common stock held on their behalf under the AXA Client Solutions Plan, and participants in the AXA Financial Stock Fund in the Equitable Investment Plan for Employees, Managers and Agents (which we refer to in this prospectus as the "Equitable Investment Plan") who wish to have the trustees of the Equitable Investment Plan tender their interests in shares of AXA Financial common stock held under the Equitable Investment Plan, should so indicate by completing, executing and returning to First Chicago Trust Company of New York the confidential direction form included in the notice sent to such participants. Participants in the AXA Client Solutions Plan and the AXA Financial Stock Fund under the Equitable Investment Plan may not use the Letter of Transmittal to tender their interests in shares held under the benefit plans on their behalf, but must use the separate direction form sent to them. Under the terms of the AXA Client Solutions Plan, participants who fail to timely instruct First Chicago Trust Company of New York to tender the shares of AXA Financial common stock held under the AXA Client Solutions Plan on their behalf will be deemed to have chosen not to tender their shares. Under the terms of the Equitable Investment Plan, however, participants who fail to timely instruct the trustees not to tender their interests in AXA Financial common stock held in the AXA Financial Stock Fund under the Investment Plan will be deemed to have instructed the trustees to tender their interests in such shares. It should be noted, however, in the case of shares held on behalf of participants in the Equitable Investment Plan, that under the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), the fiduciaries of the plan may be obligated to take action and make an independent decision irrespective of directions given by participants. Accordingly, although instructions from participants in the Equitable Investment Plan are being solicited for the trustees' information and will be given due consideration by the trustees, the fiduciaries of the plan are not bound under ERISA by such instructions and accordingly may tender shares of AXA Financial common stock or may not tender shares of AXA Financial common stock, as the case may be, contrary to such designations. The subsequent reinvestment of the proceeds from the tendered shares of AXA Financial common stock held on behalf of participants under the benefit plans will be effected by the trustees or administrators of each benefit plan in accordance with the terms of the applicable plan.



    Participants in the benefit plans should forward instructions to First Chicago Trust Company of New York as promptly as possible (and in any event such instructions must be received by First Chicago Trust Company of New York by 5:00 p.m., New York City time, on December 22, 2000). As noted in this prospectus, the offer and withdrawal rights expire at 12:00 midnight, New York City time, on December 22, unless the offer is extended.



    Participants in the benefit plans are urged to read the separate direction forms carefully.



    DIVIDEND REINVESTMENT AND DIRECT PURCHASE PLANS. Participants in the AXA Financial Dividend Reinvestment and Stock Purchase Plan and the AXA Financial Direct Purchase Plan who do not also hold shares of AXA Financial common stock in certificated form can tender their interests in the AXA Financial common stock held under these plans by completing, executing and returning to First Chicago Trust Company of New York the confidential direction form included in the notice sent to such participants. Such participants, unless they also hold shares of AXA Financial common stock in certificated form, cannot use the Letter of Transmittal to direct First Chicago Trust Company of New York to tender their interests in the shares of AXA Financial common stock held under these plans, but must use the separate direction form sent to them. Participants in these plans should forward instructions to First Chicago Trust Company of New York as promptly as possible (and in any event such instructions must be received by First Chicago Trust Company no later than 5:00 p.m., New York City time, on December 22, 2000, unless the offer is extended). Participants in these plans are urged to read the separate direction forms carefully.


    BOOK-ENTRY TRANSFER. The exchange agent will establish accounts with respect to the shares of AXA Financial common stock at DTC for purposes of the offer. Any financial institution that is a participant in DTC may make book-entry delivery of shares of AXA Financial common stock by causing DTC to transfer these shares of AXA Financial common stock into the exchange agent's account in accordance with DTC's procedure for such transfer. However, although delivery of shares of AXA Financial common stock may be effected through book-entry at DTC, an agent's message in connection with a book-entry transfer, and any other required documents, must, in any case, be received by the exchange agent at one or more of its addresses set forth on the back cover of this prospectus prior to the expiration date, or the guaranteed delivery procedures described below must be followed. DELIVERY OF DOCUMENTS TO DTC DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT.

    SIGNATURE GUARANTEES. Signatures on all Letters of Transmittal must be guaranteed by an eligible institution (i.e. an institution that is a member of the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Guarantee Program or the Stock Exchange Medallion Program), except in cases in which shares of AXA Financial common stock are tendered either:

    - by a registered holder of shares of AXA Financial common stock who has not completed the box entitled "Special Issuance Instructions" on the Letter of Transmittal; or

    - for the account of an eligible institution.


    If the certificates for shares of AXA Financial common stock are registered in the name of a person other than the person who signs the Letter of Transmittal or if the cash payment and the AXA ADSs, or certificates for shares of AXA Financial common stock not accepted for exchange or not tendered, are to be issued to a person other than the registered holder(s), then the certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holder(s) appear on the certificates, with the signature(s) on the certificates or stock powers guaranteed by an eligible institution. If the Letter of Transmittal or stock powers are signed or any certificate is endorsed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, these persons should so indicate when signing, and unless AXA and AXA Merger Corp. waive that requirement, they should submit proper evidence satisfactory to AXA and AXA Merger Corp. of their authority to so act.


    GUARANTEED DELIVERY. If you wish to tender shares of AXA Financial common stock pursuant to the offer and the certificates evidencing your shares of AXA Financial common stock are not immediately available or you cannot deliver the certificates and all other required documents to the exchange agent prior to the expiration date or cannot complete the procedure for delivery by book-entry transfer on a timely basis, your shares of AXA Financial common stock may nevertheless be tendered, so long as all of the following conditions are satisfied:

    - you make your tender by or through an eligible institution;

    - a properly completed and duly executed notice of guaranteed delivery, substantially in the form provided by AXA and AXA Merger Corp., is received by the exchange agent as provided below on or prior to the expiration date; and


    - the certificates for all tendered shares of AXA Financial common stock, or a confirmation of a book-entry transfer of those securities into the exchange agent's account at DTC as described under "Book-Entry Transfer" above, in proper form for transfer, together with a properly completed and duly executed Letter of Transmittal with any required signature guarantees, or in the case of a book-entry transfer, an agent's message, and all other documents required by the Letter of Transmittal are received by the exchange agent within three NYSE trading days after the date of execution of such notice of guaranteed delivery. A "trading day" is any day on which the NYSE is open for business.


    You may deliver the notice of guaranteed delivery by hand or transmit it by facsimile transmission or mail it to the exchange agent, and you must include a guarantee by an eligible institution in the form set forth in that notice made available by AXA and AXA Merger Corp.

    In all cases, delivery of payment for shares of AXA Financial common stock tendered and accepted for exchange pursuant to the offer will be made only after timely receipt by the exchange agent of the certificates evidencing these shares of AXA Financial common stock (or timely confirmation of a book-entry transfer of such securities into the exchange agent's account at DTC as described above), properly completed and duly executed Letter(s) of Transmittal, or an agent's message in connection with a book-entry transfer, and any other required documents.

    OTHER REQUIREMENTS. By executing a Letter of Transmittal as set forth above, you irrevocably appoint designees of AXA and AXA Merger Corp. as your attorneys-in-fact and proxies, each with full power of substitution, in the manner described in the Letter of Transmittal provided to you by AXA and AXA Merger Corp. to the full extent of your rights with respect to your shares of AXA Financial common stock tendered and accepted for exchange by AXA and AXA Merger Corp. and with respect to any and all other shares of AXA Financial common stock and other securities issued or issuable in respect of your shares of AXA Financial common stock tendered and accepted for exchange in the offer. These proxies will be considered coupled with an interest in the tendered shares of AXA Financial common stock and therefore will not be revocable. That appointment is effective, and voting rights will be affected, when and only to the extent that AXA and AXA Merger Corp. accept these shares for exchange. Upon the acceptance of the shares of AXA Financial common stock for exchange, all prior proxies that you have given will be revoked, and you may not give any subsequent proxies or execute any subsequent written consent with respect to these shares. Any such subsequent proxy or consent given or executed will not be deemed to be effective. The designees of AXA and AXA Merger Corp. will, with respect to the shares of AXA Financial common stock for which the appointment is effective, be empowered to exercise all of your voting and other rights as they, in their sole discretion, may deem proper at any annual, special or adjourned meeting of AXA's shareholders or otherwise. AXA and AXA Merger Corp. reserve the right to require that, in order for shares of AXA Financial common stock to be deemed validly tendered, immediately upon the exchange of those shares of AXA Financial common stock, AXA and AXA Merger Corp. must be able to exercise full voting rights with respect to these shares of AXA Financial common stock.

    AXA and AXA Merger Corp. will determine all questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of shares of AXA Financial common stock, and its determination will be final and binding on all parties. AXA and AXA Merger Corp. reserve the absolute right to reject any and all tenders of shares of AXA Financial common stock that they determine are not in proper form or the acceptance of or exchange for which may, in the opinion of counsel for or AXA or AXA Merger Corp., be unlawful. AXA and AXA Merger Corp. also reserve the absolute right to waive any of the conditions of the offer (other than the conditions relating to the absence of an injunction and the effectiveness of the registration statement for AXA ordinary shares and ADSs to be issued in connection with the offer), or any defect or irregularity in the tender of any particular shares of AXA Financial common stock of any particular stockholders, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of shares of AXA Financial common stock will be deemed to have been validly made until all defects and irregularities in tenders of shares of AXA Financial common stock have been cured or waived to the satisfaction of AXA and AXA Merger Corp. None of AXA, AXA Merger Corp., the exchange agent, the information agent, the dealer manager nor any other person will be under any duty to give notification of any defects or irregularities in the tender of any shares of AXA Financial common stock or will incur any liability for failure to give any such notification. AXA's and AXA Merger Corp.'s interpretation of the terms and conditions of the offer, including the Letter of Transmittal and instructions, will be final and binding.

    The acceptance for exchange by AXA and AXA Merger Corp. of shares of AXA Financial common stock pursuant to any of the procedures described above will constitute a binding agreement between the tendering stockholder, AXA and AXA Merger Corp. upon the terms and subject to the conditions of the offer.

    THE METHOD OF DELIVERY OF AXA FINANCIAL SHARE CERTIFICATES AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH DTC, IS AT YOUR OPTION AND RISK, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE EXCHANGE AGENT. IF DELIVERY IS BY MAIL, AXA AND AXA MERGER CORP. RECOMMEND REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ENSURE TIMELY DELIVERY.

    TO PREVENT BACKUP FEDERAL INCOME TAX WITHHOLDING WITH RESPECT TO CASH RECEIVED PURSUANT TO THE OFFER, YOU MUST PROVIDE THE EXCHANGE AGENT WITH YOUR CORRECT TAXPAYER IDENTIFICATION NUMBER AND CERTIFY WHETHER YOU ARE SUBJECT TO BACKUP WITHHOLDING OF FEDERAL INCOME TAX BY COMPLETING THE SUBSTITUTE FORM W-9 INCLUDED IN THE LETTER OF TRANSMITTAL. SOME STOCKHOLDERS,

INCLUDING, AMONG OTHERS, ALL CORPORATIONS AND SOME FOREIGN INDIVIDUALS, ARE NOT SUBJECT TO THESE BACKUP WITHHOLDING AND REPORTING REQUIREMENTS. IF BACK-UP WITHHOLDING APPLIES WITH RESPECT TO A STOCKHOLDER, THE EXCHANGE AGENT IS REQUIRED TO WITHHOLD 31% OF ANY CASH PAYMENTS TO THAT STOCKHOLDER. IN ORDER FOR A FOREIGN INDIVIDUAL TO QUALIFY AS AN EXEMPT RECIPIENT, THE STOCKHOLDER MUST SUBMIT A FORM W-8 OR FORM W-8BEN, SIGNED UNDER PENALTIES OF PERJURY, ATTESTING TO THAT INDIVIDUAL'S EXEMPT STATUS.

WITHDRAWAL RIGHTS


    Your tender of shares of AXA Financial common stock pursuant to the offer is irrevocable, except that shares of AXA Financial common stock tendered pursuant to the offer may be withdrawn at any time prior to the expiration date of the initial offering period or any extension thereof and, unless accepted for exchange by AXA and AXA Merger Corp. pursuant to the offer, may also be withdrawn at any time after January 25, 2001. If AXA and AXA Merger Corp. extend the offer, are delayed in their acceptance for exchange of the shares of AXA Financial common stock or are unable to accept shares of AXA Financial common stock for exchange pursuant to the offer for any reason, then, without prejudice to AXA's and AXA Merger Corp.'s rights under the offer, the exchange agent may, nevertheless, on behalf of AXA and AXA Merger Corp., retain tendered shares of AXA Financial common stock, and these shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in this section.


    For your withdrawal to be effective, the exchange agent must timely receive from you a written or facsimile transmission notice of withdrawal at one of its addresses or numbers set forth on the back cover of this prospectus. Your notice must include your name, address, social security number, the certificate number(s) and the number of shares of AXA Financial common stock to be withdrawn as well as the name of the registered holder if it is different from that of the person who tendered those shares of AXA Financial common stock.


    A financial institution must guarantee all signatures on the notice of withdrawal. Most banks, savings and loan associations and brokerage houses are able to effect these Medallion signature guarantees for you. The financial institution must be an eligible institution, unless those shares of AXA Financial common stock have been tendered for the account of an eligible institution.



    If certificates evidencing the shares of AXA Financial common stock have been delivered or otherwise identified to the exchange agent, the name of the registered holder and the serial numbers of the particular certificates evidencing the shares of AXA Financial common stock withdrawn must also be furnished to the exchange agent, as stated above, prior to the physical release of such certificates. If shares of AXA Financial common stock have been tendered pursuant to the procedures for book-entry tender discussed under the caption entitled "--Procedure for Tendering--Book-Entry Transfer", any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn shares of AXA Financial common stock and must otherwise comply with DTC's procedures.


    AXA and AXA Merger Corp. will decide all questions as to the form and validity (including time of receipt) of any notice of withdrawal in their sole discretion, and their decision will be final and binding. None of AXA, AXA Merger Corp., the exchange agent, the information agent, the dealer manager nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or will incur any liability for failure to give any such notification.

    No withdrawal rights will apply to shares of AXA Financial common stock tendered during the subsequent offering period under Rule 14d-11 under the Exchange Act, and no withdrawal rights will apply during the subsequent offering period under Rule 14d-11 under the Exchange Act with respect to shares previously tendered and accepted for exchange in the initial offering period.

    Any shares of AXA Financial common stock properly withdrawn will be deemed not to have been validly tendered for purposes of the offer. However, you may retender withdrawn shares of AXA Financial common stock by following one of the procedures discussed under the caption entitled "--Procedure for Tendering" at any time prior to the expiration date or during the subsequent offering period under Rule 14d-11 under the Exchange Act.

SOURCES AND AMOUNT OF FUNDS


    In addition to the issuance of the AXA ordinary shares in the form of ADSs to be exchanged in connection with the offer and the merger, the total amount of cash funds required by AXA and AXA Merger Corp. to consummate the offer and the subsequent merger and to pay related fees and expenses is estimated to be approximately $6.2 billion. The estimated fees and expenses to be incurred in connection with the offer and the merger and paid by AXA (excluding fees and expenses associated with the financing related to the offer and merger) are as follows:



Financial Advisor's Fees....................................  $23,000,000
Legal, Accounting and Other Professional Fees...............   10,000,000
Printing, Tender Solicitation and Mailing Costs.............    4,000,000
SEC Filing Fees.............................................    2,177,018
Listing Fees................................................      300,000
Miscellaneous...............................................      522,982
                                                              -----------
  Total.....................................................  $40,000,000
                                                              ===========



    AXA Merger Corp. will obtain from AXA Financial the funds necessary to pay its portion of the consideration (up to approximately $3.2 billion) to be paid for the shares of AXA Financial common stock tendered in the offer. AXA will guarantee the obligation of AXA Merger Corp. to repay that amount.



    Pursuant to a letter dated October 18, 2000, Bank of America International Limited, Chase Manhattan plc, SG Investment Banking and UBS Warburg Ltd., as lead arrangers, have committed, subject to specified conditions, to provide AXA with a $5.0 billion multi-currency dual tranche credit facility, which will be fully underwritten by affiliates of the lead arrangers. AXA intends to borrow an aggregate of $2.75 billion of unsecured term loans under this credit facility. These term loans will mature in three years, but in no event later than December 31, 2003, and will accrue interest at a rate equal to LIBOR or EURIBOR, as applicable, plus a margin of 0.275% per year during the first year (plus a utilization fee of 0.025% payable in that year), a margin of 0.325% per year during the second year, and a margin of 0.35% per year during the third and final year. In addition, AXA plans to borrow an aggregate of approximately
$753 million of unsecured indebtedness under the 364-day revolving facility also provided by this credit facility. The interest rate on such drawn short-term indebtedness will be LIBOR or EURIBOR, as applicable, plus a margin of 0.275% per year. The actual amount drawn under the revolving facility will depend on the size of the other components of the financing.


    AXA has also agreed to pay certain other fees in connection with the credit facility, including commitment fees and utilization fees. The default interest rate is 1% plus the interest rate that would otherwise be applicable.

    The availability of the credit facility will be subject to the satisfaction of various conditions precedent, including the following:

    (i)  all conditions precedent to the offer have been satisfied;

    (ii) all conditions precedent to the merger as set out in the Merger Agreement have been satisfied;

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
    (iii) the accuracy and fairness of the 1999 audited consolidated financial statements and subsequent audited consolidated financial statements;

    (iv) no material adverse change in financial condition since the 1999 audited consolidated financial statements;

    (v) no material litigation that would have a material adverse effect; and

    (vi) no impermissible encumbrances.


    Other than a requirement to reimburse lenders for any funding losses caused by the prepayment of a drawdown on a day other than the last day of the term for which an amount is drawn, amounts borrowed under the credit facility can be repaid at any time without cost, premium or penalty. Specified circumstances involving a change in control will lead to a requirement for mandatory prepayment and/or the cancellation of future availability of funds. Early termination may also be triggered from the insolvency or cross acceleration of indebtedness of a material subsidiary.


    The credit facility will be subject to covenants typical for such type of facility, including, but not limited to the following: (i) restrictions on liens and other encumbrances, (ii) compliance with financial covenants, (iii) financial reporting requirements, (iv) maintenance of consents, authorizations and qualifications to do business in applicable jurisdictions and (v) maintenance of a specified percentage of consolidated revenues derived from insurance business, asset management and other financial services.


    The credit facility will also contain events of default typical for these types of facilities (subject to mutually agreeable grace periods and materiality thresholds), including, without limitation, (i) non-payment of amounts due and payable under the credit facility, (ii) breach of specified undertakings,
(iii) breach of any undertaking or other obligation of AXA under the credit facility in the event such breach is not remedied within 30 days of the agent giving notice to AXA, (iv) default in payment (after expiry of any applicable grace period) of indebtedness of AXA exceeding in aggregate E115,000,000, unless such default is contested in good faith by AXA (v) insolvency, and (vi) the occurrence of an event that, in the reasonable opinion of the agent, acting on instruction of the majority lenders under the credit facility, irremediably compromises the ability of AXA to perform in a timely manner any of its payment obligations under the credit facility.



    AXA also currently intends to partially finance the offer and the subsequent merger from the net proceeds of an offering of approximately $1.5 billion in aggregate principal amount of subordinated notes. AXA expects to issue the subordinated notes under a registration statement on Form F-3, allowing for the issuance from time to time of up to $3.0 billion principal amount of debt securities, which was filed with the SEC on November 17, 2000 (Registration
No. 333-12872). AXA is considering increasing the principal amount of debt securities that may be issued under that registration statement to $5.0 billion. The exact size and terms of this offering will depend on a number of factors, including market conditions at the time of the offering. For information on the interest expense of these subordinated notes, see Notes 6 and 9 to the unaudited pro forma financial information included elsewhere in this prospectus.


    AXA may also use funds from its working capital and/or its subsidiaries' working capital, or from existing undrawn credit facilities. The decision as to the allocation of funding among existing or anticipated credit facilities and working capital will be made based on AXA's review from time to time of the advisability of particular actions, as well as on prevailing interest rates and financial and other economic conditions and such other factors as AXA may deem appropriate.

    AXA anticipates that any indebtedness incurred through borrowings under the credit facility described above will be repaid from a variety of sources, which may include, but may not be limited to, funds generated internally by AXA and its subsidiaries (including funds generated by AXA Financial), bank refinancing, and the public or private sale of debt or equity securities. The source and allocation of various methods of repayment will be determined and may be modified by AXA based on market conditions and such other factors as AXA may deem appropriate.

FEES AND EXPENSES

    Except as set forth below, AXA will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of shares of AXA Financial common stock pursuant to the offer.


    Goldman, Sachs & Co. is acting as Dealer Manager in connection with the offer and has provided certain financial advisory services to AXA in connection with the offer and the merger. AXA and AXA Merger Corp. have agreed to reimburse Goldman Sachs for all reasonable out-of-pocket expenses incurred by Goldman Sachs, including the reasonable fees and expenses of its outside legal counsel, and to indemnify Goldman Sachs against certain liabilities and expenses in connection with its engagement as Dealer Manager, including certain liabilities under the U.S. federal securities laws.


    AXA has retained Georgeson Shareholder Communications Inc. as the information agent, and First Chicago Trust Company of New York as the exchange agent, in connection with the offer. The information agent may contact holders of shares of AXA Financial common stock by mail, telephone, facsimile, telegraph and personal interview and may request banks, brokers, dealers and other nominee shareholders to forward materials relating to the offer to beneficial owners.


    As compensation for acting as information agent in connection with the offer, Georgeson Shareholder Communications Inc. will receive reasonable and customary compensation for its services and will also be reimbursed for certain out-of-pocket expenses and may be indemnified against certain liabilities and expenses in connection with the offer, including certain liabilities under U.S. federal securities laws. AXA and AXA Merger Corp. will pay the exchange agent reasonable and customary compensation for its services in connection with the offer, plus reimbursement for out-of-pocket expenses and may indemnify the exchange agent against certain liabilities and expenses, including certain liabilities under U.S. federal securities laws. Brokers, dealers, commercial banks and trust companies will be reimbursed by AXA for customary handling and mailing expenses incurred by them in forwarding material to their customers.


CERTAIN CONDITIONS TO THE OFFER

    Notwithstanding any other term of the offer or the Merger Agreement, AXA and AXA Merger Corp. will not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to the obligation of AXA and AXA Merger Corp. to deliver payment for or return tendered shares of AXA Financial common stock promptly after the termination or withdrawal of the offer), to deliver any payment for any shares of AXA Financial common stock tendered pursuant to the offer unless the AXA ADSs issuable pursuant to the offer have been approved for listing on the New York Stock Exchange, subject to official notice of issuance.


    Furthermore, notwithstanding any other term of the offer or the Merger Agreement, AXA and AXA Merger Corp. will not be required to commence the offer, accept for payment or, subject as aforesaid, deliver any payment for any shares of AXA Financial common stock not theretofore accepted for payment or paid for, and may terminate or amend the offer, with the consent of the Special Committee on behalf of AXA Financial or if, at any time on or after the date of the Merger Agreement and before the expiration of the offer or, with respect to conditions dependent upon the receipt of necessary government approvals, before the acceptance for payment of shares of AXA Financial common stock or the payment therefor, any of the following conditions exist:


    (a) the Form F-4 registration statement, of which this prospectus is a part, has not been declared effective under the Securities Act by the SEC or is the subject of a stop order or

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
       proceedings seeking a stop order, and AXA has not received any material state securities or "blue sky" authorizations necessary to issue AXA ADSs pursuant to the offer;

    (b) any statute, rule, regulation, legislation, judgment, order or injunction has been enacted, entered, enforced, promulgated, amended or issued with respect to, or deemed applicable to, or any consent or approval withheld with respect to, (x) AXA, AXA Financial or any of their respective subsidiaries or (y) the offer, the merger or any other transaction contemplated by the Merger Agreement, in each of the cases of clause (x) and (y), by any governmental entity, other than any statute, rule, regulation, legislation, judgment, order or injunction of a governmental entity not in the United States, France or the European Union which does not have a material adverse effect on AXA or any of its material subsidiaries, that results, directly or indirectly, in:

         (i) a restraint or prohibition on the making or consummation of the offer or the merger or any other transaction contemplated by the Merger Agreement, or any damages in relation to these transactions that are material in relation to AXA Financial and its subsidiaries taken as whole,

        (ii) a prohibition or limitation on the ownership or operation by AXA Financial, AXA or any of their respective subsidiaries of any material portion of the business or assets of AXA Financial and its subsidiaries or AXA and its subsidiaries, in each case taken as a whole, or the requirement that AXA Financial, AXA or any of their respective subsidiaries dispose of or hold separate any material portion of the business or assets of AXA Financial and its subsidiaries or AXA and its subsidiaries, in each case taken as a whole, as a result of the offer, the merger or any other transaction contemplated by the Merger Agreement,

        (iii) the imposition of material limitations on the ability of AXA or AXA Merger Corp. to acquire or hold, or exercise full rights of ownership of, any shares of AXA Financial common stock, including the right to vote shares of AXA Financial common stock acquired by it on all matters properly presented to the stockholders of AXA Financial, other than pursuant to the terms of the Voting Trust Agreement described under "Transactions and Arrangement Concerning the AXA Financial Shares",

        (iv) a prohibition preventing AXA or any of its subsidiaries, from effectively controlling in any material respect the business or operations of AXA Financial and its subsidiaries;

    (c) the Special Committee has withdrawn or modified, or proposed to withdraw or modify, in a manner adverse to AXA or AXA Merger Corp., its approval or recommendation of the Merger Agreement, the offer or the merger or failed to recommend to the holders of shares of AXA Financial common stock that they accept the offer and, to the extent applicable, give the requisite vote to approve and adopt the merger;

    (d) any representation and warranty of AXA Financial in the Merger Agreement that is qualified as to material adverse effect on AXA Financial is not true and correct and any representation and warranty of AXA Financial that is not so qualified is not true and correct other than for failures to be true and correct that, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on AXA Financial, on the ability of AXA Financial to perform its obligations under the Merger Agreement or to consummate the merger and the other transactions contemplated by the Merger Agreement in each case as of such time, except to the extent any representations or warranties expressly relate to an earlier date, in which case as of that earlier date. Any breach of representations and warranties by AXA Financial and its subsidiaries in the Merger Agreement that relate to Donaldson, Lufkin & Jenrette will not be deemed a breach of these representations and warranties if, after giving effect to the consummation of the

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
       transactions contemplated in the stock purchase agreement dated as of August 30, 2000 among Credit Suisse Group and members of the AXA group of companies, including AXA Financial, the relevant breach has not had and would not reasonably be expected to have a material adverse effect on AXA Financial of the nature described in the previous sentence;

    (f) AXA Financial failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant, required to be performed or complied with by it under the Merger Agreement; or

    (g) the Merger Agreement shall have been terminated in accordance with its terms;

which, in the sole and reasonable judgment of AXA and AXA Merger Corp., makes it inadvisable to proceed with such commencement, acceptance for payment or delivery of payment.


    The conditions mentioned in this subsection are for the sole benefit of AXA and AXA Merger Corp. and may be asserted by AXA and AXA Merger Corp. or may be waived by AXA and AXA Merger Corp. in their sole discretion in whole or in part at any time prior to the expiration of the offer or, with respect to conditions dependent upon the receipt of necessary government approvals, prior to the acceptance for payment of shares of AXA Financial common stock, or the payment therefor. The failure by AXA or AXA Merger Corp. at any time to exercise any of their rights pursuant to these conditions shall not be deemed a waiver of these rights and the waiver of any of these rights with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances. The rights of AXA and AXA Merger Corp. relating to these conditions are deemed ongoing rights that may be asserted as provided above.


TRANSACTIONS AND ARRANGEMENTS CONCERNING SHARES OF AXA FINANCIAL COMMON STOCK

    In order to ensure, for insurance regulatory purposes, that certain indirect minority shareholders of AXA are not able to exercise control over AXA Financial and certain of its insurance subsidiaries, AXA has agreed pursuant to a Voting Trust Agreement dated as of May 12, 1992, as amended, (as so amended, the "Voting Trust Agreement") among AXA and Claude Bebear, Patrice Garnier and Henri de Clermont-Tonnerre, all members of the Supervisory Board of AXA, as Trustees to deposit in a voting trust any shares of AXA Financial common stock beneficially owned by AXA and certain of its affiliates. AXA or any of its affiliates depositing capital stock in the voting trust will remain the beneficial owner of all capital stock deposited by it in the voting trust, but during the term of the voting trust the Trustees will exercise all voting rights with respect to such capital stock. The Trustees have agreed to exercise these voting rights with a view toward protecting the legitimate economic interests of the beneficial owners of the capital stock deposited in the voting trust, subject to ensuring that certain indirect minority shareholders of AXA do not exercise control over AXA Financial or its relevant insurance subsidiaries. The Trustees generally may act by a unanimous written consent or by the affirmative vote of at least two Trustees at a meeting called by any Trustee upon two days' notice. Shares of AXA Financial common stock held in the voting trust will not be tendered in the offer. In connection with the Merger Agreement, two of the three voting trustees entered into a voting agreement with AXA Financial. See "The Merger Agreement--Preparation of Registration Statement on Form F-4 and Proxy Statement or Information Statement, Stockholder's Meeting or Action by Stockholder Consent."

    Under a Standstill and Registration Rights Agreement, dated as of July 18, 1991, as amended, (as so amended, the "Standstill Agreement") between AXA and AXA Financial, AXA has specified demand and piggyback registration rights with respect to the shares of AXA Financial common stock owned by it and has specified preemptive rights entitling it to participate in any sale by AXA Financial of voting securities to the extent necessary to maintain the voting power of AXA and its affiliates in AXA Financial. AXA's preemptive rights under this agreement do not apply to, among

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
other things, any issuance of voting securities or convertible securities pursuant to certain AXA approved employee benefit plans. AXA's preemptive rights will be in effect until the first date on which AXA, certain of its affiliates and the Trustees under the voting trust agreement own less than 10% of the total voting power (determined as though all convertible securities owned by any such party had been converted into voting securities immediately prior to the time of determination). The term "total voting power" is defined in the Standstill Agreement and generally refers to the total number of votes that may be cast in the election of directors of AXA Financial at a meeting of the holders of all the voting securities of AXA Financial. If AXA Financial issues voting securities or convertible securities, it is likely that AXA will exercise (or designate certain of its affiliates or the Trustees to exercise) AXA's preemptive rights, although, depending on the circumstances, it is possible that such preemptive rights may not be exercised. However, all other contractual restrictions in the Standstill Agreement, including restrictions on AXA and certain of its affiliates to purchase voting securities, have expired and AXA and such affiliates are currently free to acquire additional shares of AXA Financial common stock.

    Under Article XI of the by-laws of AXA Financial, AXA and AXA's affiliates specified in that article are prohibited from acquiring any voting securities of AXA Financial, if immediately after that acquisition, the percentage of the total voting power represented by all such voting securities then owned by AXA and its specified affiliates would exceed 90%, unless AXA or the relevant affiliate offers to purchase all shares of AXA Financial common stock then outstanding (other than shares of AXA Financial common stock owned by AXA and the other specified affiliates) and a special committee of the Board of Directors of AXA Financial, consisting of directors other than nominees of AXA or officers of AXA Financial or any of its subsidiaries, is appointed to evaluate the offer. The offer and merger described in this prospectus have been structured so as to satisfy the requirements of Article XI.


    In 1993, AXA Financial established a Stock Employee Compensation Trust (which we refer to in this prospectus as "SECT") to fund a portion of its obligations arising from its various employee compensation and benefits programs. At that time, AXA Financial sold 60,000 shares of Series D Preferred Stock, convertible into 23.8 million shares of AXA Financial common stock, to the SECT in exchange for cash and a promissory note of $299.9 million, for a total of $300.0 million. The SECT is required to periodically distribute an amount of Series D Preferred Stock (or shares of AXA Financial common stock issued on conversion of the preferred stock) based on a pre-determined formula. The SECT will terminate on the date on which all assets of the SECT have been distributed. In April 1996, AXA Financial filed a shelf registration statement with the SEC to register approximately 23.8 million shares of AXA Financial's common stock issuable upon conversion of shares of the Series D Preferred Stock held by the SECT. In July 1997, the SECT released 8,040 shares of Series D Preferred Stock which were converted into 3.2 million shares of common stock. AXA purchased 1.92 million shares directly while the remaining shares were sold through an agent to the public. The net proceeds of the sale totaled $54.8 million. In September 1999, the SECT released 4,020 shares of Series D Preferred Stock which were converted into 1.6 million shares of common stock. AXA Reassurance, a French subsidiary of AXA, purchased an aggregate of 146,100 shares directly at an average per share price of $30.28 (as adjusted following AXA Financial's stock split), AXA Financial purchased 1,356,500 shares in connection with its stock repurchase program at an average per share price of $27.11 (as adjusted following AXA Financial's stock split), while the remaining shares were sold through an agent to the public at an average per share price of $30.02 (as adjusted for the stock split). The net proceeds of the sale after the repurchase of treasury shares amounted to $7.4 million. In August 2000, the SECT released 4,020 shares of Series D Preferred Stock which were converted into
1.6 million shares of common stock. AXA Financial purchased all 1.6 million shares in connection with its stock repurchase program for $80 million.


    In May 1998, the Board of Directors of AXA Financial authorized a stock repurchase program pursuant to which AXA Financial may repurchase up to 16 million shares of its common stock from

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
time to time in the open market or through privately negotiated transactions. In September 1998, the Board of Directors of AXA Financial increased the number of shares authorized under the stock repurchase program to 30 million. At
August 25, 2000, the date of the last of such repurchases, AXA Financial had repurchased a total of 20,707,776 shares of common stock at a cost of approximately $629 million.


    Numerous officers, including executive officers, and employees of AXA Financial's subsidiary Equitable Life participate in an Employee Stock Purchase Plan pursuant to which they regularly purchase AXA Financial common stock through payroll deduction. Purchases on behalf of plan participants are made on the NYSE at prevailing market prices on the date of purchase and participants receive a matching contribution from their employer after they hold the purchased shares in their account for a 6 month period. From September 22, 2000 to November 20, 2000, an aggregate of 45,766 AXA Financial common shares have been purchased on behalf of participants in the plan. In addition, numerous officers, including executive officers, and employees of AXA Financial and its subsidiary Equitable Life participate in the AXA Financial Stock Fund of Equitable Life's qualified 401(k) investment plan. The fund regularly purchases shares of AXA Financial common stock on the NYSE at prevailing market prices on the date of purchase. Participants own units in the fund, substantially all the assets of which are shares of AXA Financial common stock. During the last
60 days, an aggregate of 190,629 AXA Financial common shares have been purchased by the fund on behalf of participants.



    To AXA's and AXA Financial's knowledge, except for the transactions described above, and except for the exercise of 150,000 options and the simultaneous sale of shares by Dave H. Williams, Chairman of Alliance Capital Management Corporation on November 14, 2000, no transactions in the shares of AXA Financial common stock have been effected during the past 60 days by AXA Financial or its executive officers, directors, affiliates and any associates or majority owned subsidiaries and any executive officer or director of any significant subsidiary, or by AXA or its executive officers, directors, affiliates and any associates or majority owned subsidiaries and any executive officer or director of any significant subsidiary.


    Except for the voting agreement between AXA Financial and two of the three voting trustees described under "The Merger Agreement--Preparation of Registration Statement on Form F-4 and Proxy Statement or Information Statement, Stockholders' Meeting or Action by Stockholder Consent", neither AXA Financial nor, to AXA Financial's knowledge, any of its affiliates, directors or executive officers or any person controlling AXA Financial is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to, or in connection with, the offer with respect to any securities of AXA Financial (including, without limitation, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations).

    Except for the transactions relating to the SECT described above, since the third full fiscal year preceding the date of this offer, AXA Financial has not made any underwritten public offering of the shares of AXA Financial common stock that was (i) registered under the Securities Act of 1933 or (ii) exempt from registration under the Securities Act of 1933 pursuant to Regulation A thereunder.

    To the best of AXA Financial's knowledge, after making reasonable inquiry, each executive officer, director and affiliate of AXA Financial who owns shares of AXA Financial common stock currently intends to tender in the offer or sell or vote in favor of the merger all shares of AXA Financial common stock that each such person owns of record or beneficially as of the date of this prospectus, other than tendering shares, if any, that (i) if tendered, would cause any of such persons to incur liability under the short-swing profits provisions of the U.S. federal securities laws,

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
(ii) are restricted shares or (iii) any of these individuals may intend to use for charitable contributions.

BENEFICIAL OWNERSHIP OF COMMON STOCK OF AXA FINANCIAL BY DIRECTORS AND EXECUTIVE
  OFFICERS OF AXA FINANCIAL

    DIRECTORS AND EXECUTIVE OFFICERS. The following table sets forth, as of August 30, 2000, the number of shares of AXA Financial common stock beneficially owned by the directors and executive officers of AXA Financial:


                                                                 AMOUNT AND NATURE OF
NAME OF BENEFICIAL OWNER                                      BENEFICIAL OWNERSHIP (1)(2)
------------------------                                      ---------------------------
Claude Bebear...............................................              93,332
John S. Chalsty.............................................             232,000
Francoise Colloc'h..........................................              49,998
Henri de Castries...........................................              86,665
Claus-Michael Dill..........................................                   0
Joseph L. Dionne (3)........................................               4,561
Jean-Rene Fourtou (3).......................................               4,762
Robert E. Garber............................................             240,577
Donald J. Greene (3)........................................               4,946
Anthony J. Hamilton (3).....................................              12,462
John T. Hartley (4).........................................               4,497
John H.F. Haskell, Jr. (3)..................................               4,462
Michael Hegarty.............................................             296,918
Nina Henderson (3)..........................................               2,462
W. Edwin Jarmain (3)(5).....................................              22,462
Edward D. Miller............................................           1,159,379
Peter D. Noris..............................................             263,577
Didier Pineau-Valencienne (3)...............................               2,462
George J. Sella, Jr. (3)....................................               2,462
Jose S. Suquet..............................................             404,013
Peter J. Tobin (6)..........................................               7,153
Stanley B. Tulin............................................             316,320
Dave H. Williams (7)........................................             200,000
All directors and executive officers as a group                        3,415,470
  (23 persons)..............................................


------------------------------
(1) The number of shares of AXA Financial common stock beneficially owned by each person named above does not exceed one percent of the total number of shares outstanding. The number of shares of AXA Financial common stock beneficially owned by all directors and executive officers as a group represents less than one percent of the total number of shares outstanding.
(2) All shares of AXA Financial common stock are owned directly except as otherwise indicated below. Pursuant to regulations of the SEC, shares of AXA Financial common stock (i) that may be acquired by directors and executive officers upon exercise of stock options exercisable within sixty days, or
    (ii) that are owned by a director's or executive officer's spouse or minor child, are deemed to be beneficially owned by such directors and executive officers as of such date and are included in the number of shares of AXA Financial common stock listed in the table above.
    Of the number of shares of AXA Financial common stock shown above, the following is the number of shares that may be acquired upon exercise of stock options that are exercisable within sixty days by the named executive officer or director: Mr. Bebear, 93,332 shares; Mr. Chalsty, 200,000 shares; Ms. Colloc'h, 49,998 shares; Mr. de Castries, 86,665 shares; Mr. Garber, 212,577 shares; Mr. Hegarty, 295,956 shares; Mr. Miller, 1,159,179 shares; Mr. Noris, 263,577 shares; Mr. Suquet, 344,400 shares; Mr. Tulin, 305,780 shares; and Mr. Williams, 200,000 shares.
(3) Includes 2,456 shares issuable on a deferred basis as of August 30, 2000 under AXA Financial's Stock Plan for Directors and 6 additional deferred shares representing dividends attributable to such shares.
(4) Represents 2,038 shares for which Mr. Hartley acts as Trustee for the John
    T. Hartley Trust and 2,459 shares (including reinvested dividends) received as of August 30, 2000 under AXA Financial's Stock Plan for Directors.
(5) Includes 20,000 shares owned by Jarmain Group, Inc., which is controlled by Mr. Jarmain.
(6) Includes 1,151 shares issuable on a deferred basis as of August 30, 2000 under AXA Financial's Stock Plan for Directors and 2 additional deferred shares representing dividends attributable to such shares.

(7) On November 14, 2000, Mr. Williams exercised options to acquire 150,000 shares of AXA Financial common stock and sold the shares acquired pursuant to such exercise on the market.


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
CERTAIN LEGAL MATTERS


    GENERAL. Except as described in this section, based on a review of publicly available filings by AXA Financial with the SEC and discussions by representatives of AXA with representatives of AXA Financial, AXA is not aware of any license or regulatory permit that appears to be material to the business of AXA Financial and that might be adversely affected by AXA's acquisition of shares of AXA Financial common stock pursuant to the offer, or of any approval or other action by any governmental, administrative or regulatory agency or authority, in the United States or abroad, that would be required for the acquisition or ownership of shares of AXA Financial common stock by AXA pursuant to the offer. AXA and AXA Financial currently contemplate that they would seek any approval or action required, except as described below under "--State Takeover Laws" and "--Federal Savings Bank Regulation."


    STATE INSURANCE APPROVALS. State insurance regulatory approvals and filings will be obtained and made, if necessary, prior to the consummation of the offer and subsequent merger. AXA does not expect that this process will delay the consummation of the offer and subsequent merger.

    STATE TAKEOVER LAWS. AXA Financial and certain of its subsidiaries conduct business in a number of states throughout the United States, some of which have adopted laws and regulations applicable to offers to acquire shares of corporations that are incorporated or have substantial assets, stockholders and/or a principal place of business in these states.

    AXA Financial is incorporated under the laws of the State of Delaware. In general, Section 203 of the Delaware General Corporation Law prevents an "interested stockholder", including a person who owns or has the right to acquire 15% or more of the corporation's outstanding voting stock and certain persons related to that person, from engaging in a "business combination" which is defined to include mergers and certain other actions, with a Delaware corporation for a period of three years following the date such person became an interested stockholder. In connection with the merger, Section 203 would have been applicable to AXA Merger Corp. As a result of approvals by the Board of Directors of AXA Financial, the constraints of Section 203 with respect to the merger do not apply to AXA Merger Corp.

    AXA Financial's subsidiaries conduct business in a number of states throughout the United States, some of which have enacted takeover laws. AXA has not determined whether any of these state takeover laws and regulations will by their terms apply to the offer or the merger, and, has not presently sought to comply with any state takeover statute or regulation. AXA reserves the right to challenge the applicability or validity of any state law or regulation purporting to apply to the offer or the merger, and neither anything in this offer nor any action taken in connection with this offer is intended as a waiver of that right. In the event it is asserted that one or more state takeover statutes is applicable to the offer or the merger and an appropriate court does not determine that that statute is inapplicable or invalid as applied to the offer or the merger, AXA might be required to file certain information with, or to receive approval from, the relevant state authorities and might be unable to accept for or pay for exchange shares of AXA Financial common stock tendered pursuant to the offer, or be delayed in consummating the offer. In addition, if enjoined, AXA might be unable to accept for exchange any shares of AXA Financial common stock tendered pursuant to the offer, or be delayed in continuing or consummating the offer and the merger. In that case, AXA may not be obligated to accept for payment any shares tendered. See "--Certain Conditions to the Offer."


    FEDERAL SAVING BANK REGULATION. AXA Financial owns 100% of the outstanding common stock of Frontier Trust Company, a federally chartered savings bank. AXA Financial and AXA acquired direct and indirect ownership of Frontier Trust's common stock with the approval of the Office of Thrift Supervision, Frontier Trust's primary regulator, pursuant to applications filed with the Office by AXA Financial and AXA. The Office of Thrift Supervision has indicated that, in connection with AXA's offer, AXA and AXA Financial are required to submit an amendment to their prior applications. Such amendment will be subject to the approval of the Office of Thrift Supervision. AXA does not presently expect that this process will delay the consummation of the offer and the subsequent merger.


    ANTITRUST. Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and the rules that have been promulgated thereunder by the U.S. Federal Trade Commission, certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice and the U.S. Federal Trade Commission and certain waiting period requirements have been satisfied. The purchase of shares pursuant to the offer is not subject to these requirements because AXA currently owns, directly or indirectly, in excess of 50% of the issued and outstanding common stock of AXA Financial.


    LITIGATION. On August 30, 2000, seven lawsuits seeking class action status were filed in the Delaware Court of Chancery by purported stockholders of AXA Financial against AXA, AXA Financial and the directors of AXA Financial in connection with the exchange offer. On August 31, 2000, three additional lawsuits seeking class action status were filed in the Delaware Court of Chancery against the same defendants. On September 1, 2000, an additional lawsuit seeking class action status was filed in the Supreme Court of the State of New York, County of New York, against the same defendants. On the same date two additional lawsuits seeking class action status were filed in the Delaware Court of Chancery against the same defendants. On September 8, 2000 and September 18, 2000, two additional lawsuits seeking class action status were filed in the Delaware Court of Chancery against the same defendants. The lawsuits alleged, among other things, that AXA's initial offer of 0.271 of an AXA ADS and $32.10 in cash per share of AXA Financial common stock was grossly inadequate and unfair, that AXA was violating its duties as a majority stockholder of AXA Financial and that the individual defendants had breached and would continue to breach their fiduciary duties to the members of the purported class. The complaints sought, among other things, an order preliminary and permanently enjoining the defendants from proceeding with the proposed transaction, an order rescinding and setting aside the transaction or awarding rescissory damages in the event the proposed transaction is consummated, damages and attorneys' fees and expenses. AXA Financial stockholders whose shares are exchanged in the offer will not be entitled to join the purported class of stockholders making claims in these lawsuits.


MISCELLANEOUS.

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF AXA NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE RELATED LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

    AXA has filed with the SEC a combined Rule 13e-3 Transaction Statement on
Schedule 13E-3 and Tender Offer Statement on Schedule TO under cover of Schedule TO, together with all exhibits to that Schedule, pursuant to Regulation M-A under the Exchange Act. In addition, AXA Financial has filed a Solicitation/Recommendation Statement on Schedule 14D-9, together with all exhibits thereto, pursuant to Rule 14d-9 under the Exchange Act setting forth its recommendation with respect to the offer and the reasons for that recommendation and furnishing certain additional related information. These Schedules and any amendments to them, including exhibits, may be inspected and copies may be obtained from the offices of the SEC in the manner set forth under "Where You Can Find More Information", except that they will not be available at the regional offices of the SEC.

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
                              THE MERGER AGREEMENT

    THE DISCUSSION IN THIS PROSPECTUS OF THE OFFER, THE MERGER AND THE PRINCIPAL TERMS OF THE MERGER AGREEMENT DATED OCTOBER 17, 2000, AMONG AXA, AXA FINANCIAL AND AXA MERGER CORP., IS SUBJECT TO, AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MERGER AGREEMENT, A COPY OF WHICH IS ATTACHED AS ANNEX A TO THIS PROSPECTUS AND IS INCORPORATED IN THIS PROSPECTUS BY REFERENCE. THE FOLLOWING DESCRIPTION SUMMARIZES THE MATERIAL PROVISIONS OF THE MERGER AGREEMENT. WE URGE YOU TO READ CAREFULLY THE MERGER AGREEMENT.

    THE OFFER. Pursuant to the Merger Agreement, AXA and AXA Merger Corp. are obligated to commence the offer as promptly as practicable after the date of the Merger Agreement. On the terms and subject to the conditions of the offer and the Merger Agreement, AXA and AXA Merger Corp. will accept for exchange and exchange all shares of AXA Financial common stock validly tendered and not withdrawn pursuant to the offer that AXA becomes obligated to exchange pursuant to the offer as soon as practicable after the initial expiration of the offer. The obligations of AXA to accept for payment, and pay for, any shares of AXA Financial common stock tendered pursuant to the offer are subject to no conditions other than the conditions specified in "The Exchange Offer--Certain Conditions to the Offer". AXA and AXA Merger Corp. expressly reserve the right to waive any condition to the offer or modify the terms of the offer, except that, without the consent of AXA Financial (expressed in a resolution adopted by both the Special Committee and the Board of Directors), AXA and AXA Merger Corp. may not:

    - reduce the amount of consideration per share of AXA Financial common stock or change the form of consideration to be paid pursuant to the offer or reduce the percentage of shares of AXA Financial common stock offered to be acquired in the offer;

    - add to the conditions specified in "The Exchange Offer--Certain Conditions to the Offer" or modify any of these conditions in any manner adverse to the holders of the shares of AXA Financial common stock (other than AXA and its subsidiaries that own shares of AXA Financial common stock deposited in the voting trust); or

    - otherwise amend the offer in any manner adverse to the holders of the shares of AXA Financial common stock (other than AXA and its subsidiaries that own shares of AXA Financial common stock deposited in the voting trust).

    THE MERGER. The Merger Agreement provides that, on the terms and subject to the conditions set forth in the Merger Agreement, AXA Merger Corp., a wholly-owned subsidiary of AXA formed in order to consummate the merger, will be merged with and into AXA Financial in accordance with the applicable provisions of the Delaware General Corporate Law.

    Following the merger, the separate corporate existence of AXA Merger Corp. will cease and AXA Financial will continue as the surviving corporation. AXA may substitute any direct or indirect wholly-owned subsidiary that is incorporated in the State of Delaware for AXA Merger Corp. as the constituent corporation in the merger. At the effective time of the merger, by virtue of the merger and without any action on the part of the holder of any shares of AXA Financial common stock, or any shares of capital stock of AXA Merger Corp.:

     (i) each share of AXA Financial common stock owned by AXA and its subsidiaries and deposited as of the effective date of the merger in the AXA Financial voting trust (other than shares of AXA Financial common stock acquired pursuant to the offer and deposited in the AXA Financial voting trust) and each share of AXA Financial common stock acquired in the offer and allocated to AXA will remain outstanding as one fully paid and nonassessable share of common stock, par value $.01 per share, of AXA Financial;

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    (ii) the issued and outstanding shares of capital stock of AXA Merger Corp.
         will be converted into a number of fully paid and nonassessable shares of common stock, par value $.01 per share, of AXA Financial, that equals the total number of issued and outstanding shares of AXA Financial common stock immediately prior to the effective date of the merger minus the sum of


        (x) the total number of shares of AXA Financial common stock then outstanding owned by AXA and its subsidiaries and deposited in the AXA Financial voting trust (including any shares acquired pursuant to the offer and deposited or to be deposited in the voting trust), and


        (y) the total number of shares of AXA Financial common stock acquired in the offer and allocated to AXA;

    (iii) each issued and outstanding share of AXA Financial common stock, other than the shares described under (i) and (ii) above, will be converted, subject to any appraisal rights, into the right to receive:

        (x) 0.295 of an AXA ADS and

        (y) $35.75 in cash, without interest;

    (iv) each share of AXA Financial common stock that is held in treasury by AXA Financial will no longer be outstanding and will automatically be cancelled and will cease to exist, and no consideration will be delivered or deliverable in exchange for these shares,

    (v) each share of AXA Financial common stock acquired in the offer and allocated to AXA Merger Corp. will no longer be outstanding and will automatically be cancelled and will cease to exist, and no consideration will be delivered or deliverable in exchange for these shares;

    (vi) each issued and outstanding share of Cumulative Convertible Preferred Stock, Series D, par value $1.00 per share, of AXA Financial will, subject to any appraisal rights, remain outstanding as Series D Preferred Stock of the surviving corporation in the merger and will have the same terms as the ones set forth in the Certificate of Designations, dated as of December 8, 1993, as amended pursuant to which the Series D Preferred Stock was issued. The Certificate of Designation provides that in the event of a consolidation or merger of AXA Financial as a result of which holders of outstanding shares of AXA Financial common stock will be entitled to receive shares of stock or other securities or other property, including cash, with respect to or in exchange for their shares of AXA Financial common stock, the Series D Preferred Stock will, after the consolidation or merger, be convertible into the kind and amount of shares of stock or other securities or property, including cash, which the holder of shares of Series D Preferred Stock would have owned or been entitled to if he had converted his Series D Preferred Stock immediately prior to that consolidation or merger. As a result of the merger, the Series D Preferred Stock will be convertible into AXA ADSs and cash.

    The merger will become effective on the date on which the Certificate of Merger is duly filed with the Secretary of the State of Delaware, or a later date as agreed by AXA and AXA Financial in the Certificate of Merger.

    PREPARATION OF REGISTRATION STATEMENT ON FORM F-4 AND PROXY STATEMENT OR INFORMATION STATEMENT; STOCKHOLDERS' MEETING OR ACTION BY STOCKHOLDER CONSENT. AXA Financial has agreed in the Merger Agreement that, if required by law in order to consummate the merger, as soon as

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practicable following the expiration of the offer, AXA and AXA Financial will prepare and file with the SEC:

    - a post-effective amendment to the Registration Statement on Form F-4 for the offer and sale of the AXA ADSs pursuant to the merger which will include as a prospectus a proxy statement or an information statement pursuant to Rule 14c-2 under the Exchange Act, as applicable, which will contain the information required under Rule 13e-3 under the Exchange Act; and

    - together with AXA Merger Corp., a Rule 13e-3 Transaction Statement on
      Schedule 13E-3 with respect to the merger.

    Each of AXA Financial and AXA will use its reasonable best efforts to respond as promptly as practicable to any comments of the SEC with respect to documents submitted to it. AXA and AXA Financial have agreed to use their reasonable best efforts to have the post-effective amendment to the Registration Statement on Form F-4 declared effective under the Securities Act as promptly as practicable after its filing. AXA Financial has also agreed to use its reasonable best efforts to cause the proxy statement or the information statement, as applicable, to be mailed to holders of AXA Financial's capital stock as promptly as practicable after the Registration Statement on Form F-4 is declared effective under the Securities Act.

    If required by applicable law in order to consummate the merger, AXA Financial has also agreed pursuant to the Merger Agreement to establish, prior to or as soon as practicable following the date upon which the post-effective amendment to the Registration Statement on Form F-4 has been declared effective, a record date and either duly call, give notice of, convene and hold a meeting of holders of the capital stock of AXA Financial if proxies are to be solicited to consider and vote upon the adoption of the Merger Agreement or to follow all required procedures in soliciting consents from the holders of AXA Financial common stock. In that event, the proxy or information statement, as the case may be, will include a description of the recommendations of the Board of Directors of AXA Financial and the Special Committee that the holders of shares of AXA Financial common stock adopt the Merger Agreement. AXA Financial has agreed that neither the Board of Directors of AXA Financial nor any committee of the Board of Directors will withdraw or modify, or propose to withdraw or modify, these recommendations or related approval in each case unless the Special Committee determines in good faith, after consultation with outside legal counsel, that such recommendations would be inconsistent with its fiduciary duties to AXA Financial's stockholders under applicable law. The Merger Agreement also provides that the Board of Directors of AXA Financial or the Special Committee may decide not to make such recommendations.

    If a vote of the stockholders of AXA Financial is necessary to effect the merger, AXA has agreed in the Merger Agreement to cause AXA Merger Corp. to vote any shares of AXA Financial common stock owned by it and not held in the AXA Financial voting trust in favor of the adoption of the Merger Agreement.

    In addition, pursuant to a Voting Agreement dated as of October 17, 2000, Claude Bebear and Patrice Garnier, two of the three voting trustees of the AXA Financial voting trust, have agreed with AXA Financial to take all actions required under the Voting Trust Agreement relating to the AXA Financial shares in order to cause all shares of AXA Financial common stock held in the AXA Financial voting trust as of the date of the relevant vote to be voted, in any action by written consent of the stockholders of AXA Financial or in a stockholders' meeting, in favor of the Merger Agreement.

    The Merger Agreement provides that the Voting Agreement may not be amended without the approval of the Special Committee.

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    Under Delaware law, unless a short form merger is effected, a merger agreement must be adopted by a majority of the shareholders entitled to vote thereon. As of the date of this prospectus, AXA and its subsidiaries hold a sufficient percentage of the total number of outstanding shares of AXA Financial common stock to adopt the Merger Agreement under Delaware law. It is anticipated that upon consummation of the offer, the voting trustees holding the requisite number of votes will adopt the Merger Agreement by executing a written shareholder consent.


    In connection with such shareholder action by written consent, AXA and AXA Financial are required under applicable federal securities laws to deliver to holders of AXA Financial common stock not tendered and exchanged pursuant to the offer an information statement containing, among other things, an explanation of appraisal rights available to such holders.


    AXA has requested that the SEC issue a "no action" position or, in the alternative, an exemptive order if we provide the information required in the information statement in this prospectus. If such relief is granted, holders of AXA Financial common stock not tendered and exchanged pursuant to the offer will not receive an information statement, other than this prospectus, prior to consummation of the merger. Provided the SEC grants this relief, the written shareholder consent adopting the Merger Agreement will be executed promptly after consummation of the offer.


    INTERIM OPERATIONS. Except for matters expressly permitted or contemplated by the Merger Agreement and matters disclosed in the schedules to the Merger Agreement, from the date of the Merger Agreement to the effective time of the merger, AXA Financial has agreed to, and has agreed to cause each of its subsidiaries, other than Alliance Capital Management Corporation, Alliance Capital Management Holding, L.P. and Alliance Capital Management, L.P. (collectively referred to in this prospectus as Alliance) and Donaldson, Lufkin & Jenrette and their respective subsidiaries to:

    - conduct its business in the usual, regular and ordinary course consistent with past practice, including with respect to employee compensation and benefits (including entering into employment agreements or similar arrangements), severance and retirement benefits, issuance of debt securities, loans to subsidiaries, material acquisitions, or sales of material assets;

    - use all reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and employees and maintain its relationships and goodwill with agents, customers, suppliers, licensors, licensees, distributors and others having business dealings with them to the end that its goodwill is unimpaired at the effective time of the merger;

    - continue to submit or report matters to its Board of Directors or similar governance body or the appropriate committee of the Board of Directors or such body for approval or review, as the case may be, in the usual, regular and ordinary course consistent with past practice; and

    - continue to consult AXA on all material matters in the usual, regular and ordinary course consistent with past practice.


    AXA Financial has also agreed not to authorize or cause Donaldson, Lufkin & Jenrette, prior to its disposition, or Alliance Capital to take any action that would violate the obligation to consult with AXA mentioned above.



    In addition, except for matters expressly contemplated by the Merger Agreement, from the date of the Merger Agreement to the effective time of the merger, AXA Financial will not, and will not permit any of its subsidiaries to do any of the following without the prior written consent of AXA:


    - declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock or other equity interests, other than regular cash dividends with respect to

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      the AXA Financial common stock not in excess of $0.0250 per share and regular cash dividends with respect to the Series D Preferred Stock in accordance with the Series D Certificate of Designations as amended to the date of the Merger Agreement, in each case, with usual declaration, record and payment dates and in accordance with AXA Financial's past dividend policy;

    - split, combine or reclassify any of its capital stock or other equity interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other equity interests, other than the conversion of Series D Preferred Stock of AXA Financial into shares of AXA Financial common stock in accordance with the Series D Certificate of Designations, as amended to the date of the Merger Agreement;

    - except in connection with existing benefit plans of AXA Financial in accordance with their respective terms as of the date of the Merger Agreement and consistent with applicable law and past practice, purchase, redeem or otherwise acquire any shares of capital stock of or any other securities of AXA Financial or any of its subsidiaries or any rights, warrants or options to acquire any such shares or other securities;

    - except for (x) the issuance of shares of AXA Financial common stock upon the exercise of outstanding options granted under the stock option plans identified in the Merger Agreement in accordance with the terms of these plans or pursuant to the 1998 stock plan for directors in accordance with its terms as of the date of the Merger Agreement, (y) new grants or options to acquire shares of AXA Financial common stock under the stock option plans identified in the Merger Agreement to newly hired employees in the ordinary course of business consistent with past practice and the issuance of shares of AXA Financial common stock upon the exercise of these new grants in accordance with their terms and (z) the issuance of shares of AXA Financial common stock upon the conversion of the Series D Preferred Stock of AXA Financial in accordance with the Series D Certificate of Designations, as amended to the date of the Merger Agreement, issue, deliver, sell or grant:

       (i)  any shares of its capital stock or other equity interests;

       (ii) any bonds, debentures, notes or other indebtedness having the right to vote, or convertible into, or exchangeable for, securities having the right to vote, on matters on which the holders of shares of AXA Financial common stock may vote or other voting securities;

       (iii) any securities convertible into or exchangeable for, or any options, warrants or rights to acquire, any of the securities mentioned under (ii) above, voting securities or convertible or exchangeable securities; or

       (iv) any "phantom" stock, "phantom" stock rights, stock appreciation rights or stock-based performance units;


    - amend its certificate of incorporation or by-laws;


    - authorize any of, or commit or agree to take any of, the actions described above.


    The Merger Agreement also prohibits AXA from:



    - declaring or setting aside or paying any dividends on or making any distributions with respect to the AXA ordinary shares, other than regular dividends with respect to AXA ordinary shares with usual declaration, record and payment dates;


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    - splitting, reclassifying or combining AXA's ordinary shares or issuing or authorizing the issuance of any other securities in respect of, in lieu of or in substitution for the AXA ordinary shares; and



    - authorize any of, or commit or agree to take any of, the foregoing actions.


    INDEMNIFICATION. Pursuant to the Merger Agreement, AXA has agreed, to the fullest extent permitted by applicable law, to cause the surviving corporation in the merger to honor all AXA Financial's obligations to indemnify, including any obligations to advance funds for expenses to, the current or former directors or officers of AXA Financial or any of its subsidiaries, other than Donaldson, Lufkin & Jenrette and its subsidiaries, for acts or omissions by these directors and officers occurring prior to the effective time of the merger to the extent that these obligations of AXA Financial or any of its subsidiaries existed on the date of the Merger Agreement, whether pursuant to AXA Financial's restated certificate of incorporation, by-laws, the certificate or articles of incorporation, by-laws or similar organizational documents of the relevant subsidiaries, individual indemnity agreements or otherwise. These obligations will survive the merger and will continue in full force and effect in accordance with the terms of AXA Financial's restated certificate of incorporation, by-laws, the certificate or articles of incorporation, by-laws or similar organizational documents of the relevant subsidiaries, and these individual indemnity agreements from the effective time of the merger until the expiration of the applicable statute of limitations with respect to any claims against the directors or officers arising out of these acts or omissions.

    The Merger Agreement also provides that AXA or the surviving corporation in the merger will cause to be maintained in effect for a period of six years from and after the effective time of the merger, the current policies of directors' and officers' liability insurance maintained by AXA Financial with respect to claims arising from or related to facts or events which occurred at or before the effective time of the merger. AXA may substitute the current policies with policies with reputable and financially sound carriers of at least the same coverage and amounts containing terms and conditions which are no less advantageous and so long as the substitution results in continuous coverage AXA will not be obligated to make annual premium payments for such insurance to the extent these premiums exceed 200% of the annual premiums paid as of the date of the Merger Agreement by AXA Financial for that insurance. If that insurance coverage cannot be obtained at all, or can only be obtained at an annual premium in excess of the 200% threshold, AXA or the surviving corporation in the merger will maintain the most advantageous policies of directors' and officers' insurance obtainable for an annual premium equal to that 200% threshold. The obligation of AXA and the surviving corporation in the merger with respect to director's and officer's liability insurance as described above will be deemed to have been satisfied if prepaid policies reasonably approved in writing by AXA are obtained by AXA Financial prior to the effective time of the merger. These policies would have to provide the directors and officers with coverage for an aggregate period of six years with respect to claims arising from facts or events that occurred prior to the effective time of the merger, including with respect of the transactions contemplated in the Merger Agreement.

    From and after the effective time of the merger, to the fullest extent permitted by applicable law, and without limitation on the obligations of AXA and the surviving corporation in the merger described in the two preceding paragraphs AXA has agreed to, and to cause the surviving corporation in the merger to, indemnify defend and hold harmless the present and former officers and directors of AXA Financial and its subsidiaries, and any employee of AXA Financial or its subsidiaries who acts as a fiduciary under any employee benefit plan providing benefits to any current or former employee, officer or director of AXA Financial or any of its subsidiaries against all losses, claims, damages, liabilities, fees and expenses, including attorneys' fees and disbursements, judgments, fines and amounts paid in settlement, in the case of settlements, with the approval of the indemnifying party, which approval shall not be unreasonably withheld or

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delayed, as incurred, payable monthly upon written request, to the extent arising from, relating to, or otherwise in respect of any actual or threatened action, suit, proceeding or investigation, in respect of actions or omissions occurring at or prior to the effective time of the merger in connection with the indemnified party's duties as an officer or director or employee of AXA Financial or any of its subsidiaries to the extent they are based on or arise out of or pertain to the transactions contemplated by the Merger Agreement. This indemnification obligation does not cover losses arising out of an intentional breach of the Merger Agreement by the indemnified party or criminal conduct or any violation of U.S. federal, state or foreign securities laws by that party.

    REPRESENTATIONS AND WARRANTIES. The Merger Agreement contains various customary representations and warranties of AXA Financial, including, among others, representations as to:

    - due organization and existence,

    - capital structure,

    - corporate authority,

    - no violation of its restated certificate of incorporation or by-laws or the comparable charter or organizational documents of any of AXA Financial's subsidiaries, contracts of AXA Financial or any of its subsidiaries or any judgment, order, law or regulation applicable to AXA Financial and its subsidiaries resulting from the offer and the merger, which in the case of contracts, judgments, orders, laws or regulations, have not had and could not reasonably be expected to have a material adverse effect on AXA Financial or its ability to consummate the merger,

    - accuracy of AXA Financial's public filings, including financial statements, and

    - the accuracy of information included in certain materials prepared in connection with the offer and the merger.

    The Merger Agreement contains various customary representations and warranties of AXA and AXA Merger Corp., including, among others, representations as to:

    - due organization and existence,

    - capital structure,

    - corporate authority,

    - no violation of charter or other organizational documents of AXA or any of its subsidiaries, contracts of AXA or any of its subsidiaries or judgments or laws applicable to AXA or any of its subsidiaries resulting from the offer and the merger, which, in the case of contracts, judgments or laws, have not had and could not reasonably be expected to have a material adverse effect on AXA or its ability to consummate AXA or any of its subsidiaries of the merger,

    - accuracy of AXA's public filings, including financial statements,

    - sufficiency of funds for the offer, the merger and the other transactions contemplated by the Merger Agreement, and

    - the accuracy of information included in certain materials prepared in connection with the offer and the merger.

    CONDITIONS TO THE MERGER. The Merger Agreement provides that the respective obligation of each party to the agreement to effect the merger is subject to the satisfaction or waiver on or prior to the closing date of each of the following conditions:

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    - If required by law in order to consummate the merger, the Merger Agreement will have been adopted by the requisite vote of the stockholders of AXA Financial.

    - No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction preventing the consummation of the merger or the other transactions contemplated by the Merger Agreement will be in effect. Each of the parties to the Merger Agreement has agreed to use its reasonable best efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any such judgment that may be entered.

    - AXA and AXA Merger Corp. will have accepted for exchange and exchanged all the shares of AXA Financial common stock properly tendered and not withdrawn pursuant to the offer.

    - The registration statement on Form F-4, of which this prospectus is a part, and the post-effective amendment to that registration statement, as the case may be, will have become effective under the Securities Act and will not be subject to any stop order or proceeding seeking a stop order, and AXA will have received all U.S. state securities or "blue sky" authorization necessary to issue AXA ADSs in the merger.

    - The NYSE will have approved for listing, subject to official notice of issuance, the AXA ADSs issuable pursuant to the merger.

    AXA Financial may waive any of these conditions only following a determination to that effect by the Special Committee.

    TERMINATION. The Merger Agreement may be terminated at any time prior to the effective time of the merger, whether before or after receipt of the approval of AXA Financial's stockholders or adoption of this agreement by AXA, as stockholder of AXA Merger Corp.:

    - by mutual written consent of AXA, AXA Merger Corp. and the Special Committee on behalf of AXA Financial;

    - by either AXA or the Special Committee on behalf of AXA Financial:

      -- if the purchase of the shares of AXA Financial common stock pursuant to the offer is not consummated on or before June 30, 2001 as a result of any of the conditions described under "The Exchange Offer--Certain Conditions to the Offer" not being satisfied on or prior to that date, unless the failure to consummate the offer is the result of a breach of the Merger Agreement by the party seeking to terminate the Merger Agreement; or

      -- if any governmental entity issues an order, decree or ruling or takes any other action permanently enjoining, restraining or otherwise prohibiting the offer or the merger and such order, decree, ruling or other action shall have become final and nonappealable other than any such order, decree, ruling or other action of a governmental entity not in the United States, France or the European Union which does not have a material adverse effect on AXA or any of its material subsidiaries; or

    - by AXA, if the Special Committee withdraws or modifies or proposes to withdraw or modify, in each case, in a manner adverse to AXA or AXA Merger Corp., its approval or recommendation of the Merger Agreement, the offer or the merger or fails to recommend to AXA Financial's stockholders that they accept the offer and vote for the adoption of the Merger Agreement;


    - by the Special Committee on behalf of AXA Financial, if the Special Committe determines that the terms of the offer and merger are not fair to or in the best interests of AXA Financial and AXA Financial's stockholders, other than AXA and its affiliates;


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    - by the Special Committee on behalf of AXA Financial, if due to an occurrence or circumstance, not involving a breach by AXA Financial of its obligations under the Merger Agreement, which would result in a failure to satisfy any of the conditions to the offer described in "The Exchange Offer--Certain Conditions to the Offer" or otherwise, AXA or AXA Merger Corp. have terminated the offer or permitted the offer to expire without the exchange of shares of AXA Financial common stock tendered and not withdrawn in the offer or not commenced the offer in accordance with the Merger Agreement.

    - by the Special Committee on behalf of AXA Financial if any representation or warranty of AXA and AXA Merger Corp. in the Merger Agreement that is qualified as to material adverse effect on AXA is not true and correct or any such representation and warranty that is not so qualified is not true and correct other than for failures to be true and correct that, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on AXA or its ability to consummate the offer and the merger, or AXA or AXA Merger Corp. fail to perform in any material respect any of their respective covenants contained in the Merger Agreement provided that AXA Financial is not then in breach of any representation, warranty or covenant contained in that agreement.

    The Merger Agreement also provides that in connection with its termination in the event the offer is not consummated by June 30, 2001, the period up to that day will be tolled during any time any party to the Merger Agreement is subject to a nonfinal order, decree, ruling or action restraining, enjoining or otherwise prohibiting the consummation of the offer or the merger.

    In the event of termination, except as specifically provided in the Merger Agreement, the Merger Agreement will become void and have no effect without any liability or obligation on the part of AXA or AXA Merger Corp. or AXA Financial, except to the extent that the termination results from the willful and material breach by a party of any agreement set forth in the Merger Agreement.

    AMENDMENTS; WAIVERS. The Merger Agreement may be amended by the parties, but only with the approval of the Special Committee, at any time before or after receipt of the approval of AXA Financial's stockholders or the adoption of the Merger Agreement by AXA as stockholder of AXA Merger Corp.; provided that an amendment may not be made after the approval of the Merger Agreement by the AXA Financial stockholders or its adoption by AXA as stockholder of AXA Merger Corp. without the further approval of the relevant stockholders, if such amendment requires further stockholders' approval under applicable law.

    At any time prior to the effective time of the merger, the parties to the Merger Agreement may

    - extend the time for the performance of any of the obligations or other acts of the other parties,

    - waive any inaccuracies in the representations and warranties contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement or

    - subject to the requirements of applicable law and the provisions of the preceding paragraph, waive compliance with any of the agreements or conditions contained in the Merger Agreement.

    Any extension or waiver that adversely affects the holders of shares of AXA Financial common stock will require the approval of the Special Committee.

APPRAISAL RIGHTS

    Under Section 262 of the General Corporation Law of the State of Delaware (which we refer to in this prospectus as the "Delaware General Corporation Law"), if you do not exchange shares of AXA Financial common stock in the offer and do not wish to accept the merger consideration paid

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for your outstanding shares of AXA Financial capital stock pursuant to the merger, you will have the right to seek an appraisal and be paid in cash the "fair value" of your shares as of the effective time of the merger, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, as judicially determined.

    The following discussion is not a complete statement of the law pertaining to appraisal rights under the Delaware General Corporation Law and is qualified in its entirety by the full text of Section 262, a copy of which is provided as Appendix C to this document. All references in Section 262, and in this summary, to a "stockholder" are to the record holder of the shares of AXA Financial capital stock as to which appraisal rights are asserted. If you have a beneficial interest in shares of AXA Financial capital stock held of record in the name of another person, such as a broker or nominee, you must act promptly to cause the record holder to follow properly the steps summarized below and in a timely manner to perfect your appraisal rights. We advise you to review
Section 262 carefully and consult legal counsel if you are considering demanding appraisal, as failure to comply fully with the procedures of that Section will result in the loss of appraisal rights. Appraisal rights will not be available until the merger described in the Merger Agreement is consummated.

    YOU CANNOT EXERCISE APPRAISAL RIGHTS AT THIS TIME. WE ARE PROVIDING YOU WITH THE INFORMATION SET FORTH BELOW FOR INFORMATIONAL PURPOSES ONLY WITH RESPECT TO ALTERNATIVES AVAILABLE TO YOU IF THE MERGER IS CONSUMMATED. STOCKHOLDERS WHO WILL BE ENTITLED TO APPRAISAL RIGHTS IN CONNECTION WITH THE MERGER WILL RECEIVE ADDITIONAL INFORMATION CONCERNING APPRAISAL RIGHTS AND THE PROCEDURES TO BE FOLLOWED IN CONNECTION WITH THESE RIGHTS BEFORE THEY HAVE TO TAKE ANY ACTION RELATING TO THESE RIGHTS.


    IF YOU EXCHANGE SHARES OF AXA FINANCIAL COMMON STOCK IN THE OFFER, YOU WILL NOT BE ENTITLED TO EXERCISE APPRAISAL RIGHTS WITH RESPECT TO THESE SHARES BUT, RATHER, WILL RECEIVE THE CONSIDERATION PAID IN THE OFFER.



    If you desire to exercise your appraisal rights under Section 262, you will be required to fully satisfy each of the following conditions:



    In the case the merger is being consummated following a vote at a meeting of AXA Financial stockholders (which we refer to in this summary as a "stockholder meeting merger")



    - You must deliver to the Secreatary of AXA Financial a written demand for appraisal of your shares of AXA Financial capital stock before the vote on the adoption of the Merger Agreement at the special meeting of AXA Financial stockholders;



    - You must not vote in favor of adoption of the Merger Agreement. In case the Merger Agreement is adopted by the stockholders of AXA Financial following a stockholders' meeting, the proxies distributed in connection with that meeting will provide that proxies that do not contain voting instructions will, unless revoked, be voted in favor of the merger agreement. Therefore, in that case, if you vote by proxy and wish to exercise appraisal rights, you must vote against adoption of the Merger Agreement or abstain from voting on adoption of the Merger Agreement; and



    - You must continuously hold the shares of AXA Financial common stock for which you are seeking appraisal from the date of your written demand through the effective time of the merger. If you are the record holder of shares of AXA Financial common stock on the date the written demand for appraisal is made but then transfer these shares prior to the effective time of the merger, you will lose any right to appraisal in respect of the shares. Neither voting in person or by proxy against, abstaining from voting on or failing to vote on the proposal to adopt the merger agreement will constitute a written demand for appraisal within the


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      meaning of Section 262. You must deliver a written demand in addition to and separate form any such proxy or vote.



    IN THE CASE THE MERGER IS EFFECTED FOLLOWING ADOPTION OF THE MERGER AGREEMENT BY AXA FINANCIAL'S STOCKHOLDERS BY WRITTEN CONSENT INSTEAD OF A MEETING OR WITHOUT A VOTE OR MEETING OF AXA FINANCIAL'S STOCKHOLDERS (WHICH WE REFER TO IN THIS SUMMARY AS A "SHORT-FORM MERGER"). YOU MUST DELIVER TO THE SECRETARY OF AXA FINANCIAL A WRITTEN DEMAND FOR APPRAISAL OF YOUR SHARES OF AXA FINANCIAL CAPITAL STOCK WITHIN TWENTY DAYS AFTER THE DATE THAT AXA FINANCIAL, AS THE SURVIVING CORPORATION IN THE MERGER, MAILS TO YOU A NOTICE TO THE EFFECT THAT THE MERGER IS EFFECTIVE AND THAT APPRAISAL RIGHTS ARE AVAILABLE. THIS NOTICE MUST ALSO INCLUDE A COPY OF SECTION 262.


    Only a holder of record of shares of AXA Financial capital stock issued and outstanding immediately prior to the effective time of the merger is entitled to assert appraisal rights for the shares of AXA Financial capital stock registered in that holder's name. A demand for appraisal should be executed by or on behalf of the stockholder of record, fully and correctly, as that stockholder's name appears on the stock certificates and must reasonably inform AXA Financial that such person intends thereby to demand appraisal of the holder's shares of AXA Financial capital stock in connection with the merger.

    If your shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, then the written demand must be executed in that capacity. If your shares of AXA Financial capital stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by, or on behalf of, all joint owners. An authorized agent, including an agent for two or more joint owners, may execute a demand for appraisal on behalf of a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in exercising the demand, he is acting as agent for the record owner or owners.


    A record owner, such as a broker, who holds shares of AXA Financial capital stock as a nominee for several beneficial owners may exercise appraisal rights with respect to the shares of AXA Financial capital stock held for one or more beneficial owners while not exercising those rights with respect to the shares of AXA Financial capital stock held for one or more other beneficial owners. In that case, the written demand should set forth the number of shares of AXA Financial capital stock as to which appraisal is sought. Where the number of shares of AXA Financial capital stock is not expressly stated, the demand will be presumed to cover all shares of AXA Financial capital stock held in the name of the record owner. If you are a beneficial owner who is not a record owner and intend to exercise appraisal rights, you should instruct the record owner to comply strictly with the statutory requirements with respect to the exercise of appraisal rights before the date of any meeting of stockholders of AXA Financial called to approve the merger in the case of a stockholder approval within 20 days following the mailing of the notice of merger and notice of appraisal rights in the case of a short-form merger.



    If you elect to exercise appraisal rights under Section 262, you should mail at the appropriate time or deliver your written demand to: AXA
Financial Inc.,1290 Avenue of the Americas, New York, NY 10104 Attention:
Corporate Secretary. The written demand for appraisal should specify your name and mailing address, the number and type of shares of AXA Financial capital stock covered by the demand and that you are demanding appraisal of your shares of AXA Financial capital stock.



    In the case of a stockholder meeting merger, AXA Financial must, within ten days after the effective time of the merger provide notice as to the effectiveness of the merger to each former stockholder who has made a written demand for appraisal in compliance with Section 262 and has not voted for adoption of the Merger Agreement. Delivering a proxy in connection with the stockholder meeting called to adopt the Merger Agreement will constitute a waiver of your right of


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appraisal and will nullify any written demand for appraisal submitted, unless the proxy votes against, or expressly abstains from the vote on, the adoption of the Merger Agreement.



    Regardless of whether the merger is effected as a stockholder meeting merger or a short-form merger, within 120 days after the effective time of the merger, but not thereafter, either AXA Financial or any stockholder who has demanded appraisal and complied with the requirements of Section 262 and who is otherwise entitled to appraisal rights may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of AXA Financial capital stock held by stockholders who have demanded appraisal of their shares.


    Within 120 days after the effective time of the merger, any stockholder who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from the surviving corporation a statement setting forth the aggregate number of shares not voted in favor of the adoption of the Merger Agreement and with respect to which demands for appraisal have been received and the aggregate number of former holders of such shares. Such statement must be mailed within ten days after a written request therefor has been received by AXA Financial or within ten days after the expiration of the period for delivery of demands for appraisal, whichever is later.

    If a petition for an appraisal is timely filed by a stockholder and a copy thereof is served upon AXA Financial, AXA Financial will then be obligated within 20 days to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all former stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached. After notice to such stockholders as required by the Court, the Delaware Court of Chancery is empowered to conduct a hearing on such petition to determine those stockholders who have complied with
Section 262 and who have become entitled to appraisal rights thereunder. The Delaware Court of Chancery may require the stockholders who demanded payment for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceeding; and if any stockholder fails to comply with such direction, the Court of Chancery may dismiss the proceedings as to such stockholder.

    After determining the stockholders entitled to an appraisal, the Delaware Court of Chancery will appraise the "fair value" of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. The costs of the action may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable. Upon application of a stockholder, the Delaware Court of Chancery may also order that all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, reasonable attorneys' fees and the fees and expenses of experts, be charged pro rata against the value of all of the shares of AXA Financial capital stock entitled to appraisal. In the absence of such a determination or assessment, each party bears its own expenses.

    Although AXA and AXA Merger Corp. believe that the consideration to be paid in the offer is fair, no representation is made as to the outcome of the appraisal of fair value as determined by a Delaware court. Moreover, AXA and AXA Merger Corp. do not anticipate offering more than 0.295 of an AXA ADS and $35.75 in cash to any stockholder exercising appraisal rights and reserve the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the "fair value" of a share of AXA Financial common stock is less than such consideration. In determining "fair value", the Delaware Court is required to take into account all relevant factors. In WEINBERGER V. UOP, INC., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that "proof of value by any techniques or methods which are

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generally considered acceptable in the financial community and otherwise admissible in court" should be considered and that "[f]air price obviously requires consideration of all relevant factors involving the value of a company." The Delaware Supreme Court has stated that in making this determination of fair value the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be "exclusive of any element of value arising from the accomplishment or expectation of the merger." In CEDE & CO. V. TECHNICOLOR, INC., the Delaware Supreme Court stated that such exclusion is a "narrow exclusion [that] does not encompass known elements of value," but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In WEINBERGER, the Delaware Supreme Court construed Section 262 to mean that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered."

    IF YOU CONSIDER SEEKING APPRAISAL IN THE FUTURE, YOU SHOULD BE AWARE THAT THE FAIR VALUE OF YOUR SHARES AS DETERMINED UNDER SECTION 262 COULD BE MORE THAN, THE SAME AS OR LESS THAN THE 0.295 OF AN AXA ADS AND THE $35.75 CASH PAYMENT YOU WOULD BE ENTITLED TO ELECT TO RECEIVE PURSUANT TO THE OFFER OR IN THE SUBSEQUENT MERGER UNDER THE MERGER AGREEMENT IF YOU DO NOT SEEK APPRAISAL OF YOUR SHARES. YOU SHOULD ALSO BE AWARE THAT OPINIONS OF INVESTMENT BANKING FIRMS AS TO FAIRNESS FROM A FINANCIAL POINT OF VIEW ARE NOT NECESSARILY OPINIONS AS TO FAIR VALUE UNDER SECTION 262.

    Any stockholder who has duly demanded an appraisal in compliance with
Section 262 will not, after the effective time of the merger, be entitled to vote the shares subject to this demand for any purpose or to receive payment of dividends or other distributions on those shares, except for dividends or other distributions payable to holders of record at a date prior to the completion of the merger.

    If any stockholder who demands appraisal of shares of AXA Financial capital stock under Section 262 fails to perfect, or effectively withdraws or loses, the right to appraisal, the stockholders' shares of AXA Financial capital stock will be converted into the right to receive 0.295 of an AXA ADS and $35.75 in cash per share of AXA Financial common stock in accordance with the Merger Agreement, without interest. At any time within 60 days after the effective time of the merger, a stockholder may withdraw a demand for appraisal and accept the consideration paid for the shares pursuant to the Merger Agreement. After this period, a stockholder may withdraw a demand for appraisal only with the consent of AXA Financial as the surviving corporation. A stockholder will fail to perfect, or effectively lose or withdraw, the right to appraisal if no petition for appraisal is filed within 120 days after the effective time of the merger. AXA Financial has no obligation to file a petition, and AXA has no present intention to cause or permit the surviving corporation to do so. Accordingly, if you desire to have your shares appraised, you should initiate any petition necessary for the perfection of your appraisal rights within the time period, and in the manner prescribed in Section 262. Once a petition for appraisal has been filed, the appraisal proceeding may not be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, which may condition any approval upon such terms as it deems just.

    Failure to take any required step in connection with the exercise of appraisal rights may result in the termination or waiver of those rights.

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                                    TAXATION

    The following generally summarizes the material U.S. Federal income tax and French tax consequences to U.S. Holders of the offer and subsequent merger contemplated by the Merger Agreement and the ownership and disposal of AXA ordinary shares or ADRs representing ADSs received pursuant to the offer or merger. This discussion represents the views of Cravath, Swaine & Moore, counsel to AXA, insofar as it relates to the U.S. Federal income tax consequences to U.S. Holders of the offer and merger and the ownership or disposal of the AXA ordinary shares or ADRs representing the ADSs received pursuant to the offer or merger. In addition, this discussion represents the views of Linklaters, counsel to AXA, as to matters of French law.

    For purposes of this discussion "U.S. Holder" is any one of the following:

    - An individual who is a citizen or resident of the United States;

    - A corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States or of any political subdivision of the United States, including the District of Columbia;

    - An estate the income of which is subject to U.S. Federal income taxation regardless of its source;

    - A trust if a court within the United States is able to exercise primary supervision over the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust; or

    - A person otherwise subject to U.S. Federal Income tax on its worldwide income.

    If a partnership holds shares of AXA Financial common stock or AXA ordinary shares or ADRs representing ADSs the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. Partners of partnerships holding these shares or AXA ADRs should consult their tax advisors as to the tax consequences of the offer and the merger or of owning or disposing of AXA ordinary shares or ADRs representing ADSs received in these transactions, as applicable.

    A "Non-U.S. Holder" is a holder that is not a U.S. Holder. This discussion does not address the U.S. Federal, local, state, foreign or other tax consequences to Non-U.S. Holders as a result of the offer and the merger or the ownership or disposal of AXA ordinary shares or ADRs. NON-U.S. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE U.S. FEDERAL, LOCAL, STATE, FOREIGN AND OTHER TAX CONSEQUENCES TO THEM AS A RESULT OF THE OFFER, THE MERGER OR THE OWNERSHIP OR DISPOSAL OF AXA ORDINARY SHARES OR ADRS.

    This summary is not a complete description of all of the tax consequences of the offer and the merger contemplated by the Merger Agreement or of the ownership or disposition of AXA ordinary shares or ADRs representing ADSs. It is based on the current tax laws of France and the United States, including the United States Internal Revenue Code of 1986, as amended (which we refer to in this prospectus as the "Code"), its legislative history, temporary, existing and proposed Treasury Regulations, Internal Revenue Service rulings and judicial opinions as well as the Convention between the United States of America and The Republic of France for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with Respect to Taxes on Income and Capital dated August 31, 1994 (which we refer to in this prospectus as the "Treaty"), all as in effect on the date of this prospectus and all subject to change, possibly with retroactive effect. In particular, the following discussion does not take into account any changes to the French tax law provisions relating to the PRECOMPTE and the AVOIR FISCAL. The French Government has recently announced proposed amendments to the rules relating to the AVOIR FISCAL in the Finance Bill for 2001. Under these

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proposals, the AVOIR FISCAL granted to shareholders who are not individuals will be reduced from 40% to 25% in 2001 and 15% in 2002. The French Government has also signaled that the rules relating to the PRECOMPTE will also change with effect from 2002. For a discussion of the AVOIR FISCAL and the PRECOMPTE see "--Ownership of AXA Ordinary Shares and ADRs--French Taxation--Taxation of Dividends--"AVOIR FISCAL". No further details on these changes are available as of the date of this prospectus. Your individual circumstances may affect the tax consequences of the offer and merger to you, and your particular facts or circumstances are not considered in the discussion below. No advance income tax ruling has been sought or obtained from the United States Internal Revenue Service regarding the tax consequences of the transactions described in this prospectus.

    For purposes of the Treaty, French tax law and the Code, U.S. owners of AXA ADRs will be treated as owners of AXA ordinary shares underlying the ADSs represented by those ADRs.

    The summary is not intended to apply to holders of shares of AXA Financial common stock or AXA ordinary shares or ADRs in particular circumstances, such as:

    - Dealers in securities;

    - Traders in securities who elect to apply a mark-to-market method of accounting;

    - Financial institutions;

    - Regulated investment companies;

    - Tax-exempt organizations;

    - Insurance companies;

    - Persons holding shares of AXA Financial common stock, AXA ordinary shares or ADRs representing ADSs as part of a hedging, straddle, conversion or other integrated transaction;

    - U.S. Holders who hold their shares of AXA Financial common stock, AXA ordinary shares or ADRs representing ADSs other than as capital assets;

    - Persons whose functional currency is not the U.S. dollar;

    - Certain U.S. expatriates;

    - Persons subject to the U.S. alternative minimum tax; and

    - Holders of shares of AXA Financial common stock, AXA ordinary shares or ADRs representing ADSs that will own directly or indirectly or will be deemed to own, five percent or more of either the total voting power or the total value of the stock of AXA immediately after the merger or that carry on a trade or business in France through a permanent establishment or fixed base for the purpose of which AXA ordinary shares or ADRs have been acquired or held.

    Furthermore, although this summary generally applies to relevant holders whether or not they are employees of AXA Financial or its affiliates, this summary does not describe all the tax considerations relevant to persons who acquired shares of AXA Financial common stock, AXA ordinary shares or ADRs representing ADSs pursuant to the exercise of an incentive stock option.

THE OFFER AND MERGER--FRENCH TAXATION

    Generally there are no French tax consequences as a result of the offer and merger described in this prospectus to persons who hold less than 25% of AXA Financial's outstanding common stock if those persons are not resident of France for French income tax purposes or otherwise subject to a limited tax liability by virtue of maintaining a permanent establishment in France.

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THE OFFER AND MERGER--U.S. FEDERAL INCOME TAXATION

    The receipt of AXA ADSs and cash in exchange for shares of AXA Financial common stock pursuant to the offer, the merger or the exercise of dissenters' rights will be a taxable transaction for U.S. Federal income tax purposes and may also be taxable under applicable state or local tax laws. U.S. Holders of shares of AXA Financial common stock will generally recognize gain or loss for U.S. Federal income tax purposes in an amount equal to the difference between the sum of (i) the fair market value of the ADSs received (determined as of the date of the closing of the offer or subsequent merger) plus (ii) the amount of cash received and the U.S. Holder's tax basis in the shares of AXA Financial common stock exchanged for the AXA ADSs and cash in the offer or merger. Gain or loss must be determined separately for each block of shares of AXA Financial common stock exchanged pursuant to the offer, the merger or any exercise of dissenters' rights (for example, shares of AXA Financial common stock acquired at the same cost in a single transaction). That gain or loss will be capital gain or loss (provided that the shares of AXA Financial common stock are held as capital assets), and any such capital gain or loss will be long term if the shares of AXA Financial common stock were held for more than one year at the time of the closing of the offer or the closing of the merger, as the case may be.

    Any AXA ADSs received in the offer or subsequent merger will have a basis for U.S. Federal income tax purposes equal to their fair market value (determined as of the closing of the offer or the subsequent merger, as applicable), and a holding period beginning on the day after the closing of the offer or the subsequent merger, as applicable.

    The receipt of cash by a U.S. Holder of shares of AXA Financial common stock may be subject to backup withholding at the rate of 31% unless the U.S. Holder

     (i) is a corporation or comes within certain other exempt categories or

    (ii) provides a correct taxpayer identification number and otherwise complies with the backup withholding rules.

    Backup withholding is not an additional tax; any amounts so withheld may be credited against the U.S. Federal income tax liability of the U.S. Holder subject to the withholding.

OWNERSHIP OF AXA ORDINARY SHARES AND ADRS--FRENCH TAXATION

    TAXATION OF DIVIDENDS--WITHHOLDING TAX

    France generally imposes a 25% withholding tax on dividends distributed in cash or in the form of ordinary shares by a French corporation (such as AXA) to shareholders who are not residents of France for French tax purposes. However, the Treaty generally reduces the withholding tax rate to 15% on dividends paid in cash or in the form of shares to an "Eligible U.S. Holder".

    Under the Treaty, an "Eligible U.S. Holder" is a U.S. Holder whose ownership of AXA ordinary shares or ADRs representing ADSs is not attributable to a permanent establishment or fixed base in France and who is

     (i) an individual or other non-corporate holder, or

    (ii) a corporation that does not own, directly or indirectly, 10% or more of the capital of AXA,

provided in each case that that holder:

    - is a resident of the United States under the Treaty,

    - is entitled to Treaty benefits under the limitation on benefits provisions in Article 30 of the Treaty, and

    - complies with the procedural rules described below.

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If a U.S. Holder is a corporation that owns, directly or indirectly, 10% or more of the capital of AXA, the withholding tax rate will be reduced to 5%, provided that all other requirements set forth in the preceding paragraph are met.

    Pursuant to an instruction published on June 7, 1994 (which we refer to in this prospectus as the "Instruction"), dividends paid in cash or in the form of AXA ordinary shares to an Eligible U.S. Holder who is entitled to the "AVOIR FISCAL" (as discussed below) will no longer be subject to the French withholding tax of 25% (with this tax reduced at a later date to 15%, subject to filing formalities), but will be immediately subject to the reduced rate of 15% provided that the Holder establishes before the date of payment that he is a resident of the United States under the Treaty.

    TAXATION OF DIVIDENDS--"AVOIR FISCAL"


    Under French domestic tax law, a resident of France generally is entitled to the AVOIR FISCAL, which is a form of tax credit, in respect of a dividend received in cash or in the form of ordinary shares from a French corporation in an amount equal to:


    - 50% of the net dividend received if the beneficiary of the distribution is an individual;

    - 40% of the net dividend received if the beneficiary of the distribution is not an individual, increased by an amount corresponding to 20% of the PRECOMPTE per share actually paid in cash by AXA, if any, less the 15% withholding tax.

    The French Government has proposed that, in the case of dividend distributions to beneficiaries who are not individuals, the amount of the AVOIR FISCAL be decreased to 25% for distributions effected in 2001 and 15% for distributions effected in 2002.

    Under French domestic law, shareholders who are not resident in France are not eligible for the AVOIR FISCAL. Under the Treaty, however, an Eligible U.S. Holder is generally entitled to a payment from the French Treasury that is the equivalent of the AVOIR FISCAL. That payment is made by the French Treasury not earlier than the January 15th following the close of the calendar year in which the related dividend is paid, and only after receipt by the French tax administration of a claim for that payment in accordance with the procedures described below. However, the following are certain limitations to the availability of the AVOIR FISCAL under the Treaty:

    - The AVOIR FISCAL is generally only granted if the Eligible U.S. Holder is subject to U.S. Federal income tax on both the dividend and the AVOIR FISCAL.

    - Partnership or a trust (other than a pension trust, a real estate investment trust or a real estate mortgage investment conduit) in its capacity as an Eligible U.S. Holder is entitled to the AVOIR FISCAL only to the extent that its partners, beneficiaries or grantors, as applicable, are themselves Eligible U.S. Holders (other than a regulated investment company) and are themselves subject to U.S. Federal income tax on their respective shares of both the dividend and the AVOIR FISCAL.

    - The Eligible U.S. Holder, where required by the French tax administration, must show that he or she is the beneficial owner of the AXA ordinary shares or ADRs and that the holding of those AXA ordinary shares or ADRs does not have as one of its principal purposes the purpose of allowing another person to take advantage of the grant of the AVOIR FISCAL under the Treaty.

    - If the Eligible U.S. Holder is a regulated investment company, it should not own, directly or indirectly, 10% or more of the capital of AXA. This rule only applies if less than 20% of the shares of the regulated investment company should be beneficially owned by persons who are neither citizens nor residents of the United States under the Treaty.

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    Under the Treaty, any payment of the AVOIR FISCAL is subject to the 15%
dividend withholding tax. Thus, for example, if a dividend of E100 were payable by AXA to:



    - an Eligible U.S. Individual Holder and the requirements are satisfied, that holder would initially receive E85, the E100 dividend less a E15 withholding tax). That holder would also receive an additional payment from the French Treasury of E42.5, consisting of the AVOIR FISCAL of E50, less the withholding tax on that amount. Thus, the total net payment to the Eligible U.S. Individual Holder would be E127.5, although, as discussed below, that holder would recognize E150 of income for U.S. Federal income tax purposes.



    - an Eligible U.S. non Individual Holder and the requirements are satisfied, that holder would initially receive E85, (the E100 dividend less a E15 withholding tax). That holder also would receive an additional payment from the French Treasury of E34.02, consisting of the AVOIR FISCAL of E40, less the 15% withholding tax on that amount. Thus, the total net payment to the Eligible U.S. non Individual Holder would be E119.02, although, as discussed below, that holder would recognize E140 of income for U.S. Federal income tax purposes.


    If an Eligible U.S. Holder sells AXA ordinary shares in a trade executed on the monthly settlement market during a month during which a dividend payment date with respect to the AXA ordinary shares occurs, generally the seller, rather than the purchaser, will be entitled to the AVOIR FISCAL with respect to the dividend paid on that dividend payment date.

    Any amounts distributed as a dividend by AXA out of profits which:

    - have not been subject to French corporate income tax at the standard corporate income tax rate,

    - are distributed from the long-term capital gains reserve, or

    - were earned and taxed more than five years before the distribution,

would be subject to the "PRECOMPTE" (a French equalization tax). The PRECOMPTE is a tax paid by the corporation at the time of a dividend distribution that is equal to 50% of the net dividend distributed, except that, when a dividend is distributed from the long-term capital gains reserve, the PRECOMPTE is equal to the difference between a tax based on the regular corporate tax rate applied to the amount of the declared dividend and the taxes previously paid by the corporation on the income being distributed. The amount of any PRECOMPTE would be charged to shareholders' equity as part of the dividend distribution.

    A U.S. Holder that is not entitled to the full AVOIR FISCAL generally may obtain from the French tax authorities a refund of any PRECOMPTE paid by AXA with respect to the dividends distributed. Pursuant to the Treaty, the amount of the PRECOMPTE refunded to U.S. residents is reduced by the 15% French withholding tax applicable to dividends and the partial AVOIR FISCAL, if any. A U.S. Holder is only entitled to a refund of the PRECOMPTE actually paid in cash by AXA and is not entitled to a refund of the PRECOMPTE paid by AXA by offsetting French and/or foreign tax credits.

    A U.S. Holder entitled to the refund of the PRECOMPTE must apply for the refund by filing a French Treasury form RF 1 B EU-NO. 5053 before the end of the calendar year following the year in which the dividend is paid. The form and its instructions are available from the United States Internal Revenue Service or at the CENTRE DES IMPOTS DES NON RESIDENTS (9, rue d'Uzes, 75094 Paris Cedex 02, France).

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    TAXATION OF DIVIDENDS--PROCEDURES TO OBTAIN TREATY BENEFITS

    Eligible U.S. Holders must follow certain procedures in order to be eligible for the 15% dividend withholding tax and to receive a refund of the AVOIR FISCAL (less the 15% withholding tax on that amount) under the Treaty.

    An Eligible U.S. Holder entitled to the AVOIR FISCAL who wishes to obtain a reduced withholding rate at source must:

    - complete,

    - have certified by the U.S. financial institution that is in charge of the administration of the AXA ordinary shares or ADRs of that Eligible U.S. Holder, and

    - file with AXA or the French person in charge of the payment of dividends on the AXA ordinary shares, such as the French paying agent, in the case of AXA ordinary shares, or with the depositary in the case of AXA ADRs, a French form RF1 A EU n(o) 5052, entitled "Application for Refund", before the date of payment of the relevant dividend. An Eligible U.S. Holder that is a regulated investment company must also be identified as such on a list provided annually by the U.S. Internal Revenue Service to the French tax administration. However, if an Eligible U.S. Holder is not able to complete, have certified and file the Application for Refund before the date of payment of the dividend, that Eligible U.S. Holder may still benefit from the Treaty if the U.S. financial institution that is in charge of the administration of that holder's AXA ordinary shares or ADRs provides AXA or the French paying agent in the case of AXA ordinary shares, or the depositary in the case of AXA ADRs, with certain information with respect to that Eligible U.S. Holder and his or her holding of AXA ordinary shares or ADRs before the date of payment of the relevant dividend. Whichever procedure is followed, the AVOIR FISCAL is not paid by the French Treasury earlier than the January 15th following the close of the calendar year in which the relevant dividend is paid.

    If either of the procedures described above has not been followed before a dividend payment date or is not available to an Eligible U.S. Holder, AXA or the French paying agent will withhold tax from the dividend at the normal French rate of 25%, and the Eligible U.S. Holder will be entitled to claim a refund of the excess withholding tax and the payment of the related AVOIR FISCAL by filing the Application for Refund with the depositary or the French paying agent early enough to enable them to forward that application to the French tax administration before December 31st of the year following the calendar year in which the related dividend was paid.

    The Application for Refund and instructions for its completion is available from the U.S. Internal Revenue Service. The depositary will provide to all U.S. Holders of AXA ADRs the applications or certificates, together with instructions, and will arrange for the filing with the French tax authorities of all applications and certificates completed by U.S. Holders of AXA ADRs and returned to the depositary in sufficient time to effect the filing. See "Description of AXA's American Depositary Shares--Dividends, Other Distributions and Rights".

    SPECIAL RULES FOR CERTAIN TAX-EXEMPT SHAREHOLDERS

    Under the Treaty, special rules apply to:

    - any "Eligible Pension Fund", which is a tax-exempt entity established in, and sponsored or established by a resident of, the United States, the exclusive purpose of which is to provide retirement or employee benefits and which does not own, directly or indirectly, 10% or more of the capital of AXA,

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    - any "Eligible Not-For-Profit Organization", which is a tax-exempt entity organized in the United States, the use of whose assets is limited under U.S. Federal or state laws, both currently and upon liquidation, to the accomplishment of the purposes that serve as the basis of its exemption from income taxation in the United States and which does not own, directly or indirectly, 10% or more of the capital of AXA, and

    - any "Individual Holding Shares in a Retirement Plan", meaning an individual who is a resident of the United States under the Treaty and who owns AXA ordinary shares or ADRs through an individual retirement account, a Keogh plan or any similar arrangement. ("Eligible Pension Funds", "Eligible Not-For-Profit Organizations" and "Individuals Holding Shares in a Retirement Plan" are referred to collectively in this prospectus as "Eligible Tax-Exempt Holders".)


    Provided they are entitled to Treaty benefits under the limitation on benefits provisions in Article 30 of the Treaty, Eligible Tax-Exempt Individual Holders are entitled to receive from the French Treasury a payment equal to 30/85ths of the gross AVOIR FISCAL (the "partial AVOIR FISCAL"), less a 15% dividend withholding tax on that amount, notwithstanding the general requirement described above that the individual holder be subject to U.S. tax on both the dividend and the AVOIR FISCAL. Thus, for example, if a dividend of E100 were payable by AXA to an Eligible Tax-Exempt Individual Holder and the requirements of the instruction are satisfied, that individual holder would initially receive E85 (the E100 dividend less a E15 withholding tax). The Eligible Tax-Exempt Individual Holder would be further entitled to an additional payment from the French Treasury of E15, consisting of the partial AVOIR FISCAL of 30/85ths of E50, less the 15% withholding tax on that amount. When the AVOIR FISCAL is equal to 40% of the net dividend (for instance for "Eligible Pension Funds" and "Eligible Not-for-Profit Organizations"), Eligible Tax-Exempt Holders are entitled to receive from the French Treasury a payment equal to 30/85ths of the AVOIR FISCAL, less a 15% withholding tax on that amount. Thus, the total net payment to the Eligible Tax-Exempt Individual Holder would be E100. The Eligible Tax-Exempt Individual Holder, where required by the French tax administration, must show that it is the beneficial owner of the AXA ordinary shares or ADRs and that the holding of those AXA ordinary shares or ADRs does not have as one of its principal purposes the purpose of allowing another person to take advantage of the grant of the partial AVOIR FISCAL under the Treaty.


    Tax-exempt holders generally must follow the procedures set forth above under "--Taxation of Dividends--Procedures to Obtain Treaty Benefits". Nevertheless, the existing French forms do not take into account the special tax treatment applicable to Eligible Tax-Exempt Holders with respect to the payment of the partial AVOIR FISCAL and the refund of the PRECOMPTE. Certain Eligible Tax-Exempt Holders may also be required to provide written evidence certified by the U.S. Internal Revenue Service of their status under U.S. Federal income tax law. As a consequence, Eligible Tax-Exempt Holders are urged to contact their own tax advisors with respect to the procedures to be followed to obtain Treaty benefits.

    TAX ON SALE OR REDEMPTION OF AXA ORDINARY SHARES OR ADRS

    Under the Treaty, no French tax is levied on any capital gain derived from the sale of AXA ordinary shares or ADRs representing ADSs by a U.S. Holder who:

    - is a resident of the United States under the Treaty,

    - is entitled to Treaty benefits under the limitation on benefits provisions of Article 30 of the Treaty, and

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    - does not have a permanent establishment in France to which the AXA ordinary shares or ADRs are attributable to or, in the case of an individual, who does not maintain a fixed base in France to which the AXA ordinary shares or ADRs are effectively connected.

    Under French domestic tax law, any gain realized by a shareholder on a redemption of AXA ordinary shares by AXA generally will be treated as a dividend and will be subject to French dividend withholding tax as described above under "--Taxation of Dividends--Withholding Tax", unless all AXA's accumulated earnings and profits, as determined for French tax purposes, have been distributed to shareholders of AXA before that redemption. Any such redemption generally would entitle the shareholders to the AVOIR FISCAL and may trigger the PRECOMPTE, provided it is pro rata among all the shareholders of AXA. An Eligible U.S. Holder generally would be entitled to Treaty benefits with respect to the AVOIR FISCAL and the PRECOMPTE related to his or her gain on a redemption of AXA ordinary shares that is treated as a dividend for French tax purposes.

    FRENCH TRANSFER AND STAMP TAXES

    Transfers of AXA ordinary shares and ADRs representing ADSs will not be subject to French transfer taxes unless the transfer is effected by means of a written agreement that is executed or enforced within France. Should such written agreement be executed or enforced in France, it would be subject to transfer taxes at the rate of 1%, up to a maximum of FF20,000 per transaction.

    In certain cases, a stock exchange stamp tax also may be payable.

    FRENCH ESTATE, GIFT AND WEALTH TAXES

    A transfer of AXA ordinary shares or ADRs representing ADSs by gift by, or by reason of death of, a U.S. Holder that would be subject to French gift or inheritance tax under French domestic tax law will not be subject to such French tax by reason of the Convention between the United States of America and the French Republic for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with respect to Taxes on Estates, Inheritances and Gifts, dated November 24, 1978 unless:

    - the donor or decedent is domiciled in France within the meaning of that Convention at the time of making the gift, or at the time of his or her death, or

    - the AXA ordinary shares or ADRs were used in, or held for use in, the conduct of business through a permanent establishment or a fixed base in France.

    Under French tax law and the Treaty, the French wealth tax generally does not apply to U.S. Holders that are not individuals or in the case of natural persons, who own alone or with their parents, directly or indirectly, AXA ordinary shares or ADRs representing the right to less than 25% of AXA's profits.

OWNERSHIP OF AXA ORDINARY SHARES AND ADRS--MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR U.S. SHAREHOLDERS

    TAXATION OF DIVIDENDS

    For U.S. Federal income tax purposes, the gross amount of a distribution by AXA to U.S. Holders, including any amounts of French tax withheld, will be treated as dividend income to the extent paid out of AXA's current or accumulated earnings and profits, as determined for U.S. Federal income tax purposes. If a U.S. Holder has the option to receive a distribution either in cash or in the form of AXA ordinary shares, and such U.S. Holder chooses to receive AXA ordinary shares (a "Stock Distribution"), such U.S. Holder will be treated for purposes of the preceding sentence as having received a distribution to the extent of the fair market value of these AXA

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ordinary shares. The gross amount of any related AVOIR FISCAL or PRECOMPTE payment also will be treated as dividend income. That dividend income will not be eligible for the dividend received deduction generally allowed to corporations under Section 243 of the Code. To the extent that an amount received by a U.S. Holder exceeds the U.S. Holder's allocable share of AXA's current and accumulated earnings and profits, the excess will be applied first to reduce the Holder's basis in his or her AXA ordinary shares or ADRs, and then, any remaining excess would constitute gain from the deemed sale or exchange of his or her AXA ordinary shares or ADRs. See "--Tax on Sale or Exchange of AXA Ordinary Shares or ADRs" below.

    For U.S. Federal income tax purposes, dividends will be taxable to the U.S. Holder of AXA ordinary shares or ADRs outstanding on the record date established by French law, which in the case of an annual dividend will be fixed by the shareholders at the shareholders' meeting approving the distribution of dividends, and in the case of an interim dividend will be fixed by the Management Board approving the distribution of interim dividends. Any payment of the AVOIR FISCAL or the partial AVOIR FISCAL and PRECOMPTE, plus the withholding tax relating to those payments, will generally be included in the dividend income of a U.S. Holder in the year in which the payment or refund is received. The amount recognized as dividend income by a U.S. Holder will be equal to the U.S. dollar value of the distributed euro, or, in case of a Stock Distribution, the AXA ordinary shares, on the date of the recognition of the dividend for U.S. Federal income tax purposes, regardless of whether the payment is in fact converted into U.S. dollars. The euro distributed will have a tax basis equal to their U.S. dollar value at such time. Any gain or loss realized upon a subsequent conversion or other disposition of the French francs will be treated as ordinary income or loss from sources within the United States.

    As discussed above, payments of dividends, the AVOIR FISCAL, the partial AVOIR FISCAL and the refund of the PRECOMPTE to a U.S. Holder will be subject to French withholding tax. For U.S. Federal income tax purposes, a U.S. Holder may generally elect to treat these French withholding taxes as either a deduction from gross income or a credit against the U.S. Federal income tax liability of that U.S. Holder. The maximum foreign tax credit allowable generally is equal to the U.S. Holder's U.S. Federal income tax liability for the taxable year multiplied by a fraction, the numerator of which is the U.S. Holder's taxable income from sources without the United States and the denominator of which is the U.S. Holder's taxable income from all sources for the taxable year. That foreign tax credit limitation is applied separately to different "baskets" of income. For purposes of applying the foreign tax credit limitation, dividends are generally included in the "passive income" basket or, if received by certain holders and certain other conditions are met, the "financial services income" basket.

    In the case of an Eligible U.S. Holder, if the full withholding tax rate of 25% is applied because, for instance, the procedures described under "--French Taxes--Taxation of Dividends--Procedures to Obtain Treaty Benefits" are not complied with by the dividend payment date, the refundable portion of the tax withheld by AXA or the French paying agent, which represents the difference between the 25% and the 15% tax rates, would not be eligible for the foreign tax credit.

    TAX ON SALE OR EXCHANGE OF AXA ORDINARY SHARES OR ADRS

    For U.S. Federal income tax purposes, a U.S. Holder generally will recognize gain or loss on any sale, exchange or other disposition of AXA ordinary shares or ADRs representing ADSs, unless a specific nonrecognition provision applies. That gain or loss will be measured by the difference between the U.S. dollar value of the amount of cash, and the fair market value of any other property, received and the U.S. Holder's tax basis in the AXA ordinary shares or the ADRs, determined in U.S. dollars. A U.S. Holder's tax basis in the AXA ordinary shares or the ADRs will generally equal the amount paid by that U.S. Holder for the AXA ordinary shares or the ADRs or, in the case of AXA ordinary shares acquired by way of Stock Distribution, the amount included in

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income at the time of the Stock Distribution. Gain or loss arising from a sale or exchange of AXA ordinary shares or ADRs will be capital gain or loss if these AXA ordinary shares or ADRs are held as capital assets by the U.S. Holder, and will be short term or long term depending whether the holding period of the U.S. Holder for these AXA ordinary shares or ADRs exceeds one year. In general, gain from a sale or exchange of AXA ordinary shares or ADRs by a U.S. Holder will be treated as United States source income for foreign tax credit limitation purposes.

    BACKUP WITHHOLDING AND INFORMATION REPORTING

    Under certain circumstances, a U.S. Holder who is an individual may be subject to information reporting requirements and backup withholding at a 31% rate on dividends received on AXA ordinary shares or ADRs representing ADSs. This withholding generally applies only if that individual holder:

    - fails to furnish his or her taxpayer identification number to the U.S. financial institution that is in charge of the administration of that holder's AXA ordinary shares or ADRs or any other person responsible for the payment of dividends on the AXA ordinary shares or ADRs,

    - furnishes an incorrect taxpayer identification number,

    - is notified by the U.S. Internal Revenue Service that he or she has failed to properly report payments of interest and dividends and the U.S. Internal Revenue Service has notified AXA that that individual holder is subject to backup withholding, or

    - fails, under specified circumstances, to comply with applicable certification requirements.

    Any amount withheld from a payment to a U.S. Holder under the backup withholding rules will be allowable as a credit against such U.S. Holder's U.S. Federal income tax liability, provided that the required information is furnished to the U.S. Internal Revenue Service.

    U.S. Holders should consult their own tax advisor as to the application of the U.S. Federal information reporting and backup withholding requirements to them and their qualification, if any, for an exemption under these rules.

    This discussion, which does not address any aspects of U.S. taxation other than Federal income taxation or any state or local law relevant to U.S. Holders of AXA ordinary shares or ADRs, is of a general nature only and is not intended to be, and should not be construed to be, legal or tax advice to any prospective investor and no representation with respect to the tax consequences to any particular investor is made. DUE TO THE INDIVIDUAL NATURE OF TAX CONSEQUENCES, U.S. HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE OFFER AND THE MERGER AND OF OWNING AND DISPOSING OF AXA ORDINARY SHARES AND ADRS REPRESENTING ADSS RECEIVED IN THESE TRANSACTIONS, INCLUDING THE EFFECTS OF U.S. FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES.

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               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

    YOU SHOULD READ THE FOLLOWING DISCUSSION TOGETHER WITH OUR UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS AND THE RELATED NOTES FOR THE SIX MONTH PERIOD ENDED JUNE 30, 2000 AND THE UNAUDITED PRO FORMA FINANCIAL INFORMATION INCLUDED ELSEWHERE IN THIS PROSPECTUS. THE UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS HAVE BEEN PREPARED IN ACCORDANCE WITH FRENCH GAAP, WHICH DIFFERS IN CERTAIN MATERIAL RESPECTS FROM U.S. GAAP. A SUMMARY OF THE MATERIAL DIFFERENCES BETWEEN FRENCH GAAP AND U.S. GAAP RELEVANT TO AXA IS INCLUDED IN NOTE 28 TO OUR AUDITED CONSOLIDATED FINANCIAL STATEMENTS WHICH ARE INCLUDED IN THE 1999 AXA FORM 20-F, WHICH IS INCORPORATED BY REFERENCE IN THIS PROSPECTUS. THERE HAVE BEEN NO MATERIAL CHANGES IN ACCOUNTING PRINCIPLES FROM THOSE DESCRIBED IN
NOTE 28. FOR A DISCUSSION OF THE FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF AXA FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997, YOU SHOULD SEE "ITEM 9--MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" INCLUDED IN THE 1999 AXA FORM 20-F.

    THE UNAUDITED CONSOLIDATED FINANCIAL DATA FOR THE SIX-MONTH PERIOD ENDED JUNE 30, 2000 INCLUDES ALL ADJUSTMENTS, CONSISTING OF NORMAL RECURRING ADJUSTMENTS, NECESSARY FOR A FAIR STATEMENT OF THE RESULTS FOR THE UNAUDITED INTERIM PERIOD. THE INTERIM RESULTS ARE NOT NECESSARILY INDICATIVE OF THE RESULTS WHICH MAY BE EXPECTED FOR ANY OTHER PERIOD OR FOR THE FULL YEAR.

    CERTAIN INFORMATION CONTAINED IN THE REVIEW SET FORTH BELOW AND ELSEWHERE IN THIS PROSPECTUS INCLUDES FORWARD-LOOKING STATEMENTS THAT INVOLVE RISK AND UNCERTAINTIES. SEE "SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS" AND "RISK FACTORS" FOR A DISCUSSION OF IMPORTANT FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THE RESULTS DESCRIBED IN OR IMPLIED BY THE FORWARD-LOOKING STATEMENTS CONTAINED IN THIS PROSPECTUS.

OPERATING HIGHLIGHTS

    AUSTRALIA. In December 1999, AXA Asia Pacific Holdings purchased the minority interests of AXA China Region for approximately E519 million
(HK$4.1 billion). AXA China Region is AXA's life insurance subsidiary based in Hong Kong. Subsequent to this transaction, AXA China Region was delisted from the Hong Kong Stock Exchange. This acquisition is part of AXA's long-term strategy of becoming a significant player in the Asia Pacific financial services market.

    Following the completion of this transaction, AXA Asia Pacific Holdings, in which AXA has a 47% equity interest, has a 100% interest in AXA China Region. Because the fiscal year-end reporting date for AXA Asia Pacific Holdings and its consolidated subsidiaries is September 30, AXA's unaudited interim consolidated operating results for the six months ended June 30, 2000 include four months of AXA China Region's operating results on a 100% basis. Goodwill recorded in respect of this acquisition is E295 million and is being amortized over 20 years, consistent with the estimated useful life used in the accounting for the acquisition of AXA Asia Pacific Holdings in 1995.

    JAPAN. On March 7, 2000, AXA and the shareholders of Nippon Dantai contributed their Japanese life insurance operations to a new holding company called AXA Nichidan Holding. This transaction valued Nippon Dantai at
E107 million (Y10.5 billion). In March 2000, AXA contributed cash of approximately E1 billion (Y105 billion) to increase AXA Nichidan Holding's capital. AXA's interest in AXA Nichidan Holding is 92.3%.

    This acquisition is consistent with AXA's global strategy of becoming a significant player in the world's primary insurance markets and of seizing opportunities in distressed markets. This acquisition strengthens AXA's presence in the Asia Pacific region, and more specifically in Japan, the world's largest life insurance market. The Asia Pacific region will now account for approximately

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12% of AXA's consolidated total revenues (with Japan accounting for 7%). Nippon
Dantai is Japan's thirteenth largest life insurance company and its second largest non-mutual company. Because of its strong positioning in terms of distribution channels and operating performance that is above the industry average, Nippon Dantai is a good partner in the region for AXA.

    The goodwill in respect of this acquisition on a preliminary basis is approximately E1.6 billion (Y162 billion), and will be amortized over 30 years.

    The year-end reporting date for AXA Nichidan Holding is September 30 and, therefore, the operating results for the six-month period ended March 31 would be included in AXA's consolidated operating results for the six months ended June 30, 2000. As the acquisition of AXA Nichidan Holding occurred in
March 2000 there was no post-acquisition operating result of AXA Nichidan Holding included in AXA's consolidated results for the six months ended
June 30, 2000. However, AXA's consolidated balance sheet at June 30, 2000 includes the opening balance sheet of AXA Nichidan Holding at March 31, 2000.


    SPAIN. In June, 2000, AXA notified Banco Bilbao Vizcaya Argentaria, SA that AXA intends to exercise its right to acquire the 30% interest of Banco Bilbao Vizcaya Argentaria in AXA Aurora, their Spanish insurance joint venture. Pursuant to the terms of that right, AXA has offered to acquire the interest of Banco Bilbao Vizcaya Argentaria for E161 million. AXA and Banco Bilbao Vizcaya Argentaria are currently negotiating the final terms and conditions of this transaction. AXA anticipates that the acquisition will be completed prior to December 31, 2000.


    CAPITAL AND FINANCING OPERATIONS

    On January 3, 2000, the E282 million 6.0% mandatorily convertible notes issued by AXA on January 22, 1997 matured and were converted into 4.1 million ordinary shares of AXA. As a result, shareholders' equity increased by E282 million.

    In order to finance the acquisition of AXA Nichidan Holding and the buyout of AXA China Region's minority interests, AXA issued:

    - in February 2000, E1.1 billion in subordinated convertible notes due in 2017, and

    - in March 2000, E500 million in undated subordinated notes.


    In June 2000, AXA raised E3.7 billion through the issuance of 30.2 million ordinary shares with preferential subscription rights, in preparation for the funding of the buyout of the minority interests in Sun Life & Provincial Holdings.


    Since 1994, AXA has regularly offered shares to its employees. Eligible employees may acquire shares of AXA stock at a 20% discount to the listed reference price or benefit from attractive financing terms that include a leverage effect on their investment. Nearly 26,000 employees (approximately one-third of all employees in eligible companies) in 37 countries elected to invest in the PLAN D'ACTIONNARIAT 2000. Investments of the employees in the 2000 employee stock ownership program totaled E237 million, an increase of 110% compared to the corresponding prior period.

    OTHER HIGHLIGHTS

    Following the annual general meeting of the shareholders on May 3, 2000, Claude Bebear was appointed Chairman of the Supervisory Board of AXA. Henri de Castries was appointed to succeed him as President of the Management Board.

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EVENTS SUBSEQUENT TO JUNE 30, 2000

    UNITED KINGDOM. In July 2000, AXA acquired the outstanding minority interests (43.8%) in Sun Life & Provincial Holdings for approximately
L2.3 billion (E3.7 billion based on an exchange rate on the date of the acquisition). The proposed buyout was approved by the voting minority shareholders of Sun Life & Provincial Holdings during their extraordinary general meeting on June 20, 2000, and subsequently approved by the High Court of Justice in England and Wales on July 10, 2000. On July 12, 2000, the transaction was declared fully unconditional, at which time Sun Life & Provincial Holdings was delisted from the London Stock Exchange. The transaction was completed on July 26, 2000.

    This transaction will be recorded in AXA's consolidated financial statements for the six-month period ending December 31, 2000. Goodwill of approximately
E2 billion will be recorded in respect of the transaction and will be amortized over 30 years.

    As a result of the transaction, AXA expects that it will be able to fully integrate Sun Life & Provincial Holdings' business within the AXA group, particularly its e-commerce and asset management activities, and to further capitalize on the AXA brand in the United Kingdom and Ireland.


    On July 25, 2000, AXA proposed a financial reorganization relating to the Inherited Estate of AXA Equity & Law, one of its life insurance subsidiaries in the United Kingdom. As a consequence of the financial reorganization, a portion of the Inherited Estate will be attributed to AXA as the shareholder, and a portion will be allocated to policyholders in the form of policy bonuses and cash distributions. The amount to be distributed to the shareholder will be subject to a series of stringent safeguards and in any case may not be distributed before 2006.



    Following a review by the Financial Services Authority, which supervises life insurance operations in the United Kingdom, this proposal has been submitted to the relevant policyholders for approval. The proposal is subject to the approval of policyholders holding at least 35% of the value of with-profit policies. As of November 7, 2000, policyholders holding approximately 78% of the value of with-profit policies had elected to accept the proposal. The proposal is also subject to final court approval. The transaction is not expected to be completed before January 1, 2001, at the earliest.


    At December 31, 1999, the fair value of the Inherited Estate, including the value of the portfolio and before deducting the incentive payment to be made to policyholders who accept the proposal, was estimated at L1.7 billion
(E2.7 billion).


    Assuming that the required policyholder approval is obtained, the financial impact of this reorganization in AXA's consolidated financial statements will be determined by the percentage of policyholders electing in favor of the proposal and the valuation of the Inherited Estate at December 31, 2000. This reorganization will lead to a change in accounting principles relating to U.K. with-profit contracts and the way income is calculated for AXA's life insurance subsidiaries in the United Kingdom and will impact shareholders' equity under French GAAP. The impact of the financial reorganization on AXA's consolidated results of operations, liquidity and financial condition under both French GAAP and U.S. GAAP for future periods is currently under review.



    UNITED STATES. Alliance Capital Management L.P. and Alliance Capital Management Holding L.P., both affiliates of AXA Financial, announced on June 21, 2000 that they had agreed to acquire the asset management company Sanford C. Bernstein. The transaction was completed on October 2, 2000.



    The aggregate consideration for the transaction was $3.5 billion and was paid partly in cash (approximately $1.4 billion) and partly in 40.8 million of newly issued units of limited partnership interest of Alliance Capital Management L.P. In June 2000, AXA Financial purchased 32.6 million of units of limited partnership interest of Alliance Capital Management L.P. to provide Alliance Capital with the cash portion of the consideration. Following the consummation of this acquisition, AXA Financial owned an approximate 53% economic interest in Alliance Capital's operations. See "The Companies--Recent Developments" for further information. The financial impact of this transaction is currently under review.


    On August 30, 2000, AXA announced that it was selling its 71% interest in the investment bank Donaldson, Lufkin & Jenrette and offering to buy out the minority interests in its U.S. subsidiary AXA Financial.

    - AXA Financial reached an agreement with Credit Suisse Group whereby Credit Suisse Group would acquire AXA Financial's interest in Donaldson,
      Lufkin & Jenrette. The consideration consisted of $2.4 billion plus
      25.7 million shares of Credit Suisse Group. The sale was completed on November 3, 2000. See "The Companies--Recent Developments" for further information on this transaction.


    - On October 17, 2000, AXA, AXA Merger Corp. and AXA Financial entered into an agreement and plan of merger relating to the buyout by AXA of the minority interests in AXA Financial. The transaction is structured as an exchange offer followed by a second-step merger. A portion of the goodwill in respect of this transaction will be charged directly to consolidated shareholders' equity under French GAAP as newly issued AXA ordinary shares in the form of ADSs will be used to partly finance the acquisition. The remaining goodwill will be recorded as an asset and amortized over an estimated useful life of 30 years.


CONSOLIDATED OPERATING RESULTS

    The principal changes in presentation of AXA's consolidated financial statements for the six-month period ended June 30, 2000 compared to the six-month period ended June 30, 1999 are set out below. Data for the six months ended June 30, 1999 have been restated for comparative purposes.

    - For segment reporting purposes, the amortization of goodwill on acquired businesses is included as a charge against income of the acquired businesses and not the acquiring company.


    - The preparation of segment activities has been revised to reflect certain changes. The International Insurance Segment includes reinsurance and transnational business and was formed during the second half of 1999. The transnational business activities were previously included in the Property and Casualty Insurance Segment in the corresponding prior period.


    - In order to improve the reporting of profitability measurements for AXA's operating units, certain general expenses that were previously charged to the intermediate holding companies have been reallocated to the operating units.


    As a result of the sale of Donaldson, Lufkin & Jenrette to the Credit Suisse Group, which was completed on November 3, 2000, revenues and net income from the Other Financial Services Segment will decrease significantly in future periods. See "The Companies--Recent Developments" and "Risk Factors--The Sale of Donaldson, Lufkin & Jenrette may adversely affect AXA's future operating results" for further information.

REVENUES

    Gross revenues for the six months ended June 30, 2000 totaled E41 billion, an increase of 28.9% compared to the six months ended June 30, 1999. On a constant exchange rate, methodological and structural basis, which we refer to as on a comparable basis(1) , gross revenues grew by 15.3%. The table below presents AXA's consolidated revenues by segment for the periods indicated:

------------------------------------------------------------------------------------------------
                                                            FOR THE SIX-MONTH    FOR THE YEAR
                                                              PERIOD ENDED         ENDED
                                                           -------------------
                     GROSS PREMIUMS                        JUNE 30,   JUNE 30,   DECEMBER 31,
                   (IN EURO MILLIONS)                       2000       1999         1999
------------------------------------------------------------------------------------------------
Life Insurance...........................................   21,448     17,218        37,091
Property and Casualty Insurance..........................    8,396      6,912        13,593
International Insurance..................................    2,308      1,860         3,109
                                                           -------------------------------------
TOTAL INSURANCE..........................................   32,152     25,990        53,793
------------------------------------------------------------------------------------------------
Asset Management.........................................    1,244        858         1,928
Other Financial Services.................................    7,612      4,976        10,806
                                                           -------------------------------------
TOTAL FINANCIAL SERVICES.................................    8,856      5,834        12,735
------------------------------------------------------------------------------------------------
Holding Companies........................................        1         --             1
------------------------------------------------------------------------------------------------
TOTAL....................................................   41,009     31,825        66,528
------------------------------------------------------------------------------------------------

    For the six months ended June 30, 2000, insurance and reinsurance activities accounted for 78.4% of gross revenues, compared to 81.7% for the six months ended June 30, 1999. Asset management activities and Other financial services activities represented 3.0% and 18.6% of AXA gross revenues, respectively, for the six months ended June 30, 2000.

    For the six months ended June 30, 2000, on a comparable basis, gross insurance premiums grew by E3 billion, a 10.9% increase as compared to the corresponding prior period.

    - The LIFE INSURANCE SEGMENT revenues increased by 13.8%, due to higher gross premiums written in France (33.7%), the United States (13.9%) and Belgium (26.3%), partially offset by a 7.3% decrease in the United Kingdom. Growth in France and the United States was due to higher sales of individual retirement savings-type products, which increased by 53.1% in France (compared to an estimated market growth of 38%) and by 14.6% in the United States due to the development of non-proprietary (wholesale) distribution channels. The growth was also stimulated by the strong performance of the stock markets and the success of separate account (unit linked) products in Belgium, Spain and Italy. The decline in gross premiums in the United Kingdom for the six months ended June 30, 2000 can be attributed to exceptionally high growth in the corresponding prior period, when new business levels were supported by intensive promotional campaigns, and a decline in the overall market.

    - The PROPERTY AND CASUALTY INSURANCE SEGMENT revenues increased by 3.6%. Gross premiums from the German Property and Casualty Group decreased by 1.1% (the decline at Albingia, a former subsidiary of Guardian Royal Exchange, was 5.4%). There was a slight decrease in gross premiums from the Belgian Property and Casualty Group (0.7%) due to a

------------------------

1   On a COMPARABLE BASIS, revenues for the six months ended June 30, 2000 are restated using the prevailing foreign currency exchange rates for the corresponding prior period, in this case for the six months ended June 30, 1999 (CONSTANT EXCHANGE RATE BASIS) and eliminate the results of acquisitions, disposals, business transfers (CONSTANT STRUCTURAL BASIS) and changes in accounting principles (CONSTANT METHODOLOGICAL BASIS), in one of the two periods being compared. In particular, consolidated revenues for the six months ended June 30, 1999 have been restated to reflect the consolidation of Guardian Royal Exchange as of January 1999 (on a pro forma basis) rather than from the date of acquisition in May 1999.

      continuing decline in business at Royale Belge Re, which was put into run-off in 1997 (Royal Belge Re stopped underwriting business in 1999). Excluding the impact of Royale Belge Re (in run-off), gross premiums in Belgium increased by 0.5%, primarily due to an increase in the automobile insurance portfolio. Growth was generated by the Other Property and Casualty Group (13.8%), particularly Spain and Italy, where gross premiums rose by 26.6% and 19.0%, respectively, attributable to the combined effect of premium rate increases and portfolio growth. It is expected that the growth in gross premiums in Italy will slow down in the second half of 2000 following a tariff freeze on automobile insurance enacted by the Italian government in March 2000.

    On a comparable basis, consolidated financial services revenues for the six months ended June 30, 2000, increased by E2.1 billion, or 36.2% as compared to the corresponding prior period.

    - ASSET MANAGEMENT revenues increased by 33.7% representing a 33.3% increase at Alliance Capital and a 37.3% increase at AXA Investment Managers as a result of growth in assets under management, primarily in equity mutual funds.

    - OTHER FINANCIAL SERVICES revenues increased by 36.7%, primarily due to revenue growth of 41.9% at Donaldson, Lufkin & Jenrette, which benefited from strong financial markets which resulted in an increase in invested assets and consequently higher realized gains.

NET INCOME

    Excluding the one-off impact of the acquisition of Guardian Royal Exchange in 1999, AXA's consolidated net income for the six months ended June 30, 2000 totaled E1,205 million, an increase of 3.3% compared to the six months ended June 30, 1999.

    The table below presents AXA's consolidated net income by segment for the periods indicated:


------------------------------------------------------------------------------------------------------------------
                                              INCLUDING MINORITY INTERESTS                 GROUP SHARE
                                           -----------------------------------------------------------------------
                                            FOR THE SIX-MONTH                    FOR THE SIX-MONTH
               NET INCOME                     PERIOD ENDED       FOR THE YEAR      PERIOD ENDED       FOR THE YEAR
           (IN EURO MILLIONS)              -------------------      ENDED       -------------------      ENDED
                                           JUNE 30,   JUNE 30,   DECEMBER 31,   JUNE 30,   JUNE 30,   DECEMBER 31,
                                             2000       1999         1999         2000       1999         1999
------------------------------------------------------------------------------------------------------------------
Life Insurance...........................     757        789        1,521          584        570        1,112
Property and Casualty Insurance..........     287        401          640          324        362          571
International Insurance..................      61         24          (47)          58         19          (51)
                                           -----------------------------------------------------------------------
TOTAL Insurance..........................   1,105      1,214        2,114          966        951        1,632
------------------------------------------------------------------------------------------------------------------
Asset Management.........................     286        132          338           81         33           84
Other Financial Services.................     451        295          543          208        144          221
                                           -----------------------------------------------------------------------
TOTAL Financial services.................     737        427          882          289        177          305
------------------------------------------------------------------------------------------------------------------
Holding Companies........................     (77)       238         (117)         (51)       341           84
------------------------------------------------------------------------------------------------------------------
TOTAL....................................   1,765      1,879        2,879        1,205      1,469        2,021
Impact of Guardian Royal Exchange(a).....      --       (147)          53           --       (302)        (156)
------------------------------------------------------------------------------------------------------------------
TOTAL excluding impact of Guardian Royal
  Exchange...............................   1,765      1,732        2,932        1,205      1,167        1,865
------------------------------------------------------------------------------------------------------------------


    (a) Net income for the year ended December 31, 1999 and for the six months ended June 30, 1999 includes a positive one-off impact in connection with the acquisition of Guardian Royal Exchange in May 1999, which includes (i) a dilution gain of E503 million, net group share, recorded by AXA due to the decrease in its ownership interest in Sun Life & Provincial Holdings, which issued ordinary shares to finance the acquisition of Guardian Royal Exchange,
(ii) the exceptional amortization of goodwill relating to inadequacies in the property and casualty insurance claims reserves in respect of the Guardian Royal Exchange operations in the United Kingdom, Ireland and its branch operations in Portugal (E329 million, or E186 million, group share), and (iii) restructuring provisions of E15 million, net group share.

    At constant exchange rates, the results for the six months ended June 30, 2000 would have been reduced by E43 million.


    For the six months ended June 30, 1999, AXA's net income reflected certain non-recurring material events which accounted for E244 million excluding the impact of the acquisition of Guardian Royal Exchange. These non-recurring events included the gain on the initial public offering of a new class of DLJDIRECT common stock, as well as realized gains by AXA Royale Belge and AXA France Assurance.


    For the six months ended June 30, 2000, AXA's net income reflects the following non-recurring events (in euro millions), which represent a net profit of E18 million, group share:


- Increase in property and casualty insurance claims
  reserves in the United Kingdom and Ireland, including a
  provision of E11 million due to a change in U.K.
  legislation concerning non-life insurance bodily injury
  claims                                                         -76
- Gain on the sale of AXA stock held by the French Property
  and Casualty Group                                             +60
- Release of a real estate temporary valuation allowance
  held by AXA (holding company)                                  +81
- Additional costs attributable to the December 1999 storms
  in Western Europe, for which the provision at December 31,
  1999 was E106 million (net group share)                        -47
                                                                ----
                                                                NET
  IMPACT                                                         +18
                                                                ====


SHAREHOLDERS' EQUITY

    At June 30, 2000, AXA's consolidated shareholders' equity including minority interests totaled E29,727 million, of which the group share was E21,385 million. The change in shareholders' equity since December 31, 1999 is presented in the table below:

CONSOLIDATED SHAREHOLDERS' EQUITY                          IN EURO MILLIONS   IN MILLIONS OF SHARES
---------------------------------                          ----------------   ---------------------
AT DECEMBER 31, 1999.....................................       16,357                356.3
- Capital increase with preferential subscription rights
  (registered June 15, 2000).............................        3,654                 30.2
- Other capital increases................................          521                  6.6
- Impact of foreign currency fluctuations................          344                   --
- Payment of cash dividends..............................         (713)                  --
- Other..................................................           17                   --
                                                                ------                -----
AT JUNE 30, 2000 (BEFORE NET INCOME FOR THE PERIOD)......       20,180                393.1
- Net income for the six months ended June 30, 2000......        1,205                   --
                                                                ------                -----

AT JUNE 30, 2000 (INCLUDING NET INCOME FOR THE PERIOD)...       21,385                393.1
                                                                ======                =====

SHAREHOLDER VALUE


    Based on the weighted average number of ordinary shares (363.3 million shares at June 30, 2000 compared to 352.2 million at June 30, 1999), basic net income per ordinary share for the six months ended June 30, 2000 was E3.32 compared to E3.31 for the corresponding period in 1999 (excluding the one-off impact of Guardian Royal Exchange in 1999). For the six months ended June 30, 2000, diluted net income per ordinary share increased by 0.4% to E3.11, compared to E3.10 for the corresponding prior period (excluding the one-off impact of Guardian Royal Exchange in 1999).

    For the six months ended June 30, 2000, on an annualized basis, the return on shareholders' equity(2) was 14.2% compared to 13.4% for the year ended December 31, 1999 (excluding the impact of Guardian Royal Exchange).

    Annualized return on shareholders' equity excluding goodwill,(3) on an annualized basis, was 17.8% for the six months ended June 30, 2000 and for the year ended December 31, 1999 (excluding the impact of Guardian Royal Exchange).

    Excluding the impact of non-recurring material events and the impact of Guardian Royal Exchange in 1999, basic net income per ordinary share for the six months ended June 30, 2000 was E3.27 compared to E2.62 for the corresponding period of 1999 and diluted net income per ordinary share was E3.06 compared to E2.45 for the corresponding prior period, an increase of 25.1%.

------------------------

2   Based on annualized net income to average consolidated shareholders' equity, excluding the respective period's net income.

3   The ratio of annualized net income (group share), excluding goodwill amortization, to average shareholders' equity for the period, before income appropriation and excluding goodwill.

LIFE INSURANCE SEGMENT

    The following tables present the gross premiums and net income attributable to AXA's Life Insurance Segment for the periods Indicated:

------------------------------------------------------------------------------------------------
                                                            FOR THE SIX-MONTH    FOR THE YEAR
                                                              PERIOD ENDED         ENDED
                                                           -------------------
                     GROSS PREMIUMS                        JUNE 30,   JUNE 30,   DECEMBER 31,
                   (IN EURO MILLIONS)                       2000       1999         1999
------------------------------------------------------------------------------------------------
France...................................................    6,485      4,777        10,555
United States............................................    6,402      5,046        10,777
United Kingdom...........................................    3,952      3,474         7,205
Asia/Pacific.............................................    1,574      1,301         2,859
Germany..................................................    1,374      1,255         2,757
Belgium..................................................      512        410           912
Other countries..........................................    1,151        956         2,025
------------------------------------------------------------------------------------------------
TOTAL....................................................   21,448     17,218        37,091
------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------
                                          INCLUDING MINORITY INTERESTS                 GROUP SHARE
                                       -----------------------------------------------------------------------
                                        FOR THE SIX-MONTH                    FOR THE SIX-MONTH
                                          PERIOD ENDED       FOR THE YEAR      PERIOD ENDED       FOR THE YEAR
                                       -------------------      ENDED       -------------------      ENDED
             NET INCOME                JUNE 30,   JUNE 30,   DECEMBER 31,   JUNE 30,   JUNE 30,   DECEMBER 31,
         (IN EURO MILLIONS)              2000       1999         1999         2000       1999         1999
--------------------------------------------------------------------------------------------------------------
France...............................    215        145           332         215        145           331
United States........................    242        237           465         141        137           270
United Kingdom.......................    138        157           317          77        104           194
Asia/Pacific.........................     --         93           120          (6)        32            38
Germany..............................     10          9            18           8          6            13
Belgium..............................     87         89           186          87         89           186
Other countries......................     66         59            83          62         57            81
--------------------------------------------------------------------------------------------------------------
TOTAL................................    757        789         1,521         584        570         1,112
--------------------------------------------------------------------------------------------------------------

FRENCH LIFE INSURANCE GROUP

------------------------------------------------------------------------------------------------
                                                            FOR THE SIX-MONTH    FOR THE YEAR
                                                              PERIOD ENDED         ENDED
                                                           -------------------
                                                           JUNE 30,   JUNE 30,   DECEMBER 31,
                   (IN EURO MILLIONS)                       2000       1999         1999
------------------------------------------------------------------------------------------------
Gross premiums...........................................   6,485      4,777         10,555
Net income (group share).................................     215        145            331
------------------------------------------------------------------------------------------------

    Excluding the transfer of the bodily injury portfolio from the property and casualty insurance companies which contributed gross premiums of E72 million, gross premiums increased by 33.7% on a constant structural basis.

    The increase in gross premiums for the six months ended June 30, 2000 is attributable to 53.1% growth in individual retirement savings-type products and 29.1% growth in group retirement products, compared to total net growth for these products of 4.3% for the six months ended June 30, 1999 and of 9.1% for the year ended December 31, 1999. Sales growth was significant particularly in separate account (unit linked) products due to the continuance of favorable investment market conditions. Separate account products represented approximately 58% of individual retirement savings gross premiums for the six months ended June 30, 2000, compared to 45% for the year ended December 31, 1999, and 71% of new business, compared to 49% for the six months ended
June 30, 1999.

    The E70 million increase in the French Life Insurance Group's contribution to AXA's consolidated net income for the six months ended June 30, 2000 as compared to the corresponding period in the previous year is attributable to the following:

    - a E38 million increase in the net investment result (after tax) primarily related to an increase of E16 million attributable to an increase in invested assets resulting in increased investment income earned, and a E10 million increase in realized gains in the group life business,

    - a E65 million increase in the insurance technical result(4) primarily due to:

    - a significant increase in the group life insurance technical result, reflecting a favorable loss reserve development (E12 million after tax) in the first six months of 2000, compared with an unfavorable loss reserve development generated in the first six months of 1999 due to a change in the discount rate used to calculate insurance liabilities (E7 million after tax),

    - business growth, principally in savings-related products, and


    - a E39 million after tax increase in general expenses(5) related to growth in new business, with commissions paid to intermediaries up by E39 million, or 27.6%, as compared to the corresponding prior period. The 250 basis point improvement in the ratio of general expenses to gross premiums (12.0% for the six months ended June 30, 2000) was due to an increase in sales productivity and a change in the product mix. For savings-related products, the annualized ratio of general expenses to insurance reserves for the six months ended June 30, 2000 was 1.42%, compared to 1.46% for the corresponding prior period. For all life insurance business, the ratio for the six months ended June 30, 2000 was 1.94% compared to 1.92% for the corresponding prior period.


U.S. LIFE INSURANCE GROUP(6)

------------------------------------------------------------------------------------------------
                                                            FOR THE SIX-MONTH    FOR THE YEAR
                                                              PERIOD ENDED         ENDED
                                                           -------------------
                                                           JUNE 30,   JUNE 30,   DECEMBER 31,
                   (IN EURO MILLIONS)                       2000       1999         1999
------------------------------------------------------------------------------------------------
Gross premiums...........................................   6,402      5,046         10,777
Net income (group share).................................     141        137            270
------------------------------------------------------------------------------------------------
AVERAGE EXCHANGE RATE (EURO/$)...........................    1.04       0.92           0.94
------------------------------------------------------------------------------------------------

------------------------

4   Insurance technical result is a term used by AXA in its life insurance operations and represents the difference between earned premiums and the change in life insurance reserves (excluding interest and bonuses credited to policyholders), and includes claims handling expenses.

5   General expenses represent acquisition costs and administrative expenses incurred (excluding acquisition costs which have been deferred and will be amortized over the contract term).

6   In 1999 there was an intra-group transaction which resulted in a reclassification of E51 million between general expenses and net investment result with no impact to net income.

    On a constant exchange rate basis, gross premiums increased by 13.9% for the six months ended June 30, 2000. The growth recorded in the first quarter 2000 (22.1%) was followed by a slowdown in the second quarter 2000 (4.3%) due to uncertainty arising from investment market volatility. Gross premiums from individual retirement savings-type products, which accounted for 62% of gross premiums, increased by 14.6% due to the significant growth recorded by the non-proprietary wholesale distribution network (44% growth related to brokers, financial advisors and banks versus 3.1% growth related to the agency force).

    Gross premiums from individual life insurance products (which accounted for 22% of gross premiums) increased by 1.9%. Gross premiums from other products (which accounted for 16% of gross premiums) increased by 33% given the high level of written premiums by institutions.

    The U.S. Life Insurance Group's contribution to AXA's consolidated net income was E141 million, an increase of E4 million compared to the six months ended June 30, 1999. This increase is mainly attributable to the appreciation of the U.S. dollar to the euro between the two periods which contributed
E17 million and the increase in AXA's ownership interest, to 58.5% compared to 57.7% at June 30, 1999 as a result of AXA Financial's stock repurchase program, which contributed E2 million. On a comparable basis, the contribution to AXA's net income decreased by E15 million. Excluding non-recurring events that impacted the six months results ended June 30, 1999 (the E51 million gain realized on the initial public offering of DLJDIRECT tracking stock and an exceptional writedown of deferred acquisition costs of E44 million related to revised future cash flow estimates), the decrease was E8 million, primarily due to the following events:

    - A decrease in the net investment result of E14 million (group share), principally due to realized losses on high yield bonds which, contrary to 1999, were not offset by gains realized on other assets. These losses were partially offset by an increase in investment income attributable to higher returns on investment, particularly on equity securities, below grade bonds and short-term investments.

    - An improvement in the insurance technical result (E32 million, group share). The significant increase in management fees on separate account products was attributable to growth in portfolio value due to both market appreciation and new business, partially offset by a deterioration in the insurance technical result of the health insurance line and a less favorable balance on reinsurance ceded.


    - An increase in general expenses of E24 million, group share, resulting primarily from higher expenditures related to strategic initiatives and business development-related distribution costs. The ratio of general expenses to gross premiums deteriorated, from 12.9% for the six months ended June 30, 1999 to 14.1% for the corresponding period in 2000. The annualized ratio of general expenses to gross insurance reserves was 1.90% for the six months ended June 30, 2000 compared to 1.56% for the corresponding period in the prior year. These ratios do not include the portion of IT-related costs which were capitalized (E55 million for the six months ended June 30, 2000 versus E27 million for the same period in the prior year).

U.K. LIFE INSURANCE GROUP
--------------------------------------------------------------------------------

                                                 FOR THE SIX-MONTH PERIOD ENDED
                                               ----------------------------------   FOR THE YEAR ENDED
                                               JUNE 30,   JUNE 30,     JUNE 30,        DECEMBER 31,
             (IN EURO MILLIONS)                  2000       1999         1999              1999
                                                                     PRO FORMA(A)
------------------------------------------------------------------------------------------------------
Gross premiums...............................   3,952      3,474         3,807            7,205
Net income (group share).....................      77        104           104              194
------------------------------------------------------------------------------------------------------
Average exchange rate (Euro/L)...............    1.63       1.49          1.49             1.52
------------------------------------------------------------------------------------------------------

(a) The gross premiums and net income for the six months ended June 30, 1999 includes two months of post-acquisition operating results of the Guardian Royal Exchange operations acquired in May 1999. The pro forma column for the six months ended June 30, 1999 reflects the gross premiums and net income for the six months ended June 30 1999 as if AXA had acquired the Guardian Royal Exchange operations on January 1, 1999. There was no net income or loss derived from the operations of Guardian Royal Exchange for the first four months in 1999.

    Gross premiums written by AXA Sun Life totaled E3,377 million, while gross health premiums written by the PPP Healthcare Group were E575 million. On a comparable basis, gross premiums from life insurance operations decreased by 8.4%, primarily due to a high level of new with-profit business written in the six months ended June 30, 1999 as a result of promotional campaigns during that period which did not exist during the first six-month period ended June 30, 2000. On a comparable basis, gross health insurance premiums remained unchanged, with the increase in group health product portfolio offset by a reduction in the individual health product portfolio.

    The contribution to AXA's net income (net group share) for the six months ended June 30, 2000 was E74 million from life insurance business and E3 million from the healthcare business.

    On a constant exchange rate basis, excluding the impact of the sale by AXA Sun Life of its equity interest in PanEuroLife in 1999 (E7 million, net group share), the contribution of the U.K. Life Insurance Group to AXA's consolidated net income decreased by E12 million, primarily attributable to the following events:


    - Due to a low level of new business, general expenses had a negative impact on net income (decrease of E24 million, net group share). The ratio of general expenses to gross premiums increased by 140 basis points to 13.9% at June 30, 2000. The annualized ratio of general expenses to insurance reserves improved, 1.34% for the six months ended June 30, 2000 compared to 1.42% for the corresponding prior year. Insurance reserves increased more than general expenses due to an increase in market value of assets relating to the separate account (unit-linked) products.


    - Due to changes in tax regulations in 1999 whereby the tax rate decreased from 31% to 30%, AXA Sun Life released a deferred tax provision of E8 million for the six months ending June 30, 1999. For the six months ended June 30, 2000, AXA Sun Life has been impacted adversely by a new tax treatment for savings products, resulting in a higher tax expense for the shareholder (E8 million).

    - An increase in fees on managed assets of E11 million, net group share due to growth in assets under management and the market value of these assets.

    - An additional provision for pension misselling established to settle related liabilities arising from a review of all past business involving transfers from employer-sponsored pension plans to personal pension products offered by the insurer (E6 million, net group share). The level of the additional provision recorded for the six months ended June 30, 2000 was lower than the comparable provision recorded in the corresponding prior period.

    - An increase in realized gains (E6 million, net group share).

    The health insurance contribution to AXA's consolidated net income was unchanged as a E2 million increase in realized gains was offset by a 150 basis point deterioration in the claims ratio, net of reinsurance, due to the strengthening of the reserve established to cover the settlement of outstanding claims with hospitals and a still high claims ratio on group business.

ASIA/PACIFIC LIFE INSURANCE GROUP
--------------------------------------------------------------------------------

                                                            FOR THE SIX-MONTH
                                                              PERIOD ENDED
                                                           -------------------   FOR THE YEAR ENDED
                                                           JUNE 30,   JUNE 30,      DECEMBER 31,
                   (IN EURO MILLIONS)                        2000       1999            1999
---------------------------------------------------------------------------------------------------
Gross premiums...........................................   1,574      1,301           2,859
Net income (group share).................................      (6)        32              38
---------------------------------------------------------------------------------------------------

    The following table presents information on gross premiums for the Asia/Pacific Life Insurance Group for the periods indicated:
--------------------------------------------------------------------------------

                                                            FOR THE SIX-MONTH
                                                              PERIOD ENDED
                                                           -------------------   FOR THE YEAR ENDED
                     GROSS PREMIUMS                        JUNE 30,   JUNE 30,      DECEMBER 31,
                   (IN EURO MILLIONS)                        2000       1999            1999
---------------------------------------------------------------------------------------------------
Australia-New Zealand....................................   1,036        807           1,810
Hong Kong................................................     393        351             742
Korea....................................................      49         42             114
Japan(a).................................................      55         58             133
Singapore................................................      40         43              59
China....................................................       1         --               1
---------------------------------------------------------------------------------------------------
TOTAL....................................................   1,574      1,301           2,859
---------------------------------------------------------------------------------------------------

(a) Includes three months of gross premiums in the six months to June 30, 2000 as compared to six months of gross premiums in the six months to June 30, 1999 following a change in reporting period from December 31 to September 30.

    Gross premiums in Australia and New Zealand increased by 11.7% on a constant exchange rate basis. Retirement savings premiums increased by 14.3% due to a more competitive product offering and health insurance premiums increased by 6.4% due to government incentives encouraging consumers to take out private medical insurance.

    On a constant exchange rate basis, gross premiums written by AXA China Region (Hong Kong) decreased by 1%. Gross premiums on group retirement products decreased by 17.4% primarily due to two factors: (i) several large single premium contracts were issued in the first six months of 1999, and (ii) the market is currently waiting for the launch of mandatory pension funds. Individual savings-related and health products, which accounted for 76% of total premiums, increased by 4.9% primarily due to an increase in average premiums in the portfolio.

    The following table presents information on net income for the Asia/Pacific Life Insurance Group for the periods indicated:

------------------------------------------------------------------------------------------------------------
                                   INCLUDING MINORITY INTERESTS                     GROUP SHARE
                               -----------------------------------------------------------------------------
                                FOR THE SIX-MONTH                       FOR THE SIX-MONTH
                                  PERIOD ENDED       FOR THE YEAR         PERIOD ENDED       FOR THE YEAR
                               -------------------     ENDED           -------------------     ENDED
         NET INCOME            JUNE 30,   JUNE 30,   DECEMBER 31,      JUNE 30,   JUNE 30,   DECEMBER 31,
     (IN EURO MILLIONS)        2000       1999         1999            2000       1999         1999
------------------------------------------------------------------------------------------------------------
Australia-New Zealand........    (45)        49             77           (23)        22             37
Hong Kong....................     51         50             64            23         16             19
Korea........................      3          4              9             3          4              9
Japan (a)....................    (10)       (15)           (28)           (9)       (15)           (28)
Singapore....................      3          5              3             1          5              3
China........................     (2)        --             (5)           (1)        --             (2)
------------------------------------------------------------------------------------------------------------
TOTAL........................     --         93            120            (6)        32             38
------------------------------------------------------------------------------------------------------------

(a) Includes three months of gross premiums in the six months to June 30, 2000 as compared to six months of gross premiums in the six months to June 30, 1999 due to a change in reporting period from December 31 to September 30 following the acquisition of Nippon Dantai in March 2000.

    AUSTRALIA AND NEW ZEALAND

    On a constant exchange rate basis, the contribution to AXA's consolidated net income (group share) was a loss of E46 million. The operating result for the six months ended June 30, 1999 benefited from a E10 million gain on the sale of equity interests. Excluding this item, the deterioration of the operating result was due to:

    - a decrease in the net investment result (net of interest credited to policyholders and policyholder participation in profits) of E20 million (group share), due to a deterioration in the financial markets in the first six months of 2000.

    - a stable insurance technical result, primarily attributable to surrender charges from general account policyholders switching to separate account (unit-linked) products, offset by the deterioration in the disability claims ratio, where the company experienced significant unfavorable loss development (E4 million, group share).

    - a E9 million (group share) increase in general expenses primarily due to a E8 million (group share) provision for restructuring (compared to E2 million at June 30, 1999). The annualized ratio of general expenses to insurance reserves was 4.58% for the six months ended June 30, 2000 compared to 3.91% for the corresponding prior period.

    HONG KONG

    The E7 million increase in AXA China Region's contribution to AXA's consolidated net income was due primarily to the increase in AXA's ownership, from 34.7% to 47.1%, following the buyout of minority interests in December 1999 by AXA Australia. On a constant exchange rate and structural basis, net income remained unchanged.

    The net investment result declined by E6 million (group share). In the first half of 2000, AXA China Region realized significant losses on its bond portfolio (E8 million, group share), partially offset by higher investment income earned. In addition, due to increases in interest rates, AXA China Region has revised certain assumptions used to estimate future cash flows on business in its insurance portfolio (value of purchased business inforce). The change in assumptions increased its contribution to net income (group share) by E6 million.

    SOUTH KOREA

    On a constant exchange rate basis, Dongbu AXA Life's contribution to AXA's consolidated net income decreased by E1 million due principally to a decline in the net investment result related to lower interest rates.

    JAPAN

    The contribution to AXA's net income for the six months ended June 30, 2000 does not reflect the acquisition of Nippon Dantai and relates only to AXA Life Japan for the period from January 1 to March 31, 2000. Following the Nippon Dantai acquisition, there was a change in the reporting date of AXA Life Japan from December 31 to September 30. AXA Life Japan had a loss of E9 million due to the high general expenses that are characteristic of a business in the development phase that has grown sharply since it began operations. The
E15 million loss reported for the six months ended June 30, 1999 was for two quarters.

    SINGAPORE

    The contribution to AXA's net income decreased by E4 million due to:

    - a reduction in AXA's ownership of AXA Life Singapore from 100% to 47.1% following the transfer of this operating unit on October 1, 1999 to AXA Asia Pacific Holdings.

    - significant realized capital gains (E2 million, group share) for the six months ended June 30, 1999.

    CHINA

    In China, the net loss (group share) of E1 million was primarily due to the high general expenses that are characteristic of an operating unit in the development phase.

GERMAN LIFE INSURANCE GROUP
--------------------------------------------------------------------------------

                                                               FOR THE SIX-MONTH
                                                                 PERIOD ENDED       FOR THE YEAR
                                                              -------------------      ENDED
                                                              JUNE 30,   JUNE 30,   DECEMBER 31,
                     (IN EURO MILLIONS)                         2000       1999         1999
------------------------------------------------------------------------------------------------
Gross premiums..............................................   1,374      1,255        2,757
Net income (group share)....................................       8          6           13
------------------------------------------------------------------------------------------------

    On a comparable basis, gross life insurance premiums increased by 1.8%, while gross health insurance premiums increased by 8.2%. Growth in the life insurance business was primarily due to the success of separate account (unit linked) products which have increased by 151% due to strong market demand for savings products. Separate acount products accounted for 4% of gross premiums.

    On a comparable basis, the contribution to AXA's net income for the six months ended June 30, 2000 increased by E1 million compared to the corresponding prior period.

    The contribution from the life insurance business to AXA's consolidated net income increased by E2 million. Since the contribution to net income by Albingia (a former subsidiary of Guardian

Royal Exchange) was neutral in the six months ended June 30, 2000 and 1999, the increase in life insurance business is attributable to AXA Colonia as described below:

    - The insurance technical result increased by E39 million before tax, in particular, relating to a decrease in the level of insurance reserves established in the period, in line with the 35.7% decline in new single premium business.

    - The investment result increased by E99 million before tax due to the high level of dividends received in respect of mutual funds during the six months ended June 30, 2000.

    - The two items above were offset by the increase in the insurance reserves deriving from interest credited and bonuses credited to policy holders of E112 million due to positive investment result and insurance technical result.

    - Acquisition and administrative expenses increased by E25 million (before tax) due to the rise in new business and a E3 million charge relating to the Holocaust matter. Excluding Albingia(7), the ratio of general expenses to gross premiums increased slightly, from 16.0% to 17.9%, while the annualized ratio of general expenses to insurance reserves rose from 1.68% to 1.78%.

    The contribution from the health insurance business to AXA's consolidated net income declined by E1 million due principally to a deterioration in the claims ratio (E13 million), partly offset by an improvement in the net investment result (E9 million) related to higher income generated by bonds and equities. General expenses were stable. The ratio of general expenses to gross premiums decreased slightly (from 24.8% to 24.2%) due to an increase in premiums. Tax expense decreased by E3 million.

BELGIAN LIFE INSURANCE GROUP
--------------------------------------------------------------------------------

                                                                    FOR THE
                                                                   SIX-MONTH        FOR THE YEAR
                                                                 PERIOD ENDED          ENDED
                                                              -------------------     DECEMBER
                                                              JUNE 30,   JUNE 30,       31,
                     (IN EURO MILLIONS)                         2000       1999         1999
------------------------------------------------------------------------------------------------
Gross premiums..............................................    512        410           912
Net income (group share)....................................     87         89           186
------------------------------------------------------------------------------------------------

    On a comparable basis, gross premiums increased by 26.3%. The gross premiums in individual life business, which accounted for 71% of gross premiums, increased by 28% partly due to growth in separate account (unit linked) products of 131%. Separate account (unit linked) products represent approximately 35% of all individual life insurance premiums written. The increase was also attributable to a broader distribution of savings products via the banking network and brokers (38%). This increase was partially offset by an 8% decline in personal protection products. The gross premiums in group life business, which accounted for 29% of gross premiums, increased by 16% due to higher sales of segregated fund products.

    On a constant methodological basis for allocating the tax expense between the life insurance and property and casualty insurance segments, net income decreased by E15 million due primarily to a decline in the net investment result. The level of capital gains on equity decreased by E23 million for the six months ended June 30, 2000, partially offset by a reduction in the provision for mortgage loans (E15 million). Investment income also declined by E4 million. The level of capital gains was particularly high in the six months ended June 30, 1999 and dividends paid to shareholders have reduced the investment base. General expenses were stable despite significant

------------------------

7   Including Albingia, these ratios would be 17.4% and 1.66%, respectively, for the six months ended June 30, 2000
business growth due to the positive effects of the restructuring program initiated in 1999 and the harmonization of accounting policies between AXA and former Royale Belge companies. As a result, the ratio of general expenses to gross premiums improved by 340 basis points to 14.8% and the ratio of general expenses to insurance reserves decreased from 1.89% to 1.77% on an annualized basis.

OTHER LIFE INSURANCE GROUP

    The following table shows gross premiums by country for the Other Life Insurance Group for the periods:
--------------------------------------------------------------------------------

                                                               FOR THE SIX-MONTH
                                                                 PERIOD ENDED       FOR THE YEAR
                       GROSS PREMIUMS                         -------------------      ENDED
                                                              JUNE 30,   JUNE 30,   DECEMBER 31,
                     (IN EURO MILLIONS)                         2000       1999         1999
------------------------------------------------------------------------------------------------
Netherlands.................................................     526       481           875
Spain.......................................................     230       166           333
Italy.......................................................     154       107           343
Luxembourg..................................................      35        42           104
Others (a)..................................................     204       160           371
------------------------------------------------------------------------------------------------
TOTAL.......................................................   1,151       956         2,025
------------------------------------------------------------------------------------------------

(a) Portugal, Switzerland, Canada, Austria, Hungary, Morocco and Turkey.

    On a comparable basis, gross premiums underwritten by the Other Life Insurance Group increased by 16.1% due to strong growth in Italy (44.3%), Spain (38.7%) and the Netherlands (9.5%), where strong investment market performance has contributed to the success of separate account (unit linked) products.

    The following table shows net income by country for the Other Life Insurance Group for the periods indicated:
--------------------------------------------------------------------------------

                                         INCLUDING MINORITY INTERESTS                 GROUP SHARE
                                       ---------------------------------   ---------------------------------
                                                             FOR THE                             FOR THE
                                        FOR THE SIX-MONTH     YEAR          FOR THE SIX-MONTH     YEAR
                                          PERIOD ENDED       ENDED            PERIOD ENDED       ENDED
                                       -------------------   DECEMBER      -------------------   DECEMBER
             NET INCOME                JUNE 30,   JUNE 30,    31,          JUNE 30,   JUNE 30,    31,
         (IN EURO MILLIONS)            2000       1999        1999         2000       1999        1999
------------------------------------------------------------------------------------------------------------
Netherlands..........................     28         30          40           28         29          40
Spain................................     11          7           1            7          5           1
Italy................................     17         15          25           17         15          25
Luxembourg...........................     --          2           2           --          2           2
Others (a)...........................     10          6          15            9          5          13
------------------------------------------------------------------------------------------------------------
TOTAL................................     66         59          83           62         57          81
------------------------------------------------------------------------------------------------------------

(a) Portugal, Switzerland, Canada, Austria, Hungary, Morocco and Turkey.

    THE NETHERLANDS.  The life insurance business contribution totaled
E26 million while the health insurance business contribution was E2 million. The E6 million (group share) decrease in the life insurance contribution was principally due to a E3 million decrease in acquisition costs deferred, following the adoption of a new cost allocation model at the end of 1999, and a E2 million decrease in the net investment result. The E4 million increase in the health insurance business contribution can be attributed to an improvement in the claims ratio following premium rate increases.

    SPAIN. The E2 million increase was primarily due to an improvement in the insurance technical result (E2 million, group share) deriving from surrender charges relating to policyholders switching their investments in traditional savings products to separate account (unit linked) products.

    ITALY. Excluding the impact of the deconsolidation of Eurovita effective January 1, 2000, the contribution to AXA's consolidated net income increased by E6 million. This increase is mainly attributable to an improvement in the insurance technical result (E7 million net of tax) resulting in particular from the release of a E3 million provision for interest rates risks established at year-end 1999. The net investment result was stable, with the increase in realized gains on equity investments (E5 million) during the first six months of 2000 identical to the release of the provision on South American government bonds recorded at June 30, 1999.

    LUXEMBOURG. The contribution to consolidated net income declined due to an increase in bonuses to policyholders.

    PORTUGAL. The contribution to AXA's consolidated net income decreased by E1 million due to higher fixed costs, including promotional expenses in connection with new universal life contracts.

    AUSTRIA AND HUNGARY. The contribution to AXA's consolidated net income was E1.5 million, an increase of E1 million compared to the corresponding prior period. The increase was mainly due to lower rates of interest credited to policyholders and a reduction in general expenses.

PROPERTY AND CASUALTY INSURANCE SEGMENT

    The tables below present the gross premiums and net income attributable to AXA's Property and Casualty Insurance Segment for the periods indicated.
--------------------------------------------------------------------------------

                                                               FOR THE SIX-MONTH
                       GROSS PREMIUMS                            PERIOD ENDED       FOR THE YEAR
                     (IN EURO MILLIONS)                       -------------------      ENDED
                                                              JUNE 30,   JUNE 30,   DECEMBER 31,
                                                                2000       1999         1999
------------------------------------------------------------------------------------------------
France......................................................   2,136      2,219         3,926
Germany.....................................................   1,899      1,573         2,766
United Kingdom..............................................   1,376        777         2,008
Belgium.....................................................     685        701         1,285
Other countries.............................................   2,301      1,642         3,607
------------------------------------------------------------------------------------------------
TOTAL.......................................................   8,396      6,912        13,593
------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                         INCLUDING MINORITY INTERESTS                 GROUP SHARE
                                       ---------------------------------   ---------------------------------
                                                             FOR THE                             FOR THE
                                        FOR THE SIX-MONTH     YEAR          FOR THE SIX-MONTH     YEAR
                                          PERIOD ENDED        ENDED           PERIOD ENDED        ENDED
                                       -------------------   DECEMBER      -------------------   DECEMBER
             NET INCOME                JUNE 30,   JUNE 30,     31,         JUNE 30,   JUNE 30,     31,
         (IN EURO MILLIONS)            2000       1999        1999         2000       1999        1999
------------------------------------------------------------------------------------------------------------
France...............................    220        122          244         220        122          244
Germany..............................     55         59           73          48         39           48
United Kingdom.......................    (94)        (4)           7         (53)        --            5
Belgium..............................     84        162          240          84        162          239
Other countries......................     22         62           76          26         39           34
------------------------------------------------------------------------------------------------------------
TOTAL................................    287        401          640         324        362          571
------------------------------------------------------------------------------------------------------------

FRENCH PROPERTY AND CASUALTY INSURANCE GROUP
--------------------------------------------------------------------------------

                                                               FOR THE SIX-MONTH
                                                                 PERIOD ENDED       FOR THE YEAR
                                                              -------------------      ENDED
                                                              JUNE 30,   JUNE 30,   DECEMBER 31,
                     (IN EURO MILLIONS)                         2000       1999         1999
------------------------------------------------------------------------------------------------
Gross premiums..............................................   2,136      2,219        3,926
Net income (group share)....................................     220        122          244
------------------------------------------------------------------------------------------------

    Excluding the transfer of the bodily injury portfolio of business to life insurance companies (E71 million), and the E12 million negative impact from a change in methodology concerning Natio Assurance, which was formerly fully consolidated and is now proportionately consolidated, gross property and casualty premiums were stable.

    The deterioration of automobile insurance gross premiums (0.8% decrease compared to the six months ended June 30, 1999) slowed significantly despite market conditions which remained difficult. The premium rate increases being gradually implemented should help offset the decrease in property insurance business (2.2% decrease compared to the six months ended June 30, 1999). The decrease in automobile and property insurance lines was offset by the increase in construction insurance gross premiums (6.7%, primarily due to higher gross premiums in structural damage insurance) and the 300 basis point increase in natural catastrophe insurance premium rates. Direct Assurance recorded growth in gross premiums of 33.6% for the six months ended June 30, 2000 compared to the six months ended June 30, 1999.

    The E98 million increase in the contribution of the French Property and Casualty Group to AXA's consolidated net income (group share) was principally due to:

    - a E160 million increase in the net investment result (group share, after tax), including E148 million (after tax) due to an increase in realized gains on the sale of equity securities, including E60 million on the sale of treasury stock.

    - a E41 million decline in the underwriting result (net of reinsurance, after tax), partly due to a 450 basis point increase in the claims ratio to 84.5% resulting from:

       - the current accident year claims ratio, net of reinsurance, remaining stable at 82% due to better claims ratio management and the first positive effects of the harmonization of personal lines, and

       - a E39 million increase in insurance reserves (after tax, reinsurance and the release of catastrophe equalization reserves) or E62 million increase (before tax and after reinsurance and the release of catastrophe equalization reserves). At June 30, 2000, the total cost of claims related to the aforementioned storms was E124 million after tax (E200 million before tax). The catastrophe equalization reserve was increased by E18 million to cover future risks of this type.

    - an increase in the ratio of general expenses to written premiums of 90 basis points to 27.4%.


    - the financial statements for the six months ended June 30, 1999 included a tax savings of E16 million recorded in respect of the capital loss on the sale of Lucia, a former subsidiary, in June 1999.

GERMAN PROPERTY AND CASUALTY INSURANCE GROUP

--------------------------------------------------------------------------------

                                                          FOR THE SIX-MONTH
                                                             PERIOD ENDED              FOR THE YEAR
                                                  ----------------------------------      ENDED
                                                  JUNE 30,   JUNE 30,     JUNE 30,     DECEMBER 31,
               (IN EURO MILLIONS)                   2000       1999         1999           1999
                                                                        PRO FORMA(A)
---------------------------------------------------------------------------------------------------
Gross premiums..................................   1,899      1,573        1,951          2,766
Net income (group share)........................      48         39           34             48
---------------------------------------------------------------------------------------------------

(a) The gross premiums and net income for the six months ended June 30, 1999 includes two months of post-acquisition operating results of the Guardian Royal Exchange operations acquired in May 1999. The pro forma column for the six months ended June 30, 1999 reflects the gross premiums and net income for the six months ended June 30, 1999 as if AXA had acquired the Guardian Royal Exchange operations on January 1, 1999.

    On a comparable basis, gross premiums decreased by 1.1%. Annual growth in the German property and casualty market as a whole is estimated at 1.0% for the full year 2000. Gross automobile insurance premiums (34% of total premiums) grew by 1.3% due in particular to an increase in new commercial motor fleet business. Gross property insurance premiums (22% of total premiums) decreased by 3.1% due to intense market pressures on premium rates and efforts to improve the risk profile of the commercial risks portfolio.

    On a comparable basis, the German Property and Casualty Group contribution to AXA's consolidated net income increased by E14 million as compared to the corresponding prior period. This increase includes the positive impact in 1999 of the reduction in the tax rate affecting deferred tax liabilities
(E18 million), and in 2000 of an increase in AXA's ownership by 14%
(E10 million). Excluding the last two items above, the E22 million increase in net income reflected the following:

    - The claims ratio for all accident years (net of reinsurance) increased by 310 basis points to 81.3%. The claims ratio for the current accident year improved by 430 basis points due to a decline in the frequency of automobile insurance claims, which was particularly high for the six months ended June 30, 1999, and the absence of significant claims in commercial risk insurance. Conversely, the favorable loss reserve development for the six months ended June 30, 2000 was much lower than for the corresponding prior period, particularly in marine business and inward reinsurance.

    - A E78 million increase in the investment result (before tax) due to higher income earned on mutual fund investments following the tendering of Mannesmann securities (E37 million) in connection with the acquisition of Mannesmann by Vodafone.

    - A E13 million increase in general expenses (before tax), impacting the ratio of general expenses to earned premiums which increased from 32.3% to 33.2%.

    - A E7 million increase in tax expense.

    - An increase in goodwill amortization of E3 million related to the additional ownership interest acquired by AXA since July 1, 1999.

BELGIAN PROPERTY AND CASUALTY INSURANCE GROUP

------------------------------------------------------------------------------------------------
                                                               FOR THE SIX-MONTH
                                                                 PERIOD ENDED       FOR THE YEAR
                     (IN EURO MILLIONS)                       -------------------      ENDED
                                                              JUNE 30,   JUNE 30,   DECEMBER 31,
                                                                2000       1999         1999
------------------------------------------------------------------------------------------------
Gross premiums..............................................    685        701         1,285
Net Income (group share)....................................     84        162           239
================================================================================================

    Excluding the Royale Belge Re portfolio, which ceased underwriting business in 1997, gross premiums increased by 0.5%, reflecting mixed growth in the various lines of property and casualty insurance business. Gross automobile insurance premiums (44% of total premiums) grew by 3% due to extensions of insurance coverage, an increase in the portfolio of business and premium rate increases. Conversely, lower rates on workers' compensation policies and a reduction in the individual fire insurance portfolio affected adversely overall growth in gross premiums.

    On a constant methodological basis for allocating the tax expense between the life insurance and property and casualty insurance segments, the contribution to AXA's net income decreased by E66 million, reflecting the following events:

    - The claims ratio for all accident years, net of reinsurance, of 79.1% represented an improvement of 640 basis points compared to the corresponding prior period and, therefore, increased net income by E20 million. This increase was due to an increase in favorable loss reserve development and a decrease in the claims ratio for the current accident year due to a reduction in claims-handling expenses.

    - The net investment result decreased by E89 million (group share). This decrease was due to the particularly high level of realized gains for the six months ended June 30, 1999 which funded the payment of dividends and, therefore, reduced the level of total investments in these operations.

    - General expenses decreased by E8 million (group share) as a result of a restructuring program initiated in 1999. However, the ratio of general expenses to earned premiums remained stable at 31.4%, due to a slight decrease in earned premiums.

U.K. PROPERTY AND CASUALTY INSURANCE GROUP

---------------------------------------------------------------------------------------------------
                                                          FOR THE SIX-MONTH
                                                             PERIOD ENDED              FOR THE YEAR
               (IN EURO MILLIONS)                 ----------------------------------      ENDED
                                                  JUNE 30,   JUNE 30,     JUNE 30,     DECEMBER 31,
                                                    2000       1999         1999           1999
                                                                        PRO FORMA(A)
---------------------------------------------------------------------------------------------------
Gross premiums..................................   1,376        777         1,322         2,008
Net income (group share)........................     (53)        --           (10)            5
---------------------------------------------------------------------------------------------------
Average exchange rate (euro/L)..................    1.63       1.49          1.49          1.52
===================================================================================================

(a) The gross premiums and net income for the six months ended June 30, 1999 includes two months of post-acquisition operating results of the Guardian Royal Exchange operations acquired in May 1999. The pro forma column for the six months ended June 30, 1999 reflects the gross premiums and net income for the six months ended June 30, 1999 as if AXA had acquired the Guardian Royal Exchange operations on January 1, 1999.

    On a comparable basis, gross premiums increased by 7.3% due to a 15.6% growth in gross automobile insurance premiums (44% of total premiums) reflecting rate increases and a growth in the portfolio of insurance business with affinity groups.

    The contribution of the U.K. Property and Casualty Group to AXA's consolidated net income for the six months ended June 30, 2000 decreased by E43 million as compared to the corresponding prior period (E38 million on a constant exchange rate basis).

    The decrease in net income was primarily due to an increase in insurance reserves, which reduced net income (group share) by E65 million. The increase in reserves included E56 million for prior periods and E9 million for the current fiscal year (E47 million in automobile insurance and E18 million in casualty insurance). This increase was due to the deterioration in the claims experience in the U.K. market and legislation enacted in March 2000 which required insurers to readjust compensation levels for bodily injury claims (leading to an increase in insurance reserves of E11 million, including E9 million in respect of prior accident years).

    As a result of these events, the claims ratio for all accident years (net of reinsurance) deteriorated by 680 basis points to 86.7%.

    General expenses increased by E6 million (on a constant exchange rate basis, group share), principally due to an increase in commission rates related to the increase in premiums from affinity group business. The expense ratio rose by 290 basis points to 38.3%.

    The net investment result increased by E9 million (group share) due to an increase in net realized gains compared to the six months ended June 30, 1999.

OTHER PROPERTY AND CASUALTY INSURANCE GROUP

    The following table presents gross premiums by country for the Other Property and Casualty Insurance Group for the periods indicated:

------------------------------------------------------------------------------------------------
                                                               FOR THE SIX-MONTH
                                                                 PERIOD ENDED       FOR THE YEAR
                                                              -------------------      ENDED
                       GROSS PREMIUMS                         JUNE 30,   JUNE 30,   DECEMBER 31,
                     (IN EURO MILLIONS)                         2000       1999         1999
------------------------------------------------------------------------------------------------
Italy.......................................................     516        434          903
Spain.......................................................     449        355          729
Canada......................................................     335        283          580
Ireland (a).................................................     214         72          257
Netherlands.................................................     165        143          248
Morocco.....................................................      75         33           88
Others (b)..................................................     547        323          802
------------------------------------------------------------------------------------------------
TOTAL.......................................................   2,301      1,642        3,607
================================================================================================

a) Including gross premiums written by Guardian Royal Exchange's Irish subsidiary in the first four months of 1999, prior to the acquisition, gross premiums from the Irish property and casualty operations would have been E204 million for the six months ended June 30, 1999.

b) Portugal, Luxembourg, Switzerland, Austria, Hungary, Turkey and countries in the Asia/Pacific region.


    On a comparable basis, gross premiums written by the Other Property and Casualty Group increased by 13.8%, with particularly strong growth recorded in Italy (19%), Spain (26.6%) and Portugal (8.1%) due to the combined effect of premium rate increases and portfolio growth. On a comparable basis, growth in Canada was 2.8%, and in the Netherlands, despite satisfactory growth in the automobile insurance portfolio (7.5%), overall growth was only 1.5% due to AXA's decision to cease its co-insurance business.

    The table below presents the contribution to consolidated net income by country for the periods indicated:

--------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------
                                          INCLUDING MINORITY INTERESTS                 GROUP SHARE
                                       -----------------------------------------------------------------------
                                        FOR THE SIX-MONTH                    FOR THE SIX-MONTH
                                          PERIOD ENDED       FOR THE YEAR      PERIOD ENDED       FOR THE YEAR
                                       -------------------      ENDED       -------------------      ENDED
             NET INCOME                JUNE 30,   JUNE 30,   DECEMBER 31,   JUNE 30,   JUNE 30,   DECEMBER 31,
         (IN EURO MILLIONS)              2000       1999         1999         2000       1999         1999
--------------------------------------------------------------------------------------------------------------
Italy................................     20         (6)          --           20         (6)          --
Spain................................      4         (2)          (9)           3         --           (3)
Canada...............................     11          6           11           11          6           11
Ireland (a)..........................    (20)         2            7          (11)         1            4
Netherlands..........................     17         --            2           17         --            2
Morocco..............................     (8)        58           69           (4)        36           35
Others (b)...........................     (1)         5           (3)          (9)         3          (14)
--------------------------------------------------------------------------------------------------------------
TOTAL................................     22         62           76           26         39           34
==============================================================================================================

(a) Including net income from Guardian Royal Exchange's Irish subsidiary in the first four months of the 1999, prior to the acquisition, net income from the Irish property and casualty operations would have been E5 million for the six months ended June 30, 1999.

(b) Portugal, Luxembourg, Switzerland, Austria, Hungary, Turkey and countries in the Asia/Pacific region.

    ITALY. The contribution to net income (group share) increased by E26 million primarily due to the deferred tax asset established in relation to provisions for premium cancellations, which became deductible due to a change in local regulations. The net investment result increased by E9 million for the six months ended June 30, 2000. The net investment result for the six months ended June 30, 1999 was adversely affected by a provision on South American government bonds. The increase in the net investment result was offset by an increase in the claims ratio for all accident years of 870 basis points to 90.5%, net of reinsurance, primarily due to premium rate freezes in automobile insurance enacted by the Italian Government. No provision has been established to date to cover fines for violations of anti-trust regulations, as notified by the Italian anti-trust body to most insurance companies in April 2000. The market as a whole has stated its intention to contest the penalties levied by the Italian Government. AXA is currently reviewing this situation.

    SPAIN. The net income (group share) of E3 million is an improvement of E3 million as compared to the corresponding prior period and consists of the following items:

    - Excluding Direct Seguros, net income for the six months ended June 30, 2000 was E6 million, an increase of E2 million compared to the corresponding prior period. The net improvement in the underwriting result (E18 million, group share) was partially offset by a decrease in the net investment result (E13 million, group share) which was attributable to the significant level of real estate related gains realized in the first six months of 1999. The strong growth in gross premiums (24.4%) has not led to an increase in the claims ratio which, net of reinsurance, decreased by 900 basis points, to 82.9% (including Direct Seguros).

    - The contribution of direct marketing insurance operations was a loss of E3 million, which reflects a E1 million improvement due to an improved claims ratio.

    CANADA. On a constant exchange rate basis, the contribution to net income (group share) increased by E3 million for the six months ended June 30, 2000 compared to the corresponding prior period. The E6 million increase in the net investment result is due to higher realized gains attributable to a strong financial market performance in Canada. This increase was partially offset by a 130 basis point increase in the claims ratio for all accident years, net of reinsurance, to 68.8% for the six months ended June 30, 2000, due in particular to lower favorable loss development than in 1999. General expenses remained virtually unchanged for the six months ended June 30, 2000 compared to the corresponding prior period, leading to a 50 basis point improvement in the general expenses to earned premiums ratio.

    IRELAND. On a comparable basis, the contribution to AXA's consolidated net income decreased by E16 million primarily due to the strengthening of insurance reserves, which had an unfavorable impact on net income for the six months ended June 30, 2000 of E11 million, group share, primarily relating to the automobile portfolio and due to the rise in the average cost of bodily injury claims in Ireland. As a result of these events, the claims ratio for all accident years, net of reinsurance, increased by 1,600 basis points to 100.2% for the six months ended June 30, 2000 compared to the corresponding prior period. The slight increase in general expenses (E1 million) increased the expense ratio by 100 basis points. Due to the increase in interest rates, the bond portfolio was restructured and resulted in realized losses of E4 million for the six months ended June 30, 2000.

    THE NETHERLANDS. The contribution to AXA's consolidated net income increased by E17 million for the six months ended June 30, 2000 compared to the corresponding prior period. Net income from the property insurance business was E17 million, a E20 million improvement. The increase was primarily due to the release of an unused Year 2000 provision (E19 million, group share). Net income from the brokerage business was break even compared to a contribution of E2 million for the six months ended June 30, 1999. This decrease was due to amortization of goodwill related to the acquisition of a new broker in connection with business development recorded at June 30, 2000.

    MOROCCO. The contribution to AXA's consolidated net income includes six months of operating activity for the Compagnie Africaine d'Assurance (CAA), acquired by AXA Al Amane on July 1, 1999. The E40 million decrease compared to the six months ended June 30, 1999 is primarily attributable to realized gains of E27 million in the first six months of 1999 in connection with the acquisition of CAA and to a E4 million valuation allowance on equity investments at June 30, 2000.

    PORTUGAL. The E6 million contribution to AXA's consolidated net income includes the former Guardian branch office. The E1 million increase compared to the six months ended June 30, 1999 was primarily due to a E3 million increase in realized gains attributable to financial market performance.

    LUXEMBOURG. The contribution to AXA's consolidated net income was stable at E2 million.

    AUSTRIA AND HUNGARY. The E2 million contribution to AXA's consolidated net income represents a E1 million decrease compared to the six months ended
June 30, 1999. This decrease is attributable to a decrease in the underwriting results and higher general expenses, partially offset by an increase in the net investment result.

    JAPAN. Most of the net loss of E25 million provided by AXA Direct Japan was due to investment made for the purpose of developing its direct marketing operations. To date, AXA Direct Japan has sold more than 23,000 contracts, of which 35% were sold over the Internet. The net loss of E5 million for the six months ended June 30, 1999 included only one month of business activity.

    HONG KONG AND SINGAPORE. The contribution from property and casualty operations to AXA's consolidated net income increased by E4 million and E1 million, respectively, primarily reflecting the consolidation of former subsidiaries of Guardian Royal Exchange that were not consolidated at the June 30, 1999 reporting date. The E4 million contributed by Hong Kong was due to favorable loss development in the property insurance portfolio. The E2 million net loss provided by Singapore was due to a high claims ratio in casualty and automobile insurance as well as high general expenses.

    TURKEY. The E3 million contribution to AXA's consolidated net income can be attributed to the combined effect of strong growth in gross premiums and a 900 basis point decrease in the claims ratio, as well as a satisfactory net investment result in a local environment characterized by high interest rates.

INTERNATIONAL INSURANCE SEGMENT

    The following table present the gross premiums and net income for the International Insurance Segment for the periods indicated:

------------------------------------------------------------------------------------------------
                                                               FOR THE SIX-MONTH
                                                                 PERIOD ENDED       FOR THE YEAR
                                                              -------------------      ENDED
                       GROSS PREMIUMS                         JUNE 30,   JUNE 30,   DECEMBER 31,
                     (IN EURO MILLIONS)                         2000       1999         1999
------------------------------------------------------------------------------------------------
AXA Corporate Solutions.....................................   2,136      1,722        2,818
  - AXA REASSURANCE.........................................   1,417        983        1,385
  - AXA GLOBAL RISKS........................................     697        732        1,400
  - AXA CESSIONS............................................      22          6           34
Assistance..................................................     147        137          281
Others (a)..................................................      25          2           10
------------------------------------------------------------------------------------------------
TOTAL.......................................................   2,308      1,860        3,109
================================================================================================

(a) Mainly Saint Georges Re, English & Scottish

--------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------
                                          INCLUDING MINORITY INTERESTS                 GROUP SHARE
                                       -----------------------------------------------------------------------
                                        FOR THE SIX-MONTH                    FOR THE SIX-MONTH
                                          PERIOD ENDED       FOR THE YEAR      PERIOD ENDED       FOR THE YEAR
                                       -------------------      ENDED       -------------------      ENDED
             NET INCOME                JUNE 30,   JUNE 30,   DECEMBER 31,   JUNE 30,   JUNE 30,   DECEMBER 31,
         (IN EURO MILLIONS)              2000       1999         1999         2000       1999         1999
--------------------------------------------------------------------------------------------------------------
AXA Corporate Solutions..............     65         21           (61)         62         17           (65)
  - AXA REASSURANCE..................     63         79           100          60         73            93
  - AXA GLOBAL RISKS.................     (3)       (61)         (153)         (3)       (61)         (151
  - AXA CESSIONS.....................      5          4            (7)          5          4            (7)
Assistance...........................      5          5            11           5          5            11
Others (a)...........................     (9)        (2)            3          (9)        (3)            2
--------------------------------------------------------------------------------------------------------------
TOTAL................................     61         24           (47)         58         19           (51)
==============================================================================================================

(a) Mainly Saint Georges Re, English & Scottish

AXA CORPORATE SOLUTIONS

    AXA REASSURANCE

    The 33.2% increase in gross premiums on a comparable basis was primarily attributable to growth in property insurance premiums (which account for 92% of total premiums) due to the development of direct underwriting of natural catastrophe business (for a total of E90 million), an active underwriting strategy in the natural catastrophe reinsurance retrocession market, that is reinsuring of business written by reinsurers and insurers (E37 million), and new business in the other property and casualty product lines (E50 million).

    The contribution to AXA's consolidated net income decreased by E13 million (group share).

    The claims ratio for all accident years (including claims-handling expenses) was 79.7% for the six months ended June 30, 2000 compared to 80.9% for the corresponding prior period.

    - Business development, particularly strong in the natural catastrophe retrocession market, increased net income (group share) by E46 million.

    - Conversely, strengthening of insurance reserves in respect of prior accident years totaled E45 million after tax, an increase of E26 million. The reserves included E27 million for unfavorable loss development on natural catastrophe claims, including E15 million in connection with the December 1999 storms in Western Europe. Following the establishment of the latter provision, E25 million (after tax) of catastrophe equalization reserves was released.

    - In addition, the operating result was also reduced by E32 million due to the payment of premiums relating to new retrocession treaties.

    The net investment result decreased by E22 million as the level of realized gains declined.

    The acquisition of a U.S.-based company to undertake direct underwriting of natural catastrophe business resulted in additional goodwill of E7 million, fully amortized.

    AXA GLOBAL RISKS

    Gross premiums recorded by AXA Global Risks declined by 8.1% on a comparable basis due to the decision to cease writing new business in unprofitable lines in the United Kingdom and the United States.

    The E58 million reduction in net loss attributable to AXA Global Risks reflects:

    - A E61 million increase (group share) in the net investment result primarily due to significant realized gains during the six months ended June 30, 2000 (E83 million before tax compared to E13 million before tax for the corresponding prior period).

    - A E10 million decrease after tax (group share) in the underwriting result, net of reinsurance, reflecting:

       - A E43 million provision (E27 million after tax) was recorded for financial guarantees granted by AXA Global Risks to corporate clients. The decision to increase the provision was made after rating agencies lowered the rating of some of these corporations during the six months ended June 30, 2000. AXA Global Risks ceased writing this type of business at year-end 1999.

       - The six months ended June 30, 1999 were marked by a sharp increase in the U.K. claims ratio for prior accident years (E15 million, group share).

       - The underwriting result for the current accident year, net of reinsurance, deteriorated by E4 million primarily due to an increase in the cost of reinsurance.

    Excluding the additional provision on financial guarantees, the claims ratio for all accident years, net of reinsurance (including claims-handling expenses) decreased by 390 basis points to 102.8%.

AXA CESSIONS

    The contribution of the AXA Cessions group to AXA's consolidated net income for the six months ended June 30, 2000 was relatively stable at E5 million.

ASSISTANCE

    The 7.4% increase in gross premiums on a comparable basis was primarily due to growth in foreign subsidiaries.

    For the six months ended June 30, 2000, the contribution of AXA Assistance to AXA's consolidated net income was stable at E5 million. The contribution for the six months ended June 30, 1999 included the release of a contingency provision (E4 million). Excluding the impact of this release, the contribution to net income increased by E4 million. The net income contribution from subsidiaries based in Belgium, Poland and Spain improved primarily as a result of more stringent insurance risk selection practices.

OTHER TRANSNATIONAL ACTIVITIES

    Saint Georges Re recorded a net loss of E9 million (net group share) representing a decrease of E4 million (net group share). The decrease is due to a new treaty established to protect Guardian Royal Exchange's businesses in run-off (agencies and branch offices which have ceased to underwrite insurance business) effective as of January 1, 2000.

ASSET MANAGEMENT SEGMENT

    The tables below present the revenues and net income for the Asset Management Segment for the periods indicated:

------------------------------------------------------------------------------------------------
                                                               FOR THE SIX-MONTH
                       GROSS REVENUES                            PERIOD ENDED       FOR THE YEAR
                     (IN EURO MILLIONS)                       -------------------      ENDED
                                                              JUNE 30,   JUNE 30,   DECEMBER 31,
                                                                2000       1999         1999
------------------------------------------------------------------------------------------------
Alliance Capital............................................   1,061       743         1,674
AXA Investment Managers.....................................     170       104           227
National Mutual Funds Management............................      13        12            27
------------------------------------------------------------------------------------------------
TOTAL.......................................................   1,244       858         1,928
------------------------------------------------------------------------------------------------

    On a comparable basis, revenues earned by the Asset Management Segment increased by 33.7%, 33.3% at Alliance Capital and 37.3% at AXA Investment Managers, due in both cases to growth in assets under management, principally concentrated in high-growth equity mutual funds.

--------------------------------------------------------------------------------------------------------------
                                          INCLUDING MINORITY INTERESTS                 GROUP SHARE
                                       -----------------------------------------------------------------------
                                       ----------------------------------   ----------------------------------
                                        FOR THE SIX-MONTH                    FOR THE SIX-MONTH
             NET INCOME                   PERIOD ENDED       FOR THE YEAR      PERIOD ENDED       FOR THE YEAR
         (IN EURO MILLIONS)            -------------------      ENDED       -------------------      ENDED
                                       JUNE 30,   JUNE 30,   DECEMBER 31,   JUNE 30,   JUNE 30,   DECEMBER 31,
                                         2000       1999         1999         2000       1999         1999
--------------------------------------------------------------------------------------------------------------
Alliance Capital.....................    258        127          313           65         28           72
AXA Investment Managers..............     21         15           22           13          9           11
National Mutual Funds Management.....      6        (10)           3            3         (5)           1
--------------------------------------------------------------------------------------------------------------
TOTAL................................    286        132          338           81         33           84
==============================================================================================================

ALLIANCE CAPITAL

    On a constant exchange rate basis, the increase in the net income contribution of Alliance Capital was E29 million, reflecting:

    - The contribution of Alliance Capital Management (E111 million) increased by E39 million (64.6%) on a constant exchange rate and structural basis due to growth in assets under management (25.4% compared to the six months ended June 30, 1999) and a more profitable asset mix. In addition, the increase in general expenses was lower than the increase in revenues. Consequently, the ratio of general operating expenses to revenue decreased to 59.8% for the six months ended June 30, 2000 from 63.3% in the corresponding prior period.

    - The intermediate holding companies generated a loss of E46 million, a decrease of E10 million on a constant exchange rate basis. This decrease was due to an increase in tax expense related to earnings growth recorded by the operating unit, partially offset by the reduction in the tax rate resulting from the legal organizational restructuring that was completed at the end of 1999 (a savings of E10 million, group share).

AXA INVESTMENT MANAGERS

    On a comparable basis, the contribution of AXA Investment Managers to AXA's consolidated net income for the six months ended June 30, 2000 increased by E4 million, due to a decrease in goodwill amortization of E3 million. Goodwill recorded at June 30, 1999 included the full amortization of additional goodwill of E5 million recorded over the period.

    Excluding this event, net income was stable. The positive impact of growth in assets under management, which increased by E36 billion compared to the six months ended June 30, 1999 (15% on a constant exchange rate and structural basis), was offset by the increase in general expenses. Net income reflects:

    - The net loss from AXA Rosenberg, E1 million net of goodwill amortization reduced by E4 million due to several significant performance-related commissions (E10 million).

    - The contribution of AXA Investment Managers U.K. declined by E5 million. In 1999, AXA Investment Managers U.K. released a provision established in respect of a real-estate dispute, which increased its contribution to AXA's consolidated net income (group share) by E3 million. In the first six months of 2000, costs related to the reorganization of the front office led to a E1 million decrease in its contribution to AXA's net income (group share).

    The contribution of companies consolidated for the first time was E1 million.

    Future revenues and net income of Alliance Capital will be impacted due to its acquisition of Sanford C. Bernstein, completed on October 2, 2000. See "The Companies--Recent Developments" for further information.

NATIONAL MUTUAL FUNDS MANAGEMENT


    The net loss of E5 million (net group share) for the six month period ended June 30, 1999 included a tax expense of E5 million on the gain realized in the sale of its asset management subsidiary to AXA Investment Managers (the gross gain was eliminated in consolidation). Excluding this event, the increase in net income was primarily due to an increase on fee income in all lines of business attributable to the increase in assets under management (9% compared to the six months ended June 30, 1999).


OTHER FINANCIAL SERVICES SEGMENT

    The tables below present the revenues and net income for the Other Financial Services Segment for the periods indicated:

-----------------------------------------------------------------------------------------------
                                                              FOR THE SIX-MONTH
                                                                PERIOD ENDED       FOR THE YEAR
                                                             -------------------      ENDED
                      GROSS REVENUES                         JUNE 30,   JUNE 30,   DECEMBER 31,
                    (IN EURO MILLIONS)                         2000       1999         1999
-----------------------------------------------------------------------------------------------
Donaldson, Lufkin & Jenrette...............................   7,061      4,390         9,671
Real estate and other financial companies..................     552        587         1,136
-----------------------------------------------------------------------------------------------
TOTAL......................................................   7,612      4,976        10,806
===============================================================================================

--------------------------------------------------------------------------------------------------------------
                                          INCLUDING MINORITY INTERESTS                 GROUP SHARE
                                       -----------------------------------------------------------------------
                                       ----------------------------------   ----------------------------------
                                        FOR THE SIX-MONTH                    FOR THE SIX-MONTH
             NET INCOME                   PERIOD ENDED       FOR THE YEAR      PERIOD ENDED       FOR THE YEAR
         (IN EURO MILLIONS)            -------------------      ENDED       -------------------      ENDED
                                       JUNE 30,   JUNE 30,   DECEMBER 31,   JUNE 30,   JUNE 30,   DECEMBER 31,
                                         2000       1999         1999         2000       1999         1999
--------------------------------------------------------------------------------------------------------------
Donaldson, Lufkin & Jenrette.........    408        251          541          170        105          226
Real estate and other financial
  companies..........................     43         44            2           39         39           (5)
--------------------------------------------------------------------------------------------------------------
TOTAL................................    451        295          543          208        144          221
==============================================================================================================

DONALDSON, LUFKIN & JENRETTE


    The sale of AXA's interest in Donaldson, Lufkin & Jenrette to Credit Suisse Group was completed on November 3, 2000, see "The Companies-Recent Developments" for further information on this transaction. As a consequence, revenues and net income from the Other Financial Services Segment will decrease significantly in future periods.


    On a constant exchange rate basis, revenue earned by Donaldson, Lufkin & Jenrette increased by 41.9% due to significant growth in interest income (55.9%), fee income (51.3%), revenues earned in equity portfolio transactions (52.4%) and brokerage fees (47.1%), partially offset by the decrease in revenues from syndicated issues (33.8%), principally fixed-income.

    The contribution of Donaldson, Lufkin & Jenrette to AXA's consolidated net income increased by E44 million on a constant exchange rate basis (41.9%), reflecting:

    - Favorable growth in its syndicated security business, with pre-tax operating earnings nearly tripling compared to the six months ended
      June 30 1999, and in financial services operations, whose main businesses are stock market settlement through Pershing and online brokerage through DLJDIRECT, which grew by 60% primarily due to higher brokerage fees and an increase in the number of stock market transactions.

    - The investment banking division grew by 23% compared to the six months ended June 30, 1999 primarily due to the significant level of realized gains for the six months ended June 30, 2000 and the increase in investment banking and venture capital advisory fees.

    - These satisfactory results were partially offset by the decrease in the fixed-income products division (36%) principally due to the decline in syndicated bond activity (59%), in line with bond market trends.

    - The 32.2% increase in general operating expenses was in line with net revenue growth, while costs related to international development (particularly in Europe) continued to have an adverse impact on earnings.

REAL ESTATE AND OTHER FINANCIAL COMPANIES

    The contribution to AXA's consolidated net income from AXA's French banking operations decreased by E7 million for the six months ended June 30, 2000 compared to the corresponding prior period. Banque Worms, which was not consolidated in the financial statements for the six months ended June 30, 1999, is now accounted for by the equity method of accounting. The negative contribution from Banque Worms (E15 million, net group share) included a E13 million provision (net group share) relating to doubtful debts. Net income from AXA Banque increased by E5 million due to a non-recurring financial servicing commission on government bonds, and net income from AXA's French banking operations increased by E4 million, primarily due to growth in outstanding loans, partially offset by losses recorded by Banque Worms.

    The contribution of AXA Bank Belgium to AXA's consolidated net income was stable at E18 million for both six-month periods.

    Net income from the real estate companies for the six months ended June 30, 2000 was stable compared to the corresponding prior period.

    On October 24, 2000, AXA and Deutsche Bank executed a non-binding letter of intent relating to the sale of Banque Worms to Deutsche Bank. For further information, see "The Companies--Recent Developments."

HOLDING COMPANY ACTIVITIES


    The Holding company activities consists of AXA's non-operating companies, including AXA, the parent company of the group (which we refer to as the "Company"), AXA Financial, AXA Asia Pacific Holdings and Sun Life & Provincial Holdings.

--------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------
                                          INCLUDING MINORITY INTERESTS                 GROUP SHARE
                                       -----------------------------------------------------------------------
                                        FOR THE SIX-MONTH                    FOR THE SIX-MONTH
                                          PERIOD ENDED       FOR THE YEAR      PERIOD ENDED       FOR THE YEAR
                                       -------------------      ENDED       -------------------      ENDED
             NET INCOME                JUNE 30,   JUNE 30,   DECEMBER 31,   JUNE 30,   JUNE 30,   DECEMBER 31,
         (IN EURO MILLIONS)              2000       1999         1999         2000       1999         1999
--------------------------------------------------------------------------------------------------------------
AXA..................................      22        362          286           22        362          286
AXA France Assurance.................     (10)        66           61          (10)        66           61
Other French holding companies.......       7          6           12            8          5           12
Holdings -- AXA Financial Inc........     (24)        90           87          (14)        52           51
Holdings -- AXA Asia Pacific.........     (11)        (5)         (36)          (5)        (2)         (17)
Holdings -- Sun Life & Provincial....     (15)      (331)        (490)          (8)      (183)        (277)
Other foreign holding companies......     (46)        50          (36)         (44)        41          (31)
--------------------------------------------------------------------------------------------------------------
    TOTAL............................     (77)       238         (117)         (51)       341           84
--------------------------------------------------------------------------------------------------------------

THE COMPANY

    The Company's contribution for the six months ended June 30, 1999 included the dilution gain of E503 million to AXA due to a decrease in ownership interest in Sun Life & Provincial Holdings, which issued ordinary shares to finance the acquisition of Guardian Royal Exchange in May 1999. Excluding this gain, the Company's loss for the six months ended June 30, 2000 was reduced by E163 million (group share) compared to the corresponding prior period, reflecting:

    - the release of an E81 million (group share) temporary valuation allowance on real estate that was deemed no longer necessary given prevailing market conditions,

    - a decrease (E20 million, group share) in the expense related to the exercise of AXA subsidiary stock purchase options,

    - realized gains on the sale of securities (E22 million, group share, of which E16 million on the sale of BNP securities and certificates of guaranteed value),

    - a E20 million (group share) increase in dividends received from non-consolidated equity interests, and

    - no provision for tax expense relative to the distribution of dividends by the Company, compared to a E25 million charge for the year ended
      December 31, 1999, as dividends are not declared until the financial reporting year end .

OTHER HOLDING COMPANIES

    For the six months ended June 30, 1999, net income from AXA France Assurance included a gain of E82 million (group share) on the sale of equity investments in BNP, a writedown of E17 million on AXA Australia securities, and a realized gain of E5 million on the sale of PanEuroLife. Excluding these events, the negative contribution to AXA's consolidated net income for the six months ended June 30, 2000 was stable.

    The contribution from AXA Financial, Inc. for the six months ended June 30, 1999 was impacted by a realized gain of E51 million relating to the initial public offering of DLJDIRECT tracking stock.

    The 1999 contribution from Sun Life & Provincial Holdings included the non-recurring amortization of goodwill on the U.K. and Irish property and casualty subsidiaries of Guardian Royal Exchange (E186 million).

    The E60 million decrease in the contribution from the Belgian holding companies was due to the exceptionally high level of realized gains on equities for the six months ended June 30, 1999 (E50 million, of which E27 million on GBL). For the six months ended June 30, 2000 there was a E5 million increase in its debt servicing charge and an asset impairment allowance recorded of E4 million.

    The remainder of the decrease in the contribution from other foreign holding companies (E25 million) is attributable primarily to the German holding companies, related to the favorable impact of a change in tax regulations in 1999 (E10 million) and an increase in interest expense for the six months ended June 30, 2000 in connection with the acquisition of Albingia (E5 million).

LIQUIDITY AND CAPITAL RESOURCES

    For a discussion of the funding of the acquisition of the minority interests in AXA Financial, see "The Exchange Offer--Sources and Amount of Funds".

SOURCES OF LIQUIDITY


    At June 30, 2000, AXA's consolidated balance sheet included cash and cash equivalents of E29.3 billion.

    As a holding company, AXA's principal sources of funds are dividends from subsidiaries and funds that may be raised through the issuance of debt or equity securities and bank or other borrowings. AXA has expanded its insurance operations through a combination of acquisitions, joint ventures, direct investments and internal growth. This expansion has been funded primarily through a combination of (i) proceeds from the sale of non-core businesses and assets, (ii) dividends received from operating subsidiaries, and (iii) proceeds from the issuance of convertible debt securities and other debt securities, as well as borrowings (including from affiliates), and the issuance of new ordinary shares.

    AXA anticipates that cash dividends received from operating subsidiaries will continue to cover its operating expenses including planned capital investment in existing operations, interest payments on its outstanding debt and mezzanine capital, and dividend payments during each of the next three years. AXA expects that anticipated investment in subsidiaries and existing operations, future acquisitions and strategic investments will be funded from available cash flow remaining after payments of dividends, debt service and operating expenses, proceeds from the sale of non-strategic assets and businesses and future issues of debt and equity securities.

    Certain of AXA's direct and indirect subsidiaries are subject to restrictions on the amount of dividends and debt repayments that can be paid to AXA and its affiliates (see Note 19 to the AXA's audited consolidated financial statements included in the 1999 AXA Form 20-F, which is incorporated by reference in this prospectus. AXA does not believe that such restrictions constitute a material limitation on its ability to meet its obligations or pay dividends.

    AXA and each of its major operating subsidiaries are responsible for financing their respective operations. AXA will from time to time, however, arrange for and participate in financing the operations of subsidiaries.


    On November 17, 2000, AXA filed a registration statement on Form F-3 (Registration No. 333-12872) with the SEC registering $3.0 billion of debt securities which may be issued from time to time. AXA is considering increasing the principal amount of debt securities registered under that registration statement to $5.0 billion.


    MEZZANINE CAPITAL AXA has obligations that are not, under French GAAP, characterized or classified in the consolidated balance sheet as debt or equity capital. These funds are referred to as mezzanine capital and include subordinated debt and mandatorily convertible bonds and notes. On a consolidated basis at June 30, 2000, AXA's subordinated debt, including subordinated debt convertible into ordinary shares of AXA, and mandatorily convertible bonds and notes was E7.0 billion, an increase of E1.7 billion from December 31, 1999. The increase is attributable to the issuance of subordinated debt by AXA for the purpose of financing the acquisition of AXA Nichidan Holding and the buyout of AXA China Region's minority interests as set out below.

    - In February 2000, E1.1 billion of 3.75% subordinated convertible notes due January 1, 2017. AXA has the right to redeem these notes starting in January 2007 at a price of E196.00 per note. The issuance price was E165.50 per note. Unless previously converted, redeemed or cancelled, the notes will mature and become repayable in full on January 1, 2017. The conversion into shares of all the notes issued would result in the issuance of 6.6 million AXA ordinary shares.

    - In March 2000, E500 million of 7.25% undated subordinated notes. These notes can be redeemed by AXA at any time in full at par (100% of the nominal value of E25 per note).

    The 4.5% mandatory convertible bonds were issued in connection with the acquisition of (i) Abeille Re (1995) which mature in January 2001 and will convert into 7.08 million ordinary shares of AXA (subject to certain antidilution adjustments) of which 2.83 million ordinary shares will be owned by subsidiaries of AXA, and (ii) Compagnie UAP (1997) which matured in January, 2000 and were converted into 4.1 million ordinary shares of AXA in accordance with the terms and conditions of these notes and increased shareholders' equity by E282 million.


    FINANCING DEBT On a consolidated basis as at June 30, 2000, AXA's consolidated financing debt, primarily comprised of long-term debt and convertible debt, was E7.2 billion, an increase of E1.8 billion from December 31, 1999. On June 21, 2000, AXA Financial borrowed $1.5 billion from Bank of America N.A. pursuant to a promissory note with an interest rate of 7.06% which matured and was repaid in full on September 22, 2000. The proceeds from the borrowing and available cash were used to purchase 32.6 million units of limited partnership interest of Alliance Capital Management LP. Alliance Capital used the cash proceeds to fund the cash portion of the consideration of its acquisition of the assets and liabilities of Sanford C. Bernstein which closed on October 2, 2000.


    For information on AXA's financing arrangements relating to the acquisition of the minority interests in AXA Financial see "The Exchange Offer--Sources and Amount of Funds".

    OPERATING DEBT At June 30, 2000, AXA's consolidated operating debt, comprised of borrowings principally used by the financial services subsidiaries to provide working capital, was E13.1 billion, an increase of E1.4 billion from December 31, 1999. This increase was attributable to the following activities of Donaldson, Lufkin & Jenrette:

    - In February 2000, a shelf registration was filed with the SEC to enable Donaldson, Lufkin & Jenrette to issue $3.1 billion of senior debt, subordinated debt securities, preferred stock and warrants. During first quarter 2000, Donaldson, Lufkin & Jenrette issued $500 million 8% senior notes due 2005 and $485 million of medium-term notes due 2007.

    - In April 2000, a $10 billion Euro medium-term note program was established. During second quarter 2000, $890 million medium-term notes with various maturity dates through 2005 were issued. In addition, $354 million medium-term notes with various maturity dates through 2002 were issued under a shelf registration. At June 30, 2000, $1.0 billion was outstanding under the $2.0 billion commercial paper program.

    - In July 2000, the $2.5 billion revolving credit facility was amended to increase the aggregate commitment to $2.8 billion, of which $2.4 billion may be unsecured. There were no borrowings outstanding under this agreement at June 30, 2000.

    In connection with the sale of Donaldson, Lufkin & Jenrette, the borrowings set out above will not appear in our consolidated balance sheet at December 31, 2000 since the transaction closed on November 3, 2000.

    AXA, the holding company, also maintains standby committed credit facilities in an aggregate amount of E1.6 billion, of which E235 million was drawn as of June 30, 2000.

    At June 30, 2000, the potential number of ordinary shares which would be issued upon conversion of subordinated convertible debt and the remaining mandatory convertible notes due to mature in January 2001 was approximately
23.2 million ordinary shares in accordance with the terms and conditions of the debt and notes.

    In June 2000, AXA raised net cash proceeds of E3.7 billion through the issuance of 30.2 million new ordinary shares with preferential subscription rights (see "Comparison of Certain Rights of AXA Financial Stockholders and AXA Shareholders--Preemptive or Preferential Subscription Rights"), in preparation for the funding of its buyout of Sun Life & Provincial Holdings' minority interests.

    The Year 2000 employee stock ownership program led to a capital increase of E237 million.

USES OF FUNDS

    AXA's principal uses of funds are (i) payment of operating expenses,
(ii) servicing of its debt obligations, (iii) payment of dividends to shareholders, and (iv) investment in strategic activities, including direct marketing insurance operations.

    AXA holding company's interest expense for the six-month period ended June 30, 2000 and 1999 was E176 million and E101 million, respectively.

    At AXA's ordinary general meeting of shareholders held on May 3, 2000, the shareholders approved a cash dividend of approximately E713 million (E2.00 per ordinary share) in respect of 1999. This dividend was paid in cash in May 2000.

    In connection with the acquisition of Nippon Dantai and the integration of Nippon Dantai with AXA's subsidiary, AXA Life Japan, AXA plans to invest a total of approximately Y200 billion (approximately E2 billion) in 2000 and 2001, including the amount already invested as of June 30, 2000 of Y105 billion (approximately E1 billion).

    In 1998, AXA Financial began a capital stock repurchase program, which was increased from 16 million to 30 million shares of capital stock following a stock split in September 1998. Under the stock repurchase program authorized by its Board of Directors, the holding company repurchased approximately
2.0 million shares of common stock at a cost of approximately $57.5 million during first quarter 2000; no repurchases were made in second quarter 2000.

CONSOLIDATED CASH FLOWS

    Net cash provided by operating activities was E11.5 billion for the six-month period ended June 30, 2000 compared to E15.5 billion for the six-month period ended June 30, 1999. The decrease in net cash provided by operations was mainly attributable to increase in trading activities and broker/dealers receivables (net E2.3 billion).

    Net cash used in investing activities for the six-month period ended
June 30, 2000 was E9.8 billion compared to net cash used of E15.9 billion in the corresponding prior period. The change in cash used in investing activities is primarily attributable to lower level of investment purchase activity relating to separate accounts assets compared to the corresponding prior period.

    Net cash received from financing activities for the six-month period ended June 30, 2000 was E7.8 billion compared to E2.8 billion in the corresponding prior period. The increase in net cash provided by financing activities is primarily attributable to increases of capital of the holding company
(E4.2 billion).

    The net impact of foreign exchange was a E0.7 billion increase in net cash for the six-month period ended June 30, 2000 compared to an increase of E0.6 billion in the corresponding prior period. The net addition to cash due to changes in the scope of consolidation increased to E5.1 billion for the six-month period ended June 30, 2000 compared to a positive E2.7 billion in the corresponding prior period, primarily attributable to the acquisition of AXA Nichidan (Nippon Dantai).

    The operating, investing and financing activities described above, as well as the impact of foreign exchange and change in scope of consolidation, resulted in an increase in cash and equivalents of E15.1 billion in the six-month period ended June 30, 2000 compared to an increase of E5.2 billion in the corresponding prior period.

RECONCILIATION FROM FRENCH GAAP TO U.S. GAAP

    There are differences between generally accepted accounting principles in France and in the United States which can result in material adjustments for U.S. GAAP purposes. For a discussion of the differences between French GAAP and U.S. GAAP which materially affect the determination of AXA's consolidated net income and shareholders' equity, see Note 28 to AXA's audited consolidated financial statements included in the 1999 AXA Form 20-F, which is incorporated by reference in this prospectus. As discussed in AXA's unaudited interim consolidated financial statements, there have been no material changes in accounting principles from that which were described in Note 28 of AXA's consolidated financial statements for the year ended December 31, 1999.

                                                                    FOR THE SIX-MONTH PERIOD ENDED
                                                                  ----------------------------------
                                                                  JUNE 30, 2000       JUNE 30, 1999
                                                                        EM                  EM
Consolidated net income in accordance with French GAAP......          1,205               1,469
Adjustments to U.S. GAAP....................................            (21)               (550)
                                                                      -----               -----
Consolidated net income in accordance with U.S. GAAP........          1,184                 919

--------------------------------------------------------------------------------

Under French GAAP, in accounting for U.K. with-profit contracts, revenue and expense are matched in net income by including both changes in the estimated fair values of assets allocated to U.K. with-profit contracts and corresponding increases or reductions in the liability for U.K. with-profit policyholder benefits. U.S. GAAP, which has developed in an environment that differs from the one in which the U.K. with-profit contract was developed, requires that the change in unrealized investment gains or losses on assets allocated to U.K. with-profit contracts be excluded from net income, while requiring recognition of the corresponding change in the liability for with-profit policyholder benefits in net income. Accordingly, AXA believes this exclusion results in amounts that do not fully reflect the economic effect of the U.K. with-profit contracts. A rise in the estimated fair value of these assets results in an increase in the liability for policyholder benefits and a reduction in AXA's consolidated U.S. GAAP net income or shareholders' equity and, conversely, a decline in the estimated fair value of these assets results in a decrease in the liability for policyholder benefits and an increase in AXA' s consolidated U.S. GAAP net income. Set forth below is AXA's consolidated net income in accordance with U.S. GAAP except for adjustment for the change in unrealized investment gains or losses on assets allocated to U.K. with-profit contracts, which presentation AXA believes is more meaningful under the circumstances.
--------------------------------------------------------------------------------

Consolidated net income in accordance with U.S. GAAP........          1,184                 919
Change in unrealized investment gains (losses) on assets
  allocated to U.K. with-profit contracts, net of deferred
  tax.......................................................           (218)                596
                                                                      -----               -----
Consolidated net income in accordance with U.S. GAAP, except for adjustment for the change in unrealized investment
  gains (losses) on assets allocated to U.K. with-profit
  contracts.................................................            966               1,515
----------------------------------------------------------------------------------------------------

                                                                    FOR THE SIX-MONTH PERIOD ENDED
                                                                  ----------------------------------
                                                                  JUNE 30, 2000       JUNE 30, 1999
NET INCOME PER ORDINARY SHARE:                                    --------------      --------------
                                                                        E                   E
Amount in accordance with French GAAP
  - basic...................................................           3.32                4.17
  - diluted.................................................           3.11                3.90
Amount in accordance with U.S. GAAP
  - basic...................................................           3.30                2.68
  - diluted.................................................           3.13                2.50
Amount in accordance with U.S. GAAP, except for change in
  unrealized investment gains or losses on assets allocated
  to U.K. with-profit contracts, net of deferred tax........
  - basic...................................................           2.69                4.41
  - diluted.................................................           2.56                4.11
----------------------------------------------------------------------------------------------------

    For the six-month period ended June 30, 2000, the U.S. GAAP consolidated net income of E1,184 million represented a E21 million decrease from E1,205 million under French GAAP. For the six-month period ended June 30, 1999, the U.S. GAAP consolidated net income of E919 million represented a decrease of E550 million from net income under French GAAP of E1,469 million. The French GAAP to U.S. GAAP adjustment for both reporting periods is primarily attributable to the following items:

    - ACCOUNTING TREATMENT OF UNREALIZED INVESTMENT GAINS AND LOSSES ON ASSETS BACKING U.K. WITH-PROFIT CONTRACTS. Unrealized investment gains and losses are included in net income under French GAAP whereas under U.S. GAAP unrealized investment gains and losses on investments classified as "available-for-sale" are excluded from U.S. GAAP net income and reported in Other Comprehensive Income, a separate component of Shareholders' Equity. Due to a change in investment markets, the assets backing the U.K. with-profit contracts had an unrealized loss during the six-month period ended June 30, 2000. As a consequence, net income under U.S. GAAP increased by E312 million gross of tax (E218 million net of tax) with no impact to shareholders' equity. For the six-month period ended June 30, 1999, the investments allocated to the U.K. with-profit contracts had an unrealized gain of E863 million (E596 million net of tax) and thereby decreased net income in accordance with U.S. GAAP with no impact to shareholders' equity;

    - DIFFERENCES IN PURCHASE ACCOUNTING AND GOODWILL. For the six-month period ended June 30, 2000, net income under U.S. GAAP decreased by E177 million (gross of tax) compared to an increase of E206 million comprised of two separate but related adjustments; a E282 million positive adjustment on purchase accounting plus a E76 million negative adjustment on dilution gain recorded by AXA due to the decrease in its ownership interest in Sun Life & Provincial Holdings, which issued ordinary shares to finance the acquisition of Guardian Royal Exchange during the six months ended
      June 30, 1999.

       - A E177 million negative adjustment was recorded for the six-month period ended June 30, 2000 primarily due to (i) the accounting for additional reserve strengthening in the former operations of Guardian Royal Exchange in the United Kingdom and Ireland relating to the pre-acquisition period. Under French GAAP this was an adjustment to the opening balance sheet at the date of acquisition with no impact on current period operating results whereas under U.S. GAAP the additional insurance reserves were recorded as a post-acquisition charge, and
         (ii) the accounting for the acquisition of the minority interests in AXA China Region whereby under French GAAP goodwill was determined using carrying value of the portion of assets acquired and liabilities assumed at the date of acquisition whereas under U.S. GAAP the goodwill was determined using the fair value of the portion of assets acquired and liabilities assumed at the date of acquisition.

       - A E206 million positive adjustment recorded for the six-month period ended June 30, 1999 primarily due to the accounting for the acquisition of Guardian Royal Exchange. Under French GAAP an exceptional amortization charge of E446 million (E259 million, group share) was recorded against French GAAP earnings as there was a significant deficiency in insurance claims reserves recorded in the opening balance sheet by AXA. The deficiency mainly related to the difference between local statutory basis and AXA's accounting policies on establishing property and casualty reserves. This exceptional amortization charge of goodwill was not recorded against goodwill under U.S. GAAP and, therefore, AXA's net income under U.S. GAAP increased by a corresponding amount;

    - ACCOUNTING FOR CAPITAL GAINS ON TREASURY SHARES SOLD DURING THE PERIOD. In the six-month period ended June 30, 2000 1,118,407 treasury shares were sold by AXA to FINAXA resulting in a capital gain of E60 million (net group share). There was no similar activity in the corresponding prior period. Under French GAAP realized gains on the sale of treasury shares were included in French GAAP earnings whereas under U.S. GAAP realized gains on the sale of treasury shares were recorded as an increase in Additional Paid-In Capital, a component within Shareholders' Equity. As a consequence, net income under U.S. GAAP decreased by E75 million before tax with no impact to shareholders' equity; and


    - CATASTROPHE AND EQUALIZATION RESERVES. Under French GAAP, such reserves are established under local statutory regulations, where relevant, for future catastrophe and other unusual losses whereas under U.S. GAAP, such losses are not provided for until the loss event occurs and the liability is incurred. For the six months ended June 30, 2000 these reserves decreased by approximately E42 million before tax, corresponding to an increase in operating results under French GAAP. This increase in operating results was eliminated in determining net income under U.S. GAAP. For the six-month period ended June 30, 1999, these reserves increased by E18 million before tax, corresponding to a decrease in operating results under French GAAP. This decrease in operating results was eliminated in determining net income under U.S. GAAP.


NEW ACCOUNTING PRONOUNCEMENTS WHICH HAVE NOT YET BEEN ADOPTED

    See Note 14 to the unaudited interim consolidated financial statements included elsewhere in this prospectus and Note 2 to our audited consolidated financial statements included in the 1999 AXA Form 20-F, which is incorporated by reference in this prospectus.

OTHER MATTERS

    AXA's insurance and asset management operations are subject to regulation in their countries of operation. These regulations include such things as a requirement to maintain a minimum solvency margin. The primary objective of the solvency margin is to protect policyholders (see "Item 1--Description of Business--Additional Factors which may Affect AXA--Regulation" included in the 1999 AXA Form 20-F).

    Market risk represents the potential loss as a result of absolute and relative price movements in financial instruments due to changes in interest rates, equity prices, foreign currency exchange rates, and other factors. AXA's exposure to market risk varies by nature across its operations. For further information on market risk please see "Item 9A--Qualitative and Quantitative Disclosure about Market Risk" included in the 1999 AXA Form 20-F.

PERSPECTIVES


    By reason of the sale of Donaldson, Lufkin & Jenrette, the operating results for the year ended December 31, 2000 should benefit from a significant capital gain. However, as a consequence of this transaction, revenues and net income from the Other Financial Services Segment will decrease significantly in future periods.

                   UNAUDITED PRO FORMA FINANCIAL INFORMATION


    The unaudited pro forma financial information should be read in conjunction with (i) the audited historical consolidated financial statements and the related notes for the years ended December 31, 1999, 1998 and 1997 and as of December 31, 1999 and 1998 and the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in the 1999 AXA Form 20-F and AXA Financial's Current Report on Form 8-K filed with the SEC on November 14, 2000, both of which are incorporated by reference in this prospectus; (ii) AXA's unaudited consolidated financial statements and related notes for the six months ended June 30, 2000 and the related Management's Discussion and Analysis of Financial Condition and Results of Operations for the six months ended June 30, 2000, included elsewhere in this prospectus; and
(iii) AXA Financial's unaudited consolidated financial statements and related notes and the section entitled "Management's Discussion and Analysis of Financial Condition, and Results of Operations" for the nine months ended September 30, 2000 included in its Quarterly Report on Form 10-Q and incorporated by reference in this prospectus. The AXA Financial Current Report on Form 8-K filed with the SEC on November 14, 2000 includes audited historical consolidated financial statements for the financial years indicated above which have been restated to reflect Donaldson, Lufkin & Jenrette as a discontinued operation. See "Where You Can Find More Information" for information on how to obtain copies of the documents incorporated by reference in this prospectus.


    The unaudited pro forma financial information gives the pro forma effect of the following three transactions after giving effect to the pro forma assumptions and adjustments described in the notes to the unaudited pro forma financial information:


    - BUYOUT OF 43.8% MINORITY INTERESTS IN SUN LIFE & PROVINCIAL HOLDINGS. As of June 30, 2000, AXA and its subsidiaries had a 56.2% economic interest in Sun Life & Provincial Holdings. On July 12, 2000 the acquisition of the minority interests in Sun Life & Provincial Holdings became fully unconditional, at which time Sun Life & Provincial Holdings was delisted from the London Stock Exchange. The transaction was completed on July 26, 2000. Each minority shareholder of Sun Life & Provincial Holdings received 500 pence in cash and a special dividend of 5 pence for each Sun Life & Provincial Holdings ordinary share. As a consequence of this transaction, the direct and indirect ownership interest of AXA in Sun Life & Provincial Holdings increased to 100%. The aggregate purchase consideration for the buyout of the minority interests in Sun Life & Provincial Holdings was approximately L2.3 billion (or approximately E3.7 billion based on the exchange rate as of July 12, 2000).



    - SALE OF DONALDSON, LUFKIN & JENRETTE. As of June 30, 2000, AXA had a 58.5% economic (direct and indirect) interest in AXA Financial which, together with certain other of its affiliates, had a 71% interest in Donaldson, Lufkin & Jenrette. On November 3, 2000, AXA, AXA Financial, The Equitable Life Assurance Society of the United States and AXA Participations Belgium sold their 71% interest in Donaldson, Lufkin & Jenrette. Total proceeds included cash of $2,377 million and 25.7 million shares of the Credit Suisse Group. On November 6, 2000, the Credit Suisse Group repurchased
      6.4 million of its shares from AXA Financial and its affiliates that were parties to the stock purchase agreement relating to the sale of Donaldson, Lufkin & Jenrette for a consideration of $1,200 million. As a result, total cash received on the sale of Donaldson, Lufkin & Jenrette amounted to $3,577 million (E4,155 million) and the market value at November 3, 2000 of the remaining 19.3 million shares of the Credit Suisse Group was $3,765 million (E4,373 million). Total consideration in respect of this transaction therefore was $7,342 million (E8,528 million). All translations of U.S. dollars to euro in this paragraph have been based on the Euro Noon Buying Rate on November 3, 2000 of E1.00=$0.861.



    - BUYOUT OF MINORITY INTERESTS IN AXA FINANCIAL. As of June 30, 2000, AXA had an economic (direct and indirect) interest of 58.5% of the issued and outstanding shares of AXA Financial's common stock. AXA's direct and indirect ownership interests in AXA Financial increased to 60.3% following AXA's acquisition of minority interests in Sun Life & Provincial Holdings in July 2000. As of
      October 25, 2000, AXA and its subsidiaries were the beneficial owners of 60.1% of the issued and outstanding shares of AXA Financial's common stock. In connection with this exchange offer and subsequent merger, the minority shareholders of AXA Financial will receive $35.75 in cash and
      0.295 of an AXA ADS for each outstanding share of common stock of AXA Financial. Based on the closing price of the AXA ADS on November 6, 2000, this corresponds to $56.25 for each AXA Financial share.


    The tables below set forth unaudited pro forma condensed consolidated financial information of AXA as of and for the six months ended June 30, 2000 and for the year ended December 31, 1999. The unaudited pro forma financial information assumes that each of the three transactions occurred on June 30, 2000, for the pro forma balance sheet, and on January 1, 1999, for the pro forma income statements, subject to the assumptions and adjustments described in the notes to the unaudited pro forma financial information.

    THE UNAUDITED PRO FORMA FINANCIAL INFORMATION IS PROVIDED FOR ILLUSTRATIVE PURPOSES ONLY AND DOES NOT PURPORT TO BE INDICATIVE OF WHAT THE ACTUAL RESULTS OF OPERATIONS OR FINANCIAL CONDITION OF AXA AND ITS SUBSIDIARIES WOULD HAVE BEEN HAD THESE TRANSACTIONS BEEN CONSUMMATED ON OR AS OF THE DATES INDICATED, NOR DOES IT PURPORT TO BE INDICATIVE OF THE RESULTS OF OPERATIONS OR FINANCIAL CONDITION THAT MAY BE ACHIEVED IN THE FUTURE.


    Prior to the three transactions reflected in the unaudited pro forma information, the results of operations and financial condition of Sun Life & Provincial Holdings, AXA Financial and Donaldson, Lufkin & Jenrette, all of which were subsidiaries of AXA, were consolidated and included in AXA's unaudited interim consolidated financial statements as of and for the six months ended June 30, 2000, included elsewhere in this prospectus, and in AXA's audited consolidated financial statements included in the 1999 AXA Form 20-F, which is incorporated by reference in this prospectus. The net assets and net income attributable to the minority shareholdings in Sun Life & Provincial Holdings and in AXA Financial, which included a minority interest in Donaldson, Lufkin & Jenrette, were excluded from AXA's consolidated shareholders' equity and net income and included in the balance sheet and income statement as a separate line item entitled "Minority interests". Consequently, the unaudited pro forma financial information presented in the tables below is based on:



     (i) AXA's unaudited interim consolidated financial statements as of and for the six months ended June 30, 2000 and audited consolidated financial statements for the year ended December 31, 1999, which were prepared in accordance with French GAAP,



    (ii) Adjustments to reflect the buyout of minority interests in Sun Life & Provincial Holdings based on the purchase consideration at the date the transaction was declared fully unconditional (July 12, 2000) and the financial information used to prepare AXA's unaudited interim consolidated financial statements as of and for the six months ended June 30, 2000 and audited consolidated financial statements for the year ended December 31, 1999,


    (iii) Adjustments to reflect the sale of Donaldson, Lufkin & Jenrette based on the selling price at the date of the transaction (November 3, 2000) and the historical financial information used to prepare AXA's unaudited interim consolidated financial statements as of and for the six months ended June 30, 2000 and audited consolidated financial statements for the year ended December 31, 1999, and

    (iv) Adjustments to reflect the buyout of minority interests in AXA Financial based on the purchase consideration as set out in this exchange offer as of November 6, 2000 and the historical financial information used to prepare AXA's unaudited interim consolidated financial statements as of and for the six months ended June 30, 2000 and audited consolidated financial statements for the year ended December 31, 1999.

    AXA's consolidated financial statements have been prepared in accordance with French GAAP, which differs in certain material respects from U.S. GAAP.
Note 28 to AXA's audited consolidated financial statements included in the 1999 AXA Form 20-F, and incorporated by reference in this prospectus, provides a description of the material differences between French GAAP and U.S. GAAP as they relate to AXA for the year ended December 31, 1999. For the six months ended June 30, 2000 there have been no material changes in accounting principles from those described in Note 28. A reconciliation of AXA's pro forma net income for the six months ended June 30, 2000 and for the year ended December 31, 1999 and AXA's pro forma shareholders' equity as of June 30, 2000 from French GAAP to U.S. GAAP is also provided in the information below.

    The acquisition of the minority interests in Sun Life & Provincial Holdings and AXA Financial will be accounted for using the purchase method of accounting under French GAAP and U.S. GAAP. Under U.S. GAAP, the purchase consideration for each of these acquisitions will be allocated to the portion of assets acquired and the liabilities assumed based on their respective fair values at the respective date of acquisition. The excess of purchase price over the fair value of the portion of tangible and identifiable intangible assets acquired, net of liabilities assumed, will be recorded as goodwill, and will be amortized as a charge against income over 30 years. Under French GAAP, the portion of assets acquired and of liabilities assumed, in respect of acquisitions of minority interests, are not recorded at their fair value at the acquisition date but remain at their carrying values used to prepare the consolidated financial statements before the minority interest acquisition occurred. In addition, a portion of the goodwill, being the purchase consideration less the carrying amounts of the portion of assets acquired and liabilities assumed, can be charged directly to shareholders' equity (in proportion to the value of shares issued by the acquiror to finance the acquisition to total purchase price). Any remaining goodwill will be recorded as an asset and will be amortized as a charge against income over 30 years.

    The pro forma adjustments reflecting the consummation of each of the three transactions are based upon the assumptions and adjustments set forth in the notes accompanying the unaudited pro forma financial information. The unaudited pro forma financial information is based on currently available information and assumptions and estimates which management believes are reasonable. These assumptions and estimates, however, are subject to change because, among other things:

    - The basis for determining the fair value of the portion of tangible assets and identifiable intangible assets acquired, net of liabilities assumed, for the purposes of presenting the pro forma financial information in accordance with U.S. GAAP, has not yet been completed in respect of the acquisitions of minority interests in AXA Financial and Sun Life & Provincial Holdings. Therefore, the actual financial position and results of operations may differ, perhaps significantly, from the pro forma amounts reflected in this prospectus because of a variety of factors, including:

    -- adjustments made to reflect the fair value of the portion of tangible assets acquired and liabilities assumed on the closing date (as the acquired portion of net assets is based on carrying values under U.S. GAAP as of the date of the most recent balance sheet at June 30, 2000 for Sun Life & Provincial Holdings and AXA Financial for purposes of presenting the pro forma financial information below), that may increase or decrease goodwill, perhaps materially, under U.S. GAAP depending on the nature of the adjustment, and


    -- the extent to which the excess of purchase price over the fair value of the portion of tangible net assets acquired is attributable to identifiable intangible assets, being the "Value of Purchased Business In-force", to be amortized over the remaining insurance policy contract terms, which will decrease the amount allocated to goodwill once it is determined, but would increase the amount charged against income over the period of amortization, which is shorter than the 30-year goodwill amortization period.



    - The capital gain on the sale of Donaldson, Lufkin & Jenrette under French GAAP and U.S. GAAP is dependent on the carrying value of Donaldson, Lufkin & Jenrette's net assets at the disposal date. The carrying value of net assets of Donaldson, Lufkin & Jenrette is as of the date of the most recent balance sheet at June 30, 2000 for the purposes of presenting the pro forma financial information below.



    - The purchase consideration for the minority interests in AXA Financial is not yet final as (i) part of the consideration is based on the value of an AXA ADS at the time of the consummation of the exchange offer and merger (French GAAP only), (ii) the number of AXA Financial shares tendered in the exchange offer may change as a result of the exercise of outstanding options (impact calculation under both French GAAP and U.S. GAAP), and
      (iii) under both French and U.S. GAAP the transaction costs associated with this acquisition will not be known fully until the transaction is completed and, therefore, an estimate has been used for the purpose of the pro forma financial information. In addition, the cash portion of the consideration will be primarily funded through debt financing. Pursuant to a letter dated October 18, 2000, Bank of America International Limited, Chase Manhattan plc, SG Investment Banking and UBS Warburg Ltd. have, subject to specified conditions, committed to provide AXA with a $5.0 billion multi-currency dual tranche credit facility. AXA also currently intends to finance the offer and the merger partially with the net proceeds of an offering of approximately $1.5 billion in aggregate principal amount of subordinated notes. The subordinated notes will be issued under a registration statement on Form F-3 (Registration No. 333-12872), which was filed with the SEC on November 17, 2000, allowing for the issuance from time to time of up to $3.0 billion principal amount of debt securities. AXA is considering increasing the principal amount of debt securities that may be issued under this registration statement to $5.0 billion. The size and terms of this offering will depend on a number of factors, including market conditions prevailing at the time of the offering. The allocation between the different sources of financing will be determined by AXA and may be modified based on the market conditions and such other factors as AXA may deem appropriate. For the purposes of presenting the pro forma financial information below, we have used the financing assumptions presented in Note 6. For further information on the debt financing for the offer and merger, you should read the section entitled "The Exchange Offer--Sources and Amounts of Funds", which is included elsewhere in this prospectus.



    - The cost of compensation attributable to outstanding options to acquire shares of AXA Financial common stock, which will become immediately and fully exercisable upon expiration of the initial offer period. The cost of compensation is based on the difference between the market price of a share of AXA Financial common stock at November 6, 2000 and the weighted average strike price of the outstanding stock options. This cost will be included in the purchase consideration under French GAAP and will likely be recorded as compensation expense under U.S. GAAP.


    - The impact of foreign exchange rates on the unaudited pro forma financial information given that (i) the buyout of the minority interests in Sun Life & Provincial Holdings was effected in pound sterling and the sale of Donaldson, Lufkin & Jenrette and the buyout of minority interests in AXA Financial will be effected in U.S. dollars, and (ii) AXA's functional and reporting currency is the euro. For the purposes of presenting the pro forma financial information below, the financial information has been based on the historical foreign exchange rates in effect as of June 30, 2000 and the average foreign exchange rates for the six months ended
      June 30, 2000 and for the year ended December 31, 1999 as set out below. THESE EXCHANGE RATES ARE DIFFERENT FROM THE EXCHANGE RATE USED FOR CONVENIENCE TRANSLATIONS ELSEWHERE IN THIS PROSPECTUS.

                                                                SUN LIFE &                 DONALDSON, LUFKIN
                                                                PROVINCIAL                  & JENRETTE AND
                                                                 HOLDINGS                    AXA FINANCIAL
                                                     --------------------------------   -----------------------
Amounts for the year ended December 31, 1999
  (average rate for the year)......................                     E1.00=L0.66                 E1.00=$1.06

Amounts as at June 30, 2000 (period-end rate)......                     E1.00=L0.63                 E1.00=$0.95

Amounts for the six months ended June 30, 2000
  (average rate for the period)....................                     E1.00=L0.61                 E1.00=$0.96

    The amounts pertaining to pro forma French GAAP and as reconciled to U.S. GAAP for AXA, after taking effect of each of the three transactions, are also expressed in U.S. dollars, the latter being presented solely for your convenience and translated at the Euro Noon Buying Rate of E1.00 = $0.8583 on November 7, 2000.


    Accordingly, the allocations to goodwill and the determination of the capital gain (net of tax) on the sale of Donaldson, Lufkin & Jenrette set forth below are preliminary and have been made solely for the purpose of developing the pro forma financial information presented below.


    In addition to these three transactions, we have disclosed in AXA's consolidated financial statements for the six months ended June 30, 2000 and for the year ended December 31, 1999 other acquisitions which have been made within the AXA group of companies since January 1, 2000, including (i) the buyout of the minority shareholders in AXA China Region, whose financial year end is September 30, (Hong Kong-December 1999), (ii) the acquisition of Nippon Dantai (Japan-March 2000), (iii) two acquisitions undertaken by AXA Reinsurance (John Hancock P&C Insurance Company and USF RE Insurance Company, which were consolidated on January 1, 2000), and (iv) Alliance Capital's acquisition of Sanford C. Bernstein & Co., Inc. (United States-October 2000). No pro forma financial information relating to these acquisitions has been provided.

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                                  FRENCH GAAP
                                AT JUNE 30, 2000


                                                                PRO FORMA ADJUSTMENTS
                                         AXA         --------------------------------------------
                                      HISTORICAL
                                      UNAUDITED        MINORITY                                                AXA PRO FORMA
                                      CONDENSED       BUYOUT OF       SALE OF          MINORITY                  UNAUDITED
                                     CONSOLIDATED     SUN LIFE &    DONALDSON,         BUYOUT OF                 CONDENSED
                                       BALANCE        PROVINCIAL     LUFKIN &             AXA                  CONSOLIDATED
                                        SHEET          HOLDINGS      JENRETTE          FINANCIAL               BALANCE SHEET
                                    --------------   ------------   -----------       -----------         -----------------------
                                         (EM)            (EM)          (EM)              (EM)                (EM)         ($M)
  Goodwill                                   5,434          1,923 (1)        (204)(4b)       5,085 (5)         12,237      10,503
  Investments including separate
    account assets                         439,321             --       (59,878)(4b)           --             383,816     329,429
                                                                          4,373 (3)
  Cash and cash equivalents                 29,263         (3,625)(2a)      (1,879)(4b)      (1,993)           25,921      22,248
                                                                          4,155 (3)
  Deferred acquisition costs and
    value of purchased business in
    force                                   12,705             --            --                --              12,705      10,904
  Broker-dealer receivables                 61,382             --       (58,667)(4b)           --               2,715       2,330
  Other assets                              41,454             --        (1,478)(4b)           --              39,976      34,311
  -------------------------------------------------------------------------------------------------------------------------------
  TOTAL ASSETS                             589,557         (1,702)     (113,579)            3,092             477,368     409,725
  -------------------------------------------------------------------------------------------------------------------------------
  Future policy benefits, other
    policy liabilities, insurance
    claims and claims expenses
    (including separate account
    liabilities)                           372,939             --            --                --             372,939     320,094
  Total short and long term debt
    (excluding subordinated debt
    and mandatorily convertible
    notes)                                  20,317             39 (2a)      (9,185)(4b)       4,081 (6b)       15,252      13,090
  Securities sold under repurchase
    agreements                              54,555             --       (54,551)(4b)           --                   4           3
  Broker-dealer related payables            51,412             --       (50,871)(4b)           --                 541         464
  Accrued expenses and other
    liabilities                             53,641             67 (1)      (3,401)(4b)          38 (5)         52,705      45,237
                                                                          2,360 (4c)           --
  -------------------------------------------------------------------------------------------------------------------------------
  TOTAL LIABILITIES, EXCLUDING
    SUBORDINATED DEBT AND
    MANDATORILY CONVERTIBLE NOTES          552,864            106      (115,648)            4,119             441,441     378,889
  -------------------------------------------------------------------------------------------------------------------------------
  Minority interests                         8,342         (1,808)(2c)       1,087 (4b,      (4,006)(6f)        3,615       3,103
                                                                               4c)
  Subordinated debt and
    mandatorily convertible notes            6,967             --          (837)(4b)        1,747 (6b)          7,877       6,761
  Shareholders' equity:
    Ordinary shares and share
    premium                                 12,786             --            --             4,149 (5)          16,935      14,535
    Retained earnings                        8,599                        1,820 (4c)       (2,916)(5,6d)        7,503       6,440
  -------------------------------------------------------------------------------------------------------------------------------
  TOTAL SHAREHOLDERS' EQUITY (NET
    ASSETS)                                 21,385             --         1,820             1,233              24,438      20,975
                                    --------------   ------------   -----------       -----------         -----------   ---------
  TOTAL LIABILITIES, MINORITY
    INTERESTS, SUBORDINATED DEBT,
    MANDATORILY CONVERTIBLE NOTES
    AND SHAREHOLDERS' EQUITY               589,557         (1,702)     (113,579)            3,092             477,368     409,725
  -------------------------------------------------------------------------------------------------------------------------------
  Net assets per ordinary share
    (see Note 10c)                           54.40             --          4.63              2.94               58.36       50.09
  Net assets per ADS (see Note
    10a)                                     27.20             --          2.31              1.47               29.18       25.05
  -------------------------------------------------------------------------------------------------------------------------------


THE NUMBER OF AXA ORDINARY SHARES OUTSTANDING ARE AS FOLLOWS: AS OF JUNE 30, 2000 -- 393.13 MILLION WHICH INCLUDES THE 30.22 MILLION ORDINARY SHARES OF AXA ISSUED ON JUNE 15, 2000 TO FUND THE ACQUISITION OF THE MINORITY INTERESTS IN SUN LIFE & PROVINCIAL HOLDINGS; AND AFTER THE CONSUMMATION OF THE EXCHANGE OFFER AND SUBSEQUENT MERGER -- 418.75 MILLION ASSUMING ACCEPTANCE OF THE OFFER BY 100% OF AXA FINANCIAL MINORITY SHAREHOLDERS (SEE NOTE 10C).

          See accompanying Notes to the Unaudited Pro Forma Financial Information which are an integral part of this information.

               NOTES TO UNAUDITED PRO FORMA FINANCIAL INFORMATION

NOTE 1--SUN LIFE & PROVINCIAL HOLDINGS--DETERMINATION AND ALLOCATION OF PURCHASE PRICE

    For the purposes of the pro forma financial information, the buyout of the minority interests of Sun Life & Provincial Holdings is based on AXA's economic interest in Sun Life & Provincial Holdings of 56.2% at June 30, 2000.

(EURO IN MILLIONS):
Consideration:
  Cash payment of L2,239 million (see Note 2a)..............     3,589
  Additional cash payment through loan notes (see Note
    2a).....................................................        39
  Cost to settle outstanding employee stock options of Sun
    Life & Provincial Holdings (see Note 2b)................        44
  Professional fees and other direct transaction expenses...        23
                                                                 -----

Total cost to acquire the Sun Life & Provincial Holdings
  minority interests (the purchase price)...................     3,695
Less: Preliminary book value of net assets acquired (see
  Note 2c)..................................................     1,808
Less: Payment of special dividend (see Note 2d).............       (36)
                                                                 -----
Excess of the purchase price over the fair value of the
  tangible net assets acquired (goodwill on a preliminary
  basis)....................................................     1,923(*)
                                                                 =====

------------------------

(*)  Goodwill to be amortized over 30 years, approximately E64 million per year

NOTE 2--SUN LIFE & PROVINCIAL HOLDINGS--PRO FORMA BALANCE SHEET ADJUSTMENTS

    All pound sterling to euro translations provided in Note 2 are based on the pound sterling to euro exchange rate of L1.00=E1.6028 as of the closing date of the transaction (July 12, 2000).


(a) On May 3, 2000, AXA announced a capital increase with preferential subscription rights (see "Comparison of Certain Rights of AXA Shareholders and AXA Financial Stockholders--Preferential Subscription Rights"). The total net proceeds from the offering of 30.2 million newly issued AXA ordinary shares was approximately E3,656 million (E277 million corresponding to the nominal value of the ordinary shares issued plus E3,379 million in share premium). Of the total net cash proceeds, approximately
    E3,589 million has been used to fund the minority buyout in Sun Life & Provincial Holdings.


    According to the terms of the transaction, AXA obtained loan notes of L24 million (approximately E39 million). The loan notes have an interest rate of LIBOR less 0.75%, approximately 5.56%.


    Total cash obtained from the capital increase and loan notes was approximately E3,695 million of which E3,656 million in respect of the newly issued ordinary shares was included in AXA's consolidated balance sheet at June 30, 2000. Of the E3,695 million, E3,625 million was used to finance the minority buyout in Sun Life & Provincial Holdings.

               NOTES TO UNAUDITED PRO FORMA FINANCIAL INFORMATION

NOTE 2--SUN LIFE & PROVINCIAL HOLDINGS--PRO FORMA BALANCE SHEET ADJUSTMENTS (CONTINUED)

(b) The total cost of E44 million includes a cash payment of L8 million
    (E13 million) to settle outstanding employee stock options of Sun Life & Provincial Holdings which will not be exchanged for AXA share options, E4 million representing the cost attributable to the remaining outstanding employee stock options of Sun Life & Provincial Holdings to be exchanged for AXA share options, and L17 million (E27 million) relating to a continuation plan whereby the Sun Life & Provincial Holdings stock options will be retained by the optionholders and at date of exercise will be converted into an equivalent number of AXA shares.


(c) Net assets attributable to minority interests in AXA's consolidated balance sheet at June 30, 2000.



(d) In connection with the transaction, a special dividend of 5 pence per share has been paid by Sun Life and Provincial Holdings amounting, in the aggregate, to approximately L22 million (E36 million).


NOTE 3--DONALDSON, LUFKIN & JENRETTE--DETERMINATION OF SELLING PRICE AND CALCULATION OF CAPITAL GAINS


    For the purposes of the pro forma financial information, the capital gain from the sale of Donaldson, Lufkin & Jenrette is based on (i) total sales proceeds using the Euro Noon Buying Rate of E1.00 = $0.861 on November 3, 2000, the date on which the sale was completed, (ii) AXA's economic interest of 60.1%, representing AXA's direct and indirect ownership interest of 58.5% in AXA Financial at June 30, 2000 adjusted to reflect the increase in AXA's ownership interest in AXA Financial as a result of AXA acquiring the outstanding minority interest in Sun Life & Provincial Holdings in July 2000 as well as stock options exercised up to November 6, 2000.



                                                              TOTAL NET         AXA
                                                               PROCEEDS     GROUP SHARE
(EURO IN MILLIONS):                                           ----------   -------------
Proceeds from sale of Donaldson, Lufkin & Jenrette:
  Cash received--$3,577 million (see Note 4a)...............    4,155
  Credit Suisse Group shares--$3,765 million (see Note
    4a).....................................................    4,373
                                                                -----
Assumed proceeds from the sale of Donaldson, Lufkin &
  Jenrette..................................................    8,528
                                                                =====
AXA's group share of the sale proceeds......................                   5,194
Less:
  Preliminary book value of net assets sold (group share)
    (see Note 4b)...........................................                   1,662
  Income tax expense on proceeds (see Note 4c)..............                   1,401
  Sale costs (net group share)..............................                      17
                                                                               -----
Preliminary capital gain (after-tax, group share) (see Note
  4c).......................................................                   2,114
                                                                               =====

               NOTES TO UNAUDITED PRO FORMA FINANCIAL INFORMATION

NOTE 4--DONALDSON, LUFKIN & JENRETTE--PRO FORMA BALANCE SHEET ADJUSTMENTS


    ALL TRANSLATIONS OF U.S. DOLLARS TO EURO IN NOTE 4 ARE BASED ON THE EURO NOON BUYING RATE ON NOVEMBER 3, 2000 OF E1.00=$0.861.



(a) The sale of Donaldson, Lufkin & Jenrette was completed on November 3, 2000. Total proceeds included cash of $2,377 million and 25.7 million shares of the Credit Suisse Group. On November 6, 2000, the Credit Suisse Group repurchased 6.4 million of its shares from AXA Financial and its affiliates that were parties to the stock purchase agreement relating to the sale of Donaldson, Lufkin & Jenrette for a consideration of $1,200 million pursuant to the terms of that agreement. As a result, total cash received on the sale of Donaldson, Lufkin & Jenrette amounted to $3,577 million (E4,155 million) and the market value as of November 3, 2000 of the remaining 19.3 million shares of the Credit Suisse Group after the repurchase of a portion by Credit Suisse Group was $3,765 million (E4,373 million). Total consideration in respect of this transaction therefore totaled $7,342 million
    (E8,528 million).


(b) Elimination of historical assets and liabilities of Donaldson, Lufkin & Jenrette (on a consolidated basis) as reported previously in AXA's consolidated balance sheet as of June 30, 2000.


    Net assets of Donaldson, Lufkin & Jenrette, after elimination of its own minority interests, amounted to E1,956 million, as included previously in AXA's consolidated balance sheet at June 30, 2000. This amount is reduced by E294 million, which corresponds to the related cumulative translation adjustment which would be recorded against earnings at the date of the transaction and is recorded as a charge against retained earnings for the purposes of the unaudited pro forma financial information. The net amount is E1,662 million.



(c) The capital gain has not been included in the pro forma income statement but reflected as an adjustment to AXA Financial's retained earnings and AXA Group's share in AXA Financial's retained earnings. Total proceeds and related tax expense, including transaction costs, for AXA before elimination of minority interests in AXA Financial were E8,528 million and E2,360 million, respectively; transaction costs were estimated to be approximately $25 million (E29 million). The after-tax capital gain for AXA is E2,114 million (group share) which is included in AXA's pro forma retained earnings after the reduction of the cumulative translation adjustment of E294 million. Therefore, the impact on AXA's pro forma retained earnings is E1,820 million. The minority interest portion of the after-tax capital gain (before consummation of the buyout of the minority interests in AXA Financial) is included in AXA's pro forma minority interests.


NOTE 5--AXA FINANCIAL--DETERMINATION AND ALLOCATION OF PURCHASE PRICE


    For purposes of the pro forma financial information, the buyout of minority interests of AXA Financial is based on AXA's 60.1% economic interest in AXA Financial, representing AXA's direct and indirect ownership interest of 58.5% in AXA Financial at June 30, 2000 adjusted to reflect the increase in ownership that resulted from AXA's acquisition of the minority interests in Sun Life & Provincial Holdings in July 2000 as well as stock options exercised up to November 6, 2000.



    Pursuant to the terms of the offer and merger described in this prospectus, AXA proposes to acquire the entire common equity interest in AXA Financial by
(1) exchanging AXA ADSs and cash for all outstanding shares of AXA Financial common stock other than shares already owned, directly

               NOTES TO UNAUDITED PRO FORMA FINANCIAL INFORMATION

NOTE 5--AXA FINANCIAL--DETERMINATION AND ALLOCATION OF PURCHASE PRICE
(CONTINUED)


or indirectly, by AXA or that are held by AXA Financial in treasury and
(2) promptly after completion of the offer, merging a wholly owned subsidiary, AXA Merger Corp., with and into AXA Financial. Under the terms of the offer and subsequent merger, AXA is offering to exchange $35.75 in cash and 0.295 of an AXA ADS for each share of AXA Financial common stock (which corresponds to $56.25 at November 6, 2000 based on the market price of an AXA ADS on that date).



(EURO IN MILLIONS):
Assumed consideration:
  Cash in hand--$1,207 million (see Note 6a)................    1,405
  AXA ADSs to be issued--$3,561 million (see Note 6a).......    4,149
  Cash from debt financing--$5,003 million (see Note 6b)....    5,828
                                                               ------
                                                               11,382
Assumed cost to settle outstanding employee stock options of
  AXA Financial in cash (see Note 6c).......................      587
Professional fees and other direct transaction expenses (see
  Note 6e)..................................................       38
                                                               ------
Assumed total cost to acquire AXA Financial minority
  interests (the purchase price)............................              12,007
Less: Preliminary book value of net assets acquired (see
  Note 6f)..................................................               4,006
                                                                          ------
Excess of the purchase price over the fair value of the
  tangible net assets acquired (goodwill on a preliminary
  basis) (see Note 6d)......................................               8,001
                                                                          ======

Allocation of Goodwill (see Note 6d):
  Charged directly to shareholders' equity..................               2,916
  Goodwill asset (*)........................................               5,085
                                                                          ------
  Total.....................................................               8,001
                                                                          ======


------------------------

(*) Goodwill to be amortized over 30 years, approximately E169 million per year.

NOTE 6--AXA FINANCIAL: PRO FORMA BALANCE SHEET ADJUSTMENTS


   ALL TRANSLATIONS OF US DOLLARS TO EURO IN NOTE 6 ARE BASED ON THE EURO NOON BUYING RATE ON NOVEMBER 6, 2000 OF E1.00 = $0.8584.



(a) For purposes of the pro forma financial information, it is assumed that all the AXA Financial minority shareholders will accept the offer. As of November 6, 2000, based on the market price of an AXA ADS of $69.50 on that date and the number of outstanding shares of AXA Financial common stock held by minority shareholders (173.7 million), the consideration to be paid in the offer corresponds to $56.25 per share of AXA Financial common stock. The price per share of AXA Financial common stock translates into an aggregate consideration to be paid of $9,771 million (E11,382 million). Based on this assumed purchase consideration and the number of shares held by minority shareholders at November 6, 2000, the cost to AXA and

               NOTES TO UNAUDITED PRO FORMA FINANCIAL INFORMATION

    AXA Merger Corp. of financing the exchange offer (excluding fees and expenses relating to such financing) is expected to be as follows:



       - cash of $6,210 million (E7,233 million), or $35.75 per share, which will be provided partly from cash in hand and the remainder through the use of a $5.0 billion multi-currency dual tranche credit facility (see
         Note 6b) and the net proceeds of a $1.5 billion subordinated notes offering (see Note 6b); and


       - based on an exchange ratio of 0.295, approximately 25.6 million ordinary shares of AXA, represented by 51.2 million AXA ADSs (since one AXA ordinary share represents two AXA ADSs), will be issued by AXA, which based on a market value for the AXA ADSs of $69.50 on November 6, 2000 represents $3,561 million (E4,149 million).
        Based on the above information, approximately 35% of the total purchase consideration will be funded by ordinary shares to be issued by AXA in the form of AXA ADSs.


(b) Cash to be obtained through debt financing is as summarized below:



   $5.0 BILLION CREDIT FACILITY. The following amounts are available under the $5.0 billion credit facility (i) up to $2.25 billion of unsecured indebtedness under a 364-day revolving facility with an interest rate on the amount drawn based on LIBOR plus a margin of 0.275% per year, and (ii) up to an aggregate principal amount of $2.75 billion of unsecured term loans maturing in three years, but in no event later than December 31, 2003, with an interest rate on the amount drawn based on LIBOR or EURIBOR, as applicable, plus a margin of 0.30% per year during the first year (including a utilization fee of 0.025%), a margin of 0.325% per year during the second year, and a margin of 0.35% per year during the third and final year.



   SUBORDINATED DEBT. On November 17, 2000, AXA filed a registration statement on Form F-3 (Registration No. 333-12872), registering $3.0 billion of debt securities to be issued from time to time. AXA is considering increasing the principal amount of debt securities registered under that registration statement to $5.0 billion.



   Based on current prevailing market conditions and other factors relevant to the transaction, it is assumed, for purposes of presenting the unaudited pro forma financial information, that AXA expects to finance the acquisition as follows: (i) $3,503 million (E4,081 million) drawn under the $5.0 billion credit facility, consisting of $753 million incurred under the revolving facility and $2,750 million incurred under the term loan facility and
    (ii) $1,500 million (E1,747 million) from the issuance of subordinated notes. Therefore, the total amount of cash obtained through debt is assumed to be $5,003 million (E5,828 million), in the aggregate. The final allocation between the credit facility and the subordinated notes may differ from the allocation assumed in connection with the preparation of the unaudited pro forma financial information. The exact size and terms of the offering of subordinated notes will depend on a number of factors, including market conditions at the time of the offering.

               NOTES TO UNAUDITED PRO FORMA FINANCIAL INFORMATION

   For the purposes of preparing the unaudited pro forma financial information an assumed blended average interest rate of 5.9% was used. The actual interest rates may differ from the interest rates assumed for the preparation of the unaudited pro forma financial information.



(c) The estimated compensation expense attributable to the outstanding options to acquire shares of AXA Financial common stock which will become immediately and fully exercisable upon the expiration of the initial offer period is approximately $775 million (E903 million). On an after-tax basis, using AXA Financial's statutory tax rate of 35%, the estimated cost associated with these stock options is approximately $504 million (or
    E587 million).



(d) In accordance with French GAAP, a portion of the goodwill can be recorded as a charge directly against AXA consolidated shareholders' equity in proportion to the value of shares issued to total purchase price. It is assumed that approximately 35% (see Note 6a) of the total goodwill will be charged against AXA consolidated shareholders' equity, as 35% of the total purchase price is to be paid in AXA ordinary shares in the form of ADSs. The remaining goodwill will be recorded as an asset and amortized over 30 years.



(e) Represents the estimated cost relating to professional fees and expenses in connection with the transaction of E60 million (E38 million net of AXA's statutory tax rate of 37.5%). Fees and expenses are preliminary and comprise principally legal, finance and advisory costs, but exclude professional fees and other direct expenses associated with the issuance of the debt to be used to partly finance the offer and the merger.



(f) Elimination of net assets previously attributable to minority interests as reported previously in AXA's consolidated balance sheet at June 30, 2000 and adjusted to reflect the sale of Donaldson, Lufkin & Jenrette which is presented separately in the pro forma financial information (see Note 4c).

         UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
                                  FRENCH GAAP
                     FOR THE SIX MONTHS ENDED JUNE 30, 2000

                                                             PRO FORMA ADJUSTMENTS
                              AXA HISTORICAL   --------------------------------------------------
                                UNAUDITED       MINORITY                                MINORITY
                                CONDENSED       BUYOUT OF            SALE OF             BUYOUT
                               CONSOLIDATED    SUN LIFE &          DONALDSON,              OF
                               STATEMENT OF    PROVINCIAL           LUFKIN &              AXA
                                  INCOME        HOLDINGS            JENRETTE           FINANCIAL
                              --------------   -----------         -----------         ----------
                                   (EM)           (EM)                (EM)                (EM)
Gross premiums and financial       39,337            --               (7,061)(8a)           --
  services revenues,
  including change in
  unearned premium reserve
Net investment result               8,711            (1)(7a)            (154)(8a)         (172)(9a)
-------------------------------------------------------------------------------------------------
TOTAL REVENUES                     48,049            (1)              (7,215)             (172)
-------------------------------------------------------------------------------------------------
Insurance benefits and            (32,129)           --                   --                --
  claims
Reinsurance ceded, net                 53            --                   --                --
Acquisition expenses               (2,987)           --                   --                --
Administrative expenses           (10,387)           --                6,582 (8a)           --
Amortization of goodwill,             (85)          (32)(7b)               5 (8a)          (85)(9b)
  net
-------------------------------------------------------------------------------------------------
TOTAL BENEFITS, CLAIMS AND        (45,534)          (33)               6,587               (85)
  OTHER DEDUCTIONS
-------------------------------------------------------------------------------------------------
Income before income tax            2,515           (33)                (628)(8a)         (257)
  expense
Income tax (expense)                 (748)           --                  221 (8a)           64 (9a)
  benefit
Minority interests                   (560)           13 (7c)             238 (8a)          138 (9c)
Equity in income from                  (1)           --                   --                --
  unconsolidated entities
-------------------------------------------------------------------------------------------------
NET INCOME (LOSS) IN                1,205           (20)                (170)(8b)          (55)
  ACCORDANCE WITH FRENCH
  GAAP
-------------------------------------------------------------------------------------------------
Net income (loss) per
  ordinary share (see Note
  10b)
  --basic                            3.32         (0.05)               (0.43)            (0.13)
  --diluted                          3.11         (0.05)               (0.40)            (0.12)
Net income (loss) per ADS
  (see Note 10a)
  --basic                            1.66         (0.02)               (0.22)            (0.07)
  --diluted                          1.56         (0.02)               (0.20)            (0.06)
-------------------------------------------------------------------------------------------------


                                     AXA PRO FORMA
                                  UNAUDITED CONDENSED
                                CONSOLIDATED STATEMENT
                                       OF INCOME
                              ---------------------------
                                  (EM)           ($M)
Gross premiums and financial      32,276        27,702
  services revenues,
  including change in
  unearned premium reserve
Net investment result              8,384         7,196
----------------------------
TOTAL REVENUES                    40,660        34,899
----------------------------
Insurance benefits and           (32,129)      (27,576)
  claims
Reinsurance ceded, net                53            45
Acquisition expenses              (2,987)       (2,564)
Administrative expenses           (3,805)       (3,266)
Amortization of goodwill,           (197)         (169)
  net
----------------------------
TOTAL BENEFITS, CLAIMS AND       (39,065)      (33,530)
  OTHER DEDUCTIONS
----------------------------
Income before income tax           1,597         1,371
  expense
Income tax (expense)                (463)         (397)
  benefit
Minority interests                  (171)         (147)
Equity in income from                 (1)           (1)
  unconsolidated entities
----------------------------
NET INCOME (LOSS) IN                 961           825
  ACCORDANCE WITH FRENCH
  GAAP
----------------------------
Net income (loss) per
  ordinary share (see Note
  10b)
  --basic                           2.29          1.97
  --diluted                         2.21          1.90
Net income (loss) per ADS
  (see Note 10a)
  --basic                           1.15          0.98
  --diluted                         1.11          0.95
----------------------------


THE WEIGHTED AVERAGE NUMBER OF AXA ORDINARY SHARES OUTSTANDING ARE AS FOLLOWS:
FOR THE SIX MONTHS ENDED JUNE 30, 2000--363.31 MILLION (BASIC) AND
389.67 MILLION (DILUTED); AFTER THE CONSUMMATION OF THE SUN LIFE & PROVINCIAL HOLDINGS TRANSACTION (AND THE ISSUANCE OF 30.22 MILLION ORDINARY SHARES OF AXA ON JUNE 15, 2000 IN CONNECTION THEREWITH)--393.53 MILLION (BASIC) AND
419.89 MILLION (DILUTED); AND AFTER THE CONSUMMATION OF THE EXCHANGE OFFER AND SUBSEQUENT MERGER--419.15 MILLION (BASIC) AND 445.51 MILLION (DILUTED) ASSUMING ACCEPTANCE OF THE OFFER BY 100% OF AXA FINANCIAL MINORITY SHAREHOLDERS (SEE
NOTE 10B).

          See accompanying Notes to the Unaudited Pro Forma Financial Information which are an integral part of this information.

         UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME

                                  FRENCH GAAP

                      FOR THE YEAR ENDED DECEMBER 31, 1999


                                                                    PRO FORMA ADJUSTMENTS
                                        AXA HISTORICAL   --------------------------------------------
                                          UNAUDITED       MINORITY                          MINORITY
                                          CONDENSED       BUYOUT OF         SALE OF          BUYOUT           AXA PRO FORMA
                                         STATEMENT OF    SUN LIFE &       DONALDSON,           OF          UNAUDITED CONDENSED
                                         CONSOLIDATED    PROVINCIAL        LUFKIN &           AXA        CONSOLIDATED STATEMENT
                                            INCOME        HOLDINGS         JENRETTE        FINANCIAL            OF INCOME
                                        --------------   -----------      -----------      ----------   -------------------------
                                             (EM)           (EM)             (EM)             (EM)         (EM)          ($M)
Gross premiums and financial services
  revenues, including change in
  unearned premium reserve............      66,537            --            (9,671)(8a)          --        56,866        48,808

Net investment result.................      15,630            (2)(7a)          (98)(8a)        (344)(9a)    15,186       13,034
---------------------------------------------------------------------------------------------------------------------------------

TOTAL REVENUES........................      82,167            (2)           (9,769)            (344)       72,052        61,842
---------------------------------------------------------------------------------------------------------------------------------

Insurance benefits and claims.........     (56,681)           --                --               --       (56,681)      (48,649)

Reinsurance ceded, net................         808            --                --               --           808           694

Acquisition expenses..................      (5,616)           --                --               --        (5,616)       (4,820)

Administrative expenses...............     (15,863)           --             8,944 (8a)          --        (6,919)       (5,939)

Amortization of goodwill, net.........        (634)          (64)(7b)            8 (8a)        (169)(9b)      (859)        (737)
---------------------------------------------------------------------------------------------------------------------------------

TOTAL BENEFITS, CLAIMS AND OTHER
  DEDUCTIONS..........................     (77,986)          (64)            8,952             (169)      (69,267)      (59,452)
---------------------------------------------------------------------------------------------------------------------------------

Income before income tax expense......       4,183           (66)             (817)            (513)        2,785         2,391

Income tax expense....................      (1,292)            1 (7a)          276 (8a)         129 (9a)      (887)        (761)

Minority interests....................        (858)          179 (7c)          315 (8a)         269 (9c)       (95)         (82)

Equity in income from unconsolidated
  entities............................         (10)           --                --               --           (10)           (9)
---------------------------------------------------------------------------------------------------------------------------------

NET INCOME (LOSS) IN ACCORDANCE WITH
  FRENCH GAAP.........................       2,021           114              (226)(8B)        (115)        1,793         1,539
---------------------------------------------------------------------------------------------------------------------------------

Net income (loss) per ordinary share
  (see Note 10b)

  -- basic............................        5.73          0.30             (0.59)           (0.28)         4.39          3.76

  -- diluted..........................        5.39          0.28             (0.56)           (0.17)         4.21          3.61

Net income (loss) per ADS (see Note
  10a)

  --basic.............................        2.86          0.15             (0.29)           (0.14)         2.19          1.88

  --diluted...........................        2.70          0.14             (0.28)           (0.13)         2.10          1.81
---------------------------------------------------------------------------------------------------------------------------------


THE WEIGHTED AVERAGE NUMBER OF AXA ORDINARY SHARES OUTSTANDING ARE AS FOLLOWS:
FOR THE YEAR ENDED DECEMBER 31, 1999--352.99 MILLION (BASIC) AND 376.14 MILLION (DILUTED); AFTER THE CONSUMMATION OF THE SUN LIFE & PROVINCIAL HOLDINGS TRANSACTION (AND THE ISSUANCE OF 30.22 MILLION ORDINARY SHARES OF AXA ON
JUNE 15, 2000 IN CONNECTION THEREWITH)--383.21 MILLION (BASIC) AND
406.36 MILLION (DILUTED); AND AFTER THE CONSUMMATION OF THE EXCHANGE OFFER AND SUBSEQUENT MERGER--408.83 MILLION (BASIC) AND 431.98 MILLION (DILUTED) ASSUMING ACCEPTANCE OF THE OFFER BY 100% OF AXA FINANCIAL MINORITY SHAREHOLDERS (SEE
NOTE 10B).

 See accompanying Notes to the Unaudited Pro Forma Financial Information which are an
                       integral part of this information.

    NOTE 7--SUN LIFE & PROVINCIAL HOLDINGS--PRO FORMA INCOME STATEMENT
     ADJUSTMENTS

    (a) Based on an interest rate of 5.56% (see Note 2a), interest expense arising on the debt issued in connection with this transaction has been calculated as approximately E2 million per year before tax. This gives rise to an assumed tax benefit of approximately E1 million using AXA's statutory tax rate of 37.5%. Interest expense is included in the "net investment result" and not in "administrative expenses" under French GAAP.

    (b) Preliminary goodwill attributable to the acquisition of E1,923 million to be amortized over 30 years, or E64 million per year or E32 million for six months (see Note 1). There is no tax effect.

    (c) For the period indicated, reclassification of historical after-tax income previously attributable to and included under the separate heading, "Minority interests", in AXA's consolidated statements of income.

    NOTE 8--DONALDSON, LUFKIN & JENRETTE--PRO FORMA INCOME STATEMENT ADJUSTMENTS

    (a) Elimination of Donaldson, Lufkin & Jenrette's historical revenues and expenses (on a consolidated basis) as reported previously in AXA's historical consolidated statements of income for the periods indicated.


    (b) The capital gain from the sale of Donaldson, Lufkin & Jenrette has been included only in pro forma retained earnings and has not been reflected in the pro forma income statement (see Note 4c).


    NOTE 9--AXA FINANCIAL--PRO FORMA INCOME STATEMENT ADJUSTMENTS


    (a) Using the assumed blended average interest rate of 5.9% (see Note 6), the pre-tax interest expense is approximately E344 million (or
       E215 million on an after-tax basis) for a full year, and E172 million (or E107 million on an after-tax basis) for a six-month period. AXA's statutory tax rate is 37.5%. The actual interest rates may differ from the interest rates assumed for purposes of preparing the unaudited pro forma financial information. In addition, the final allocation of funds between the credit facilities and the subordinated notes may change, further impacting on the interest expense.
       If the blended average interest rate on these borrowings increases or decreases by 50 basis points, interest expense will increase or decrease by E29 million, or E18 million net of tax, per year.
       The unaudited pro forma financial information provided is based on the assumption that all outstanding stock options would be exercised at the closing of the initial offer period for a total consideration of $504 million net of tax (E587 million). This assumption is based on the terms of the offer whereby all outstanding stock options become immediately and fully exercisable at the close of the offer period. Assuming only 50% of the stock options are exercised and AXA Financial purchases AXA ADR call options for the remaining 50%, the total amount of cash obtained through debt financing would need to be increased by $257 million (E300 million) to $5,260 million (E6,128 million). Therefore, the increase in debt would increase interest expense by E13 million net of tax per year.


    (b) Preliminary goodwill attributable to the acquisition, to be amortized over 30 years, of E169 million for a full year, or E85 million for a six-month period (see Note 5). There is no tax effect.

    (c) For the period indicated, reclassification of historical after-tax income previously attributable to and included under the separate heading, "Minority interests", in AXA's consolidated statements of income.

    NOTE 10--NET INCOME PER ORDINARY SHARE ADJUSTMENTS

    (a) Solely for convenience, the net income per ordinary share amounts have been divided by two, the number of ADSs representing one ordinary share.


    (b) The pro forma weighted average number of ordinary shares of AXA presented below includes the capital increase to partly fund the buyout of the minority interests in AXA Financial in connection with this exchange offer and subsequent merger, assuming 100% acceptance of the offer by the minority stockholders and without taking into account the exercise of any AXA Financial stock options.



                                                              PRO FORMA WEIGHTED AVERAGE NUMBER OF
                                                                        SHARES (MILLIONS)
                                                           -------------------------------------------
                                                            FOR THE SIX MONTHS        FOR THE YEAR
                                                                  ENDED                  ENDED
                                                              JUNE 30, 2000        DECEMBER 31, 1999
                                                           --------------------   --------------------
                                                           (BASIC)    (DILUTED)   (BASIC)    (DILUTED)
Existing AXA ordinary shares.............................   363.31     389.67      352.99     376.14
AXA shares issued to fund the Sun Life & Provincial
  Holdings transaction (registered on June 15, 2000).....    30.22      30.22       30.22      30.22
                                                            ------     ------      ------     ------
                                                            393.53     419.89      383.21     406.36
Anticipated number of newly issued ordinary shares in the
  form of AXA ADSs assuming 100% acceptance of the offer
  (see Note 6a)..........................................    25.62      25.62       25.62      25.62
                                                            ------     ------      ------     ------
                                                            419.15     445.51      408.83     431.98
                                                            ======     ======      ======     ======



    (c) The pro forma number of ordinary shares in issue of AXA presented below includes the capital increase to fund the buyout of the minority interests in Sun Life & Provincial Holdings and to partly fund the buyout of the minority interest in AXA Financial in connection with this exchange offer and subsequent merger, assuming 100% acceptance of the offer by the minority stockholders and without taking into account the exercise of any AXA Financial stock options.



                                                              SHARES IN ISSUE
                                                                (MILLIONS)
                                                              ---------------
Existing AXA ordinary shares (at June 30, 2000)*............      393.13
Anticipated number of newly issued ordinary shares in the
  form of AXA ADSs assuming 100% acceptance of the offer
  (see Note 6a).............................................       25.62
                                                                  ------
                                                                  418.75
                                                                  ======


------------------------


(*) Already includes the 30.22 million ordinary shares of AXA issued on June 15, 2000 and used to fund the acquisition of the minority interests in Sun Life & Provincial Holdings.

           SIGNIFICANT DIFFERENCES BETWEEN FRENCH GAAP AND U.S. GAAP

    The pro forma financial information has been prepared in accordance with French GAAP, which differs in certain material respects from U.S. GAAP.

    The main differences between French GAAP and U.S. GAAP that are relevant to the pro forma financial information relate to:


     (i) PURCHASE ACCOUNTING FOR ACQUISITION OF MINORITY INTERESTS. Under French GAAP goodwill is determined based on the difference between the purchase price (at the closing date) including transaction costs, the cost of converting outstanding stock options of the target company in an acquisition of a minority interest and the carrying value of net assets at the date of acquisition. The difference represents goodwill. A portion of goodwill is charged directly to shareholders' equity to the extent that shares are issued in connection with the transaction. The remaining amount is recorded as a goodwill asset and amortized over the remaining estimated useful life.



        Under U.S. GAAP goodwill is determined based on the difference between the purchase price (determined using the average market rate over a period consisting of a number of days before and after the date on which the merger agreement is signed and announced), including transaction costs, and the fair value of net identifiable assets at the date of acquisition. The difference represents total goodwill which is recorded as an asset and amortized over the remaining estimated useful life. The cost of converting outstanding stock options of the target company in an acquisition of a minority interest would likely be treated as a compensation expense, and therefore, would be excluded from the purchase price.



        As previously described, the allocation to goodwill under both French GAAP and U.S. GAAP is preliminary and, therefore, the purchase accounting adjustments from French GAAP to U.S. GAAP is preliminary.


    (ii) TREATMENT OF THE UNREALIZED INVESTMENT GAINS OR LOSSES ATTRIBUTABLE TO U.K. WITH-PROFIT CONTRACTS ADMINISTERED BY SUN LIFE & PROVINCIAL HOLDINGS' LIFE INSURANCE SUBSIDIARY. Under French GAAP, in accounting for U.K. with-profit contracts, revenue and expense are matched in net income since both changes in the estimated fair values of assets allocated to the U.K. with-profit contracts and corresponding increases or reductions in the liability for U.K. with-profit policyholder benefits. U.S. GAAP, which has developed in a different environment than that in which the U.K. with-profit contract was developed, requires that the change in unrealized investment gains or losses on assets allocated to U.K. with-profit contracts be excluded from net income, while requiring recognition of the corresponding change in the liability for with-profit policyholder benefits in net income. Accordingly, AXA believes this exclusion under U.S. GAAP results in amounts that do not fully reflect the economic effect of the U.K. with-profit contracts. An increase in the estimated fair value of these assets results in an increase in the liability for policyholder benefits and a reduction in AXA's consolidated U.S. GAAP net income and, conversely, a decline in the estimated fair value of these assets results in a decrease in the liability for policyholder benefits and an increase in AXA's consolidated net income. As a result, under U.S. GAAP the unrealized investment gains or losses are not recognized in earnings but recorded in "Other comprehensive income" being a separate component within Shareholders' equity. Prior to the acquisition of the minority interests in Sun Life & Provincial Holdings, the amount of the net loss from the Sun Life & Provincial Holdings operations attributable to the minority interests would have been reflected under the balance sheet and income statement caption of "Minority interests". As a consequence of the acquisition of the minority interests, the amount of the net unrealized investment gains or losses previously attributable to the minority interests of Sun Life & Provincial Holdings will be recorded in AXA's "Other comprehensive income". Further details on the U.K. with-profit life contracts can be found in the 1999 AXA Form 20-F, under "Item 1--Description of Business--U.K. Life Insurance Group", which is incorporated by reference in this prospectus.

    We have presented below AXA's consolidated net income in accordance with both (i) U.S. GAAP and (ii) U.S. GAAP, except for the adjustment for the change in unrealized investment gains or losses on assets allocated to the U.K. with-profit contracts in Sun Life & Provincial Holdings' life insurance operations, net of deferred tax. AXA believes that this second presentation is more meaningful under the circumstances.

    The differences, as they affect the historical consolidated financial statements of AXA, are described in more detail together, where appropriate, with an explanation of the method used to determine the adjustments to net income and shareholders' equity in Note 28 of the 1999 AXA Form 20-F, which is incorporated by reference in this prospectus.

    The following information summarizes the material adjustments which reconciles the pro forma net income and pro forma shareholders' equity under French GAAP to the amounts that would have been reported in accordance with U.S. GAAP.

UNAUDITED RECONCILIATION FROM FRENCH GAAP TO U.S. GAAP:


                                                                  NET INCOME                            SHAREHOLDERS' EQUITY
                                              --------------------------------------------------      ------------------------
                                                    SIX MONTHS ENDED                  YEAR ENDED
                                     NOTE              JUNE 30, 2000           DECEMBER 31, 1999              AT JUNE 30, 2000
                                   --------   ----------------------      ----------------------      ------------------------
                                                     EM           $M             EM           $M             EM             $M
AXA (HISTORICAL) - (*)
        Amounts in accordance with
        French GAAP                               1,205        1,034          2,021        1,735         21,385         18,355
        Adjustments to reconcile
        from French GAAP to U.S.
        GAAP                                        (21)         (18)          (812)        (697)         5,930          5,090
                                              ----------------------      ----------------------      ------------------------
        Amounts as reported under
        U.S. GAAP (*)                             1,184        1,016          1,209        1,038         27,315         23,445
                                              ----------------------      ----------------------      ------------------------

AXA (PRO FORMA)-
PRO FORMA ADJUSTMENTS UNDER FRENCH
GAAP (***)
        -  Minority buyout in Sun
           Life & Provincial
           Holdings                                 (20)         (17)           114           98              -              -
        -  Sale of Donaldson,
           Lufkin & Jenrette                       (170)        (146)          (226)        (194)         1,820          1,562
        -  Minority buyout in AXA
           Financial                                (55)         (46)          (115)         (99)         1,233          1,058
                                              ----------------------      ----------------------      ------------------------
                                                   (244)        (209)          (227)        (195)         3,053          2,620
                                              ----------------------      ----------------------      ------------------------
Pro Forma French GAAP to U.S. GAAP
adjustments (**) -

        -  Minority buyout in Sun
           Life & Provincial
           Holdings                   (11c)         104           89           (892)        (766)             -              -
        -  Sale of Donaldson,
           Lufkin & Jenrette          (11d)           -            -              -            -              -              -
        -  Minority buyout in AXA
           Financial                (11a,e)         (42)         (36)           (58)         (50)         1,842          1,581
                                              ----------------------      ----------------------      ------------------------
                                                     62           53           (950)        (816)         1,842          1,581
                                              ----------------------      ----------------------      ------------------------
AXA (PRO FORMA) AMOUNTS IN
ACCORDANCE WITH U.S. GAAP                         1,002          860             32           27         32,210         27,646
------------------------------------------------------------------------------------------------------------------------------
  AXA (Pro Forma) Amounts in
    accordance with U.S. GAAP                     1,002          860             32           27         32,210         27,646

  Change in unrealized investment
    gains or losses on assets
    allocated to U.K. with-profit
    contracts, net of deferred tax

  - AXA (Historical) (*)                           (218)        (187)         1,030          884            206            177
  - Pro forma adjustment              (11c)        (170)        (146)           835          716              -             --
                                              ---------    ---------      ---------    ---------      ---------      ---------
AXA (PRO FORMA) AMOUNTS IN
ACCORDANCE WITH U.S. GAAP, EXCEPT
FOR ADJUSTMENT FOR UNREALIZED
INVESTMENT GAINS OR LOSSES ON
ASSETS ALLOCATED TO U.K.
WITH-PROFIT CONTRACTS                               614          527          1,897        1,627         32,416         27,823
------------------------------------------------------------------------------------------------------------------------------


(*) As previously reported in AXA's audited historical consolidated financial statements provided in the 1999 AXA Form 20-F, and AXA's unaudited interim consolidated financial statements for the six-month period ended June 30, 2000. (**) There were no material French GAAP to U.S. GAAP adjustments arising from the financing of either the buyout of the minority interests in Sun Life & Provincial Holdings or the buyout of the minority interests in AXA Financial. Adjustments primarily relate to material differences in purchase accounting between French GAAP and U.S. GAAP. Refer to Note 11 for further details on these differences.

(***) See Unaudited Pro Forma Condensed Consolidated Balance Sheet and Statements of Income (as appropriate) which have been prepared under French GAAP.

NET INCOME PER ORDINARY SHARE/ADS:


                                                        SIX MONTHS ENDED                           YEAR ENDED DECEMBER
                                                          JUNE 30, 2000                                 31, 1999
                                            -----------------------------------------   -----------------------------------------
                                                    AXA                   AXA                   AXA                   AXA
                                                HISTORICAL             PRO FORMA            HISTORICAL             PRO FORMA
                                            -------------------   -------------------   -------------------   -------------------
IN ACCORDANCE WITH U.S. GAAP                   E          $          E          $          E          $          E          $
----------------------------                --------   --------   --------   --------   --------   --------   --------   --------
Net income per ordinary share (see Note
  12b)....................................
  -- Basic................................    3.30       2.83       2.41       2.07       3.46       2.97       0.08       0.07
  -- Diluted..............................    3.13       2.69       2.34       2.00       3.32       2.85       0.18       0.15
Net income per ADS (see Note 12a)
  -- Basic................................    1.65       1.42       1.21       1.04       1.73       1.48       0.04       0.03
  -- Diluted..............................    1.57       1.34       1.17       1.00       1.66       1.42       0.09       0.08
---------------------------------------------------------------------------------------------------------------------------------

IN ACCORDANCE WITH U.S. GAAP, EXCEPT FOR
  ADJUSTMENT FOR UNREALIZED INVESTMENT
  GAINS OR LOSSES ON ASSETS ALLOCATED TO
  U.K. WITH-PROFIT CONTRACTS
Net income per ordinary share (see Note
  12b)
  -- Basic................................    2.69       2.31       1.48       1.27       6.41       5.50       4.68       4.02
  -- Diluted..............................    2.56       2.20       1.46       1.24       6.08       5.22       4.54       3.90
Net income per ADS (see Note 12a)
  -- Basic................................    1.35       1.15       0.74       0.64       3.21       2.75       2.34       2.01
  -- Diluted..............................    1.28       1.10       0.73       0.62       3.04       2.61       2.27       1.95
---------------------------------------------------------------------------------------------------------------------------------

NET ASSETS PER ORDINARY SHARE/ADS:



                                                                          AT JUNE 30, 2000
                                                              -----------------------------------------
                                                                AXA HISTORICAL         AXA PRO FORMA
                                                              -------------------   -------------------
IN ACCORDANCE WITH U.S. GAAP                                     E          $          E          $
----------------------------                                  --------   --------   --------   --------
Net assets (in Euro millions)...............................   27,315     23,445     32,210     27,646
  - per ordinary share (see Note 12c).......................    70.31      60.34      77.78      66.76
  - per ADS (see Note 12a)..................................    35.15      30.17      38.89      33.38
-------------------------------------------------------------------------------------------------------
IN ACCORDANCE WITH U.S. GAAP, EXCEPT FOR ADJUSTMENT IN
  UNREALIZED INVESTMENT GAINS ON REAL ESTATE ALLOCATED TO
  U.K. WITH-PROFIT CONTRACTS
Net assets (in Euro millions)...............................   27,521     23,621     32,416     27,823
  - per ordinary share (see Note 12c).......................    70.84      60.80      78.27      67.18
  - per ADS (see Note 12a)..................................    35.42      30.40      39.14      33.59
-------------------------------------------------------------------------------------------------------


    See accompanying Notes to the Unaudited Pro Forma Financial Information which are an integral part of this information.

DETERMINATION AND ALLOCATION OF PURCHASE PRICE (FRENCH GAAP TO U.S. GAAP ADJUSTMENT)


(IN EURO MILLIONS):                                           SUN LIFE & PROVINCIAL HOLDINGS   AXA FINANCIAL
-------------------                                           ------------------------------   --------------
Preliminary goodwill in accordance with French GAAP (see
  Notes 1
  and 5)....................................................              1,923                    5,085
Addback of goodwill charged directly to shareholders" equity
  under French GAAP.........................................                 --                    2,916
Adjustment to the basis for determining the purchase price
  (see Note 11a)............................................                 --                     (360)
Less: Cost to settle outstanding employee stock options of
  Sun Life & Provincial Holdings and AXA Financial (see
  Notes 1, 5 and 11b).......................................                (44)                    (587)

Preliminary book value of net assets acquired:
  (Increase) Decrease in Book value of net assets acquired
    (French GAAP to U.S. GAAP adjustment), previously
    included under the heading "Minority interests" in AXA's
    consolidated condensed balance sheet under U.S. GAAP
    (See Note 11c)..........................................               (617)                     460
                                                                          -----                    -----
Excess of the purchase price over the fair value of the
  tangible net assets acquired (goodwill on a preliminary
  basis) in accordance with U.S. GAAP (see Note 11b)........              1,262                    7,514
                                                                          =====                    =====

GOODWILL AMORTIZATION USING 30 YEARS:
  Under French GAAP (see Notes 1 and 5).....................                (64)                    (169)
  Under U.S. GAAP...........................................                (42)                    (250)
                                                                          -----                    -----
  Increase (decrease) to net income under U.S. GAAP.........                 22                      (81)
                                                                          =====                    =====


NOTE 11--PRO FORMA ADJUSTMENTS (FRENCH GAAP TO U.S. GAAP)


(a) DETERMINATION OF PURCHASE PRICE ON AN EXCHANGE OFFER: Under French GAAP, the purchase price will be determined based on the market price of an AXA ADS represented by an ADR at the closing date. Under U.S. GAAP, the purchase price will be determined based on the average market price of the AXA ADS represented by an ADR over a period starting before and ending after the date the Merger Agreement was signed and announced (October 17, 2000).



(b) ACCOUNTING FOR STOCK-BASED COMPENSATION: Under French GAAP, the cost of settling or exchanging outstanding share options in connection with an acquisition of a minority interest in a subsidiary can be included in the total purchase price. Under U.S. GAAP, such costs are not permitted to be included in the purchase price as it is in connection with an acquisition by a principal stockholder and, accordingly, such costs would likely be treated as compensation expense, and, therefore, would be excluded from the purchase price.



(c) SUN LIFE & PROVINCIAL HOLDINGS ADJUSTMENTS: The French GAAP to U.S. GAAP adjustment is primarily attributable to the treatment of the unrealized investment gains or losses attributable to the U.K. with-profit contracts administered by Sun Life & Provincial Holdings' life insurance subsidiary. As previously stated, U.S. GAAP requires the change in unrealized investment gains or losses on assets allocated to U.K. with-profit contracts to be excluded from net income, while requiring recognition of the corresponding change in the liability for with-profit policyholder benefits in net income. This gives rise to a net loss from the Sun Life & Provincial Holdings operations under U.S. GAAP as the unrealized gains or losses are not recorded in operating results but recorded in "Other comprehensive income," a separate component within shareholders' equity. Consequently, prior to the acquisition the amount of the net loss from the Sun Life & Provincial Holdings operations attributable to the minority interests would have been reflected under the balance sheet caption of "Minority interests". As AXA has acquired the remaining 43.8% minority interests (at June 30, 2000), the amount of the net loss attributable to the minority interests must be reported within AXA's consolidated net income (group share), with a corresponding reclassification to "Other comprehensive income" in AXA's consolidated shareholders' equity, to record the unrealized investment gains previously attributable to the minority interests of Sun Life & Provincial Holdings. Because "Retained earnings" decreases and "Other comprehensive income" increases, Shareholder's equity remains unchanged (except for real estate adjusted from market value to depreciated cost).


(d) DONALDSON, LUFKIN & JENRETTE ADJUSTMENTS: The French GAAP to U.S. GAAP adjustments attributable to Donaldson, Lufkin & Jenrette are not significant as there are relatively few differences in accounting principles.



(e) AXA FINANCIAL ADJUSTMENTS: The net income French GAAP to U.S. GAAP adjustment for AXA Financial primarily relates to the additional goodwill expense recorded under U.S. GAAP of E93 million. In addition, net assets under U.S. GAAP are lower than under French GAAP for AXA Financial due to
    (i) purchase GAAP adjustments recognized under U.S. GAAP which have not been recognized in French GAAP in historical transactions, and (ii) the treatment of certain insurance liabilities. The impact on shareholders' equity is comprised of: (i) the increase in shareholders' equity under U.S. GAAP for the reversal of the E2,916 million excess of purchase price taken as a direct charge against shareholders' equity under French GAAP (representing the proportion of purchase price funded by AXA ADSs), (ii) the decrease of E487 million due to a decrease in the purchase price under U.S. GAAP of E947 million offset by a decrease in net assets under U.S. GAAP of E460 million, and (iii) the decrease in shareholders' equity under U.S. GAAP of E587 million relating to the non-recurring compensation expense associated with the AXA Financial stock options.


NOTE 12--NET INCOME PER ORDINARY SHARE ADJUSTMENTS UNDER U.S. GAAP

    (a) Solely for convenience, the net income per ordinary share amounts have been divided by two, the number of ADSs representing one ordinary share.


    (b) The pro forma weighted average number of ordinary shares of AXA presented below includes the capital increase to fund the buyout of the minority interests in Sun Life & Provincial Holdings and issuance of additional AXA ordinary shares in the form of AXA ADSs to partly fund the buyout of the minority interests in AXA Financial in connection with this exchange offer and subsequent merger, assuming 100% acceptance of the offer by the minority stockholders and without taking into account the exercise of any AXA Financial stock options.


                                                 FOR THE SIX MONTHS ENDED                         FOR THE YEAR ENDED
                                                       JUNE 30, 2000                               DECEMBER 31, 1999
                                        -------------------------------------------   -------------------------------------------
                                             HISTORICAL             PRO FORMA              HISTORICAL             PRO FORMA
                                        --------------------   --------------------   --------------------   --------------------
                                        (BASIC)    (DILUTED)   (BASIC)    (DILUTED)   (BASIC)    (DILUTED)   (BASIC)    (DILUTED)
WEIGHTED AVERAGE NUMBER OF
  ORDINARY SHARES
  (IN MILLIONS)

  Under French GAAP (see Note 10b)....   363.31     389.67      419.95     445.51      352.99     376.14      408.83     431.98
  U.S. GAAP adjustment for Treasury
    shares............................    (4.15)     (4.15)      (4.15)     (4.15)      (3.67)     (3.67)      (3.67)     (3.67)
                                         ------     ------      ------     ------      ------     ------      ------     ------
  Under U.S. GAAP.....................   359.16     385.52      415.00     441.36      349.32     372.47      405.16     428.31
                                         ------     ------      ------     ------      ------     ------      ------     ------


   (c) The pro forma number of ordinary shares in issue of AXA presented below includes the capital increase to fund the buyout of the minority interests in Sun Life & Provincial Holdings and issuance of additional AXA ordinary shares to partly fund the buyout of the minority interests in AXA Financial in connection with this exchange offer and subsequent merger, assuming 100% acceptance of the offer by the minority stockholders and without taking into account the exercise of any AXA Financial stock options.



                                                                 AT JUNE 30, 2000*
                                                              ------------------------
NUMBER OF ORDINARY SHARES OF AXA IN ISSUE:                    HISTORICAL    PRO FORMA
(IN MILLIONS)                                                 ----------   -----------
  Under French GAAP (see Note 10c)..........................    393.13       418.75
  U.S. GAAP adjustment for treasury shares..................     (4.61)       (4.61)
                                                                ------       ------
  Under U.S. GAAP...........................................    388.52       414.14
                                                                ------       ------


------------------------------

* Already includes the 30.22 million ordinary shares of AXA issued and registered on June 15, 2000 and used to fund the acquisition of the minority interests in Sun Life & Provincial Holdings.

NOTE 13--TREATMENT OF THE SALE OF DONALDSON, LUKFIN & JENRETTE


    On November 3, 2000, AXA's interest in Donaldson, Lukfin & Jenrette was sold to the Credit Suisse Group. The pro forma impact of this disposal on AXA's consolidated balance sheet as at June 30, 2000 and AXA's consolidated statement of income for the six months ended June 30, 2000 and for the year ended
December 31, 1999 is included in the tables presented previously within this section of the prospectus.



    In accordance with U.S. GAAP, the sale of Donaldson, Lufkin & Jenrette is regarded as a discontinued operation and, therefore, the net income and net income per ordinary share (on a basic and diluted basis) will be restated for the year ending December 31, 2000 and for the prior reporting years ended December 31, 1999 and 1998 to reflect net income from continuing operations and net income from the discontinued operations of Donaldson, Lukfin & Jenrette. Such presentational requirements do not exist under French GAAP and, therefore the presentation of the consolidated statement of income for AXA in accordance with French GAAP will not change in future periods. The changes to the presentation in accordance with U.S. GAAP will be reflected in the notes to the consolidated financial statements which will be included in AXA's Annual Report on Form 20-F for the year ended December 31, 2000. In this regard, we provide below supplemental information regarding the impact of the sale of Donaldson, Lufkin & Jenrette as it relates to AXA's consolidated net income in accordance with U.S. GAAP for the six months ended June 30, 2000 and 1999 and for each of the years ended December 31, 1999, 1998 and 1997.



    The financial information presented below (i) is unaudited, (ii) is not indicative of either AXA's consolidated results of operations that would have occurred had this transaction taken place in earlier periods or AXA's future consolidated results of operations, (iii) excludes the operating results of Donaldson, Lufkin & Jenrette with no further accounting or presentational adjustments, and (iv) does not include either the capital gain on the disposal of Donaldson, Lukfin & Jenrette or any potential investment income earned on the proceeds obtained from the disposal, such as dividend income on the Credit Suisse Group shares.



                                                                                                   DERIVED FROM FINANCIAL
                                                                                                  INFORMATION PREPARED IN
                                                                                                    ACCORDANCE WITH U.S.
                                                                                                      GAAP, EXCEPT FOR
                                          DERIVED FROM                                            ADJUSTMENT FOR CHANGE IN
                                      FINANCIAL INFORMATION       DERIVED FROM FINANCIAL           UNREALIZED INVESTMENT
                                           PREPARED IN           INFORMATION PREPARED IN         GAINS OR LOSSES ON ASSETS
      (IN EURO MILLIONS EXCEPT           ACCORDANCE WITH           ACCORDANCE WITH U.S.            ALLOCATED TO UK WITH-
  PER ORDINARY SHARE DATA IN EURO)          U.S. GAAP                      GAAP                       PROFIT CONTRACTS
------------------------------------  ---------------------   ------------------------------   ------------------------------
                                           (UNAUDITED)                 (UNAUDITED)                      (UNAUDITED)
                                      ---------------------   ------------------------------   ------------------------------
                                                                           NET INCOME PER                   NET INCOME PER
                                                                           ORDINARY SHARE                   ORDINARY SHARE
                                                                NET      -------------------     NET      -------------------
                                         TOTAL REVENUES        INCOME     BASIC     DILUTED     INCOME     BASIC     DILUTED
                                      ---------------------   --------   --------   --------   --------   --------   --------
FOR THE SIX MONTHS ENDED
  JUNE 30, 2000
  AXA Historical....................       n/a                 1,184       3.30       3.13        966       2.69       2.56
  DLJ...............................       n/a                  (170)     (0.48)     (0.42)      (170)     (0.47)     (0.41)
  AXA, excluding DLJ................       n/a                 1,014       2.82       2.71        796       2.22       2.15

FOR THE SIX MONTHS ENDED
  JUNE 30, 1999
  AXA Historical....................       n/a                   919       2.68       2.50      1,515       4.41       4.11
  DLJ...............................       n/a                  (105)     (0.31)     (0.26)      (105)     (0.31)     (0.25)
  AXA, excluding DLJ................       n/a                   814       2.37       2.24      1,410       4.10       3.86

FOR THE YEAR ENDED
  DECEMBER 31, 1999
  AXA Historical....................         56,343            1,209       3.46       3.32      2,239       6.41       6.08
  DLJ...............................         (9,768)            (226)      0.65      (0.56)      (226)     (0.65)     (0.55)
  AXA, excluding DLJ................         46,575              983       2.81       2.76      2,013       5.76       5.53

FOR THE YEAR ENDED
  DECEMBER 31, 1998
  AXA Historical....................         48,739              749       2.24       2.11      1,457       4.36       4.09
  DLJ...............................         (7,595)            (129)      0.38      (0.34)      (129)     (0.39)     (0.33)
  AXA, excluding DLJ................         41,144              620       1.86       1.77      1,328       3.97       3.76

FOR THE YEAR ENDED
  DECEMBER 31, 1997
  AXA Historical....................         43,458              310       0.98       0.90      1,263       3.99       3.74
  DLJ...............................         (6,852)            (153)     (0.48)     (0.45)      (153)     (0.46)     (0.41)
  AXA, excluding DLJ................         36,606              157       0.50       0.45      1,110       3.53       3.33

                                 THE COMPANIES

AXA
25, avenue Matignon
75008 Paris
France
Tel.: (011-33-1) 40 75 57 00

    AXA is the holding company for an international group of financial services companies focusing on insurance and asset management. With gross premiums and financial services revenues of E66.5 billion for the year ended December 31, 1999 and E41.0 billion for the six months ended June 30, 2000, AXA is one of the largest insurance groups in the world and the largest French insurance group. At December 31, 1999 AXA had nearly 140,000 employees and agents working in more than 60 countries.

    AXA has five operating business segments:

    - Life Insurance,

    - Property and Casualty Insurance,

    - International Insurance,

    - Asset Management, and

    - Other Financial Services.

    AXA holds its interest in its U.S. life insurance and asset management operations through AXA Financial.

LIFE INSURANCE SEGMENT

    AXA's Life Insurance Segment offers a range of life insurance products primarily in the United States, France, the United Kingdom, Australia, Japan, Germany and Belgium, as well as in certain other countries in Western Europe, North America and the Asia/Pacific region. These products include both retirement products and life and health products for individuals and groups, with an emphasis on separate account (unit-linked) products and other savings-oriented products. In 1999, the Life Insurance Segment accounted for E37.1 billion or 56% of AXA's gross premiums and financial services revenues. For the six months ended June 30, 2000, the Life Insurance Segment accounted for E21.4 billion or 52% of AXA's gross premiums and financial services revenues.

PROPERTY AND CASUALTY INSURANCE SEGMENT

    AXA's Property and Casualty Insurance Segment offers a range of property and casualty insurance products principally in France, Germany, the United Kingdom and Belgium, and to a lesser extent in other countries in Western Europe, North America and the Asia/Pacific region. In 1999, the Property and Casualty Insurance Segment accounted for E13.6 billion or 20% of AXA's gross premiums and financial services revenues. For the six months ended June 30, 2000, the Property and Casualty Insurance Segment accounted for E8.4 billion or 20% of AXA's gross premiums and financial services revenues.

INTERNATIONAL INSURANCE SEGMENT

    AXA has recently completed the reorganization of its reinsurance operations and large commercial risk insurance operations. The reorganization was prompted by the global presence and corresponding needs of AXA's largest clients and would enable AXA to provide a range of global insurance products and services on a worldwide basis. As a result of the reorganization, AXA

Reinsurance, AXA Global Risks and AXA Cessions, the principal companies in this segment, were integrated into one company named AXA Corporate Solutions. The services offered by AXA Corporate Solutions include loss prevention, actuarial studies/risk analysis, run-off management (claims administration) and insurance and reinsurance risk transfer. Insurance and reinsurance risk transfer includes non-traditional reinsurance through the capital markets, a service in which the insurer retains risk but financial instruments, such as derivatives, are used to finance the risks either prior to or after the loss has occurred. In 1999, the International Insurance Segment accounted for E3.1 billion or 5% of AXA's gross premiums and financial services revenues. For the six months ended June 30, 2000, the International Insurance Segment accounted for E2.3 billion or 6% of AXA's gross premiums and financial services revenues.

ASSET MANAGEMENT SEGMENT

    Asset management has become increasingly important to AXA both from a strategic and profitability perspective. The development of third party asset management activities is a key part of AXA's financial services strategy, capitalizing on existing strengths and expanding client base. As of June 30, 2000 and based on the market values of the assets as of that date, AXA had funds under management of E882 billion, including assets managed on behalf of third party clients of E429 billion. AXA has asset management specialists in each of its major markets: Western Europe, the United States and the Asia/Pacific region. Its two principal asset management subsidiaries are Alliance Capital and AXA Investment Managers. AXA has traditionally offered asset management services to institutional clients. In recent years, AXA has experienced strong growth in sales of mutual funds to individuals and retail clients. In 1999, the Asset Management Segment accounted for E1.9 billion or 3% of AXA's gross premiums and financial services revenues. For the six months ended June 30, 2000 the Asset Management Segment accounted for E1.2 billion or 3% of AXA's gross premiums and financial services revenues.

OTHER FINANCIAL SERVICES SEGMENT


    Prior to the sale of Donaldson, Lufkin & Jenrette, the operations of the Other Financial Services Segment consisted primarily of the U.S.-based investment and merchant bank Donaldson, Lufkin & Jenrette. Donaldson, Lufkin & Jenrette was sold to the Credit Suisse Group on November 3, 2000, see "Recent Developments". In addition, AXA conducts other financial services activities, primarily through subsidiaries in Belgium and France. The Other Financial Services Segment in 1999 accounted for E10.8 billion or 16% of AXA's gross premiums and financial services revenues. For the six months ended June 30, 2000, the Other Financial Services Segment accounted for E7.6 billion or 19% of AXA's gross premiums and financial services revenues. In 1999 and for the six months ended June 30, 2000, approximately 90% of AXA's financial services revenues were attributable to Donaldson, Lufkin & Jenrette.


AXA MERGER CORP.
The Corporation Trust Center
1209 Orange Street
Wilmington, DE 19801
Tel.: (302) 658-7581


    AXA Merger Corp. is a Delaware corporation and wholly owned subsidiary of AXA formed in connection with the offer and merger. AXA Merger Corp. was formed in connection with the offer and the merger and has not carried on any activities other than in connection with the offer and the merger.

AXA FINANCIAL
1290 Avenue of the Americas
New York, NY 10104
Tel.: (212) 554-1234

    AXA Financial is a diversified financial services organization offering a broad spectrum of insurance and investment management services. It is one of the world's largest asset managers, with total assets under management of approximately $417.4 billion as of September 30, 2000, excluding assets held by Donaldson, Lufkin & Jenrette. Following the sale of Donaldson, Lufkin & Jenrette, AXA Financial has two operating business segments:

    - Financial Advisory/Insurance, which comprises AXA Advisors, AXA Network and Equitable Life and its subsidiaries, including Equitable of Colorado; and

    - Investment Management, which comprises Alliance Capital.


    As of December 31, 1999, AXA Financial had approximately 17,600 employees. Of these, approximately 5,000 were employed in the Financial Advisory/Insurance Segment and approximately 2,400 were employed in the Investment Management Segment. The remaining were employed by Donaldson, Lufkin & Jenrette. In addition, more than 7,500 financial professionals worked in the Financial Advisory/Insurance segment.


FINANCIAL ADVISORY/INSURANCE SEGMENT

    The Financial Advisory/Insurance Segment offers a variety of traditional, variable and interest-sensitive life insurance products, variable and fixed-interest annuity products, mutual fund and other investment products and financial planning and asset management services to individuals, small groups, small and medium-size businesses, state and local governments and not-for-profit organizations, as well as financial planning services to individuals. It also administers traditional participating group annuity contracts with conversion features, generally for corporate qualified pension plans, and association plans which provide full service retirement programs for individuals affiliated with professional and trade associations. This segment includes separate accounts for individual and group insurance and annuity products. The Financial Advisory/Insurance Segment accounted for approximately $3.36 billion or 66% of AXA Financial's total consolidated revenues for the nine months ended
September 30, 2000. Financial Advisory/Insurance Segment products are marketed on a retail basis in all 50 states, the District of Columbia, Puerto Rico and the U.S. Virgin Islands by AXA Advisors and AXA Network. Equitable Life products are also distributed on a wholesale basis through major securities firms, affiliated and non-affiliated broker-dealers and banks. Equitable Life, which was established in the State of New York in 1859, is among the largest life insurance companies in the United States.

INVESTMENT MANAGEMENT SEGMENT

    The Investment Management Segment, which comprises Alliance Capital, one of the largest investment advisors in the United States, provides diversified investment management services to the Financial Advisory/Insurance Segment and to a variety of institutional clients, including corporate and public employees pension funds, endowments, foundations and other U.S. and foreign institutions, as well as to high net worth individuals and, through various investment vehicles, to individual investors. The Investment Management Segment accounted for approximately $1.74 billion or 34% of AXA Financial's consolidated total revenues for the nine months ended September 30, 2000. As of September 30, 2000, Alliance Capital had approximately $388.4 billion in assets under management, including $324.1 billion for third party clients.

DISCONTINUED OPERATIONS

    On November 3, 2000, AXA Financial and certain of its affiliates sold their 71% interest in Donaldson, Lufkin & Jenrette to the Credit Suisse Group. Prior to the date, Donaldson, Lufkin & Jenrette constituted the Investment Banking and Brokerage Segment of AXA Financial. Through Donaldson, Lufkin & Jenrette, AXA Financial was involved in securities underwriting, sales and trading; merchant banking; financial advisory services; investment research; venture capital; correspondent brokerage services; securities lending; online interactive brokerage services; and asset management and other advisory services. For information concerning the sale of Donaldson, Lufkin & Jenrette to Credit Suisse Group, see "Recent Developments".

    In September 1991, Equitable Life discontinued the operations of the Wind-Up Annuity and GIC lines of business, reflecting management's strategic decision to focus its attention and capital on its core businesses. Discontinued operations includes Wind-Up Annuity products, the terms of which were fixed at issue, which were sold to corporate sponsors of terminating qualified defined benefit plans, and GIC products pursuant to which Equitable Life is contractually obligated to credit an interest rate which was set at the date of issue. These contracts have fixed maturity dates on which funds are to be returned to the contractholder. At December 31, 1999, $999.3 million of contractholder liabilities were outstanding, substantially all of which were related to Wind-Up Annuities.

    AXA is the largest shareholder of AXA Financial. As of October 25, 2000, AXA and its subsidiaries beneficially owned approximately 60.1% of the AXA Financial common stock. AXA Financial is incorporated in the state of Delaware.

RECENT DEVELOPMENTS


    THIS INFORMATION SHOULD BE READ IN CONJUNCTION WITH OTHER EVENTS WHICH HAVE OCCURRED SUBSEQUENT TO DECEMBER 31, 1999 AS DISCLOSED IN NOTE 27 OF AXA'S CONSOLIDATED FINANCIAL STATEMENTS IN THE 1999 AXA FORM 20-F, WHICH IS INCORPORATED BY REFERENCE IN THIS PROSPECTUS, AND THE INFORMATION PROVIDED IN AXA'S UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS FOR THE SIX MONTHS ENDED JUNE 30, 2000 INCLUDED ELSEWHERE IN THIS PROSPECTUS.



    In June, 2000, AXA notified, Banco Bilbao Vizcaya Argentaria, SA that AXA intends to exercise its right to acquire the 30% interest of Banco Bilbao Vizcaya Argentaria in AXA Aurora, their Spanish insurance joint venture. AXA Aurora was established in 1992 as a joint venture and sells both life insurance and property/casualty insurance products in the Spanish market. Assuming consummation of this transaction, AXA will own 100% of AXA Aurora which will continue to be AXA's primary insurance operation in Spain. Pursuant to the terms of that right, AXA has offered to acquire the interest of Banco Bilbao Vizcaya Argentaria for E161 million. AXA and Banco Bilbao Vizcaya Argentaria are currently negotiating the final terms and conditions of this transaction. AXA anticipates that the transaction will be completed prior to December 31, 2000.



    In July 2000, AXA acquired the outstanding minority interests in Sun Life & Provincial Holdings for approximately L2.3 billion (E3.7 billion based on the exchange rate as of the date of the acquisition). The transaction was approved by the minority shareholders of Sun Life & Provincial Holdings during their extraordinary general meeting held on June 20, 2000, and subsequently approved by the High Court of Justice in England and Wales on July 10, 2000. On July 12, 2000, the transaction was declared fully unconditional, at which time, Sun
Life & Provincial Holdings was delisted from the London Stock Exchange. On
July 26, 2000, the transaction was completed. AXA financed the acquisition primarily through the issuance of 30.2 million new ordinary shares in June, 2000. The net cash proceeds of this offering were approximately E3.7 billion. Each minority shareholder of Sun Life & Provincial Holdings received 500 pence in cash and a special dividend of 5 pence for each Sun Life & Provincial Holding ordinary share. As a consequence of this transaction, AXA's direct and indirect interest in Sun Life & Provincial Holdings increased from 56.2% as of June 30, 2000 to 100%. You can find information regarding the financial impact on AXA of this transaction in "Unaudited Pro Forma Financial Information" contained elsewhere in this prospectus.



    On July 25, 2000, AXA proposed a financial reorganization relating to the "Inherited Estate" of AXA Equity & Law, one of its life insurance subsidiaries in the United Kingdom. As a consequence of the financial reorganization, a portion of the assets of AXA Equity & Law that have accumulated over the years in the Inherited Estate will be attributed to AXA as the shareholder, and a portion will be allocated to policyholders in the form of policy bonuses. To facilitate this attribution to shareholders, AXA will, in addition, make cash payments to policyholders who elect in favor of the proposal. These cash payments will amount to approximately L300 million if all policyholders elect in favor of the proposal. The amount to be distributed to the shareholder will be subject to a series of stringent safeguards and in any case may not be distributed before 2006. After review by the Financial Services Authority, which supervises life insurance operations in the United Kingdom, this proposal has been submitted to the relevant policyholders for approval. The proposal is subject to the approval of policyholders holding at least 35% of the value of with-profit policies. As of November 7, 2000, policyholders holding approximately 78% of the value of with-profit policies had elected to accept the proposal. The proposal is also subject to final court approval. This transaction is not expected to be completed before January 1, 2001, at the earliest. Assuming that the required court approval is obtained, the financial impact of this reorganization in AXA's consolidated financial statements will depend on the valuation of the Inherited Estate at December 31, 2000 and the percentage of policyholders, by contract value, who elect in favor of the proposal. At December 31, 1999, the fair value of the Inherited Estate, including the value of the portfolio and before deducting the incentive payment to be made to policyholders who accept the proposal, was estimated at L1.7 billion (E2.7 billion). This reorganization will lead to a change in accounting principles relating to U.K. with-profit contracts and the way income is calculated for AXA's life insurance subsidiaries in the United Kingdom and will impact shareholders' equity under French GAAP. The impact of the financial reorganization on AXA's consolidated results of operations, liquidity and financial condition under both French GAAP and U.S. GAAP in future periods is currently under review.



    On October 2, 2000, Alliance Capital Management L.P. and Alliance Capital Management Holding L.P., both affiliates of AXA Financial, completed the acquisition of substantially all of the assets and assumed substantially all of the liabilities of Sanford C. Bernstein, a New York based asset management company, and its subsidiaries for a total consideration of $3.5 billion
(E3.6 billion), consisting of approximately $1.4 billion in cash and
40.8 million units of limited partnership interest of Alliance Capital Management L.P. In connection with this transaction, AXA Financial has agreed to provide liquidity to the former shareholders of Sanford C. Bernstein after a two-year lock out period by allowing the 40.8 million private units of limited partnership interest to be sold to AXA Financial over the subsequent eight years. Generally not more than 20% of such units may be sold to AXA Financial in any one annual period. To fund the cash portion of the acquisition, Alliance Capital Management L.P. entered into a financing agreement with AXA Financial, pursuant to which, in June 2000 AXA Financial purchased 32.6 million units of limited partnership interest of Alliance Capital Management L.P. for an aggregate purchase price of $1.6 billion. Following the consummation of this acquisition, AXA Financial owned an approximate 53% economic interest in Alliance Capital's operations.


    On October 24, 2000, AXA and Deutsche Bank executed a non binding letter of intent relating to the sale of Banque Worms to Deutsche Bank. In connection with this transaction, it is anticipated that a subsidiary of AXA (the obligations of which will be guaranteed by AXA) will (i) make representations and warranties customary for a transaction of this nature, (ii) retain certain of Banque Worms' assets, including those relating to discontinued business activities with respect to shipping finance, commodity financing and the closure of foreign branches as well as the majority of Banque Worms' investment securities, and (iii) provide a guaranty to Deutsche Bank covering certain losses incurred by Banque Worms as a result of payment defaults with respect to loans transferred with Banque Worms in the transaction.


    On November 3, 2000, AXA, AXA Financial, The Equitable Life Assurance Society of the United States and AXA Participations Belgium sold their 71% interest in Donaldson, Lufkin & Jenrette. Total proceeds included cash of $2,377 million and 25.7 million shares of the Credit Suisse Group. On November 6, 2000, the Credit Suisse Group repurchased 6.4 million of its shares from AXA Financial and its affiliates that were parties to the stock purchase agreement relating to the sale of Donaldson, Lufkin & Jenrette for a consideration of $1,200 million. As a result, total cash received on the sale of Donaldson, Lufkin & Jenrette amounted to $3,577 million (E4,155 million) and the market value as of November 3, 2000 of the remaining 19.3 million shares of the Credit Suisse Group was $3,765 million (E4,373 million). Total consideration in respect of this transaction therefore totaled $7,342 million (E8,528 million). All translations of U.S. dollars to euro in this paragraph have been based on the Euro Noon Buying Rate on November 3, 2000 of
E1.00 = $0.861. The stock consideration corresponds approximately to a 6.4% ownership interest in the Credit Suisse Group. You can find information regarding the financial impact of this transaction on AXA in "Unaudited Pro Forma Financial Information" included elsewhere in this prospectus.



    On November 17, 2000, AXA filed a registration statement on Form F-3 (Registration No. 333-12872) with the SEC registering $3.0 billion of debt securities which may be issued from time to time. AXA is considering increasing the principal amount of debt securities registered under that registration statement to $5.0 billion.


FINANCIAL INFORMATION FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2000

    The unaudited interim financial data are not necessarily indicative of the revenues or operating results which may be expected for any other period or for the full year.

AXA


    On November 14, 2000, AXA announced unaudited revenue figures for the nine months ended September 30, 2000.



    AXA's gross premiums and financial services revenues for the nine months ended September 30, 2000 were E 61.8 billion, an increase of E 13.9 million, or 28.9%, as compared to the nine months ended September 30, 1999. On November 3, 2000, Donaldson, Lufkin & Jenrette was sold to the Credit Suisse Group. Excluding Donaldson, Lufkin & Jenrette, AXA gross premiums and financial services revenues for the nine months ended September 30, 2000 would have been E 51.1 billion, an increase of 24%, as compared to the nine months ended September 30, 1999 after excluding Donaldson, Lufkin & Jenrette.


    Gross premiums and financial services revenues for the nine months ended September 30, 2000 and 1999 by operating business segment (and reporting groups) are set out in the table below. On a comparable basis (as defined in note 1 to the table below), AXA's gross premiums and financial services revenues increased by 14.0%, or an increase of 10% after excluding financial services revenues of Donaldson, Lufkin & Jenrette.

                                          FOR THE NINE MONTHS ENDED
                                       --------------------------------                PERCENTAGE CHANGE
GROSS PREMIUMS AND FINANCIAL SERVICES  SEPTEMBER 30,      SEPTEMBER 30,   PERCENTAGE    ON A COMPARABLE
 REVENUES (AMOUNTS IN EURO MILLION)        2000               1999          CHANGE         BASIS (1)
-------------------------------------  -------------      -------------   ----------   -----------------
LIFE INSURANCE......................      33,009             26,226          25.9             11.8
  France............................       9,195              7,357          25.0             25.0
  United States.....................       9,600              7,665          25.2             10.7
  United Kingdom....................       5,909              5,330          10.9             (4.2)
  Asia/Pacific......................       3,946              2,026          94.8             18.7
  Germany...........................       2,043              1,911           6.9              2.6
  Belgium...........................         741                591          25.3             25.3
  Other countries...................       1,575              1,345          17.1             13.0

PROPERTY AND CASUALTY INSURANCE.....      11,965             10,212          17.2              3.3
  France............................       3,063              3,060           0.1              0.1
  Germany...........................       2,510              2,219          13.1             (1.7)
  United Kingdom....................       2,064              1,427          44.6              2.6
  Belgium...........................         988              1,000          (1.3)            (0.3)
  Other countries...................       3,340              2,506          33.3             12.8

INTERNATIONAL INSURANCE.............       3,306              2,588          27.7             10.5
  AXA Corporate Solutions...........       3,033              2,369          28.0             11.0
    * AXA REINSURANCE...............       2,084              1,339          55.6             27.9
    * AXA GLOBAL RISKS..............         938              1,019          (8.0)            (9.4)
    * AXA CESSIONS..................          12                 11           8.2              8.2
  Assistance........................         236                209          12.9              8.1
  Other transnational activities....          36                 10         255.7            (59.9)
                                          ------             ------         -----            -----
TOTAL INSURANCE.....................      48,279             39,026          23.7              9.4
                                          ------             ------         -----            -----

ASSET MANAGEMENT....................       2,016              1,340          50.5             37.9
  Alliance Capital..................       1,718              1,155          48.8             37.8
  AXA Investment Managers...........         280                161          73.9             42.7
  National Mutual Funds Management...         18                 24         (24.8)            (1.3)

OTHER FINANCIAL SERVICES............      11,502              7,575          51.8             34.6
  Donaldson, Lufkin & Jenrette......      10,687              6,714          59.2             39.3
  Other financial and real estate
    companies.......................         815                862          (5.4)            (2.9)
                                          ------             ------         -----            -----
TOTAL FINANCIAL SERVICES............      13,518              8,915          51.6             35.1
                                          ------             ------         -----            -----

TOTAL OPERATING.....................      61,797             47,941          28.9             14.0
                                          ------             ------         -----            -----

HOLDINGS............................          --                 --            --               --
                                          ------             ------         -----            -----

TOTAL...............................      61,798             47,942          28.9             14.0
                                          ======             ======         =====            =====


------------------------

(1) On a comparable basis, revenues for the nine months ended September 30, 2000 are restated using the prevailing foreign currency exchange rates for the corresponding prior period, in this case for the nine months ended September 30, 1999 (constant exchange rate basis). Impacts of acquisitions, disposals and business transfers (constant structural basis) and of changes in accounting principles (constant methodological basis) are eliminated in the periods being compared.

    All the figures presented below are presented on a comparable basis.

    - LIFE INSURANCE SEGMENT. For the nine months ended September 30, 2000, gross premiums increased by 11.8% as compared to the corresponding prior period. This increase was primarily attributable to continued growth in our retirement and savings-related products, in particular, our separate account (unit-linked) products.


    - PROPERTY AND CASUALTY INSURANCE SEGMENT. For the nine months ended September 30, 2000, gross premiums increased by 3.3% as compared to the corresponding prior period, principally due to an increase in premium rates and growth in the insurance portfolios primarily relating to our insurance operations in the "Other Countries Property and Casualty Insurance Group", in particular, Spain and Italy.



    - INTERNATIONAL INSURANCE SEGMENT. For the nine months ended September 30, 2000, gross premiums increased by 10.5% as compared to the corresponding prior period, mainly due to an increase in premiums at AXA Corporate Solutions. This increase was primarily due to a significant increase in reinsurance premiums in the context of rate increases (or an increase in gross premiums of 27.9% on a comparable basis compared to gross premiums of the corresponding prior period), which was partly offset by the decrease in gross premiums of 9.4%, in respect of large insurance risk premiums of AXA Global Risks due to the decision taken to cease writing new business in some unprofitable lines.



    - ASSET MANAGEMENT SEGMENT. For the nine months ended September 30, 2000, revenues increased by 37.9% as compared to the corresponding prior period, primarily attributable to the continued growth of assets under management, specifically in retail mutual funds invested in equities. These figures do not include the results of Sanford C. Bernstein, an asset management company based in New York, which was acquired by Alliance Capital on October 2, 2000. The results of Sanford C. Bernstein will be included in AXA's consolidated results of operations and financial condition in the fourth quarter of 2000.



    - OTHER FINANCIAL SERVICES SEGMENT. For the nine months ended September 30, 2000, financial services revenues increased by 34.6% as compared to the corresponding prior period, principally due to the strong growth in revenues at Donaldson, Lufkin & Jenrette of 39.3%. As Donaldson, Lufkin & Jenrette was sold on November 3, 2000, AXA's consolidated results of operations for the year ending December 31, 2000 will include the operating results of Donaldson, Lufkin & Jenrette for the first ten months of 2000.


AXA FINANCIAL


    On November 14, 2000, AXA Financial published its unaudited financial statements for the nine months ended September 30, 2000.


    Consolidated assets under management at September 30, 2000, excluding amounts held by Donaldson, Lufkin & Jenrette, increased to approximately $417 billion, an increase of 22.4% from September 30, 1999.


    Total sales of life insurance, annuity and mutual fund products by the Financial Advisory/ Insurance Segment increased to approximately $11 billion for the nine months ended September 30, 2000, an increase of 10.9%, as compared to approximately $10 billion in the corresponding prior period. Mutual Fund sales by Alliance Capital Management for the nine months ended September 30, 2000 increased to approximately $59 billion, an increase of 56.4%, as compared to the corresponding prior period. Sales in the institutional business increased to nearly $10 billion, an increase of 62.6%, as compared to the corresponding prior period.



    For the nine months ended September 30, 2000, AXA Financial's after-tax earnings from continuing operations rose to $521 million, compared with $351 million, reported in the corresponding prior period. By reason of the sale of Donaldson, Lufkin & Jenrette, results of the Investment Banking and Brokerage Segment are now reported as discontinued operations.

    For the nine months ended September 30, 2000, AXA Financial's net income was $483 million, after a $407 million charge for taxes required as a result of management's decision to dispose of Donaldson, Lukfin & Jenrette, compared with $834 million in the nine months ended September 30, 1999. The results of the nine month period ended September 30, 1999 included an after tax gain of $212 million relating to the sale of an approximately 18% interest in DLJDIRECT's financial performance through the sale of DLJDIRECT tracking stock. The gain on the sale of Donaldson, Lukfin & Jenrette, as well as the remaining taxes on the gain, will be reported in the fourth quarter 2000.


    For the nine months ended September 30, 2000, AXA Financial incurred investment losses of $232.7 million due to $136.3 million of writedowns primarily on high yield and emerging market securities and $96.4 million of losses on sales.

RELATED PARTY TRANSACTIONS

    As members of the same group of companies, AXA and AXA Financial have, in the ordinary course of business, entered into a number of agreements relating to the provision of corporate support services, reinsurance arrangements as well as agreements relating to the provision of investment management services.

    COOPERATION AGREEMENT

    Under the terms of the Cooperation Agreement dated as of July 18, 1991, as amended, Equitable Life, AXA Financial and AXA have established a Cooperation Committee, consisting of an equal number of representatives from AXA and Equitable Life, that meets at least quarterly. The Cooperation Committee established an annual cooperation program and carries out feasibility studies relating to joint projects and ventures. In addition, the Cooperation Agreement provides for the establishment of operating committees with respect to strategy, finance and audit matters, asset management, actuarial matters, products, marketing, organization, human resources, public relations and electronic data processing systems. Such operating committees are under the direction of the Cooperation Committee and meet at least quarterly. The Cooperation Agreement also provides for the exchange of management between AXA, Equitable Life and their respective subsidiaries. Unless earlier terminated by agreement of the parties, the Cooperation Agreement terminates upon the earlier to occur of
(i) September 30, 2001 and (ii) the first date on which AXA, certain of its subsidiaries and the Trustees under the Voting Trust Agreement own voting securities representing less than 25% of the total voting power (as defined in the Standstill Agreement).

    SERVICES AGREEMENTS

    Equitable Life has entered into an agreement with AXA covering management, communications, advertising, rating agency and various other services to be provided to and by AXA and its affiliates. Equitable Life incurred approximately $6,500,000 in fees for services provided by AXA and its affiliates pursuant to this services agreement during 1999, and received approximately $7,973,000 for its services to AXA. Services under this agreement continued to be provided in 2000.

    Equitable Life has agreements with GIE AXA Universite and GIE Informatique AXA, affiliates of AXA, for the provision of services relating to management training seminars and ongoing maintenance and technical support for computer software and technology licensed by AXA for use by AXA Financial and its subsidiaries. Equitable Life incurred approximately $1,323,000 in fees for services provided by AXA's affiliates pursuant to these agreements during 1999. Services under these agreements continued to be provided in 2000.

    Equitable Life has entered into an agreement with AXA Canada Tech Inc., a Canadian subsidiary of AXA which provides data processing services to certain of its affiliated Canadian companies. Under the terms of the agreement, Equitable Life provides data processing resources and services to AXA Canada Tech. The agreement will continue in effect until December 31, 2000 and provides for reimbursement of Equitable Life's start-up costs (approximately $1.14 million, all of which has been paid) and an annual fee of CND 2,700,000 (but not less than approximately $2,050,000) to be paid by AXA Canada Tech for a defined level of services. The agreement also provides that fees for services above the defined level are determined based on Equitable Life's cost of providing the incremental usage. Equitable Life received payments of $2,900,000 from AXA Canada Tech pursuant to this agreement during 1999. Services will continue to be provided under this agreement through December 31, 2000.

    In 1999, GIE Informatique AXA, an affiliate of AXA, entered into a technology cost contribution agreement with various AXA subsidiaries, including AXA Financial and Alliance, to enable those participating companies to share the costs and benefits of cooperative technology development through GIE Informatique AXA. All participating companies are joint owners of the technology and processes developed under this agreement. In 1999, AXA Financial's and Alliance's respective shares of such costs were approximately $2,891,000 and $1,142,000. AXA Financial and Alliance continued to incur costs under this agreement in 2000.

    REINSURANCE AGREEMENTS

    Equitable Life has entered into a reinsurance agreement with AXA Space, an underwriting manager for space insurance which is 80% owned by AXA America, an affiliate of AXA. In 1999, Equitable Life earned $1,211,210 in premiums from AXA Space and paid claims and commissions of $2,013,139 to AXA Space under this agreement.

    Equitable Life has entered into a reinsurance agreement (aviation risks) with AXA Global Risks, a subsidiary of AXA. In 1999, Equitable Life earned $791,011 in premiums and paid claims and commissions of $279,465 under this agreement.

    Equitable Life, either directly or indirectly through its subsidiary The Equitable of Colorado, Inc., has entered into seven life reinsurance agreements with AXA Corporate Solutions Life Reinsurance Company, an indirect subsidiary of AXA. In 1999, Equitable incurred premium expenses of $1,085,722 and accrued no claims due from AXA Corporate Solutions in the aggregate under these seven agreements.

    INVESTMENT MANAGEMENT SERVICES

    In 1999, Equitable Life committed to invest E14,000,000 (approximately
$13.9 million) in the aggregate in Europe Select Private Equity Partners LP, a private equity "fund of funds" co-sponsored by AXA Investment Managers, S.A., an affiliate of AXA, and AIG Capital Partners, Inc., a subsidiary of American International Group, Inc. AXA-AIG Asset Management L.P. is the fund's general partner; AXA-IM PEP Advisor, LLC, an indirect wholly owned subsidiary of AXA Investment Managers, serves as the fund's investment advisor; and WSW
Capital, Inc., an indirect wholly-owned subsidiary of Donaldson, Lufkin & Jenrette provides certain administrative and reporting services for the fund.

    Alliance Capital is party to a number of agreements with subsidiaries of AXA for the provision of investment management services. In 1999, the fees related to services provided by Alliance Capital to AXA and its subsidiaries, other than AXA Financial and its subsidiaries, under these agreements amounted to approximately $4.6 million.

    Donaldson, Lufkin & Jenrette Securities Corporation, a subsidiary of Donaldson, Lufkin & Jenrette, from time to time provides investment banking services to AXA. The fees related to such services were $16,492,000 in 1999. Donaldson, Lufkin & Jenrette Securities Corporation from time to time also provides administrative, brokerage and research services to AXA.

    Certain directors, members of the Management or Supervisory Boards, officers and employees of AXA Financial, AXA and certain of their subsidiaries maintain margin accounts with Donaldson,

Lufkin & Jenrette Securities Corporation. Margin account transactions for these directors, members of the Management or Supervisory Boards, officers and employees are conducted by Donaldson, Lufkin & Jenrette Securities Corporation in the ordinary course of business, are substantially on the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unaffiliated persons and do not involve more than the normal risk of collectibility or present other unfavorable features. Donaldson, Lufkin & Jenrette Securities Corporation also, from time to time and in the ordinary course of business, enters into transactions involving the purchase or sale of securities from or to these directors, members of the Management or Supervisory Boards, officers and employees and members of their immediate families, as principal. Those transactions on a principal basis are effected on substantially the same terms as similar transactions with unaffiliated third parties except that in some instances directors, members of the Management or Supervisory Boards, officers and employees are not charged placement fees. For information concerning the sale of Donaldson, Lufkin & Jenrette to Credit Suisse Group, see "Recent Developments".

            MARKETS, MARKET PRICES AND DIVIDENDS FOR AXA SECURITIES

MARKET FOR AXA ORDINARY SHARES


    The principal trading market for the AXA ordinary shares is the PREMIER MARCHE of the Euronext Paris SA (which results from the merger of the Paris, Brussels and Amsterdam Stock Exchanges on October 27, 2000), a self regulatory organization responsible for supervision of trading in listed securities in France, which we refer to in this prospectus as the "ParisBourse". The AXA ordinary shares are also quoted on the Stock Exchange Automatic Quotations International System (SEAQ International). The AXA ADSs are listed on the New York Stock Exchange or NYSE. As of October 25, 2000, there were 16,485,918 AXA ADSs outstanding, representing 2% of the outstanding AXA ordinary shares, held by 123 registered holders. Almost all of these ADSs were held by U.S. residents. In addition, as of January 1, 2000, approximately 10% of the outstanding AXA ordinary shares were held by U.S. residents.


    The table below sets forth, for the periods indicated, the reported high and low closing prices in French francs and euro for the AXA ordinary shares on the
ParisBourse:


                                                                            PRICE PER AXA
                                                                           ORDINARY SHARE
                                                              -----------------------------------------
                                                                HIGH       HIGH       LOW        LOW
CALENDAR PERIOD                                                 (E)        (FF)       (E)        (FF)
---------------                                               --------   --------   --------   --------
1995(2).....................................................    49.09       322       31.40       206
1996(2).....................................................    50.92       334       39.95       262
1997(2).....................................................    72.11       473       49.40       324
1998
  First quarter.............................................   100.46       659       67.68       444
  Second quarter............................................   113.42       744       94.97       623
  Third quarter.............................................   130.65       857       77.74       510
  Fourth quarter............................................   123.48       810       63.92       417
  Annual....................................................
1999
  First quarter.............................................   136.50       895      110.10       722
  Second quarter............................................   133.80       878      108.50       712
  Third quarter.............................................   126.80       832      100.10       657
  Fourth quarter............................................   147.00       964      114.80       753
  Annual....................................................   147.00       964      100.10       657
2000
  First quarter.............................................   147.80       969      121.50       796
  Second quarter............................................   170.10     1,115      137.80       904
  July......................................................   166.00     1,088      152.00       997
  August....................................................   175.50     1,131      160.30     1,051
  September.................................................   167.90     1,101      148.00       971
  October...................................................   156.20     1,025      147.00       964
  November(3)...............................................   164.90     1,082      157.20     1,031


------------------------

(1) All conversions between euro and French francs have been made at the legal rate of conversion of FF6.55957 per E1.00, established in connection with the launch of the euro.

(2) The annual high and low market prices.


(3) Through November 20, 2000.


    Official trading of listed securities on the ParisBourse, including the AXA ordinary shares, is transacted through French stockbrokers (SOCIETES DE BOURSE) and other authorized financial intermediaries, and takes place continuously on each business day from 9:00 a.m. to 5:30 p.m. with a pre-opening session from 7:45 a.m. to 9:00 a.m. during which transactions are recorded but not executed, and a pre-closing session from 5:30 p.m. to 5:35 p.m. The ParisBourse has introduced continuous trading by computer during exchange hours for most listed securities, including the AXA ordinary shares. Listed securities may generally be traded at any time outside the ParisBourse. Any trade effected after the close of a stock exchange session will be recorded on the next ParisBourse trading day at the closing price for the relevant security at the end of the previous trading day's session. The ParisBourse publishes a daily Official Price List which includes price information on each listed security.

    Securities listed on the ParisBourse are traded on one of three markets. The securities of most large public companies, including AXA, are traded on the PREMIER MARCHE. Securities of small and medium sized companies are traded on the SECOND MARCHE. Securities of certain other companies maybe traded on the NOUVEAU MARCHE. Shares listed on the ParisBourse are placed in one of several categories depending on the volume of trading transactions. With effect as of September 25, 2000, AXA's ordinary shares are listed in the category known as CONTINU A, which includes the most actively traded shares (i.e., a minimum daily trading volume of 250,000 shares or twenty trades).

    Trading and clearance & settlement procedures are the same for all markets on the ParisBourse, with cash settlement the general rule. However, a Deferred Settlement Service (SERVICE DE REGLEMENT DIFFERE) is offered by intermediaries for a selection of securities meeting capitalization and liquidity criteria, regardless of the market on which they are listed. To be eligible for clearance and settlement through the Deferred Settlement Service, a share must either be included in the SBF 120 index, a benchmark index which comprises the stocks in the CAC 40 index and an additional 80 of the most actively traded stocks listed on the ParisBourse, or show market capitalization of at least E1 billion, and daily trading averaging at least E1 million on the ParisBourse. A fee is charged for this service. As for all other fees, intermediaries set the applicable rate freely without the intervention of market authorities. Intermediaries are entitled to refuse deferred settlement instructions, whether to buy or to sell. The AXA ordinary shares are eligible for clearance through the Deferred Settlement Service.

    With a deferred settlement instruction, the purchaser may elect not to pay and not to receive the securities until the end of the month. The transfer of ownership of equity securities traded on the ParisBourse pursuant to a deferred settlement instruction takes place the last business day of the month. The purchaser may decide, five days before the end of the calendar month (the determination date), either (i) to settle the trade no later than on the last trading day of such month or (ii) upon payment of an additional fee, to extend settlement to the determination date of the following month with the option either to settle no later than the last trading day of that month or to further postpone settlement until the next determination date. The purchaser may maintain that option on each subsequent determination date upon payment of an additional fee.

    In accordance with French securities regulation, any sale of securities executed with a deferred settlement instruction during the month of, and prior to, a dividend payment date is deemed to occur after payment of the dividend, and the purchaser's account will be credited with an amount equal to the dividend paid to the seller and the seller's account will be debited in the same amount.

    Trading in the listed securities of an issuer may be suspended by ParisBourse if quoted prices exceed certain price limits defined by regulations of the CONSEIL DES MARCHES FINANCIERS, the self-regulatory organization that has general regulatory authority over the French stock exchanges and whose members include representatives of French stockbrokers. In particular, if the quoted price of a CONTINU A security varies by more than 10% from the previous day's closing price, trading may be suspended for up to 15 minutes. Further suspensions for up to 15 minutes are also possible if the price again varies by more than 5%. ParisBourse may also suspend trading of a listed security in certain other limited circumstances, including, for example, the occurrence of unusual trading activity in the security.

    On October 25, 2000, there were 395,240,755 outstanding AXA ordinary shares.

TRADING ON THE NEW YORK STOCK EXCHANGE

    The Bank of New York serves as depositary with respect to the AXA ADSs traded on the New York Stock Exchange. Each ADS represents the right to receive one half an AXA ordinary share.

    The table below sets forth, for the periods indicated, the reported high and low closing prices in U.S. dollars for the AXA ADSs on the NYSE:


                                                                   PRICE PER
                                                                    AXA ADS
                                                              -------------------
                                                                HIGH       LOW
CALENDAR PERIOD                                                 ($)        ($)
---------------                                               --------   --------
1996(1).....................................................   31.87      25.75
1997(2).....................................................   36.50      29.25
1998
  First quarter.............................................   56.56      36.18
  Second quarter............................................   65.62      51.81
  Third quarter.............................................   71.25      44.06
  Fourth quarter............................................   72.50      38.25
1999
  First quarter.............................................   80.25      59.56
  Second quarter............................................   73.25      57.00
  Third quarter.............................................   65.25      53.75
  Fourth quarter............................................   73.63      61.25
2000
  First quarter.............................................   71.69      59.69
  Second quarter............................................   80.62      66.00
  July......................................................   79.62      71.62
  August....................................................   79.00      70.31
  September.................................................   73.69      65.88
  October...................................................   67.94      59.69
  November(3)...............................................   70.69      67.50


------------------------
(1) Reflects high and low market price from June 25, 1996, the first-trading day on the NYSE, to December 31, 1996. Prior to June 25, 1996 there was no market for the AXA ADSs in the United States.

(2) The annual high and low market prices.


(3) Through November 20, 2000.


    We cannot assure you of the market price of AXA ordinary shares or ADSs. We urge you to obtain current market quotations for these securities.

DIVIDENDS

    AXA has paid dividends on the AXA ordinary shares in each year for at least the past five years. AXA pays dividends in euro. Future dividends will depend on AXA's earnings, financial condition and other factors. Proposals for dividend payments are made by the Management Board, subject to prior approval by the Supervisory Board, and are submitted for final approval to AXA's shareholders at an ordinary general meeting of shareholders.

    Dividends paid to holders of AXA ordinary shares and ADSs represented by ADRs will generally be subject to French withholding tax at a rate of 25% which, subject to certain procedures and exceptions, may be reduced to 15% for holders who are residents of the United States. Certain holders of AXA ordinary shares and ADSs represented by ADRs may be entitled to receive a subsequent payment equal to the French AVOIR FISCAL, a form of tax credit, in an amount equal to 40% or 50% of any dividends paid by AXA, less applicable French withholding tax. For more information on taxation of dividends, see "Taxation--Ownership of AXA Ordinary Shares and ADRs--French Taxation" and "--Material U.S. Federal Income Tax Considerations for U.S. Shareholders" for a summary of certain French and U.S. Federal tax consequence to U.S. Holders of AXA ordinary shares and ADSs represented by ADRs.

    The following table sets forth the total dividends paid per AXA ordinary share and per ADS with respect to each year indicated, with or without the French AVOIR FISCAL, and before deduction of any French withholding tax. Dividends paid in respect of each financial year are paid in the subsequent year.

                                                                                               NET        GROSS
                                                                                            DIVIDEND    DIVIDEND
                           NET DIVIDEND            NET INCOME           GROSS DIVIDEND         PER         PER
                           PER ORDINARY           PER ORDINARY           PER ORDINARY          ADS         ADS
                              SHARE                  SHARE                SHARE (1)          (2)(3)     (1)(2)(3)
                       --------------------   --------------------   --------------------   ---------   ---------
FINANCIAL YEAR         (EURO)(4)     (FF)     (EURO)(4)     (FF)     (EURO)(4)     (FF)       ( $)        ( $)
--------------         ---------   --------   ---------   --------   ---------   --------   ---------   ---------
1995.................    0.99        6.50       2.57       16.86       1.49        9.75       0.63        0.94
1996.................    1.14        7.50       3.10       20.36       1.72       11.25       0.72        1.08
1997.................    1.37        9.00       3.71       24.34       2.06       13.50       0.75        1.13
1998.................    1.70       11.15       4.52       29.65       2.55       16.73       0.94        1.42
1999.................    2.00       13.12       5.73       37.59       3.00       19.68       1.01        1.51

------------------------
(1) Payment equivalent to the French AVOIR FISCAL, a form of tax credit, less applicable French withholding tax, will be made only following receipt of a claim for such payment, and, in any event, not until after the close of the calendar year in which the respective dividends are paid. Certain U.S. tax exempt holders of AXA ordinary shares or ADSs will not be entitled to full payments of AVOIR FISCAL.
(2) ADSs were first issued on June 25, 1996.
(3) Translated solely for convenience into U.S. dollars per ADS at the French Franc Noon Buying Rates or, for 1999, the Euro Noon Buying Rate on the respective payment dates. Because each ADS represents one-half of an ordinary share, amounts indicated in U.S. dollars per ADS equal one-half of the equivalent dividends per ordinary share. For convenience only, AVOIR FISCAL amounts have been converted into U.S. dollars at the French Franc Noon Buying Rate or, for 1999, the Euro Noon Buying Rate on the respective payment dates, although such amounts are paid subsequent to those payment dates. Also, the French Franc Noon Buying Rate and the Euro Noon Buying Rate may be different from the rate used by the depositary to convert French francs and euro to U.S. dollars for purposes of making payments to holders of ADSs.
(4) All conversions between euro and French francs have been made at the legal conversion rate of FF6.55957 per E1.00 established at the launch of the euro.

             MARKETS, MARKET PRICES AND DIVIDENDS FOR AXA FINANCIAL
                                  COMMON STOCK


    The common stock of AXA Financial is listed on the New York Stock Exchange, which is the principal market for the common stock. As of November 10, 2000, there were 434,949,735 shares of AXA Financial common stock outstanding held by 481,186 registered holders.


    The table below set forth, for the periods indicated, the reported high and low closing prices for the AXA Financial common stock on the NYSE as well as the dividends declared with respect to the common stock:


                                                       PRICE PER
                                                       SHARE OF
                                                        COMMON
                                                       STOCK(1)
                                                  -------------------
                                                    HIGH       LOW      DIVIDENDS
CALENDAR PERIOD                                     ($)        ($)         ($)
---------------                                   --------   --------   ----------
1998
  First quarter.................................    29.91     21.75        .025
  Second quarter................................    37.47     28.22        .025
  Third quarter.................................    41.66     20.69        .025
  Fourth quarter................................    29.88     15.50        .025

1999
  First quarter.................................    36.16     28.58        .025
  Second quarter................................    37.28     30.97        .025
  Third quarter.................................    34.59     26.94        .025
  Fourth quarter................................    36.13     25.50        .025

2000
  First quarter.................................    38.12     25.94        .025
  Second quarter................................    44.00     34.00        .025
  July..........................................    40.75     35.00
  August........................................    52.31     38.44
  September.....................................    52.50     49.00
  October.......................................    54.06     49.69
  November(2)...................................    55.81     54.94


------------------------------

(1) All dollar amounts have been adjusted to reflect the two-for-one stock split.


(2)  Through November 20, 2000.



    Since 1992, AXA Financial's Board of Directors has declared quarterly cash dividends of $.025 per share on the outstanding shares of its common stock (giving effect to the 1999 stock split). During 1999, aggregate cash dividends paid on AXA Financial's common stock were $43.7 million. Stockholders of record at the close of business on December 4, 2000 are entitled to receive a dividend of $0.025 per share of AXA Financial common stock, payable on December 12, 2000.

                                 EXCHANGE RATES

    Prior to January 1, 1999, the French franc was a part of the European Monetary System exchange rate mechanism known as the "EMS". Within the EMS, exchange rates fluctuated within permitted margins, fixed by central bank intervention. Under the provisions of the Treaty on European Union negotiated at Maastricht in 1991 and signed by the members states of the European Union in early 1992, a European Monetary Union, which we refer to in this prospectus as "EMU", superseded the EMS on January 1, 1999, and a single European currency known as the "euro", was introduced. The following 11 member states participate in the EMU and have adopted the euro as their national currency: Austria, Belgium, Finland, France, Germany, Ireland, Italy, Luxembourg, The Netherlands, Portugal and Spain. In the aggregate, these members are referred to as "the EMU states" in this prospectus. The legal rate of conversion between the French franc and the euro was fixed on January 1, 1999, at FF6.55957 = E1.00. Transactions in euro commenced on January 1, 1999.

    Since January 1, 1999, the euro has been the lawful currency of the EMU states, although euro banknotes and coins are not expected to enter circulation until January 1, 2002. New public debt is already being issued in euro. Beginning January 1, 2002, the participating member states will issue new euro-denominated notes and coins for use in cash transactions. By July 1, 2002, the Central European Bank will withdraw their respective currencies from circulation, and these currencies will no longer be legal tender for any transactions. These events may not take place on time or otherwise as currently expected.

    The Federal Reserve Bank no longer quotes noon buying rates for currencies of any of the EMU States, including France.


    Most currency amounts in this prospectus are expressed in euro or in U.S. dollars. Solely for your convenience, this prospectus contains translations of certain euro amounts into U.S. dollars at specified rates. These translations should not be construed as representations that the euro amounts actually represent such U.S. dollar amounts or could have been, at the relevant date, converted into U.S. dollars at the rate indicated or at any other rate. Unless otherwise stated, the translations of euro to U.S. dollars have been made using the exchange rate of E1.00 = $0.8583, the noon buying rate in New York City for cable transfers in euro as certified for customs purposes by The Federal Reserve Bank of New York (which we refer to in this prospectus as the "Euro Noon Buying Rate") on November 7, 2000. On November 20, 2000, the Euro Noon Buying Rate was E1.00 = $0.8486.


    The following table sets forth, for the periods and dates indicated, certain information concerning the noon buying rate in New York City for cable transfers in French francs as certified for customs purposes by the Federal Reserve Bank of New York (the "French Franc Noon Buying Rate") and the Euro Noon Buying Rate. These rates are presented only for your convenience and were not used by AXA in the preparation of its consolidated financial statements contained in this prospectus or included in the 1999 AXA Form 20-F.


                            AT END OF           AVERAGE RATE
                           PERIOD (1)                (2)                  HIGH                   LOW
                       -------------------   -------------------   -------------------   -------------------
YEAR                      E          FF         E          FF         E          FF         E          FF
----                   --------   --------   --------   --------   --------   --------   --------   --------
1995                     0.75       4.91       0.76       4.96       0.82       5.39       0.73       4.76
1996                     0.80       5.24       0.78       5.12       0.80       5.27       0.75       4.90
1997                     0.91       5.99       0.88       5.79       0.97       6.35       0.79       5.20
1998                     0.85       5.60       0.90       5.90       0.95       6.21       0.82       5.39
1999                     0.99       6.51       0.94       6.20       0.85       5.55       0.99       6.51
2000
(THROUGH
NOVEMBER 20)             1.18       7.73       1.09       7.15       0.97       6.35       1.21       7.93


------------------------------


(1) Euro Noon Buying Rates per $1.00 in 1999 and French Franc Noon Buying Rates per $1.00 in 1995, 1996, 1997 and 1998. All conversions between euro and French francs have been made at the legal rate of conversion of FF6.55957 per E1.00, established at the launch of the euro.


(2) The average of the French Franc Noon Buying Rates and Euro Noon Buying Rates on the last business day of each full month during the relevant period.

    Fluctuations in the exchange rate between the euro and the U.S. dollar will affect the U.S. dollar equivalent of the euro trading price of the AXA ordinary shares on the ParisBourse and, as a result, are likely to affect the market price of the AXA ADSs traded on the New York Stock Exchange. These fluctuations will also affect the U.S. dollar equivalent of cash dividends paid in euro on the AXA ordinary shares represented by the AXA ADSs, as well as the U.S. dollar equivalent of the proceeds that a holder of AXA ADSs would receive upon the sale in France of any AXA ordinary shares withdrawn from the depositary. For a discussion of the impact of currency fluctuations on the value of your AXA holding and on AXA's financial condition and results of operations, see "Item 9--Management's Discussion and Analysis of Financial Condition and Results of Operations--General Information--Currency Fluctuations" in the 1999 AXA
Form 20-F, which is incorporated by reference in this prospectus and "Risk Factors--The trading price of AXA ADSs and dividends paid on AXA ADSs may be materially adversely affected by fluctuations in the exchange rate for converting euro into U.S. dollars" and "-Fluctuations in the value of the euro may have a significant impact on our operating results" included elsewhere in this prospectus.

                      DESCRIPTION OF CAPITAL STOCK OF AXA

    The following is a summary of the terms of AXA's capital stock, including brief descriptions of provisions contained in the STATUTS of AXA and applicable French laws in effect on the date of this prospectus. The STATUTS are the French equivalent of the Certificate of Incorporation and bylaws of a Delaware corporation. These summaries and descriptions do not purport to be complete statements of these provisions. References to provisions of the AXA's STATUTS are qualified in their entirety by reference to the full STATUTS of AXA, an English translation of which is filed as an exhibit to the registration statement on Form F-4, of which this prospectus is a part. Many of the rights and restrictions affecting AXA ordinary shares, including those associated with shareholders' meetings and voting rights, preferential subscription rights and dividends, are discussed in the "Comparison of Certain Rights of AXA Financial Stockholders and AXA Shareholders" section of this prospectus. If you would like more information about the rights of holders of AXA ADSs, you should review the "Description of AXA American Depositary Shares" section of this prospectus.

GENERAL


    As of October 20, 2000, there were 395,240,755 ordinary shares outstanding, with an aggregate nominal value of E3,616,452,908.25. All these ordinary shares were fully paid and non assessable. As of October 20, 2000:


    - 4,657,547 ordinary shares were held by AXA in its treasury or by subsidiaries of AXA,

    - 23,178,087 ordinary shares were reserved for issuance upon conversion of outstanding redeemable bonds and convertible notes, and

    - 8,881,325 ordinary shares were subject to outstanding stock options granted by AXA.

CHANGES IN SHARE CAPITAL


    As a rule, the share capital of AXA may be increased only with the approval of a majority representing two thirds of the shareholders at an extraordinary general meeting following a recommendation of the Management Board and after a prior authorization of the Supervisory Board. Increases in AXA's share capital may be effected by the issuance of additional ordinary shares which may be effected:


    - for cash,

    - in satisfaction of indebtedness incurred by AXA,

    - for assets contributed to AXA in kind,

    - by capitalization of existing reserves, profits or share premium,

    - upon conversion, exchange or redemption of equity-linked securities issued by AXA,

    - upon the exercise of share warrants or other similar securities consisting of rights to subscribe for ordinary shares or of stock options, or

    - in place of a cash dividend.

    The increase in share capital effected by capitalization of reserves, profits or share premium, requires a simple majority of the votes cast at an extraordinary meeting of shareholders. In the case of an increase in share capital in connection with the issuance of shares instead of a cash dividend the voting and quorum procedures of an ordinary meeting of shareholders will apply.

    At an extraordinary general meeting held on May 5, 1999, AXA's shareholders specifically authorized the Management Board (after prior authorization of the Supervisory Board in accordance with AXA's STATUTS) to increase AXA's share capital in connection with exchange offers by AXA to acquire shares of other companies, in accordance with
Article 193-1 of the French Company law (as newly codified in Article L.225-148 of the CODE DE COMMERCE). The AXA ordinary shares underlying the ADSs offered in the offer and merger will be issued pursuant to this provision.

    The shareholders of AXA may delegate to the Management Board the powers required to effect, in one or more stages, any increase in share capital previously authorized by them. In certain circumstances, the AXA shareholders may also delegate to the Management Board the powers required to effect any decrease in share capital previously authorized by them. Such a decision is subject to the prior authorization of the Supervisory Board.

    The share capital of AXA may be decreased only with the approval of the shareholders at an extraordinary general meeting. The share capital may be reduced by reducing the number of outstanding ordinary shares. The conditions under which the capital may be decreased will vary depending upon whether or not the reduction is attributable to losses incurred by AXA. Under French law, all holders of ordinary shares must be treated equally. If the reduction is not attributable to losses incurred by AXA, each shareholder will be offered an opportunity to participate in the share capital reduction, except in the case of a share repurchase program. The number of outstanding ordinary shares may be reduced, either by an exchange of ordinary shares or by the repurchase and cancellation by AXA of its ordinary shares. If, as a consequence of losses, the net assets (CAPITAUX PROPRES) of AXA are reduced below one-half of its share capital, the Management Board must, within four months from the approval of the accounts showing this loss, convene an extraordinary general meeting of shareholders in order to decide whether AXA ought to be dissolved before the end of its statutory term. If the dissolution is not declared, the share capital must be reduced, subject to the legal provisions concerning the minimum capital of SOCIETES ANONYMES, by an amount at least equal to the losses which could not be charged against reserves if, by the end of the second fiscal year following the fiscal year during which the accounts showing the losses have been approved, the net assets of the company have not been restored up to an amount at least equal to one-half of the share capital.

REPURCHASE AND REDEMPTION OF ORDINARY SHARES

    Under French law, AXA may not issue shares to itself. However, it may, either directly or through a financial intermediary acting on its behalf, purchase its ordinary shares for one of three purposes:

(1) to reduce its share capital by canceling the ordinary shares it purchases upon proposal of the Management Board and after prior authorization of the Supervisory Board, with its shareholders' approval at an extraordinary general meeting,

(2) to provide shares to its employees under a profit-sharing plan, or stock option plan; and

(3) to acquire up to 10% of its share capital, provided its shares are listed on a regulated market (e.g., the PREMIER MARCHE). To acquire its shares for this purpose, AXA must first file a NOTE D'INFORMATION that has received the visa of the COB and obtain its shareholders' approval at an ordinary general meeting. That approval remains valid for a period of no more than 18 months from the date of the general shareholders' meeting granting the approval.

    In the case of repurchases of ordinary shares under (3) above, AXA has one of three options. It may:

    - keep the shares as treasury shares;

    - sell or transfer them, including to its employees under a profit-sharing plan or stock option plan; or

    - cancel the shares upon proposal of the Management Board and after prior authorization of the Supervisory Board, only with its shareholders' approval at an extraordinary meeting.

    AXA may not cancel more than 10% of its outstanding share capital over any 24-month period. In addition, AXA may not repurchase under either (2) or
(3) above an amount of shares that would result in AXA holding, directly or through a person acting on its behalf, more than 10% of its outstanding share capital.

    AXA must hold any shares it repurchases in registered form. These shares must also be fully paid. Ordinary shares repurchased and held by AXA are deemed outstanding under French law but are not entitled to dividends, voting rights or preferential subscription rights.

    After making a purchase of its own shares, AXA must file monthly reports with the COB and the CONSEIL DES MARCHES FINANCIERS that contain specified information about subsequent transactions. The CMF makes this information publicly available.

MARKET MANIPULATION RULES

    Under REGLEMENT N(O) 90-04 (as amended by REGLEMENT N(O) 98-03) of the COB, AXA may not trade in its own shares (and other equity-related financial instruments) for the purpose of manipulating the market. There are three requirements that need to be satisfied for trades by a company in its own securities to be considered valid. Specifically, in order to be deemed valid:

    - trades must be executed by only one intermediary in each trading session, except during the period of issuance of any securities if the trades are made to ensure the success of the issuance;

    - any block trades may not be made at a price above the current market price; and

    - each trade must be made at a price that falls between the lowest and the highest trading price of the trading session during which it is executed.

    If the securities, like AXA's ordinary shares, are continuously quoted (COTATION EN CONTINU), then a trade must meet three further requirements to be considered valid:

    - the trade must not influence the determination of the quoted price before the opening of trading, at the first trade of the securities, at the reopening of trading following a suspension, or, as applicable, in the last half-hour of any trading session or at the fixing of the closing price;

    - the trade must not be carried out in order to influence the price of a derivative instrument relating to the securities; and

    - the trade must not account for more than 25% of the average total daily trading volume on the ParisBourse in the securities during a reference period determined by REGLEMENT N(O) 90-04.

    In addition, there are two periods during which a company is not permitted to trade in its own securities:

    - the fifteen-day period before the date on which it makes public its consolidated or annual accounts; and

    - the period beginning on the date at which the company becomes aware of information that, if disclosed, would have a significant impact on the market price of its securities and ending on the date this information is made public.

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DIVIDENDS

    AXA may distribute dividends to its stockholders from net income in each fiscal year after deductions for depreciation and provisions, as increased or reduced by any profit or loss carried forward from prior years, and as reduced by the legal reserve fund allocation described below. These distributions are also subject to the requirements of French company law and the STATUTS of AXA.

    Under French company law, AXA must allocate 5% of its net income in each fiscal year, after reduction for losses carried forward from previous years, if any, to a legal reserve fund until the amount in that fund equals 10% of the nominal amount of its share capital. The legal reserve is distributable only upon AXA's liquidation.

    Upon proposal by AXA's Management Board and subject to prior approval by the Supervisory Board, the shareholders of AXA may decide to allocate all or part of distributable profits to special or general reserves, to carry them forward to the next fiscal year as retained earnings, or to allocate them to the shareholders as dividends. The Management Board may propose a dividend for approval by the shareholders at the annual general meeting of shareholders. If AXA has earned distributable income since the end of the previous fiscal year, as reflected in an interim income statement certified by its auditors, the Management Board may distribute, subject to French company law and regulations, interim dividends to the extent of the distributable income without stockholders approval.

    AXA must distribute dividends to its shareholders pro rata according to their share holdings. Dividends are payable to holders of shares outstanding on the date of the shareholders' meeting approving the distribution of dividends, or, in the case of interim dividends, on the date the Management Board meets and approves the distribution of interim dividends. The actual dividend payment date is decided by shareholders at an ordinary general meeting or by the Management Board subject to prior approval by the Supervisory Board, if no decision is taken by the shareholders. AXA must pay any dividends or interim dividends within nine months of the end of its fiscal year. Dividends not claimed within five years of the date of payment become property of the French state.

    Under AXA's STATUTS, at an ordinary annual general meeting, the shareholders may authorize the Management Board to grant an option to each shareholder to receive dividends in either cash or additional shares.

FORM, HOLDING AND TRANSFER OF SECURITIES

FORM OF AXA ORDINARY SHARES. AXA's STATUTS provide that AXA ordinary shares may be held in registered or bearer form.

    HOLDING AND TRANSFER OF AXA ORDINARY SHARES. Under French regulations relating to the replacement of share certificates and share registers by a system of entries in share accounts (DEMATERIALISATION), AXA no longer maintains a register of holders of ordinary shares but instead maintains, through a transfer agent, share accounts in which transfers of registered ordinary shares are recorded. As a result, no share certificates are issued by or on behalf of AXA. Shareholders' ownership rights are represented by book entries instead of share certificates.

    Any owner of ordinary shares of AXA may elect to have its ordinary shares held in registered form and registered in its name in an account maintained by AXA Banque for and on behalf of AXA or held in bearer form and recorded in its name in an account maintained by an accredited financial intermediary, such as a French broker, bank or other authorized financial institution. It may, at its expense, change from one form of holding to the other. Both methods are operated through

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Sicovam SA (which we refer to in this prospectus as "SICOVAM"), an organization which maintains share and other securities accounts of French publicly quoted companies and a central depositary system through which transfers of shares and other securities in French publicly quoted companies between accredited financial intermediaries are recorded.

    In the case of ordinary shares in bearer form, the ordinary shares will be held on their holder's behalf by the accredited financial intermediary and will be recorded in an account maintained by the accredited financial intermediary with SICOVAM. That account is separate from the AXA share account. Each accredited financial intermediary will maintain a record of ordinary shares held through it and may issue certificates of registration with respect to these shares. If this alternative is adopted, the ordinary shares are referred to as being in bearer form, although no bearer document of title is issued by or on behalf of AXA with respect to them. Ordinary shares held in bearer form may only be transferred through accredited financial intermediaries.

    However, in the special case of ordinary shares held in bearer form by a beneficial owner who is not a resident of France, SICOVAM may agree to issue, upon request by AXA, a bearer depository receipt (CERTIFICAT REPRESENTATIF) with respect to such ordinary shares for use only outside France. In this case, the name of the holder is deleted from the accredited financial intermediary's books. Title to the ordinary shares represented by a bearer depository receipt will pass upon delivery of the relevant receipt outside France.

    Registered ordinary shares must be converted into bearer shares before being traded on the ParisBourse and, accordingly, must be registered in an account maintained by an accredited intermediary. A shareholder may initiate a transfer by giving instructions to the relevant accredited intermediary. For dealings on the ParisBourse, a tax assessed on the price at which the securities were traded, or IMPOT SUR LES OPERATIONS DE BOURSE, is payable at the rate of 0.3% on transactions of up to FF1 million and at a rate of 0.15% on transactions exceeding this amount, capped at FF4,000 per transaction. This tax is subject to a rebate of FF150 per transaction. However, non-residents of France are not required to pay this tax. In addition, a fee or commission is payable to the broker involved in the transaction, regardless of whether the transaction occurs within or outside France. Normally, no registration duty is payable in France, unless the transfer instrument has been executed in France.

REQUIREMENTS FOR HOLDINGS EXCEEDING SPECIFIED PERCENTAGES

    French company law provides that any person or entity that, directly or indirectly, acting alone or in concert with other shareholders, becomes the owner of more than 5%, 10%, 20%, 33 1/3%, 50% or 66 2/3% of the outstanding share capital or voting rights of AXA (including through ADSs), or whose holding falls below any of these levels, must notify AXA within fifteen calendar days and the CONSEIL DES MARCHES FINANCIERS within five trading days of exceeding or falling below the relevant level. This notification has to be made by written notice of the shareholder that states the number of ordinary shares and voting rights held by it.

    In addition, AXA's STATUTS provide that any individual or entity acting alone or in concert with others, that acquires ordinary shares resulting in a direct or indirect holding of 0.5% or more of the outstanding share capital or voting rights of AXA, including through the acquisition of AXA ADRs representing the AXA ADSs, must notify AXA by registered letter with return receipt requested within five calendar days of the date of the acquisition ("INSCRIPTION EN COMPTE") of the ordinary shares or in the case of a holder of ADSs, within five days of the registration of the ADRs representing the ADSs), as a result of which the shareholder, acting alone or in concert with others, has reached or exceeded that percentage. The individual or entity must further notify AXA pursuant to the above conditions each time an additional 0.5% threshold is passed. Any shareholder, including any holder

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of AXA ADRs representing the AXA ADSs, whose holding falls below any of these thresholds must also notify AXA.


    French company law imposes additional reporting requirements on persons who, acting alone or in concert with others, acquire more than 10% or 20% of the outstanding shares or voting rights in AXA. These persons must file with the CONSEIL DES MARCHES FINANCIERS, the COB and AXA a report disclosing their intentions for the 12-month period following the acquisition. The report must provide information as to whether the acquirer intends to continue purchasing shares, acquire control of AXA or seek nomination to the Management Board. This report must be filed within fifteen calendar days of the date either of these thresholds has been crossed. The CONSEIL DES MARCHES FINANCIERS makes the notice public and the person or persons who have acquired the voting rights must publish a press release in a financial newspaper having national circulation in France. Upon any change of intention, the acquirer must file a new report.


    In order to permit holders of ordinary shares to give the notices required by law and AXA's STATUTS, AXA is obligated to publish in the BULLETIN DES ANNONCES LEGALES OBLIGATOIRES ("BALO") not later than fifteen calendar days after AXA's annual ordinary general meeting of shareholders, information with respect to the total number of voting rights outstanding as of the date of the meeting. In addition, if the number of outstanding voting rights changes by 5% or more, AXA is required to publish in the BALO, within fifteen calendar days of a change, the number of voting rights outstanding and provide the CONSEIL DES MARCHES FINANCIERS with a written notice. In order to facilitate compliance with the notification requirements, a holder of ADSs may deliver any such notification to the depositary with respect to ordinary shares represented by ADSs and the depositary will, as soon as practicable, forward the notification to AXA and the CONSEIL DES MARCHES FINANCIERS.

    A holder of ordinary shares, including, for purposes of this paragraph, a holder of ADSs, who fails to comply with the disclosure requirements under French company law set forth in the above paragraphs, will not be permitted, in accordance with, and subject to limitations provided under French company law and the deposit agreement, to exercise voting rights with respect to any ordinary shares exceeding the above-referenced thresholds to the extent ownership of these ordinary shares was not properly disclosed to AXA, until the end of a two-year period following the date on which the holder complies with these disclosure requirements. In case of violation of the notification requirements provided for under AXA's STATUTS, the voting limitations described above will apply if one or more shareholders holding 5% or more of the share capital request their implementation and if their demand is registered in the minutes of the relevant shareholders general meeting. In addition, in both cases, a French court may in specified circumstances, upon the request of AXA's Management Board, any holder of AXA ordinary shares or the COB, eliminate all or part of the voting rights (and not only with respect to the shares in excess of the relevant threshold) of the relevant holder for a period not to exceed five years.

    Under the stock market regulations of the CONSEIL DES MARCHES FINANCIERS, and subject to limited exemptions granted by the CONSEIL DES MARCHES FINANCIERS, any person or persons acting in concert acquiring one-third or more of the share capital or voting rights of AXA must immediately notify the CONSEIL DES MARCHES FINANCIERS and initiate a public tender offer for the balance of its share capital. The tender offer must also cover all securities issued by AXA that are convertible into or exchangeable for equity securities.

    Pursuant to its STATUTS, AXA may obtain from SICOVAM, at AXA's own cost, at any time and according to the provisions of French company law, any information relating to the identity of the holders of ordinary shares and other equity-linked securities with the right to vote in general meetings of shareholders as well as the number of ordinary shares or other equity-linked securities held by any of them.

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LIQUIDATION RIGHTS

    If AXA is liquidated, the assets remaining after it pays its debts, liquidation expenses and all of its remaining obligations will first be used to repay its shares up to the amount of its stated capital. After these payments have been made, the shareholders of AXA will receive any surplus in proportion of their shareholdings.

CONVERTIBLE/EXCHANGEABLE BONDS

    On February 17, 2000, AXA issued 6,646,524 subordinated convertible notes, each of an issue price of E165.50, for an aggregate principle amount of E1,099,999,722. The interest rate is 3.75% per year payable annually on January 1 of each year and the gross yield to maturity is 6.00% per year assuming no conversion, redemption or suspension of interest payments takes place prior to maturity. The notes have a maturity date of January 1, 2017. At the time of issuance, each note was convertible into one ordinary share of AXA, subject to adjustment for transactions including the issuance of securities with preferential subscription rights the increase of share capital in specified circumstances and the absorption, merger or spin-off of the company. Each note is presently convertible into 1.01 AXA ordinary shares following adjustments made in connection with the issuance of ordinary shares by AXA in May 2000. The notes have a redemption price on maturity of E269.16 per note. AXA has the option to redeem the notes at any time after January 1, 2007 at a price offering a gross yield to redemption of 6.00% per note if the average price of an AXA ordinary share over a period of 10 consecutive trading days exceeds 125% of the early redemption price. AXA also has the option to redeem the notes prior to maturity at a price of E269.16 per note, together with accrued interest, if less than 10% of the notes issued are outstanding. There is no guarantee or other security of AXA's obligations under the notes.

    On February 8, 1999, AXA issued 8,034,204 subordinated convertible notes, each at an issue price of E165, for an aggregate principal amount of E1,524,489.945. The interest rate is 2.50% per year, payable annually on January 1 of each year, and the gross yield to maturity is 4.45% per year, assuming no conversion or redemption takes place prior to maturity. The notes have a maturity date of January 1, 2014. At the time of issuance, each note was convertible into one ordinary share of AXA, subject to adjustment for transactions, including the issuance of securities with preferential subscription rights, the increase of share capital in specified circumstances, and the absorption merger or spin-off of the company. Each note is presently convertible into 1.01 AXA ordinary shares following adjustments made in connection with the issuance of ordinary shares by AXA in May 2000. The notes have a redemption price on maturity of E230.88 per note. AXA has the option to redeem the notes at any time after January 1, 2005 at a price offering a gross yield to redemption of 4.45% per note, if the average price of the AXA ordinary share over a period of 10 consecutive trading days exceeds 125% of the early redemption price. AXA also has the option to redeem the notes prior to maturity of a price of E230.38 per note, together with accrued interest, if less than 10% of the notes issued are outstanding. There is no guarantee or other security of AXA's obligations under the notes.

    In October 1995, AXA issued mandatorily convertible bonds having an aggregate principal amount of E320,000,000. The bonds have an interest rate of 4.5% per year and a maturity date of January 1, 2001. In December 1996, certain of AXA's subsidiaries repurchased by cash E128,000,000 of aggregate principal amount of the mandatorily convertible bonds. At December 31, 1999 mandatorily convertible bonds in an aggregate principal amount of E192,000,000 were outstanding. At maturity, the outstanding bonds will be converted into an aggregate of 7.08 million AXA ordinary shares, of which 2.83 million will be owned by subsidiaries of AXA.

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                DESCRIPTION OF AXA'S AMERICAN DEPOSITARY SHARES


    The following is a summary of certain provisions of the deposit agreement pursuant to which the AXA ADRs are to be issued and a summary of certain applicable provisions of French law. The deposit agreement is among AXA, The Bank of New York, as depositary, and the holders from time to time of ADRs. This summary describes the material terms and conditions of the deposit agreement but does not purport to be complete and is qualified in its entirety by reference to the deposit agreement, which has been filed as an exhibit to the Registration Statement on Form F-4, of which this prospectus constitutes a part. The deposit agreement will also be filed as an exhibit to a registration statement on Form F-6 which will be filed with the SEC in connection with the registration of the AXA ADSs offered in the offer and merger. Additional copies of the deposit agreement are available for inspection at the Corporate Trust Office of the Depositary in New York, which currently is located at 101 Barclay Street, New York, New York 10286 and at the principal Paris office of the custodian, currently AXA Banque, or any of their successors.


    Terms used in this summary and not otherwise defined shall have the respective meanings set forth in the deposit agreement.

AMERICAN DEPOSITARY RECEIPTS

    AXA ADRs evidencing ADSs are issuable by the depositary pursuant to the deposit agreement. Each ADS initially represents one-half of an AXA ordinary share. In this description, we refer to the deposited AXA ordinary shares as of any time, together with all other securities, cash and property received by the depositary or the custodian in respect of these securities and at such time held under the deposit agreement, as the "Deposited Securities". Only persons in whose names ADRs are registered on the books of the depositary will be treated by the depositary and AXA as ADR holders.

    The depositary will hold all deposited AXA ordinary shares in bearer form unless the holder of an ADR:

    - certifies that it is a registered holder who is holding its ADR as the beneficial owner and not on behalf of, or for the benefit of, another person (which we refer to in this description as an "Eligible Owner") and

    - requests the depositary to hold the number of deposited AXA ordinary shares represented by its ADSs in registered form.


    It is expected that AXA Financial stockholders who tender their shares of AXA Financial common stock in the offer will hold the AXA ADR, representing the AXA ADSs they receive in exchange therefor in book-entry form through the Direct Registration System.


    Upon the request of any such holder, the depositary, as promptly as practicable, will cause the number of deposited AXA ordinary shares represented by that holder's ADSs to be held in registered form.

    The rights of holders and beneficial owners of ADRs are subject to the same disclosure requirements regarding acquisition and ownership of AXA ordinary shares that are applicable to holders and beneficial owners of AXA ordinary shares pursuant to the STATUTS of AXA or French law, as each may be amended from time to time. Failure to comply with these disclosure requirements may affect the holder's or beneficial owner's ability to give voting instructions in respect of the AXA ordinary shares represented by its ADSs. See "Description of Capital Stock of AXA--Form, Holding and Transfer of Securities" for a description of the disclosure requirements applicable to AXA ordinary shares and the consequences of non-compliance as of the date of this prospectus.

    DEPOSIT AND WITHDRAWAL OF AXA ORDINARY SHARES

    French law provides that ownership of capital shares issued by a French company generally will be evidenced only by a record of ownership maintained by either the issuer or its agent or an

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accredited financial intermediary, such as a bank. Thus references to deposit, receipt, surrender, withdrawal and delivery of AXA ordinary shares refer only to book-entry transfers and do not contemplate the physical transfer or delivery of certificates evidencing such AXA ordinary shares. See "Description of Capital Stock of AXA--Form, Holding and Transfer of Securities".

    Subject to the provisions of the deposit agreement, the depositary has agreed that, upon receipt of notice from the custodian as provided in the deposit agreement of a deposit of AXA ordinary shares with the custodian in form satisfactory to the custodian (in the case of AXA ordinary shares to be held in bearer form), or upon delivery to the depositary of AXA ordinary shares (in the case of AXA ordinary shares to be held in registered form), together with any required certifications, the depositary will execute and deliver, at its Corporate Trust Office to, or upon the order of, the depositor or the persons named in the custodian's notice, an ADR or ADRs registered in the name or names requested by such person or persons for the number of ADSs issuable in respect of that deposit, but only upon payment to the depositary of its fee for execution and delivery of ADRs and taxes and governmental charges.

    Upon surrender of an ADR at the Corporate Trust Office for the purpose of withdrawal of the Deposited Securities represented by that ADR, and upon payment of the fees and charges provided in the deposit agreement and subject to the other provisions of the deposit agreement, the Deposited Securities and the STATUTS of AXA, the holder of the ADR is entitled to the delivery to it, or upon its order, of the Deposited Securities at such time represented by the ADSs evidenced by such ADR. For certain limitations on the withdrawal of AXA ordinary shares, see "--Transfer of American Depositary Receipts" below. Such delivery will, as regards AXA ordinary shares, be made to an account designated by that holder:

    - in AXA's shares register maintained by AXA Banque for and on behalf of AXA in the case of AXA ordinary shares in registered form or

    - in an account maintained by an accredited financial intermediary in the case of AXA ordinary shares in bearer form.

    Holders of AXA ordinary shares generally cannot receive physical certificates evidencing such AXA ordinary shares. Under French law, no fractional AXA ordinary shares may be delivered. Therefore, the depositary will only accept the surrender for such purpose of ADSs representing a whole number of AXA ordinary shares.

    At the request, risk and expense of any holder so surrendering an ADR, and for the account of that holder, the depositary will direct the custodian to forward proper documents of title, if available, for any of the Deposited Securities to the depositary for delivery at the Corporate Trust Office of the Depositary.

    Unless requested in writing by AXA to cease doing so and subject to the provisions of the deposit agreement, the depositary may execute and deliver ADRs prior to the receipt of AXA ordinary shares and deliver AXA ordinary shares upon the receipt and cancellation of ADRs which have been pre-released. The depositary may receive ADRs in lieu of AXA ordinary shares in satisfaction of a pre-release. Each such pre-release or delivery of AXA ordinary shares must be:

    - subject to a written representation from the person to whom ADRs or AXA ordinary shares are to be delivered that that person or its customer

    -- at the time of the relevant transaction, owns the AXA ordinary shares or ADRs to be remitted, as the case may be,

    -- assigns all beneficial right, title and interest in the relevant AXA ordinary shares or ADRs, as the case may be, to the depositary in its capacity as such and for the benefit of the holders of ADRs and

    -- will not take any action with respect to these AXA ordinary shares or ADRs, as the case may be, that is inconsistent with the transfer of their beneficial ownership, including,

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       without the consent of the depositary, disposing of these AXA ordinary shares or ADRs, as the case may be, other than in satisfaction of the pre-release;

    - at all times fully collateralized with cash, U.S. government securities or other collateral of comparable safety and liquidity;

    - terminable by the depositary on not more than five business days notice;
      and

    - subject to such further indemnities and credit regulations as the depositary deems appropriate.

    The depositary will also set dollar limits with respect to pre-release transactions to be entered into with any particular pre-releasee on a case-by-case basis as the depositary deems appropriate. For purposes of enabling the depositary to fulfill its obligations to holders of ADRs under the deposit agreement, the collateral referred to in the preceding paragraph shall be held by the depositary as security for the performance of the pre-releasee's obligations to the depositary in connection with a pre-release transaction, including the pre-releasee's obligation to deliver AXA ordinary shares or ADRs upon termination of a pre-release transaction.

    Neither the depositary nor the custodian will accept for deposit any AXA ordinary shares

    - which would be, to the actual knowledge of the depositary, required to be registered under the Securities Act prior to public sale in the United States, unless a registration statement is in effect relating to these AXA ordinary shares or

    - the deposit of which would, to the actual knowledge of the depositary, infringe any provisions of French law.

    Every person depositing AXA ordinary shares under the deposit agreement, including every person depositing AXA ordinary shares on behalf of an owner of AXA ordinary shares, by taking such action will be deemed to represent and warrant that these AXA ordinary shares are validly issued, fully paid and non-assessable and that the person making the deposit is duly authorized so to do. Every such person, including every person depositing AXA ordinary shares on behalf of an owner of AXA ordinary shares, will also be deemed to represent that the relevant AXA ordinary shares are not restricted securities under the Securities Act. These representations and warranties will survive the deposit of these AXA ordinary shares and issuance of corresponding ADRs.

DIVIDENDS, OTHER DISTRIBUTIONS AND RIGHTS

    Subject to any restrictions imposed by applicable law, regulations or permits, the depositary is required to convert or cause to be converted all cash dividends and other cash distributions received by it on the Deposited Securities into U.S. dollars, to the extent that in the depositary's reasonable judgment these cash dividends or cash distributions can be converted on a reasonable basis into U.S. dollars and transferred to the United States, and to distribute as promptly as practicable in the amount received, less any reasonable and customary expenses incurred by the depositary in connection with conversion, to the ADR holders entitled to the relevant amounts in proportion to the number of ADSs held by them. The amount distributed will be reduced by any amounts required to be withheld by AXA or the depositary on account of taxes or other governmental charges. See "Taxation". It is expected that the depositary will convert euro (or any other foreign currency) into U.S. dollars by selling euro (or such other foreign currency) and purchasing U.S. dollars on the spot currency market. If the depositary determines, following consultation with AXA, that any foreign currency received by it cannot be converted on a reasonable basis into U.S. dollars and transferred to the United States, the depositary may distribute the foreign currency received by it to, or in its discretion hold the foreign currency, uninvested and without liability for interest, for the respective accounts of, the ADR holders entitled to receive the same.

    Whenever the depositary or the custodian receives any distribution, other than cash, AXA ordinary shares or rights, in respect of the Deposited Securities, the Depositary will cause the

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securities or property received by it to be distributed to the holders of ADRs entitled thereto, in proportion to their holdings, in any manner that the depositary may reasonably deem equitable and practicable for accomplishing such distribution; PROVIDED, HOWEVER, that if the depositary determines that that distribution cannot be made proportionately among ADR holders that are entitled to it, or if for any other reason the depositary deems that distribution not to be feasible, the depositary may adopt the method that it deems equitable and practicable for the purpose of effecting that distribution, including, after consultation with AXA, the public or private sale of all or any part of the securities or other property and the distribution to ADR holders that are entitled to that property of the net proceeds of the sale.

    If the holders of AXA ordinary shares are granted the option to receive dividends on their AXA ordinary shares in the form of cash or additional AXA ordinary shares, ADR holders shall be entitled to benefit from that option to the extent the offering of the option to ADR holders is lawful and practicable, and subject to the terms of the deposit agreement.

    If a distribution by AXA consists of a dividend in, or other distribution without payment of any subscription price of, AXA ordinary shares, including pursuant to any program under which holders of Deposited Securities may elect to receive cash or AXA ordinary shares, the depositary may distribute pro rata to each holder of outstanding ADRs, subject to the provisions of the deposit agreement, including the provisions in respect of the withholding of taxes and governmental charges and the payment of fees, additional ADRs for an aggregate number of ADSs representing the number of AXA ordinary shares received as dividend or free distribution. The depositary may withhold any such distribution if it does not receive adequate assurances from AXA that the distribution does not require registration under the U.S. Securities Act of 1933. Instead of distributing ADRs for fractional ADSs, the depositary will sell the aggregate of such fractions and distribute the net proceeds as in the case of a distribution received in cash, or take any other action, with the approval of AXA, as may be appropriate. If additional ADRs are not so distributed, each ADS shall also represent the additional AXA ordinary shares distributed in respect of the Deposited Securities represented by that ADS.

    If AXA offers or causes to be offered to the holders of Deposited Securities any rights to subscribe for additional AXA ordinary shares or any rights of any other nature, the depositary, after consultation with AXA, will determine the procedure to be followed to make these rights available to ADR holders or to dispose of these rights on behalf of ADR holders. If the depositary, by the terms of the rights offering or for any other reason, may not either make these rights available to ADR holders or dispose of these rights and distribute the net proceeds to the holders, then the depositary will allow the rights to lapse. If the depositary determines in its discretion that it is lawful and feasible to make these rights available to certain holders of ADRs but not to others:

    - the depositary will distribute to every ADR holder with respect to whom it determines the distribution to be lawful and feasible, in proportion to the number of ADSs held by that holder, warrants or other instruments, as set forth in the deposit agreement, and

    - in respect of ADR holders, to whom the depositary determines the distribution not to be lawful and feasible, the depositary will use reasonable efforts to sell the rights, warrants or other instruments at public or private sales, at such place or places and upon such terms as the depositary may deem proper, and distribute the proceeds of the sale (net of the fees of the depositary and all taxes and governmental charges) to these ADR holders upon an averaged or other fair and practicable basis without regard to any distinctions among these ADR holders because of exchange restrictions, the date of delivery of any ADR or otherwise.

    In circumstances in which rights would not otherwise be distributed, if a holder of an ADR requests the distribution of warrants or other instruments in order to exercise the rights allocable in respect of the ADSs evidenced by that ADR, the depositary will make these rights available to that holder upon written notice from AXA to the depositary that:

    - AXA has elected in its sole discretion to permit these rights to be exercised and

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    - the holder has executed any documents that AXA has determined in its sole discretion to be reasonably required under applicable law.

    Upon instruction pursuant to warrants or other instruments to the depositary from a holder to exercise these rights, upon payment by that holder to the depositary for the account of that holder of an amount equal to the purchase price of the AXA ordinary shares or other securities to be received upon the exercise of the rights, and upon payment of the fees of the depositary as set forth in the warrants or other instruments, the depositary shall, on behalf of the relevant holder, exercise the rights and purchase these AXA ordinary shares or other securities and will arrange for AXA ordinary shares so purchased to be deposited, and for depositary shares representing such AXA ordinary shares to be delivered to the relevant holder, under a separate deposit agreement to be entered into between AXA and the depositary providing for the issuance of depositary receipts subject to appropriate restrictions or deposit and withdrawal of AXA ordinary shares and transfers of such depositary shares as required under the Securities Act.

    Except as otherwise provided in the preceding paragraph, AXA and the depositary will not make available to ADR holders any right to subscribe for, to receive dividends in the form of, or to purchase any securities unless a registration statement under the Securities Act is in effect or unless the offering and sale of such securities to ADR holders are exempt from registration under the provisions of the Securities Act. AXA will have no obligation to register any rights or securities under the Securities Act.

    The depositary will use reasonable efforts to follow the procedures established by the French tax authorities to enable eligible U.S. holders and beneficial owners of ADRs to quality for a reduced withholding tax rate of 15% if available at the time dividends are paid, to recover any excess French withholding taxes withheld or deducted with respect to dividends and other distributions of AXA to these holders and beneficial owners of ADRs, to receive any payment in respect of the AVOIR FISCAL for which these holders and beneficial owners may be eligible from the French tax authorities and to receive a refund of any PRECOMPTE paid to the French Treasury by AXA. Upon request of any U.S. registered holder of ADRs, the depositary will provide a copy of Form RF 1A EU no. 5052 or Form RF 1A EU no. 50 53, as applicable, or such other form as may be promulgated from time to time by the French tax authorities for that purpose, together with instructions to these holders and beneficial owners. The depositary shall promptly arrange for the filing with the French tax authorities of all the forms completed by U.S. beneficial owners of ADRs and returned in sufficient time so that these forms may be filed by December 31 of the year following the calendar year in which the related dividend is paid. For more information, please see "Taxation--Ownership of AXA Ordinary Shares and ADRs--French Taxation".

RECORD DATES

    Whenever

    - any cash dividend or other cash distribution becomes payable, or any distribution other than cash is to be made,

    - rights are to be Issued with respect to the Deposited Securities,

    - for any reason there occurs a change in the number of Deposited Securities that are represented by each ADS,

    - whenever the depository shall receive notice of any meeting of, or solicitation of consents or proxies from, holders of AXA ordinary shares or other Deposited Securities, or

    - whenever AXA or the depositary finds it necessary or convenient in respect of any matter,

    - the depository will fix a record date, for the determination of holders of ADRs entitled to receive the relevant dividend, distribution or rights, or the net proceeds of their disposition, or to give or receive instructions for the exercise of voting rights at any such meeting or in respect of any such solicitation or to receive information as to any such meeting or

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      solicitation, or for fixing the date on or after which each ADS will represent the changed number of Deposited Securities.

VOTING OF THE UNDERLYING ORDINARY SHARES

    The procedures described in this summary must be followed in order for ADR holders to give voting instructions in respect of the underlying AXA ordinary shares.

    Upon receipt by the depositary of notice of any meeting of holders of AXA ordinary shares, the depositary will mail to the ADR holders:

    - A copy or summary in English of the notice of the meeting sent by AXA.

    - A statement that the registered ADR holders as of the close of business on a record date fixed by the depositary pursuant to the deposit agreement will be entitled, subject to the applicable provisions of French law, AXA's STATUTS and the Deposited Securities, which will be summarized in the statement, to instruct the depositary with regard to the exercise of the voting rights, if any, pertaining to the AXA ordinary shares or other Deposited Securities represented by the ADSs evidenced by these holders, ADRs. The record date fixed by the depositary will normally be approximately five days before the shareholders' meeting.

    - Copies or summaries in English of any materials or other documents provided by AXA for the purpose of enabling the ADR holders to give voting instructions.

    - A voting instruction card prepared by the depositary and AXA, setting forth the date established by the depositary for the receipt of the voting instruction card.

    Voting instructions may be given only in respect of a number of ADSs representing an integral number of AXA ordinary shares. In addition, a precondition for exercising any voting rights with respect to any holders of ADSs who are not registered holders of the ADRs evidencing such ADSs on the books of the depositary is that these holders arrange for deposit in a blocked account established for that purpose the relevant ADSs for a period to commence on a date to be specified, which date will not be more than five days prior to the date of the shareholders' meeting, until the completion of the meeting. For a discussion of certain additional requirements and limitations relating to an ADR holder's right to vote, see "Description of Capital Stock of AXA."

    In accordance with French company law and the STATUTS of AXA, fully paid AXA ordinary shares that have been held in registered form in the name of the same shareholder since at least the beginning of the second full calendar year preceding the date of the relevant shareholders' meeting are entitled to double voting rights. Similarly, any eligible owner who has held continuously in its name, since at least the beginning of the second full calendar year preceding the date of the relevant shareholders' meeting, ADRs evidencing ADSs representing AXA ordinary shares entitled to double voting rights will be eligible to instruct the depositary as to the exercise of double voting rights. No other ADR holder, including any beneficial owner of ADSs evidenced by ADRs registered in the name of a bank, broker or other nominee, will be eligible to instruct the depositary as to the exercise of double voting rights. Deposited AXA ordinary shares will be entitled to double voting rights to the sole extent that:

    - since at least the beginning of the second full calendar year preceding the date of the shareholder meeting in question the depositary, upon the request of holders of ADRs, has held the deposited AXA ordinary shares in registered form;

    - the relevant holders have since at least the same date continuously held ADRs evidencing ADSs representing that number of AXA ordinary shares; and

    - the relevant holders have certified to the depositary, as of the date the voting instruction card is executed, that they are, and at all times since the beginning of the second full calendar year preceding the date of the shareholder meeting in question have been, eligible owners.

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    Upon receipt by the depositary from a holder of ADRs evidencing ADSs of a properly completed voting instruction card on or before the receipt date, the depositary will either, in its discretion,

    - use its reasonable efforts, insofar as practical and permitted under any applicable provisions of French law, the STATUTS of AXA and the Deposited Securities, to vote or cause to be voted the AXA ordinary shares represented by these ADSs in accordance with any non-discretionary Instructions set forth in the voting instruction card or

    - forward these instructions to the custodian and the custodian will use its reasonable efforts, insofar as practical and permitted under any applicable provisions of French law, STATUTS of AXA and the Deposited Securities, to vote or cause to be voted the AXA ordinary shares represented by the ADSs in respect of which a voting instruction card has been received.

    In the case of a voting instruction card received In respect of any holder of ADSs who is not the registered holder of the ADRs evidencing these ADSs, the depositary will not vote or cause to be voted the number of AXA ordinary shares represented by these ADSs, unless the depositary has received verification that these ADSs have been deposited in a blocked account for the specified period.

    The depositary:

    - will not vote, or cause to be voted, or attempt to exercise the right to vote that attaches to, AXA ordinary shares represented by ADSs in respect of which the voting instruction card is improperly completed or in respect of which the voting instructions included in the voting instruction card are illegible or unclear, and

    - will, in the case where the voting instruction card is properly completed except for voting instructions relating to any resolutions to be submitted to the shareholders' meeting that have been left blank, vote in favor of these resolutions.

    The depositary and AXA may modify or amend the above voting procedures or adopt additional voting procedures from time to time as they determine may be necessary or appropriate to comply with French or United States law or the STATUTS of AXA. These modifications, amendments or additional voting procedures may limit the practical ability of registered holders and beneficial owners of ADRs to give voting instructions in respect of the AXA ordinary shares represented by ADSs or may include restrictions on the ability of registered holders and beneficial owners of ADRs to sell ADSs during a specified period of time prior to a shareholders' meeting.

REPORTS AND OTHER COMMUNICATIONS

    AXA will furnish to the depositary annual reports in English containing audited consolidated financial statements, semi-annual reports in English containing unaudited interim consolidated financial information and English versions or copies or summaries in English of notices of shareholders' meetings and other reports and communications that are made generally available by AXA to its shareholders. The depositary will mail these annual and semi-annual reports and notices of shareholders' meetings and, at the written request of AXA, any other reports and communications or summaries thereof to holders of ADRs upon receipt from AXA. AXA is exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements.

CHANGES AFFECTING DEPOSITED SECURITIES

    Upon any change in nominal value, split-up, consolidation or other reclassification of Deposited Securities, or upon any recapitalization, reorganization, merger, consolidation or sale of assets affecting AXA or to which AXA is a party, any securities received by the depositary or the custodian in exchange for, conversion of, replacement or otherwise in respect of Deposited Securities will, subject to the deposit agreement and applicable laws, including the Securities Act, be treated as new Deposited Securities under the deposit agreement, and each ADR will, subject to the deposit agreement and applicable laws, including the Securities Act, represent an appropriately adjusted

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proportional interest in the Deposited Securities so received in exchange or conversion or replacement or otherwise, unless additional or new ADRs are delivered pursuant to the following sentence. In any such case the depositary may, and shall, if AXA so requests, execute and deliver additional ADRs as in the case of a stock dividend on the AXA ordinary shares, or call for the surrender of outstanding ADRs to be exchanged for new ADRs specifically describing the new Deposited Securities.

AMENDMENT AND TERMINATION OF THE DEPOSIT AGREEMENT

    The form of the ADRs and the deposit agreement may at any time be amended by agreement between AXA and the depositary and such amendment requires no consent from ADR holders. Any amendment which imposes or increases any fees or charges, other than taxes and governmental charges, cable, telex or facsimile transmission costs, delivery costs or other such costs, or which otherwise prejudices any substantial existing right of ADR holders, will, however, not take effect as to outstanding ADRs until the expiration of 90 days after written notice of the relevant amendment shall have been mailed to holders of outstanding ADRs. Every holder of an ADR at the time the relevant amendment becomes effective will be deemed, by continuing to hold such ADR, to consent and agree to the amendment and to be bound by the deposit agreement as amended thereby. In no event may any amendment impair the right of any ADR holder to surrender its ADRs and receive in exchange the Deposited Securities represented by the ADSs evidenced by these ADRs, except where the amendment is required in order to comply with mandatory provisions of applicable law.

    Whenever so directed by AXA, the depositary has agreed to terminate the deposit agreement by mailing notice of the termination to the holders of all ADRs then outstanding at least 30 days prior to the date fixed in the notice for the termination. The depository may likewise terminate the deposit agreement if at any time 90 days shall have expired after the depositary shall have delivered AXA a written notice of its election to resign, and a successor depositary shall not have been appointed and accepted its appointment as provided in the deposit agreement. If any ADRs remain outstanding after the date of termination, the depositary thereafter will discontinue the registration of transfers of ADRs, will suspend the distribution of dividends to the holders of these ADRs and will not give any further notices or perform any further acts under the deposit agreement, except that the depositary will continue the collection of dividends and other distributions pertaining to the Deposited Securities, will sell rights such as warrants or options as provided in the deposit agreement and will continue to deliver Deposited Securities, together with any dividends or other distributions received with respect to these securities and the net proceeds of the sale of any rights or other property, in exchange for ADRs surrendered to the depositary. The applicable fees of the depositary and taxes and governmental charges will be deducted from the cash distributed or proceeds of sales.

    At any time after the expiration of one year from the date of termination, the depositary may sell the Deposited Securities and hold the net proceeds of the sale together with any cash then held, without liability for interest, for the pro rata benefit of the holders of ADRs which have not been surrendered.

CHARGES OF DEPOSITARY

    To the extent permitted by applicable law or the rules of any securities exchange upon which ADSs are listed or traded, the depositary will charge any party depositing or withdrawing AXA ordinary shares or any party surrendering ADRs or to whom ADRs are issued, including, without limitation, issuance pursuant to a stock dividend or stock split declared by AXA or an exchange of stock regarding the ADRs or Deposited Securities or a distribution of ADRs pursuant to the deposit agreement, where applicable:

    - taxes and other governmental charges;

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    - any registration fees that may from time to time be in effect for the registration of transfers of AXA ordinary shares generally by the appointed agent of AXA for transfer or exchange of AXA ordinary shares and applicable to transfers of AXA ordinary shares to or from the name of the depositary or its nominee or the Custodian or its nominee on the making of deposits or withdrawals;

    - the air courier, cable, telex and facsimile transmission expenses that are expressly provided in the deposit agreement to be at the expense of persons depositing AXA ordinary shares or holders of ADRs;

    - reasonable expenses incurred by the depositary in the conversion of foreign currency pursuant to the deposit agreement;

    - a fee of $5.00 or less per 100 ADSs (or portion thereof) for the execution and delivery of ADRs and the surrender of ADRs for the purpose of withdrawal of Deposited Securities;

    - a fee of $.02 or less per ADS (a portion thereof) for any cash distribution made pursuant to the deposit agreement, except in the case of a cash dividend or other cash distribution received from AXA on any Deposited Securities; and

    - a fee for the distribution of securities pursuant to the deposit agreement in an amount equal to the fee for the execution and delivery of ADRs referred to above which would have been charged as a result of the deposit of these securities, but which securities are instead distributed by the depositary to holders of ADRs and the net proceeds distributed.

    The depositary, subject to compliance with all applicable laws, rules and regulations and subject to the deposit agreement, may own and deal in any class of securities of AXA and its affiliates and in ADRs.

LIABILITY OF HOLDERS OF ADRS FOR TAXES

    If any tax or other governmental charge becomes payable by the custodian or the depositary with respect to any ADR or any Deposited Securities represented by the ADSs evidenced by that ADR, such tax or other governmental charge will be payable by the holder of the ADR to the depositary. The depositary may refuse to effect registration of any transfer of that ADR or any withdrawal of Deposited Securities underlying that ADR until payment is made, and may withhold any dividends or other distributions, or, after reasonably attempting to notify the relevant holder, may sell for the account of that holder, any part or all of the Deposited Securities underlying that ADR and may apply any dividends, distributions or the proceeds of any sale to pay any tax or other governmental charge. In this case, the relevant ADR holder will remain liable for any deficiency.

TRANSFER OF AMERICAN DEPOSITARY RECEIPTS

    The ADRs are transferable on the books of the depositary; PROVIDED, HOWEVER, that the depositary may close the transfer books at any time or from time to time, when transfer agents located in The City of New York generally close their transfer books, and at any other time, following consultation with AXA to the extent practicable, when deemed expedient by the depositary in connection with the performance of its duties or at the request of AXA. As a condition precedent to the execution and delivery, registration of transfer, split-up, combination or surrender of any ADR, the delivery of any relevant distribution or the withdrawal of Deposited Securities, the depositary or the custodian may require payment of a sum sufficient to reimburse it for any applicable stock transfer, registration or conversion fee and payment of any applicable fees provided in the deposit agreement.

    The depository may refuse to deliver ADRs, register the transfer of any ADR or make any distribution of, or related to, AXA ordinary shares until it has received such proof of citizenship, residence, exchange control approval or payment of taxes and other governmental charges, the identity of any person legally or beneficially interested in the ADR and the nature of that person's interest, or to provide such other information as the depositary may deem necessary or proper or

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AXA reasonably may require. The delivery, transfer and registration of transfer of ADRs generally may be suspended during any period when the transfer books of the depositary are closed, or if any such action is deemed necessary or advisable by the depositary or AXA at any time or from time to time, subject to the provisions of the deposit agreement. The surrender of outstanding ADRs and the withdrawal of Deposited Securities may not be suspended, subject only to:

    - temporary delays caused by closing the transfer books of the depositary for the deposit of AXA ordinary shares in connection with voting at a shareholders' meeting or the payment of dividends;

    - the payment of fees, taxes and similar charges; and

    - compliance with any U.S. or foreign laws or governmental regulations relating to the ADRs or to the withdrawal of the Deposited Securities.

    The depositary will keep books, at the Corporate Trust Office, for the registration and transfer of ADRs, which at all reasonable times will be open for inspection by the holders of ADRs, provided that these inspections will not be for the purpose of communicating with holders in the interest of a business or object other than the business of AXA or a matter related to the deposit agreement or the ADRs.

GOVERNING LAW

    The Deposit Agreement is governed by the laws of the State of New York.

GENERAL

    Neither the depositary nor AXA nor any of their respective directors, employees, agents or affiliates will be liable to any holder of ADRs, if by reason of any provision of any present or future law or regulation of the United States or any other country, or of any other governmental or regulatory authority or stock exchange, or by reason of any provision, present or future, of AXA's STATUTS, or by reason of any provision of any securities issued or distributed by AXA, or any offering or distribution thereof, or by reason of any act of God or war or other circumstances beyond its control, the Depositary or AXA or any of their respective directors, employees, agents, or affiliates shall be prevented, delayed or forbidden from, or be the subject of any civil or criminal penalty on account of, doing or performing any act or thing which by the terms of the deposit agreement or the Deposited Securities it is provided will be done or performed. In addition, neither will the depositary nor AXA nor any of their respective directors, employees, agents or affiliates will incur any liability to any holder of any ADR by reason of any nonperformance or delay, caused by the reasons described in the previous sentence, in the performance of any act or thing provided for by the terms of the deposit agreement, or by reason of any exercise of, or failure to exercise, any discretion provided for under the deposit agreement.

    AXA and the depositary assume no obligation nor will they be subject to any liability under the deposit agreement to holders or beneficial owners of ADRs, other than to perform their respective obligations specifically described in the deposit agreement without negligence, willful misconduct or bad faith.

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                    EXCHANGE CONTROLS AND OTHER LIMITATIONS
                           AFFECTING SECURITY HOLDERS

FOREIGN EXCHANGE CONTROLS

    Under current French foreign exchange control regulations, there are no limitations on the amount of cash payments that may be remitted by AXA to residents of the United States. Laws and regulations concerning foreign exchange controls do require, however, that all payments or transfers of funds made by a French resident to a non-resident be handled by an accredited financial intermediary. In France, all registered banks and substantially all credit establishments are accredited financial intermediaries.

OWNERSHIP OF ORDINARY SHARES OR ADSS

    Under current French company law and AXA's STATUTS, there are no general limitations on the right of non-resident or non-French persons to own or, where applicable, vote the AXA ordinary shares, whether held in the form of shares or ADSs. No prior authorization is required in connection with acquiring a controlling interest in AXA. However, both European Union and non-European Union residents must file a DECLARATION ADMINISTRATIVE, or administrative notice, with French authorities in connection with the acquisition of a controlling interest in any French company. Under existing administrative foreign direct investment regulations and administrative rulings, ownership by non-residents of France of more than 20% of a listed company's share capital or voting rights is regarded as a controlling interest, but a lower percentage might be held to be a controlling interest in certain circumstances. The factors that will be taken into account in making that determination include the existence of:

    - an option of the acquiring party to buy additional shares,

    - loans and guarantees granted by the acquiring party to the French company in amounts evidencing control over the financing of the French company, and

    - patent licenses granted by an acquiring party or management of technical assistance agreements with the acquiring party that place the French company in a dependent position vis-a-vis that party or its group.

    Under current French insurance regulations, any person, or group of persons acting in concert, who is not a resident of a member state of the European Economic Area must obtain authorization from the French Ministry of the Economy prior to entering into a transaction to acquire a direct or indirect interest, or to increase or decrease its direct or indirect interest, in AXA if such transaction would allow that person, or group of persons acting in concert, to
(i) acquire control of, or cease to control, AXA or (ii) increase its interest to 10%, 20%, 33.33% or 50% of AXA's voting power, including, in each case, through the holding of ADSs. Furthermore, any such transaction allowing such person, or group of persons acting in concert, to hold AXA ordinary shares representing in aggregate in excess of 5% of AXA's voting power requires that person to provide prior notice to the French Ministry of the Economy. No prior authorization or prior notice, as the case may be, is required for such a transaction entered into by a person, or group of persons acting in concert, who is a resident of a member state of the European Economic Area, although that person, or group of persons, is required to provide the French Ministry of the Economy with notice upon completion of the transaction.

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                        COMPARISON OF CERTAIN RIGHTS OF
                AXA SHAREHOLDERS AND AXA FINANCIAL STOCKHOLDERS

    AXA IS ORGANIZED UNDER THE LAWS OF THE REPUBLIC OF FRANCE AND THE RIGHTS OF ITS SHAREHOLDERS ARE GOVERNED BY FRENCH LAW AND AXA'S STATUTS, WHICH IS THE EQUIVALENT OF A CERTIFICATE OF INCORPORATION AND BY-LAWS IN THE UNITED STATES. AXA FINANCIAL IS INCORPORATED UNDER THE LAWS OF THE STATE OF DELAWARE AND THE RIGHTS OF ITS STOCKHOLDERS ARE GOVERNED BY THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE (WHICH WE REFER TO IN THIS DOCUMENT AS THE "DELAWARE GENERAL CORPORATION LAW") AND AXA FINANCIAL'S CERTIFICATE OF INCORPORATION AND BY-LAWS.

VOTING RIGHTS

    AXA. Each holder of ordinary shares or ADSs is entitled to one vote for each ordinary share (or two ADSs) held of record. However, holders of fully paid ordinary shares who have held these shares in registered form since at least the beginning of the second full calendar year preceding the date of a shareholders' meeting, enjoy double voting rights with respect to these shares. For a description of the circumstances under which holders of ADRs enjoy double voting rights with respect to the ordinary shares underlying their ADRs, see "Description of AXA's American Depositary Shares--Voting of the Underlying Ordinary Shares."

    AXA FINANCIAL. Each holder of shares of AXA Financial common stock is entitled to one vote for each share held of record.

AMENDMENT OF ORGANIZATIONAL DOCUMENTS

    AXA. Under French law, the shareholders have generally the power to amend the STATUTS. Such an amendment requires the approval of two thirds of the shareholders attending or represented at an extraordinary shareholders' meeting. Generally, shareholders holding one third of the voting power of AXA's outstanding ordinary shares would constitute a quorum. See "--Annual and Special Stockholders' Meetings--AXA".

    AXA FINANCIAL. Under the Delaware General Corporation Law, an amendment to the certificate of incorporation of a corporation requires the approval of the board of directors and the approval of holders of a majority of the outstanding stock entitled to vote upon the proposed amendment. In addition, holders of the outstanding shares of a class are entitled to vote as a separate class on a proposed amendment that would:

    - increase or decrease the aggregate number of authorized shares of such class (unless this class voting right has been eliminated in the certificate of incorporation in certain circumstances),

    - increase or decrease the par value of the shares of that class; or

    - alter or change the powers, preferences or special rights of the shares of that class, so as to affect them adversely.

    The AXA Financial certificate of incorporation provides that the certificate of incorporation may be amended as prescribed by Delaware law.

    Under the Delaware General Corporation Law, the stockholders have the power to adopt, amend or repeal the by-laws and the directors may also have such power if it is conferred upon them by the certificate of incorporation. The AXA Financial certificate of incorporation and by-laws allow the directors and stockholders to amend or repeal the by-laws.

APPRAISAL RIGHTS

    AXA. French company law does not provide an appraisal procedure allowing dissenting shareholders to have their shares appraised in the context of a merger or consolidation. However, French law provides that, in certain circumstances, including mergers, spin-offs, asset contributions

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or squeeze-outs, an independent expert must pass upon the fairness of the consideration being offered.

    Rights of appraisal are not available to AXA shareholders in connection with the merger.

    AXA FINANCIAL. Under the Delaware General Corporation Law, appraisal rights are available to stockholders in connection with certain mergers and consolidations. Appraisal rights are not available for any shares of stock of the constituent corporation surviving the merger if the merger did not require for its approval the vote of the holders of the surviving corporation. In general, unless otherwise provided in the corporation's certificate of incorporation, there are no appraisal rights for shares of stock (a) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the NASD, or (b) held of record by more than 2,000 holders, unless such holders are required to accept anything other than shares of stock of the surviving corporation, shares of another corporation so listed or designated or held of record by more than 2,000 holders, cash in lieu of fractional shares of such stock, or any combination of the above. Under the Delaware General Corporation Law, when appraisal rights are available, persons who hold shares of capital stock of such corporation and follow the procedures set forth in Section 262 of the Delaware General Corporation Law will be entitled to have their shares of capital stock appraised by the Delaware Court of Chancery and to receive payment of the "fair value" of their shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, as determined by that court.

PREEMPTIVE OR PREFERENTIAL SUBSCRIPTION RIGHTS

    AXA. Under French company law, shareholders have preferential rights to subscribe for additional shares to be issued on a pro rata basis. Additional shares may be subscribed for with cash or by set-off of cash debts. Shareholders have also preferential rights to subscribe for any other securities issued which may either directly result in, or carry rights to subscribe for, additional ordinary shares. Shareholders may waive their preferential subscription rights in respect of any particular offering, either individually or collectively at an extraordinary meeting. In the event of any waiver, the relevant issuance of securities must be completed within the period prescribed by law, and the AXA Management Board may offer existing holders of shares a non-transferable priority right to subscribe to the new securities issued during a limited period of time. Preferential subscription rights, if not previously waived, are transferable during the subscription period relating to a particular offering and may be quoted on the ParisBourse.

    AXA FINANCIAL. Under Delaware law, stockholders have no preemptive rights to subscribe to additional issues of stock or to any security convertible into such stock unless, and except to the extent that, these rights are expressly provided for in the certificate of incorporation. The AXA Financial Certificate of Incorporation does not provide for preemptive rights.

ACTION BY WRITTEN CONSENT OF SHAREHOLDERS

    AXA. French company law does not allow shareholder action by written consent, in lieu of a shareholder meeting, in the case of AXA.

    AXA FINANCIAL. The Delaware General Corporation Law provides that, unless otherwise provided in a corporation's certificate of incorporation, any action that may be taken at a meeting of stockholders may be taken without a meeting or provided by the Delaware General Corporation Law, without prior notice and without a vote, if the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize such action at a meeting, consent in writing. The AXA Financial certificate of incorporation does not restrict stockholder action taken by written consent.

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ANNUAL AND SPECIAL STOCKHOLDERS' MEETINGS

    AXA. ORDINARY AND EXTRAORDINARY MEETINGS. Two types of shareholders' meetings exist under French company law, ordinary and extraordinary. AXA's STATUTS provides that an annual ordinary general meeting of shareholders must be convened by the Management Board or the Supervisory Board within six months of the end of each fiscal year to approve AXA's annual accounts, as provided by French law. The Management Board or the Supervisory Board may convene other ordinary general meetings at any time of year. AXA's STATUTS further provide that an extraordinary general meeting of shareholders may be convened at any time of year. Generally, under French company law and AXA's STATUTS, mergers, increases and decreases in share capital, the creation of new classes of shares, the issuance of investment certificates or notes convertible or exchangeable into shares, the contribution of a substantial part of the company's assets, the transformation and the liquidation of the company require a prior vote of shareholders at an extraordinary general meeting. Shareholders' meetings are held for the purposes of discussion and decision as provided by French company law.

    RIGHT TO CALL MEETINGS. AXA's STATUTS provide that the Management Board or the Supervisory Board may call meetings of shareholders but, if the Management Board or the Supervisory Board fail to call a required meeting or refuse to call any meeting, AXA's statutory auditors or, under specified circumstances, an agent appointed by a court may call such meetings. One or more shareholders together holding 10% of the issued shares, or a duly qualified association of shareholders holding their shares in registered form for at least two years and together holding 1% of AXA's voting power, or any interested party in the case of an emergency may request the court to appoint such agent. French law further permits new majority shareholders to call a general meeting to consider certain matters after their acquisition of control of AXA.

    NOTICE. French law provides that at least 30 days prior to the date set for any meeting of shareholders, that meeting must be announced by means of a preliminary notice published in the BALO. The notice must indicate the type, agenda, place, date and time of the meeting.

    ATTENDANCE AND VOTING. French law requires that in order to have the right to attend or be represented at a general meeting of shareholders and vote, a holder of registered shares must have its shares registered in its name in a share account maintained by or on behalf of AXA at least five days prior to the date of the meeting. The AXA STATUTS further provide that the Management Board may waive or reduce this five day period in the interest of all shareholders. Shareholders have the right to attend and vote at shareholders' meetings either personally or by proxy.

    French law designates as a quorum the presence in person or by proxy of shareholders having not less than 25% (in the case of an ordinary general meeting) or one third (in the case of an extraordinary general meeting) of the voting power of the outstanding AXA ordinary shares. If a quorum is not present at any meeting, then the meeting is adjourned. If a shareholders' meeting is reconvened for lack of a quorum, there is no quorum requirement in the case of an ordinary general meeting, and 25% of the voting power of the outstanding AXA ordinary shares must be present (including shares voted by correspondence) for a quorum to exist for an extraordinary shareholders' meeting.

    Under French company law, shares held by entities controlled directly or indirectly by AXA do not have voting rights. For a description of the voting rights of shareholders see "--Voting Rights--AXA" above.

    French company law provides that a simple majority of the votes of the shareholders attending or represented at the meeting is required to pass a resolution at an ordinary general meeting and two-thirds of the votes of the shareholders attending or represented at the meeting is required to pass a resolution at an extraordinary general meeting.

    AXA FINANCIAL. Under the Delaware General Corporation Law, unless directors are elected by written consent in lieu of an annual meeting as provided by the Delaware General Corporation Law,

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an annual meeting of stockholders must be held for the election of directors on a date and at a time designated by or in the manner provided in the by-laws. Stockholders may, unless the certificate of incorporation otherwise provides, act by written consent to elect directors; provided, however, that, if such consent is less than unanimous, such action by written consent may be in lieu of holding an annual meeting only if all of the directorships to which directors could be elected at an annual meeting held at the effective time of such action are vacant and are filled by that action. Any other proper business may be transacted at the annual meeting. The AXA Financial by-laws provide that the board of directors shall fix the date, time and place of the meeting. AXA Financial's by-laws require the secretary or any assistant secretary to cause written notice of the place, date and hour of each meeting of the stockholders, and, in the case of a special meeting, the purpose or purposes for which the meeting is called, to be given personally or by mail, not less than 10 nor more than 60 days prior to the meeting, to each stockholder of record entitled to vote at that meeting.

    Under the Delaware General Corporation Law, a special meeting of stockholders may be called by the board of directors or by such person or persons as may be authorized in the certificate of incorporation or the by-laws. The Delaware General Corporation Law does not provide stockholders with an automatic right to call special meetings of stockholders. The by-laws of AXA Financial provide that a special meeting of stockholders may be called at any time by the Chairman of the Board of Directors, the President or the Board of Directors pursuant to a written request signed by not less than one-third of the total number of directors then in office. The by-laws of AXA Financial also provide that a special meeting of stockholders shall be called by the President, or in the event of his absence or disability, by any Vice President, in the event a vacancy exists on the Board of Directors due to the removal of a director by vote of the stockholders. In addition, a special meeting of stockholders must be called by the President or any Vice-President, as the case may be, upon receipt of a written request for the meeting by a stockholder or stockholders holding in the aggregate not less than 25% of the outstanding shares of AXA Financial at the time entitled to vote on the particular matter or matters for which the meeting is called. The written request by a stockholder or stockholders must set forth the purpose or purposes for which the meeting is called. If the President, Vice President or the Board of Directors fail to call the meeting within 20 days after creation of the vacancy or the receipt of the request or schedules the meeting to occur later than 65 days after such creation or receipt, any stockholder executing the relevant request may call the meeting.

    The AXA Financial by-laws provide that the presence in person or by proxy of the holders of a majority in voting power of the outstanding shares of stock entitled to vote at the meeting constitute a quorum. The Delaware General Corporation Law provides that shares of its own stock belonging to a corporation or to another corporation, if a majority of the shares entitled to vote in the election of directors of that other corporation is held, directly or indirectly, by the corporation, shall neither be entitled to vote nor be counted for quorum purposes. A corporation or any subsidiary of the corporation has nevertheless the right to vote stock, including but not limited to its own stock, held by it in a fiduciary capacity. The AXA Financial by-laws also provide that all other elections and questions shall, unless otherwise provided by the AXA Financial Certificate of Incorporation, the rules or regulations of any stock exchange applicable to the corporation, or applicable law or pursuant to any regulation applicable to the corporation or its securities, be decided by the affirmative vote of the holders of a majority in voting power of the shares of stock of the corporation which are present in person or by proxy at any meeting at which a quorum is present.

ELECTION OF THE MEMBERS OF THE BOARDS

    AXA

    MANAGEMENT BOARD. The business and affairs of AXA are managed by a Management Board composed of up to seven members that are appointed by the Supervisory Board. Members of the

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Management Board are appointed for three years and may be reappointed without any limitation for additional three-year terms.

    The Supervisory Board appoints one of the members of the Management Board as Chairman for a period corresponding to his term as member of the Management Board.

    SUPERVISORY BOARD. The Supervisory Board may consist of no less than three and no more than twenty-four members. French company law provides that in particular circumstances, such as in the event of a merger, the Supervisory Board may temporarily consist of up to 30 members for a period of up to three years. The members of the Supervisory Board are appointed by a majority of the shareholders at their annual general meeting. French company law does not allow for cumulative voting.

    Members of the Supervisory Board are appointed for a four year-term. The Supervisory Board appoints a Chairman and a Vice-Chairman from among its members. The Chairman calls and presides over the meetings of the Supervisory Board.

    AXA FINANCIAL. Under the Delaware General Corporation Law, the board of directors of a corporation must consist of one or more members. The number of directors must be fixed by, or in the manner provided in, the by-laws, unless the certificate of incorporation fixes the number of directors. Each director shall hold office until his or her successor is elected and qualified or until his or her earlier resignation or removal. The directors are elected at the annual meeting of stockholders. AXA Financial's by-laws permit the majority of the entire board of directors to adjust the size of the board from a minimum of thirteen to a maximum of thirty-six directors. The current number of directors is fixed at 19. The Board of Directors of AXA Financial consists of one class of directors. The business and affairs of every Delaware corporation are managed by or under the direction of a board of directors, except as may be otherwise provided in the Delaware General Corporation Law or in the corporation's certificate of incorporation.

REMOVAL OF THE MEMBERS OF THE BOARDS

    AXA.

    MANAGEMENT BOARD. Any member of the Management Board may be removed from office by a decision of a majority of AXA's shareholders present at a shareholders' meeting following the submission of a proposal to that effect by the Supervisory Board. Removal without cause or reason may constitute grounds for a claim for damages. Removal of a member of the Management Board does not automatically result in the termination of that member's employment contract with AXA. The Chairman of the Management Board may be removed from his position as Chairman (but not from his position as a member of the Management Board) by a vote of the majority of the members of the Supervisory Board, at a valid meeting of the Supervisory Board.

    SUPERVISORY BOARD. The members of the Supervisory Board may be removed from office by decision of a majority of AXA's shareholders present at a shareholders' meeting. The members of the Supervisory Board may be removed from office according to a shareholders' decision at any time without notice or indemnity.

    Pursuant to French company law, any change in the composition of the Management Board or the Supervisory Board caused by the removal, resignation or death of one or more of their members must be disclosed to the public within one month of that change.

    AXA FINANCIAL. Under the Delaware General Corporation Law and AXA Financial's by-laws, any director or the entire board of directors may be removed at any time, with or without cause, by the affirmative vote of the holders of at least a majority of the outstanding shares entitled to vote at an election of directors.

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FILLING OF VACANCIES

    AXA.

    MANAGEMENT BOARD. The Supervisory Board is responsible for filling any vacancies on the Management Board in accordance with French company law.

    SUPERVISORY BOARD. A majority of the members of the Supervisory Board present at a meeting may fill any vacancies. A meeting is validly held if more than half of the members are physically present at the meeting. Appointments made by the Supervisory Board are subject to ratification by shareholders at the general shareholders' meeting immediately following each appointment. A member appointed to replace another shall only remain in office for the remainder of the term of his predecessor. In the event that the number of the members of the Supervisory Board is reduced to less than three, the Management Board shall immediately proceed to call an ordinary meeting of shareholders in order to fill the existing vacancies.

    AXA FINANCIAL. The Delaware General Corporation Law provides that vacancies and newly-created directorships may be filled by a majority of the directors then in office, even though less than a quorum, unless (1) otherwise provided in the certificate of incorporation or by-laws of the corporation or (2) the certificate of incorporation directs that a particular class of stock is to elect such director, in which case any other directors elected by that class, or a sole remaining director elected by that class, shall fill the vacancy. Subject to the rights of preferred stockholders, AXA Financial's by-laws provide that any newly created directorships and any other vacancy occurring on the board may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director, except that the stockholders shall fill any vacancy resulting from the removal of a director by the stockholders.

POWERS AND DUTIES OF THE BOARDS

    AXA.

    MANAGEMENT BOARD. The Management Board has broad powers to act in the name of the company within the scope of the company's purpose, and subject to the authority expressly reserved by French company law to shareholders and the Supervisory Board. The Chairman of the Management Board or any of its members who has been granted the same authority may represent the company in transactions with third parties. Any limitation to the powers of the Management Board is not enforceable against third parties, who may bring legal action against the company to enforce commitments made in its name by the Chairman of the Management Board or any other member granted the same authority to represent the company, provided that the necessary publicity requirements with respect to the power of these persons to represent the Company have been met.

    Members of the Management Board may, with the approval of the Supervisory Board, assign among themselves specific tasks and positions in relation to the management of the company. Despite any such allocation of tasks, members of the Management Board are still under an obligation to meet regularly to discuss essential management issues related to the company and to exercise the requisite due diligence in managing the business and affairs of the company.

    The Management Board may at its discretion entrust one or more of its members or any non-member with special assignments, whether of a permanent or temporary nature, and grant the necessary powers to allow the assignee to perform his or her task.

    The Management Board presents its report to the Supervisory Board either orally or in writing summarizing the major developments in the management of the company. Within three months following the end of the year, the Management Board prepares the final accounts and the consolidated financial statements of AXA and submits them to the Supervisory Board for review and

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control. The Management Board also submits a proposal to the Supervisory Board with respect to the allocation of the earnings for the fiscal year.

    The Supervisory Board fixes the amount and terms of compensation for each of the members of the Management Board.

    SUPERVISORY BOARD. The Supervisory Board reviews the management of the company's business and affairs by the Management Board. This supervision may not give rise to direct or indirect management by the Supervisory Board or any of its members and may not be performed in a way that precludes the Management Board from performing its managerial duties.

    In accordance with applicable laws and regulations, specified transactions, such as the sale of real property and the granting of collateral, warrants or guarantees must be approved by the Supervisory Board. In addition, according to AXA's STATUTS certain decisions of the Management Board, including decisions on the establishment of share repurchase programs, mergers and acquisitions, strategic partnership agreements or the distribution of dividends are subject to the prior authorization of the Supervisory Board.

    The Supervisory Board sets its own internal operating procedures which are communicated to the Management Board.

    Members of the Supervisory Board receive a fixed annual fee, the amount of which is determined by the shareholders at their annual meeting. The Supervisory Board may compensate its members for the performance of special tasks or assignments in accordance with the provisions of French company law.


    AXA FINANCIAL. Delaware law provides that the board of directors has the ultimate responsibility for managing the business and affairs of a corporation. In discharging this function, directors of Delaware corporations owe fiduciary duties of care and loyalty to the corporation for which they serve as directors and to its stockholders.


    Delaware courts have held that the directors of a Delaware corporation are required to exercise an informed business judgment in the performance of their duties. An informed business judgment means that the directors have informed themselves of all material information reasonably available to them.

    Delaware courts have imposed a heightened standard of conduct upon directors of a Delaware corporation who take any action designed to defeat a threatened change in control of the corporation. The heightened standard has two elements. First, it must be demonstrated that there is a threat to corporate policy or effectiveness, and, second, that measure must be found to be reasonable in relation to the perceived threat posed. In addition, under Delaware law, when the board of directors of a Delaware corporation approves the sale or break-up of the corporation, the board of directors may, in certain circumstances, have a duty to obtain the highest value reasonably available to the stockholders.

    A director of a Delaware corporation, in the performance of such director's duties, is fully protected in relying, in good faith, upon the records of the corporation and upon the information, opinions, reports or statements presented to the corporation by any of the corporation's officers or employees, or committees of the board of directors, or by any other person as to matters the director reasonably believes are within such other person's professional or expert competence and who has been selected with reasonable care by or on behalf of the corporation.

    Under Delaware law, it is presumed that the directors of a Delaware corporation acted on an informed basis, in good faith and in the honest belief that the action taken was in the best interest of the corporation. This presumption may be overcome, however, if it is shown by a preponderance of the evidence that the directors' decision involved a breach of fiduciary duty such as fraud,

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overreaching, lack of good faith, failure of the board to inform itself properly or actions by the board to entrench itself in office.

SHAREHOLDER NOMINATIONS AND PROPOSALS

    AXA. Generally, only actions set forth in a meeting's agenda may be taken at a shareholders' meeting. Shareholders may, however, dismiss directors even if this matter was not included in the agenda. Additional resolutions may be submitted for shareholder approval at a meeting by the Management Board if made within 10 days of the publication of the preliminary notice in the BALO by:

    - one or several shareholders holding 5% of AXA's ordinary shares; or

    - a duly qualified association of shareholders who have held their shares in registered form for at least two years and hold shares representing 1% of the outstanding voting power.

    During the two weeks preceding a meeting of shareholders, any shareholder may submit by registered mail questions to the Management Board relating to the agenda for the meeting. The Management Board must respond to these questions.

    AXA FINANCIAL. A stockholder may bring business before an annual general meeting of stockholders if he was a stockholder of record at the time of giving the required notice and he is entitled to vote at the meeting. If that business relates to any matter other than the election of directors, the stockholder must have given timely notice of the business in writing to the Secretary of the corporation. To be timely, a stockholder's notice shall be delivered to and received at the principal executive offices of the corporation not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year's annual meeting. For the ability of stockholders to bring business before a special meeting of stockholders, see "--Annual and Special Stockholders' Meetings--AXA Financial."

    The by-laws of AXA Financial establish procedures that must be followed for stockholders to nominate individuals for election to the Board of Directors. Nominations by stockholders of individuals for election to the Board of Directors must be made by delivering written notice of such nomination to the Secretary of AXA Financial not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year's annual meeting. In the event that the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from that anniversary date, the stockholder's notice must be received not earlier than the 90th day prior to the annual meeting and not later than the close of business on the later of the 60th day prior to the annual meeting and the 10th day following the date on which public announcement of the date of that meeting is first made by AXA Financial. The by-laws of AXA Financial also provide that, in the event that the number of directors to be elected to the Board of Directors is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased Board of Directors made by AXA Financial at least 70 days prior to the first anniversary of the preceding year's annual meeting, a stockholder's notice will also be considered timely, but only with respect to nominees for any new positions created by the increase, if delivered to the Secretary of AXA Financial not later than the close of business on the 10th day following the date on which such public announcement is made by AXA Financial. The nomination notice must set forth certain information about the stockholder making the nomination, including name and address and class and number of shares of capital stock of AXA Financial owned beneficially and of record by that stockholder. The nomination notice must also set forth certain information about the persons to be nominated, including information concerning the nominees' principal occupations or employment and the class and number of shares of AXA Financial that are beneficially owned by each such person.

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DIVIDENDS

    AXA. AXA may distribute dividends to its shareholders from net income in each fiscal year (after deductions for depreciation and provisions), as increased or reduced by any profit or loss carried forward from prior years, and as reduced by the legal reserve fund allocation described below. These distributions are also subject to the requirements of French law and the STATUTS of AXA. Under French law, AXA must allocate 5% of its net income in each fiscal year, after reduction for losses carried forward from previous years, if any, to a legal reserve fund until the amount in that fund equals 10% of the nominal amount of its share capital. The legal reserve is distributable only upon AXA's liquidation. For additional information on dividend distributions, see "Description of Capital Stock of AXA--Dividends."

    AXA FINANCIAL. The Delaware General Corporation Law provides that a corporation may pay dividends out of its surplus (the excess of net assets over capital), or if there is no surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. The Delaware General Corporation Law also provides that dividends may not be paid out of the net profits if the corporation's capital is less than the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets.

REPURCHASE AND REDEMPTION OF ORDINARY SHARES

    AXA. Under French law, AXA may not issue shares to itself. However, it may purchase its shares for one of three purposes:

        (1) to reduce its share capital by cancelling the shares it has purchased, with the approval of the shareholders at an extraordinary general meeting,

        (2) to provide ordinary shares to its employees under a profit-sharing or stock option plan and

        (3) after obtaining approval from the shareholders at an ordinary general meeting and receiving the visa of the COB, to acquire up to 10% of its share capital, provided the shares thus acquired are listed on a regulated market.

    In the case of ordinary shares AXA repurchases under (3) above, AXA has one of three options. It may:

    - keep the shares as treasury shares,

    - sell or transfer them, including to its employees under a profit-sharing plan or stock option plan, or

    - cancel the shares, only with its shareholders' approval at an extraordinary meeting.

    AXA may not cancel more than 10% of its outstanding share capital over any 24-month period. In addition, AXA may not repurchase under either (2) or
(3) above an amount of shares that would result in AXA holding, directly or through a person acting on its behalf, more than 10% of its outstanding share capital. AXA must hold any shares it repurchases in registered form. These shares also must be fully paid. Ordinary shares repurchased and held by AXA are deemed outstanding under French law but are not entitled to dividends, voting rights or preferential subscription rights.

    AXA FINANCIAL. Under the Delaware General Corporation Law, a corporation may repurchase or otherwise acquire its own shares, except that a corporation cannot generally make such a purchase or acquisition if it would cause impairment of its capital or if the capital of the corporation is already impaired. A Delaware corporation may, however, purchase or redeem out of capital any of its preferred shares, or if no preferred shares are outstanding, any of its own shares if these shares will be retired upon acquisition and the capital of the corporation will be reduced in accordance with specified limitations.

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ANTI-TAKEOVER STATUTES

    AXA. There are no French anti-takeover statutes similar to the anti-takeover statutes enacted by certain states in the United States. However, a number of provisions are available under French company law that have certain anti-takeover effects. In the case of AXA, the relevant provisions include, among other things:

    - a company's ability to repurchase its own shares;

    - the existence of shares with double voting rights; and

    - the Management Board's ability, after prior authorization by the Supervisory Board, to increase the share capital of a company during a tender offer provided that that increase by the Management Board had previously been authorized by the shareholders, the relevant shareholders' authorization expressly refers to tender offer periods, the share issuance is not reserved and is in compliance with the company's interest.

    In addition, the stock market regulations of the CONSEIL DES MARCHES FINANCIERS require any person or persons acting in concert acquiring one-third or more of the share capital or voting rights of AXA to initiate a public tender offer for the balance of its share capital. The tender offer must also cover all securities issued by AXA that are convertible into or exchangeable for equity securities. For provisions of French company law and AXA's STATUTS imposing notification and disclosure requirements on holders whose AXA shareholding exceeds specified thresholds see "Description of Capital Stock of AXA--Form, Holding and Transfer of Securities".

    AXA FINANCIAL. AXA Financial is governed by the Delaware Corporation Law anti-takeover provision, which generally precludes a corporation from engaging in any "business combination" (I.E., mergers, consolidations, sales of significant assets, etc.) with any person that owns 15% or more of the outstanding voting stock of the corporation for a period of three years following the time that such shareholder obtained ownership of 15% or more of the outstanding voting stock of the corporation.

    The three-year waiting period does not apply, however, if

    - prior to the time such person obtained ownership of 15% or more of the outstanding voting stock of the corporation, the Board of Directors of the corporation approved either the business combination or the transaction which resulted in such shareholder owning 15% or more of such stock,

    - upon consummation of the transaction which resulted in the shareholder owning 15% or more of the outstanding voting stock of the corporation, such shareholder owned at least 85% of the voting stock of the corporation (with certain exceptions) or

    - at or subsequent to such time as the shareholder obtained 15% or more of the outstanding voting stock of the corporation, the business combination is approved by the Board of Directors and authorized at an annual or special meeting of shareholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested shareholder.

LIABILITY OF MEMBERS OF THE BOARDS

    AXA. The members of the Supervisory Board generally have no liability arising from the management of AXA as long as they have a pure supervisory role. However, they may be held liable in the event they actually participate in the management of the company or if they knowingly fail to disclose misdemeanor committed by the members of the Management Board at the general meeting of shareholders.

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    French company law provides that members of the Management Board of a company can be civilly liable to the company or to third parties for violations of the French company law, violations of AXA's STATUTS or for mismanaging the company.

    Mismanagement is broadly defined as any act, intentional or unintentional, contrary to the interest of the company. If mismanagement results in the company's bankruptcy, the members of the Management Board themselves, in their individual capacities, may be subject to the bankruptcy procedures.

    Members of the Management Board are generally jointly and severally liable for misconduct by the Management Board, unless misconduct can be attributed to certain members of the Management Board only. In particular, all of the members of the Management Board will be jointly and severally liable for actions taken by the Management Board unless individual members of the Management Board can prove they were against the action, their opposition is reflected in the minutes and they took all steps available to them to prevent the action from being taken.

    Third parties, including AXA's shareholders, bringing suit against one or more members of the Management Board must prove they have suffered an injury, either personally or through the company, and the members' action caused the injury. See "--Shareholder Suits".

    Members of the Management Board can incur criminal liability for violating certain provisions of French company law and other laws and regulations, including employment laws and securities laws and regulations specific to a company's business. In particular, French company law provides that the members of the Management Board can be fined and/or sentenced to prison if they, in bad faith and for their own direct or indirect benefit, use the company's assets or credit for purposes which they know are detrimental to the company's interests.

    AXA FINANCIAL. Under the Delaware General Corporation, the duties of the board of directors of a Delaware corporation may be enforced directly by the corporation or by a stockholder on behalf of a corporation through a derivative action against the board of directors. See "Shareholder Suits."

LIMITATION OF LIABILITY/INDEMNIFICATION OF OFFICERS AND MEMBERS OF THE BOARDS

    AXA. French company law prohibits provisions of the articles of association limiting the liability of the members of the Management or Supervisory Board. French company law also prohibits a company from indemnifying these members against their liability as described above. However, if a member of the Management or the Supervisory Board is sued by a third party and ultimately prevails in the litigation on all counts, but is nevertheless required to bear attorneys' fees and costs, AXA can reimburse those fees and costs pursuant to an indemnification arrangement with the relevant member. Any indemnification arrangement between AXA and any of the members of the Management or Supervisory Boards must be approved by AXA's shareholders.

    Members of the Management Board are jointly and severally liable to AXA or third parties, as the case may be, for any violations of the French statutory provisions governing limited liability companies (SOCIETES ANONYMES), for any breaches of the AXA's STATUTS or for acts of negligence or misconduct in the performance of their management duties.

    AXA FINANCIAL. The Delaware General Corporation Law permits a corporation to include in its certificate of incorporation a provision eliminating or limiting a director's personal liability to the corporation or its stockholders for monetary damages for breaches of fiduciary duty. However, the Delaware General Corporation Law expressly provides that the liability of a director may not be eliminated or limited for

    - breaches of his or her duty of loyalty to the corporation or its stockholders,

    - acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

    - the unlawful purchase or redemption of stock or unlawful payment of dividends or

    - any transaction from which the director derived an improper personal benefit.

    The Delaware General Corporation Law further provides that no such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective. The AXA Financial certificate of incorporation contains a provision eliminating director liability to the fullest extent permitted by the Delaware General Corporation Law.

    The Delaware General Corporation Law permits a corporation to indemnify and reimburse expenses to directors, officers, employees and agents under specified circumstances. The by-laws of AXA Financial provide that AXA Financial shall indemnify a person who was or is a party or was or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was or has agreed to become a director or officer of AXA Financial, or is or was serving or has agreed to serve at the request of AXA Financial as director or officer of AXA Financial, or with respect to any present or former director or officer, as an employee or agent, of another corporation (including, without limitation, the subsidiaries), partnership, joint venture, trust or other enterprise, including an employee benefit plan, or by reason of any action alleged to have been taken or omitted in such capacity, and may indemnify any person who was or is a party or was or is threatened to be made a party to such an action, suit or proceeding by reason of the fact that he or she is or was or has agreed to become an employee or agent of AXA Financial, or is or was serving or has agreed to serve at the request of AXA Financial as an employee or agent of another corporation (including, without limitation, the subsidiaries), partnership, joint venture, trust or enterprise, including an employee benefit plan, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her or on his or her behalf in connection with such action, suit or proceeding and any appeal therefrom, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of AXA Financial, and, with respect to any criminal action or proceeding had no reasonable cause to believe his or her conduct was unlawful. The AXA Financial by-laws also provide that in the case of an action or suit by or in the right of AXA Financial to procure a judgment in its favor (i) such indemnification is limited to the defense or settlement of such action or suit, and (ii) no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to AXA Financial unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, that person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

QUALIFICATIONS OF THE MEMBERS OF THE BOARDS

    AXA.

    MANAGEMENT BOARD. The members of the Management Board of AXA must be individuals but need not be shareholders of the company. No member of the Supervisory Board may be part of the Management Board. Members of the Management Board may sign employment contracts with AXA for a term that may exceed their term in the Management Board.

    Any member of the Management Board who during a fiscal year reaches the age of sixty-five while in office is automatically deemed to have resigned at the end of that fiscal year. However, when a member of the Management Board reaches that age, the Supervisory Board may choose to extend his term one or more times. This extension may not be for more than a three-year period.

    SUPERVISORY BOARD. The members of the Supervisory Board may be individuals or legal entities. Members of the Supervisory Board or authorized agents of legal entities members of the Supervisory Board may not stay in office past the age of seventy. However, this rule may be waived by the Supervisory Board for up to one-third of the members of the Supervisory Board (individuals or representatives of legal entities). Members of the Supervisory Board who have exceeded the age limit can only be appointed by shareholders for one term for a maximum two-year period. If any authorized agent of a legal entity which is a member of the Supervisory Board cannot remain in office for any reason, that legal entity will have to replace him promptly with someone else.

    AXA FINANCIAL. The Delaware General Corporation Law specifies no statutory criteria or qualifications for directors, and directors of a Delaware corporation need not be stockholders.

SHAREHOLDER VOTES ON CERTAIN REORGANIZATIONS

    AXA. Under French company law, the vote of holders of a two third majority of the votes of the shareholders attending or represented at the general meeting is necessary to approve a merger or consolidation. The vote is cast at an extraordinary general meeting of shareholders.

    Under French company law, the vote of the shareholders of a surviving corporation to a merger at an extraordinary general meeting is needed (except for a merger of a wholly-owned subsidiary with and into the surviving corporation).

    AXA FINANCIAL. Under the Delaware General Corporation Law, in general, the vote of holders of a majority of the outstanding shares of capital stock entitled to vote on that matter is necessary to approve a merger or consolidation. The Delaware General Corporation Law permits a corporation to include in its certificate of incorporation a provision requiring for any corporate action the vote of a larger percentage of the stock or of any class or series of stock than would otherwise be required. The certificate of incorporation of AXA Financial does not provide for the vote of a larger percentage of the stock for a merger or consolidation.

    Under the Delaware General Corporation Law, no vote of the stockholders of a surviving corporation to a merger is needed, however, unless required by the certificate of incorporation, if:

    - the agreement of merger does not amend in any respect the certificate of incorporation of the surviving corporation,

    - the shares of stock of the surviving corporation are not changed in the merger and

    - either no shares of common stock of the surviving corporation and no shares, securities or obligations convertible into such stock are to be issued or delivered under the plan of merger or the authorized unissued shares or the treasury shares of common stock of the surviving corporation to be issued or delivered under the plan of merger plus those initially issuable upon conversion of any other shares, securities or obligations to be issued in the merger does not exceed 20% of the surviving corporation's common shares outstanding immediately prior to the effective date of the merger.

    In addition, stockholders may not be entitled to vote on certain mergers with other corporations that own 90% or more of the outstanding shares of each class of voting stock of the corporation.

RIGHTS OF INSPECTION

    AXA. French company law provides that any shareholders may inspect the company's stock ledger, financial statements, resolutions proposed at general meetings, minutes of general meetings, the list of the members of the Management and Supervisory Boards and shareholders the reports of the Management and Supervisory Boards, the statutory auditors' reports, information concerning candidates for the Supervisory Board and certain of its other books and records during the company's usual business hours at the registered office of AXA. Only documents relating to the last three fiscal years are required to be made available to shareholders.

    AXA FINANCIAL. The Delaware General Corporation Law provides that any stockholder shall, upon written demand under oath stating the purpose of the inspection, have the right to inspect for any proper purpose the corporation's stock ledger, a list of its stockholders and its other books and records during the corporation's usual hours for business.

SHAREHOLDER SUITS

    AXA. Under French company law, one or more shareholders can sue the members of the Management Board and the Supervisory Board of AXA, on behalf of AXA, for damages caused to AXA by the members of the Management Board or the Supervisory Board. Any damages awarded are paid to AXA. One or more shareholders can also sue the members of the Management Board and the Supervisory Board, in his or her own name, for damages personally suffered by him or her. In such a case, any damages awarded are paid to the dissenting shareholder or shareholders. There are no class action lawsuits permitted under French company law.

    AXA FINANCIAL. Under the Delaware General Corporation Law, a stockholder may bring a derivative action on behalf of the corporation to enforce the rights of the corporation. A person may institute and maintain a derivative suit only if such person was a stockholder at the time of the transaction which is the subject of the suit. Additionally, under Delaware case law, the plaintiff generally must be a stockholder not only at the time of the transaction which is the subject of the suit, but also through the duration of the derivative suit. Delaware law also requires that the derivative plaintiff make a demand on the directors of the corporation to assert the corporate claim before the suit may be prosecuted by the derivative plaintiff, unless the demand would be futile and is, therefore, excused. Further, the plaintiff must be an adequate representative of the corporation's other stockholders. An individual also may commence a class action suit on behalf of himself and other similarly situated stockholders where the requirements for maintaining a class action under Delaware law have been met.

CONFLICT-OF-INTEREST TRANSACTIONS

    AXA. Agreements between AXA and a member of its Management or Supervisory Board are subject to the approval of the Supervisory Board unless the agreement is entered into at arm's length and in the ordinary course of business as defined by French company law. The same applies to agreements in which a member of the Management or Supervisory Board has an indirect personal interest. In addition, agreements entered into between AXA and entities that are wholly owned by, or in unlimited partnership with, any members of the Supervisory or Management Board, or in which the members of the Management or Supervisory Board are directors or officers or sit on their Management or Supervisory Board are also subject to the prior approval of the Supervisory Board. The agreement may be declared void if it is not submitted to the Supervisory Board for approval and is proven to be detrimental to AXA. Additionally, AXA's statutory auditors must be made aware of the agreement within one month of its execution and must submit a report to shareholders, who then must approve the agreement at their next meeting. If the agreement is not approved by the shareholders, it will remain enforceable by third parties against AXA, but AXA may hold the interested member of the Management or Supervisory Board liable for any damages it suffers as a result of that agreement.

    AXA FINANCIAL. The Delaware General Corporation Law provides that a transaction involving a Delaware corporation and an interested director of that corporation is not void or voidable solely for this interest if:

    - the material facts as to his or her relationship or interest are disclosed and a majority of disinterested directors authorizes the transaction in good faith,

    - the material facts are disclosed as to his or her relationship or interest and a majority of shares entitled to vote on the matter approves the transaction in good faith or

    - the transaction is fair to the corporation at the time it is authorized by the board of directors, a committee of the board of directors or the stockholders.

FINANCIAL INFORMATION AVAILABLE TO SHAREHOLDERS

    AXA and AXA Financial are each required to file periodic reports with the SEC containing certain financial information. AXA Financial files Annual Reports on Form 10-K which contain audited financial statements prepared in accordance with U.S. GAAP and quarterly reports on Form 10-Q which contain quarterly financial statements prepared in accordance with U.S. GAAP. AXA files Annual Reports on Form 20-F which contain annual financial statements prepared in accordance with French accounting principles together with a reconciliation to U.S. GAAP and periodic reports on Form 6-K which contain financial statements for the six-months ended June 30 prepared in accordance with French accounting principles together with a reconciliation to U.S. GAAP.

                                    EXPERTS


    The consolidated financial statements of AXA and its subsidiaries incorporated in this prospectus by reference to the 1999 AXA Form 20-F have been so incorporated in reliance on the report of Befec-Pricewaterhouse, member of Pricewaterhouse Coopers, independent accountants, each given upon the authority of said firm as experts in accounting and auditing.



    The parent company condensed financial statements of AXA incorporated in this prospectus by reference to the 1999 AXA Form 20-F have been so incorporated in reliance on the report of Befec-Price Waterhouse, member of PricewaterhouseCoopers, independent accountants, given upon the authority of said firm as experts in accounting and auditing.



    The consolidated financial statements of AXA Financial incorporated in this prospectus by reference to AXA Financial's Current Report on Form 8-K dated November 14, 2000, have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given upon the authority of said firm as experts in accounting and auditing.


                                 LEGAL MATTERS

    The validity of the ordinary shares to be issued pursuant to the offer and the merger will be passed upon for AXA by Linklaters.

                      WHERE YOU CAN FIND MORE INFORMATION

    AXA and AXA Financial are subject to the information and periodic reporting requirements of the United States Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance with those requirements, file annual reports and other information with the SEC. However, as a foreign registrant, AXA and its shareholders are exempt from some of the Exchange Act reporting requirements. The reporting requirements that do not apply to AXA or its shareholders include proxy solicitations rules, the short-swing insider profit disclosure rules of Section 16 of the Exchange Act and the rules regarding the furnishing of quarterly reports to the SEC, which are required to be filed only if required in our home country domicile. AXA generally does not provide quarterly financial or other quarterly information to its shareholders.

    You may read and copy any reports, statements or other information that AXA or AXA Financial file with the SEC at the SEC's public reference rooms at the following locations:

Public Reference Room          New York Regional Office       Chicago Regional Office
450 Fifth Street, N W          Seven World Trade Center       Citicorp Center
Room 1024                      Suite 1300                     500 West Madison Street
Washington, DC 20549           New York, NY 10048             Suite 1400
                                                              Chicago, IL 60661-2511

Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. These filings are also available to the public from commercial document retrieval services. Some of these documents are also available at the Internet web site maintained by the SEC at "http://www.sec.gov". AXA currently does not file documents with the SEC electronically, which means that none of the AXA SEC filings are available on the SEC's website. AXA Financial, however, does file electronically. Reports and other information concerning AXA and AXA Financial are also available for inspection at the offices of The New York Stock Exchange, which is located at 20 Broad Street, New York, New York 10005.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


    We filed a registration statement on Form F-4 on November 21, 2000, to register with the SEC the AXA ordinary shares to be issued to AXA Financial stockholders in the offer and the merger. This prospectus is a part of that registration statement and constitutes a prospectus of AXA.



    As allowed by SEC rules, this prospectus does not contain all the information you can find in our registration statement or the exhibits to the registration statement. In addition on November 21, 2000, we filed with the SEC a Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 under the Exchange Act to furnish certain information about the offer. You may obtain copies of the registration statement on Form F-4 and the Schedule TO (and any amendments to those documents) in the manner described above.


    The SEC allows us to "incorporate by reference" information into this prospectus, which means that:

    - incorporated documents are considered part of this prospectus;

    - we can disclose important information to you by referring you to those documents;


    - information in this prospectus automatically updates and supersedes information in earlier documents that are incorporated by reference in this prospectus;



    - information in a document incorporated by reference in this prospectus automatically updates and supersedes information in earlier documents that are incorporated by reference in this prospectus; and


    - information that we file with the SEC after the date of this prospectus that is incorporated by reference in this prospectus automatically updates and supersedes this prospectus.

This prospectus incorporates by reference the documents and financial statements set forth below, except to the extent modified or superseded by this prospectus, that we have previously filed with the SEC. These documents and financial statements contain important information about AXA and AXA Financial and their financial condition.


AXA SEC FILINGS/FURNISHINGS (FILE NO. 1-14410)                     PERIOD
----------------------------------------------  ---------------------------------------------
Annual Report on Form 20-F (including
Amendment No. 1 filed with the SEC on
October 11, 2000)............................   Year ended December 31, 1999

Reports on Form 6-K..........................   Furnished on January 24, 2000, February 2,
                                                2000, February 16, 2000, March 22, 2000, May
                                                11, 2000, June 22, 2000, July 21, 2000,
                                                August 31, 2000, October 19, 2000,
                                                November 8, 2000 and November 16, 2000

Financial Statements.........................   As of December 31, 1999 and 1998 and for the
                                                years ended December 31, 1999, 1998 and 1997,
                                                contained on pages 4 through 114 of Amendment
                                                No. 1 to the AXA 1999 Annual Report on Form
                                                20-F filed with the SEC on October 12, 2000


AXA FINANCIAL SEC FILINGS (FILE NO. 1-11166)                      PERIOD
--------------------------------------------   ---------------------------------------------
Annual Reports on Form 10-K..................  Year ended December 31, 1999

Quarterly Reports on Form 10-Q...............  Three months ended March 31, 2000,
                                               June 30, 2000 and September 30, 2000

Current Reports on Form 8-K..................  Filed on August 30, 2000, October 18, 2000
                                               and November 14, 2000

Financial Statements.........................  As of December 31, 1999 and 1998 and for the
                                               years ended December 31, 1999, 1998 and 1997,
                                               contained in and filed as exhibit 99.1 to the
                                               AXA Financial Current Report on Form 8-K
                                               filed with the SEC on November 14, 2000

Financial Statements.........................  As of and for the quarter ended
                                               September 30, 2000, contained on pages 1
                                               through 19 of the AXA Financial Quarterly
                                               Report on Form 10-Q filed with the SEC on
                                               November 14, 2000

Proxy Statement..............................  For the year ended December 31, 1999.

    This prospectus may also incorporate by reference additional documents that we or AXA Financial may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, including any Form 6-K which so provides, from the date of this prospectus to the date that shares of AXA Financial common stock are accepted for exchange pursuant to the offer or the date that the offer is terminated.

    We have supplied all information contained or incorporated by reference in this prospectus relating to us. All information relating to AXA Financial has been extracted from or is part of publicly available information prepared by AXA Financial. We were not involved in the preparation of the AXA Financial information or statements and, for the foregoing reasons, are not in a position to verify them.

    If you are a stockholder, we may have sent you some of the documents incorporated by reference, but you can obtain any of them through us, the SEC or the SEC's Internet web site as described above. Documents incorporated by reference are available from AXA without charge, excluding all exhibits, except that if AXA has specifically incorporated by reference an exhibit in this prospectus, the exhibit will also be provided without charge. AXA Financial stockholders may obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone from the information agent.



    IF YOU WOULD LIKE TO REQUEST DOCUMENTS FROM US, PLEASE DO SO BY
DECEMBER 15, 2000, TO RECEIVE THEM IN A TIMELY MANNER. IF YOU REQUEST ANY INCORPORATED DOCUMENTS FROM US WE WILL MAIL THEM TO YOU BY FIRST-CLASS MAIL, OR OTHER EQUALLY PROMPT MEANS, WITHIN ONE BUSINESS DAY OF RECEIPT OF YOUR REQUEST.


    This prospectus includes information required by the SEC to be disclosed pursuant to Rule 13e-3 under the Exchange Act, which governs so-called "going private" transactions by certain issuers or their affiliates. In accordance with that rule, AXA, the AXA Group Stockholders and AXA Merger Corp. have filed with the SEC, under the Exchange Act, a Tender Offer Statement on Schedule TO that contains the information required by Rule 13e-3 with respect to the transaction. This prospectus does not contain all of the information set forth in the Schedule TO, including the Rule 13e-3 information, parts of which are omitted in accordance with the regulations of the SEC. The Schedule TO, and any amendments thereto, including exhibits filed as a part thereof, will be available for inspection and copying at the offices of the SEC as set forth above.


    You should rely only on the information contained or incorporated by reference in this prospectus to accept the offer or to vote on the merger. We have not authorized anyone to provide you with information that is different from what is contained in this prospectus. This prospectus is dated
November 21, 2000. You should not assume that the information contained in this prospectus is accurate as of any date other than that date. None of the mailing of this prospectus to AXA Financial stockholders, the issuance of ADSs or ordinary shares in the offer or in the merger or the payment of cash in the offer or the merger creates any implication to the contrary.


                 LIMITATION ON ENFORCEMENT OF CIVIL LIABILITIES
       UNDER U.S. SECURITIES LAWS AGAINST AXA, ITS MANAGEMENT AND OTHERS

    AXA is a French SOCIETE ANONYME A DIRECTOIRE ET CONSEIL DE SURVEILLANCE, a form of limited liability company with a Management Board and a Supervisory Board. Most of the members of AXA's Management and Supervisory Boards and most of AXA's officers and certain of the experts named in this prospectus are non-residents of the United States, and a substantial portion of the assets of AXA and these persons are located outside the United States. As a result, it may not be possible for you to effect service of process within the United States upon AXA or these persons or to enforce against AXA or them judgments obtained in U.S. courts based upon the civil liability provisions of the U.S. Federal securities laws.

    AXA has been advised by Linklaters that, if an original action is brought in The Republic of France, based solely upon the U.S. Federal securities laws, French courts may not have the requisite jurisdiction to grant the remedies sought and that actions for enforcement of judgments of U.S. courts, rendered against the French persons referred to above, would require these French persons to waive their right under Article 15 of the French Civil Code to be sued only in The Republic of France. AXA believes that these French persons have not waived this right.

    In addition, actions in the United States under the U.S. Federal securities laws or otherwise could be affected under certain circumstances by the French law of 26 July, 1968 (as amended by the law of 16 July, 1980), which may preclude or restrict the obtaining of evidence in The Republic of France or from French persons in connection with these actions.

       INDEX TO AXA'S UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS:

Consolidated Balance Sheets as of June 30, 2000 and
  December 31, 1999.........................................      F-2

Consolidated Statements of Income for the six months ended
  June 30, 2000 and June 30, 1999 and for the year ended
  December 31, 1999.........................................      F-4

Consolidated Statements of Shareholders' Equity for the six
  months ended June 30, 2000 and for the year ended
  December 31, 1999.........................................      F-5

Consolidated Statements of Cash Flows for the six months
  ended June 30, 2000 and June 30, 1999 and for the year
  ended December 31, 1999...................................      F-6

Notes to the Unaudited Interim Consolidated Financial
  Statements................................................      F-7

                          CONSOLIDATED BALANCE SHEETS
                                     ASSETS
                               (IN EURO MILLIONS)

                                                              AT JUNE 30,    AT DECEMBER 31,
                                                                  2000             1999
                                                              ------------   ----------------
                                                              (UNAUDITED)
Fixed maturities............................................    136,898          125,137
Equity investments..........................................     47,715           40,779
Mortgage, policy and other loans............................     33,373           23,921
Real estate.................................................     12,986           12,864
Assets allocated to U.K. with-profit contracts..............     25,175           25,332
Trading account securities..................................     33,211           31,285
Securities purchased under resale agreements................     29,620           32,345
Investment in companies accounted for by the equity
  method....................................................      1,228            1,408
                                                                -------          -------
TOTAL INVESTMENTS...........................................    320,206          293,069
                                                                =======          =======
Cash and equivalents........................................     29,263           14,130
Broker-dealer receivables...................................     61,382           44,689
Deferred acquisition costs..................................      8,890            7,782
Value of purchased business inforce.........................      3,815            2,438
Goodwill....................................................      5,434            2,789
Accrued investment income...................................      3,349            3,245
Other assets................................................     38,105           29,692
Separate account assets.....................................    119,115          109,647
                                                                -------          -------
TOTAL ASSETS................................................    589,557          507,480
                                                                =======          =======

              The accompanying notes are an integral part of these unaudited interim consolidated financial statements.

                                  LIABILITIES
                               (IN EURO MILLIONS)

                                                              AT JUNE 30,   AT DECEMBER 31,
                                                                 2000             1999
                                                              -----------   ----------------
                                                              (UNAUDITED)
LIABILITIES
Future policy benefits and other policy liabilities.........    183,094         145,648
U.K. with-profit contract liabilities.......................     25,175          25,332
Insurance claims and claims expenses........................     38,228          37,703
Unearned premium reserve....................................      7,758           6,263
Securities sold under repurchase agreements.................     54,555          56,199
Broker-dealer related payables..............................     51,412          37,055
Short-term and long-term debt:
  Financing debt (Note 5)...................................      7,171           5,419
  Operating debt............................................     13,146          11,684
Accrued expenses and other liabilities......................     53,641          44,057
Separate account liabilities................................    118,684         109,001
                                                                -------         -------
TOTAL LIABILITIES...........................................    552,863         478,361
                                                                =======         =======
COMMITMENTS AND CONTINGENCIES (NOTE 9)......................
Minority interests (Note 6).................................      8,342           7,454
Subordinated debt (Note 8)..................................      6,775           4,832
Mandatorily convertible bonds and notes (Note 7)............        192             474

SHAREHOLDERS' EQUITY:
Ordinary shares, at nominal value...........................      3,597           3,260
Capital in excess of nominal value..........................      9,189           5,350
Retained earnings and reserves..............................      8,599           7,747
                                                                -------         -------
TOTAL SHAREHOLDERS' EQUITY..................................     21,385          16,357
                                                                -------         -------
TOTAL LIABILITIES, MINORITY INTERESTS, SUBORDINATED DEBT,
  MANDATORILY CONVERTIBLE BONDS AND NOTES, AND SHAREHOLDERS'
  EQUITY....................................................    589,557         507,480
                                                                =======         =======

              The accompanying notes are an integral part of these unaudited interim consolidated financial statements.

                       CONSOLIDATED STATEMENTS OF INCOME
                               (IN EURO MILLIONS)

                                                      FOR THE SIX-MONTH PERIOD
                                                                ENDED
                                                      -------------------------   FOR THE YEAR ENDED
                                                       JUNE 30,      JUNE 30,        DECEMBER 31,
                                                         2000          1999              1999
                                                      -----------   -----------   ------------------
                                                      (UNAUDITED)   (UNAUDITED)
Gross premiums and financial services revenues......     41,009        31,825           66,528
Change in unearned premium reserve..................     (1,672)       (1,227)               9
Net investment results..............................      8,711         8,596           15,630
                                                        -------       -------          -------
TOTAL REVENUES......................................     48,049        39,195           82,167
                                                        =======       =======          =======
Insurance benefits and claims.......................    (32,129)      (26,380)         (56,681)
Reinsurance ceded, net..............................         53           (31)             808
Acquisition expenses................................     (2,987)       (2,603)          (5,616)
Other administrative expenses.......................    (10,387)       (7,297)         (15,863)
Amortization of goodwill, net.......................        (85)         (398)            (634)
                                                        -------       -------          -------
TOTAL BENEFITS, CLAIMS & OTHER DEDUCTIONS...........    (45,534)      (36,709)         (77,986)
                                                        =======       =======          =======
Income before income tax expense....................      2,515         2,486            4,183
Income tax expense..................................       (748)         (626)          (1,292)
Minority interests in income of consolidated
  subsidiaries......................................       (560)         (410)            (858)
Equity in (loss) income of unconsolidated
  entities..........................................         (1)           19              (10)
                                                        -------       -------          -------
NET INCOME..........................................      1,205         1,469            2,021
                                                        =======       =======          =======

                                                                           EURO
                                                      ----------------------------------------------
Net income per ordinary share: basic (Note 10)......       3.32          4.17             5.73
Net income per ordinary share: diluted (Note 10)....       3.11          3.90             5.39
                                                        =======       =======          =======

              The accompanying notes are an integral part of these unaudited interim consolidated financial statements.

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                   (IN EURO MILLIONS EXCEPT NUMBER OF SHARES)

                                         ORDINARY SHARES
                                       --------------------   CAPITAL IN
                                        NUMBER                 EXCESS OF      RETAINED
                                          IN       NOMINAL      NOMINAL     EARNINGS AND
                                       MILLIONS     VALUE        VALUE        RESERVES      TOTAL
                                       ---------   --------   -----------   ------------   --------
BALANCE AT DECEMBER 31, 1998.........    350.29      3,204       5,118          5,215       13,537
                                        -------     ------      ------         ------      -------
Cumulative effect of change in
  accounting principle...............        --         --          --            (16)         (16)
Issuance of ordinary shares..........      1.16         11         102             --          113
Cash dividend........................        --         --          --           (582)        (582)
Exercise of stock options............      3.30         30          82             --          112
Conversion of bonds..................      1.58         14          49             --           63
Revision of goodwill from Royale
  Belge acquisition..................        --         --          --             52           52
Impact of currency fluctuations......        --         --          --            954          954
Change in goodwill from UAP
  acquisition........................        --         --          --             88           88
Transition allowance.................        --         --          --              7            7
Effect of internal restructurings....        --         --          --              8            8
Net income...........................        --         --          --          2,021        2,021
                                        -------     ------      ------         ------      -------
BALANCE AT DECEMBER 31, 1999.........    356.33      3,259       5,351          7,747       16,357
                                        -------     ------      ------         ------      -------
Issuance of ordinary shares with
  preferential subscription rights...     30.23        277       3,378             --        3,654
Issuance of ordinary shares (a)......      2.02         19         197             --          216
Cash dividend........................        --         --          --           (713)        (713)
Exercise of stock options............      0.38          3          13             --           16
Conversion of bonds (excluding
  mandatorily convertible bonds).....      0.06         --           7             --            7
Conversion of 6% mandatorily
  convertible bonds..................      4.11         38         245             --          282
Impact of currency fluctuations......        --         --          --            344          344
Transition allowance.................        --         --          --              3            3
Effect of internal restructurings....        --         --          --             14           14
Net income...........................        --         --          --          1,205        1,205
                                        -------     ------      ------         ------      -------
BALANCE AT JUNE 30, 2000
  (UNAUDITED)........................    393.13      3,596       9,190          8,600       21,385
                                        =======     ======      ======         ======      =======

------------------------------

(a) In the six-month period ended June 30, 2000, the fully consolidated subsidiary, AXA Participations, was merged with AXA, the holding company, resulting in the issuance of AXA ordinary shares of 2.02 million and increasing AXA's shareholders' equity by E216 million.

              The accompanying notes are an integral part of these unaudited interim consolidated financial statements.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                               (IN EURO MILLIONS)

                                                        FOR THE SIX-MONTH PERIOD
                                                                  ENDED                YEAR ENDED
                                                      -----------------------------   DECEMBER 31,
                                                      JUNE 30, 2000   JUNE 30, 1999       1999
                                                      -------------   -------------   ------------
                                                       (UNAUDITED)     (UNAUDITED)
NET INCOME..........................................       1,205           1,469          2,021
Adjustments to reconcile net income to net cash
provided by operating activities:
  Net realized investment gains.....................      (2,136)         (2,016)        (3,669)
  Minority interests in income......................         560             410            858
  Depreciation and amortization expense.............         262             432          1,999
  Change in insurance liabilities...................       8,502           9,060         14,863
  Net change in trading activities and broker-dealer
    receivables & payables..........................      (2,326)            930           (494)
  Net change in repurchase agreements...............       1,081           1,678          9,817
  Other (a).........................................       4,317           3,497          8,381
                                                         -------         -------        -------
NET CASH PROVIDED BY OPERATING ACTIVITIES...........      11,465          15,460         33,776
                                                         -------         -------        -------
Cash flows from investing activities:
Maturities and sales:
  Fixed maturities..................................      29,229          16,460         42,110
  Equity investments................................      11,670          17,884         20,388
  Real estate.......................................         559             267          1,692
  Loans and other...................................         904           1,435          3,138
Purchases:
  Fixed maturities..................................     (28,939)        (18,235)       (38,666)
  Equity investments................................     (13,533)        (20,813)       (50,517)
  Real estate.......................................        (192)           (175)          (668)
  Loans and other (b)...............................      (9,486)        (12,641)       (14,046)
Net purchases of property and equipment.............         (30)            (69)          (133)
                                                         -------         -------        -------
NET CASH USED IN INVESTING ACTIVITIES...............      (9,818)        (15,887)       (36,703)
                                                         -------         -------        -------
Cash flows from financing activities:
  Short and long term debt..........................       2,761           1,439            818
  Mezzanine capital.................................       1,857           1,586          2,126
  Issuance of ordinary shares.......................       4,176             512            222
  Dividends.........................................        (973)           (735)          (974)
                                                         -------         -------        -------
NET CASH PROVIDED BY FINANCING ACTIVITIES...........       7,821           2,802          2,192
                                                         -------         -------        -------
Net impact of foreign exchange fluctuations.........         697             577            837
Change in cash due to change in scope of
consolidation.......................................       5,071           2,677          3,548
Change in cash due to reclassifications.............        (103)           (405)            58
Cash and cash equivalents beginning of period.......      14,130          10,421         10,421
                                                         -------         -------        -------
CASH AND CASH EQUIVALENTS END OF PERIOD.............      29,263          15,644         14,130
                                                         =======         =======        =======

------------------------------

(a) Other debtors and creditors including reinsurance deposits.

(b) Includes the movement in separate account assets

              The accompanying notes are an integral part of these unaudited interim consolidated financial statements.

        NOTES TO THE UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

    As used herein, the "Company" refers to AXA, a French SOCIETE ANONYME (a form of limited liability company), while "AXA" refers to the Company and its subsidiaries, directly or indirectly held.

    "Year-end consolidated financial statements" refer to AXA's consolidated financial statements for the year ended December 31, 1999 included under "Item 18--Financial Statements" of the 1999 AXA Form 20-F, which includes Amendment No.1 filed with the SEC on October 11, 2000.

    For the six months ended June 30, 2000 and 1999 and at June 30, 2000, the unaudited interim consolidated financial statements have been prepared in French francs and translated into euros using the legal conversion exchange rate of E1.00 = FF6.55957 applicable since January 1, 1999. The unaudited interim consolidated financial statements for the six months ended June 30, 2000 and 1999 were published in euros.

    The notes to the unaudited interim consolidated financial statements mention only those events and transactions which have had a material impact on the balance sheet at June 30, 2000 and the statements of income for the six months ended June 30, 2000 and 1999. For more detailed information on the financial condition of AXA, see the 1999 AXA Form 20-F.

1  ACCOUNTING AND DISCLOSURE CHANGES

    The interim consolidated financial statements and financial data as of June 30, 2000 and for the six months ended June 30, 2000 and 1999 is unaudited; however, in the opinion of AXA, the interim consolidated financial statements and financial data includes all adjustments, consisting only of normal recurring adjustments necessary for a fair statement of the financial condition and results of operations for the interim periods.

    In accordance with the French National Accounting Board's (CONSEIL NATIONAL DE LA COMPTABILITE--CNC) recommendation dated March 18, 1999 and a recommendation made by the Commission des Operations de Bourse ("the COB"), the French stock exchange authority, on June 3, 1999, the interim consolidated financial statements are prepared using the same accounting policies, estimates and presentation as those used to prepare the year-end consolidated financial statements, except for certain adjustments required for interim reporting purposes.

2  CHANGES IN PRESENTATION

    The principal changes in presentation of AXA's consolidated financial statements for the six-month period ended June 30, 2000 compared to the six-month period ended June 30, 1999 are set out below. Data for the six months ended June 30, 1999 have been restated for comparative purposes.

    - For segment reporting purposes, the amortization of goodwill on acquired businesses is included as a charge against income of the acquired businesses and not of the acquiring company. This presentation is only for segmental reporting purposes and, therefore, there is no impact arising from foreign exchange differences.

    - The segmentation of activities has been revised to reflect certain changes during the period. The International Insurance segment, which includes reinsurance and transnational insurance business, was formed during the second half of 1999. The transnational insurance business activities were included previously in the Property and Casualty Insurance Segment.

    - In order to improve the reporting of profitability measurements for AXA's operating units, certain general expenses that were previously charged to the intermediate holding companies have been reallocated to the operating units.

    - In 1999 there was an intra-group operation which resulted in a reclassification of E51 million between general expenses and net investment result with no impact to net income.

3  PRINCIPAL CHANGES IN SCOPE OF CONSOLIDATION

- NEWLY CONSOLIDATED COMPANIES

    The following companies were included in the scope of consolidation during the six months ended June 30, 2000:

    - the acquisition of Nippon Dantai in March 2000 whereby AXA contributed cash of approximately E1 billion (Y105 billion) as an increase to AXA Nichidan Holding's capital. At June 30, 2000 AXA's interest in AXA Nichidan Holding was 92.5%. The accounting year end is September 30 and, therefore, the acquisition had no impact on AXA's unaudited consolidated operating results for the six months ended June 30, 2000. However, AXA's unaudited consolidated balance sheet as of June 30, 2000 includes the opening balance sheet of AXA Nichidan. As a result of the acquisition, AXA's total assets at June 30, 2000 increased by E35.6 billion of which, on a preliminary basis, approximately E1.6 billion and E1.4 billion relates to goodwill and the value of purchased business in force, respectively. The consolidated operating results of AXA Nichidan Holding from the date of acquisition through to September 30, 2000 will be included in AXA's consolidated operating results for the year ended December 31, 2000.

    - AXA Reinsurance acquired John Hancock P&C Insurance Company and USF RE Insurance Company, which were consolidated from January 1, 2000. These acquisitions did not materially impact AXA's unaudited consolidated balance sheet and statement of income as of and for the six-month period ended June 30, 2000.

- ENTITIES NO LONGER CONSOLIDATED

    - In Italy, Eurovita was deconsolidated following a change of control in the company (January 2000).

    - In Germany, Tellit Vie was sold (January 2000).

    - In Malaysia, SIME AXA was sold (January 2000).

    These changes did not have a material impact on AXA's unaudited consolidated balance sheet and statement of income as of and for the six-month period ended June 30, 2000.

- OTHER CHANGES

    - The buyout of minority interests in AXA China Region by AXA increased AXA's ownership interest from 34.7% to 47.1% (December 1999): the accounting year end for AXA China Region is September 30.

    - In connection with capital units issued by Alliance Capital Management Holding and acquired by AXA Financial, AXA's ownership interest increased from 34.0% to 37.0% (June 2000).

    - AXA continued to buy AXA Colonia shares on the open market therefore increasing AXA's interest from 86% to 90.2%. In addition, due to AXA Financial's stock repurchase program, AXA's interest in AXA Financial increased from 58.4% to 58.5% on June 30, 2000.

    - The fully consolidated subsidiary, AXA Participations, was merged with AXA, the Holding Company, effective from January 1, 2000.

4 SEGMENT INFORMATION

- GROSS PREMIUMS AND FINANCIAL SERVICES REVENUES BY SEGMENT AND GEOGRAPHIC
  REGION

                                    REVENUES
                               (IN EURO MILLIONS)

                                                               FOR THE SIX-MONTH    FOR THE YEAR
                                                                 PERIOD ENDED          ENDED
                                                              -------------------   ------------
                                                              JUNE 30,   JUNE 30,   DECEMBER 31,
                                                                2000       1999         1999
                                                              --------   --------   ------------
LIFE INSURANCE..............................................   21,448     17,218       37,091
  France....................................................    6,485      4,777       10,555
  United States.............................................    6,402      5,046       10,777
  United Kingdom............................................    3,952      3,474        7,206
  Asia/Pacific..............................................    1,574      1,301        2,859
  Germany...................................................    1,374      1,255        2,757
  Belgium...................................................      512        410          912
  Other.....................................................    1,151        955        2,025

PROPERTY AND CASUALTY.......................................    8,396      6,912       13,592
  France....................................................    2,136      2,219        3,926
  Germany...................................................    1,899      1,573        2,766
  United Kingdom............................................    1,376        777        2,008
  Belgium...................................................      685        701        1,285
  Other.....................................................    2,301      1,642        3,607

INTERNATIONAL INSURANCE.....................................    2,308      1,860        3,109
  AXA Corporate Solutions...................................    2,136      1,721        2,819
    * AXA REASSURANCE.......................................    1,417        983        1,385
    * AXA GLOBAL RISKS......................................      697        732        1,400
    * AXA CESSIONS..........................................       22          6           34
  Assistance................................................      147        137          281
  Other transnational activities............................       25          2           10

ASSET MANAGEMENT............................................    1,244        858        1,928
  Alliance Capital..........................................    1,061        743        1,674
  AXA Investment Managers...................................      170        104          227
  National Mutual Funds Management..........................       13         12           27

OTHER FINANCIAL SERVICES....................................    7,612      4,976       10,806
  Donaldson, Lufkin & Jenrette..............................    7,061      4,390        9,671
  Other financial and real estate companies.................      552        586        1,136

HOLDING COMPANIES...........................................        1         --            1
                                                              =======    =======      =======
TOTAL.......................................................   41,009     31,825       66,528
                                                              =======    =======      =======

- STATEMENTS OF INCOME BY SEGMENT

                                                           FOR THE SIX-MONTH PERIOD ENDED JUNE 30,2000
                                 -----------------------------------------------------------------------------------------------
                                                                                               OTHER
                                             PROPERTY     INTERNATIONAL       ASSET          FINANCIAL
                                   LIFE     & CASUALTY      INSURANCE      MANAGEMENT        SERVICES       HOLDINGS     TOTAL
      (IN EURO MILLIONS)         --------   -----------   -------------   -------------   ---------------   ---------   --------
Gross premiums and financial
  services revenues............    21,448       8,396          2,308           1,244            7,612             1       41,009
Change in unearned premium
  reserve......................      (129)       (907)          (636)             --               --            --       (1,672)
Net investment results.........     6,740       1,370            370             121              226          (116)       8,711
                                 --------     -------        -------         -------          -------         -----     --------
TOTAL REVENUES.................    28,060       8,860          2,041           1,365            7,838          (115)      48,049
                                 --------     -------        -------         -------          -------         -----     --------
Insurance benefits and
  claims.......................   (24,396)     (6,260)        (1,472)             --               --            --      (32,129)
Reinsurance ceded, net.........         4          89            (11)             --               --            --           53
Acquisition expenses (a).......    (1,323)     (1,328)          (336)             --               --            --       (2,987)
Other administrative
  expenses.....................    (1,173)       (982)          (126)           (988)          (7,129)           11      (10,387)
Amortization of goodwill,
  net..........................       (20)        (37)           (11)             (9)              (5)           (4)         (85)
                                 --------     -------        -------         -------          -------         -----     --------
TOTAL BENEFITS, CLAIMS & OTHER
  DEDUCTIONS                      (26,907)     (8,517)        (1,985)           (997)          (7,134)            8      (45,534)
                                 --------     -------        -------         -------          -------         -----     --------
Income before income tax
  expense......................     1,152         343             56             368              704          (107)       2,515
Income tax (expense) benefit...      (411)        (56)             6             (80)            (238)           31         (748)
Minority interests in (income)
  loss of consolidated
  subsidiaries.................      (173)         38             (3)           (205)            (243)           26         (560)
Equity in (loss) income of
  unconsolidated entities......        16           1             --              (2)             (15)           --           (1)
                                 --------     -------        -------         -------          -------         -----     --------
NET INCOME (LOSS)..............       584         324             58              81              208           (51)       1,205
                                 --------     -------        -------         -------          -------         -----     --------

                                                          FOR THE SIX-MONTH PERIOD ENDED JUNE 30, 1999
                                 -----------------------------------------------------------------------------------------------
                                                                                               OTHER
                                             PROPERTY     INTERNATIONAL       ASSET          FINANCIAL
                                   LIFE     & CASUALTY      INSURANCE      MANAGEMENT        SERVICES       HOLDINGS     TOTAL
      (IN EURO MILLIONS)         --------   -----------   -------------   -------------   ---------------   ---------   --------
Gross premiums and financial
  services revenues............    17,218       6,912          1,860             859            4,976            --       31,825
Change in unearned premium
  reserve......................       (82)       (611)          (534)             --               --            --       (1,227)
Net investment results.........     6,396       1,087            296              91               31           695        8,596
                                 --------     -------        -------         -------          -------         -----     --------
TOTAL REVENUES.................    23,532       7,388          1,622             950            5,007           695       39,195
                                 --------     -------        -------         -------          -------         -----     --------
Insurance benefits and
  claims.......................   (20,289)     (4,904)        (1,187)             --               --            --      (26,380)
Reinsurance ceded, net.........        42         (90)            17              --               --            --          (31)
Acquisition expenses (a).......    (1,314)     (1,040)          (249)             --               --            --       (2,603)
Other administrative
  expenses.....................      (871)       (869)          (144)           (727)          (4,548)         (138)      (7,297)
Amortization of goodwill,
  net..........................       (14)        (31)            (3)            (11)              (7)         (332)        (398)
                                 --------     -------        -------         -------          -------         -----     --------
TOTAL BENEFITS, CLAIMS & OTHER
  DEDUCTIONS...................   (22,446)     (6,934)        (1,566)           (738)          (4,555)         (470)     (36,709)
                                 --------     -------        -------         -------          -------         -----     --------
Income before income tax
  expense......................     1,085         454             56             212              453           226        2,486
Income tax (expense) benefit...      (313)        (56)           (32)            (80)            (157)           12         (626)
Minority interests in (income)
  loss of consolidated
  subsidiaries.................      (219)        (39)            (5)            (99)            (151)          103         (410)
Equity in income of
  unconsolidated entities......        17           2             --              --               --            --           19
                                 --------     -------        -------         -------          -------         -----     --------
NET INCOME.....................       570         362             19              33              144           341        1,469
                                 --------     -------        -------         -------          -------         -----     --------

                                                              FOR THE YEAR ENDED DECEMBER 31, 1999
                                 -----------------------------------------------------------------------------------------------
                                                                                               OTHER
                                             PROPERTY     INTERNATIONAL       ASSET          FINANCIAL
                                   LIFE     & CASUALTY      INSURANCE      MANAGEMENT        SERVICES       HOLDINGS     TOTAL
      (IN EURO MILLIONS)         --------   -----------   -------------   -------------   ---------------   ---------   --------
Gross premiums and financial
  services revenues............    37,091      13,593          3,109           1,928           10,806            --       66,528
Change in unearned premium
  reserve......................        (1)        207           (197)             --               --            --            9
Net investment results.........    11,665       2,392            576             210              193           595       15,630
                                 --------    --------        -------         -------         --------         -----     --------
TOTAL REVENUES.................    48,755      16,191          3,488           2,139           10,999           595       82,167
                                 --------    --------        -------         -------         --------         -----     --------
Insurance benefits and
  claims.......................   (42,226)    (11,409)        (3,046)             --               --            --      (56,681)
Reinsurance ceded, net.........        36         437            335              --               --            --          808
Acquisition expenses (a).......    (2,614)     (2,450)          (551)             --               --            --       (5,616)
Other administrative
  expenses.....................    (1,913)     (1,800)          (250)         (1,629)         (10,016)         (256)     (15,863)
Amortization of goodwill,
  net..........................       (31)        (69)            (6)            (18)             (48)         (463)        (634)
                                 --------    --------        -------         -------         --------         -----     --------
TOTAL BENEFITS, CLAIMS & OTHER
  DEDUCTIONS                      (46,748)    (15,291)        (3,518)         (1,647)         (10,064)         (719)     (77,986)
                                 --------    --------        -------         -------         --------         -----     --------
Income before income tax
  expense......................     2,006         901            (30)            492              935          (123)       4,183
Income tax (expense) benefit...      (516)       (265)           (17)           (154)            (347)            8       (1,292)
Minority interests in (income)
  loss of consolidated
  subsidiaries.................      (409)        (69)            (4)           (254)            (322)          201         (858)
Equity in (loss) income of
  unconsolidated entities 31...        31           4             --              --              (45)           (1)         (10)
                                 --------    --------        -------         -------         --------         -----     --------
NET INCOME (LOSS)..............     1,112         571            (51)             84              221            84        2,021
                                 --------    --------        -------         -------         --------         -----     --------

------------------------------

(a) Includes amortization expense for value of purchased business inforce, change in deferred acquisition expense and other related external costs.

5  FINANCING DEBT

    Long-term and short-term financing debt increased to E7,171 million at June 30, 2000, an increase of E1,752 million since December 31, 1999. This increase was primarily attributable to AXA Financial which borrowed
$1,450 million (E1,519 million) from Bank of America N.A. at 7.06% for a three month period. These funds were used to purchase newly issued Alliance Capital units in connection with the acquisition of Sanford C. Bernstein (see Note 12).

6  MINORITY INTERESTS

                                                              JUNE 30,   DECEMBER 31,
                                                                2000         1999
                      (EURO MILLIONS)                         --------   ------------
Minority interests at January 1.............................   7,454        5,237
                                                               -----        -----
Acquisition of Guardian Royal Exchange......................      --        1,025
Acquisition of Nippon Dantai................................      94           --
Buyout of AXA China Region minority interests...............    (215)          --
Capital increase of Alliance Capital........................     528           --
Acquisition of AXA Colonia minority interests...............     (80)          --
Dividends paid by consolidated subsidiaries.................    (268)        (507)
Impact of foreign currency fluctuations.....................     262          851
Other changes...............................................       7          (10)
Minority interests in income................................     560          858
                                                               -----        -----
MINORITY INTERESTS AT END OF PERIOD.........................   8,342        7,454
                                                               =====        =====

7  MANDATORILY CONVERTIBLE BONDS AND NOTES

    In January 1997, in conjunction with the acquisition of UAP, AXA issued 2,057 6% convertible notes, or E282 million aggregate principal amount, (the "AXA Notes"). The AXA Notes matured on January 1, 2000. According to the terms of the AXA Notes at maturity, the AXA Notes were converted into 2,000 shares for each note, or 4.1 million ordinary shares, on January 3, 2000.

8  SUBORDINATED DEBT

    In accordance with the French insurance code, debt for which reimbursement is subordinated to other creditors in the event of a company's liquidation, insolvency or bankruptcy and which has an original maturity of at least five years (notice period of at least five years in the case of perpetual debt) is considered mezzanine capital.

                                                                                 AT DECEMBER 31,
                                                              AT JUNE 30, 2000        1999
                     (IN EURO MILLIONS)                       ----------------   ---------------
AXA, THE COMPANY
  Perpetual Notes, variable.................................       1,266              1,240
  Perpetual Notes...........................................         234                234
  Subordinated Convertible Notes............................       1,518              1,524
  Subordinated Perpetual Notes, 7.25% (a)...................         500                 --
  Subordinated Convertible Notes, 3.75% due 2017 (b)........       1,099                 --

EQUITABLE LIFE:
  Surplus Notes, 6.95% due 2005.............................         419                396
  Surplus Notes, 7.70% due 2015.............................         209                198

DONALDSON, LUFKIN & JENRETTE:
  Subordinated Exchange Notes, 9.58% due 2003...............         215                203
  Redeemable Preferred Stock, through 2001..................         602                570

NICHIDAN LIFE:
  Subordinated debt (c).....................................         222                 --

BANQUE IPPA:
  Subordinated Notes, variable, through 2004................         132                132

NATIONAL MUTUAL LIFE:
  Deferrable Loan Agreement, variable rate due 2001.........         180                173

Other subordinated debt (under Euro 100 million each).......         179                162
                                                                   -----              -----
TOTAL.......................................................       6,775              4,832
                                                                   =====              =====

------------------------------

(a) In March 2000, the Company issued E500 million 7.25% undated subordinated notes. The notes can be redeemed by the Company in full at par (100% of the nominal amount) being E25 per note at any time.

(b) In February 2000, the Company issued E1,099 million 3.75% subordinated convertible notes. The proceeds were used primarily to finance the acquisition of minority interests in AXA China Region and the acquisition of Nippon Dantai. The conversion into shares of all notes issued would result in the issuance of 6.7 million AXA ordinary shares. The Company has the right to redeem these notes starting in January 2007 at a price of E196.00 per note. The issuance price per note was E165.50. Unless previously converted, redeemed or cancelled, the notes will mature and become repayable in full on January 1, 2017 at a price of E269.16 per note.

(c) Nichidan Life (formerly Nippon Dantai) issued various subordinated debt in 1998 to several financial institutions which matures in ten years. The borrowings are primarily variable rate notes. On certain of the notes the interest rate is LIBOR plus 100 basis points and on other notes the interest rate is the long term prime rate plus 0.1% (which increases to the long term prime rate plus 0.5%).

9  CHANGES IN OFF-BALANCE SHEET COMMITMENTS

   There was no significant change in off-balance sheet commitments during the six-months ended June 30, 2000.

10  NET INCOME PER ORDINARY SHARE

    The calculation of basic net income per ordinary share assumes no dilution and is based on the weighted average number of ordinary shares outstanding for the period. The calculation of diluted net income per ordinary share reflects the dilution that would have occurred if potential ordinary shares had been issued and shared in the net income of AXA, if the effect of the potential ordinary shares would have been dilutive. Potential ordinary shares include share options granted but not exercised and potential ordinary shares on convertible debt (on an 'if converted' basis).

    The weighted average number of share options outstanding during the year 1999 but not included in the calculation of diluted net income per ordinary share because the exercise price exceeded the average market price of AXA's shares (that is, they were 'anti-dilutive') was 12.2 million. There were no anti-dilutive share options outstanding in the six-month period ended June 30, 2000 and 1999.


                                                       JUNE 30,              JUNE 30,            DECEMBER 31,
                                                         2000                  1999                  1999
                                                  -------------------   -------------------   -------------------
  (IN EURO MILLIONS EXCEPT PER ORDINARY SHARE     ORDINARY     NET      ORDINARY     NET      ORDINARY     NET
              AMOUNTS IN EURO AND                  SHARES     INCOME     SHARES     INCOME     SHARES     INCOME
          ORDINARY SHARES IN MILLIONS)            --------   --------   --------   --------   --------   --------
NET INCOME......................................   363.31     1,205      352.24     1,469      352.99     2,021
  Net income per ordinary share (basic).........               3.32                  4.17                  5.73
                                                   ------     -----      ------     -----      ------     -----
EFFECT OF DILUTIVE SECURITIES
  Dilutive securities issued by subsidiaries
    (a).........................................       --       (20)         --       (15)         --       (29)
  Share options.................................     3.18        --        4.56        --        2.72        --
  Convertible debt..............................    16.00        23        9.24         9        9.24        20
  Redeemable bonds, and mandatorily convertible
    bonds and notes.............................     7.18         5       11.19         9       11.19        19
                                                   ------     -----      ------     -----      ------     -----
NET INCOME ATTRIBUTABLE TO ORDINARY SHARES AND
  POTENTIALLY DILUTIVE SECURITIES...............   389.67     1,213      377.22     1,472      376.14     2,031
  Net income per ordinary share (diluted).......               3.11                  3.90                  5.39
                                                   ------     -----      ------     -----      ------     -----


------------------------------

(a) Stock options issued by subsidiaries of AXA which are not 100% owned by AXA, principally AXA Financial and its subsidiaries, Alliance Capital and Donaldson, Lufkin & Jenrette.

11  RELATED PARTY TRANSACTIONS

   In the six-month period ended June 30, 2000, AXA sold 1,118,407 million of treasury shares to FINAXA for E166 per share representing the quoted market price at that date. This transaction resulted in a capital gain of E60 million (net group share). There were no other significant changes in the nature of related party transactions during the six months ended June 30, 2000 from those disclosed in the consolidated financial statements for the year ended
December 31, 1999.

12  OTHER SIGNIFICANT ITEMS

-  ACQUISITION OF SANFORD C. BERNSTEIN BY ALLIANCE CAPITAL


    On October 2, 2000, Alliance Capital Management L.P. and Alliance Capital Management Holding L.P., both affiliates of AXA Financial completed the acquisition of substantially all the assets and assumed substantially all the liabilities of Sanford C. Bernstein Inc., an asset management company based in New York for a total consideration of $3.5 billion consisting of $1.4 billion in cash and 40.8 million units of limited partnership interests of Alliance Capital Management L.P. In connection with this transaction, AXA Financial has agreed to provide liquidity to the former shareholders of Sanford C. Bernstein after a two-year lock-out period by allowing the 40.8 million private units of limited partnership interest to be sold to AXA Financial over the subsequent eight years, but generally not more than 20% of such units in any one annual period. To fund the cash portion of the acquisition, AXA Financial in June 2000 purchased 32.6 million units of limited partnership interest of Alliance Capital Management L.P. for an aggregate purchase price of $1.6 billion.


-  INSURANCE CLAIMS RESERVES

    Due to deteriorating loss ratios in the former Guardian Royal Exchange property and casualty insurance portfolios in the United Kingdom and Ireland, together with a review of more current information available on claims experience and a change in the U.K. regulations relating to bodily injury claims, additional insurance reserves have been established in respect of this business.

    Amounts relating to the former Guardian Royal Exchange property and casualty insurance portfolio for the period prior to the date of acquisition were recorded in the opening balance sheet: E74 million for United Kingdom
(E52 million net of tax, E29 million net group share) and E63 million in Ireland (E50 million net of tax, E28 million net group share). In addition, provisions of E65 million and E11 million, net group share, for the United Kingdom and Ireland, respectively, were recorded as a charge against income in the six-month period ended June 30, 2000.

DECEMBER 1999 STORMS IN THE WESTERN EUROPE

    During the six-month period ended June 30, 2000, the cost incurred in respect of these storms increased by E47 million (net group share), from E106 million (net group share) for the year ended December 31, 1999.

-  BUSINESS COMBINATIONS

    In the six-month period ended June 30, 2000, gross goodwill increased by E2,679 million, primarily due to the following, using foreign exchange rates as at June 30, 2000:

    - Acquisition of Nippon Dantai- goodwill of E1,640 million to be amortized over 30 years.

    - Increase in ownership interest of Alliance Capital Management--goodwill of E562 million to be amortized over 20 years.

    - Buyout of minority interests in AXA China Region--goodwill of E300 million to be amortized over 20 years.

    - Guardian Royal Exchange -- an increase in insurance claims reserves which impact the opening balance sheet of Guardian Royal Exchange, goodwill was revalued resulting in an increase of E102 million, which will be amortized over the same period as the original goodwill established at time of acquisition in 1999.

    Goodwill amortization for the six-months ended June 30, 2000 and 1999 was E85 million and E398 million, respectively. Goodwill amortization for the six-month period ended June 30, 1999 included an exceptional amortization charge of E329 million in respect of the acquisition of Guardian Royal Exchange. This charge related to a significant deficiency in insurance claims reserves recorded in the opening balance sheet by AXA due to a difference bertween local statutory basis (for the acquired company) and AXA's accounting policies on establishing property and casualty reserves.

13  SUMMARY OF DIFFERENCES BETWEEN FRENCH GAAP AND U.S. GAAP

    The unaudited interim consolidated financial statements have been prepared in accordance with French GAAP. French GAAP differs with U.S. GAAP in certain material respects. Such differences impact the methods of measuring the amounts shown in the financial statements, financial statement classification and presentational differences and additional disclosures under U.S. GAAP.

    A summary of significant differences in accounting principles is provided in
Note 28 of the December 31, 1999 consolidated financial statements included in the 1999 AXA Form 20-F. The reconciliation of shareholders' equity and net income from French GAAP to U.S. GAAP as of June 30, 2000 and for the six months ended June 30, 2000 and 1999 presented in the tables below have been prepared on this basis as there have been no material changes in accounting principles since December 31, 1999.

    The effect on consolidated net income and shareholders' equity of applying the significant differences between French GAAP and U.S. GAAP is summarized below.

                                                                    FOR THE SIX-MONTH         FOR THE YEAR
                                                                      PERIOD ENDED               ENDED
                                                              -----------------------------   DECEMBER 31,
                                                              JUNE 30, 2000   JUNE 30, 1999       1999
(IN EURO MILLIONS EXCEPT PER ORDINARY SHARE AMOUNTS IN EURO)  -------------   -------------
                                                               (UNAUDITED)     (UNAUDITED)
CONSOLIDATED NET INCOME IN ACCORDANCE WITH FRENCH GAAP....        1,205           1,469           2,021
  Differences in scope of consolidation...................           56             126             564
  Purchase accounting and goodwill........................         (177)            282             (17)
  Investment accounting and valuation.....................          (52)           (157)           (182)
  Deferred acquisition costs..............................          (27)            (10)             (3)
  Catastrophe equalization reserves.......................          (42)             18            (141)
  Future policy benefits..................................          (19)            (12)            (16)
  Deferred taxes..........................................           (2)             --               2
  Elimination of inter-company transactions...............          (13)             --             (18)
  Elimination of gain in treasury shares..................          (75)             --              --
  Change in unrealized investment losses (gains) on assets
    allocated to U.K. with-profit contracts...............          312            (863)         (1,486)
  Restructuring provisions................................           (2)            (57)            110
  Adjustment on dilution gain (Sun Life & Provincial
    Holdings).............................................           --             (76)            (61)
  Other items.............................................           (4)            (28)             53
  Tax effect of U.S. GAAP reconciling adjustments.........           24             227             382
                                                                  -----           -----          ------
CONSOLIDATED NET INCOME IN ACCORDANCE WITH U.S. GAAP......        1,184             919           1,209
                                                                  =====           =====          ======
Net income per ordinary share
  --basic.................................................         3.30            2.68            3.46
  --diluted...............................................         3.13            2.50            3.32

Under French GAAP, in accounting for U.K. with-profit contracts, revenue and expense are matched in net income by including both changes in the estimated fair values of assets allocated to U.K. with-profit contracts and corresponding increases or reductions in the liability for U.K. with-profit policyholder benefits. U.S. GAAP, which was developed in an environment that differs from the one in which the U.K.
  with-profit contract was developed, requires the change in unrealized investment gains and losses on assets allocated to U.K. with-profit contracts be excluded from net income, while requiring recognition of the corresponding change in the liability for with-profit policyholder benefits in net income.
  Accordingly, AXA believes this exclusion results in amounts that do not fully reflect the economic effect of the U.K. with-profit contracts. A rise in the fair value of these assets results in an increase in the liability for policyholder benefits and a reduction in AXA's consolidated U.S. GAAP net income. The adjustment below reversed the exclusion of the change in unrealized investment gains and losses on assets allocated to U.K. with-profit contracts and sets forth the net income in accordance with U.S. GAAP, except for such adjustment, resulting in a presentation AXA believes is more meaningful under the circumstances.

CONSOLIDATED NET INCOME IN ACCORDANCE WITH U.S. GAAP......        1,184             919           1,209
Change in net unrealized investment (losses) gains on assets allocated to U.K. with-profit contracts, net of deferred
  tax.....................................................         (218)            596           1,030
                                                                  -----           -----          ------
CONSOLIDATED NET INCOME IN ACCORDANCE WITH U.S. GAAP, EXCEPT
  FOR ADJUSTMENT FOR THE CHANGE IN UNREALIZED INVESTMENT
  GAINS OR LOSSES ON ASSETS ALLOCATED TO U.K. WITH-PROFIT
  CONTRACTS...............................................          966           1,515           2,239
                                                                  -----           -----          ------
Net income per ordinary share
  --basic.................................................         2.69            4.41            6.41
  --diluted...............................................         2.56            4.11            6.08

                                                           AT JUNE 30, 2000   AT DECEMBER 31, 1999
                   (IN EURO MILLIONS)                      ----------------   --------------------
                                                             (UNAUDITED)
CONSOLIDATED SHAREHOLDERS' EQUITY IN ACCORDANCE WITH
  FRENCH GAAP............................................       21,385               16,358
  Differences in scope of consolidation..................          696                  675
  Purchase accounting and goodwill.......................        1,319                1,606
  Investment accounting and valuation....................        3,663                3,840
  Deferred acquisition costs.............................          316                  272
  Catastrophe equalization reserves......................          487                  508
  Future policy benefits.................................         (121)                 (99)
  Deferred taxes.........................................          (12)                 (16)
  Elimination of intercompany transactions...............         (164)                (162)
  Treasury shares........................................         (383)                (265)
  Adjustment on dilution gain (Sun Life & Provincial
    Holdings)............................................           --                 (111)
  Other items............................................          335                  280
                                                               -------              -------
SUBTOTAL.................................................       27,521               22,886
Unrealized investment gains on real estate allocated to
U.K. with-profit contracts...............................         (206)                (214)
                                                               -------              -------
CONSOLIDATED SHAREHOLDER'S EQUITY IN ACCORDANCE WITH
  U.S. GAAP..............................................       27,315               22,672
                                                               =======              =======

-  COMPREHENSIVE INCOME

    Comprehensive income includes net income and represents the change in shareholders' equity during a period from non-owner sources. It includes "other comprehensive income" which represents revenues, expenses, gains and losses that under U.S. GAAP are excluded from net income. The changes in AXA's U.S. GAAP accumulated other comprehensive income were as follows:

                             ACCUMULATED OTHER COMPREHENSIVE INCOME
                                       (IN EURO MILLIONS)
                                                        JUNE 30, 2000           DECEMBER 31, 1999
                                                   -----------------------   -----------------------
                                                     U.S.                      U.S.
                                                     GAAP     ADJUSTED (A)     GAAP     ADJUSTED (A)
                                                   --------   ------------   --------   ------------
BALANCE AT JANUARY I IN ACCORDANCE WITH
  U.S. GAAP......................................    7,938        4,704        6,920        4,126
                                                    ------       ------       ------       ------
Unrealized appreciation (depreciation) of
  investments, net of tax and reclassification
  adjustments....................................     (337)         (99)         372         (412)
Impact of currency fluctuations..................      343          320          636          981
Effect of restructurings and intercompany sales
  of consolidated subsidiaries...................       74           74           10           10
                                                    ------       ------       ------       ------
BALANCE AT END OF PERIOD IN ACCORDANCE WITH
  U.S. GAAP......................................    8,018        4,999        7,938        4,704
                                                    ======       ======       ======       ======

(a) U.S. GAAP, except for adjustment for the change in net unrealized gains (losses), net of deferred tax, on assets allocated to U.K. with-profit contracts.

    Comprehensive income, being net income plus the change in other comprehensive income during the period, in accordance with U.S. GAAP totaled E1,264 million for the six-month period ended June 30, 2000. The balance in the cumulative translation adjustment is based on movements in the account since 1994.

- NET INCOME PER ORDINARY SHARE

    The calculation of basic and diluted net income per ordinary share under U.S. GAAP is based on the same methodology as for French GAAP (see Note 10). However, differences arise due to the underlying differences in accounting principles as noted below.

    For the six months ended June 30, 2000, the negative impact of dilutive securities issued on a U.S. GAAP basis is set out below:

    - The dilution effect of publicly-listed subsidiaries with stock option plans: E14.3 million on a U.S. GAAP basis compared to E20 million on a French GAAP basis.

    - Ordinary shares of AXA held by AXA and its subsidiaries are treasury shares. Under U.S. GAAP treasury shares are treated as a reduction in the weighted average number of ordinary shares outstanding used in calculating the net income per ordinary share whereas under French GAAP treasury shares do not impact the calculation of net income per ordinary share. The weighted average number of treasury shares for the six months ended
      June 30, 2000 was 4.16 million.

    - The recognition of additional interest expense of E31 million being the amortization of premium on the E1,524 million 2.5% subordinated convertible debt issued in February 1999 and the E1,099 million 3.75% subordinated convertible debt issued in February 2000. Under the terms of both arrangements, the issuer (AXA) has the right of early redemption at a price greater than the original issue price per note. The earliest redemption dates are January 2005 and January 2007 in respect of such debt issued in 1999 and 2000. Under French GAAP, the additional premium over the original issue price is not amortized whereas under U.S. GAAP the premium is amortized over the period up to the earliest redemption date and, therefore, decreased net income and shareholders' equity under U.S. GAAP and effected the net income per ordinary share on a diluted basis.

- UNAUDITED PRO FORMA INFORMATION RELATING TO GUARDIAN ROYAL EXCHANGE

    In May 1999 AXA acquired Guardian Royal Exchange which was accounted for by the purchase method of accounting under French GAAP. The results of operations of Guardian Royal Exchange for the period since the date of acquisition are included in the AXA's consolidated financial statements at June 30, 2000 (full six months) and at June 30, 1999 (for the two-month post-acquisition period).

    The following summarized unaudited pro forma information as determined under French GAAP presents the consolidated results of operations of AXA for the six-month period ended June 30, 1999 and the corresponding six-month prior period ended June 30, 1998 and assume the Guardian Royal Exchange acquisition had taken place on January 1 of each year and (1) excludes the exceptional amortization of goodwill of E118 million, net group share which was recorded against the French GAAP earnings in six months ended June 30, 1999 relating to a significant deficiency in insurance claims reserves of the acquired companies at the date of acquisition, (2) excludes profit recognized in earnings in 1999 due to the dilution of AXA's ownership interest in Sun Life & Provincial Holdings to 56.3% from 71.6% (E503 million, group share included in the six months ended June 30, 1999) in connection with the issuance of capital by Sun Life & Provincial Holdings to fund the acquisition of Guardian Royal Exchange, and (3) includes an adjustment to reflect the decrease in earnings in Sun Life & Provincial Holdings consolidated by AXA due to the dilution of AXA's ownership interest in Sun Life & Provincial Holdings arising from the transaction (decrease of E18 million for the four-month period prior to the Guardian Royal Exchange acquisition in 1999 and a decrease of E39 million for the six month period ended June 30, 1998, on a pro forma basis).

---------------------------------------------------------------------------------------
                                                              FOR THE SIX MONTHS ENDED
                                                                      JUNE 30,
                                                              -------------------------
                                                                 1999          1998
          AMOUNTS IN ACCORDANCE WITH FRENCH GAAP:             (UNAUDITED)   (UNAUDITED)
        (IN EURO MILLIONS EXCEPT FOR PER SHARE DATA)          -----------   -----------
Gross premiums and financial services revenues..............     32,284        31,219
Net income..................................................      1,065           980
                                                                 ------        ------
Net income per ordinary share:
  --Basic...................................................       3.02          2.95
  --Diluted.................................................       2.82          2.75
---------------------------------------------------------------------------------------

    The amounts include Guardian Royal Exchange's pro forma results of operations for the six months ended June 30, 1998 and for the first four months ended April 30, 1999 prior to the acquisition, and actual results of operations for the post-acquisition two-month period ended June 30, 1999, for those Guardian Royal Exchange operations acquired and retained by AXA. The pro forma results of operations were, for the pre-acquisition period, determined using the historical financial statements of Guardian Royal Exchange prepared under generally accepted accounting principles in the United Kingdom and adjusted in certain material respects to conform with French GAAP. In addition, the pro forma results of operations include amortization of the intangible assets and interest expense on debt issued to finance the purchase.

    The effects of other acquisitions during the six-month period ended June 30, 2000 and the corresponding prior period were not material and, accordingly, have been excluded from the pro forma presentation.

    These pro forma consolidated results of operations have been prepared for comparative purposes only and are not indicative of the results of operations which actually would have resulted had the acquisition occurred on the dates indicated, or which may result in the future.

14  NEW ACCOUNTING STANDARDS

FRENCH GAAP

    In 1999, the COMITE DE LA REGLEMENTATION COMPTABLE (French National Accounting Regulations Committee) issued a statement setting forth a new basis for preparing consolidated financial statements in France. For insurance business, this statement becomes effective January 1, 2001 and, therefore, changes would be reflected in AXA's consolidated financial statements in 2001. The effect of this statement on French insurance companies is currently under review. Based on current information available, the basis for preparing and presenting AXA's Consolidated Financial Statements under French GAAP should not be affected materially.

U.S. GAAP

    Statement of Position No. 98-7 ("SOP 98-7") entitled "Accounting for Insurance and Reinsurance Contracts That Do Not Transfer Insurance Risk" became effective January 1, 2000. SOP 98-7 provides guidance on the method of accounting for insurance and reinsurance contracts that do not transfer insurance risk, using the deposit method of accounting. SOP 98-7 did not have a material impact on AXA's consolidated financial condition or results of operations.

    In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 133 ("FAS 133") "Accounting for Derivative Instruments and Hedging Activities". In June 1999, the FASB issued Statement of Financial Accounting Standards No. 137 ("FAS 137"), "Deferral of the Effective Date of FASB Statement No 133". FAS 137 allows entities which have not yet adopted FAS 133 to defer its effective date to all fiscal years beginning on or after June 15, 2000 (that is for AXA's Consolidated Financial Statements beginning January 1, 2001). In June 2000, the FASB issued Statement of Financial Accounting Standards No. 138 ("FAS 138"), "Accounting for Certain Derivative Instruments and Certain Hedging Activities--An Amendment of FASB Statement No. 133", which amended certain provisions of FAS 133.

    These new standards establish accounting and reporting standards for derivative instruments, including derivatives embedded in assets and liabilities, and for hedging activities. It requires all derivatives to be recognized on the balance sheet at fair value. The accounting for changes in the fair value of a derivative depends on its intended use. Derivatives not used in hedging activities must be adjusted to fair value through earnings. Changes in the fair value of derivatives used in hedging activities will, depending on the nature of the hedge and hedge effectiveness, be recorded in earnings and/or other comprehensive income (a separate component of equity). For all hedging activities, the ineffective portion of a derivative's change in fair value will be recognized immediately in earnings.

    AXA continues to evaluate the potential impact of implementing these new accounting standards, which will depend, among other things, on additional interpretations of the standards prior to the effective date, any potential changes to AXA's current strategy regarding investments in derivatives and hedging, and the extent to which AXA's existing hedging strategies will meet the requirements of hedge effectiveness.

    The SEC staff issued Staff Accounting Bulletin No. 101 "Revenue Recognition in Financial Statements" ("SAB 101"). The implementation of SAB 101 was delayed by the SEC until no later than the quarter ending December 31, 2000. SAB 101 is not expected to have a material impact on AXA's consolidated financial condition or results of operations.

15  SUBSEQUENT EVENTS

    AXA and its subsidiaries were involved in the following material transactions subsequent to June 30, 2000:

    - In July 2000, AXA acquired the minority interests (43.8%) in Sun Life & Provincial Holdings for approximately L2.3 billion (E3.7 billion based on an exchange rate on the date of the acquisition). AXA financed the acquisition primarily through the issuance of 30.2 million newly issued ordinary shares. The net cash proceeds of this offering were approximately E3.7 billion. On July 12, 2000, the transaction was declared fully unconditional, at which time Sun Life & Provincial Holdings was delisted from the London Stock Exchange. The transaction was completed on July 26, 2000. Under French GAAP the excess purchase price, including the costs of transactions, over the portion of the assets acquired and liabilities assumed, using carrying values at date of acquisition, will be recorded as goodwill. Under U.S. GAAP the excess purchase price, including the costs of transactions, over the portion of the assets acquired and liabilities assumed, using fair values at date of acquisition, will be recorded as goodwill.

    - On July 25, 2000, AXA proposed a financial reorganization relating to the Inherited Estate of AXA Equity & Law, one of its life insurance subsidiaries in the United Kingdom. As a consequence of the financial reorganization, a portion of the assets of AXA Equity & Law that have accumulated over the years (the Inherited Estate) will be attributed to AXA as the shareholder, and a portion will be allocated to policyholders in the form of policy bonuses and cash distributions. If approved by a sufficient percentage of policyholders (over 35%) and the Court, the financial impact of this reorganization in AXA's consolidated financial statements will be determined by the percentage of policyholders electing in favor of the proposal and the valuation of the Inherited Estate at December 31, 2000. If approved, this reorganization will lead to a change in accounting principles relating to U.K. with-profit contracts and the way income is calculated for AXA's U.K. life insurance subsidiaries under French GAAP and U.S. GAAP. The impact of the financial reorganization on AXA's consolidated results of operations, liquidity and financial position under both French GAAP and U.S. GAAP in future periods is currently under review.

    - On August 30, 2000, AXA Financial and certain of its affiliates entered into an agreement to sell to Credit Suisse Group their 71% interest in Donaldson, Lufkin & Jenrette. The consideration consists of
      U.S. $2.4 billion plus 25.7 million shares of Credit Suisse Group. The sale of Donaldson, Lufkin & Jenrette closed on November 3, 2000.

    - On October 17, 2000, AXA, AXA Merger Corp. and AXA Financial entered into a Merger Agreement relating to the acquisition by AXA and AXA Merger Corp. of the minority interests in AXA Financial pursuant to an exchange offer followed by a second-step merger. Pursuant to the terms of the Merger Agreement, AXA Financial minority shareholders will receive 0.295 of an AXA ADS and $35.75 in cash for each share of AXA Financial common stock. Similar to the acquisition of the minority interests in Sun Life & Provincial Holdings, goodwill will be recognized, and the basis for determining goodwill under French GAAP will differ from that determined under U.S. GAAP. In addition to the difference in determining goodwill, since AXA will be issuing ADSs in connection with the transaction, goodwill will be charged directly to shareholders' equity in proportion to the value of the ADSs issued to total purchase price paid. The remaining goodwill will be recognized as an asset and amortized over its useful life. Under U.S. GAAP, the entire amount representing goodwill is recognized as an asset and amortized over its estimated useful life.

                                                                      SCHEDULE 1

   INFORMATION CONCERNING THE MEMBERS OF THE BOARDS, DIRECTORS AND EXECUTIVE OFFICERS OF AXA, FINAXA, AXA ASSURANCES I.A.R.D. MUTUELLE, AXA ASSURANCES VIE MUTUELLE, AXA COURTAGE ASSURANCE MUTUELLE, AXA CONSEIL ASSURANCE MUTUELLE, AXA
                     FINANCIAL, INC., AND AXA MERGER CORP.


    1. MEMBERS OF THE BOARDS AND EXECUTIVE OFFICERS OF AXA. The following table sets forth the name, current business address, citizenship and present principal occupation or employment, and material occupations, positions, offices or employment for the past five years of each director and executive officer of AXA. During the last five years, none of the directors or executive officers listed below, to the best knowledge of AXA, (i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) was a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of such laws. Unless otherwise indicated, the current business address of each person is 21 Avenue Matignon 75008 Paris, France. Unless otherwise indicated, each such person is a citizen of The Republic of France.


A. MANAGEMENT BOARD

    AXA's business is managed by a Management Board (DIRECTOIRE) currently consisting of five members.

    The members of the Management Board are appointed by the Supervisory Board for a period of three years. The members of the Management Board need not be shareholders; however, they must be individuals. The Supervisory Board must appoint one of the members of the Management Board as Chairman.

    Under French law, the Management Board has management responsibility for AXA and broad authority to take actions in the name of AXA, within the scope of the corporate purpose, and subject to the authority expressly reserved by STATUTS to the shareholders and the Supervisory Board.


       NAMES, CITIZENSHIP AND CURRENT             PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT:
              BUSINESS ADDRESS                 MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
---------------------------------------------  --------------------------------------------------
Henri de Castries............................  Chairman of the Management Board and Chief
                                               Executive Officer of AXA
                                               Member of the Conseil d'Administration of FINAXA,
                                               AXA Assurances I.A.R.D. Mutuelle, AXA Assurances
                                               Vie Mutuelle, AXA Courtage Assurance Mutuelle and
                                               AXA Conseil Vie Assurance Mutuelle
                                               Chairman of the Board of AXA Financial, Inc.
                                               Senior Executive Vice President of AXA (1995-2000)
                                               Vice Chairman of AXA Financial, Inc. (1996--1998)
                                               Senior Executive Vice President Financial Services
                                               and Life Insurance Activities in the United
                                               States, Germany, the United Kingdom and Benelux
                                               (1996--2000)

       NAMES, CITIZENSHIP AND CURRENT             PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT:
              BUSINESS ADDRESS                 MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
---------------------------------------------  --------------------------------------------------
                                               Executive Vice President Financial Services and
                                               Life Insurance Activities (1993--1996)
                                               Director or Officer of various subsidiaries and
                                               affiliates of the AXA Group
                                               Director of DLJ and Alliance Capital Management
                                               Corporation
                                               General Partner of Alliance Holding and Alliance
                                               Director of Equitable Life

Gerard de La Martiniere......................  Chief Financial Officer of AXA
                                               Group Executive Vice President, Finance, Control
                                               and Strategy of AXA
                                               Member of the Conseil d'Administration of FINAXA

Francoise Colloc'h...........................  Group Executive Vice President of AXA
                                               Group Executive Vice President, Human Resources,
                                               Communication and Synergies of AXA (until 2000)
                                               Director of Equitable Life
                                               Director or Officer of various subsidiaries and
                                               affiliates of the AXA Group

Edward Miller(2).............................  Vice Chairman of the Management Board of AXA
                                               President and Chief Executive Officer of AXA
                                               Financial, Inc.
                                               President (1997 - 1998), Chairman, Chief Executive
                                               Officer and Director of Equitable Life
                                               Senior Executive Vice President of AXA
                                               Senior Vice Chairman of Chase Manhattan
                                               Corporation (1996 - 1997)
                                               President of Chemical Bank (1994 - 1996)
                                               Director of various AXA Financial subsidiaries,
                                               including DLJ and Alliance Capital Management
                                               Corporation
                                               General Partner of Alliance Holding and Alliance,
                                               AXA Canada, KeySpan Energy Corporation

Claude Tendil................................  Senior Vice President of AXA
                                               Vice Chairman of the Management Board of AXA
                                               Chairman and Chief Executive Officer of Insurance
                                               Companies in France
                                               Member of the Conseil d'Administration of AXA
                                               Assurances I.A.R.D. Mutuelle, AXA Assurances Vie
                                               Mutuelle, AXA Courtage Assurance Mutuelle and AXA
                                               Conseil Vie Assurance Mutuelle

B. SUPERVISORY BOARD

    The Supervisory Board supervises management of AXA by the Management Board and has the responsibility of making whatever ongoing checks and inspections it deems appropriate and of reviewing such documents as it deems necessary or appropriate for the performance of its duties.

           NAMES, CITIZENSHIP AND                 PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT:
          CURRENT BUSINESS ADDRESS             MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
---------------------------------------------  --------------------------------------------------
Claude Bebear................................  Chairman of the Supervisory Board of AXA
                                               Member of the Conseil d'Administration of FINAXA,
                                               AXA Assurances I.A.R.D. Mutuelle, AXA Assurances
                                               Vie Mutuelle, AXA Courtage Assurance Mutuelle and
                                               AXA Conseil Vie Assurance Mutuelle
                                               Chairman of the Management Board of AXA (until
                                               2000)
                                               Chairman of the Board of AXA Financial (until
                                               1998)
                                               Chairman and Chief Executive Officer of AXA
                                               (1989--2000)
                                               Chairman or Director of numerous subsidiaries and
                                               affiliated companies of the AXA Group
                                               Director of Schneider Electric
                                               Member of the Supervisory Board of Paribas
                                               Director of Equitable Life (1991--1998)

Antoine Berheim..............................  Retired General Partner of Lazard

Jacques Calvet...............................  Vice Chairman of the Supervisory Board of Galeries
                                               Lafayette

Henri de Clermont-Tonnerre...................  Chairman and Chief Executive Officer of Ersa
                                               Societe Industrielle et Financiere
                                               Member of the Conseil d'Administration of AXA
                                               Assurances Vie Mutuelle and AXA Conseil Vie
                                               Assurance Mutuelle

David Dautresme..............................  Former Managing Partner of Lazard Freres

Jean-Rene Fourtou............................  Vice Chairman of the Management Board of Aventis
                                               Member of the Conseil d'Administration of FINAXA,
                                               AXA Assurances I.A.R.D. Mutuelle, AXA Assurances
                                               Vie Mutuelle, AXA Courtage Assurance Mutuelle and
                                               AXA Conseil Vie Assurance Mutuelle
                                               Chairman and Chief Executive Officer of Rhone-
                                               Poulenc, S.A. (1986 - 1999)
                                               Director of AXA (1999)
                                               Director of Schneider Electric, Paribas, and
                                               Groupe Pernod-Ricard
                                               Member of the Consulting Council of Banque de
                                               France
                                               Director of Equitable Life

           NAMES, CITIZENSHIP AND                 PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT:
          CURRENT BUSINESS ADDRESS             MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
---------------------------------------------  --------------------------------------------------
Michel Francois-Poncet.......................  Chairman of the Supervisory Board of Paribas
                                               Member of the Conseil d'Administration of FINAXA

Patrice Garnier..............................  Vice President of AXA Corporate Solutions
                                               Director or Member of the Supervisory Board of
                                               various AXA entities

Anthony J. Hamilton(1).......................  Group Chairman and Chief Executive of Fox-Pitt,
                                               Kelton Group Ltd.
                                               Non-executive Chairman, Byas, Mosley Group Ltd.
                                               General Partner of Fox-Pitt, Kelton Group Ltd.
                                               Director of various Fox-Pitt, Kelton and Byas,
                                               Mosley Group companies

Henri Hottinguer(4)..........................  Chairman of the Supervisory Board of Credit Suisse
                                               Hottinguer Paris
                                               Member of the Conseil d'Administration of FINAXA

Richard Jenrette(2)..........................  Senior advisor of Donaldson, Lufkin & Jenrette

Henri Lachmann...............................  Chairman and Chief Executive Officer of Schneider
                                               Electric
                                               Member of the Conseil d'Administration of FINAXA,
                                               AXA Assurances I.A.R.D. Mutuelle, AXA Assurances
                                               Vie Mutuelle, AXA Courtage Assurance Mutuelle and
                                               AXA Conseil Vie Assurance Mutuelle

Gerard Mestrallet............................  Chairman of the Management Board of Suez Lyonnaise
                                               des Eaux

Friedel Neuber(3)............................  Chairman of the Supervisory Board of Preussag AG

Alfred von Oppenheim(3)......................  Chairman of the Supervisory Board of SAL Oppenheim
                                               Jr & Cie

Michel Pebereau..............................  Chairman and Chief Executive Officer of BNPP

Didier Pineau-Valencienne....................  Vice Chairman of Credit Suisse First Boston
                                               Honorary Chairman of Schneider Electric
                                               Chairman and Chief Executive Officer of Schneider
                                               Electric (1981 - 1999)
                                               Director of CGIP, Aventis, Sema Group PLC (U.K.),
                                               Soft Computing and Swiss Helvetic Fund
                                               Member of the Advisory Board of Booz-Allen &
                                               Hamilton
                                               Director of Equitable Life

Bruno Roger..................................  Senior Manager of Lazard Freres

C. EXECUTIVE OFFICERS

       NAMES, CITIZENSHIP AND CURRENT             PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT:
              BUSINESS ADDRESS                 MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
---------------------------------------------  --------------------------------------------------
Claude Bebear................................  see above

Jean-Luc Bertozzi............................  Executive Officer of AXA France Assurances

Alfred Bouckaert(6)..........................  Chief Executive Officer of AXA Royale Belge

Donald Brydon(1).............................  Chief Executive of AXA Investment Managers Europe

Claude Cargou................................  Chief Information Officer

Henri de Castries............................  see above

Francoise Colloc'h...........................  see above

Claus Michael Dill(3)........................  Chairman of the Management Board of AXA Colonia
                                               Konzern AG and affiliated companies
                                               Member of the Management Board of AXA Colonia
                                               Konzern AG and affiliated companies
                                               (Apr. 1999 - Jun. 1999)
                                               Member of the Holding Management Board of
                                               Gerling-Konzern (1995 - 1999)
                                               Director or Officer of various subsidiaries and
                                               affiliates of the AXA Group
                                               Member of the Supervisory Board of Deutsche
                                               Arzteversicherung AG, Kolnische
                                               Ruckversicherung-Gesellschaft AG and Rheinboden
                                               Hypothekenbank AG

Denis Duverne................................  Group Executive Vice President, Finance, Control
                                               and Strategy
                                               Director and President of AXA Merger Corp.

Michael Hegarty(2)...........................  Senior Vice Chairman and Chief Operating Officer
                                               of AXA Financial Inc.
                                               Vice Chairman of AXA Financial, Inc.
                                               (1998 - 1999)
                                               Senior Executive Vice President of AXA
                                               Financial, Inc. (Jan. 1998--Apr. 1998)
                                               Director, President, and Chief Operating Officer
                                               of Equitable Life
                                               Vice Chairman of Chase Manhattan Corporation
                                               (1996 - 1997)
                                               Vice Chairman of Chemical Bank (1996)
                                               Member of the Executive Board of AXA and a
                                               director of various AXA Financial subsidiaries,
                                               including DLJ and Alliance Capital Management
                                               Corporation

Gerard de La Martiniere......................  see above

Edward Miller(2).............................  see above

       NAMES, CITIZENSHIP AND CURRENT             PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT:
              BUSINESS ADDRESS                 MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
---------------------------------------------  --------------------------------------------------
Jean-Marie Nessi.............................  Chairman and Chief Executive Officer of AXA
                                               Reassurance

Les Owen(2)..................................  Managing Director of AXA Asia Pacific Holdings
                                               Chief Executive Officer of AXA Sun Life
                                               (1997-1999)

Michel Pinault...............................  Head of Asia-Pacific Business Unit

Claude Tendil................................  see above

Patrick Thourot..............................  Chief of the Central Actuarial Department

Mark Wood(1).................................  Managing Director of Sun Life & Provincial
                                               Holdings


    2. DIRECTORS AND EXECUTIVE OFFICERS OF FINAXA. The following table sets forth the name, current business address, citizenship and present principal occupation or employment, and material occupations, positions, offices or employment for the past five years of each member of the Conseil d'Administration and executive officer of FINAXA. During the last five years, none of the directors or executive officers listed below, to the best knowledge of FINAXA, (i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) was a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of such laws. Unless otherwise indicated, the current business address of each person is 23 Avenue Matignon, 75008 Paris, France. Unless otherwise indicated, each such person is a citizen of The Republic of France.


A. MEMBERS OF THE CONSEIL D'ADMINISTRATION


       NAMES, CITIZENSHIP AND CURRENT             PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT:
              BUSINESS ADDRESS                 MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
---------------------------------------------  --------------------------------------------------
Claude Bebear................................  see above

Henri de Castries............................  see above

Gerard de La Martiniere......................  see above

Jean-Rene Fourtou............................  see above

Pierre de Waziers ...........................  Deputy Chairman, BNP Paribas
  8 rue Sainte Lucie
  75015 Paris, France

Michel Francois-Poncet.......................  see above

Henri Hottinguer(4)..........................  see above

Paul Hottinguer(4) ..........................  President and Chief Executive Officer of
  43 rue Taitbout                              Financiere Hottinguer
  75009 Paris, France

Henri Lachmann...............................  see above

       NAMES, CITIZENSHIP AND CURRENT             PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT:
              BUSINESS ADDRESS                 MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
---------------------------------------------  --------------------------------------------------
Christian Manset ............................  President of Compagnie Financiere Ottomane
  7 rue Meyerbeer                              Director of Compagnie Financiere de Paribas
  75009 Paris, France                          (until 1997)

Georges Rousseau.............................  Retired (since 1995)
                                               Member of the Conseil d'Administration of AXA
                                               Assurances I.A.R.D. Mutuelle, AXA Assurances Vie
                                               Mutuelle, and AXA Courtage Assurance Mutuelle

Emilio Ybarra ...............................  President of Banco Bilbao Vizcaya Argentaria
  Paseo de la Castellana, 81                   Chairman of Banco Bilbao Vizcaya (until 1997)
  28046 Madrid, Spain

B. EXECUTIVE OFFICERS

       NAMES, CITIZENSHIP AND CURRENT             PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT:
              BUSINESS ADDRESS                 MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
---------------------------------------------  --------------------------------------------------
Claude Bebear................................  Chairman and Chief Executive Officer


    3. DIRECTORS AND EXECUTIVE OFFICERS OF AXA ASSURANCES I.A.R.D. MUTUELLE. The following table sets forth the name, current business address, citizenship and present principal occupation or employment, and material occupations, positions, offices or employment for the past five years of each member of the Conseil d'Administration and executive officer of AXA Assurances I.A.R.D. Mutuelle. During the last five years, none of the directors or executive officers listed below, to the best knowledge of AXA Assurances I.A.R.D. Mutuelle, (i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) was a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of such laws. Unless otherwise indicated, the current business address of each person is 370 rue Saint-Honore, 75001 Paris, France. Unless otherwise indicated, each such person is a citizen of The Republic of France.


A. MEMBERS OF THE CONSEIL D'ADMINISTRATION


       NAMES, CITIZENSHIP AND CURRENT             PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT:
              BUSINESS ADDRESS                 MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
---------------------------------------------  --------------------------------------------------
Claude Bebear................................  see above

Henri de Castries............................  see above

Jean-Pierre Chaffin .........................  Chairman of the Federation de la Metallurgie
  5 rue de La Bruyere                          Member of the Conseil d'Administration of AXA
  75009 Paris, France                          Assurances Vie Mutuelle and AXA Courtage Assurance
                                               Mutuelle

       NAMES, CITIZENSHIP AND CURRENT             PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT:
              BUSINESS ADDRESS                 MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
---------------------------------------------  --------------------------------------------------
Pierre de Waziers ...........................  Managing Director of E.A.C.M.
  8 rue Sainte Lucie                           Member of the Conseil d'Administration of AXA
  75015 Paris, France                          Assurances Vie Mutuelle, AXA Courtage Assurance
                                               Mutuelle and AXA Conseil Vie Assurance Mutuelle

Jean-Rene Fourtou............................  see above

Octave Manset................................  Communication Manager of BMW Group Member of the
                                               Conseil d'Administration of AXA Assurances Vie
                                               Mutuelle

Henri Lachmann...............................  see above

Jean de Ribes ...............................  Managing Director of Fortuny Finance Conseil
  38 rue Fortuny                               Chairman of the Board of Bertin and Simmonds
  75017 Paris, France                          (until 1997)
                                               Member of the Conseil d'Administration of AXA
                                               Assurances Vie Mutuelle and AXA Courtage Assurance
                                               Mutuelle

Francois Richer..............................  Retired (since 1995)
                                               Member of the Conseil d'Administration of AXA
                                               Assurances Vie Mutuelle

Georges Rousseau.............................  see above

Claude Tendil................................  see above

Francis Vaudour .............................  Chief Executive Officer of Segafredo Zanetti
  14 boulevard Industriel                      France S.A.
  76301 Sotteville les Rouen, France           Member of the Conseil d'Administration of AXA
                                               Conseil Vie Assurance Mutuelle

B. EXECUTIVE OFFICERS

       NAMES, CITIZENSHIP AND CURRENT             PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT:
              BUSINESS ADDRESS                 MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
---------------------------------------------  --------------------------------------------------
Claude Bebear................................  Chairman

Francois Pierson.............................  Executive Officer of AXA Assurances I.A.R.D.
                                               Mutuelle, AXA Assurances Vie Mutuelle and AXA
                                               Conseil Vie Assurance Mutuelle
                                               Executive Officer of UAP Vie (1997-1998)
                                               Executive Officer of AXA Assurances (1995-1997)


    4. DIRECTORS AND EXECUTIVE OFFICERS OF AXA ASSURANCES VIE MUTUELLE. The following table sets forth the name, current business address, citizenship and present principal occupation or employment, and material occupations, positions, offices or employment for the past five years of each member of the Conseil d'Administration and executive officer of AXA Assurances Vie Mutuelle. During the last five years, none of the directors or executive officers listed below, to the best knowledge of AXA Assurances Vie Mutuelle, (i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or
(ii) was a party to any judicial or
administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of such laws. Unless otherwise indicated, the current business address of each person is 370 rue Saint-Honore, 75001 Paris, France. Unless otherwise indicated, each such person is a citizen of The Republic of France.


A. MEMBERS OF THE CONSEIL D'ADMINISTRATION

       NAMES, CITIZENSHIP AND CURRENT             PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT:
              BUSINESS ADDRESS                 MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
---------------------------------------------  --------------------------------------------------
Claude Bebear................................  see above

Jean-Pierre Chaffin..........................  see above

Henri de Castries............................  see above

Henri de Clermont-Tonnerre...................  see above

Pierre de Waziers............................  see above

Jean-Rene Fourtou............................  see above

Octave Manset................................  see above

Henri Lachmann...............................  see above

Jean de Ribes................................  see above

Francois Richer..............................  see above

Georges Rousseau.............................  see above

Claude Tendil................................  see above

B. EXECUTIVE OFFICERS

       NAMES, CITIZENSHIP AND CURRENT             PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT:
              BUSINESS ADDRESS                 MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
---------------------------------------------  --------------------------------------------------
Francois Pierson.............................  see above


    5. DIRECTORS AND EXECUTIVE OFFICERS OF AXA COURTAGE ASSURANCE MUTUELLE. The following table sets forth the name, current business address, citizenship and present principal occupation or employment, and material occupations, positions, offices or employment for the past five years of each member of the Conseil d'Administration and executive officer of AXA Courtage Assurance Mutuelle. During the last five years, none of the directors or executive officers listed below, to the best knowledge of AXA Courtage Assurance Mutuelle, (i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) was a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of such laws. Unless otherwise indicated, the current business address of each person is 26 rue de Louis-le-Grand, 75002 Paris, France. Unless otherwise indicated, each such person is a citizen of The Republic of France.

A. MEMBERS OF THE CONSEIL D'ADMINISTRATION

       NAMES, CITIZENSHIP AND CURRENT             PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT:
              BUSINESS ADDRESS                 MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
---------------------------------------------  --------------------------------------------------
Claude Bebear................................  see above

Jean-Pierre Chaffin..........................  see above

Francis Cordier .............................  Chairman and Chief Executive Officer of Group
  rue Nicephore Niepce BP                      Demay Lesieur
  323 76304
  Sotteveille Les Rouen,
  France

Gerard Coutelle..............................  Retired (since 1995)

Henri de Castries............................  see above

Pierre de Waziers............................  see above

Jean-Rene Fourtou............................  see above

Patrice Garnier .............................  Member of the Conseil d'Administration of AXA
  Latreaumont                                  Conseil Vie Assurance Mutuelle
  76360 Barentin, France

Henri Lachmann...............................  see above

Jean de Ribes................................  see above

Georges Rousseau.............................  see above

Claude Tendil................................  see above

B. EXECUTIVE OFFICERS


          NAMES, CITIZENSHIP AND CURRENT                PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT:
                 BUSINESS ADDRESS                    MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
---------------------------------------------------  --------------------------------------------------
Claude Bebear......................................  see above

Jacques Deparis....................................  Chairman of the Supervisory Board of Assurcredit
                                                     Director of AXA Assistance France AXA Banque and
                                                     AXA Courtage I.A.R.D.



    6. DIRECTORS AND EXECUTIVE OFFICERS OF AXA CONSEIL VIE ASSURANCE MUTUELLE. The following table sets forth the name, current business address, citizenship and present principal occupation or employment, and material occupations, positions, offices or employment for the past five years of each member of the Conseil d'Administration and executive officer of AXA Conseil Vie Assurance Mutuelle. During the last five years, none of the directors or executive officers listed below, to the best knowledge of AXA Conseil Vie Assurance Mutuelle, (i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) was a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of such laws. Unless otherwise indicated, the current business address of each person is 370 rue Saint-Honore, 75001 Paris, France. Unless otherwise indicated, each such person is a citizen of The Republic of France.

A. MEMBERS OF THE CONSEIL D'ADMINISTRATION

       NAMES, CITIZENSHIP AND CURRENT             PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT:
              BUSINESS ADDRESS                 MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
---------------------------------------------  --------------------------------------------------
Claude Bebear................................  see above

Henri de Castries............................  see above

Henri de Clermont-Tonnerre...................  see above

Pierre de Waziers............................  see above

Jean-Rene Fourtou............................  see above

Patrice Garnier..............................  see above

Henri Lachmann...............................  see above

Claude Tendil................................  see above

Francis Vaudour..............................  see above

B. EXECUTIVE OFFICERS


       NAMES, CITIZENSHIP AND CURRENT             PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT:
              BUSINESS ADDRESS                 MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
---------------------------------------------  --------------------------------------------------
Francois Pierson.............................  see above



    7. DIRECTORS AND EXECUTIVE OFFICERS OF AXA FINANCIAL INC. The following table sets forth the name, current business address, citizenship and present principal occupation or employment, and material occupations, positions, offices of employment for the past five years of each director and executive officer of AXA Financial Inc. During the last five years, none of the directors or executive officers listed below, to the best knowledge of AXA Financial Inc.,
(i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) was a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of such laws. Unless otherwise indicated, the current business address of each person is 1290 Avenue of the Americas, New York, NY 10104. Unless otherwise indicated, each such person is a citizen of The Republic of France.


A. DIRECTORS

NAMES, CITIZENSHIP AND                            PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT:
CURRENT BUSINESS ADDRESS                       MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
------------------------                       --------------------------------------------------
Claude Bebear................................  see above

John S. Chalsty(2)...........................  Chairman of DLJ
                                               Director of DLJ, IBP, Inc., Sappi Limited, and
                                               Occidental Petroleum
                                               Senior Executive Vice President and Member of the
                                               Executive Committee of AXA (1997 - 2000)
                                               President and Chief Executive Officer of DLJ
                                               (1988 - 1998)

NAMES, CITIZENSHIP AND                            PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT:
CURRENT BUSINESS ADDRESS                       MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
------------------------                       --------------------------------------------------
Francoise Colloc'h...........................  see above

Henri de Castries............................  see above

Claus-Michael Dill(3)........................  see above

Joseph L. Dionne(2)..........................  Retired as Chairman of the McGraw-Hill Companies
                                               Chairman (1988 - 1999) and Chief Executive Officer
                                               (1983 - 1998) of the McGraw-Hill Companies
                                               Retired as Director of the McGraw-Hill Companies
                                               (in April 2000), Harris Corporation and Ryder
                                               Systems, Inc.
                                               Director of Equitable Life

Jean-Rene Fourtou............................  see above

Donald J. Greene(2)..........................  Of Counsel and Partner (until 1999) of LeBoeuf,
                                               Lamb, Greene & MacRae, L.L.P.
                                               Director of Equitable Life
                                               Director of McGraw Hill

Anthony J. Hamilton(1).......................  see above

John T. Hartley(2)...........................  Retired as Chairman and Chief Executive Officer of
                                               Harris Corporation
                                               Director of Equitable Life

John H.F. Haskell, Jr.(2)....................  Senior Advisor of Warburg Dillon Read LLC
                                               Managing Director (1975 - 1999) and Member of the
                                               Board of Directors of Warburg Dillon Read LLC
                                               Director of Pall Corporation (until 1998)
                                               Chairman of the Supervisory Board of Dillon Read
                                               (France) Gestion (until 1998)
                                               Director of Equitable Life

Michael Hegarty(2)...........................  see above

Nina Henderson(2)............................  Corporate Vice President of Core Business
                                               Development of Bestfoods
                                               President of Bestfoods Grocery (1997 - 1999)
                                               Vice President of Bestfoods (1997 - 1999)
                                               President of Bestfoods Specialty Markets Group
                                               (1993 - 1997)
                                               Director of Hunt Corporation and PACTIV
                                               Corporation
                                               Director of Equitable Life

NAMES, CITIZENSHIP AND                            PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT:
CURRENT BUSINESS ADDRESS                       MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
------------------------                       --------------------------------------------------
W. Edwin Jarmain(5)..........................  President of Jarmain Group Inc. and officer or director of several affiliated companies
                                               Director of Equitable Life, Alliance Capital
                                               Management Corporation, DLJ, AXA Insurance
                                               (Canada), Anglo Canada General Insurance Company,
                                               and AXA Pacific Insurance Company
                                               Non-executive Chairman and Director of FCA
                                               International Ltd. (1994 - 1998)
                                               Director of Equitable Life

Edward D. Miller(2)..........................  see above

Didier Pineau-Valencienne....................  see above

George J. Sella, Jr.(2)......................  Director of Equitable Life

Peter J. Tobin(2)............................  Dean of the Peter J. Tobin College of Business
                                               Administration of St. John's University
                                               Chief Financial Officer at Chase Manhattan
                                               Corporation (1996 - 1997)
                                               Chief Financial Officer of Chemical Bank
                                               (1991 - 1996)
                                               Director of The CIT Group, Inc., H.W. Wilson
                                               Company and P.A. Consulting
                                               Director of Equitable Life

Dave H. Williams(2)..........................  Chairman of Alliance Capital Management
                                               Corporation
                                               Chief Executive Officer of Alliance Capital
                                               Management Corporation (1977 - 1999)
                                               Chairman or Director of numerous subsidiaries and
                                               affiliated companies of Alliance Capital
                                               Management Corporation and of mutual funds managed
                                               by Alliance
                                               Senior Executive Vice President of AXA
                                               (1997 - 2000)
                                               Director of Equitable Life

B. EXECUTIVE OFFICERS


       NAMES, CITIZENSHIP AND CURRENT             PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT:
              BUSINESS ADDRESS                 MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
---------------------------------------------  --------------------------------------------------
Edward D. Miller(2)..........................  see above

Michael Hegarty(2)...........................  see above

Stanley Tulin(2).............................  Vice Chairman and Chief Financial Officer

Jose Suquet(2)...............................  Senior Executive Vice President

Robert Garber(2).............................  Executive Vice President and General Counsel

Peter D. Noris(2)............................  Executive Vice President and Chief Investment
                                               Officer

    8. DIRECTORS AND EXECUTIVE OFFICERS OF AXA MERGER CORP. The following table sets forth the name, current business address, citizenship and present principal occupation or employment, and material occupations, positions, offices of employment for the past five years of each director and executive officer of AXA Merger Corp. During the last five years, none of the directors or executive officers listed below, to the best knowledge of AXA Merger Corp., (i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) was a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of such laws. Unless otherwise indicated, the current business address of each person is The Corporation Trust Center, 1209 Orange Street, Wilmington, DE 19801. Unless otherwise indicated, each such person is a citizen of The Republic of France.


A. DIRECTORS


       NAMES, CITIZENSHIP AND CURRENT             PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT:
              BUSINESS ADDRESS                 MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
---------------------------------------------  --------------------------------------------------
Denis Duverne................................  see above


B. EXECUTIVE OFFICERS


       NAMES, CITIZENSHIP AND CURRENT             PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT:
              BUSINESS ADDRESS                 MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
---------------------------------------------  --------------------------------------------------
Denis Duverne................................  see above

Emmanuel Vercoustre..........................  Vice President and Treasurer

Philippe Maso................................  Vice President

Christianne Butte............................  Vice President and Secretary


------------------------------

(1) Citizen of the U.K.

(2) Citizen of the U.S.

(3) Citizen of the Federal Republic of Germany

(4) Citizen of Switzerland


(5) Citizen of Canada



(6) Citizen of Belgium

                                                                         ANNEX A

                                                                  CONFORMED COPY
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                          AGREEMENT AND PLAN OF MERGER

                          DATED AS OF OCTOBER 17, 2000

                                     AMONG

                                      AXA,

                                AXA MERGER CORP.

                                      AND

                              AXA FINANCIAL, INC.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                                 PAGE
                                                                               --------
                                       ARTICLE I
                               THE OFFER AND THE MERGER
SECTION 1.01.   The Offer...................................................        A-1
SECTION 1.02.   Company Actions.............................................        A-4
SECTION 1.03.   The Merger..................................................        A-4
SECTION 1.04.   Closing.....................................................        A-5
SECTION 1.05.   Effective Time..............................................        A-5
SECTION 1.06.   Effect......................................................        A-5
SECTION 1.07.   Certificate of Incorporation and By-laws....................        A-5
SECTION 1.08.   Directors...................................................        A-5
SECTION 1.09.   Officers....................................................        A-5

                                      ARTICLE II
                          EFFECT ON THE CAPITAL STOCK OF THE
                  CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

SECTION 2.01.   Effect on Capital Stock.....................................        A-5
SECTION 2.02.   Exchange of Certificates....................................        A-7

                                      ARTICLE III
                     REPRESENTATIONS AND WARRANTIES OF THE COMPANY

SECTION 3.01.   Organization, Standing and Power............................       A-10
SECTION 3.02.   Capital Structure...........................................       A-11
SECTION 3.03.   Authority; Execution and Delivery; Enforceability...........       A-11
SECTION 3.04.   No Conflicts; Consents......................................       A-12
SECTION 3.05.   SEC Documents...............................................       A-13
SECTION 3.06.   Information Supplied........................................       A-13
SECTION 3.07.   Opinion of Financial Advisor................................       A-13
SECTION 3.08.   Brokers.....................................................       A-13

                                      ARTICLE IV
                       REPRESENTATIONS AND WARRANTIES OF PARENT
                                    AND MERGER SUB

SECTION 4.01.   Organization, Standing and Power............................       A-14
SECTION 4.02.   Capital Structure...........................................       A-14
SECTION 4.03.   Authority; Execution and Delivery; Enforceability...........       A-14
SECTION 4.04.   No Conflicts; Consents......................................       A-15
SECTION 4.05.   SEC Documents...............................................       A-15
SECTION 4.06.   Information Supplied........................................       A-15
SECTION 4.07.   Financing...................................................       A-15
SECTION 4.08.   Brokers.....................................................       A-15

                                                                                 PAGE
                                                                               --------
                                       ARTICLE V
                       COVENANTS RELATING TO CONDUCT OF BUSINESS

SECTION 5.01.   Conduct of Business.........................................       A-16

                                      ARTICLE VI
                                 ADDITIONAL AGREEMENTS

SECTION 6.01.   Preparation of Form F-4 and Proxy Statement/Prospectus or          A-18
                 Information Statement/Prospectus; Stockholders
                 Meeting/Written Consent....................................
SECTION 6.02.   Reasonable Best Efforts; Notification.......................       A-19
SECTION 6.03.   Stock Options; Directors Stock..............................       A-20
SECTION 6.04.   Indemnification.............................................       A-21
SECTION 6.05.   Fees and Expenses...........................................       A-23
SECTION 6.06.   Public Announcements........................................       A-23
SECTION 6.07.   Transfer Taxes..............................................       A-23
SECTION 6.08.   Stockholder Litigation......................................       A-23
SECTION 6.09.   Affiliates..................................................       A-23
SECTION 6.10.   Listing.....................................................       A-24
SECTION 6.11.   Merger Sub Compliance.......................................       A-24
SECTION 6.12.   Treatment of DLJ............................................       A-24
SECTION 6.13.   Employee Benefits...........................................       A-24

                                      ARTICLE VII
                                 CONDITIONS PRECEDENT

SECTION 7.01.   Conditions to Each Party's Obligation to Effect the                A-24
                 Merger.....................................................

                                     ARTICLE VIII
                           TERMINATION, AMENDMENT AND WAIVER

SECTION 8.01.   Termination.................................................       A-25
SECTION 8.02.   Effect of Termination.......................................       A-26
SECTION 8.03.   Amendment...................................................       A-26
SECTION 8.04.   Extension; Waiver...........................................       A-26
SECTION 8.05.   Procedure for Termination, Amendment, Extension or Waiver...       A-26

                                                                                 PAGE
                                                                               --------
                                      ARTICLE IX
                                  GENERAL PROVISIONS

SECTION 9.01.   Nonsurvival of Representations and Warranties...............       A-27
SECTION 9.02.   Notices.....................................................       A-27
SECTION 9.03.   Definitions.................................................       A-27
SECTION 9.04.   Interpretation..............................................       A-28
SECTION 9.05.   Severability................................................       A-28
SECTION 9.06.   Counterparts................................................       A-28
SECTION 9.07.   Entire Agreement; No Third-Party Beneficiaries..............       A-28
SECTION 9.08.   Governing Law...............................................       A-29
SECTION 9.09.   Assignment..................................................       A-29
SECTION 9.10.   Jurisdiction................................................       A-29

Exhibit A -- Conditions of the Offer
Exhibit B -- Form of Company Affiliate Letter
Exhibit C -- Voting Agreement

    AGREEMENT AND PLAN OF MERGER dated as of October 17, 2000 among AXA, a societe anonyme organized under the laws of The Republic of France ("PARENT"), AXA MERGER CORP., a Delaware corporation and wholly owned subsidiary of Parent ("MERGER SUB"), and AXA FINANCIAL, INC., a Delaware corporation (the "COMPANY").

    WHEREAS Parent directly and indirectly through subsidiaries owns, through a voting trust (the "VOTING TRUST") established pursuant to a Voting Trust Agreement dated as of May 12, 1992, by and among Parent and the voting trustees named therein, as amended by the First Amendment thereto dated as of January 22, 1997 (as so amended, the "VOTING TRUST AGREEMENT"), approximately 60.3% of the outstanding Common Stock, par value $.01 per share, of the Company (the "COMPANY COMMON STOCK");

    WHEREAS Parent and Merger Sub propose to make an offer (as it may be amended from time to time as permitted under this Agreement, the "OFFER") to exchange
(A) all outstanding shares of Company Common Stock, other than (1) shares owned by Parent and its subsidiaries held in the Voting Trust (such shares, excluding any shares acquired pursuant to the Offer and deposited in the Voting Trust, the "AFFILIATE SHARES" and the holders thereof, the "AFFILIATE SHAREHOLDERS") and
(2) shares held in treasury by the Company, for (B) consideration per share of Company Common Stock equal to the Per Share Merger Consideration (as defined in
Section 2.01(c)), on the terms and subject to the conditions set forth in this Agreement;

    WHEREAS the Board of Directors of the Company (the "COMPANY BOARD"), based on the unanimous recommendation of a special committee of independent directors of the Company (the "SPECIAL COMMITTEE"), has (i) approved this Agreement, the Offer, the merger of Merger Sub with and into the Company, with the Company as the surviving corporation (the "MERGER"), and the other transactions contemplated hereby, (ii) determined that the terms of the Offer and the Merger are fair to and in the best interests of the Company and the holders of Company Common Stock (other than the Affiliate Shareholders), (iii) declared the advisability of this Agreement and (iv) recommended acceptance of the Offer and, to the extent applicable, adoption of this Agreement by such holders of Company Common Stock, subject to the terms and conditions set forth herein;

    WHEREAS a majority of the voting trustees under the Voting Trust have delivered to the Company a voting agreement signed by each of them (the "VOTING AGREEMENT"), in the form attached hereto as EXHIBIT C, with respect to the voting of the shares of Company Common Stock held in the Voting Trust in favor of the adoption of this Agreement, if applicable, which Voting Agreement may not be amended without the approval of the Special Committee;

    WHEREAS the Board of Directors of Merger Sub has approved this Agreement and declared its advisability, and simultaneous with the execution and delivery hereof Parent, as the sole stockholder of Merger Sub, has adopted this Agreement; and

    WHEREAS Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Offer and the Merger and also to prescribe various conditions to the Offer and the Merger.

    NOW, THEREFORE, the parties hereto agree as follows:

                                   ARTICLE I
                            THE OFFER AND THE MERGER

    SECTION 1.01. THE OFFER. (a) Subject to the conditions set forth in EXHIBIT A, as promptly as practicable after the date of this Agreement, Parent and Merger Sub shall commence the Offer within the meaning of the applicable rules and regulations of the Securities and Exchange Commission (the "SEC"). The obligations of Parent and Merger Sub to accept for payment, and deliver any payment for, any shares of Company Common Stock tendered pursuant to the Offer are subject to no conditions other than the conditions set forth in EXHIBIT A. The initial expiration date of the Offer shall be the 20th business day following the commencement of the Offer (determined using Rule 14d-1(g)(3) under the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT")). Parent and Merger Sub expressly reserve the right to waive any condition to the Offer or modify the terms of the Offer, except that, without the consent of the Company (expressed in a resolution adopted by both the Special Committee and the Company Board), Parent and Merger Sub shall not (i) reduce the amount of consideration per share of Company Common Stock or change the form of consideration to be paid pursuant to the Offer or reduce the percentage of shares of Company Common Stock offered to be acquired in the Offer, (ii) add to the conditions set forth in EXHIBIT A or modify any condition set forth in EXHIBIT A in any manner adverse to the holders of Company Common Stock (other than the Affiliate Shareholders) or (iii) otherwise amend the Offer in any manner adverse to the holders of Company Common Stock (other than the Affiliate Shareholders). The Company agrees that no Company Common Stock held by the Company (including shares of Company Common Stock held in treasury by the Company) will be tendered pursuant to the Offer. Notwithstanding the foregoing, Parent and Merger Sub may, without the consent of the Company, (i) extend the Offer, if at the scheduled expiration date of the Offer any of the conditions to Parent's and Merger Sub's obligation to purchase shares of Company Common Stock are not satisfied, until such time as such conditions are satisfied or irrevocably waived, (ii) extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer and (iii) extend the Offer for any reason for a period of not more than 5 business days beyond the latest expiration date that would otherwise be permitted under clause (i) or (ii) of this sentence but in no event ending later than the date set forth in Section 8.01(b)(i) and only so long as Parent and Merger Sub shall have waived each of the conditions set forth in EXHIBIT A. In the event that Parent and Merger Sub are unable to consummate the Offer on the initial scheduled expiration date due to the failure of the conditions set forth in EXHIBIT A to be satisfied or waived, except to the extent that such conditions are incapable of being satisfied, Parent and Merger Sub shall not terminate the Offer and shall extend the Offer (for no more than 10 business days without the consent of the Special Committee) and set a subsequent scheduled expiration date, and shall continue to so extend the Offer under such circumstances and set subsequent scheduled expiration dates until the earlier of (x) the date that such conditions are satisfied or waived and (y) the date set forth in Section 8.01(b)(i). In addition, notwithstanding the foregoing, Parent and Merger Sub shall provide a "subsequent offering period", in accordance with Rule 14d-11 under the Exchange Act, of a number of days ending on the earliest to occur of (i) 20 business days following commencement of such subsequent offering period, (ii) the business day prior to the Closing Date (as defined in Section 1.04) and (iii) December 31, 2000, if extending the subsequent offering period beyond December 31, 2000 would reasonably be expected to adversely affect Parent. On the terms and subject to the conditions of the Offer and this Agreement, Parent and Merger Sub shall (i) if the conditions set forth in EXHIBIT A have been satisfied or waived by Parent and Merger Sub and the Offer has expired, accept for payment all shares of Company Common Stock validly tendered and not withdrawn pursuant to the Offer, (ii) deliver payment for all shares of Company Common Stock validly tendered and not withdrawn pursuant to the Offer that Parent and Merger Sub become obligated to purchase upon expiration of the Offer or initial period of the Offer, as applicable, as soon as practicable after such expiration and (iii) deliver payment for any shares of Company Common Stock validly tendered pursuant to the Offer during the subsequent offer period that Parent and Merger Sub are obligated to purchase promptly upon such tender. The parties agree and acknowledge that neither the acceptance for payment nor payment for any shares of Company Common Stock pursuant to the Offer will affect the Company's obligation to pay any dividends on such shares with a record date prior to such acceptance for payment or payment that may have been declared by the Company in accordance with the terms of this Agreement or prior to the date of this Agreement and which remain unpaid at the time of such acceptance for payment or payment. Parent will not issue certificates or scrip representing fractional shares pursuant to the Offer. Parent will pay cash in lieu of fractional shares in accordance with Section 2.02(d).

        (b) As soon as practicable after the date of this Agreement and consistent with applicable law, Parent shall (i) file or submit for review on a confidential basis and ultimately file with the SEC a registration statement on Form F-4, which will include a preliminary prospectus containing the information required under Rule 14d-4(b) under the Exchange Act and the information required pursuant to Rule 13e-3 under the Exchange Act, to register the offer and sale of Parent ADSs (as defined in Section 2.01(c)), as evidenced by Parent ADRs (as defined in Section 2.01(c)), and the Parent Ordinary Shares (as defined in Section 2.01(c)) underlying the Parent ADSs, pursuant to the Offer (as supplemented or amended, the "FORM F-4"); and (ii) together with Merger Sub and the Company, concurrently with the filing of the Form F-4, file with the SEC a combined Rule 13e-3 Transaction Statement on Schedule 13E-3 and Tender Offer Statement on Schedule TO under cover of Schedule TO with respect to the Offer which shall contain or incorporate by reference, among other things, a preliminary or final prospectus, as the case may be, in accordance with Rule
    14d-4(b) under the Exchange Act and a related letter of transmittal (such combined Rule 13e-3 Transaction Statement on Schedule 13E-3 and Tender Offer Statement on Schedule TO under cover of Schedule TO, and the documents included or incorporated by reference therein, pursuant to which the Offer will be made, together with any supplements or amendments thereto, the "OFFER DOCUMENTS"); and (ii) as soon as practicable after the Form F-4 shall become effective cause the Offer Documents to be disseminated to holders of Company Common Stock. The Form F-4 shall comply in all material respects with the provisions of the Securities Act of 1933, as amended (the "SECURITIES ACT"), and the Offer Documents shall comply in all material respects with the provisions of the Exchange Act, assuming the accuracy of the information provided in writing for inclusion therein by the Company. Each of Parent, Merger Sub and the Company shall (i) promptly correct any information provided by it for use in the Form F-4 or the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, (ii) take all steps necessary to amend or supplement the Form F-4 and the Offer Documents and (iii) cause the Form F-4 and the Offer Documents as so amended or supplemented to be filed with the SEC and the Offer Documents as so amended or supplemented to be disseminated to the holders of Company Common Stock, in each case as and to the extent required by applicable Federal securities laws. The Company, the Special Committee and their respective counsels shall be given the opportunity to review the Form F-4 and the Offer Documents prior to filing with the SEC. Parent shall provide the Company, the Special Committee and their respective counsels with a copy of any written comments or telephonic notification of any oral comments Parent or its counsel may receive from the SEC or its staff with respect to the Form F-4 and the Offer Documents promptly after the receipt of such comments. Parent and Merger Sub shall provide the Company, the Special Committee and their respective counsels with a reasonable opportunity to participate in all material communications with the SEC and its staff, including any material meetings and telephone conferences, relating to the Form F-4, the Offer Documents or this Agreement. If at any time after the date hereof this Agreement is terminated, Parent and Merger Sub agree that they shall amend the Offer Documents to reflect such termination.

        (c) Parent and Merger Sub shall provide or cause to be provided to the Exchange Agent (as defined in Section 2.02) on or prior to the expiration of the Offer (and thereafter on a timely basis) the Parent ADRs and funds necessary to make payment for any shares of Company Common Stock that Parent and Merger Sub become obligated to purchase pursuant to the Offer. Following the purchase by Parent and Merger Sub of shares of Company Common Stock pursuant to the Offer and prior to the Effective Time, such shares of Company Common Stock shall be divided and allocated to each of Parent (the "Parent Allocated Tender Shares") and Merger Sub (the "Merger Sub Allocated Tender Shares") on a basis to be mutually agreed by Parent and Merger Sub.

    SECTION 1.02. COMPANY ACTIONS. (a) The Company hereby approves of and consents to the Offer, the Merger and the other transactions contemplated by this Agreement, on the terms and subject to the conditions set forth in this Agreement.

        (b) On the date the Offer Documents are first disseminated to holders of Company Common Stock, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (such Schedule 14D-9, as supplemented or amended from time to time, the "SCHEDULE 14D-9") describing the recommendations referred to in Section 3.03(b) and shall mail the Schedule 14D-9 to the holders of Company Common Stock; PROVIDED, HOWEVER, that the Company Board or the Special Committee may determine not to make such recommendations or such recommendations may be withdrawn or modified to the extent that the Special Committee determines in good faith, after consultation with outside legal counsel, that such recommendations would be inconsistent with its fiduciary duties to stockholders of the Company under applicable law. The Schedule 14D-9 shall comply in all material respects with the provisions of the Exchange Act, assuming the accuracy of the information provided in writing for inclusion therein by Parent and Merger Sub. Each of the Company, Parent and Merger Sub shall promptly correct any information provided by it for use in the
    Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect, and the Company shall take all steps necessary to amend or supplement the Schedule 14D-9 and to cause the
    Schedule 14D-9 as so amended or supplemented to be filed with the SEC and disseminated to the holders of Company Common Stock, in each case as and to the extent required by applicable Federal securities laws. Parent and its counsel shall be given the opportunity to review the Schedule 14D-9 prior to its initial filing with the SEC. The Company shall provide Parent and its counsel with a copy of any written comments or telephonic notification of any oral comments the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments. The Company shall provide Parent and Merger Sub and their counsel with a reasonable opportunity to participate in all communications with the SEC and its staff, including any meetings and telephone conferences, relating to the Schedule 14D-9 or this Agreement.

        (c) In connection with the Offer, the Company shall cause its transfer agent to furnish Parent and Merger Sub promptly with mailing labels and electronic files containing the names and addresses of the record holders of Company Common Stock as of a recent date and of those persons becoming record holders subsequent to such date, together with copies of all lists of stockholders, security position listings and computer files, and shall furnish to Parent and Merger Sub such additional information and assistance (including updated lists of stockholders, security position listings and computer files) as Parent and Merger Sub may reasonably request in connection with communicating the Offer to the Company's stockholders.

    SECTION 1.03. THE MERGER. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), Merger Sub shall be merged with and into the Company at the Effective Time (as defined in Section 1.05). At the Effective Time, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation (the "SURVIVING CORPORATION"). At the election of Parent, any direct or indirect wholly owned subsidiary of Parent (that is incorporated in the State of Delaware) may be substituted for Merger Sub as a constituent corporation in the Merger. In such event, the parties shall execute an appropriate amendment to this Agreement in order to reflect the foregoing.

    SECTION 1.04. CLOSING. The closing (the "CLOSING") of the Merger shall take place at the offices of Cravath, Swaine & Moore, 825 Eighth Avenue, New York, New York 10019 at 10:00 a.m. on the second business day following the satisfaction (or, to the extent permitted by Law (as defined in Section 3.04), waiver by all applicable parties) of the conditions set forth in Article VII, or at such other place, time and date as shall be agreed in writing between Parent and the Company. The date on which the Closing occurs is referred to in this Agreement as the "CLOSING DATE".

    SECTION 1.05. EFFECTIVE TIME. Prior to the Closing, the parties shall prepare, and on the Closing Date or as soon as practicable thereafter shall cause to be filed with the Secretary of State of the State of Delaware, a certificate of merger or certificate of ownership and merger or other appropriate documents (in any such case, the "CERTIFICATE OF MERGER") executed in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with such Secretary of State, or at such later time as Parent and the Company shall agree and specify in the Certificate of Merger (the time the Merger becomes effective being the "EFFECTIVE TIME").

    SECTION 1.06. EFFECT. The Merger shall have the effect set forth in the DGCL.

    SECTION 1.07. CERTIFICATE OF INCORPORATION AND BY-LAWS. (a) The Restated Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the Restated Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

        (b) The By-laws of the Company, as in effect immediately prior to the Effective Time, shall be the By-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

    SECTION 1.08. DIRECTORS. The directors of the Company immediately prior to the Effective Time shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

    SECTION 1.09. OFFICERS. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

                                   ARTICLE II
                       EFFECT ON THE CAPITAL STOCK OF THE
               CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

    SECTION 2.01. EFFECT ON CAPITAL STOCK. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or any shares of capital stock of Merger Sub:

        (a) AFFILIATE SHARES, PARENT ALLOCATED TENDER SHARES AND CAPITAL STOCK OF MERGER SUB. Each Affiliate Share issued and outstanding at the Effective Time and each Parent Allocated Tender Share shall remain outstanding as one fully paid and nonassessable share of common stock, par value $.01, of the Surviving Corporation. The issued and outstanding shares of capital stock of Merger Sub shall be converted into and become that number of fully paid and non-assessable shares of common stock, par value $.01 per share, of the Surviving Corporation (the "MERGER SUB SHARES") as shall equal the total number of issued and outstanding shares of Company Common Stock immediately prior to the Effective Time minus the sum of (i) the total number of Affiliate Shares then outstanding and (ii) the total number of Parent Allocated Tender Shares. Immediately after the Effective Time, the Affiliate

    Shares, the Parent Allocated Tender Shares, the Merger Sub Shares and the shares of Company Series D Preferred Stock (as defined in Section 2.01(d)) shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

        (b) CANCELLATION OF STOCK. Each share of Company Common Stock that is held in treasury by the Company and each Merger Sub Allocated Tender Share shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and no consideration shall be delivered or deliverable in exchange therefor.

        (c) CONVERSION OF COMPANY COMMON STOCK. (1) Other than the Affiliate Shares, the Parent Allocated Tender Shares and the Merger Sub Shares and subject to Sections 2.01(b), 2.01(e), 2.02(d) and 6.03, each issued and outstanding share of Company Common Stock shall be converted into the right to receive (A) 0.295 of an American depositary share (each a "PARENT ADS") of Parent (the "PER SHARE STOCK CONSIDERATION") (each Parent ADS representing one-half of an Ordinary Share, nominal value euro 9.15 per share, of Parent ("PARENT ORDINARY SHARE") and evidenced by one American depositary receipt ("PARENT ADR") issued in accordance with the Deposit Agreement dated as of June 24, 1996, among Parent, The Bank of New York, as depositary, and all owners from time to time of Parent ADRs) and (B) $35.75 in cash, without interest (the "PER SHARE CASH CONSIDERATION" and, together with the Per Share Stock Consideration, the "PER SHARE MERGER CONSIDERATION"). The consideration payable upon the conversion of shares of Company Common Stock pursuant to this Section 2.01(c) is referred to collectively as the "MERGER CONSIDERATION".

        (2) As of the Effective Time, all shares of Company Common Stock so converted pursuant to Section 2.01(c)(1) shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration payable with respect to such shares upon surrender of such certificate, any cash in lieu of fractional Parent ADSs to be issued in exchange for Company Common Stock pursuant to Section 2.02(d) and any dividends or other distributions to which such holder may be entitled pursuant to Section 2.02(c) or (e), in each case without interest.

        (d) COMPANY SERIES D PREFERRED STOCK. Subject to Section 2.01(e), each issued and outstanding share of Cumulative Convertible Preferred Stock, Series D, par value $1.00 per share, of the Company (the "COMPANY SERIES D PREFERRED STOCK") outstanding immediately prior to the Effective Time shall remain outstanding as Series D Preferred Stock of the Surviving Corporation and will have such terms as set forth in the Certificate of Designations, Preferences, and Relative, Participating, Optional and Other Special Rights of Preferred Stock and Qualifications, Limitations and Restrictions Thereof of the Company, dated as of December 8, 1993, pursuant to which they were issued (the "SERIES D CERTIFICATE OF DESIGNATIONS").

        (e) APPRAISAL RIGHTS. Notwithstanding anything in this Agreement to the contrary, shares ("APPRAISAL SHARES") of Company Common Stock and Company Series D Preferred Stock that are outstanding immediately prior to the Effective Time and that are held by any person who is entitled to demand, and who properly demands, appraisal of such Appraisal Shares pursuant to, and who complies in all respects with, Section 262 of the DGCL ("SECTION 262") shall not be converted into the right to receive the Merger Consideration as provided in Section 2.01(c) in the case of Company Common Stock, or shall not remain outstanding as provided in Section 2.01(d) in the case of Company Series D Preferred Stock, but rather the holders of Appraisal Shares shall be entitled to payment of the fair value of such Appraisal Shares in accordance with Section 262; PROVIDED, HOWEVER, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262, then the right of such holder to be paid the fair value of such holder's Appraisal Shares shall cease and such Appraisal Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for, the right to receive the Merger Consideration (but without interest thereon) as provided in
    Section 2.01(c) in the case of Company Common Stock, or shall remain outstanding as provided in Section 2.01(d) in the case of Company Series D Preferred Stock. The Company shall serve prompt notice to Parent of any demands received by the Company for appraisal of any shares, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

    SECTION 2.02. EXCHANGE OF CERTIFICATES. (a) EXCHANGE AGENT. Prior to the Effective Time, Parent shall select a bank or trust company, which shall be reasonably acceptable to the Company, to act as exchange agent (the "EXCHANGE AGENT") for the payment of the Merger Consideration upon surrender of certificates which immediately prior to the Effective Time represented Company Common Stock. Immediately prior to the Effective Time, Parent shall deposit or shall cause to be deposited with or for the account of the Exchange Agent, for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this Article II, through the Exchange Agent, the Merger Consideration issuable or payable pursuant to Section 2.01 in exchange for outstanding shares of Company Common Stock (the certificates representing Parent ADSs and cash so deposited, including any cash payable in lieu of fractional Parent ADSs) and any dividends or distributions with respect to such Parent ADSs with a record date after the Effective Time (without any interest on any such cash, dividends or distributions), being hereinafter referred to as the "EXCHANGE FUND"), together with all cash and other property to which holders of Company Common Stock are entitled pursuant to Section 2.02(e). For purposes of determining the number of Parent ADSs and the amount of cash to be deposited by Parent in the Exchange Fund, Parent shall assume that no holder of Company Common Stock will perfect such holder's right to appraisal of such holder's Company Common Stock or be entitled to a cash payment in lieu of fractional Parent ADSs.

        (b) EXCHANGE PROCEDURE. As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates (the "CERTIFICATES") that immediately prior to the Effective Time represented outstanding shares of Company Common Stock whose shares were converted into the right to receive Merger Consideration pursuant to Section 2.01, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration into which the shares of Company Common Stock theretofore represented by such Certificate shall have been converted into the right to receive pursuant to Section 2.01, any cash in lieu of fractional Parent ADSs to which such holder is entitled pursuant to Section 2.02(d) and any dividends or other distributions to which such holder is entitled pursuant to Section 2.02(c), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, payment may be made to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such tax has been paid or is not applicable. The Merger Consideration will be delivered by the Exchange Agent as promptly as practicable following the surrender of a Certificate, the related letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent. Until surrendered as contemplated by this Section 2.02, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration into which the shares of Company Common Stock theretofore represented by such Certificate have been converted into the right to receive pursuant to Section 2.01, any cash in lieu of fractional Parent ADSs to which such holder is entitled pursuant to Section 2.02(d) and any dividends or other distributions to which such holder is entitled pursuant to Section 2.02(c), in each case, without interest thereon. No interest shall be paid or accrue on the cash payable upon surrender of any Certificate.

        (c) DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES. No dividends or other distributions with respect to the Parent ADSs with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate, and no cash payment in lieu of fractional Parent ADSs shall be paid to any such holder pursuant to Section 2.02(d), until the surrender of such Certificate in accordance with this Article II. Subject to applicable Law, following surrender of any such Certificate, there shall be paid to the holder of the Parent ADSs issued in exchange therefor, without interest,
    (i) at the time of such surrender, the amount of cash payable in lieu of a fractional Parent ADS to which such holder is entitled pursuant to Section 2.02(d) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such Parent ADSs and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such Parent ADSs.

        (d) NO FRACTIONAL SHARES. (i) No certificates or scrip representing fractional Parent ADSs shall be issued upon the surrender for exchange of Certificates pursuant to this Article II, no dividend or distribution of Parent shall relate to such fractional interests, and such fractional interests will not entitle the owner thereof to vote or to any rights of a holder of Parent ADSs. For purposes of this Section 2.02(d), all fractional shares to which a single record holder would be entitled shall be aggregated and calculations shall be rounded to three decimal places.

        (ii) Parent shall pay to each former holder of Company Common Stock an amount in cash equal to the product obtained by multiplying (A) the fractional interest to which such former holder (after taking into account all shares of Company Common Stock held at the Effective Time by such holder) would otherwise be entitled by (B) the average of the closing prices for a Parent ADS as reported on the New York Stock Exchange (the "NYSE") Composite Transaction Tape (as reported in THE WALL STREET JOURNAL, Northeastern edition, or, if not reported thereby, any other authoritative source reasonably chosen by Parent) for the five consecutive trading days ending on the trading day immediately prior to the Closing Date. Parent will deposit or will cause to be deposited a sufficient amount of cash with the Exchange Agent to cover the payments required to be made pursuant to this
    Section 2.02(d)(ii).

        (iii) As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Certificates formerly representing Company Common Stock with respect to any fractional interests, the Exchange Agent shall make available such amounts to such holders of Certificates formerly representing Company Common Stock subject to and in accordance with the terms of Section 2.02(c).

        (e) NO FURTHER OWNERSHIP RIGHTS IN COMPANY COMMON STOCK. The Merger Consideration paid in accordance with the terms of this Article II upon conversion of any shares of Company Common Stock shall be deemed to have been paid in full satisfaction of all ownership rights pertaining to such shares of Company Common Stock, SUBJECT, HOWEVER, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time that may have been declared or made by the Company on such shares of Company Common Stock in accordance with the terms of this Agreement or prior to the date of this Agreement and which remain unpaid at the Effective Time, and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of Company Common Stock that were outstanding immediately prior to the Effective Time (other than the Affiliate Shares and the Parent Allocated Tender Shares). If, after the Effective Time, any Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article II.

        (f) TERMINATION OF EXCHANGE FUND. Any portion of the Exchange Fund that remains undistributed to the former holders of Company Common Stock for six months after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any former holder of shares of Company Common Stock who has not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation for payment of its claim for Merger Consideration and any dividends or distributions with respect to the Parent ADSs.

        (g) NO LIABILITY. None of Parent, Merger Sub, the Company or the Exchange Agent shall be liable to any person in respect of any portion of the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

        (h) INVESTMENT OF EXCHANGE FUND. The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by Parent, on a daily basis; PROVIDED that, in the case of any losses incurred as a result of such investments, Parent shall take all actions necessary to ensure that the Exchange Fund includes cash sufficient to satisfy Parent's obligations to pay the Merger Consideration payable pursuant to Section 2.01 in exchange for outstanding shares of Company Common Stock, any cash payable in lieu of fractional Parent ADSs pursuant to Section 2.02(d) and any dividends or distributions with respect to Parent ADSs payable pursuant to Section 2.02(c). Any interest and other income resulting from such investments shall be paid to Parent.

        (i) WITHHOLDING RIGHTS. The Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Company Common Stock pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the United States Internal Revenue Code of 1986, as amended (the "CODE"), or under any provision of state, local or foreign tax Law. To the extent that amounts are so withheld and paid over or caused to be paid over to the appropriate taxing authority by the Surviving Corporation, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation.

        (j) LOST, STOLEN OR DESTROYED CERTIFICATES. In the event any Certificate evidencing shares of Company Common Stock shall have been lost, stolen or destroyed, the holder of such lost, stolen or destroyed Certificate shall execute an affidavit of that fact upon request. The holder of any such lost, stolen or destroyed Certificate shall also deliver a reasonable indemnity against any claim that may be made against Parent, Merger Sub, the Surviving Corporation or the Exchange Agent with respect to the Certificate alleged to have been lost, stolen or destroyed. The affidavit and any indemnity which may be required hereunder shall be delivered to the Exchange Agent, who shall be responsible for making payment for such lost, stolen or destroyed Certificate pursuant to the terms hereof.

        (k) ADJUSTMENTS TO PREVENT DILUTION. In the event that Parent changes the number of Parent Ordinary Shares represented by each Parent ADS issued and outstanding prior to the Effective Time as a result of a reclassification, stock split, share combination, stock dividend or distribution, recapitalization, merger, subdivision, issuer tender or exchange offer or other similar transaction, the Per Share Stock Consideration shall be appropriately adjusted to reflect such reclassification, stock split, share combination, stock dividend or distribution, recapitalization, merger, subdivision, issuer tender or exchange offer or other similar transaction.

                                  ARTICLE III
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

    Except (i) as disclosed in the Company SEC Documents (as defined in Section 3.05) or in the reports, schedules, forms, statements and other documents required to be filed with the SEC by each of Donaldson, Lufkin & Jenrette, Inc. ("DLJ") and Alliance Capital Management Corporation, Alliance Capital Management Holding, L.P. and Alliance Capital Management, L.P. (collectively, "ALLIANCE"), in each case filed and publicly available prior to the date of this Agreement (the "COMPANY FILED SEC DOCUMENTS") and (ii) for the matters set forth in the disclosure schedule dated the date hereof delivered by the Company to Parent prior to the execution of this Agreement (the "DISCLOSURE SCHEDULE"), it being understood that the Disclosure Schedule shall be deemed disclosure with respect to the specific Section of this Agreement to which the information stated in such disclosure relates and such other Sections of this Agreement to the extent a matter is disclosed in such a way as to make its relevance to the information called for by such other Section readily apparent, the Company represents and warrants to Parent and Merger Sub as follows:

    SECTION 3.01. ORGANIZATION, STANDING AND POWER. Each of the Company and each Significant Company Subsidiary (as defined below in this Section 3.01) is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized. Each of the Company and its Significant Company Subsidiaries has full corporate or, in the case of a Significant Company Subsidiary that is not a corporation, other power and authority necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, except where such failure, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on the Company (after giving effect to the consummation of the transactions contemplated by the Stock Purchase Agreement, dated as of August 30, 2000, among Credit Suisse Group ("CSG"), Parent, the Company, The Equitable Life Assurance Society of the United States ("EQUITABLE LIFE") and AXA Participations Belgium (as amended, the "CSG/DLJ PURCHASE AGREEMENT")), on the ability of the Company to perform its obligations under this Agreement or on the ability of the Company to consummate the Offer, the Merger and the other transactions contemplated by this Agreement (a "COMPANY MATERIAL ADVERSE EFFECT"). Each of the Company and its Significant Company Subsidiaries is duly qualified to do business in each jurisdiction where the nature of its business or their ownership or leasing of properties make such qualification necessary except where the failure to so qualify, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. For purposes of this Agreement, a "SIGNIFICANT COMPANY SUBSIDIARY" means any subsidiary of the Company that constitutes a significant subsidiary within the meaning of Rule 1-02 of Regulation S-X of the SEC.

    SECTION 3.02. CAPITAL STRUCTURE. (a) The authorized capital stock of the Company consists of 2,000,000,000 shares of Company Common Stock and 10,000,000 shares of Preferred Stock, par value $1.00 per share. As of the close of business on September 30, 2000, (i) 434,568,810 shares of Company Common Stock were issued and outstanding, (ii) 20,707,776 shares of Company Common Stock were held by the Company in its treasury, (iii) no shares of Preferred Stock were issued or outstanding other than 43,920 shares of Company Series D Preferred Stock, (iv) 28,231 shares of Company Common Stock were deferred and issuable under the 1998 Stock Plan for Directors and (v) 24,775,229 shares of Company Common Stock were subject to outstanding options to purchase Company Common Stock (each, a "COMPANY STOCK OPTION" and collectively, the "COMPANY STOCK OPTIONS") granted under any of The Equitable Companies Incorporated 1997 Stock Incentive Plan and The Equitable Companies Incorporated 1991 Stock Incentive Plan (collectively, the "COMPANY STOCK PLANS") and 44,054,793 additional shares of Company Common Stock were reserved for issuance pursuant to the Company Stock Plans and upon conversion of outstanding shares of Company Series D Preferred Stock. During the period from September 30, 2000 to the date of this Agreement, the Company has not issued any shares of capital stock (other than pursuant to the exercise of Company Stock Options) or Company Stock Options. All outstanding shares of Company Common Stock are, and such shares that may be issued prior to the Effective Time will be when issued, duly authorized, validly issued, fully paid and nonassessable. There are not any bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on matters on which holders of Company Common Stock may vote ("VOTING COMPANY DEBT"). Except as set forth above and except for this Agreement and the transactions contemplated hereby, there are not, as of the date of this Agreement, any options, warrants, rights, convertible or exchangeable securities, "phantom" stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which the Company or any of its subsidiaries is a party or by which any of them is bound (i) obligating the Company or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of, or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of, or other equity interest in, the Company or any Voting Company Debt, (ii) obligating the Company or any of its subsidiaries to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or
(iii) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of capital stock of, or other equity interests in, the Company. As of the date of this Agreement, there are not any outstanding contractual obligations of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity interests in, the Company.

    (b) Except for this Agreement, the transactions contemplated hereby and the Voting Trust Agreement, there are not any voting trusts or other agreements or understandings to which the Company or any of its subsidiaries is a party or is bound with respect to the voting of the capital stock of, or other equity interests in, the Company.

    SECTION 3.03. AUTHORITY; EXECUTION AND DELIVERY; ENFORCEABILITY. (a) The Company has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery by the Company of this Agreement and the consummation by the Company of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Company, subject, in the case of the Merger, to receipt of the Company Stockholder Approval (as defined in Section 3.03(c)), to the extent required by applicable Law. The Company has duly executed and delivered this Agreement, and, assuming the due authorization, execution and delivery by each of Parent and Merger Sub, this Agreement constitutes the Company's legal, valid and binding obligation, enforceable against it in accordance with its terms.

    (b) The Company Board, at a meeting duly called and held, acting on the unanimous recommendation of the Special Committee, duly and unanimously adopted resolutions (i) approving this Agreement, the Offer, the Merger and the other transactions contemplated hereby, (ii) determining that the terms of the Offer and the Merger are fair to and \ in the best interests of the Company and the holders of Company Common Stock (other than the Affiliate Shareholders),
(iii) declaring that this Agreement is advisable and (iv) recommending that the holders of Company Common Stock accept the Offer and tender their shares of Company Common Stock pursuant to the Offer, and, to the extent applicable, that the holders of Company Common Stock adopt this Agreement. Such resolutions are sufficient to render inapplicable to Merger Sub, this Agreement, the Offer, the Merger, the Voting Agreement and the other transactions contemplated by this Agreement the restrictions on business combinations set forth in Section 203 of the DGCL.

    (c) The only vote of holders of any class or series of the Company's capital stock necessary to approve and adopt this Agreement and the Merger is the adoption of this Agreement by the holders of a majority of the outstanding shares of Company Common Stock at a meeting or by written consent in lieu of a meeting (the "COMPANY STOCKHOLDER APPROVAL").

    SECTION 3.04. NO CONFLICTS; CONSENTS. (a) The execution and delivery by the Company of this Agreement do not, and the performance of this Agreement and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any pledge, lien, charge, mortgage, encumbrance or security interest of any kind or nature whatsoever (collectively, "LIENS") upon any of the properties or assets of the Company or any of its subsidiaries under, any provision of (i) (A) the Company's Restated Certificate of Incorporation, as amended (the "COMPANY CHARTER"), or the Company's By-laws (the "COMPANY BY-LAWS") or (B) the comparable charter or organizational documents of any of the Company's subsidiaries, (ii) any contract, lease, license, indenture, note, bond, agreement, permit, concession, franchise or other instrument (a "CONTRACT") to which the Company or any of its subsidiaries is a party or by which any of their respective properties or assets is bound or
(iii) subject to the filings and other matters referred to in Section 3.04(b), any judgment, order or decree ("JUDGMENT") or statute, law, ordinance, rule or regulation ("LAW") applicable to the Company or any of its subsidiaries or their respective properties or assets, other than, in the case of clauses (i)(B),
(ii) and (iii) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

    (b) No consent, approval, license, permit, order, authorization or waiver ("CONSENT") of, or registration, declaration or filing with, or permit from, any Federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a "GOVERNMENTAL ENTITY"), is required to be obtained or made by or with respect to the Company or any of its subsidiaries in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, other than (i) filings with the SEC pursuant to the Exchange Act and the Securities Act (including any reports required to be filed under Sections 13 and 16 of the Exchange Act), (ii) the filing and recordation of appropriate merger and similar documents as required by the DGCL, (iii) any registration, declaration or filing that may be required under applicable Law relating to insurance or other financial services businesses and (iv) where the failure to obtain such Consents or to make such registrations, declarations or filings or to obtain such permits, would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

    SECTION 3.05. SEC DOCUMENTS. Each of the Company and Equitable Life has filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC since January 1, 1999 (the "COMPANY SEC DOCUMENTS"). As of its respective date, each Company SEC Document, including any financial statements or schedules included therein, complied in all material respects with the requirements of the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Document, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of the Company included in the Company SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with U.S. generally accepted accounting principles ("US GAAP") (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present, in all material respects, the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal, recurring year-end audit adjustments).

    SECTION 3.06. INFORMATION SUPPLIED. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in
(i) the Schedule 14D-9, any Schedule 13E-3 (as defined in Section 6.01), the Form F-4, the Offer Documents or any Post-Effective Amendment (as defined in
Section 6.01) will, at the respective times any such documents or any amendments or supplements thereto are filed with the SEC, are first published, sent or given to the holders of Company Common Stock or become effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) any Proxy Statement or Information Statement (each as defined in Section 6.01) will, at the date such Proxy Statement or Information Statement is first mailed to holders of Company Common Stock or at the time of any Company Stockholders Meeting (as defined in Section 6.01), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Schedule 14D-9, any Proxy Statement or Information Statement and any Schedule 13E-3 will comply as to form in all material respects with the requirements of all applicable Laws, including the Exchange Act and the rules and regulations thereunder. No representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Merger Sub specifically for inclusion or incorporation by reference therein.

    SECTION 3.07. OPINION OF FINANCIAL ADVISOR. The Special Committee has received the opinion of Wasserstein Perella & Co., dated the date of this Agreement, to the effect that, as of such date, the consideration to be received in the Offer and the Merger by the holders of shares of Company Common Stock (other than the Affiliate Shareholders) is fair to such stockholders from a financial point of view, a copy of which opinion will be delivered to Parent on or promptly after the date of this Agreement.

    SECTION 3.08. BROKERS. No broker, investment banker, financial advisor or other person, other than Wasserstein Perella & Co. and Morgan Stanley & Co. Incorporated, the fees and expenses of which will be paid by the Company, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the Offer, the Merger or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or the Special Committee.

                                   ARTICLE IV
                    REPRESENTATIONS AND WARRANTIES OF PARENT
                                 AND MERGER SUB

    Except as set forth in the Parent SEC Documents (as defined in Section 4.05) filed and publicly available prior to the date of this Agreement (the "PARENT FILED SEC DOCUMENTS"), Parent and Merger Sub, jointly and severally, represent and warrant to the Company as follows:

    SECTION 4.01. ORGANIZATION, STANDING AND POWER. Each of Parent and Merger Sub is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has full corporate power and authority necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, except where the failure, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on Parent, on the ability of Parent or Merger Sub to perform its obligations under this Agreement or on the ability of Parent or Merger Sub to consummate the Offer, the Merger and the other transactions contemplated by this Agreement (a "PARENT MATERIAL ADVERSE EFFECT"). Each of Parent and Merger Sub is duly qualified to do business in each jurisdiction where the nature of its business or their ownership or leasing of properties make such qualification necessary except where the failure to so qualify, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

    SECTION 4.02. CAPITAL STRUCTURE. (a) As of the close of business on September 20, 2000, (i) 395,217,111 Parent Ordinary Shares were issued and outstanding, all of which were validly issued, fully paid and nonassessable,
(ii) 4,705,795 Parent Ordinary Shares were held by Parent in its treasury or by subsidiaries of Parent, (iii) 24,603,626 Parent Ordinary Shares were reserved for issuance upon conversion of outstanding redeemable bonds and convertible notes and (iv) 1,970,996 Parent Ordinary Shares were subject to outstanding options to purchase Parent Ordinary Shares or Parent ADSs. No approval of the shareholders of Parent is required to authorize the Parent ADSs to be issued in connection with the Offer and the Merger. The Parent Ordinary Shares represented by the Parent ADSs to be issued in connection with the Offer and the Merger, will be, when issued, validly issued, fully paid and nonassessable.

    (b) The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $1.00 per share, all of which have been validly issued, are fully paid and nonassessable and are owned by Parent free and clear of any Lien. As of the date of this Agreement, Merger Sub does not own, nor is it party to any agreement (other than this Agreement) pursuant to which it has the right to acquire, any shares of Company Common Stock.

    SECTION 4.03. AUTHORITY; EXECUTION AND DELIVERY; ENFORCEABILITY. Each of Parent and Merger Sub has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery by each of Parent and Merger Sub of this Agreement and the consummation by each of Parent and Merger Sub of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate or shareholder action on the part of Parent and Merger Sub. Parent, as sole stockholder of Merger Sub, has, simultaneous with the execution and delivery hereof, adopted this Agreement. Each of Parent and Merger Sub has duly executed and delivered this Agreement, and this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

    SECTION 4.04. NO CONFLICTS; CONSENTS. (a) The execution and delivery by each of Parent and Merger Sub of this Agreement do not, and the performance of this Agreement and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any Lien upon any of the properties or assets of Parent or any of its subsidiaries under, any provision of (i) the charter or other comparable organizational documents of Parent or any of its subsidiaries (other than the Company and its subsidiaries),
(ii) any Contract to which Parent or any of its subsidiaries (other than the Company and its subsidiaries) is a party or by which any of their respective properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 4.04(b), any Judgment or Law applicable to Parent or any of its subsidiaries (other than the Company and its subsidiaries) or their respective properties or assets, other than, in the case of clauses (ii) and
(iii) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

    (b) No Consent of, or registration, declaration or filing with, or permit from, any Governmental Entity is required to be obtained or made by or with respect to Parent or any of its subsidiaries (other than the Company and its subsidiaries) in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, other than (i) filings with or furnishings to the SEC pursuant to the Exchange Act and the Securities Act (including any reports required to be filed or furnished under Sections 13 and 16 of the Exchange Act), (ii) the filing and recordation of appropriate merger and similar documents as required by the DGCL, (iii) any registration, declaration or filing that may be required under applicable Law relating to insurance or other financial services businesses and (iv) where the failure to obtain such Consents or to make such registrations, declarations or filings or to obtain such permits, would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

    SECTION 4.05. SEC DOCUMENTS. Parent has filed or furnished, as applicable, all reports, schedules, forms, statements and other documents required to be filed by it with or furnished by it to the SEC since January 1, 1999 (the "PARENT SEC DOCUMENTS"). As of its respective date, each Parent SEC Document, including any financial statements or schedules included therein, complied in all material respects with the requirements of the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Document, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of Parent and its consolidated subsidiaries included in the Parent SEC Documents have been prepared in accordance with generally accepted accounting principles in France ("FRENCH GAAP") applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), include such additional disclosures as are required by, and comply as to form in all material respects with, the published rules and regulations of the SEC with respect thereto, and present fairly, in all material respects, the consolidated financial position of Parent and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal, recurring year-end audit adjustments).

    SECTION 4.06. INFORMATION SUPPLIED. None of the information supplied or to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in (i) the Form F-4, the Offer Documents, any Post-Effective Amendment and any
Schedule 13E-3 will, at the respective times any such documents or any amendments or supplements thereto are filed with the SEC, are first published, sent or given to holders of Company Common Stock or become effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) any Proxy Statement or Information Statement will, at the date such Proxy Statement or Information Statement is first mailed to the holders of Company Common Stock or at the time of any Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Form F-4, the Offer Documents, any Post-Effective Amendment and any Schedule 13E-3 will comply as to form in all material respects with the requirements of all applicable Laws, including the Securities Act and the Exchange Act, as applicable, and the rules and regulations thereunder.

    SECTION 4.07. FINANCING. Parent has or will have available, prior to the expiration of the initial period of the Offer and through the consummation of the Merger, sufficient funds to enable Parent and Merger Sub to consummate the Offer, the Merger and the other transactions contemplated hereby and to pay all related expenses.

    SECTION 4.08. BROKERS. No broker, investment banker, financial advisor or other person, other than Goldman, Sachs & Co., Lazard Freres & Co. LLC and BNP Paribas, the fees and expenses of which will be paid by Parent, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the Offer, the Merger and the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent.

                                   ARTICLE V
                   COVENANTS RELATING TO CONDUCT OF BUSINESS

    SECTION 5.01. CONDUCT OF BUSINESS. (a) CONDUCT OF BUSINESS BY THE COMPANY. Except for (i) matters expressly permitted or contemplated by this Agreement and
(ii) matters set forth in the Disclosure Schedule, from the date of this Agreement to the Effective Time the Company shall, and shall cause each of its subsidiaries (other than DLJ and Alliance and their respective subsidiaries) to
(1) conduct its business in the usual, regular and ordinary course consistent with past practice, including with respect to employee compensation and benefits (including entering into employment agreements or similar arrangements), severance and retirement benefits, issuance of debt securities, loans to subsidiaries, material acquisitions, or sales of material assets; (2) use all reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and employees and maintain its relationships and goodwill with agents, customers, suppliers, licensors, licensees, distributors and others having business dealings with them to the end that its goodwill and ongoing business shall be unimpaired at the Effective Time; (3) continue to submit and/or report matters to its Board or Directors or similar governance body (or the appropriate committee thereof) for approval or review, as the case may be, in the usual, regular and ordinary course consistent with past practice; and (4) continue to consult Parent on all material matters in the usual, regular and ordinary course consistent with past practice. In the case of DLJ and Alliance and their respective subsidiaries, the Company shall not authorize or cause any such subsidiary to take any action that would violate the immediately preceding sentence. In addition, and without limiting the generality of the foregoing, except for matters expressly contemplated or permitted by this Agreement, from the date of this Agreement to the Effective Time, the Company shall not do any of the following without the prior written consent of Parent:

    (i) (A) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock or other equity interests, other than regular cash dividends with respect to the Company Common Stock not in excess of $0.0250 per share and regular cash dividends with respect to the Company Series D Preferred Stock in accordance with the Series D Certificate of Designations, as amended to the date of this Agreement, in each case with usual declaration, record and payment dates and in accordance with the Company's past dividend policy, (B) split, combine or reclassify any of its capital stock or other equity interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other equity interests (other than the conversion of shares of Company Series D Preferred Stock into shares of Company Common Stock in accordance with the Series D Certificate of Designations, as amended to the date of this Agreement) or (C) except in connection with existing Company Benefit Plans in accordance with their respective terms on the date hereof and consistent with applicable Law and past practice, purchase, redeem or otherwise acquire any shares of capital stock of or any other securities of the Company or any rights, warrants or options to acquire any such shares or other securities;

    (ii) except (x) for the issuance of shares of Company Common Stock upon the exercise of Company Stock Options outstanding as of the date hereof in accordance with their terms on the date hereof or pursuant to the 1998 Stock Plan for Directors in accordance with its terms on the date hereof, (y) for new grants of Company Stock Options to newly hired employees in the ordinary course of business consistent with past practice and the issuance of shares of Company Common Stock upon the exercise of such new grants in accordance with their terms and (z) for the issuance of shares of Company Common Stock upon the conversion of Company Series D Preferred Stock in accordance with the Series D Certificate of Designations, as amended to the date of this Agreement, issue, deliver, sell or grant (A) any shares of its capital stock or other equity interests, (B) any Voting Company Debt or other voting securities, (C) any securities convertible into or exchangeable for, or any options, warrants or rights to acquire, any such shares, interests, Voting Company Debt, voting securities or convertible or exchangeable securities or (D) any "phantom" stock, "phantom" stock rights, stock appreciation rights or stock-based performance units;

    (iii) amend its certificate of incorporation or by-laws; or

    (iv) authorize any of, or commit or agree to take any of, the foregoing actions.

    (b) CONDUCT OF BUSINESS BY PARENT. Except for matters expressly contemplated or permitted by this Agreement, from the date of this Agreement to the Effective Time, Parent shall not:

    (i) (A) declare, set aside or pay any dividends on, or make any other distributions in respect of, the Parent Ordinary Shares, other than regular dividends with respect to the Parent Ordinary Shares with usual declaration, record and payment dates, or (B) split, combine or reclassify the Parent Ordinary Shares or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for the Parent Ordinary Shares; or

    (ii) authorize any of, or commit or agree to take any of, the foregoing actions.

                                   ARTICLE VI
                             ADDITIONAL AGREEMENTS

    SECTION 6.01. PREPARATION OF FORM F-4 AND PROXY STATEMENT/PROSPECTUS OR INFORMATION STATEMENT/PROSPECTUS; STOCKHOLDERS MEETING/WRITTEN CONSENT. (a) If required by Law in order to consummate the Merger, as soon as practicable following the expiration of the Offer, Parent and the Company shall prepare and file with the SEC (i) a post-effective amendment to the Form F-4 for the offer and sale of the Parent ADSs pursuant to the Merger and in which a proxy statement prepared by the Company and Parent relating to the Company Stockholders Meeting (as amended or supplemented from time to time, the "PROXY STATEMENT") or an information statement prepared by the Company and Parent pursuant to Rule 14c-2 under the Exchange Act (as amended or supplemented from time to time, the "INFORMATION STATEMENT"), as applicable, which will contain the information required under Rule 13e-3 under the Exchange Act, will be included as a prospectus (the "POST-EFFECTIVE AMENDMENT") and (ii) together with Merger Sub, a Rule 13e-3 Transaction Statement on Schedule 13E-3 with respect to the Merger (as supplemented or amended, the "SCHEDULE 13E-3"). Each of the Company and Parent shall notify the other (and each shall also notify the Special Committee and its counsel) promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Post-Effective 29 Amendment, the Proxy Statement, the Information Statement or the Schedule 13E-3 or for additional information and shall supply the other with copies of all correspondence between it or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Post-Effective Amendment, the Proxy Statement, the Information Statement or the Schedule 13E-3. Each of the Company and Parent shall use its reasonable best efforts to respond as promptly as practicable to any comments of the SEC with respect thereto. No filing of, or amendment or supplement to, or correspondence to the SEC or its staff with respect to, the Post-Effective Amendment, the Proxy Statement, the Information Statement or the
Schedule 13E-3 will be made by either party, without providing the other party a reasonable opportunity to review and comment thereon. Each of the Company and Parent shall use its reasonable best efforts to have the Post-Effective Amendment declared effective under the Securities Act as promptly as practicable after its filing. The Company will use its reasonable best efforts to cause the Proxy Statement or Information Statement, as applicable, to be mailed to holders of the Company's capital stock as promptly as practicable after the Post-Effective Amendment is declared effective under the Securities Act. Parent shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or to file a general consent to service of process) required to be taken under any applicable state securities laws in connection with the issuance of Parent ADSs pursuant to the Offer and the Merger, and the Company shall furnish all information concerning the Company and its stockholders as may be reasonably requested in connection with any such action and the preparation, filing and/or distribution of the Proxy Statement, the Information Statement and the Schedule 13E-3. If at any time prior to the Effective Time any information relating to the Company or Parent, or any of their respective affiliates, officers or directors, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to any of the Post-Effective Amendment, the Proxy Statement, the Information Statement or the Schedule 13E-3, so that any of such documents would not include a misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto, and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated by the Company to holders of the Company's capital stock.

        (b) If required by Law in order to consummate the Merger, the Company shall establish, prior to or as soon as practicable following the date upon which the Post-Effective Amendment becomes effective, a record date (which shall be prior to or as soon as practicable following the date upon which the Post-Effective Amendment becomes effective), and either duly call, give notice of, convene and hold a meeting of holders of the Company's capital stock (the "COMPANY STOCKHOLDERS MEETING") or follow all required procedures in soliciting consents from holders of Company Common Stock, for the purpose of seeking the Company Stockholder Approval, as applicable. In such event, the Proxy Statement or the Information Statement, as the case may be, shall include a description of the recommendations referred to in Section 3.03(b), and neither the Company Board nor any committee thereof shall withdraw or modify, or propose to withdraw or modify such recommendations or related approval; PROVIDED, HOWEVER, that the Company Board or the Special Committee may determine not to make such recommendations or such recommendations may be withdrawn or modified to the extent that the Special Committee determines in good faith, after consultation with outside legal counsel, that such recommendations would be inconsistent with its fiduciary duties to stockholders of the Company under applicable law. Without limiting the generality of the foregoing, the Company agrees that its obligations pursuant to the first sentence of this Section 6.01(b) shall not be affected by the withdrawal or modification by either the Company Board or the Special Committee of its approval or recommendation of this Agreement, the Offer or the Merger.

        (c) Notwithstanding the foregoing, if Parent, Merger Sub or any other subsidiary of Parent (other than the Company or any of its subsidiaries) shall acquire at least 90% of the outstanding shares of each class of capital stock of the Company entitled to vote on a merger and if permitted by Section 253 of the DGCL, at Parent's sole discretion, the parties shall take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the expiration of the Offer without a stockholders meeting or written consent in accordance with Section 253 of the DGCL (a "SHORT-FORM MERGER").

        (d) Parent shall cause Merger Sub to vote any shares of Company Common Stock owned by it and not held in the Voting Trust in favor of the adoption of this Agreement, if applicable.

    SECTION 6.02. REASONABLE BEST EFFORTS; NOTIFICATION. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Offer, the Merger and the other transactions contemplated hereby, including (i) the obtaining of all necessary actions or nonactions and Consents from Governmental Entities and the making of all necessary registrations, declarations and filings (including filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to obtain a Consent from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the preparation of the Form F-4, the Schedule 13E-3, the Offer Documents and the Schedule 14D-9 and, if necessary, the Post-Effective Amendment and the Proxy Statement or Information Statement, (iv) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (v) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated hereby and to fully carry out the purposes of this Agreement. In connection with and without limiting the foregoing, each of the parties hereto shall (i) take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to this Agreement, the Offer, the Merger or any other transaction contemplated by this Agreement and (ii) if any state antitakeover statute or similar statute or regulation becomes applicable to this Agreement, the Offer, the Merger or any other transaction contemplated by this Agreement, take all action necessary to ensure that the Offer, the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement.

    SECTION 6.03. STOCK OPTIONS; DIRECTORS STOCK. (a) COMPANY STOCK OPTIONS. As soon as practicable following the date of this Agreement, the boards of directors (or the appropriate committees thereof) of each of the Company, the Surviving Corporation and/or the Parent shall adopt such resolutions or take such other actions as may be necessary or required to effect the following:

        (1) adjust the terms of all outstanding Company Stock Options to provide that, at the Effective Time (except to the extent the holder of a Company Stock Option elects otherwise, as provided further herein), all outstanding Company Stock Options, whether vested or unvested, shall be assumed by Parent and converted into an option (a "PARENT OPTION") to acquire, on the same terms and conditions as were applicable under the Company Stock Option, a number of Parent Ordinary Shares, to be delivered in the form of Parent ADSs (rounded up to the nearest whole share) in an amount determined by multiplying (x) the number of shares of Company Common Stock subject to such Company Stock Option by (y) the number of Parent ADSs equal to the sum of
    (A) the Per Share Stock Consideration plus (B) the number of Parent ADSs obtained by dividing (i) the Per Share Cash Consideration by (ii) the closing price for a Parent ADS (the "PARENT CLOSING PRICE") as reported on the NYSE Composite Transaction Tape (as reported in The Wall Street Journal, Northeastern edition, or, if not reported thereby, any other authoritative source chosen by Parent) on the date on which the Effective Time occurs (it being understood that the Surviving Corporation shall have the right to acquire the Parent ADSs so deliverable from open-market purchases), at a price per Parent ADS equal to (A) the aggregate exercise price for the shares of Company Common Stock otherwise purchasable pursuant to such Company Stock Option divided by (B) the aggregate number of Parent ADSs purchasable in accordance with the foregoing (determined without regard to rounding); PROVIDED that such exercise price shall be rounded down to the nearest whole cent;

        (2) notwithstanding the respective terms of the Company Stock Options, all outstanding Company Stock Options awarded under the Company Stock Plans, to the extent that such Options are not already exercisable, shall become immediately and fully exercisable, pursuant to the terms of the Company Stock Options, as amended, and the Company Stock Plans, upon the payment by AXA for shares of Company Common Stock, validly tendered and not withdrawn, upon expiration of the initial period of the Offer (or if no shares of Company Common Stock are tendered pursuant to the Offer, at the Effective
    Time); provided, however, that a holder of a Company Stock Option, which is an "incentive stock option" (as defined in Section 422 of the Code) (such Option, an "ISO"), shall have the opportunity to elect not to have the vesting of his or her ISO accelerate, in the event and to the extent that such acceleration would cause the Company Stock Option to lose its status as an ISO;

        (3) notwithstanding anything herein to the contrary, all Company Stock Options that are ISOs shall be assumed by Parent and converted into Parent Options pursuant to Section 6.03(a)(1) above; PROVIDED, HOWEVER, that in the event and to the extent that a holder of Company Stock Options that are ISOs elects to continue the Parent Options as ISOs, the adjustments provided herein with respect to any such Options (or portions thereof) shall be effected pursuant to this Section 6.03(a) with such changes, if any, that may be necessary in order to be consistent with Section 424(a) of the Code; and

        (4) if and to the extent that a holder of any Company Stock Options that are not ISOs does not elect to convert all or any portion of such Company Stock Options into Parent Options, each of such holder's outstanding Company Stock Options shall, immediately prior to the Effective Time, be canceled in exchange for a cash payment from the Surviving Corporation (subject to any applicable withholding taxes) equal in value to the product of (A) the total number of shares of Company Common Stock subject to such Company Stock Option and (B) the excess of the Merger Consideration Value (as defined below) over the exercise price per share of Company Common Stock subject to such Company Stock Option; PROVIDED, HOWEVER, that any holder of a Company Stock Option who is currently eligible to defer his or her annual compensation for 2001 into the Company Variable Deferred Compensation Plan for Executives and who elects to receive the foregoing cash payment may, pursuant to the terms of such deferred compensation plan, elect to defer receipt of such cash payment into such Company Benefit Plan. The foregoing cash payment shall be made on the later of (i) the Effective Time and
    (ii) if permitted by Law, as soon as practicable after January 2, 2001. For purposes of this Section 6.03(a), "MERGER CONSIDERATION VALUE" shall mean, on a per share basis, the sum of (x) the value of the Per Share Stock Consideration, based on the Parent Closing Price, plus (y) the Per Share Cash Consideration.

        (b) DIRECTORS STOCK. (1) Any outstanding stock options held by any non-employee directors or former directors (the "DIRECTORS OPTIONS") shall be treated the same as the Company Stock Options that are not ISOs, as set forth in Section 6.03(a)(1), above.

        (2) With respect to the Company Stock Plan for Directors (the "DIRECTOR PLAN"), each Deferred Stock unit credited to each participant's Accounts (as such terms are defined in the Director Plan) shall be converted, effective as of the Effective Time, into the Per Share Merger Consideration; PROVIDED, HOWEVER, that the Per Share Cash Consideration shall be deferred into the Company's Variable Deferred Compensation Plan for Directors. Both the Per Share Stock Consideration and the Per Share Cash Consideration shall otherwise be distributed in accordance with the terms of the Director Plan and the Variable Deferred Compensation Plan for Directors, as applicable, pursuant to the distribution elections previously made by the participants with respect to their respective Accounts therein.

        (c) NOTICES. As soon as practicable after the Effective Time, the Surviving Corporation shall deliver to the holders of Company Stock Options appropriate notices setting forth such holders' rights pursuant to the respective Company Stock Plans and the agreements evidencing the grants of such Company Stock Options and that such Company Stock Options and agreements shall be assumed by the Surviving Corporation and shall continue in effect on the same terms and conditions (subject to the adjustments required by Section 6.03(a)).

        (d) MISCELLANEOUS. Prior to the Effective Time, Parent and the Company shall take all such actions as may be reasonably required to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) or acquisitions of Parent Ordinary Shares (including derivative securities with respect to Parent Ordinary Shares) resulting from the transactions contemplated by this Agreement by each person who is subject to the reporting requirements of Section 16(a) of the Exchange Act to be eligible for exemption under Rule 16b-3 promulgated under the Exchange Act.

    SECTION 6.04. INDEMNIFICATION. (a) Parent shall, to the fullest extent permitted by Law, cause the Surviving Corporation to honor all the Company's obligations to indemnify (including any obligations to advance funds for expenses to) the current or former directors or officers of the Company or any of its subsidiaries (other than DLJ and its subsidiaries) for acts or omissions by such directors and officers occurring prior to the Effective Time to the extent that such obligations of the Company or any of its subsidiaries exist on the date of this Agreement, whether pursuant to the Company Charter, the Company By-laws, the certificate or articles of incorporation, by-laws or similar organizational documents of such subsidiaries, individual indemnity agreements or otherwise, and such obligations shall survive the Merger and shall continue in full force and effect in accordance with the terms of the Company Charter, the Company By-laws, the certificate or articles of incorporation, by-laws or similar organizational documents of such subsidiaries, and such individual indemnity agreements from the Effective Time until the expiration of the applicable statute of limitations with respect to any claims against such directors or officers arising out of such acts or omissions.

        (b) For a period of six years from and after the Effective Time, Parent or the Surviving Corporation shall cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by the Company (provided that Parent may substitute therefor policies with reputable and financially sound carriers of at least the same coverage and amounts containing terms and conditions which are no less advantageous and so long as such substitution results in continuous coverage) with respect to claims arising from or related to facts or events which occurred at or before the Effective Time; PROVIDED, HOWEVER, that Parent shall not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 200% of the annual premiums paid as of the date hereof by the Company for such insurance (such 200% amount, the "MAXIMUM PREMIUM"). If such insurance coverage cannot be obtained at all, or can only be obtained at an annual premium in excess of the Maximum Premium, Parent or the Surviving Corporation shall maintain the most advantageous policies of directors' and officers' insurance obtainable for an annual premium equal to the Maximum Premium. The provisions of the second preceding sentence shall be deemed to have been satisfied if prepaid policies reasonably approved in writing by Parent have been obtained by the Company prior to the Effective Time for purposes of this Section 6.04, which policies provide such directors and officers with coverage for an aggregate period of six years with respect to claims arising from facts or events that occurred on or before the Effective Time, including in respect of the transactions contemplated by this Agreement.

        (c) From and after the Effective Time, to the fullest extent permitted by Law and without limitation on the obligations of Parent or the Surviving Corporation pursuant to Sections 6.04(a) and (b), Parent shall, and shall cause the Surviving Corporation to, indemnify, defend and hold harmless the present and former officers and directors of the Company and its subsidiaries, and any employee of the Company or its subsidiaries who acts as a fiduciary under any Company Benefit Plan (each an "INDEMNIFIED PARTY") against all losses, claims, damages, liabilities, fees and expenses (including attorneys' fees and disbursements), judgments, fines and amounts paid in settlement (in the case of settlements, with the approval of the indemnifying party (which approval shall not be unreasonably withheld or delayed)) (collectively, "LOSSES"), as incurred (payable monthly upon written request which request shall include reasonable evidence of the Losses set forth therein) to the extent arising from, relating to, or otherwise in respect of, any actual or threatened action, suit, proceeding or investigation, in respect of actions or omissions occurring at or prior to the Effective Time in connection with such Indemnified Party's duties as an officer or director or employee of the Company or any of its subsidiaries to the extent they are based on or arise out of or pertain to the transactions contemplated by this Agreement; PROVIDED, HOWEVER, that an Indemnified Party shall not be entitled to indemnification under this
    Section 6.04(c) for Losses arising out of actions or omissions by the Indemnified Party constituting (i) an intentional breach of this Agreement,
    (ii) criminal conduct or (iii) any violation of Federal, state or foreign securities laws.

        (d) In the event that Parent or the Surviving Corporation or any of their successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers or conveys all or substantially all its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successor and assign of such party assumes the obligations of such party set forth in this
    Section 6.04, and in such event all references to Parent or the Surviving Corporation, as the case may be, in this Section 6.04 shall be deemed a reference to such successor and assign.

    SECTION 6.05. FEES AND EXPENSES. Except as may otherwise be agreed in writing, all fees and expenses incurred in connection with the Offer, the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Offer or the Merger is consummated.

    SECTION 6.06. PUBLIC ANNOUNCEMENTS. Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Offer and the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange, domestic or foreign. The parties agree that the initial press releases to be issued with respect to the transactions contemplated by this Agreement will be in the form previously agreed to by the parties.

    SECTION 6.07. TRANSFER TAXES. All stock transfer, real estate transfer, documentary, stamp, recording and other similar Taxes (as defined below in this Section 6.07) (including interest, penalties and additions to any such Taxes) ("TRANSFER TAXES") incurred by the parties hereto in connection with the transactions contemplated hereby shall be paid by either Merger Sub or the Surviving Corporation, and the Company shall cooperate with Merger Sub and Parent in preparing, executing and filing any Federal, state, local, provincial and foreign Tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax return relating to Taxes ("TAX RETURNS") with respect to such Transfer Taxes, including, if reasonably requested, supplying in a timely manner a complete list of all real property interests held by the Company that are located in New York State and any information with respect to such property that is reasonably necessary to complete such Tax Returns. For purposes of this Agreement, "TAXES" includes all forms of taxation, whenever created or imposed, and whether of the United States or elsewhere, and whether imposed by a local, municipal, governmental, state, foreign, Federal or other Governmental Entity, or in connection with any agreement with respect to Taxes, including all interest, penalties and additions imposed with respect to such amounts.

    SECTION 6.08. STOCKHOLDER LITIGATION. The Company shall give Parent the opportunity to participate in the defense or settlement of any stockholder litigation against the Company and its directors relating to any transaction contemplated hereby. No such settlement shall be agreed to without Parent's consent.

    SECTION 6.09. AFFILIATES. Promptly following the date of execution of this Agreement, the Company shall deliver to Parent a letter identifying all persons (other than members of the Company Board that are Parent's employees or designees) who, to the Company's knowledge, at the time this Agreement is submitted to holders of Company Common Stock for the Company Stockholder Approval, may be deemed to be "affiliates" of the Company for purposes of Rule 145 under the Securities Act. The Company shall use its reasonable best efforts to cause each such person (other than members of the Company Board that are Parent's employees or designees) who is a holder of Company Common Stock following the consummation of the Offer to deliver to Parent prior to the Closing Date, a written agreement substantially in the form attached as EXHIBIT B.

    SECTION 6.10. LISTING. Parent shall use its reasonable best efforts to cause the Parent ADSs that are to be issued pursuant to the Offer and the Merger to be approved for listing on the NYSE, subject to official notice of issuance, as promptly as practicable after the date hereof, and in any event prior to the time any shares of Company Common Stock are accepted for exchange pursuant to the Offer.

    SECTION 6.11. MERGER SUB COMPLIANCE. Parent shall cause Merger Sub to comply with all of its obligations under this Agreement.

    SECTION 6.12. TREATMENT OF DLJ. The parties agree that any breach of representations and warranties by the Company and its subsidiaries in this Agreement that relates to DLJ and its subsidiaries will not be deemed a breach of such representations and warranties if, after giving effect to the consummation of the transactions contemplated by the CSG/DLJ Purchase Agreement, such breach has not had and would not reasonably be expected to have a Company Material Adverse Effect.

    SECTION 6.13. EMPLOYEE BENEFITS. (a) CONTINUITY AGREEMENTS; SEVERANCE BENEFIT PLANS AND POLICIES. With respect to any officer or employee of the Company (or any of its subsidiaries (other than DLJ or its subsidiaries)) (collectively, the "COMPANY EMPLOYEES") who is covered by a Continuity Agreement referred to in the Disclosure Schedule (a list of which is set forth on Schedule 6.13), severance benefit plan or severance policy, Parent shall, or shall cause the Surviving Corporation to, honor all such Continuity Agreements, severance benefit plans and severance policies through December 31, 2002 or, if later, until such date as may be required pursuant to the terms of any of the foregoing in effect on the date of this Agreement (except as may be amended as contemplated in the Disclosure Schedule).

    (b) PRE-EXISTING LIMITATIONS; DEDUCTIBLE; SERVICE CREDIT. With respect to any employee benefit plans of Parent (or any such plans caused to be established by the Surviving Corporation) in which the Company Employees participate effective as of the Effective Time (the "New Benefit Plans"), Parent shall, or shall cause the Surviving Corporation to: (i) waive all limitations as to pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Company Employees under any New Benefit Plan in which such Company Employees may be eligible to participate after the Effective Time, (ii) provide each Company Employee with credit for any co-payments and deductibles paid during the calendar year of implementation of such New Benefit Plans (if any) prior to the Effective Time in satisfying any applicable deductible or out-of-pocket requirements under any welfare New Benefit Plan in which such Company Employees may be eligible to participate after the Effective Time, and (iii) recognize all service of the Company Employees with the Company or any of its subsidiaries for all purposes (including for purposes of eligibility to participate, vesting credit, entitlement for benefits and benefit accrual) in any New Benefit Plan in which such Company Employees may be eligible to participate after the Effective Time, to the same extent taken into account under a comparable Company Benefit Plan immediately prior to the Effective Time (except, with respect to benefit accrual, to the extent that such recognition would result in a duplication of benefits).

                                  ARTICLE VII
                              CONDITIONS PRECEDENT

    SECTION 7.01. CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligation of each party to effect the Merger is subject to the satisfaction or, to the extent permitted by applicable Law, waiver (which, in the case of the Company, shall be determined by the Special Committee) on or prior to the Closing Date of the following conditions:

        (a) STOCKHOLDER APPROVAL. If required by Law in order to consummate the Merger, the Company shall have obtained the Company Stockholder Approval.

        (b) NO INJUNCTIONS OR RESTRAINTS. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction preventing the consummation of the Merger or the other transactions contemplated hereby shall be in effect; PROVIDED, HOWEVER, that prior to asserting this condition each of the parties shall have used its reasonable best efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any such judgment that may be entered.

        (c) EXCHANGE OF SHARES IN THE OFFER. Parent and Merger Sub shall have accepted for exchange and exchanged all of the shares of Company Common Stock properly tendered and not withdrawn pursuant to the Offer.

        (d) FORM F-4. The Form F-4 and the Post-Effective Amendment, as the case may be, shall have become effective under the Securities Act and shall not be the subject of any stop order or proceeding seeking a stop order, and Parent shall have received all state securities or "blue sky" authorizations necessary to issue Parent ADSs pursuant to the Merger.

        (e) LISTING. The Parent ADSs issuable pursuant to the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

                                  ARTICLE VIII
                       TERMINATION, AMENDMENT AND WAIVER

    SECTION 8.01. TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Company Stockholder Approval or adoption of this Agreement by the stockholder of Merger
Sub:

        (a) by mutual written consent of Parent, Merger Sub and the Special Committee on behalf of the Company;

        (b) by either Parent or the Special Committee on behalf of the Company:

           (i) if the purchase of the shares of Company Common Stock pursuant to the Offer is not consummated on or before June 30, 2001 as a result of any of the conditions set forth in EXHIBIT A not being satisfied on or prior to such date, unless the failure to consummate the Offer is the result of a breach of this Agreement by the party seeking to terminate this Agreement; PROVIDED, HOWEVER, that the passage of such period shall be tolled for any part thereof during which any party shall be subject to a nonfinal order, decree, ruling or action restraining, enjoining or otherwise prohibiting the consummation of the Offer or the Merger; or

           (ii) if any Governmental Entity issues an order, decree or ruling or takes any other action permanently enjoining, restraining or otherwise prohibiting the Offer or the Merger and such order, decree, ruling or other action shall have become final and nonappealable, other than any such order, decree, ruling or other action of a Governmental Entity not in the United States, France or the European Union which does not have a material adverse effect on Parent or any of its material subsidiaries;

        (c) by Parent if the Special Committee withdraws or modifies, in a manner adverse to Parent or Merger Sub, or proposes to withdraw or modify, in a manner adverse to Parent or Merger Sub, its approval or recommendation of this Agreement, the Offer or the Merger or fails to recommend to the holders of Company Common Stock that they accept the Offer and give the Company Stockholder Approval;

        (d) by the Special Committee on behalf of the Company if the Special Committee determines that the terms of the Offer and the Merger are not fair to or in the best interests of the Company and the holders of Company Common Stock (other than the Affiliate Shareholders);

        (e) by the Special Committee on behalf of the Company if due to an occurrence or circumstance, not involving a breach by the Company of its obligations hereunder, which would result in a failure to satisfy any of the conditions set forth in EXHIBIT A hereto or otherwise, Parent and Merger Sub shall have terminated the Offer or permitted the Offer to expire without the exchange of shares of Company Common Stock thereunder or not commenced the Offer in accordance with this Agreement; or

        (f) by the Special Committee on behalf of the Company if any representation or warranty of Parent and Merger Sub in this Agreement that is qualified as to Parent Material Adverse Effect shall not be true and correct or any such representation and warranty that is not so qualified shall not be true and correct other than for such failures to be true and correct that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect, or Parent or Merger Sub fails to perform in any material respect any of its respective covenants contained in this Agreement (provided that the Company is not then in breach of any representation, warranty or covenant contained in this Agreement).

    SECTION 8.02. EFFECT OF TERMINATION. In the event of termination of this Agreement by either the Company or Parent as provided in Section 8.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, or Merger Sub or the Company, other than
Section 3.08, Section 4.08, Section 6.05, this Section 8.02 and Article IX, which provisions shall survive such termination, and except to the extent that such termination results from the wilful and material breach by a party of any agreement set forth in this Agreement.

    SECTION 8.03. AMENDMENT. This Agreement may be amended by the parties but only with the approval of the Special Committee at any time before or after receipt of the Company Stockholder Approval or the adoption of this Agreement by the stockholder of Merger Sub; PROVIDED, HOWEVER, that after receipt of the Company Stockholder Approval or the adoption of this Agreement by the stockholder of Merger Sub, there shall be made no amendment that by Law requires further approval by such stockholders without the further approval of such stockholders. Subject to the preceding sentence, this Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

    SECTION 8.04. EXTENSION; WAIVER. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of
Section 8.03 and applicable Law, waive compliance with any of the agreements or conditions contained in this Agreement; PROVIDED, HOWEVER, that any extension or waiver pursuant to this Section 8.04 that adversely affects the holders of shares of Company Common Stock shall require the approval of the Special Committee. Subject to the preceding sentence, any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

    SECTION 8.05. PROCEDURE FOR TERMINATION, AMENDMENT, EXTENSION OR WAIVER. A termination of this Agreement pursuant to Section 8.01, an amendment of this Agreement pursuant to Section 8.03 or an extension or waiver pursuant to
Section 8.04 shall, in order to be effective, require in the case of Parent, Merger Sub or the Company, action by its Board of Directors or Management Board (and, in the case of the Company, action by the Special Committee), as applicable, or to the extent permitted by applicable Law, the duly authorized designee of its Board of Directors or Management Board (and, in the case of the Company, the Special Committee), as applicable.

                                   ARTICLE IX
                               GENERAL PROVISIONS

    SECTION 9.01. NONSURVIVAL OF REPRESENTATIONS AND WARRANTIES. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

    SECTION 9.02. NOTICES. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given upon receipt by the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

        (a) if to Parent or Merger Sub, to

       AXA
       21, avenue Matignon
       75008 Paris
       France

       Attention: General Counsel

       WITH A COPY TO:

       Cravath, Swaine & Moore
       825 Eighth Avenue
       New York, NY 10019

       Attention: Peter S. Wilson, Esq.

    (b) if to the Company, to

       AXA Financial, Inc.
       1290 Avenue of the Americas
       New York, NY 10104

       Attention: General Counsel

       WITH A COPY TO EACH OF:

       Simpson Thacher & Bartlett
       425 Lexington Avenue
       New York, NY 10017

       Attention: Robert E. Spatt, Esq.

       AND

       Debevoise & Plimpton
       875 Third Avenue
       New York, NY 10022

       Attention: Michael W. Blair, Esq.

    SECTION 9.03. DEFINITIONS. For purposes of this Agreement:

    An "AFFILIATE" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person.

    A "COMPANY BENEFIT PLAN" means any collective bargaining agreement or any bonus, pension, profit sharing, defined compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee, officer or director of the Company or any of its subsidiaries.

    A "MATERIAL ADVERSE EFFECT" or "MATERIAL ADVERSE CHANGE" on a party means a material adverse effect or change on the business, financial condition or results of operations of such party and its subsidiaries, taken as a whole, in each case excluding those effects and changes to the extent that they result from (i) any change in the economy or the financial or securities markets generally or in the industry of the party or any of its subsidiaries generally, other than any such effect or change that has a materially more adverse effect on such party or its subsidiaries than that experienced by similarly situated companies and (ii) solely in the case of a Company Material Adverse Effect, the announcement of this Agreement or the consummation of the transactions contemplated hereby.

    A "PERSON" means any individual, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, Governmental Entity or other entity.

    A "SUBSIDIARY" of any person means another person, an amount of the voting securities or other voting ownership or voting partnership interests of which or general partnership in which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person, excluding, for purposes of the representations, warranties and covenants of the Company contained in this Agreement (but not the definition of Company Material Adverse Effect), any subsidiary of the Company the majority of assets of which are "general account" or "separate account" investment assets (as referred to in the Company SEC Documents).

    SECTION 9.04. INTERPRETATION. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". Any references to times of day shall mean New York City time.

    SECTION 9.05. SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

    SECTION 9.06. COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

    SECTION 9.07. ENTIRE AGREEMENT; NO THIRD-PARTY BENEFICIARIES. This Agreement
(a) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the transactions contemplated hereby and (b) except for the provisions of
Article II and Section 6.04, are not intended to confer upon any person other than the parties any rights or remedies.

    SECTION 9.08. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

    SECTION 9.09. ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, except that (a) Merger Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to Parent or to any direct or indirect wholly owned subsidiary of Parent, and (b) Parent may assign, in its sole discretion, in whole or in part, the right to purchase and deliver payment for shares of Company Common Stock tendered pursuant to the Offer to Merger Sub or to any other direct or indirect wholly owned subsidiary of Parent, but in either case no such assignment shall relieve Merger Sub or Parent, as applicable, of any of its respective obligations under this Agreement. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

    SECTION 9.10. JURISDICTION. Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any court of the United States located in the State of Delaware or of any Delaware state court in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and
(c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than a court of the United States located in the State of Delaware or a Delaware state court.

    IN WITNESS WHEREOF, Parent, Merger Sub and the Company have duly executed this Agreement, all as of the date first written above.

                                          AXA,

                                          by /s/ Henri De Castries______________
                                            Name: Henri de Castries
                                            Title: Chairman of the
                                                 Management Board


                                          AXA MERGER CORP.,
                                          by /s/ Gerard de La Martiniere________
                                            Name: Gerard de La Martiniere
                                            Title: Chief Executive Officer


                                          AXA FINANCIAL, INC.,


                                          by /s/ Stanley B. Tulin_______________
                                            Name: Stanley B. Tulin
                                            Title: Vice Chairman and Chief
                                                 Financial Officer

                                                                       EXHIBIT A

                            CONDITIONS OF THE OFFER

    Notwithstanding any other term of the Offer but subject in all respects to
Article I of this Agreement, Parent and Merger Sub shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act (relating to Parent's and Merger Sub's obligation to deliver payment for or return tendered shares of Company Common Stock promptly after the termination or withdrawal of the Offer), to deliver any payment for any shares of Company Common Stock tendered pursuant to the Offer UNLESS (a) the transactions contemplated by the CSG/DLJ Purchase Agreement shall have been consummated (provided that in no event shall this condition be waivable by Parent and Merger Sub without the approval of the Special Committee on behalf of the Company) and (b) the Parent ADSs issuable pursuant to the Offer have been approved for listing on the NYSE, subject to official notice of issuance. Furthermore, notwithstanding any other term of the Offer but subject in all respects to Article I of this Agreement, Parent and Merger Sub shall not be required to commence the Offer, accept for payment or, subject as aforesaid, deliver any payment for any shares of Company Common Stock not theretofore accepted for payment or paid for, and may terminate or amend the Offer, with the consent of the Special Committee on behalf of the Company or if, at any time on or after the date of this Agreement and before the acceptance of such shares for payment or the payment therefor, any of the following conditions exists:

        (a) the Form F-4 has not been declared effective under the Securities Act by the SEC or is the subject of a stop order or proceedings seeking a stop order, or Parent has not received any material state securities or "blue sky" authorizations necessary to issue Parent ADSs pursuant to the Offer;

        (b) any statute, rule, regulation, legislation, judgment, order or injunction shall be enacted, entered, enforced, promulgated, amended or issued with respect to, or deemed applicable to, or any consent or approval withheld with respect to, (i) Parent, the Company or any of their respective subsidiaries or (ii) the Offer, the Merger or any other transaction contemplated by this Agreement, in each of the cases of clause (i) and (ii), by any Governmental Entity (other than any such statute, rule, regulation, legislation, judgment, order or injunction of a Governmental Entity not in the United States, France or the European Union which does not have a material adverse effect on Parent or any of its material subsidiaries) that results, directly or indirectly, in (w) a restraint or prohibition on the making or consummation of the Offer or the Merger or any other transaction contemplated by this Agreement or any damages in relation thereto that are material in relation to the Company and its subsidiaries taken as whole,
    (x) a prohibition or limitation on the ownership or operation by the Company, Parent or any of their respective subsidiaries of any material portion of the business or assets of the Company and its subsidiaries or Parent and its subsidiaries, in each case taken as a whole, or the requirement that the Company, Parent or any of their respective subsidiaries dispose of or hold separate any material portion of the business or assets of the Company and its subsidiaries or Parent and its subsidiaries, in each case taken as a whole, as a result of the Offer, the Merger or any other transaction contemplated by this Agreement, (y) the imposition of material limitations on the ability of Parent or Merger Sub to acquire or hold, or exercise full rights of ownership of, any shares of Company Common Stock, including the right to vote the Company Common Stock acquired by it on all matters properly presented to the stockholders of the Company (other than pursuant to the terms of the Voting Trust Agreement) or (z) a prohibition on Parent or any of its subsidiaries effectively controlling in any material respect the business or operations of the Company and its subsidiaries, taken as a whole;

        (c) the Special Committee shall have withdrawn or modified, or proposed to withdraw or modify, in a manner adverse to Parent or Merger Sub, its approval or recommendation of this Agreement, the Offer or the Merger or failed to recommend to the holders of Company Common Stock that they accept the Offer and, to the extent applicable, give the Company Stockholder Approval;

        (d) any representation and warranty of the Company in this Agreement that is qualified as to Company Material Adverse Effect shall not be true and correct, and any such representation and warranty that is not so qualified shall not be true and correct other than for such failures to be true and correct that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, in each case as of such time, except to the extent such representation and warranty expressly relates to an earlier date (in which case on and as of such earlier date); PROVIDED, HOWEVER, that any breach of representations and warranties by the Company and its subsidiaries in this Agreement that relates to DLJ and its subsidiaries will not be deemed a breach of such representations and warranties if, after giving effect to the consummation of the transactions contemplated by the CSG/DLJ Purchase Agreement, such breach has not had and would not reasonably be expected to have a Company Material Adverse Effect;

        (e) the Company shall have failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant, of the Company required to be performed or complied with by it under this Agreement; or

        (f) this Agreement shall have been terminated in accordance with its terms;

which, in the sole and reasonable judgment of Parent and Merger Sub, in any such case, makes it inadvisable to proceed with such commencement, acceptance for payment or delivery of payment.

    The foregoing conditions are for the sole benefit of Parent and Merger Sub and may be asserted by Parent and Merger Sub or may be waived by Parent and Merger Sub in whole or in part at any time and from time to time in their sole discretion, except in the case of the condition set forth in clause (a) of the first paragraph of this EXHIBIT A the waiver of which requires the approval of the Special Committee on behalf of the Company. The failure by Parent or Merger Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

                                                                       EXHIBIT B

                        FORM OF COMPANY AFFILIATE LETTER

Dear Sirs:

    The undersigned refers to the Agreement and Plan of Merger (the "MERGER AGREEMENT") dated as of October 17, 2000 among AXA, a societe anonyme organized under the laws of The Republic of France ("PARENT"), AXA MERGER CORP., a Delaware corporation and a wholly owned subsidiary of Parent ("MERGER SUB"), and AXA Financial, Inc., a Delaware corporation (the "COMPANY"). Capitalized terms used but not defined in this letter have the meanings give such terms in the Merger Agreement.

    The undersigned, a holder of shares of Company Common Stock, is entitled to receive in connection with the Merger Parent ADSs. The undersigned acknowledges that the undersigned may be deemed an "affiliate" of the Company within the meaning of Rule 145 ("RULE 145") promulgated under the Securities Act, although nothing contained herein should be construed as an admission of such fact.

    If in fact the undersigned were an affiliate under the Securities Act, the undersigned's ability to sell, assign or transfer the Parent ADSs received by the undersigned in exchange for any shares of Company Common Stock pursuant to the Merger may be restricted unless such transaction is registered under the Securities Act or an exemption from such registration is available. The undersigned (i) understands that such exemptions are limited and that Parent is not under any obligation to effect any such registration and (ii) has obtained advice of counsel as to the nature and conditions of such exemptions, including information with respect to the applicability to the sale of such securities of Rules 144 and 145(d) promulgated under the Securities Act (as such Rules may be amended from time to time).

    The undersigned hereby represents to and covenants with Parent that the undersigned will not sell, assign or transfer any of the Parent ADSs received by the undersigned in exchange for shares of Company Common Stock pursuant to the Merger except (i) pursuant to an effective registration statement under the Securities Act, (ii) for sales, transfers or other dispositions made in conformity with the provisions of Rule 145 or (iii) in a transaction that, in the opinion of independent counsel reasonably satisfactory to Parent or as described in a "no-action" or interpretive letter from the Staff of the SEC, is not required to be registered under the Securities Act.

    In the event of a sale or other disposition by the undersigned pursuant to Rule 145, of Parent ADSs received by the undersigned pursuant to the Merger the undersigned will supply Parent with evidence of compliance with such Rule, in the form of a letter in the form of Annex I hereto and the opinion of counsel or no-action letter referred to above. The undersigned understands that Parent may instruct its transfer agent to withhold the transfer of any Parent ADSs disposed of by the undersigned, but that upon receipt of such evidence of compliance the transfer agent shall effectuate the transfer of the Parent ADSs sold as indicated in the letter.

    The undersigned acknowledges and agrees that (i) the Parent ADSs issued to the undersigned will all be in certificated form and (ii) appropriate legends will be placed on certificates representing Parent ADSs received by the undersigned pursuant to the Merger or held by a transferee thereof, which legends will be removed by delivery of substitute certificates upon receipt of an opinion in form and substance reasonably satisfactory to Parent from independent counsel reasonably satisfactory to Parent to the effect that such legends are no longer required for purposes of the Securities Act.

    The undersigned acknowledges that the undersigned has carefully read this letter and understands the requirements hereof and the limitations imposed upon the distribution, sale, transfer or other disposition of Parent ADSs.

                                          Very truly yours,

Dated:

                                                                         ANNEX I
                                                                    TO EXHIBIT B

AXA:

    On           , the undersigned sold the securities of AXA ("PARENT")
described below in the space provided for that purpose (the "SECURITIES"). The Securities were received by the undersigned in connection with the merger of AXA Merger Corp., a subsidiary of Parent, with and into AXA Financial, Inc.

    Based upon the most recent report or statement filed by Parent with the Securities and Exchange Commission, the Securities sold by the undersigned were within the prescribed limitations set forth in Rule 144(e) promulgated under the Securities Act of 1933, as amended (the "SECURITIES ACT").

    The undersigned hereby represents that the Securities were sold in "brokers' transactions" within the meaning of Section 4(4) of the Securities Act or in transactions directly with a "market maker" as that term is defined in
Section 3(a)(38) of the Securities Exchange Act of 1934, as amended. The undersigned further represents that the undersigned has not solicited or arranged for the solicitation of orders to buy the Securities, and that the undersigned has not made any payment in connection with the offer or sale of the Securities to any person other than to the broker who executed the order in respect of such sale.

                                          Very truly yours,

Dated:

Description of Securities:

                                                                       EXHIBIT C

       VOTING AGREEMENT dated as of October 17, 2000 (this "Agreement"), by Claude Bebear and Patrice Garnier acting as Voting Trustees under a Voting Trust Agreement dated as of May 12, 1992, as amended by an amendment thereto dated January 22, 1997 (as amended, the "Voting Trust Agreement"), among AXA and the voting trustees (the "Voting Trustees") named therein, to and for the benefit of AXA Financial, Inc., a Delaware corporation ("AXF").

    WHEREAS, concurrently with the execution of this Agreement, AXA, a societe anonyme organized under the laws of France ("AXA"), AXA Merger Corp., a Delaware corporation and wholly owned subsidiary of AXA, and AXF are entering into an Agreement and Plan of Merger (the "Merger Agreement") dated as of the date hereof relating to the acquisition by AXA of the minority interests in AXF. Capitalized terms used and not otherwise defined herein shall have the respective meanings assigned to them in the Merger Agreement.

    WHEREAS, according to the terms of the Merger Agreement, the Acquisition will be structured as a joint tender offer by AXA and AXA Merger Corp. followed by a merger of AXA Merger Corp. with and into AXF (the "Merger").

    WHEREAS, the Merger may have to be approved by a majority of the outstanding stock of AXF entitled to vote thereon.

    WHEREAS, pursuant to the Voting Trust Agreement, AXA has deposited into a voting trust (the "Voting Trust") the shares of capital stock of AXF beneficially owned by AXA and certain of its affiliates.

    WHEREAS, pursuant to the terms of the Voting Trust Agreement, the Voting Trustees acting in accordance with Section 3 of the Voting Trust Agreement have the right and power to exercise all voting rights with respect to the capital stock of AXF deposited in the Voting Trust.

    WHEREAS, Claude Bebear and Patrice Garnier, together with Henri de Clermont-Tonnerre, are the Voting Trustees under the Voting Trust Agreement.

    WHEREAS, AXF has requested the undersigned Voting Trustees to agree, and, the undersigned Voting Trustees are willing to agree, to take all actions required under the Voting Trust Agreement in order to cause all shares of capital stock of AXF held in the Voting Trust as of the date of the relevant vote to be voted in favor of the adoption of the Merger Agreement, if applicable.

    NOW THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and intending to be legally bound hereby, the parties hereby agree as follows:

    SECTION 1. VOTING OF AXF SHARES. Claude Bebear and Patrice Garnier, as Voting Trustees under the Voting Trust Agreement, hereby agree that they will take all actions required under the Voting Trust Agreement in order to cause all shares of capital stock of AXF held in the Voting Trust as of the date of the relevant vote to be voted, in any action by written consent of the stockholders of AXF or at the Company Stockholders Meeting, in favor of the adoption of the Merger Agreement.

    SECTION 2. TERMINATION. This Agreement will terminate upon the earlier to occur of (a) the Effective Time and (b) the termination of the Merger Agreement in accordance with the terms thereof. No such termination of this Agreement shall relieve any party hereto from any liability for any breach of this Agreement prior to termination.

    SECTION 3. ENTIRE AGREEMENT; ASSIGNMENT. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise, by any of the parties hereto without the prior written consent of the other parties hereto. Any purported assignment in violation of this Section 3 shall be void. Subject to the preceding sentences of this Section 3, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns.

    SECTON 4. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

    SECTION 5. JURISDICTION. Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any court of the United States located in the State of Delaware or of any Delaware state court in the event any dispute arises out of this Agreement or the transactions contemplated by this agreement,
(b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement in any court other than a court of the United States located in the State of Delaware or a Delaware state court.

    SECTION 6. HEADINGS. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

    SECTION 7. AMENDMENTS. This Agreement may be amended or modified, and the terms and conditions hereof may be waived, only by a written instrument signed by the parties hereto or, in the case of a waiver, by each party waiving compliance.

    SECTION 8. COUNTERPARTS. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

    IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the date first written above.

                                             AXA FINANCIAL, INC.

                                              By
                                                   ------------------------------------------
                                                     Name:
                                                     Title:

                                                   ------------------------------------------
                                                     Name: Claude Bebear

                                                   ------------------------------------------
                                                     Name: Patrice Garnier

                                    ANNEX B

                                       Wasserstein Perella & Co.,
[LOGO]                                 Inc.
                                       31 West 52nd Street
                                       New York, New York 10019-6118
                                       Telephone 212-969-2700
                                       Fax 212-969-7836

                                          October 17, 2000

Special Committee of the Board of Directors
AXA Financial, Inc.
1290 Avenue of the Americas
New York, NY 10104

Members of the Special Committee of the Board:


    You have asked us to advise you with respect to the fairness, from a financial point of view, to the holders (other than AXA ("Purchaser") or any of its affiliates) of the common stock, par value $0.01 per share (the "Shares") of AXA Financial, Inc., a Delaware corporation (the "Company"), of the consideration to be received by such holders pursuant to the terms of the Agreement and Plan of Merger, dated as of October 17, 2000 (the "Merger Agreement"), among the Company, Purchaser and AXA Merger Corp ("Sub"). The Merger Agreement provides for, among other things, a tender offer (the "Tender Offer") by Purchaser and Sub to acquire all of the outstanding Shares (other than Shares held in treasury by the Company or Shares owned by Purchaser and its subsidiaries held in the voting trust (the "Voting Trust") established pursuant to a Voting Trust Agreement, dated as of May 12, 1992, by and among Purchaser and the voting trustees named therein, as amended) at a price per Share equal to $35.75 in cash and 0.2950 American Depositary Shares of Purchaser (collectively, the "Consideration"), and for a subsequent merger (the "Merger" and, together with the Tender Offer, the "Transaction") of Sub with and into the Company pursuant to which each remaining outstanding Share not purchased in the Tender Offer (other than Shares held in treasury by the Company or Shares owned by Purchaser and its subsidiaries held in the Voting Trust) will be converted into the right to receive the Consideration. The terms and conditions of the Transaction are set forth in more detail in the Merger Agreement. We understand that Purchaser directly and indirectly through subsidiaries owns, through the Voting Trust, approximately 60.3% of the outstanding shares of common stock of the Company.


    In connection with rendering our opinion, we have reviewed a draft of the Merger Agreement, and for purposes hereof, we have assumed that the terms and conditions of the final form of the Merger Agreement will not differ in any material respect from the draft provided to us. We have also reviewed and analyzed certain publicly available business and financial information relating to the Company and Purchaser for recent years and interim periods to date, as well as certain internal financial and operating information relating to the Company, including financial forecasts, analyses and projections prepared by or on behalf of the Company and provided to us for purposes of our analysis. We have met with management of the Company and Purchaser to review and discuss

                                     [LOGO]
such information and, among other matters, each of the Company's and Purchaser's business, operations, assets, financial condition and future prospects. As you know, we did not receive financial forecasts and projections of Purchaser.

    We have reviewed and considered certain financial and stock market data relating to the Company and Purchaser, and we have compared that data with similar data for certain other companies, the securities of which are publicly traded, that we believe may be relevant or comparable in certain respects to the Company and Purchaser or one or more of their respective businesses or assets, and we have reviewed and considered the financial terms of certain recent acquisitions and business combination transactions in certain industries that we believe to be reasonably comparable to the Transaction or otherwise relevant to our inquiry. We have also taken into consideration that Purchaser directly and indirectly through subsidiaries owns, through the Voting Trust, approximately 60.3% of the outstanding shares of common stock of the Company, and we have reviewed and considered the financial terms of certain recent transactions in which a majority shareholder of an entity has purchased the interests held by the minority shareholders. In addition to the foregoing, we have performed such other financial studies, analyses, and investigations and reviewed such other information as we considered appropriate for purposes of this opinion.

    In our review and analysis and in formulating our opinion, we have assumed and relied upon the accuracy and completeness of all of the historical financial and other information provided to or discussed with us or publicly available, and we have not assumed any responsibility for independent verification of any of such information. We have also assumed and relied upon the reasonableness and accuracy of the financial projections, forecasts and analyses provided to us, and we have assumed that such projections, forecasts and analyses were reasonably prepared in good faith and on bases reflecting the best currently available judgments and estimates of the Company's management. We express no opinion with respect to such projections, forecasts and analyses or the assumptions upon which they are based. We are not actuaries and our advisory services did not include actuarial determinations or evaluations by us or an attempt to evaluate actuarial assumptions. In addition, we have not reviewed any of the books and records of the Company or Purchaser, or assumed any responsibility for conducting a physical inspection of the properties or facilities of the Company or Purchaser, or for making or obtaining an independent valuation or appraisal of the assets or liabilities or adequacy of the reserves of the Company or Purchaser, and no such independent valuation or appraisal was provided to us. We also have (i) assumed that, in all respects material to our analysis, the disposition by Purchaser, the Company and their affiliates of their respective interests in Donaldson, Lufkin & Jenrette, Inc. ("DLJ") will be consummated substantially on the terms and conditions publicly announced by the Company and described to us and (ii) assumed that the transactions described in the Merger Agreement will be consummated without waiver or modification of any of the material terms or conditions contained therein by any party thereto. Our opinion is necessarily based on economic and market conditions and other circumstances as they exist and can be evaluated by us as of the date hereof. We are not expressing any opinion herein as to the prices at which any securities of the Company or Purchaser will actually trade at any time.

    It should be noted that in the context of our engagement by the Special Committee of the Board of Directors of the Company, we were not authorized to and did not solicit third party indications of interest in acquiring all or any part of the Company, or investigate any alternative transactions that may be available to the Company.

    In the ordinary course of our business, we may actively trade the debt and equity securities of the Company and Purchaser for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

    We are acting as financial advisor to the Special Committee of the Board of Directors of Company in connection with the proposed Transaction and will receive a fee for our services, including rendering this opinion, a significant portion of which is contingent upon the consummation of the Transaction. In addition, we have performed investment banking services for the Special Committee in connection with the disposition of DLJ.

    Our opinion addresses only the fairness from a financial point of view to the holders of the Shares (other than Purchaser or any of its affiliates) of the Consideration to be received by such holders pursuant to the Transaction, and we do not express any views on any other terms of the Transaction. Specifically, our opinion does not address the Special Committee's or the Company's underlying business decision to recommend the transactions contemplated by the Merger Agreement. In addition, our opinion does not address the solvency of the Company or Purchaser following consummation of the Transaction or at any time.

    It is understood that this letter is for the benefit and use of the Special Committee of the Board of Directors of the Company in its consideration of the Transaction and, except for inclusion in its entirety in any proxy statement or
Schedule 13E-3 statement required to be circulated to shareholders of the Company relating to the Merger or tender offer recommendation statement on
Schedule 14D-9 from the Company to holders of Shares relating to the Transaction, may not be used for any other purpose or quoted, referred to, disseminated or reproduced at any time or in any manner without our prior written consent. This opinion does not constitute a recommendation to any holder of Shares with respect to whether such holder should tender Shares pursuant to the Tender Offer or as to how such holder should vote with respect to the Merger, and should not be relied upon by any holder as such.

    Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, it is our opinion that as of the date hereof, the Consideration to be received by the holders of the Shares (other than Purchaser or any of its affiliates) pursuant to the Tender Offer and the Merger is fair to such holders from a financial point of view.

                                          Very truly yours,

                                          WASSERSTEIN PERELLA & CO., INC.

                                          [LOGO]

                                    ANNEX C

 EXCERPTS FROM THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE RELATING TO
         THE RIGHTS OF DISSENTING STOCKHOLDERS PURSUANT TO SECTION 262

    (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

    (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to Section 251(g)), Section 252, Section 254, Section 257, Section 258, Section 263 or Section 264 of this title:

        (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

        (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Section
    Section 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

           a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

           b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

           c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

           d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

        (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

    (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsection (d) and
(e) of this section, shall apply as nearly as is practicable.

    (d) Appraisal rights shall be perfected as follows:

        (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

        (2) If the merger or consolidation was approved pursuant to Section 228 or Section 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholder entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given; provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

    (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

    (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

    (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pending of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

    (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

    (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

    (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

    (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of the subsection or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

    (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

    Copies of the Letter of Transmittal faxed to the Exchange Agent will not be accepted. Other documents besides the Letter of Transmittal can be faxed to the Exchange Agent at the numbers listed below. Letters of Transmittal and certificates for shares of AXA Financial common stock should be sent or delivered by each stockholder of AXA Financial or his or her broker, dealer, commercial bank, trust company or other nominee to the Exchange Agent at one of its addresses set forth below:


                      THE EXCHANGE AGENT FOR THE OFFER IS:

                    FIRST CHICAGO TRUST COMPANY OF NEW YORK

           BY MAIL:                  BY OVERNIGHT COURIER:             BY HAND DELIVERY:
  First Chicago Trust Company     First Chicago Trust Company     First Chicago Trust Company
          of New York                     of New York                     of New York
    Corporate Actions Dept.           40 Campanelli Drive         c/o Securities Transfer and
        P.O. Box 43026                Braintree, MA 02184           Reporting Services Inc.
   Providence, RI 02940-3026                                     100 William Street--Galleria
                                                                      New York, NY 10038

         FACSIMILE TELEPHONE NUMBERS:                  FACSIMILE CONFIRMATION NUMBER:
               (781) 575-4826                                 (781) 575-4816
               (781) 575-4827

    Any questions or requests for assistance may be directed to the Information Agent at its address and telephone numbers set forth below. Requests for additional copies of this offer and the Letter of Transmittal may be directed to the Information Agent or the Exchange Agent. Stockholders may also contact their brokers, dealers, commercial banks, trust companies or other nominees for assistance concerning the Offer.

                    THE INFORMATION AGENT FOR THE OFFER IS:

                                     [LOGO]

                          17 State Street, 10th Floor
                            New York, New York 10004
                 Bank and Brokers Call Collect: (212) 440-9800
                   All Others Call Toll Free: (866) 678-2293

                      THE DEALER MANAGER FOR THE OFFER IS:

                              GOLDMAN, SACHS & CO.

                                85 Broad Street
                            New York, New York 10004
                         (212) 902-1000 (Call Collect)
                        (800) 323-5678 (Call Toll Free)

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    AXA maintains liability insurance for its directors and officers, including insurance against liabilities under the Securities Act of 1933, as amended.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    (a) Exhibits. The following Exhibits are filed herewith unless otherwise indicated:


     EXHIBIT NO                                 DESCRIPTION
     ----------         ------------------------------------------------------------
          2.1           Agreement and Plan of Merger dated as of October 17, 2000
                        among AXA, AXA Merger Corp. and AXA Financial, Inc. (inluded as Annex A of the Prospectus filed herein)

          3.1           AXA STATUTS, as amended

          4.1           Deposit Agreement dated as of June 24, 1996, among AXA and
                        The Bank of New York, and all owners from time to time of American Depositary Receipts issued thereunder

          5.1           Opinion of Linklaters, French counsel of AXA, regarding the validity of the ordinary shares of AXA being registered
                        under this Registration Statement

          8.1           Opinion of Linklaters, French counsel of AXA, regarding
                        certain French tax consequences of the offer and the merger

          8.2           Opinion of Cravath, Swaine & Moore, regarding certain United
                        States tax consequences of the offer and the merger

          9.1           Voting Agreement dated as of October 17, 2000 by certain
                        Trustees under the Voting Trust Agreement, filed herewith as
                        Exhibit 9.2, to and for the benefit of AXA Financial, Inc.

          9.2           Voting Trust Agreement dated as of May 12, 1992 by and among
                        AXA and the designated Voting Trustees, as amended by
                        Amendment No. 1 dated as of January 22, 1997

         10.1           Standstill and Registration Rights Agreement dated as of
                        July 18, 1991 between The Equitable Companies Incoporated,
                        The Equitable Life Assurance Society of the United States
                        and AXA, as amended by Amendment No. 1 dated as of
                        November 27, 1991 and Amendment No. 2 dated as of March 5,
                        1992

         10.2           Cooperation Agreement dated as of July 18, 1991 among The
                        Equitable Life Assurance Society of the United States, The
                        Equitable Companies Incorporated and AXA, as amended by Amendment No. 1 dated as of November 27, 1991

         10.3           Letter Agreement dated as of May 12, 1992 between AXA, The
                        Equitable Companies Incorporated and The Equitable Life
                        Assurance Society of the United States

         10.4 Letter Agreement dated as of May 12, 1992 between AXA and the Superintendent of Insurance of the State of New York
                        Insurance Department

     EXHIBIT NO                                 DESCRIPTION
     ----------         ------------------------------------------------------------
         10.5           Continuity Agreement dated September 29, 2000 between AXA
                        Financial, Inc. and Michael Hegarty

         10.6           Continuity Agreement dated September 29, 2000 between AXA
                        Financial, Inc. and Edward Miller

         10.7           Continuity Agreement dated September 29, 2000 between AXA
                        Financial, Inc. and Stanley Tulin

         23.1           Consent of Linklaters (included in Exhibits 5.1 and 8.1)

         23.2           Consent of Cravath, Swaine & Moore (included in Exhibit 8.2)

         23.3           Consent of PriceWaterhouseCoopers

         23.4           Consent of Befec--Price Waterhouse

         24.1           Power of Attorney (included on the signature page hereto)

      (1)99.1           Recommendation Statement on Schedule 14D-9 of AXA Financial,
                        Inc. dated November 21, 2000

         99.2           Letter of Transmittal

         99.3           Notice of Guaranteed Delivery

         99.4           Important Information Cover Sheet

         99.5           Letter from the Dealer Manager to Brokers, Dealers,
                        Commercial Banks, Trust Companies and Other Nominees

         99.6           Letter to Clients for use by Brokers, Dealers, Commercial
                        Banks, Trust Companies and Other Nominees

      (2)99.7           Form of letter to stockholders from Edward D. Miller,
                        President and Chief Executive Officer of AXA Financial, Inc.

         99.8           Section 262 of the Delaware General Corporation law
                        (included as Annex C of the Prospectus filed herein)

         99.9           Guidelines for Certification of Taxpayer Identification
                        Number on Substitute Form W-9

         99.10          IRS Form W-8 Certificate of Foreign Status

         99.11          IRS Form W-8 BEN Certificate of Foreign Status of Beneficial
                        Ownership for United States Tax Withholding

         99.12          Commitment Letter dated October 18, 2000 among AXA and Bank of America International Limited, Chase Manhattan Plc, SG
                        Investment Banking and UBS Warburg Ltd. (collectively, the
                        "Arrangers")

         99.13          Summary Terms and Conditions for Credit Facility dated
                        October 18, 2000 among AXA and the Arrangers

         99.14          Opinion of Wasserstein Perella & Co., Inc. to the Special
                        Committee of the Board of Directors of AXA Financial, Inc.
                        dated October 17, 2000 (included as Annex B of the
                        Prospectus filed herein)

         99.15 Materials presented by Wasserstein Perella & Co., Inc. to the Special Committee of the Board of Directors of AXA
                        Financial, Inc. on October 17, 2000

     EXHIBIT NO                                 DESCRIPTION
     ----------         ------------------------------------------------------------
         99.16          Financial Analyses of Goldman, Sachs & Co. delivered to AXA

         99.17          Form of Summary Advertisement

         99.18          Letter of BNP Paribas and Lazard Freres delivered to the
                        Finance Committee of the Supervisory Board of AXA on October
                        16, 2000

         99.19          Consent of Wasserstein Perella & Co., Inc.

         99.20          Consent of Goldman, Sachs & Co.

         99.21          Consent of BNP Paribas

         99.22          Consent of Lazard Freres

      (3)99.23          Press Release issued by AXA on August 30, 2000

      (4)99.24          Press Release issued by AXA Financial, Inc. on August 30,
                        2000

      (5)99.25          Presentation to analysts on August 30, 2000

      (6)99.26          Presentation to investors dated September 2000

      (7)99.27          Press Release issued by AXA on October 18, 2000

      (8)99.28          Press Release issued by AXA Financial, Inc. on October 18,
                        2000

         99.29          Complaint of Fred Buff against AXA Financial, Inc.,
                        Edward D. Miller, Claude Bebear, Francoise Colloc'h,
                        Henri de Castries, Jean Steele Chalsty, Jean-Rene Fourtou,
                        Didier Pineau-Valencienne, Anthony J. Hamilton,
                        Michael Hegarty, Claus-Michael Dill, Joseph L. Dionne,
                        John T. Hartley, George J. Sella, Jr., Peter J. Tobin,
                        David H. Williams, Donald J. Greene,
                        William Edwin Jarmain, John H.F. Haskell, Jr. and
                        AXA Group, filed in the Court of Chancery in the State of Delaware on August 30, 2000

         99.30          Complaint of Sarah Wolhendler against Claude Bebear,
                        John S. Chalsty, Francoise Colloc'h, Henri de Castries,
                        Claus Michael Dill, Joseph L. Dionne, Jean-Rene Fourtou,
                        Donald J. Greene, Anthony J. Hamilton, John T. Hartley,
                        John H.F. Haskell, Jr., Michael Hegarty, Nina Henderson,
                        W. Edwin Jarmain, Edward D. Miller,
                        Didier Pineau-Valencienne, George the State of Delaware on
                        August 30, 2000

         99.31          Complaint of Jerome and Selma Stone against AXA Financial,
                        Inc., Edward D. Miller, Claude Bebear,
                        Francoise Colloc'h, Henri de Castries, Jean Steele Chalsty,
                        Jean-Rene Fourtou, Didier Pineau-Valencienne,
                        Anthony J. Hamilton, Michael Hegarty, Claus-Michael Dill,
                        Joseph L. Dionne, John T. Hartley, George J. Sella, Jr.,
                        Peter J. Tobin, David H. Williams, Donald the State of
                        Delaware on August 30, 2000

         99.32          Complaint of Louis Deranieri against AXA Financial, Inc.,
                        Edward D. Miller, Claude Bebear, Francoise Colloc'h,
                        Henri de Castries, Jean Steele Chalsty, Jean-Rene Fourtou,
                        Didier Pineau-Valencienne, Anthony J. Hamilton,
                        Michael Hegarty, Claus-Michael Dill, Joseph L. Dionne,
                        John T. Hartley, George J. Sella, Jr., Peter J. Tobin,
                        David H. Williams, Donald J. Greene,
                        William Edwin Jarmain, John H.F. Haskell, Jr. and
                        AXA Group, filed in the Court of Chancery in the State of Delaware on August 30, 2000

     EXHIBIT NO                                 DESCRIPTION
     ----------         ------------------------------------------------------------
         99.33          Complaint of Maxine Phillips against AXA Financial, Inc.,
                        Edward D. Miller, Claude Bebear, Francoise Colloc'h,
                        Henri de Castries, Jean Steele Chalsty, Jean-Rene Fourtou,
                        Didier Pineau-Valencienne, Anthony J. Hamilton,
                        Michael Hegarty, Claus-Michael Dill, Joseph L. Dionne,
                        John T. Hartley, George J. Sella, Jr., Peter J. Tobin,
                        David H. Williams, Donald J. Greene,
                        William Edwin Jarmain, John H.F. Haskell, Jr. and
                        AXA Group, filed in the Court of Chancery in the State of
                        Delaware on August 30, 2000

         99.34          Complaint of Ruth Ravnitsky against AXA Financial, Inc.,
                        Edward D. Miller, Claude Bebear, Francoise Colloc'h,
                        Henri de Castries, Jean Steele Chalsty, Jean-Rene Fourtou,
                        Didier Pineau-Valencienne, Anthony J. Hamilton,
                        Michael Hegarty, Claus-Michael Dill, Joseph L. Dionne,
                        John T. Hartley, George J. Sella, Jr., Peter J. Tobin,
                        David H. Williams, Donald J. Greene, William Edwin Jarmain,
                        John H.F. Haskell, Jr. and AXA Group, filed in the Court of
                        Chancery in the State of Delaware on August 30, 2000

         99.35          Complaint of Richard Kager against AXA Financial, Inc.,
                        Edward D. Miller, Claude Bebear, Francoise Colloc'h,
                        Henri de Castries, Jean Steele Chalsty, Jean-Rene Fourtou,
                        Didier Pineau-Valencienne, Anthony J. Hamilton,
                        Michael Hegarty, Claus-Michael Dill, Joseph L. Dionne,
                        John T. Hartley, George J. Sella, Jr., Peter J. Tobin,
                        David H. Williams, Donald J. Greene,
                        William Edwin Jarmain, John H.F. Haskell, Jr. and
                        AXA Group, filed in the Court of Chancery in the State of Delaware on August 30, 2000

         99.36          Complaint of Mortimer S. Cohen against AXA Financial, Inc.,
                        Edward D. Miller, Claude Bebear, Francoise Colloc'h,
                        Henri de Castries, Jean Steele Chalsty, Jean-Rene Fourtou,
                        Didier Pineau-Valencienne, Anthony J. Hamilton,
                        Michael Hegarty, Claus-Michael Dill, Joseph L. Dionne,
                        John T. Hartley, George J. Sella, Jr., Peter J. Tobin,
                        David H. Williams, Donald J. Greene,
                        William Edwin Jarmain, John H.F. Haskell, Jr. and AXA
                        Group, filed in the Court of Chancery in the State of
                        Delaware on August 31, 2000

         99.37          Complaint of Lee Koneche and Scott Spiegel against
                        AXA Financial, Inc., Edward D. Miller, Claude Bebear,
                        Francoise Colloc'h, Henri de Castries,
                        Jean Steele Chalsty, Jean-Rene Fourtou,
                        Didier Pineau-Valencienne, Anthony J. Hamilton,
                        Michael Hegarty George J. Sella, Jr., Peter J. Tobin,
                        David H. Williams, Donald J. Greene,
                        William Edwin Jarmain, John H.F. Haskell, Jr. and AXA
                        Group, filed in the Court of Chancery in the State of Delaware on August 31, 2000

         99.38          Complaint of Denver Employees Retirement Plan against AXA
                        Financial, Inc., Edward D. Miller, Claude Bebear, Francoise
                        Colloc'h, Henri de Castries, Jean Steele Chalsty, Jean-Rene
                        Fourtou, Didier Pineau-Valencienne, Anthony J. Hamilton,
                        Michael Hegarty, Claus-Michel Dill, Joseph L. Dionne, John
                        T. Martley, George J. Sella, Jr., Peter J. Tobin, David H.
                        Williams, Donald J. Greene, William Edwin Jarmain, John H.F.
                        Haskell, Jr. and AXA Group, filed in the Court of Chancery in the State of Delaware on August 31, 2000

     EXHIBIT NO                                 DESCRIPTION
     ----------         ------------------------------------------------------------
         99.39          Complaint of Harry M. Hoffman, IRA Acct. against AXA
                        Financial, Inc., Edward D. Miller, Claude Bebear,
                        Francoise Colloc'h, Henri de Castries,
                        Jean Steele Chalsty, Jean-Rene Fourtou,
                        Didier Pineau-Valencienne, Anthony J. Hamilton,
                        Michael Hegarty, Claus-Michael Dill, Joseph L. Dionne,
                        John T. Hartley, George J. Sella, Jr., Peter J. Tobin,
                        David H. Williams, Donald J. Greene,
                        William Edwin Jarmain, John H.F. Haskell, Jr. and AXA Group,
                        filed in the Court of Chancery in the State of Delaware on
                        September 1, 2000

         99.40          Complaint of Joseph Villari against AXA Financial, Inc.,
                        Edward D. Miller, Claude Bebear, Francoise Colloc'h, Henri
                        de Castries, Jean Steele Chalsty, Jean-Rene Fourtou, Didier
                        Pineau-Valencienne, Anthony J. Hamilton, Michael Hegarty,
                        Claus-Michael Dill, Joseph L. Dionne, John T. Hartley,
                        George J. Sella, Jr., Peter J. Tobin, David H. Williams,
                        Donald J. Greene, William Edwin Jarmain, John H.F. Haskell,
                        Jr. and AXA Group, filed in the Court of Chancery in the
                        State of Delaware on September 1, 2000

         99.41          Complaint of Max Boimal against AXA Financial, Inc., Edward
                        D. Miller, Claude Bebear, Francoise Colloc'h, Henri de
                        Castries, Jean Steele Chalsty, Jean-Rene Fourtou, Didier
                        Pineau-Valencienne, Anthony J. Hamilton, Michael Hegarty,
                        Claus-Michael Dill, Joseph L. Dionne, John T. Hartley,
                        George J. Sella, Jr., Peter J. Tobin, David H. Williams,
                        Donald J. Greene, William Edwin Jarmain, John H.F. Haskell,
                        Jr. and AXA Group, filed in the Court of Chancery in the
                        State of Delaware on September 8, 2000

         99.42          Complaint of Jay M. Gottlieb against AXA Financial, Inc.,
                        Edward D. Miller, Claude Bebear, Francoise Colloc'h, Henri
                        de Castries, Jean Steele Chalsty, Jean-Rene Fourtou, Didier
                        Pineau-Valencienne, Anthony J. Hamilton, Michael Hegarty,
                        Claus-Michael Dill, Joseph L. Dionne, John T. Hartley,
                        George J. Sella, Jr., Peter J. Tobin, David H. Williams,
                        Donald J. Greene, William Edwin Jarmain, John H.F. Haskell,
                        Jr. and AXA Group, filed in the Court of Chancery in the
                        State of Delaware on September 18, 2000

         99.43          Complaint of Harbor Finance Partners, on behalf of itself
                        and all others similarly situated against AXA Financial,
                        Inc., AXA Group, Edward D. Miller, Claude Bebear, John S.
                        Chalsty, Francoise Colloc'h, Henri de Castries,
                        Claus-Michael Dill, Joseph L. Dionne, Jean-Rene Fourtou,
                        Donald J. Greene, Anthony J. Hamilton, John T. Hartley, John
                        H.F. Haskell, Jr., Michael Hegarty, Nina Henderson, W. Edwin
                        Jarmain, Didier Pineau-Valencienne, George J. Sella, Jr.,
                        Peter J. Tobin, and Dave H. Williams, filed in the Supreme
                        Court of the State of New York on September 1, 2000


------------------------


(1) Incorporated by reference to the Schedule 14D-9C filed by AXA
    Financial, Inc. on November 21, 2000.



(2) Incorporated by reference to Exhibit (a)(3) to the Schedule 14D-9C filed by AXA Financial, Inc. on November 21, 2000.



(3) Incorporated by reference to Form 425 filed by AXA on August 30, 2000.



(4) Incorporated by reference to press release under cover of Schedule 14D-9C filed by AXA Financial, Inc. on August 30, 2000.



(5) Incorporated by reference to Form 425 filed by AXA on August 30, 2000.



(6) Incorporated by reference to Form 425 filed by AXA on September 12, 2000.

(7) Incorporated by reference to Form 425 filed by AXA on October 18, 2000.



(8) Incorporated by reference to press release under cover of Schedule 14D-9C filed by the AXA Financial, Inc. on October 18, 2000.


ITEM 22.  UNDERTAKINGS.

A.  Undertaking pursuant to Rule 415:

    The undersigned registrant hereby undertakes-

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

           (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

           (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total U.S. dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;


        (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.


        (4) To file a post-effective amendment to the registration statement to include any financial statements required by Article 3-19 of Regulation S-X under the Securities Act at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, PROVIDED that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.



        (5) That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to
    Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
    Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (6) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) under the Securities Act, the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.



        (7) That every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of
    Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415 under the Securities Act, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.



        (8) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.



        (9) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form F-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means; and (ii) to arrange or provide for a facility in the United States for the purpose of responding to such requests. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.



        (10) To supply by means of a post-effective amendment all information concerning a transaction and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement or amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in Paris, France, on November 21, 2000.



                                                  AXA

                                                  By:
                                                       /s/ GERARD DE LA MARTINIERE
                                                       ----------------------------------------------
                                                       Name: Gerard de La Martiniere
                                                       Title: Member of the Management Board,
                                                       Chief Financial Officer

                               POWER OF ATTORNEY

    KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Gerard de La Martiniere, as attorney-in-fact and agent, with full power of substitution and resubstitution, to sign on his or her behalf, individually and in any and all capacities, including the capacities stated below, any and all amendments (including post-effective amendments) to this Registration Statement and any registration statements filed by the registrant pursuant to Rule 462(b) of the Securities Act of 1933 relating thereto and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


                        NAME                                     TITLE                   DATE
                        ----                                     -----                   ----

                /s/ HENRI DE CASTRIES                  Chairman of the            November 21, 2000
     -------------------------------------------         Management Board
                  Henri de Castries                      (Principal Executive
                                                         Officer)

             /s/ GERARD DE LA MARTINIERE               Member of the Management   November 21, 2000
     -------------------------------------------         Board, Chief Financial
               Gerard de La Martiniere                   Officer

                /s/ JACQUES TABOUROT                   Group Financial            November 21, 2000
     -------------------------------------------         Controller (Principal
                  Jacques Tabourot                       Accounting Officer)

               /s/ FRANCOISE COLLOC'H                  Member of the Management   November 21, 2000
     -------------------------------------------         Board
                 Francoise Colloc'h

                  /s/ CLAUDE TENDIL                    Vice Chairman of the       November 21, 2000
     -------------------------------------------         Management Board
                    Claude Tendil

                  /s/ EDWARD MILLER                    Vice Chairman of the       November 21, 2000
     -------------------------------------------         Management Board
                    Edward Miller                        (Authorized
                                                         Representative in the
                                                         United States)

                                 EXHIBIT INDEX


EXHIBIT NUMBER                                  DESCRIPTION
--------------                                  -----------
          2.1           Agreement and Plan of Merger dated as of October 17, 2000
                        among AXA, AXA Merger Corp. and AXA Financial, Inc. (inluded as Annex A of the Prospectus filed herein)

          3.1           AXA STATUTS, as amended

          4.1           Deposit Agreement dated as of June 24, 1996, among AXA and
                        The Bank of New York, and all owners from time to time of American Depositary Receipts issued thereunder

          5.1           Opinion of Linklaters, French counsel of AXA, regarding the validity of the ordinary shares of AXA being registered
                        under this Registration Statement

          8.1           Opinion of Linklaters, French counsel of AXA, regarding
                        certain French tax consequences of the offer and the merger

          8.2           Opinion of Cravath, Swaine & Moore, regarding certain United
                        States tax consequences of the offer and the merger

          9.1           Voting Agreement dated as of October 17, 2000 by certain
                        Trustees under the Voting Trust Agreement, filed herewith as
                        Exhibit 9.2, to and for the benefit of AXA Financial, Inc.

          9.2           Voting Trust Agreement dated as of May 12, 1992 by and among
                        AXA and the designated Voting Trustees, as amended by
                        Amendment No. 1 dated as of January 22, 1997

         10.1           Standstill and Registration Rights Agreement dated as of
                        July 18, 1991 between The Equitable Companies Incoporated,
                        The Equitable Life Assurance Society of the United States
                        and AXA, as amended by Amendment No. 1 dated as of
                        November 27, 1991 and Amendment No. 2 dated as of March 5,
                        1992

         10.2           Cooperation Agreement dated as of July 18, 1991 among The
                        Equitable Life Assurance Society of the United States, The
                        Equitable Companies Incorporated and AXA, as amended by Amendment No. 1 dated as of November 27, 1991

         10.3           Letter Agreement dated as of May 12, 1992 between AXA, The
                        Equitable Companies Incorporated and The Equitable Life
                        Assurance Society of the United States

         10.4 Letter Agreement dated as of May 12, 1992 between AXA and the Superintendent of Insurance of the State of New York
                        Insurance Department

         10.5           Continuity Agreement dated September 29, 2000 between AXA
                        Financial, Inc. and Michael Hegarty

         10.6           Continuity Agreement dated September 29, 2000 between AXA
                        Financial, Inc. and Edward Miller

         10.7           Continuity Agreement dated September 29, 2000 between AXA
                        Financial, Inc. and Stanley Tulin

         23.1           Consent of Linklaters (included in Exhibits 5.1 and 8.1)

         23.2           Consent of Cravath, Swaine & Moore (included in Exhibit 8.2)

         23.3           Consent of PriceWaterhouseCoopers

         23.4           Consent of Befec--Price Waterhouse

EXHIBIT NUMBER                                  DESCRIPTION
--------------                                  -----------
         24.1           Power of Attorney (included on the signature page hereto)

      (1)99.1           Recommendation Statement on Schedule 14D-9 of AXA Financial,
                        Inc. dated November 21, 2000

         99.2           Letter of Transmittal

         99.3           Notice of Guaranteed Delivery

         99.4           Important Information Cover Sheet

         99.5           Letter from the Dealer Manager to Brokers, Dealers,
                        Commercial Banks, Trust Companies and Other Nominees

         99.6           Letter to Clients for use by Brokers, Dealers, Commercial
                        Banks, Trust Companies and Other Nominees

      (2)99.7           Form of letter to stockholders from Edward D. Miller,
                        President and Chief Executive Officer of AXA Financial, Inc.

         99.8           Section 262 of the Delaware General Corporation law
                        (included as Annex C of the Prospectus filed herein)

         99.9           Guidelines for Certification of Taxpayer Identification
                        Number on Substitute Form W-9

         99.10          IRS Form W-8 Certificate of Foreign Status

         99.11          IRS Form W-8 BEN Certificate of Foreign Status of Beneficial
                        Ownership for United States Tax Withholding

         99.12          Commitment Letter dated October 18, 2000 among AXA and Bank of America International Limited, Chase Manhattan Plc, SG
                        Investment Banking and UBS Warburg Ltd. (collectively, the
                        "Arrangers")

         99.13          Summary Terms and Conditions for Credit Facility dated
                        October 18, 2000 among AXA and the Arrangers

         99.14          Opinion of Wasserstein Perella & Co., Inc. to the Special
                        Committee of the Board of Directors of AXA Financial, Inc.
                        dated October 17, 2000 (included as Annex B of the
                        Prospectus filed herein)

         99.15 Materials presented by Wasserstein Perella & Co., Inc. to the Special Committee of the Board of Directors of AXA
                        Financial, Inc. on October 17, 2000

         99.16          Financial Analyses of Goldman, Sachs & Co. delivered to AXA

         99.17          Form of Summary Advertisement

         99.18          Letter of BNP Paribas and Lazard Freres delivered to the
                        Finance Committee of the Supervisory Board of AXA on October
                        16, 2000

         99.19          Consent of Wasserstein Perella & Co., Inc.

         99.20          Consent of Goldman, Sachs & Co.

         99.21          Consent of BNP Paribas

         99.22          Consent of Lazard Freres

      (3)99.23          Press Release issued by AXA on August 30, 2000

      (4)99.24          Press Release issued by AXA Financial, Inc. on August 30,
                        2000

      (5)99.25          Presentation to analysts on August 30, 2000

EXHIBIT NUMBER                                  DESCRIPTION
--------------                                  -----------
      (6)99.26          Presentation to investors dated September 2000

      (7)99.27          Press Release issued by AXA on October 18, 2000

      (8)99.28          Press Release issued by AXA Financial, Inc. on October 18,
                        2000

         99.29          Complaint of Fred Buff against AXA Financial, Inc.,
                        Edward D. Miller, Claude Bebear, Francoise Colloc'h,
                        Henri de Castries, Jean Steele Chalsty, Jean-Rene Fourtou,
                        Didier Pineau-Valencienne, Anthony J. Hamilton,
                        Michael Hegarty, Claus-Michael Dill, Joseph L. Dionne,
                        John T. Hartley, George J. Sella, Jr., Peter J. Tobin,
                        David H. Williams, Donald J. Greene,
                        William Edwin Jarmain, John H.F. Haskell, Jr. and
                        AXA Group, filed in the Court of Chancery in the State of Delaware on August 30, 2000

         99.30          Complaint of Sarah Wolhendler against Claude Bebear,
                        John S. Chalsty, Francoise Colloc'h, Henri de Castries,
                        Claus Michael Dill, Joseph L. Dionne, Jean-Rene Fourtou,
                        Donald J. Greene, Anthony J. Hamilton, John T. Hartley,
                        John H.F. Haskell, Jr., Michael Hegarty, Nina Henderson,
                        W. Edwin Jarmain, Edward D. Miller,
                        Didier Pineau-Valencienne, George J. Sella, Jr.,
                        Peter J. Tobin, Dave H. Williams, AXA Financial, Inc. and
                        AXA Group, filed in the Court of Chancery in the State of Delaware on August 30, 2000

         99.31          Complaint of Jerome and Selma Stone against AXA Financial,
                        Inc., Edward D. Miller, Claude Bebear,
                        Francoise Colloc'h, Henri de Castries, Jean Steele Chalsty,
                        Jean-Rene Fourtou, Didier Pineau-Valencienne,
                        Anthony J. Hamilton, Michael Hegarty, Claus-Michael Dill,
                        Joseph L. Dionne, John T. Hartley, George J. Sella, Jr.,
                        Peter J. Tobin, David H. Williams, Donald J. Greene,
                        William Edwin Jarmain, John H.F. Haskell, Jr. and
                        AXA Group, filed in the Court of Chancery in the State of
                        Delaware on August 30, 2000

         99.32          Complaint of Louis Deranieri against AXA Financial, Inc.,
                        Edward D. Miller, Claude Bebear, Francoise Colloc'h,
                        Henri de Castries, Jean Steele Chalsty, Jean-Rene Fourtou,
                        Didier Pineau-Valencienne, Anthony J. Hamilton,
                        Michael Hegarty, Claus-Michael Dill, Joseph L. Dionne,
                        John T. Hartley, George J. Sella, Jr., Peter J. Tobin,
                        David H. Williams, Donald J. Greene,
                        William Edwin Jarmain, John H.F. Haskell, Jr. and
                        AXA Group, filed in the Court of Chancery in the State of Delaware on August 30, 2000

         99.33          Complaint of Maxine Phillips against AXA Financial, Inc.,
                        Edward D. Miller, Claude Bebear, Francoise Colloc'h,
                        Henri de Castries, Jean Steele Chalsty, Jean-Rene Fourtou,
                        Didier Pineau-Valencienne, Anthony J. Hamilton,
                        Michael Hegarty, Claus-Michael Dill, Joseph L. Dionne,
                        John T. Hartley, George J. Sella, Jr., Peter J. Tobin,
                        David H. Williams, Donald J. Greene,
                        William Edwin Jarmain, John H.F. Haskell, Jr. and
                        AXA Group, filed in the Court of Chancery in the State of Delaware on August 30, 2000

         99.34          Complaint of Ruth Ravnitsky against AXA Financial, Inc.,
                        Edward D. Miller, Claude Bebear, Francoise Colloc'h,
                        Henri de Castries, Jean Steele Chalsty, Jean-Rene Fourtou,
                        Didier Pineau-Valencienne, Anthony J. Hamilton,
                        Michael Hegarty, Claus-Michael Dill, Joseph L. Dionne,
                        John T. Hartley, George J. Sella, Jr., Peter J. Tobin,
                        David H. Williams, Donald J. Greene, William Edwin Jarmain,
                        John H.F. Haskell, Jr. and AXA Group, filed in the Court of
                        Chancery in the State of Delaware on August 30, 2000

EXHIBIT NUMBER                                  DESCRIPTION
--------------                                  -----------
         99.35          Complaint of Richard Kager against AXA Financial, Inc.,
                        Edward D. Miller, Claude Bebear, Francoise Colloc'h,
                        Henri de Castries, Jean Steele Chalsty, Jean-Rene Fourtou,
                        Didier Pineau-Valencienne, Anthony J. Hamilton,
                        Michael Hegarty, Claus-Michael Dill, Joseph L. Dionne,
                        John T. Hartley, George J. Sella, Jr., Peter J. Tobin,
                        David H. Williams, Donald J. Greene,
                        William Edwin Jarmain, John H.F. Haskell, Jr. and
                        AXA Group, filed in the Court of Chancery in the State of
                        Delaware on August 30, 2000

         99.36          Complaint of Mortimer S. Cohen against AXA Financial, Inc.,
                        Edward D. Miller, Claude Bebear, Francoise Colloc'h,
                        Henri de Castries, Jean Steele Chalsty, Jean-Rene Fourtou,
                        Didier Pineau-Valencienne, Anthony J. Hamilton,
                        Michael Hegarty, Claus-Michael Dill, Joseph L. Dionne,
                        John T. Hartley, George J. Sella, Jr., Peter J. Tobin,
                        David H. Williams, Donald J. Greene,
                        William Edwin Jarmain, John H.F. Haskell, Jr. and AXA
                        Group, filed in the Court of Chancery in the State of
                        Delaware on August 31, 2000

         99.37          Complaint of Lee Koneche and Scott Spiegel against
                        AXA Financial, Inc., Edward D. Miller, Claude Bebear,
                        Francoise Colloc'h, Henri de Castries,
                        Jean Steele Chalsty, Jean-Rene Fourtou,
                        Didier Pineau-Valencienne, Anthony J. Hamilton,
                        Michael Hegarty, Claus-Michael Dill, Joseph L. Dionne,
                        John T. Hartley, George J. Sella, Jr., Peter J. Tobin,
                        David H. Williams, Donald J. Greene,
                        William Edwin Jarmain, John H.F. Haskell, Jr. and AXA Group,
                        filed in the Court of Chancery in the State of Delaware on
                        August 31, 2000

         99.38          Complaint of Denver Employees Retirement Plan against AXA
                        Financial, Inc., Edward D. Miller, Claude Bebear, Francoise
                        Colloc'h, Henri de Castries, Jean Steele Chalsty, Jean-Rene
                        Fourtou, Didier Pineau-Valencienne, Anthony J. Hamilton,
                        Michael Hegarty, Claus-Michel Dill, Joseph L. Dionne, John
                        T. Martley, George J. Sella, Jr., Peter J. Tobin, David H.
                        Williams, Donald J. Greene, William Edwin Jarmain, John H.F.
                        Haskell, Jr. and AXA Group, filed in the Court of Chancery in the State of Delaware on August 31, 2000

         99.39          Complaint of Harry M. Hoffman, IRA Acct. against AXA
                        Financial, Inc., Edward D. Miller, Claude Bebear,
                        Francoise Colloc'h, Henri de Castries,
                        Jean Steele Chalsty, Jean-Rene Fourtou,
                        Didier Pineau-Valencienne, Anthony J. Hamilton,
                        Michael Hegarty, Claus-Michael Dill, Joseph L. Dionne,
                        John T. Hartley, George J. Sella, Jr., Peter J. Tobin,
                        David H. Williams, Donald J. Greene,
                        William Edwin Jarmain, John H.F. Haskell, Jr. and AXA Group,
                        filed in the Court of Chancery in the State of Delaware on
                        September 1, 2000

         99.40          Complaint of Joseph Villari against AXA Financial, Inc.,
                        Edward D. Miller, Claude Bebear, Francoise Colloc'h, Henri
                        de Castries, Jean Steele Chalsty, Jean-Rene Fourtou, Didier
                        Pineau-Valencienne, Anthony J. Hamilton, Michael Hegarty,
                        Claus-Michael Dill, Joseph L. Dionne, John T. Hartley,
                        George J. Sella, Jr., Peter J. Tobin, David H. Williams,
                        Donald J. Greene, William Edwin Jarmain, John H.F. Haskell,
                        Jr. and AXA Group, filed in the Court of Chancery in the
                        State of Delaware on September 1, 2000

         99.41          Complaint of Max Boimal against AXA Financial, Inc., Edward
                        D. Miller, Claude Bebear, Francoise Colloc'h, Henri de
                        Castries, Jean Steele Chalsty, Jean-Rene Fourtou, Didier
                        Pineau-Valencienne, Anthony J. Hamilton, Michael Hegarty,
                        Claus-Michael Dill, Joseph L. Dionne, John T. Hartley,
                        George J. Sella, Jr., Peter J. Tobin, David H. Williams,
                        Donald J. Greene, William Edwin Jarmain, John H.F. Haskell,
                        Jr. and AXA Group, filed in the Court of Chancery in the
                        State of Delaware on September 8, 2000

EXHIBIT NUMBER                                  DESCRIPTION
--------------                                  -----------
         99.42          Complaint of Jay M. Gottlieb against AXA Financial, Inc.,
                        Edward D. Miller, Claude Bebear, Francoise Colloc'h, Henri
                        de Castries, Jean Steele Chalsty, Jean-Rene Fourtou, Didier
                        Pineau-Valencienne, Anthony J. Hamilton, Michael Hegarty,
                        Claus-Michael Dill, Joseph L. Dionne, John T. Hartley,
                        George J. Sella, Jr., Peter J. Tobin, David H. Williams,
                        Donald J. Greene, William Edwin Jarmain, John H.F. Haskell,
                        Jr. and AXA Group, filed in the Court of Chancery in the
                        State of Delaware on September 18, 2000

         99.43          Complaint of Harbor Finance Partners, on behalf of itself
                        and all others similarly situated against AXA Financial,
                        Inc., AXA Group, Edward D. Miller, Claude Bebear, John S.
                        Chalsty, Francoise Colloc'h, Henri de Castries,
                        Claus-Michael Dill, Joseph L. Dionne, Jean-Rene Fourtou,
                        Donald J. Greene, Anthony J. Hamilton, John T. Hartley, John
                        H.F. Haskell, Jr., Michael Hegarty, Nina Henderson, W. Edwin
                        Jarmain, Didier Pineau-Valencienne, George J. Sella, Jr.,
                        Peter J. Tobin, and Dave H. Williams, filed in the Supreme
                        Court of the State of New York on September 1, 2000


------------------------


(1) Incorporated by reference to the Schedule 14D-9C filed by AXA
    Financial, Inc. on November 21, 2000.



(2) Incorporated by reference to Exhibit (a)(3) to the Schedule 14D-9C filed by AXA Financial, Inc. on November 21, 2000.



(3) Incorporated by reference to Form 425 filed by AXA on August 30, 2000.



(4) Incorporated by reference to press release under cover of Schedule 14D-9C filed by AXA Financial, Inc. on August 30, 2000.



(5) Incorporated by reference to Form 425 filed by AXA on August 30, 2000.



(6) Incorporated by reference to Form 425 filed by AXA on September 12, 2000.



(7) Incorporated by reference to Form 425 filed by AXA on October 18, 2000.



(8) Incorporated by reference to press release under cover of Schedule 14D-9C filed by the AXA Financial, Inc. on October 18, 2000.


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